SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. 3)

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

EQUINIX, INC.
(Name of Registrant As Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No Fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Ordinary shares, par value S$1.00 per share (the “i-STT Ordinary Shares”) of i-STT Pte Ltd (“i-STT”)
Series A Redeemable Preferred Stock, par value $0.001 per share (the “Pihana Series A Preferred Stock”), of Pihana Pacific, Inc. (“Pihana”)
Series B Convertible Preferred Stock, par value $0.001 per share, of Pihana (the “Pihana Series B Preferred Stock”)

(2)	Aggregate number of securities to which transaction applies:

54,000,000 i-STT Ordinary Shares
5,000,000 shares of Pihana Series A Preferred Stock
80,189,964 shares of Pihana Series B Preferred Stock
4,587,384 warrants to acquire shares of Pihana Series B Preferred Stock (the “Pihana Warrants”)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$0.555 per i-STT Ordinary Share (a)
$0.001 per share of Series A Preferred Stock (b)
$0.001 per share of Series B Preferred Stock (c)
$5.580 per Pihana Warrant (d)

(a)
Calculated per Rule 0-11(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), based on the par value per i-STT Ordinary Share (translated using the October 15, 2002 noon buying rate of the Federal Reserve Bank of New York of $0.5548 Singapore Dollars per United States Dollar) because i-STT has an accumulated deficit.

(b)	Calculated per Rule 0-11(c) under the Exchange Act, based on the par value per share of Series A Preferred Stock because Pihana has an accumulated deficit.

(c)	Calculated per Rule 0-11(c) under the Exchange Act, based on the par value per share of Series B Preferred Stock because Pihana has an accumulated deficit.

(d)	Represents the exercise price of each Pihana Warrant.

(4)	Proposed maximum aggregate value of transaction:

$2,997,000 for the i-STT Ordinary Shares
$5,000 for the Series A Preferred Stock
$80,190 for the Series B Preferred Stock
$25,597,602 for the Pihana Warrants
$28,679,792 for the transaction

(5)	Total fee paid:

$5,277 (e)

(e)	Calculated as $92.00 per $1,000,000 of the proposed maximum aggregate value of the transaction.

☒	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

                     , 2002

TO THE STOCKHOLDERS OF EQUINIX, INC.

Dear Stockholder:

A special meeting of stockholders of Equinix, Inc. will be held at the offices of Willkie Farr & Gallagher located at 787 Seventh Avenue, New York, New York 10019 on                            , 2002, beginning at 9:00 a.m. Eastern Time.

On October 2, 2002, we entered into agreements to consummate a series of related acquisition and financing transactions. Under the terms of these agreements, we intend to combine our business with two similar businesses through the acquisition of i-STT Pte Ltd and Pihana Pacific, Inc. Second, we intend to sell a minimum of $30.0 million and up to $40.0 million of convertible secured notes to investors, including STT Communications Ltd, to finance continuing operations of the combined companies and to reduce our outstanding debt. These notes will be convertible into shares of our common stock and preferred stock. Upon completion of these transactions, STT Communications, i-STT’s sole stockholder, and the Pihana stockholders could together hold a majority of our stock. In addition, in the event STT Communications converts its notes and warrants to equity, it, together with the Pihana stockholders, will hold nearly 65% of our stock, which would essentially constitute a change of control.

Prior to these transactions, we had no relationship with STT Communications. Neither STT Communications nor Pihana were affiliates of Equinix or each other. Following these transactions, because of the large percentage of our stock that will be held by STT Communications, STT Communications will become an affiliate of Equinix and will have significant influence over matters requiring stockholder consent.

In connection with these transactions, we intend to amend our credit facility and to reduce our outstanding debt by exchanging a large portion of our outstanding 13% senior notes due 2007 for a combination of cash and shares of our common stock. Each of these transactions is more fully described in this proxy statement. In connection with the special meeting, you are being asked to vote in favor of the issuance of shares of our common stock and preferred stock in connection with these transactions.

In addition, we intend to effect a reverse stock split. The goal of this reverse stock split is to increase the trading price of our common stock on The Nasdaq National Market to a price in excess of Nasdaq’s $1.00 minimum bid price for a sustained period of time.

Our board of directors has approved these transactions, and recommends that you vote FOR each of the proposals described in this proxy statement.

It is important that your shares be represented and voted at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND OUR SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does NOT deprive you of your right to attend the special meeting. If you decide to attend the special meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

On behalf of the board of directors, I would like to express our appreciation for your continued interest in the affairs of Equinix. We look forward to seeing you at the special meeting.

Sincerely,

Peter F. Van Camp
Chairman of the Board
and Chief Executive Officer

This proxy statement and the related proxy card was first mailed to our stockholders on or about                              , 2002.

EQUINIX, INC.
2450 Bayshore Parkway
Mountain View, CA 94043

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held                  , 2002

A special meeting of stockholders of Equinix, Inc. will be held at the offices of Willkie Farr & Gallagher located at 787 Seventh Avenue, New York, New York 10019, on            , 2002, beginning at 9:00 a.m. Eastern Time for the following purposes:

1.
To approve the issuance of shares of our common stock and preferred stock in connection with the combination of our business with the businesses of i-STT Pte Ltd and Pihana Pacific, Inc., the issuance of convertible secured notes in connection with a new debt financing pursuant to which we will raise a minimum of $30.0 million and a maximum of $40.0 million and the exchange of a significant portion of our senior notes for a combination of cash and shares of our common stock.

2.	To adopt the agreement and plan of merger, dated as of October 17, 2002, by and between Eagle Oasis, Inc., our wholly-owned subsidiary, and us.

The foregoing items of business are more fully described in this proxy statement.

Only stockholders of record at the close of business on             , 2002 are entitled to notice of, and to vote at, the special meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at our headquarters located at 2450 Bayshore Parkway, Mountain View, California 94043, during ordinary business hours for the ten-day period prior to the special meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Peter F. Van Camp
Chairman of the Board
and Chief Executive Officer

Mountain View, California
                 , 2002

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND OUR SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE SPECIAL MEETING. IF YOU DECIDE TO ATTEND OUR SPECIAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

i

ii

Page

Background of the Amendment to Our Credit Facility	86

Principal Terms of the Proposed Amendment to Our Credit Facility	86

Governance of the Combined Company	88

Proposal 2—Charter Merger	90

General	90

Reverse Stock Split	90

Increase in Authorized Shares	90

The Merger	90

Nasdaq Listing	90

Principal Effects of a Reverse Stock Split	92

Effect of the Increase in the Number of Authorized Shares	92

Accounting Matters	93

Procedure for Effecting the Reverse Stock Split and Exchange of Stock Certificates	93

Federal Income Tax Consequences of the Reverse Stock Split	93

Recommendation of the Board of Directors	94

Description of Our Business	95

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Equinix	103

Quantitative and Qualitative Disclosures about Market Risk	117

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	118

Description of i-STT Business	119

Management’s Discussion and Analysis of Financial Condition and Results of Operations of i-STT	120

Description of Pihana’s Business	129

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pihana	130

Description of Capital Stock	138

Principal Stockholders	141

Equinix Stockholder Proposals	143

Accountants	143

Where You Can Find Additional Information	143

Index to Financial Statements	F-1

Annex A—Combination Agreement, dated as of October 2, 2002, by and among Equinix, Inc., Eagle Panther Acquisition Corp., Eagle Jaguar Acquisition Corp., i-STT Pte Ltd, STT Communications Ltd, Pihana Pacific, Inc. and Jane Dietze, as representative of the stockholders of Pihana Pacific, Inc.
A-1

Annex B—Opinion of Salomon Smith Barney Inc.	B-1

Annex C—Agreement and Plan of Merger, dated as of October 17, 2002, by and between Equinix, Inc. and Eagle Oasis, Inc.	C-1

iii

QUESTIONS AND ANSWERS ABOUT THE COMBINATION, THE FINANCING,  THE SENIOR NOTE EXCHANGE, THE AMENDMENT TO THE CREDIT FACILITY  AND THE CHARTER MERGER

Q:	Why am I receiving this proxy statement?

A:	You are receiving this proxy statement in connection with a special meeting of our stockholders to approve transactions more fully described in this proxy statement.

Q:	When and where will the special meeting of Equinix stockholders be held?

A:	, 2002 beginning at 9 a.m., local time, at the offices of Willkie Farr & Gallagher at 787 Seventh Avenue, New York, New York 10019.

Q:	What proposals am I being asked to vote for?

A:
On October 2, 2002, we entered into agreements to consummate a series of related acquisition and financing transactions that will result in our issuance of shares of our common stock and preferred stock (and instruments convertible or exercisable into shares of our common stock and preferred stock) that will represent approximately 77.5% of our capital stock as of the closing of those transactions. Under the listing rules of The Nasdaq National Market we are required to seek the approval of our stockholders when we propose to issue new shares of stock, or instruments convertible or exercisable into new shares of stock, in excess of 20% of our outstanding capital stock. The following is a brief description of the transactions:

•
First, we intend to combine our existing Internet exchange business with two similar businesses through the acquisition of the outstanding stock of i-STT Pte Ltd from STT Communications Ltd and a merger of one of our subsidiaries with Pihana Pacific, Inc. pursuant to the terms of a combination agreement that we entered into on October 2, 2002. We call this transaction the combination.

•
Second, we intend to sell a minimum of $30.0 million and up to $40.0 million of convertible secured notes to STT Communications and other investors to finance continuing operations and a reduction of our outstanding debt pursuant to the terms of a securities purchase agreement that we entered into on October 2, 2002. These notes will be convertible into shares of our common stock and preferred stock. We call this transaction the financing.

•
Finally, we intend to significantly reduce our outstanding debt by exchanging a large portion of our 13% senior notes due 2007, or our senior notes, for a combination of cash and shares of our common stock. We call this transaction the senior note exchange.

In Proposal 1, you are being asked to vote for the issuance of shares of our common stock and preferred stock in connection with the combination, the financing and the senior note exchange.

We do not have a sufficient number of authorized and unissued shares to complete the combination, the financing and the senior note exchange. Therefore, we need to increase the number of authorized shares of our common stock and preferred stock. In addition, we need to increase our trading price by effecting a reverse stock split. The goal of the reverse stock split is to increase the trading price of our common stock on The Nasdaq National Market to a price in excess of $1.00 for a sustained period of time. While the reverse stock split will reduce the number of shares of common stock you hold, it will not by itself change your relative percentage ownership of our common stock as compared to our other stockholders.

To accomplish the increase in authorized shares of common stock and preferred stock and the reverse stock split, Eagle Oasis, Inc., one of our wholly-owned subsidiaries, will merge with and into us. We call this transaction the charter merger.

As a result of the charter merger, the certificate of incorporation of Eagle Oasis, Inc. will become our certificate of incorporation. The Eagle Oasis, Inc. certificate of incorporation that we assume in the charter merger will contain sufficient authorized shares of preferred stock and common stock to complete the combination, the financing and the senior note exchange and will effect the reverse stock split. The actual number of authorized shares and the reverse stock split ratio will be determined by our officers immediately prior to the closing based on the trading price of our stock and market conditions at the time of closing.

In Proposal 2, you are being asked to adopt the agreement and plan of merger, dated October 17, 2002, by and between us and Eagle Oasis, Inc., our wholly-owned subsidiary, that will implement the charter merger.

Q:	What will happen if all of the proposals are not approved at the special meeting?

A:
If our stockholders do not approve the issuance of our stock in connection with the combination, the financing and the senior note exchange, we will most likely file for protection under federal bankruptcy law. See “Risk Factors” beginning on page 23.

Q:	What do I need to do now?

A:
After carefully reading and considering the information contained in this proxy statement, please complete and sign your proxy and return it in the enclosed return envelope as soon as possible so that your shares may be represented and voted at our special meeting. If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy as a vote for the proposal to approve the issuance of shares of our common stock and preferred stock in connection with the combination, the financing and the senior note exchange and the adoption of the merger agreement. See the enclosed proxy card for instructions on how to vote by telephone and by Internet.

Q:	Do I have appraisal rights if I oppose the issuance of common stock and preferred stock in connection with the combination, financing and senior note exchange and the charter merger?

A:	No. None of our stockholders will have appraisal rights in connection with the transactions described in Proposals 1 and 2.

Q:	When do you expect these transactions to be completed?

A:
The transactions are anticipated to close by the end of 2002, but may close in 2003 depending on how quickly we can complete the SEC review and complete the senior note exchange. Prior to the closing, we will work closely together with i-STT and Pihana to plan the smooth integration of the three organizations.

Q:	If my shares are held in ‘street name’ by my broker, will my broker vote my shares for me?

A:
Shares held in ‘street name’ are shares held in brokerage accounts or held by other nominees on a stockholder’s behalf. Your broker or nominee will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker or nominee regarding how to instruct your broker to vote your shares. If you do not instruct your broker or nominee, your shares will not be voted.

Q:	Can I change my vote after I have mailed my signed proxy?

A:
Yes. You can change your vote at any time before your proxy is voted at our special meeting. If you hold your shares in your own name, you can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy before the meeting to the address set forth in the answer to the last question below. Third, stockholders can attend the meeting and vote in person. If your shares are held in ‘street name’, you should follow the directions provided by your broker or nominee regarding how to change your vote.

Q:	What do I do if I have questions?

A:
If you have any questions about the issuance of common stock in connection with the combination, the financing, the senior note exchange or the charter merger or if you need additional copies of this proxy statement and you are one of our stockholders, you should contact:

Georgeson Shareholder Communications, Inc.
(800) 526-2746

SUMMARY

This summary, together with the question and answer section, highlights some of the information discussed in greater detail elsewhere in this proxy and may not contain all of the information that is important to you. For a more complete understanding of the combination, the financing, the senior note exchange, the charter merger and the other related transactions described in this proxy statement, you should carefully read this entire document and the documents referred to in this proxy statement. See “Where You Can Find Additional Information” beginning on page 143.

The Companies

Equinix, Inc.

We design, build and operate neutral Internet Business Exchange hubs, or IBX hubs, where Internet businesses place their equipment and their network facilities in order to interconnect with each other to improve Internet performance. Our carrier neutral IBX hubs and Internet exchange services enable network service providers, enterprises, content providers, managed service providers and other Internet infrastructure companies to directly interconnect with each other for increased performance and cost advantages.

We currently have seven IBX hubs, consisting of more than 810,000 square feet, which operate in key U.S. Internet intersection points—Washington, D.C., New York, Dallas, Chicago, Los Angeles and Silicon Valley areas. In addition, we have strategic partnerships established in Europe and Asia to serve customer needs in those areas.

Our headquarters are located at 2450 Bayshore Parkway, Mountain View, California 94043. Our phone number is (650) 316-6000.

i-STT Pte Ltd

i-STT offers the following services, which are organized under three general business divisions, to its customers:

•
WEBCentre.    i-STT’s “WEBCentre” division maintains carrier neutral data center facilities in Singapore and Bangkok which house customers’ critical computer systems, networks, and telecommunications equipment. This division also provides system and network management services to ensure the optimal performance and continuous availability of customers’ computer systems. These services are very similar to those offered by Equinix and Pihana in their facilities.

•
Connectivity Services.    i-STT’s connectivity services division provides connectivity services that enable multiple telecommunications carriers and Internet service providers to interconnect with each other at a single location and provide direct Internet connectivity to enterprise customers within the data center.

•
Enterprise Messaging.    i-STT’s enterprise messaging division enables enterprises to outsource the operations and management of their email systems to i-STT. These email systems are based on the Lotus Notes and Microsoft Exchange platforms.

i-STT is a wholly-owned subsidiary of STT Communications. STT Communications is a Singapore telecommunications and information technologies company. Through its subsidiaries, STT Communications provides fixed and mobile telecommunications, data, internet services, telephone equipment distribution, managed hosting, teleport services, broadband cable and video, and e-business software development services. STT Communications is a majority-owned subsidiary of Singapore Technologies Pte Ltd, a Singapore based conglomerate. Singapore Technologies, in turn, is a wholly-owned subsidiary of Temasek Holdings (Private) Limited, an investment holding company wholly-owned by the government of Singapore.

i-STT has two operating units, one in Singapore and the other in Bangkok, and its headquarters are located at Blk 20 Ayer Rajah Crescent, #05-05/08 Ayer Rajah Industrial Estate, Singapore 139964. i-STT’s phone number is (65) 6723-8888.

Pihana Pacific, Inc.

Pihana operates a business similar to ours, along the Pacific rim. Pihana designs and builds carrier neutral data centers to house critical Internet systems for Internet service providers, telecommunications carriers, content service providers, and enterprise customers. Pihana has deployed an Internet exchange network to facilitate high performance routing of Internet traffic and provides an integrated suite of services, including enterprise system management, storage, colocation and disaster recovery services.

Pihana’s regional footprint includes seven data center facilities in Los Angeles, California, Singapore, Tokyo, Japan, Seoul, Korea, Sydney, Australia, Hong Kong and Honolulu, Hawaii. Pihana has its regional headquarters in Hong Kong.

Pihana is privately held and is not controlled by any single person or group. Pihana’s significant investors include, among others, affiliates of Goldman Sachs, UBS Capital, Morgan Stanley Dean Witter Private Equity and Columbia Capital.

The combination agreement requires Pihana to dispose of its Seoul, Korea data center subsidiary and enter into arrangements to terminate or amend its office lease in Singapore, its office lease in Honolulu, Hawaii and part of its data center lease in Los Angeles, California.

Pihana’s headquarters are located at 1100 Alakea Street, Suite 3000, Honolulu, Hawaii 96813. Pihana’s telephone number is (808) 528-7500.

The Special Meeting

The special meeting will be held on            ,            , 2002, beginning at 9 a.m., local time, at the offices of Willkie Farr & Gallagher located at 787 Seventh Avenue, New York, New York 10019.

Record Date

The record date for determining the holders of shares of our outstanding common stock entitled to vote at the special meeting is the close of business on            , 2002. On the record date,          shares of our common stock were issued and outstanding.

Proposal 1
The Issuance of Shares in Connection with the Combination,  the Financing and the Senior Note Exchange

The Combination

The combination is our acquisition of the businesses of i-STT and Pihana for cash and shares of our common stock and preferred stock as described below. See “The Combination” beginning on page 54.

Acquisition of Pihana

We will acquire Pihana through a merger of one of our indirect wholly-owned subsidiaries with Pihana. As consideration for the merger, we expect to pay $10,000 and issue to the holders of Pihana’s preferred stock, shares of our common stock representing approximately 23.2% of our capitalization as of the closing of the combination. See “The Combination—The Pihana Merger” beginning on page 54.

Acquisition of i-STT

One of our indirect wholly-owned subsidiaries will purchase all of i-STT’s issued and outstanding stock from STT Communications. In consideration for the i-STT acquisition, we expect to pay $10,000 and issue to STT Communications shares of our common stock and Series A preferred stock representing approximately 28.3% of our capitalization as of the closing of the combination. See “The Combination—The i-STT Stock Purchase” beginning on page 57.

Adjustments to Consideration

The number of shares of our common stock and preferred stock to be issued to STT Communications and Pihana’s preferred stockholders is subject to adjustment based on our and i-STT’s working capital balance and the amount of cash Pihana has as of the opening of business, without giving effect to the combination, on the day of the closing of the combination. See “The Combination—The Pihana Merger—Determination of the Pihana Merger Consideration” beginning on page 54 and “The Combination—The i-STT Stock Purchase—Determination of the i-STT Stock Purchase Consideration” beginning on page 57.

Closing of the Combination, the Financing and the Senior Note Exchange

Unless otherwise noted, references in this proxy statement to the closing shall refer to the closing of the combination, the financing and the senior note exchange. The closing of the financing is conditioned upon the closing of the combination. The closing of the combination and the financing are conditioned upon the closing of the senior note exchange. We intend to close the combination, the financing and the senior note exchange immediately following our special meeting. We are targeting the closing to occur on December 31, 2002. See “The Combination” beginning on page 54, “The Financing” beginning on page 77 and “The Senior Note Exchange” beginning on page 81.

The Financing

In order to provide cash for our operations and to retire and restructure a portion of our outstanding debt, we will raise additional capital at the closing of the financing. At the closing of the financing, we will sell a minimum of $30.0 million and a maximum of $40.0 million of convertible secured notes. The convertible secured notes will be convertible into shares of our common stock and preferred stock at a price of approximately $0.34 per share, which represents a 10% premium over the 30 trading day average closing price of our common stock ending five days prior to signing the combination agreement. Each convertible secured note issued to STT Communications will be convertible into shares of our Series A preferred stock or shares of our non-voting Series A-1 preferred stock and will accrue interest at the rate of 14% per annum. All convertible secured notes issued to other investors will be convertible into shares of our common stock and accrue interest at the rate of 10% per annum. All interest on the convertible secured notes will be paid in the form of additional notes of the same series. All of the convertible secured notes will mature in November 2007. Due to the size of the investment by STT Communications and the concurrent negotiation of our acquisition of i-STT, the notes and warrants to be issued to STT Communications have preferential terms in comparison with notes and warrants to be issued to other investors.

Until the second anniversary of the closing, unless terminated earlier as described in this proxy statement, STT Communications will be subject to restrictions on the amount of our voting securities that it may acquire upon conversion of notes or warrants. Under the securities purchase agreement, STT Communications may not convert its convertible secured notes or the warrants received in connection with the purchase of such notes into shares of our Series A preferred stock or common stock, but instead must convert or exercise into shares of our non-voting Series A-1 preferred stock, if:

•	as a result of such conversion, STT Communications and its affiliates would hold more than 40% of our outstanding voting stock; or

•
STT Communications has not complied with requirements of the Hart-Scott-Rodino Antitrust Improvements Act, or HSR Act, with respect to a conversion that would cause it to hold voting stock valued in excess of $50.0 million.

The convertible secured notes issued to STT Communications will be secured by a first priority lien on all of i-STT’s assets and the assets of Pihana’s Singapore subsidiary. All of the convertible secured notes will be secured by a second priority lien on substantially all of the remaining assets.

As additional consideration for the convertible secured notes, we will issue to each purchaser warrants for shares of our common and preferred stock. Warrants issued to STT Communications will be exercisable for shares of our Series A preferred stock or shares of our non-voting Series A-1 preferred stock depending on whether STT Communications would exceed the 40% voting stock threshold described above. All other warrants will be exercisable for shares of our common stock. Each warrant will initially be exercisable for $0.01 per share.

The material terms of the Series A preferred stock and the Series A-1 preferred stock are as follows:

•
Liquidation:    In the event of our liquidation, dissolution or winding-up, our assets will be distributed pro rata to Series A preferred stock, Series A-1 preferred stock and common stock on an as-converted to common stock basis.

•
Redemption:    The Series A preferred stock and the Series A-1 preferred stock are not redeemable at the option of the holder. After seven years, we will have the right, but not the obligation, to repurchase the Series A preferred stock and the Series A-1 preferred stock at the then current fair market value.

•
Conversion:    The Series A preferred stock and the Series A-1 preferred stock will initially be convertible into one share of common stock (subject to the anti-dilution adjustments described below). The Series A preferred stock will be convertible at any time at the option of the holder. The Series A-1 preferred stock may only be converted to Series A preferred stock or common stock under specified conditions. See “Governance of the Combined Company” beginning on page 88.

•
Automatic Conversion:    Subject to the conversion restrictions on the Series A-1 preferred stock as described above, all shares of Series A-1 preferred stock and all but 100 shares of Series A preferred stock will automatically convert into common stock upon our achieving four consecutive quarters of profitability.

•	Antidilution Adjustments: There will be proportional adjustments for stock splits and stock dividends and similar events.

•
Voting Rights:    Except as required by Delaware law, the Series A preferred stock will vote with the common stock on an as-converted to common stock basis. Except as otherwise provided by Delaware law, the Series A-1 preferred stock will be non-voting.

•
Series A Board Seats.    The holders of Series A preferred stock will have the right to elect three directors until the earlier of (i) there are no longer 100 shares of Series A preferred stock outstanding or (ii) the second anniversary of the closing.

The closing of the financing is conditioned upon the closing of the combination. See “The Financing” beginning on page 77.

The Senior Note Exchange

As a condition to closing the combination and financing, we are required to substantially reduce the outstanding amount of our senior notes so that no more than $22.3 million is outstanding under the notes. This condition requires us to retire at least $124.9 million of our outstanding senior notes unless two of the three combining companies agree to waive the condition. Prior to signing the combination agreement, we received offers to exchange outstanding senior notes from the holders of $101.2 million of our senior notes, leaving more than $23.7 million additional senior notes that we are required to exchange in the senior note exchange in order to close the combination and the financing. In connection with the combination and financing, we will make an offer to exchange cash and shares of our common stock for all of our outstanding senior notes. Holders of our senior notes will receive an amount of cash and shares of our common stock based on the aggregate principal amounts of senior notes exchanged as described in the following tables. The amount of cash and the number of shares exchanged for each senior note will vary depending on the aggregate amount of senior notes exchanged, the amount of convertible secured notes issued in connection with the financing and the number of shares issued in connection with the combination. The tables below describe the amount we will pay for every $1.00 of principal of senior notes exchanged and the aggregate consideration that will be given for the senior notes.

Consideration per $1.00 principal amount of senior notes exchanged

Total Principal Amount Exchanged ($ in millions)*			Stock Consideration**		Value of Stock Consideration***		Total Consideration per $1.00 Senior Note Exchanged
Equal to or greater than:	but less than:	Cash Consideration	Minimum Shares	Maximum Shares	Minimum Value	Maximum Value	Minimum Consideration	Maximum Consideration
$115.0	$125.0	$0.13	.432	.469	$0.12	$0.13	$0.25	$0.26
$125.0	$132.5	$0.14	.361	.383	$0.10	$0.11	$0.24	$0.25
$132.5	$140.0	$0.15	.300	.317	$0.08	$0.09	$0.23	$0.24
$140.0	$147.2	$0.16	.248	.261	$0.07	$0.07	$0.23	$0.23
$147.2	NA	$0.17	.212	.212	$0.06	$0.06	$0.23	$0.23

Aggregate consideration for senior notes exchanged

Total Principal Amount Exchanged ($ in millions)*		Aggregate Cash Consideration ($ in millions)					Total Aggregate Consideration ($ in millions)
Equal to or greater than:	but less than:	Minimum Cash	Maximum Cash	Aggregate Stock Consideration (% of Fully Diluted Capitalization)	Aggregate Stock Consideration (shares in millions)**	Aggregate Value of Stock Consideration ($ in millions)***	Minimum Consideration	Maximum Consideration
$115.0	$125.0	$15.0	$16.3	11%	54.0	$15.1	$30.1	$31.4
$125.0	$132.5	$17.5	$18.6	10%	47.9	$13.4	$30.9	$32.0
$132.5	$140.0	$19.9	$21.0	9%	42.1	$11.8	$31.7	$32.8
$140.0	$147.2	$22.4	$23.6	8%	36.5	$10.2	$32.6	$33.7
$147.2	NA	$25.0	$25.0	7%	31.2	$8.7	$33.7	$33.7

*	We have assumed a minimum of $115.0 million of senior notes are exchanged.
**
We have assumed we will issue $30.0 million of convertible secured notes and related warrants in the financing. The actual number of shares issued per $1.00 in principal amount of senior notes is dependent on the principal amount of senior notes exchanged within each range. For example, if $115.0 million of the senior notes are exchanged, .469 shares of common stock will be issued per $1.00 in principal amount of senior notes. If $125.0 million of the senior notes are exchanged, .432 shares of common stock will be issued per $1.00 in principal amount of senior notes. Amounts exchanged between $115.0 million and $125.0 million will result in a sliding scale of common shares issued of between 0.469 and 0.432 shares.

***	Stock value based on the closing price of our common stock on The Nasdaq National Market on November 22, 2002 of $0.28.
****
Indicates aggregate percentage of our stock to be held by holders who participate in the senior note exchange at the closing, calculated on a fully-diluted, treasury stock basis after giving effect to the actual number of shares issuable in connection with the combination, the financing and the senior note exchange. The shares delivered will be allocated pro rata among the holders of senior notes to be exchanged.

Prior to closing, we will commence an exchange offer for all of our outstanding senior notes, and the holders of the senior notes will have 20 business days to tender their senior notes to us in exchange for the consideration described above. See “The Senior Note Exchange” beginning on page 81.

Post-Closing Capitalization

The closing of the combination, the financing and the senior note exchange will significantly change our ownership structure. The table below indicates the relative ownership percentage of the combined company that will be owned by our existing stockholders, the holders of our senior notes who exchange their senior notes, STT Communications and the former stockholders of Pihana. These percentages are subject to adjustment at the closing of the combination based on closing conditions in the transaction documents. See “The Combination” beginning on page 54.

Stockholders	Approximate % of our Capital Stock		Approximate % of our Voting Stock Following the Financing**
	Following the closing of the Combination	Following the Financing **
Existing stockholders*	30.7%	22.5%	25.7%
Senior noteholders participating in the exchange***	17.8%	13.1%	14.9%
STT Communications	28.3%	47.4%	40.0%
Former Pihana preferred stockholders	23.2%	17.0%	19.4%

*
Our existing stockholders’ capital stock is calculated based on the total number of shares of our common stock outstanding, plus all shares of our common stock issuable upon the exercise of our outstanding stock options and warrants with an exercise price less than $0.306 per share (as adjusted for the assumed cashless exercise of those options and warrants).

**
The percentages in this column assume we issue $30.0 million of convertible secured notes and related warrants in the financing to STT Communications, and the subsequent conversion of all notes and the exercise of all warrants issued to STT Communications into capital stock, but does not include shares of our stock issuable upon exercise of the change in control warrants and cash trigger warrants described in this proxy statement. For two years following the closing, STT Communications has agreed to convert its convertible secured notes and warrants into shares of our non-voting preferred stock if conversion of the notes and warrants would cause STT Communications to hold more than 40% of our outstanding voting stock. This restriction will expire before the second anniversary of the closing if enumerated events occur. See “Governance of the Combined Company” beginning on page 88.

***	This assumes $124.9 million of our senior notes are exchanged.

Unless otherwise noted, references in this proxy statement to the combined company’s capitalization are based on the assumptions and methodologies contained in the foregoing table.

Governance of the Combined Company

Nomination of Directors.    Following the closing, our board of directors will consist of nine members who will be nominated for two years following the closing, as follows:

•
Three members of our pre-combination board of directors will remain on the board following the combination. Any vacancies among these directors will be filled based on the nomination of the two directors who remain following the creation of that vacancy. One of these directors must at all times qualify as an independent director under the rules of The Nasdaq National Market. We call these directors the Equinix directors.

•	Three members of our board of directors will be individuals nominated by STT Communications. We call these directors the STT Communications directors.

•	One member of our board of directors will be an individual nominated by the former preferred stockholders of Pihana.

•	Two members of our board of directors will be individuals nominated by our nominating committee who qualify as independent directors under the rules of The Nasdaq National Market.

After the two year period expires, all directors will be elected by a plurality of votes cast at a meeting of our stockholders.

To the extent additional independent directors must be nominated to our board under the rules of The Nasdaq National Market, STT Communications and the Pihana stockholders have each agreed to nominate one director who qualifies as an independent director under those rules.

Board Committees.    For two years after the closing, all committees will consist of at least one of the Equinix directors and one STT Communications director. In no event will any committee contain more STT Communications directors than our directors. One of the STT Communications directors will serve as the chairman of our board of directors and chairman of our Compensation Committee.

Restrictions on Conversion.    As described above, for two years following the closing, STT Communications has agreed to convert its convertible secured notes and warrants into shares of our non-voting preferred stock if conversion of the notes and warrants would cause STT Communications to hold more than 40% of our outstanding voting stock. This restriction will expire before the second anniversary of the closing if enumerated events occur, including a material breach by us of our obligations under our material agreements with STT Communications, if a third party makes a tender offer for our shares, if STT Communications makes a tender offer with specified criteria or if STT makes additional cash investments in our shares. After two years, STT Communications will be free to convert its notes and warrants into shares of our common stock and Series A preferred stock without limitation.

Officers.    Following the combination, our current management team will continue to serve in their current positions. Prior to closing, we will mutually agree with STT Communications on an individual to run our newly acquired operations in Asia.

Risks Related to the Combination, the Financing and the Senior Note Exchange

The combination, the financing and the senior note exchange involve a variety of significant risks. You should carefully consider the factors discussed in the section entitled “Risk Factors” beginning on page 23.

Votes Required

Proposal 1, relating to approval of the issuance of our stock in connection with the combination, the financing, and the senior note exchange, must be approved by a majority of the votes cast at the special meeting by holders of our common stock.

Proposal 2, relating to the adoption of the merger agreement, must be approved by the holders of at least a majority of our issued and outstanding shares of common stock.

Each share of our common stock is entitled to one vote.

Amendment to Our Credit Facility

As a condition to the combination, the financing and the senior note exchange, we are required to amend the terms of our credit facility. As part of this amendment we will pay down approximately $7.5 million of the outstanding principal and eliminate a number of the restrictive financial covenants under our credit facility, including those related to our achieving minimum quarterly revenue and earnings before interest, taxes, depreciation and amortization, or EBITDA results. See “The Credit Facility” beginning on page 86.

To provide a mechanism to allow STT Communications and other purchasers of the convertible secured notes to ensure our compliance with liquidity and payment covenants under our credit facility, at the closing, we will issue cash trigger warrants to STT Communications and other investors. The holders of the cash trigger warrants will have the right, but not the obligation, to purchase shares of our common stock or, in the case of STT Communications, shares of our preferred stock. The cash trigger warrants will become exercisable only upon a default of our minimum cash covenant under our credit facility or our failure to make principal or interest payments on amounts outstanding under our credit facility when due. The maximum value of shares that may be purchased under the cash trigger warrants is $30.0 million. The maximum value of shares that may be purchased upon any one exercise of the cash trigger warrants is equal to the sum of (a) any shortage of cash under our cash covenant or any missed principal or interest payment plus (b) $5.0 million. See “The Financing—Cash Trigger Warrants” beginning on page 79.

Conditions to Closing

In addition to completing each of the transactions described above, there are a number of conditions to closing the combination and financing transactions, including:

•	Obtaining our stockholders’ approval of Proposal 1 and Proposal 2.

•
Maintaining our listing on The Nasdaq National Market or The Nasdaq Small Cap Market. If at the closing of the combination our common stock is listed on The Nasdaq Small Cap Market, we must not have received any indication from Nasdaq that we would not be allowed to transfer back to The Nasdaq National Market after our stock trades above $1.00 for 30 consecutive trading days.

•	We must have agreed with STT Communications on a management financial model and management structure for the combined companies.

•	Pihana must have reduced its operations in Los Angeles, Hawaii and Singapore and divested itself of its operations in Korea.

•	Each of us, STT Communications and Pihana must meet cash, non-current liabilities and working capital tests.

•	No events shall have occurred that would constitute a material adverse effect on us, i-STT or Pihana.

•	We must have renegotiated our ground lease in San Jose.

•	We must obtain an independent valuation of all of our personal and real property assets for purposes of determining that we are not a real property holding company under U.S. law.

•	Documents effecting the security interests of the convertible secured notes must be executed and delivered by us to the purchasers of our convertible secured notes.

•	Guarantees of the convertible secured notes by all of our subsidiaries must be executed and delivered by us to the purchasers of our convertible secured notes.

Recommendation of the Board of Directors; Our Reasons for the Combination, the Financing and the Senior Note Exchange

Our board of directors, has voted FOR, and recommends that you vote FOR, the approval of Proposal 1. For a description of the reasons which our board considered in approving and recommending the combination, the financing and the senior note exchange, see “Proposal 1—Issuance of Shares in connection with the Combination, the Financing and the Senior Note Exchange—Our Reasons for the Combination, the Financing and the Senior Note Exchange” beginning on page 45.

Opinion of Financial Advisor

In connection with the combination, our board of directors received a written opinion from Salomon Smith Barney Inc. as to the fairness, from a financial point of view, to Equinix of the aggregate consideration to be paid by Equinix in the combination. The full text of Salomon Smith Barney’s written opinion, dated October 2, 2002, is attached to this proxy statement as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Salomon Smith Barney’s opinion was provided to our board of directors in its evaluation of the combination, does not address any related transaction and does not constitute a recommendation to you as to how you should vote or act on any matters relating to the combination or any related transactions.

Proposal 2
Charter Merger

In order to facilitate the combination, the financing and the senior note exchange described above, we need to accomplish the following:

•
Increase in Authorized Shares.    We need to increase the number of authorized shares of our common stock and preferred stock to allow for the issuance of shares of stock in connection with the combination, the financing and the senior note exchange.

•
The Reverse Stock Split.    In order to maintain our listing on The Nasdaq National Market our common stock must not close below $1.00 for 30 consecutive trading days. For the last several months our common stock has traded substantially below $1.00. To bring the trading price of our common stock back above $1.00 and into compliance with the rules of The Nasdaq National Market, our board of directors has authorized a reverse stock split to reduce the number of shares of our common stock outstanding. As a result of the reverse stock split, shares of our common stock will be combined into a smaller number of shares of our common stock. While the reverse stock split will reduce the number of shares held by each of our stockholders, it will not change the percentage of our outstanding stock owned by each stockholder.

The reverse stock split and the increase in our authorized shares will occur as a result of the charter merger.

In Proposal 2, you are being asked to vote for the adoption of the agreement and plan of merger, dated October 17, 2002, by and between us and Eagle Oasis, Inc., our wholly-owned subsidiary, that will implement the charter merger.

Recommendation of the Board of Directors

Our board of directors has voted FOR, and recommends that you vote FOR, the approval of Proposal 2.

Structure of Equinix, Inc.

The following chart shows the structure of Equinix, Inc. and its subsidiaries prior to the combination, the financing, and the senior note exchange. The parenthetical information indicates the jurisdiction of incorporation for each entity.

The following chart shows the structure of Equinix, Inc. and its subsidiaries following the combination, the financing and the senior note exchange. The parenthetical information indicates the jurisdiction of incorporation for each entity.

*
i-STT owns 60% of i-STT Nation Ltd, the entity through which i-STT does business in Thailand. The other 40% is owned by Nation Media Group of Thailand. At the closing of the combination, Equinix Thailand Holdings, Inc. will acquire i-STT’s 60% share of i-STT Nation Ltd.

EQUINIX, INC.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

You should read the following table in conjunction with our historical consolidated financial statements and related notes and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement.

The consolidated statement of operations data for the fiscal years ended December 31, 2001, 2000 and 1999 and the consolidated balance sheet data as of December 31, 2001 and 2000 have been derived from our audited consolidated financial statements included elsewhere in this proxy statement. The consolidated statement of operations data for the period from June 22, 1998 (inception) to December 31, 1998 and the consolidated balance sheet data as of December 31, 1999 and 1998 are derived from our audited financial statements not included or incorporated by reference in this proxy statement.

The consolidated balance sheet data as of September 30, 2002 and the consolidated statements of operations data for the nine months ended September 30, 2002 and 2001 are based on our unaudited quarterly consolidated financial statements included in this proxy statement.

The information as of and for the nine month periods ended September 30, 2002 and 2001 is unaudited and has been prepared on the same basis as our annual consolidated financial statements. In the opinion of our management, this quarterly information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. The results of operations for the nine months ended September 30, 2002 are not necessarily indicative of the results that may be expected for the full year ended December 31, 2002, or any future period.

	Nine Months Ended September 30,		Years Ended December 31,			Period from June 22, 1998 (inception) to December 31, 1998
	2002	2001	2001	2000	1999
	(unaudited)
Statement of Operations Data: (in thousands, except per share amounts)
Revenues	$58,385	$45,948	$63,414	$13,016	$37	$—
Costs and operating expenses:
Cost of revenues (includes stock-based compensation of $216, $412, $426, $766, $177 and none for the periods ended September 30, 2002 and 2001 and December 31, 2001, 2000, 1999, and 1998, respectively)	78,599	74,593	94,889	43,401	3,268	—
Sales and marketing (includes stock-based compensation of $802, $2,344, $2,830, $6,318, $1,631 and $13 for the periods ended September 30, 2002 and 2001 and December 31, 2001, 2000, 1999, and 1998, respectively)	12,168	13,274	16,935	20,139	3,949	47
General and administrative (includes stock-based compensation of $4,622, $13,285, $15,788, $22,809, $4,819 and $151 for the periods ended September 30, 2002 and 2001 and December 31, 2001, 2000, 1999, and 1998, respectively)	22,735	47,013	58,286	56,585	12,603	902
Restructuring charges	28,960	48,565	48,565	—	—	—

Total costs and operating expenses	142,462	183,445	218,675	120,125	19,820	949
Loss from operations	(84,077)	(137,497)	(155,261)	(107,109)	(19,783)	(949)
Interest income	961	9,477	10,656	16,430	2,138	150
Interest expense	(26,411)	(32,948)	(43,810)	(29,111)	(3,146)	(220)
Gain on debt extinguishment	27,188	—	—	—	—	—

Net loss	$(82,339)	$(160,968)	$(188,415)	$(119,790)	$(20,791)	$(1,019)

Net loss per share:
Basic and diluted	$(0.88)	$(2.07)	$(2.39)	$(3.48)	$(4.98)	$(1.48)

Weighted average shares	93,687	77,843	78,681	34,461	4,173	688

	As of September 30,		As of December 31,
	2002	2001	2001	2000	1999	1998
	(unaudited)
Balance Sheet Data: (in thousands)
Cash and cash equivalents and short-term investments	$11,622	$165,842	$87,721	$207,210	$222,974	$9,165
Restricted cash and short-term investments	1,517	27,875	28,044	36,855	38,609	—
Working capital (deficit)	(95,931)	74,075	39,889	126,677	229,178	8,920
Property and equipment, net	386,699	327,278	325,226	315,380	28,444	482
Construction in progress	—	91,066	103,691	94,894	18,312	31
Total assets	428,318	648,739	575,054	683,485	319,946	10,001
Senior secured credit facility	100,000	150,000	105,000	—	—	—
Senior notes	139,303	187,387	187,882	185,908	183,955	—
Redeemable convertible preferred stock	—	—	—	—	97,227	10,436
Total stockholders’ equity (deficit)	147,866	227,725	203,521	375,116	8,472	(846)

Other Financial Data: (in thousands)
Adjusted EBITDA(1)	(9,978)	(36,447)	(38,007)	(62,400)	(12,547)	(781)
Net cash used in operating activities	(29,741)	(52,057)	(68,854)	(68,073)	(9,908)	(796)
Net cash used in investing activities	(6,507)	(191,812)	(153,014)	(302,158)	(86,270)	(5,265)
Net cash provided by (used in) financing activities	(13,700)	155,134	107,799	339,847	295,178	10,226

(1)
Adjusted EBITDA consists of loss from operations adjusted for depreciation of property and equipment, amortization of stock-based compensation and restructuring charges. The Company and some of our investors and advisors use both loss from operations and Adjusted EBITDA in analyzing our operating performance. Adjusted EBITDA, a non-GAAP reporting metric, is a financial measurement commonly used in capital-intensive telecommunication and infrastructure industries in order to remove non-recurring charges, such as restructuring charges, and non-cash charges, such as depreciation and stock-based compensation which may fluctuate quarter over quarter for reasons unrelated to the Company’s operating performance and make it difficult to compare quarter over quarter operating performance. In addition, a number of our senior secured credit facility covenants are based upon Adjusted EBITDA and users of our financial statements review Adjusted EBITDA to assess our performance against these covenants. Other companies may calculate Adjusted EBITDA differently than we do. It is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles nor a measure of liquidity. We have used this non-GAAP metric since inception. The following table discloses how our Adjusted EBITDA is calculated.

	For the Nine Months Ended September 30,		For the Year or Period As of December 31,
	2002	2001	2001	2000	1999	1998
	(unaudited)		(in thousands)
Loss from operations	$(84,077)	$(137,497)	$(155,261)	$(107,109)	$(19,783)	$(949)
Depreciation and amortization	39,499	36,444	49,645	14,816	609	4
Stock-based compensation	5,640	16,041	19,044	29,893	6,627	164
Restructuring charges	28,960	48,565	48,565	—	—	—

Adjusted EBITDA	$(9,978)	$(36,447)	$(38,007)	$(62,400)	$(12,547)	$(781)

EQUINIX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
SELECTED UNAUDITED QUARTERLY FINANCIAL INFORMATION

The Company believes that period-to-period comparisons of its financial results should not be relied upon as an indication of future performance. The Company’s revenues and results of operations have been subject to significant fluctuations, particularly on a quarterly basis, and the Company’s revenues and results of operations could fluctuate significantly quarter-to-quarter and year-to-year. Significant quarterly fluctuations in revenues will cause significant fluctuations in our cash flows and the cash and cash equivalents and accounts receivable accounts on the Company’s balance sheet. Causes of such fluctuations may include the volume and timing of new orders and renewals, the sales cycle for our services, the introduction of new services, changes in service prices and pricing models, trends in the Internet infrastructure industry, general economic conditions (such as the recent economic slowdown), extraordinary events such as acquisitions or litigation and the occurrence of unexpected events.

The unaudited quarterly financial information presented below has been prepared by the Company and reflects all adjustments, consisting only of normal recurring adjustments, which in the opinion of management are necessary to present fairly the financial position and results of operations for the interim periods presented.

The following table presents selected unaudited quarterly information for the period ending September 30, 2002 and the fiscal years 2001 and 2000:

	For the quarterly periods ending
	March 31	June 30	September 30
	(in thousands, except per share data)
2002:
Revenues	$20,158	$18,040	$20,187
Net loss	(13,694)	(24,557)	(44,088)
Basic and diluted net loss per share	(0.16)	(0.25)	(0.44)

	For the quarterly periods ending
	March 31	June 30	September 30	December 31
	(in thousands, except per share data)
2001:
Revenues	$12,613	$16,157	$17,178	$17,466
Net loss	(41,537)	(37,857)	(81,574)	(27,447)
Basic and diluted net loss per share	(0.54)	(0.48)	(1.03)	(0.34)
2000:
Revenues	$136	$892	$3,933	$8,055
Net loss	(18,009)	(26,811)	(32,085)	(42,885)
Basic and diluted net loss per share	(2.40)	(2.62)	(0.70)	(0.57)

i-STT PTE LTD

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

You should read the following table in conjunction with i-STT’s historical consolidated financial statements and related notes and i-STT’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this proxy statement, which have been prepared in accordance with Singapore GAAP. Singapore GAAP differs in certain respects from U.S. GAAP. For a discussion of material differences as applied to i-STT’s financial statements, see Note 27 to i-STT’s consolidated financial statements. All dollar amounts presented are in U.S. dollars.

The consolidated statements of operations data for the fiscal year ended December 31, 2001 and the period from January 3, 2000 (inception) to December 31, 2000 and the consolidated balance sheet data as of December 31, 2001 and 2000 have been derived from audited consolidated financial statements of i-STT included in this proxy statement.

The consolidated balance sheet data as of September 30, 2002 and the consolidated statements of operations data for the nine months ended September 30, 2002 and 2001 has been derived from unaudited interim consolidated financial statements of i-STT also included in this proxy statement/prospectus.

The information as of and for the nine months ended September 30, 2002 and 2001 are unaudited and have been prepared on the same basis as i-STT’s annual consolidated financial statements. In the opinion of i-STT’s management, this unaudited information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. The results of operations for the nine months ended September 30, 2002 are not necessarily indicative of the results that may be expected for the full year ended December 31, 2002, or any future period.

	Nine Months Ended September 30,		Year Ended December 31, 2001	Period from January 3, 2000 (inception) to December 31, 2000
	2002	2001
	(unaudited)
Statement of Operations Data: (in thousands)
Revenues	$8,141	$9,828	$12,191	$10,742
Loss from operations	(5,659)	(24,307)	(26,334)	(14,708)
Net loss	(5,601)	(24,839)	(26,959)	(14,427)
Net Loss in accordance with US GAAP	(6,038)	(25,598)	(27,845)	(14,647)

	September 30,		December 31,
	2002	2001	2001	2000
	(unaudited)
Balance Sheet Data: (in thousands)
Cash and cash equivalents	$1,575	$1,031	$2,670	$5,053
Working capital (deficit)	(18,622)	(14,957)	(16,617)	(20,244)
Total assets	18,354	22,817	23,473	30,669
Shareholders’ equity/(deficit)	(5,432)	2,455	174	(2,422)
Shareholders’ equity/(deficit) in accordance with US GAAP	(5,487)	2,289	43	(1,760)

PIHANA PACIFIC, INC.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

You should read the following table in conjunction with Pihana’s historical consolidated financial statements and related notes and Pihana’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this proxy statement.

The consolidated statement of operations data for the fiscal years ended December 31, 2001 and 2000 and the period from June 11, 1999 (inception) to December 31, 1999 and the consolidated balance sheet data as of December 31, 2001 and 2000 have been derived from audited consolidated financial statements of Pihana included in this proxy statement. The consolidated balance sheet data as of December 31, 1999 is derived from Pihana’s unaudited consolidated financial statements not included in this proxy statement.

The consolidated balance sheet data as of September 30, 2002 and the consolidated statements of operations data for the nine months ended September 30, 2002 and 2001 has been derived from unaudited consolidated financial statements of Pihana also included in this proxy statement.

The information as of and for the nine months ended September 30, 2002 and 2001 are unaudited and have been prepared on the same basis as Pihana’s annual consolidated financial statements. In the opinion of Pihana’s management, this unaudited information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. The results of operations for the nine months ended September 30, 2002 are not necessarily indicative of the results that may be expected for the full year ended December 31, 2002, or any future period.

	Nine Months Ended September 30,			Years Ended December 31,		Period from June 11, 1999 (inception) to December 31, 1999
	2002		2001	2001	2000
	(unaudited)
Statement of Operations Data: (in thousands)
Revenues	$3,123		$342	$1,018	$13	$—
Loss from operations	(113,776	)(1)	(38,105)	(50,888)	(18,521)	(1,033)
Net loss	(113,048	)(1)	(32,324)	(43,851)	(15,953)	(989)

	September 30,		December 31,
	2002	2001	2001	2000	1999
Balance Sheet Data: (in thousands)	(unaudited)				(unaudited)
Cash and cash equivalents and short-term investments	$38,465	$85,102	$67,742	$191,626	$1,194
Working capital	33,990	77,681	62,734	176,157	1,082
Total assets	72,786	200,508	186,093	233,531	2,137
Series A redeemable preferred stock	14,534	13,574	13,814	12,854	3,064
Series B redeemable preferred stock	216,222	216,222	216,222	213,592	—
Series B redeemable preferred stock warrant	6,741	6,741	6,741	6,741	—
Stockholders’ deficit	(174,959)	(49,761)	(64,578)	(17,123)	(1,079)

(1)	Includes non-recurring charge of $77.0 million for the impairment of long-lived assets in the nine months ended September 30, 2002.

SUMMARY UNAUDITED CONDENSED COMBINED PRO FORMA DATA

We are providing the following summary unaudited pro forma combined financial information to provide you with a better picture of what the results of operations and the financial position of Equinix’s, Pihana’s and i-STT’s business might have looked like had the combination, the financing, the senior note exchange and the amendment to our credit facility occurred on January 1, 2001 for statement of operations purposes and on September 30, 2002 for balance sheet purposes. This information is provided for illustrative purposes only and is not necessarily indicative of what our results of operations or financial position would have been if those transactions actually occurred on the dates assumed. In addition, this information is not necessarily indicative of what our future consolidated operating results or consolidated financial position will be.

	Nine Months Ended September 30, 2002	Year Ended December 31, 2001
	(in thousands, except per share amounts)
Unaudited pro forma combined statement of operations data:
Revenues	$69,545	$75,581
Costs and operating expenses:
Cost of revenues	99,763	135,062
Sales and marketing	19,679	30,805
General and administrative	31,622	77,473
Restructuring and other non-recurring charges	31,730	48,565

Total costs and operating expenses	182,794	291,905

Loss from operations	(113,249)	(216,324)
Interest income	2,470	16,094
Interest expense	(16,319)	(26,299)
Other	(1,035)	(1,008)

Net loss	$(128,133)	$(227,537)

Net loss per share:
Basic and diluted	$(0.49)	$(0.91)

Weighted average shares	263,684	248,678

September 30, 2002
(in thousands)
Unaudited pro forma combined balance sheet data:
Cash and cash equivalents and short-term investments	$57,384
Restricted cash and short-term investments	1,564
Working capital	35,512
Property and equipment, net	398,335
Total assets	515,318
Senior secured credit facility	92,500
Senior notes	21,096
Stockholders’ equity	327,778

COMPARATIVE PER SHARE DATA

The following table presents Equinix’s, Pihana’s and i-STT’s unaudited historical per share and combined pro forma per share data after giving effect to the combination using the purchase method of accounting. The pro forma data does not purport to be indicative of the results of future operations or the results that would have occurred had the combination, the financing, the senior note exchange and the amendment to our credit facility been consummated at the beginning of the periods presented. The information set forth below should be read in conjunction with Equinix’s, Pihana’s and i-STT’s historical consolidated financial statements and notes included elsewhere in this proxy statement. The unaudited pro forma combined and unaudited pro forma equivalent per share data combine Equinix’s, Pihana’s and i-STT’s results of operations for the year ended December 31, 2001, Equinix’s, Pihana’s and i-STT’s results of operations for the nine months ended September 30, 2002, with Equinix’s, Pihana’s and i-STT’s financial position at September 30, 2002. No cash dividends have ever been declared or paid on our, Pihana’s or i-STT’s common stock.

Comparative historical and pro forma per share data:

	Equinix
	Nine Months Ended September 30, 2002	Year Ended December 31, 2001
Historical per common share data:
Loss per share—basic and diluted	$(0.88)	$(2.39)

Net book value per share(1)	$1.50	$2.54

	i-STT
	Nine Months Ended September 30, 2002	Year Ended December 31, 2001
Historical per common share data(2):
Loss per share—basic and diluted	$(0.11)	$(0.93)

Net book value per share(1)	$(0.10)	$0.00

	Pihana
	Nine Months Ended September 30, 2002	Year Ended December 31, 2001
Historical per common share data:
Loss per share—basic and diluted	$(0.94)	$(0.37)

Net book value per share(1)	$0.52	$1.44

	Combination
	Nine Months Ended September 30, 2002	Year Ended December 31, 2001
Pro forma combined per common share data:
Loss per combined company’s basic and diluted share	$(0.49)	$(0.91)

Loss per equivalent i-STT basic and diluted share(3)	$(0.06)	$(0.54)

Loss per equivalent Pihana basic and diluted share(3)	$(1.48)	$(0.57)

Pro forma net book value per combined company’s share(1)	$1.24

Pro forma net book value per equivalent i-STT share(3)	$(0.18)

Pro forma net book value per equivalent Pihana share (3)	$0.33

(1)
Equinix’s, Pihana’s and i-STT’s historical net book value per share of common stock is computed by dividing stockholders’ equity at period end by the number of shares of common stock outstanding at the respective period end. The pro forma net book value per share of common stock of the combined company is computed by dividing the pro forma stockholders’ equity by the pro forma number of shares of Equinix’s common stock outstanding at the respective period end, assuming the combination, the financing, the senior note exchange and the amendment to our credit facility had occurred as of that date.

(2)	Prepared on an as converted basis for Pihana preferred stock.
(3)	The equivalent pro forma per share data is calculated by multiplying the respective pro forma share data by the pro forma exchange ratio for Pihana and i-STT, which is 0.6387 and 1.7343, respectively.

RISK FACTORS

You should carefully consider the following risk factors before you decide whether to vote to approve the issuance of our shares in the combination, the financing and the senior note exchange, and whether to adopt the charter merger. You should also consider all of the other information included in this proxy statement and the additional information in our other reports on file with the SEC, including our annual report on Form 10-K for the year ended December 31, 2001.

Risks Related to the Combination, the Financing and the Senior Note Exchange

The combination, the financing and the senior note exchange will significantly dilute our existing stockholders’ ownership interests.

In connection with the combination, the financing and the senior note exchange, we will issue, or commit to issue, shares of our common stock and preferred stock (and instruments convertible or exercisable into shares of our common stock and preferred stock) representing approximately 77.5% of our capitalization as of the closing. As a result, our existing stockholders will own approximately 22.5% of the company following the closing of the combination, the financing and the senior note exchange. The issuance of stock in connection with these transactions will significantly dilute our existing stockholders’ ownership interests.

The closing of the combination, the financing and the senior note exchange will significantly change our ownership structure. The table below indicates the relative ownership percentage of the combined company that will be owned by our existing stockholders, the holders of our senior notes who exchange their senior notes, STT Communications and the former stockholders of Pihana. These percentages are subject to adjustment at the closing of the combination based on closing conditions in the transaction documents. See “The Combination” beginning on page 54.

Stockholders	Approximate % of our Capital Stock		Approximate % of our Voting Stock following the Financing**
	Following the closing of the Combination	Following the Financing **
Existing stockholders*	30.7%	22.5%	25.7%
Senior noteholders participating in the exchange***	17.8%	13.1%	14.9%
STT Communications	28.3%	47.4%	40.0%
Former Pihana preferred stockholders	23.2%	17.0%	19.4%

*
Our existing stockholders’ capital stock is calculated based on the total number of shares of our common stock outstanding, plus all shares of our common stock issuable upon the exercise of our outstanding stock options and warrants with an exercise price less than $0.306 per share (as adjusted for the assumed cashless exercise of those options and warrants).

**
The percentages in this column assume we issue $30.0 million of convertible secured notes and related warrants in the financing to STT Communications, and the subsequent conversion of all notes and the exercise of all warrants issued to STT Communications into capital stock, but does not include shares of our stock issuable upon exercise of the change in control warrants and cash trigger warrants described in this proxy statement. For two years following the closing, STT Communications has agreed to convert its convertible secured notes and warrants into shares of our non-voting preferred stock if conversion of the notes and warrants would cause STT Communications to hold more than 40% of our outstanding voting stock. This restriction will expire before the second anniversary of the closing if enumerated events occur. See “Governance of the Combined Company” beginning on page 88.

***	This assumes $124.9 million of our senior notes are exchanged.

Upon completion of the combination, STT Communications will hold a substantial portion of our stock and will have significant influence over matters requiring stockholder consent.

Upon completion of the combination, STT Communications will beneficially own approximately 28.3% of our outstanding capital stock. Because of the diffuse ownership of our stock, STT Communications will have significant influence over matters requiring our stockholder approval following the combination. Following the expiration of restrictions on STT Communications preventing it from converting its convertible secured notes and warrants into voting stock if, as a result, STT Communications will own more than 40% of our voting stock, STT Communications will effectively control the company and the election of directors to our board of directors. Consequently, STT Communications will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could prevent or delay a third party from acquiring or merging with us.

There are a number of conditions that must be satisfied prior to closing these transactions; if the proposed transactions are not consummated, we will most likely seek bankruptcy protection.

The combination, the financing and the senior note exchange have a number of conditions that must be satisfied prior to closing these transactions. For instance, the combination is conditioned on the successful completion of the senior note exchange. This condition requires us to retire at least $124.9 million of our senior notes in the senior note exchange. Prior to signing the combination agreement we only had offers to exchange outstanding senior notes from holders of $101.2 million of our senior notes, requiring the voluntary participation by holders of a significant amount of senior notes. If more than $22.3 million of our senior notes remain outstanding after the senior note exchange, we may be unable to complete the combination and financing. This condition may be waived by two of the three combining companies. However, even if this condition is successfully waived, the existing offers to tender $101.2 million are conditioned on $32.2 million or less of our senior notes remaining outstanding after the completion of the senior note exchange.

In addition, these transactions are conditioned upon our stockholders approving the proposals described in this proxy statement.

If these conditions are not met or waived and if the combination, the financing and the senior note exchange are not consummated, we will most likely seek bankruptcy protection. In the event of a bankruptcy, we anticipate our existing stockholders will be diluted to 0-5% of our capitalization.

We may be required to pay significant liquidated damages if our stockholders do not approve the issuance of shares in connection with the combination, financing and senior note exchange or if our board of directors changes its recommendation to vote in favor of these transactions.

If our stockholders do not approve the issuance of shares in connection with the combination, financing and senior note exchange, then STT Communications and Pihana may terminate the combination agreement and we will be required to pay up to $750,000 to each of Pihana and STT Communications to cover their expenses. In addition, if we enter into an alternate transaction within twelve months of the termination, we would be obligated to pay to each of Pihana and STT Communications liquidated damages equal to the difference between $1.3 million and the expenses already paid to such party.

If our board of directors changes its recommendation from one in favor of the combination to one against the combination or neutral with respect to the combination, does not recommend against a tender offer by a third party or if we enter into an alternate transaction, then we will be required to pay liquidated damages of $1.3 million to each of Pihana and STT Communications if the combination agreement is terminated. Payment of these liquidated damages would represent a significant portion of our remaining cash and negatively affect our operating results.

Failure to complete the combination, financing and senior note exchange could negatively affect our operating results and our ability to enter into alternative transactions.

If the combination, financing and senior note exchange are not completed for any reason, regardless of whether we seek bankruptcy protection, we will likely experience a number of adverse consequences, including the following:

•	the price of our common stock may decline to the extent that the current market price of our common stock reflects a market assumption that the combination will be completed;

•	an adverse reaction from investors and potential investors may reduce future financing opportunities;

•	our costs related to these transactions, including legal and accounting fees, must be paid even if these transactions are not completed; and

•	we may be obligated to pay the expenses of STT Communications or Pihana, up to $750,000 each, if the combination agreement is terminated.

In addition, if the combination is terminated and we seek another merger or business combination, there can be no assurance that we will be able to find a suitable partner at an attractive price. In addition, while the combination agreement is in effect, we are prohibited from soliciting, initiating or encouraging or entering into extraordinary transactions, such as a merger, sale of assets or other business combination, with any third party. As a result of this prohibition, each company will be precluded from discussing potential transactions and, should the combination not occur, may lose an opportunity for a transaction with another potential partner at a favorable price.

Our officers and two members of our management team who are directors may have different interests from yours that may influence them to recommend these transactions.

Our officers and two members of our management team who are directors have interests in the combination and participate in arrangements that are different from, or are in addition to, those of our stockholders generally. Specifically, immediately following the closing, the combined company will issue options to employees of the combined company which will represent in the aggregate approximately 5 to 8% of the combined company’s capitalization, including significant grants to our executives, who will comprise the majority of the combined company’s management team. The options granted to these officers, and the two members of our board who are part of our management team will mitigate the dilutive effects of the combination, the financing and the senior note exchange on their current equity positions. Therefore, although we believe each such officer and director has complied with their fiduciary duties, they could be more likely to vote to recommend these transactions to our board of directors than if they were not anticipating such option grants. You should consider whether these interests may have influenced these officers to support or recommend these transactions.

Equinix, i-STT and Pihana have limited operating histories and the market for each company’s services is still in its early stages.

We were founded in June 1998 and did not recognize any revenue until November 1999. i-STT was founded in January 2000 and did not recognize any revenue until May 2000. Pihana was founded in June 1999 and did not recognize any revenue until June 2000. These three companies’ limited history makes evaluating their operations and the proposed scale of the combined business difficult. The combined company expects that it will encounter challenges and difficulties frequently experienced by early-stage companies in new and rapidly evolving markets, such as its ability to generate cash flow, hire, train and retain sufficient operational and technical talent, and implement its plan with minimal delays. The combined company may not successfully address any or all of these challenges and the failure to do so would seriously harm its business plan and operating results, and affect its ability to raise additional funds.

If the combined company is unable to meet these challenges and generate higher revenues while reducing costs, it may not be able to comply with the covenants in the credit facility. If the combined company breaches the credit facility, the banks could require repayment of all amounts previously drawn down and the combined company will not have sufficient cash reserves to repay such amounts.

Equinix, i-STT and Pihana have each incurred substantial losses in the past, may continue to incur additional losses in the future and will not be profitable until the combined company reverses this trend.

We incurred losses of approximately $188.4 million for 2001, i-STT incurred losses of approximately $27.0 million for 2001 and Pihana incurred losses of approximately $43.9 million for the same period. We incurred losses of approximately $82.3 million for the nine months ended September 30, 2002, i-STT and Pihana incurred losses of $5.6 million and $113.0 million respectively, for the same period. In recent periods, Equinix, i-STT and Pihana have not generated cash from operations. Even if the combined company achieves profitability, given the competitive and evolving nature of the industry in which it operates, the combined company may not be able to sustain or increase profitability on a quarterly or annual basis.

The combination will delay, and may prevent, our profitability as a result of factors including:

•	Pihana’s data centers are generating significant operating losses and have lower gross margins;

•	costs associated with integrating the three businesses; and

•	fees and costs associated with completing these transactions, including professional fees.

As a result of these increased expenses, the combined company will need to increase revenues in order to reach profitability. If we are unable to sufficiently grow revenues while reducing costs, we may not be able to comply with the cash covenants and EBITDA ratios in the credit facility. If the combined company breaches the credit facility, the banks could require repayment of all amounts previously drawn down and the combined company will not have sufficient cash reserves to repay such amounts.

The combined company expects its operating results to fluctuate.

Equinix, i-STT and Pihana have each experienced fluctuations in their respective results of operations on a quarterly and annual basis. The fluctuation in their operating results may cause the market price of the combined company’s common stock to decline. The combined company expects to experience significant fluctuations in our operating results in the foreseeable future due to a variety of factors, including:

•	changes in general economic conditions and specific market conditions in the telecommunications and Internet industries;

•	conditions related to international operations;

•	growth of Internet use;

•	customer insolvency;

•	the ability of our customers to obtain financing or to fund their capital expenditures;

•	demand for space and services at its IBX hubs;

•	our pricing policies and the pricing policies of its competitors;

•	the timing of customer installations and related payments;

•	customer retention and satisfaction;

•	the provision of customer discounts and credits;

•	the mix of current and proposed products and services and the gross margins associated with its products and services;

•	competition in the markets;

•	the timing and magnitude of capital expenditures and expenses related to the expansion of sales, marketing, operations and acquisitions, if any, of complementary businesses and assets;

•	the effects of terrorist activity and armed conflict, such as disruptions in general economic activity, changes in logistics and security arrangements, and reduced customer demand for our services;

•	the cost and availability of adequate public utilities, including power;

•	ability to obtain, transfer, or maintain licenses required by governmental entities with respect to the combined business; and

•	compliance with governmental regulation with which we have little experience.

Any of the foregoing factors, or other factors discussed elsewhere in this proxy statement, could have a material adverse effect on our business, results of operations, and financial condition. Although Equinix, i-STT and Pihana have experienced growth in revenues in recent quarters, this growth rate is not necessarily indicative of future operating results. It is possible that the combined company may never achieve profitability on a quarterly or annual basis. In addition, a relatively large portion of the combined company’s expenses is fixed in the short-term, particularly with respect to lease and personnel expenses, depreciation and amortization, and interest expenses. Therefore, the combined company’s results of operations are particularly sensitive to fluctuations in revenues. As such, comparisons to prior reporting periods should not be relied upon as indications of the combined company’s future performance. In addition, operating results of the combined company in one or more future quarters may fail to meet the expectations of securities analysts or investors. If this occurs, the combined company could experience an immediate and significant decline in the trading price of its stock.

If the combined company cannot generate higher revenues, while reducing costs by combining the businesses, it may not be able to comply with the covenants in the credit facility. If the combined company breaches the credit facility, the banks could require repayment of all amounts previously drawn down and the combined company will not have sufficient cash reserves to repay such amounts.

If the combination, financing and senior note exchange do not close by December 31, 2002 the costs to the combined company will be increased, and there may be adverse tax consequences to the combined company.

If the combination, financing and senior note exchange close after December 31, 2002, the transaction costs associated with these transactions will be increased to a level greater than planned. In addition, the cost benefits we currently plan for in the combination will not be fully realized. If the costs associated with these transactions significantly exceed expectations or if we are unable to recognize sufficient cost savings in the combination, the combined company may not be able to comply with the covenants in the credit facility. If the combined company breaches the credit facility, the banks could require repayment of all amounts previously drawn down and the combined company will not have sufficient cash reserves to repay such amounts.

In general, if we do not incur sufficient losses in the tax year in which the combination, the financing and the senior note exchange close, we will be forced to utilize available net operating loss carryforwards to offset the cancellation of indebtedness income generated by the senior note exchange. However, a number of states in which we are subject to tax, including California and New Jersey, have adopted legislation suspending the ability to utilize net operating loss carryforwards for state tax purposes. If the combination, financing and senior note exchange do not close on or prior to December 31, 2002, the likelihood that we will have sufficient losses incurred during the tax year in which such transactions do ultimately close to fully offset the cancellation of indebtedness income generated by the senior note exchange diminishes, and, therefore, the likelihood that we will have a material state tax liability as a result of the senior note exchange increases.

If we cannot successfully integrate Pihana’s and i-STT’s respective existing business operations, the combined company may not achieve the anticipated benefits of the combination.

Integrating i-STT and Pihana into our business operations involves a number of risks, including:

•	the difficulties and expenses in combining the operations, technology and systems of the three companies;

•	the different geographic locations of the principal operations of us, i-STT and Pihana;

•	the difficulties in integrating the companies’ key revenue-generating services in a way that would be accepted in the market;

•	the difficulties in the creation and maintenance of uniform standards, controls, procedures and policies;

•	the diversion of management’s attention from ongoing operations;

•	the challenges in keeping and attracting customers; and

•	the introduction of new or enhanced services.

If the combined company is to realize the anticipated benefits of the combination, our operations must be efficiently and effectively integrated with the operation of i-STT and Pihana. There can be no assurance that the integration will be successful or that the anticipated benefits of the combination will be realized. If the combined company cannot generate higher revenues, while reducing costs, it may not be able to comply with the covenants in the credit facility. If the combined company breaches the credit facility, the banks could require repayment of all amounts previously drawn down and the combined company will not have sufficient cash reserves to repay such amounts.

In addition, the i-STT and Pihana businesses have never operated as part of a publicly-held company and will now be subject to rigorous disclosure and reporting obligations. Applying these more rigorous requirements to i-STT and Pihana may significantly impact their reported financial results due to increased controls over their revenue and liabilities. Further, the process of combining the companies could create uncertainty among employees about their future roles with the combined company, thereby negatively affecting employee morale. This uncertainty may adversely affect the ability of the combined company to retain some of its key employees after the combination.

If the combined company cannot effectively integrate and manage international operations, its revenues may not increase and its business and results of operations would be harmed.

In 2001, our sales outside North America represented less than 1% of our revenues, i-STT’s sales outside North America represented approximately 100% of its revenues and Pihana’s sales outside North America represented approximately 34% of its revenues. We anticipate that, for the foreseeable future, approximately 20% of the combined company’s revenues will be derived from sources outside North America. The combined company’s management team will be comprised primarily of our executives, some of whom have had limited or no experience overseeing international operations.

The combined company may experience gains and losses resulting from fluctuations in foreign currency exchange rates, for which hedging activities may not adequately protect us. Where our prices are denominated in U.S. dollars, our sales could be adversely affected by declines in foreign currencies relative to the U.S. dollar, thereby making our products more expensive in local currencies. The combined company’s international operations are generally subject to a number of additional risks, including:

•	costs of customizing IBX hubs for foreign countries;

•	protectionist laws and business practices favoring local competition;

•	greater difficulty or delay in accounts receivable collection;

•	difficulties in staffing and managing foreign operations;

•	political and economic instability;

•	ability to obtain, transfer, or maintain licenses required by governmental entities with respect to the combined business; and

•	compliance with governmental regulation with which we have little experience.

To date, the majority of Equinix’s and Pihana’s revenues and costs have been denominated in U.S. dollars. However, the combined company expects that in the future an increasing portion of revenues and costs will be denominated in foreign currencies. Although the combined company may undertake foreign exchange hedging transactions to reduce foreign currency transaction exposure, it does not currently intend to eliminate all foreign currency transaction exposure.

The combined company needs to improve and implement financial and managerial controls and improve its reporting systems and procedures. If the combined company is unable to do so successfully, it may not be able to manage growth effectively and its operating results would be harmed.

The combination will place a significant strain on management, information systems and resources. In order to manage this growth effectively, the combined company will need to continue to improve its financial and managerial controls and reporting systems and procedures. Any inability of the combined company’s management to integrate additional companies, employees, technology advances and customer service into operations and to eliminate unnecessary duplication may have a materially adverse effect on its business, financial condition and results of operations.

The combined company may be forced to take steps, and may be prevented from pursuing certain business opportunities, to ensure compliance with certain tax-related covenants agreed to by us in the combination agreement.

We agreed to a covenant in the combination agreement (which we refer to as the FIRPTA covenant) that we would use all commercially reasonable efforts to ensure that at all times from and after the closing of the combination until such time as neither STT Communications nor its affiliates hold our capital stock or debt securities (or the capital stock received upon conversion of the debt securities) received by STT Communications in connection with the consummation of the transactions contemplated in the combination agreement, none of our capital stock issued to STT Communications constitute “United States real property interests” within the meaning of Section 897(c) of the Internal Revenue Code of 1986, which we call the Code. Under Section 897(c) of the Code, our capital stock issued to STT Communications would generally constitute “United States real property interests” at such point in time that the fair market value of the “United States real property interests” owned by us equals or exceeds 50% of the sum of the aggregate fair market values of (a) our “United States real property interests,” (b) our interests in real property located outside the U.S., and (c) any other assets held by us which are used or held for use in our trade or business. Given that we currently own significant amounts of “United States real property interests,” we may be limited with respect to the business opportunities we may pursue, particularly if the business opportunities would increase the amounts of “United States real property interests” owned by us or decrease the amount of other assets owned by us. In addition, pursuant to the FIRPTA covenant we may be forced to take commercially reasonable proactive steps to ensure our compliance with the FIRPTA covenant, including, but not limited to, (a) a sale-leaseback transaction with respect to all real property interests, or (b) the formation of a holding company organized under the laws of the Republic of Singapore which would issue shares of its capital stock in exchange for all of our outstanding stock (this reorganization would require the submission of that transaction to our stockholders for their approval and the consummation of that exchange).

Customers of the combined company will include numerous related parties of i-STT.

In the past, a substantial portion of i-STT’s financing, as well as its revenues, has come from its affiliates. i-STT will continue to have contractual and other business relationships and may engage in material transactions with affiliates of STT Communications. Circumstances may arise in which the interests of STT Communications’ affiliates may conflict with the interests of the combined company’s other stockholders. In addition, Singapore Technologies Pte Ltd, an affiliate of STT Communications, makes investments in various companies; it has invested in the past, and may invest in the future, in entities that compete with the combined company. In the context of negotiating commercial arrangements with affiliates, conflicts of interest have arisen in the past and may arise, in this or other contexts, in the future. There can be no assurance that any conflicts of interest will be resolved in the combined company’s favor.

The combination could harm key third party relationships.

Our current and potential relationships, as well as the present and potential relationships of i-STT and Pihana, with customers and other third parties may be harmed by the combination. Uncertainties following the combination may cause these parties to delay decisions regarding these relationships. Any changes in these relationships could harm the combined company’s business. Customers of Equinix, i-STT, or Pihana and other third parties may, in response to the announcement of the combination or loss of employees related to the integration of the businesses, delay or defer decisions concerning Equinix, i-STT, or Pihana. For example, the combination agreement requires Pihana to divest its data center in Korea. Many of the customers in Pihana’s data center in Korea are potential customers of the combined company’s other IBX hubs. The transfer or closure of Pihana’s data center in Korea may result in the customers of Pihana’s Korea data center choosing to do business with competitors of the combined company in other markets. That transfer could reduce or eliminate the combined company’s revenue with respect to those customers and could have a negative affect on the combined company’s operating results. The combined company could experience a decrease in expected revenue as a consequence of uncertainties associated with the combination. Any delay or deferral in those decisions by customers of Equinix, i-STT, or Pihana or other third parties could have a material adverse effect on the business of the combined company.

Risks Related to Equinix, Inc.

The combined company’s success is dependent on the retention of its executive officers and key employees following the combination.

The combined company will be substantially dependent upon the continued service of our executive officers. In addition, the combined company will be dependent on the retention of key employees of Pihana and i-STT who have knowledge of the applicable local business environment and data center operations. Without these individuals as part of the management team for the combined company, it may be significantly more difficult to efficiently and effectively integrate our critical functions with those of i-STT and Pihana and create a combined company that can compete effectively against other Internet infrastructure companies.

If the economy does not improve and the use of the Internet and electronic business does not grow, revenues of the combined company may not grow.

Acceptance and use of the Internet may not continue to develop at historical rates and a sufficiently broad base of consumers may not adopt or continue to use the Internet and other online services as a medium of commerce. Demand for Internet services and products are subject to a high level of uncertainty and are subject to significant pricing pressure. In addition, even if consumers do adopt and continue to use online services, we do not expect a significant increase in revenues until the economy begins to improve generally. As a result, we cannot be certain that a viable market for our IBX hubs will materialize. If the market for the combined company’s IBX hubs grows more slowly than we currently anticipate, the combined company’s revenues will not grow and its operating results will suffer. If the combined company cannot grow revenues while reducing costs, it may not be able to comply with the covenants in the credit facility. If the combined company breaches the credit facility, the banks could require repayment of all amounts previously drawn down and the combined company will not have sufficient cash reserves to repay such amounts.

We have significant debt and we may not generate sufficient cash flow to meet our debt service obligations.

Assuming we retire $124.9 million of our senior notes in the senior note exchange and we issue $30.0 million of convertible secured notes, after the combination, the financing and the senior note exchange our total debt will likely consist primarily of the following:

•	a total of $22.3 million principal amount of senior notes;

•	a total of $92.5 million principal amount of loans under our credit facility;

•	a total of $30.0 million of newly issued convertible secured notes; and

•	approximately $9.0 million of other outstanding debt facilities and capital lease obligations.

The amount of the combined company’s debt could have important consequences, including:

•	impairing its ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes;

•	requiring it to dedicate a substantial portion of its operating cash flow to paying principal and interest on indebtedness, thereby reducing the funds available for operations;

•	limiting its ability to grow and make capital expenditures due to the financial covenants contained in its debt arrangements;

•	impairing its ability to adjust rapidly to changing market conditions, invest in new or developing technologies, or take advantage of significant business opportunities that may arise; and

•	making the combined company more vulnerable if a general economic downturn continues or if its businesses experience difficulties.

If the combined company cannot generate sufficient additional revenue and recognize sufficient synergy savings by combining the businesses, it may not be able to meet its debt service obligations or repay its debt when due or comply with other covenants in the credit facility. If the combined company breaches the credit facility, the banks could require repayment of all amounts previously drawn down, and the combined company will not have sufficient cash reserves to repay such amounts.

We may be unable to raise the funds necessary to repay or refinance our indebtedness.

We will be obligated to make principal and interest payments on our credit facility each year until 2006 and on our senior notes each year until 2007. Additionally, in 2006 our credit facility matures and in 2007 the convertible secured notes mature and our senior notes mature. Each of these obligations require significant amounts of liquidity. We may need additional capital to fund those obligations. Our ability to arrange financing and the cost of this financing will depend upon many factors, including:

•	general economic and capital markets conditions generally, and in particular the non-investment grade debt market;

•	conditions in the Internet infrastructure market;

•	credit availability from banks or other lenders;

•	investor confidence in the telecommunications industry generally and our company specifically;

•	the success of our IBX hubs; and

•	provisions of tax and securities laws that are conducive to raising capital.

If we need additional funds, our inability to raise them will have an adverse effect on our operations. If we decide to raise additional funds by incurring debt, we may become subject to additional or more restrictive financial covenants and ratios.

We are subject to restrictive covenants under the credit facility that limit our flexibility in managing our business.

Our credit facility requires that the combined company maintain specific financial ratios and comply with covenants, including a monthly cash covenant, and contains numerous restrictions on our ability to incur debt, pay dividends or make other restricted payments, sell assets, enter into affiliate transactions and take other actions. Furthermore, our existing financial arrangements are, and future financing arrangements are likely to be, secured by substantially all of our assets. If we are unable to meet the terms of the financial covenants or if we breach any of these covenants, a default could result under one or more of these agreements. A default, if not waived by our lenders, could result in the acceleration of outstanding indebtedness and cause our debt to become immediately due and payable. If an acceleration occurs, we will not be able to repay our debt, and it is unlikely that we will be able to borrow sufficient additional funds to refinance our debt. Even if new financing is made available to us, it may not be available on terms acceptable to us.

The combined company may not be able to maintain its listing on The Nasdaq National Market.

Our stock is currently traded on The Nasdaq National Market. Under Nasdaq’s listing maintenance standards, if the closing bid price of a company’s common stock remains under $1.00 per share for 30 consecutive trading days, Nasdaq will issue a deficiency notice to that company. If the closing bid price does not reach at least $1.00 per share for a minimum of ten consecutive trading days during the 90 calendar days following the issuance of the deficiency notice from Nasdaq, Nasdaq may delist that company’s common stock from trading on The Nasdaq National Market. On May 16, 2002 we received a notice from Nasdaq stating that we were not in compliance with Nasdaq’s continued listing requirements because the minimum closing bid price of our common stock had remained below $1.00 for 30 consecutive trading days. The letter further stated that the closing bid price of our common stock must be at least $1.00 per share for ten consecutive trading days during the 90-day period subsequent to May 16, 2002, or Nasdaq would delist our common stock from trading on The Nasdaq National Market on or about August 14, 2002. On August 15, 2002, we received a notice from Nasdaq indicating that the failure of our common stock to maintain Nasdaq’s minimum closing bid price requirement of $1.00 has continued beyond the 90-day probationary period allowed under The Nasdaq National Marketplace Rules and, therefore, our common stock may be delisted. On August 21, 2002, we appealed the delisting decision and requested the delisting be stayed pending a hearing before the Nasdaq Qualifications Panel. A hearing was granted and we appeared before the panel on October 3, 2002. We are currently waiting to receive a final determination from Nasdaq on our appeal.

In order to avoid a delisting of our common stock, the combined company may be required to take various measures, including effecting a reverse split of our common stock. We cannot predict that a reverse stock split will increase the market price for our common stock. The history of similar stock split combinations for a company in like circumstances is often not positive. There is no assurance that the market price per share of our common stock following a reverse stock split will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq or that we will otherwise meet the requirements of Nasdaq for continued inclusion for trading on Nasdaq.

Furthermore, if Nasdaq views the combination as a change in control, we may be required to apply for initial inclusion on The Nasdaq National Market. The initial listing process can be time consuming, expensive and can divert management’s attention away from the integration of the combined company. In addition, it is possible that the combined company would not meet the initial listing requirements of The Nasdaq National Market. In order to meet the initial listing requirements, the combined company must meet all of the requirements under at least one of three listing standards for initial listing on The Nasdaq National Market. The listing standards include minimum financial requirements for some or all of the following categories: stockholders’ equity of $15.0 million, income from continuing operations before income taxes of $1.0 million, 1.1 million publicly held shares, $8.0 million market value of publicly held shares, $5 bid price, 400 round lot shareholders and 3 market makers. In addition, the listing standards include corporate governance requirements. The entry fees for initial listing vary depending on the number of shares being listed, ranging from $100,000 to $150,000. As of date of this filing, we would not meet the minimum bid price requirement for initial listing.

If the combined company’s stock is delisted and thus no longer eligible for quotation on The Nasdaq National Market, it would trade either as a Nasdaq Small Cap issue or in the over-the-counter market, both of which are viewed by most investors as less desirable and less liquid marketplaces. The loss of the combined company’s listing on The Nasdaq National Market would also complicate compliance with state blue-sky laws. Furthermore, our ability to raise additional capital would be severely impaired. As a result of these factors, the value of the common stock would decline significantly.

A reverse split of our common stock will result in a greater number of stockholders with odd lots of less than 100 shares of our common stock, which may result in higher transaction fees and decreased liquidity for such stockholders.

If the proposed reverse stock is implemented, it will increase the number of our stockholders who own “odd lots” of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock. As a result, an increased number of our stockholders will have increased costs associated with the sale of their stock and may have increased difficulty selling their shares.

A significant number of shares of our capital stock issued in connection with the combination, the financing and the senior note exchange may be sold in the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

As described in this proxy statement, we are issuing a large number of shares of our capital stock to Pihana stockholders, STT Communications, other investors purchasing convertible secured notes in the financing and holders of our senior notes in connection with the combination, financing and senior note exchange. The shares of common stock issued in the senior note exchange may be sold into the public market immediately following the closing of the exchange. The shares of common stock issued in connection with the combination will be registered for resale within six months. Subject to the restrictions described in this proxy statement, the senior notes and warrants issued in connection with the financing are immediately convertible or exercisable into shares of common stock and the underlying shares of common stock may be registered for resale within six months of the closing. Sales of a substantial number of shares of our common stock by these parties within any narrow period of time could cause our stock price to fall. In addition, the issuance of the additional shares of our common stock as a result of these transactions will reduce our earnings per share, if any. This dilution could reduce the market price of our common stock unless and until the combined company achieves revenue growth or cost savings and other business economies sufficient to offset the effect of this issuance. There can be no assurance that the combined company will achieve revenue growth, cost savings or other business economies, or that our stockholders will achieve greater returns as a stockholder of the combined company than as a stockholder of our current company.

Our stock price is volatile and the number of shares of our common stock to be received in the combination will not be adjusted in the event of any change in our stock price.

Under the combination agreement, the number of shares of our common stock that i-STT and Pihana stockholders will receive in the combination will not be adjusted because of any increase or decrease in the price of Equinix common stock as reflected on The Nasdaq National Market. The price of our common stock at the closing may vary from its price on the date of this proxy statement and on the date of our special meeting. Further, under the combination agreement, neither Equinix, i-STT nor Pihana will have the right to terminate or renegotiate the combination agreement or to resolicit proxies as a result of any increase or decrease in the value of our common stock. If the price of our common stock goes up substantially, it may appear we have issued too many shares in exchange for the assets we are receiving in the combination. The market price of our common stock, like that of many other Internet infrastructure companies, has been and will likely continue to be volatile. Recently, the stock market in general and the shares of Internet infrastructure companies in particular, have experienced significant price fluctuations. The market price of our common stock may continue to fluctuate significantly in response to various factors, including without limitation:

•	changes in our business, operations or prospects;

•	the timing of the completion of the combination;

•	the prospects of post-combination operations; and

•	general market and economic conditions.

The combined company’s profitability will be affected by the average selling price of its services and its operations efficiency rates.

Decreases in the average selling prices of our, i-STT’s, and Pihana’s services have had and will continue to have a material adverse effect on its profitability. Historically, the average per square foot selling price of our, i-STT’s and Pihana’s services have declined since the commencement of their respective operations. The combined company’s ability to achieve profitability will continue to be dependent, in large part, upon its ability to offset any decreases in average per square foot selling prices by improving operations efficiency, and increasing the value added services provided at its IBX hubs. If the combined company is unable to do so, its business, financial condition and results of operations could be materially adversely affected.

The combined company will resell products and services of third parties that may require that it pay for such services even if its customers fail to pay the combined company for the services which may have a negative impact on the combined company’s operating results.

In order to provide resale services such as bandwidth, managed services, backup and recovery services and other network management services, the combined company will contract with third party service providers. These services require the combined company to enter into fixed term contracts for services with third party suppliers of products and services. If the combined company experiences the loss of a customer who has purchased a resale product, the combined company will remain obligated to continue paying moneys to suppliers for the term of the underlying contracts. The payment of these obligations without a corresponding payment from customers will reduce the combined company’s financial resources and may have a material adverse affect on the combined company’s financial performance and operating results.

The combined company may not be able to compete successfully against current and future competitors.

The combined company’s IBX hubs and other products and services must be able to differentiate themselves from existing providers of space and services for telecommunications companies, web hosting companies and other colocation providers. In addition to competing with neutral colocation providers, it must compete with traditional colocation providers, including local phone companies, long distance phone companies, Internet service providers and web hosting facilities. Likewise, with respect to the combined company’s other products and services, including managed services, bandwidth services and security services, the combined company must compete with more established providers of similar services. Most of these companies have longer operating histories and significantly greater financial, technical, marketing and other resources than the combined company.

Because of their greater financial resources, some of these companies have the ability to adopt aggressive pricing policies. As a result, in the future, the combined company may suffer from pricing pressure that would adversely affect its ability to generate revenues and adversely affect its operating results. In addition, these competitors could offer colocation on neutral terms, and may start doing so in the same metropolitan areas where we have IBX hubs. Some of these competitors may also provide the combined company’s target customers with additional benefits, including bundled communication services, and may do so in a manner that is more attractive to the combined company’s potential customers than obtaining space in the combined company’s IBX hubs. We believe the combined company’s neutrality provides it with an advantage over these competitors. However, if these competitors were able to adopt aggressive pricing policies together with offering colocation space, the combined company’s ability to generate revenues would be materially adversely affected.

The combined company may also face competition from persons seeking to replicate its IBX concept. Competitors may operate more successfully or form alliances to acquire significant market share. Furthermore, enterprises that have already invested substantial resources in peering arrangements may be reluctant or slow to adopt the combined company’s approach that may replace, limit or compete with their existing systems. In addition, other companies may be able to attract the same potential customers that the combined company will be targeting. Once customers are located in competitors’ facilities, it will be extremely difficult to convince them to relocate to the combined company’s IBX hubs.

Because the combined company depends on the development and growth of a balanced customer base, failure to attract and retain this base of customers could harm the combined company’s business and operating results.

The combined company’s ability to maximize revenues depends on its ability to develop and grow a balanced customer base, consisting of a variety of companies, including network service providers, site and performance management companies, and enterprise and content companies. The more balanced the customer base within each IBX hub, the better the combined company will be able to generate significant interconnection revenues, which in turn increases its overall revenues. The combined company’s ability to attract customers to its IBX hubs will depend on a variety of factors, including the presence of multiple carriers, the mix of products and services offered by the combined company, the overall mix of customers, the IBX hub’s operating reliability and security and the combined company’s ability to effectively market its services. In addition, some of the combined company’s customers are and will continue to be Internet companies that face many competitive pressures and that may not ultimately be successful. If these customers do not succeed, they will not continue to use the IBX hubs. This may be disruptive to the combined company’s business and may adversely affect their business, financial condition and results of operations.

The combined company’s products and services have a long sales cycle that may materially adversely affect the combined company’s business, financial condition and results of operations.

A customer’s decision to license cabinet space in the IBX hubs and to purchase additional services typically involves a significant commitment of resources and will be influenced by, among other things, the customer’s confidence in the combined company’s financial strength. In addition, some customers will be reluctant to commit to locating in the combined company’s IBX hubs until they are confident that the IBX hub has adequate carrier connections. As a result, the combined company will have a long sales cycle. Delays due to the length of the combined company’s sales cycle may materially adversely affect its business, financial condition and results of operations.

The combined company will depend on a number of third parties to provide Internet connectivity to its IBX hubs; if connectivity is interrupted or terminated, our operating results and cash flow will be materially adversely affected.

The presence of diverse telecommunications carriers’ fiber networks to our IBX hubs is critical to our ability to attract new customers. We believe that the availability of carrier capacity will directly affect our ability to achieve our projected results.

We are not a telecommunications carrier, and as such we rely on third parties to provide our customers with carrier services. We rely primarily on revenue opportunities from their customers to encourage carriers to invest the capital and operating resources required to build facilities from their locations to our IBX hubs. Carriers will likely evaluate the revenue opportunity of an IBX hub based on the assumption that the environment will be highly competitive. There can be no assurance that any carrier will elect to offer its services within the combined company’s IBX hubs. In addition, there can be no assurance once a carrier has decided to provide Internet connectivity to the combined company’s IBX hubs that it will continue to do so for any period of time.

The construction required to connect multiple carrier facilities to the combined company’s IBX hubs is complex and involves factors outside of its control, including regulatory processes and the availability of construction resources. If the establishment of highly diverse Internet connectivity to the combined company’s IBX hubs does not occur or is materially delayed or is discontinued, the combined company’s operating results and cash flow will be adversely affected. Further, many carriers are experiencing business difficulties. As a result, some carriers may be forced to terminate connectivity within the combined company’s IBX hubs. For example, on January 16, 2001, NorthPoint Communications, a carrier in one of our IBX hubs, announced that it filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. As a result, NorthPoint terminated connectivity in our IBX hubs after its assets were sold. As an additional example, Worldcom, a significant carrier within our IBX hubs, has also recently filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code.

Any failure of the combined company’s physical infrastructure or services could lead to significant costs and disruptions that could reduce its revenue and harm its business reputation and financial results.

The combined company’s business depends on providing customers with highly reliable service. We must protect customers’ IBX infrastructure and customers’ equipment located in our IBX hubs. The services we provide are subject to failure resulting from numerous factors, including:

•	human error;

•	physical or electronic security breaches;

•	fire, earthquake, flood and other natural disasters;

•	water damage;

•	power loss;

•	sabotage and vandalism; and

•	failure of business partners who provide the combined company’s resale products.

Problems at one or more of the combined company’s IBX hubs, whether or not within our control, could result in service interruptions or significant equipment damage. In the past, a limited number of our customers have experienced temporary losses of power and failure of our services levels on products such as bandwidth connectivity. If the combined company incurs significant financial commitments to its customers in connection with a loss of power, or its failure to meet other service level commitment obligations, its liability insurance may not be adequate to cover those expenses. In addition, any loss of services, equipment damage or inability to meet its service level commitment obligations, particularly in the early stage of the combined company’s development, could reduce the confidence of its customers and could consequently impair its ability to obtain and retain customers, which would adversely affect both its ability to generate revenues and its operating results.

Furthermore, the combined company will be dependent upon internet service providers, telecommunications carriers and other website operators in the U.S., Asia and elsewhere, some of which may have experienced significant system failures and electrical outages in the past. Users of the combined company’s services may in the future experience difficulties due to system failures unrelated to systems and services of the combined company. If for any reason, these providers failed to provide the required services, the combined company’s business, financial condition and results of operations could be materially adversely impacted.

A portion of the managed services business we will acquire in the combination involves the processing and storage of confidential customer information. Inappropriate use of those services could jeopardize the security of customers’ confidential information causing losses of data or financially impacting us or our customers. Efforts to alleviate problems caused by computer viruses or other inappropriate uses or security breaches may lead to interruptions, delays or cessation of our managed services.

There is no known prevention or defense against denial of service attacks. During a prolonged denial of service attack, the Internet service will not be available for several hours, thus impacting hosted customers on-line business transactions. Affected customers might file claims against the combined company under such circumstances.

To the extent a failure of the combined company’s physical infrastructure, services, or services provided by service providers results in decreased revenues, the combined company may not be able to comply with covenants in its credit facility. If the combined company is unable to comply with covenants in its credit facility, the banks may require repayment of all outstanding amounts, and the combined company will not have sufficient cash reserves to repay those amounts.

The combined company’s business could be harmed by prolonged electrical power outages or shortages, increased costs of energy or general availability of electrical resources.

The combined company’s IBX hubs are susceptible to regional costs of power, electrical power shortages, planned or unplanned power outages caused by these shortages, such as those that occurred in California during 2001, and limitations, especially internationally, of adequate power resources. The overall power shortage in California has increased the cost of energy, which we may not be able to pass on to the combined company’s customers. We attempt to limit exposure to system downtime by using backup generators and power supplies. Power outages, which last beyond the combined company’s backup and alternative power arrangements, could harm its customers and its business.

The combined company may experience service interruptions, loss of customers and drain on resources if it is unable to renew its facility leases.

The combined company will have several short term leases on its IBX hubs that are located outside of North America. For example, i-STT currently leases approximately 86,100 square feet for its facility in Singapore, of which approximately 71,900 square feet expire in July 2003. Upon its expiration, the combined company may not be able to renew its leases under reasonable terms, if at all and may have to relocate its IBX hubs to other facilities. A relocation of any IBX hub could result in service interruptions and significant additional expenses. In addition, seeking a new facility could divert management’s attention and the combined company’s resources.

Government regulation may adversely affect the use of the Internet and our business.

Various laws and governmental regulations governing Internet related services, related communications services and information technologies, and electronic commerce remain largely unsettled, even in areas where there has been some legislative action. This is true both in the U.S. and the various foreign countries in which the combined company will operate. It may take years to determine whether and how existing laws, such as those governing intellectual property, privacy, libel, telecommunications services, and taxation, apply to the Internet and to related services such as those of the combined company. The combined company has little experience with such international regulatory issues and substantial resources of the company may be required to comply with regulations or bring any non-complaint business practices into compliance with such regulations. In addition, the development of the market for online commerce and the displacement of traditional telephony service by the Internet and related communications services may prompt increased call for more stringent consumer protection laws or other regulation both in the U.S. and abroad, that may impose additional burdens on companies conducting business online and their services providers. The compliance with, adoption of or modification of laws or regulations relating to the Internet, or interpretations of the existing law, could have a material adverse effect on the combined company’s business, financial condition and results of operation.

Recent terrorist activity throughout the world and military action to counter terrorism could adversely impact the combined company’s business.

The September 11, 2001 terrorist attacks in the U.S., the ensuing declaration of war on terrorism and the continued threat of terrorist activity and other acts of war or hostility appear to be having an adverse effect on business, financial and general economic conditions internationally. These effects may, in turn, result in increased costs due to the need to provide enhanced security, which would have a material adverse effect on the combined company’s business and results of operations. These circumstances may also adversely affect the combined company’s ability to attract and retain customers, its ability to raise capital and the operation and maintenance of its IBX hubs.

The combined company may make acquisitions, which pose integration and other risks that could harm the combined company’s business.

We may seek to acquire complementary businesses, products, services and technologies. As a result of these acquisitions, we may be required to incur additional debt and expenditures and issue additional shares of the combined company’s stock to pay for the acquired business, product, service or technology, which will dilute existing stockholders’ ownership interest in the combined company. In addition, if we fail to successfully integrate and manage acquired businesses, products, services and technologies, the combined company’s business and financial results would be harmed.

We are subject to securities class action litigation, which may harm our business and results of operations.

In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. During the quarter ended September 30, 2001, putative shareholder class action lawsuits were filed against us, a number of our officers and directors, and several investment banks that were underwriters of our initial public offering. The suits allege that the underwriter defendants agreed to allocate stock in our initial public offering to certain investors in exchange for excessive and undisclosed commissions and agreements by those investors to make additional purchases in the aftermarket at pre-determined prices. Plaintiffs allege that the prospectus for our initial public offering was false and misleading and in violation of the securities laws because it did not disclose these arrangements. The defense of this litigation may increase the combined company’s expenses and divert its management’s attention and resources. An adverse outcome in this litigation could seriously harm the combined company’s business and results of operations. In addition, the combined company may, in the future, be subject to other securities class action or similar litigation.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of the management of Equinix, i-STT and Pihana, based on information currently available to each company’s management. The use of words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “should,” “likely” or similar expressions indicates that a forward-looking statement is being made. Forward-looking statements include, among other things, the information concerning possible or assumed future results of operations of the combined company set forth under:

•	“Summary”;

•	“Risk Factors”;

•	“The Combination”;

•	“The Financing”;

•	“The Senior Note Exchange”;

•	“Unaudited Pro Forma Combined Consolidated Condensed Financial Statements”;

•	“Management’s Discussion and Analysis of Financial Condition and Results of Operations of Equinix”;

•	“Management’s Discussion and Analysis of Financial Condition and Results of Operations of i-STT”; and

•	“Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pihana.”

Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of Equinix, i-STT and Pihana may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statements. Those statements are made in reliance on the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors” beginning on page 23. This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Equinix, i-STT and Pihana expressly disclaim any obligation to update or alter forward-looking statements, whether as a result of new information, future events or otherwise.

MARKET PRICE AND DIVIDEND INFORMATION

Equinix Common Stock

Our common stock is traded on The Nasdaq National Market under the symbol “EQIX.” Our common stock began trading in August 2000. The following table sets forth the range of high and low sales prices reported on The Nasdaq National Market for our common stock for the periods indicated.

	Common Stock Price
	High	Low
Year ended December 31, 2000:
Third Quarter (beginning August 10, 2000)	$16.19	$8.88
Fourth Quarter	9.75	3.50

Year ended December 31, 2001:
First Quarter	$7.00	$1.25
Second Quarter	1.73	0.59
Third Quarter	1.43	0.38
Fourth Quarter	3.37	0.39

Year ended December 31, 2002:
First Quarter	$3.38	$1.06
Second Quarter	1.15	0.35
Third Quarter	0.58	0.21
Fourth Quarter (through November 22, 2002)	0.36	0.22

On October 1, 2002, the last full trading day prior to the public announcement of the execution and delivery of the combination agreement, the last reported sale price of our common stock on The Nasdaq National Market was $0.36 per share. On November 22, 2002, the last reported sale price of our common stock on The Nasdaq National Market was $0.28 per share.

Because the market prices of our common stock may fluctuate, the market prices per share of the shares of our common stock that holders of i-STT and Pihana capital stock will receive in the combination, as reported on The Nasdaq National Market, may increase or decrease prior to the combination.

i-STT Capital Stock

i-STT’s capital stock is not publicly traded.

Pihana Capital Stock

Pihana’s capital stock is not publicly traded.

Stockholders

As of September 30, 2002, we had issued and outstanding 98,892,711 shares of our common stock held by approximately 461 stockholders of record.

As of October 2, 2002, i-STT had issued and outstanding 54,000,000 shares of its stock, all of which are held by STT Communications.

As of October 2, 2002, Pihana had issued and outstanding 34,765,057 shares of its common stock and 85,189,965 shares of its preferred stock held by approximately 56 stockholders of record.

Dividends

Neither Equinix, i-STT nor Pihana have ever declared or paid cash dividends on their respective capital stock. The combined company currently expects to retain future earnings, if any, for use in the operation and expenses of our business and does not anticipate paying any cash dividends in the foreseeable future.

OUR SPECIAL MEETING

General Information

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for a special meeting of stockholders to be held at the offices of Willkie Farr & Gallagher located at 787 Seventh Avenue, New York, New York 10019, on            ,                     , 2002, beginning at 9:00 a.m. Eastern Time, and at any adjournment or postponement of the special meeting.

Voting Rights and Solicitation of Proxies

Our common stock is the only type of security entitled to vote at the special meeting. At the close of business on         , 2002, the record date for determination of stockholders entitled to vote at the special meeting, there were         shares of common stock outstanding. Each stockholder of record on the record date is entitled to one vote for each share of common stock held by such stockholder on the record date. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Quorum Required

Our bylaws provide that the holders of a majority of our common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the special meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Votes Required

Proposal 1.    Approval of the issuance of shares of our common stock and preferred stock in connection with the combination, the financing and the senior note exchange, requires the affirmative vote of a majority of the shares of common stock present at the special meeting and entitled to vote at the special meeting so long as quorum of stockholders is achieved. Abstentions will have the same effect as a vote cast “against” the proposal. Broker non-votes will have no effect on the approval.

Proposal 2.    Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the special meeting. Abstentions and broker non-votes will have the same effect as a vote cast “against” the proposal.

Proxies

Whether or not you are able to attend our special meeting, you are urged to complete and return the enclosed proxy, which is solicited by the board of directors and which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted as follows:

1.	FOR approval of the issuance of shares of our common stock and preferred stock in connection with the combination, the financing and the senior note exchange; and

2.	FOR adoption of the agreement and plan of merger, dated as of October 17, 2002, by and between us and our wholly-owned subsidiary, Eagle Oasis, Inc.

You may also revoke or change your proxy at any time before the special meeting. To do this, send a written notice of revocation or another signed proxy with a later date to our corporate secretary so that it is received at our principal executive offices before the beginning of the special meeting. You may also automatically revoke your proxy by attending the special meeting and voting in person. All shares represented by a valid proxy received prior to the special meeting will be voted.

Solicitation of Proxies

We have retained Georgeson Shareholder Communications, Inc. at a cost of approximately $10,000 to solicit proxies. We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy, and any additional solicitation material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for those services.

Appraisal Rights

Our stockholders are not entitled to appraisal rights in connection with the issuance of shares of our common stock and shares of our preferred stock in connection with any of the proposals in this proxy statement or in connection with the transactions contemplated by the charter merger.

PROPOSAL 1

THE ISSUANCE OF SHARES IN CONNECTION WITH THE COMBINATION,  THE FINANCING AND THE SENIOR NOTE EXCHANGE

This section of this proxy statement describes material aspects of the combination, the financing and the senior note exchange. Although the description covers the material terms of the transaction, this summary may not contain all of the information important to our stockholders about each transaction. You should carefully read the combination agreement which is attached as Annex A and the other documents to which you are referred in this proxy statement for a more complete understanding of the combination.

Background of the Combination, the Financing and the Senior Note Exchange

In recent years, as a part of the continuous evaluation of our business, we have regularly considered a variety of strategic initiatives and transactions with a view toward increasing stockholder value. We have explored different strategic alternatives, including the consideration of acquisitions, dispositions and commercial relationships.

Commencing in mid-2001, members of our executive management team began to explore various financing strategies and alternatives intended to reduce our outstanding debt and to raise new equity capital. These strategies and alternatives included raising new equity, issuing new debt, commencing a tender for all of our bonds in exchange for equity only, and reorganizing either through a formal bankruptcy proceeding or through an out-of-court restructuring. Given the economy, and specifically the environment in the telecommunication sector, we had no other alternatives that would have allowed us to avoid filing for bankruptcy protection, other than the proposed combination and financing. We believe that a bankruptcy filing would negatively impact our underlying business and would result in the value of our existing equity being virtually, if not entirely, eliminated. As a result, we rejected these alternatives.

In August 2001, we began discussions with Pihana regarding the possibility of entering into a strategic sales relationship. These discussions continued over the course of the next month and, in September 2001, we entered into a strategic selling agreement with Pihana whereby we would refer our customers seeking a colocation facility in Asia to Pihana’s data centers. We selected Pihana because their business model, specifically their focus on maintaining a carrier-neutral status, was most closely aligned with our business model, which is critical to our ability to service many of our existing and prospective customers. No other entities in Asia were as closely aligned with our business model as Pihana.

In late October 2001, our board of directors, together with our executive management team, discussed our existing capital structure, future capital requirements and financing strategies and alternatives potentially available to us, including the possibility of raising additional equity capital and using a portion of the proceeds from an equity capital infusion to retire a portion of our outstanding senior notes.

Beginning in early November 2001, members of our executive management team had numerous meetings with a number of potential equity investors.

On November 12, 2001, members of the Pihana executive management team presented to our executive management team an overview of Pihana’s business and discussed in a preliminary manner the possibility of Pihana collaborating in some manner with us, including a possible merger to strengthen both of our businesses.

In January 2002, our and Pihana’s executive management teams continued to explore the possibility of collaborating together, including a combination of the companies’ facilities, management agreements for specified facilities or a combination of the two businesses.

On February 12, 2002, our board of directors held a regular meeting and discussed, among other matters, the status of discussions with potential equity investors. At this meeting, our board of directors authorized management to engage a financial advisor to assist us in, among other things, developing a comprehensive financing strategy, including raising additional capital. We subsequently engaged Salomon Smith Barney.

Through February and March of 2002, we continued to discuss with Pihana, on a preliminary basis, the possibility of working together, including combining our two businesses.

Commencing in early March 2002, with the assistance of our financial advisor, more than 60 financial investors were identified and contacted to determine such investors’ interest in making an investment in our securities. One of the investors contacted was Columbia Capital, a large stockholder of Pihana. Of those investors contacted, approximately 25 agreed to execute a non-disclosure agreement and review materials regarding our business and the proposed transaction.

Beginning in late March 2002, members of our executive management team and representatives of our financial advisor met with more than 20 potential investors.

At a meeting with Columbia Capital, an investor in Pihana, on April 3, 2002, Columbia Capital preliminarily indicated that it might be interested in participating in a financing transaction if the transaction included our acquisition of Pihana.

During the next several months, we had numerous meetings with potential investors, including multiple follow up due diligence sessions and negotiations regarding possible transaction structures and post-transaction capitalization.

In April and May 2002, there were numerous meetings and negotiations among us, Pihana, Columbia Capital and the parties’ advisors to discuss further the status of the two businesses and the various proposals. These discussions focused on the possibilities of a transaction that would include our acquisition of Pihana, a capital investment in our secured convertible debt obligations by Columbia Capital and other Pihana stockholders, a reduction in our overall debt to a specified level and a restructuring of the covenants under our credit facility.

Throughout May 2002, we, together with our advisors, met with Pihana, its advisors and Columbia Capital numerous times to further discuss the terms and conditions of a possible transaction.

In mid-June 2002, Pihana indicated to us that it and its advisor would be able to introduce to us another party that expressed interest in participating in a business combination and financing transaction. Pihana and its advisor subsequently introduced us to Singapore Technologies Telemedia and STT Communications. STT Communications and Pihana agreed between themselves that each would participate in a transaction with us only if the other also participated.
On June 20, 2002, a member of our executive management team and a member of Pihana’s executive management team and its advisors met with several i-STT and STT Communications executives in Singapore to present an overview of our business and Pihana’s business and a possible business combination and financing.

On June 24, 2002, our board of directors held a special meeting to discuss, among other things, the status of our financing efforts and to receive an update on the meetings with i-STT and STT Communications.

In mid-July 2002, we held a number of discussions with Pihana, Columbia Capital and STT Communications and our respective advisors regarding the possible structure and terms and conditions of a business combination and financing. Each of the parties also began due diligence reviews at the end of July 2002.

On August 2, 2002, our board of directors held a regular meeting during which, among other matters, it discussed the status of the negotiations with STT Communications, Pihana and Columbia Capital as well as the possibility of other financing alternatives.

Through August 2002, we continued to discuss the terms and conditions of a business combination and financing with Pihana, Columbia Capital and STT Communications and our respective advisors, including the purchase prices related to the combination, the financial terms and related operational covenants of the financing, conditions to the consummation of the combination and financing, the necessary working capital requirements of the combined company, the necessary reduction in our outstanding debt and the terms and conditions of a renegotiated credit facility. In late August 2002, members of our executive management team met with representatives of our senior lenders and a number of holders of our senior notes to provide an overview of the possible business combination and financing transaction. These discussions were subject to confidentiality agreements.

Negotiations among Equinix, Pihana, Columbia Capital, STT Communications, our senior lenders and certain holders of our senior notes continued through September 2002, with discussions focused on a wide variety of issues, including the terms and conditions of the combination, the financing, the senior note exchange and the amendment to our credit facility. At this time, Columbia Capital advised us that it would not be able to participate in the financing as the parties had been contemplating. The parties’ due diligence efforts continued throughout the month.

On September 16, 2002, our board of directors held a special meeting with our executive management team, together with our legal and financial advisors, at which our board of directors reviewed the general structure of the proposed business combination and financing transaction and authorized our management team to continue negotiating the terms of the proposed transaction. At this meeting, our management and our advisors reviewed in detail with our board of directors the material terms of the transaction as currently proposed as well as the open issues not yet resolved by the parties.

Following this meeting through September 30, 2002, we, Pihana, STT Communications, our senior lenders and significant holders of our senior notes continued to negotiate the financial terms and conditions of the possible transaction. The parties also continued to finalize their due diligence reviews.

Late in the day on September 30, 2002, our board of directors met with our executive management team, together with our legal and financial advisors. Our management and advisors updated our board of directors on the resolution of issues that were not previously resolved. Salomon Smith Barney reviewed its financial analysis of the aggregate consideration to be paid by Equinix in the combination and informed our board of directors that, assuming no material changes in the transactions, and subject to review of the definitive combination agreement and related agreements, it would be in a position to deliver an opinion regarding the fairness, from a financial point of view, to Equinix of the aggregate consideration to be paid by Equinix in the combination. Salomon Smith Barney’s opinion was subsequently delivered in connection with the execution of the combination agreement. Following a full discussion, our board of directors approved the combination and financing as well as related matters, and authorized our management to enter into the combination agreement, the securities purchase agreement and related agreements.

Early in the morning on October 2, 2002, the parties executed and delivered the combination agreement and the securities purchase agreement and we issued a press release announcing the transaction.

Our Reasons for the Combination, the Financing and the Senior Note Exchange

Our board of directors believes that the terms of the combination agreement and the transactions contemplated thereby are in our best interests and the interests of our stockholders. Accordingly, at a meeting held on September 30, 2002, our board of directors approved the combination agreement and recommends that our stockholders approve the issuance of shares of our common stock and preferred stock in connection with the combination, the financing and the senior note exchange. The summary set forth below briefly describes the reasons, factors and information taken into account by our board of directors in reaching its conclusion. Our board of directors did not assign any relative or specific weights to the factors considered in reaching its determination, and individual directors may have given differing weights to different factors.

In reaching its determination, our board of directors consulted with our management and legal and financial advisors, and carefully considered a number of benefits, including:

•
Additional Capital.    Our board of directors considered the opportunity to raise sufficient additional capital to retire more than $130 million of our aggregate debt, through the payment of cash and issuance of equity. The retirement of this debt significantly enhances the financial position of the combined company going forward.

•
Potential Bankruptcy.    Our board of directors considered that we do not have sufficient cash reserves to pay our debts and that we will most likely seek bankruptcy protection if we do not complete the combination, the financing or a similar transaction.

•
Financial Considerations.    Our board of directors evaluated the financial terms of the combination agreement and their effect on the holders of our common stock. Our board of directors also considered the financial performance and condition, businesses and prospects of Equinix, i-STT and Pihana on a stand-alone and combined basis, including information with respect to the respective earnings history and performance of each of the companies, as well as the results of our due diligence review of the companies. Our board of directors believes that the combination will create a stronger, more competitive company with greater growth potential and long-term financial stability than we would have on our own, and will, potentially, allow our stockholders to share in the combined company’s new growth as a result of the combination.

•
Complementary Nature of Businesses.    Our board of directors considered the strategic fit between the carrier-neutral business models of Equinix, i-STT, and Pihana, including an analysis of the customer bases, product offerings and geographic areas of service. Our board of directors evaluated the potential of the combined company to successfully compete in the global marketplace with the advantages of scale and geographic reach in key cities in the U.S. and Asia and determined that we would achieve significant competitive advantage exists with the combination. Additionally, our board of directors believes there are significant revenue opportunities to be gained in expanding important channel partnership relationships, such as IBM and Electronic Data Systems, serving the international needs of strategic customers such as America Online and Electronic Arts, and expanding the product and service offerings to existing and new customers in the combined company.

•
Market Potential.    Our board of directors considered the expanded market opportunity available as the combined company of Equinix, i-STT and Pihana creates the largest global network company of neutral Internet exchange services company and significantly expands the market potential of each company. The respective companies gain access to new markets and additional growth potential without expending additional capital.

•
Operational Benefits.    Our board of directors considered the benefits from leveraging core strengths in sales, marketing and network engineering as well as the benefits gained from the rationalization of technologies and overhead operations in combining the three companies.

•
The Financial Presentation and Opinion of Our Financial Advisor.    Our board of directors considered the financial presentation of Salomon Smith Barney with respect to the combination, including its written opinion dated October 2, 2002 to our board of directors as to the fairness, from a financial point of view and as of the date of its opinion, to Equinix of the aggregate consideration to be paid by Equinix in the combination, as more fully described under the section entitled “Opinion of Our Financial Advisor.”

•
Terms of the Combination Agreement and Related Agreements.    Our board of directors took into consideration the terms of the combination agreement and the related agreements, including the form and amount of consideration and the representations, warranties, covenants and conditions contained in those agreements. Our board of directors also considered the possibility of other financial alternatives to the combination. Our board of directors determined that the combination was the most effective transaction available to us for the purposes of enhancing long-term value for our stockholders.

Our board also identified and considered a number of potentially negative factors in its deliberations concerning the combination, including the following:

•	the risk that the potential benefits and synergies of the combination may not be realized;

•	the risk that the combination might not be consummated despite the efforts of the parties, even if approved by our stockholders;

•	the challenges of integrating the management teams, cultures, and organizations of the three companies;

•	the risk of disruption of the on-going businesses of Equinix, i-STT and Pihana, including sales momentum, as a result of uncertainties created by the announcement of the combination;

•	the substantial charges to be incurred in connection with the combination, including the costs of integrating the businesses and transaction expenses arising from the combination;

•	the risk that Pihana’s cash position will not meet expectations, given the current market environment; and

•	the risk that, despite the efforts of the combined company, key technical and management personnel might not remain employed by the combined company.

The discussion of the information and factors considered by our board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the combination, our board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching their determination.

Recommendation of Our Board of Directors

For the reasons discussed above, our board of directors has unanimously approved and adopted the combination, the financing and the senior note exchange and believes that the terms of those transactions are in our best interests and those of our stockholders. Our board of directors unanimously recommends that our stockholders vote FOR the approval of the issuance of shares in the combination, the financing and the senior note exchange.

Opinion of Our Financial Advisor

We retained Salomon Smith Barney to act as our financial advisor in connection with the proposed combination. In connection with this engagement, we requested that Salomon Smith Barney evaluate the fairness, from a financial point of view, to Equinix of the aggregate consideration to be paid by Equinix in the combination. Salomon Smith Barney delivered to the Equinix board of directors a written opinion dated October 2, 2002, the date of execution of the combination agreement, to the effect that, as of that date and based on and subject to the matters described in the opinion, the aggregate consideration to be paid by Equinix in the combination was fair, from a financial point of view, to Equinix. In this section we refer to the combination, the financing, the senior note exchange and the amendment to our credit facility collectively as the “transactions.”

In arriving at its opinion, Salomon Smith Barney:

•	reviewed the combination agreement and related documents;

•
held discussions with our senior officers, directors and our other representatives and advisors and senior officers and other representatives of Pihana and i-STT concerning the businesses, operations and prospects of Equinix, Pihana and i-STT;

•	examined publicly available business and financial information relating to Equinix and other business and financial information relating to Pihana and i-STT;

•
examined financial forecasts, estimates and other information and data relating to Equinix, Pihana and i-STT, which were provided to or otherwise discussed with Salomon Smith Barney by the management of Equinix, Pihana and i-STT, including operational benefits anticipated by the management of Equinix to result from the transactions;

•
reviewed the financial terms of the transactions as described in the combination agreement and related documents or as otherwise described to Salomon Smith Barney by our representatives in relation to, among other things, current and historical market prices and trading volumes of our common stock, the historical and projected earnings and other operating data of Equinix, Pihana and i-STT, and the capitalization and financial condition of Equinix, Pihana and i-STT, including the liquidity needs of, and capital resources available to, Equinix;

•
analyzed the estimated present value of unlevered, after-tax free cash flows of Equinix using assumptions of future financial performance of Equinix before and after giving effect to the transactions provided to or discussed with Salomon Smith Barney by our management;

•	considered, to the extent publicly available, the financial terms of bankruptcy transactions effected which Salomon Smith Barney considered relevant;

•
reviewed financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of Equinix;

•	evaluated the potential pro forma financial impact of the transactions on Equinix;

•	at our direction, solicited, and held discussions with, third parties regarding a possible investment in, or strategic transaction with, Equinix; and

•	conducted other analyses and examinations and considered other financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion.

In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, on the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with it. With respect to financial forecasts, estimates and other information and data relating to Equinix, Pihana and i-STT provided to or otherwise discussed with Salomon Smith Barney, Equinix’s, Pihana’s and i-STT’s management advised Salomon Smith Barney that those forecasts, estimates and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of Equinix’s, Pihana’s and i-STT’s management as to the future financial performance of Equinix, Pihana and i-STT, the pro forma capital structure of Equinix and other matters, and Salomon Smith Barney assumed, with our consent, that the financial results reflected in those forecasts, estimates and other information and data would be realized in the amounts and at the times projected. Salomon Smith Barney assumed, with our consent, that the transactions will be consummated in accordance with their terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory and third party approvals and consents for the transactions, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Equinix, Pihana or i-STT or the contemplated benefits to Equinix of the transactions.

Salomon Smith Barney did not express any opinion as to what the value of our common stock or our other securities issuable in connection with the transactions actually will be when issued or the prices at which those securities will trade or otherwise be transferable at any time. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Equinix, Pihana or i-STT and did not make any physical inspection of the properties or assets of Equinix, Pihana or i-STT. Our representatives advised Salomon Smith Barney, and at our direction Salomon Smith Barney assumed, that the financing, the senior note exchange and the amendment to our credit facility would not occur in the absence of the combination. Our representatives also advised Salomon Smith Barney and, at our direction Salomon Smith Barney assumed, that, given Equinix’s financial condition and near-term prospects, including, without limitation, its financial ability to satisfy its outstanding obligations and working capital requirements, and the results of the business strategies and financial alternatives which Equinix had explored to date, Equinix’s most likely available alternatives were (a) to commence bankruptcy or similar proceedings or (b) to effect the transactions. Accordingly, with our consent, for purposes of Salomon Smith Barney’s opinion, Salomon Smith Barney’s evaluation of the aggregate consideration to be paid in the combination was based on a comparison of the estimated per share value of our common stock before and after giving effect to the transactions. Salomon Smith Barney’s opinion does not address any other aspect of the transactions, the relative merits of the transactions as compared to any alternative business strategies or financial alternatives that might exist for Equinix or the effect of any other transaction in which Equinix might engage. Salomon Smith Barney’s opinion is necessarily based on information available to Salomon Smith Barney, and financial, stock market and other conditions and circumstances existing and disclosed to Salomon Smith Barney, as of the date of its opinion. We imposed no other instructions or limitations on Salomon Smith Barney with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion.

The full text of Salomon Smith Barney’s written opinion dated October 2, 2002, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Appendix B and incorporated into this proxy statement by reference. Salomon Smith Barney’s opinion was provided to our board of directors in its evaluation of the combination and relates only to the fairness, from a financial point of view, to Equinix of the aggregate consideration to be paid by Equinix in the combination, does not address any other aspect of the combination or any aspect of any related transaction, including the financing, the senior note exchange or the amendment to our credit facility, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the combination or any related transaction.

In preparing its opinion, Salomon Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Salomon Smith Barney’s opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Accordingly, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Salomon Smith Barney considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Equinix, Pihana and i-STT. No company, transaction or business used in those analyses as a comparison is identical to Equinix, Pihana and i-STT or the proposed transactions, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the transactions, public trading or other values of the companies, business segments or transactions analyzed.

The estimates contained in Salomon Smith Barney’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Salomon Smith Barney’s analyses and estimates are inherently subject to substantial uncertainty.

Salomon Smith Barney’s opinion and analyses were only one of many factors considered by the Equinix board of directors in its evaluation of the combination and should not be viewed as determinative of the views of the Equinix board or management with respect to the combination or the aggregate consideration to be paid by Equinix in the combination.

The following is a summary of the material financial analyses performed by Salomon Smith Barney in connection with the rendering of its opinion dated October 2, 2002 to our board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand Salomon Smith Barney’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Salomon Smith Barney’s financial analyses.

Equinix Financial Analyses

Introduction.    Salomon Smith Barney’s evaluation of the aggregate consideration to be paid by Equinix in the combination was based on a comparison of the estimated per share value of our common stock before and after giving effect to the transactions. Salomon Smith Barney performed discounted cash flow analyses for Equinix both on a standalone and pro forma basis in order to compare the estimated implied per share equity reference ranges for Equinix before and after giving effect to the transactions and also analyzed the estimated implied equity reference range for Equinix based on the financial terms of selected transactions involving companies in the web hosting industry that either were sold or recapitalized through a bankruptcy process. Salomon Smith Barney also performed a contribution analysis in which Salomon Smith Barney compared the estimated percentage of selected operational metrics which Equinix would contribute to the combined company relative to the estimated equity percentage ownership in the combined company of current holders of our common stock. Each of these analyses are more fully described below.

Discounted Cash Flow Analyses

Standalone.    Salomon Smith Barney performed a discounted cash flow analysis of Equinix to calculate the estimated present value of the unlevered, after-tax free cash flows that Equinix could generate over calendar years 2003 through 2006 on a standalone basis. Estimated financial data for Equinix were based on internal estimates of and discussions with our management assuming a hypothetical funding scenario consisting of a $50.0 million investment for a 45% equity interest in Equinix, a $50.0 million reduction in the aggregate principal amount outstanding under our credit facility in exchange for $10.0 million in cash and a 22.5% equity interest in Equinix and an exchange of all of our outstanding senior notes for a 27.5% equity interest in Equinix. Salomon Smith Barney calculated a range of estimated future perpetual cash flows by applying perpetuity growth rates ranging from 0.75% to 2.25% to Equinix’s calendar year 2006 estimated free cash flow. The present value of cash flows was calculated using discount rates ranging from 16.0% to 18.0%.

Pro Forma.    Salomon Smith Barney also performed a discounted cash flow analysis of Equinix to calculate the estimated present value of the pro forma, unlevered, after-tax free cash flows that Equinix could generate over fiscal years 2003 through 2006 after giving effect to the transactions. Estimated financial data for Equinix were based on internal estimates of and discussions with our management assuming payment in kind of interest accruing through maturity on all outstanding Series A-1 convertible secured notes. Salomon Smith Barney calculated a range of estimated future perpetual cash flows by applying perpetuity growth rates ranging from

1.25% to 2.75% to Equinix’s calendar year 2006 estimated free cash flow. The present value of cash flows was calculated using discount rates ranging from 16.0% to 18.0%.

The standalone and pro forma discounted cash flow analyses described above indicated the following estimated implied per share equity reference range for Equinix on a standalone basis, as compared to the estimated implied per share equity reference range for Equinix after giving effect to the transactions:

Estimated Implied Per Share Equity Reference Range for Equinix Standalone	Estimated Implied Per Share Equity Reference Range for Equinix Pro Forma
$0.18 to $0.23	$0.61 to $0.82

Bankruptcy Exit Precedents Analysis

Salomon Smith Barney reviewed exiting firm values and implied firm value multiples in five selected transactions involving companies in the web hosting industry that either were sold or recapitalized through a bankruptcy process. Salomon Smith Barney reviewed firm values in the selected transactions as a multiple of latest fiscal quarter annualized and latest 12 months estimated revenue. All multiples for the selected transactions were based on latest publicly available information for each target company prior to bankruptcy. Estimated financial data for Equinix were based on internal estimates of and discussions with our management. Salomon Smith Barney applied ranges of selected multiples of latest fiscal quarter annualized and latest 12 months estimated revenue derived from the selected transactions to corresponding data of us as of June 30, 2002 to calculate an estimated implied firm value range for Equinix. Equinix’s net debt was then deducted in order to derive an implied equity reference range for Equinix. Given that Equinix’s net debt exceeded the range of firm values calculated for Equinix (regardless of whether the face value or estimated market value of Equinix’s outstanding indebtedness was used), this analysis indicated that the estimated implied equity reference range for Equinix was not meaningful. Salomon Smith Barney also noted that the percentage of the aggregate consideration received by, or percentage ownership in the recapitalized companies of, holders of common stock in the selected transactions ranged from approximately 0% to 10%.

Contribution Analysis

Salomon Smith Barney reviewed the relative contributions of Equinix, i-STT and Pihana to estimated calendar years 2002, 2003 and 2004 revenue and earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, of the combined company as adjusted for each entity’s net debt contribution. Estimated data for Equinix, i-STT and Pihana were based on internal estimates of and discussions with the management of Equinix, i-STT and Pihana, reflecting, in the case of their net debt contributions, the market value of Equinix senior notes and the $30.0 million investment by STT Communications in the financing. Salomon Smith Barney then compared Equinix’s percentage contributions of estimated calendar years 2002, 2003 and 2004 revenue and EBITDA to the combined company relative to the estimated equity percentage ownership in the combined company of current holders of our common stock after giving effect to the transactions assuming payment in kind of interest accruing through maturity on all outstanding Series A-1 convertible secured notes. This analysis indicated the following estimated implied contribution percentage reference range for Equinix, as compared to the estimated equity percentage ownership of current holders of our common stock in the combined company after giving effect to the transactions assuming payment in kind of interest accruing through maturity on all outstanding Series A-1 convertible secured notes:

Estimated Implied Percentage Contribution Reference Range for Equinix	Estimated Pro Forma Equity Percentage Ownership of Holders of Equinix Common Stock
13.7% to 24.5%	18.7%

Other Factors

In rendering its opinion, Salomon Smith Barney also reviewed and considered other factors, including:

•	historical trading prices and trading volumes for our common stock during the 12-month period ended September 27, 2002;

•
a comparison of selected operational metrics of Equinix and the following selected companies in the web hosting industry—Digex, Incorporated, Genuity Inc., Internap Network Services Corporation, NaviSite, Inc. and SAVVIS Communications Corporation;

•
Equinix’s estimated monthly cash balance during the period beginning March 2002 and ending December 2004, and Equinix’s projected monthly operating free cash flow relative to its cash obligations for debt servicing during the period beginning March 2003 and ending December 2004, in each case before and after giving effect to the transactions based on internal estimates of our management; and

•	a comparison of Equinix’s capital structure before and after giving effect to the transactions.

Miscellaneous

In addition to acting as our financial advisor in connection with the proposed combination, Salomon Smith Barney also has provided services to us in connection with the proposed financing. Under the terms of its engagement, we have agreed to pay Salomon Smith Barney for its services upon completion of the combination and the financing an aggregate fee that is currently estimated to be approximately $3.5 million. We also have agreed to reimburse Salomon Smith Barney for reasonable travel and other expenses incurred by Salomon Smith Barney in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Salomon Smith Barney and related persons against liabilities, including liabilities under the federal securities laws, arising out if its engagement.

In the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of Equinix and affiliates of STT Communications for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities. One of Salomon Smith Barney’s affiliates engaged in the commercial lending business is a significant creditor under our credit facility which is proposed to be amended in connection with the transactions, for which amendment its affiliate will receive an amendment fee. Salomon Smith Barney also acted as joint book-running lead arranger, and one of Salomon Smith Barney’s affiliates is the administrative agent, for the credit facility, for which services Salomon Smith Barney and its affiliate received, and will receive, customary fees. Salomon Smith Barney and its affiliates in the past have provided services to us unrelated to the proposed transactions, including having acted as lead initial purchaser for the $200.0 million offering of our senior notes in December 1999 and as co-lead managing underwriter for the initial public offering of Equinix common stock in August 2000, for which services Salomon Smith Barney and its affiliates received compensation. Salomon Smith Barney and its affiliates also provided services to affiliates of STT Communications unrelated to the proposed transactions, for which services Salomon Smith Barney and its affiliates have received compensation. In addition, Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with Equinix, Pihana, STT Communications and their respective affiliates.

Salomon Smith Barney is an internationally recognized investment banking firm and was selected by us based on its reputation, experience and familiarity with us and our businesses. Salomon Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Interests of Our Directors and Executive Officers

When considering the recommendation of our board of directors that stockholders approve the issuance of shares of common stock in the combination, you should be aware that some of our directors and executive officers have interests in these transactions that are different from, or are in addition to, your interests. Our board of directors was aware of these potential conflicts and considered them. These include:

Stock Options.    Immediately following the closing, the combined company will issue options to its employees (including two directors who are employees) which represent in the aggregate approximately 5-8% of our capitalization following the closing, including significant grants to the combined company’s management team, most of whom are members of our current management team.

Directors.    Up to five of our current directors may remain on our board of directors following the closing. See “Governance of the Combined Company” beginning on page 88.

Indemnification of Directors and Officers.    Our executive officers and directors have customary rights to indemnification against losses incurred as a result of action or omission occurring prior to the closing. In addition, our executive officers and directors have customary indemnification agreements that provide for additional indemnification.

As a result, these directors and executive officers could be more likely to vote in favor of recommending the issuance of shares of common stock in the combination, the financing and the senior note exchange than if they did not hold these interests.

THE COMBINATION

General

The combination is the purchase by one of our indirect wholly-owned subsidiaries of all of the outstanding stock of i-STT from STT Communications and the merger of one of our subsidiaries with Pihana. Both of these transactions are described in more detail below. The combination agreement governs the terms of both the i-STT stock purchase and the Pihana merger.

The Pihana Merger

In the acquisition of Pihana, Eagle Panther Acquisition Corp., a Delaware corporation and our indirect wholly-owned subsidiary will merge with and into Pihana through a merger. Following the Pihana merger, Pihana will become a wholly-owned indirect subsidiary of us. See “The Combination—The Pihana Merger—Determination of the Pihana Merger Consideration” beginning on page 54.

Determination of the Pihana Merger Consideration

In General.    At the closing of the combination, we will issue to Pihana’s preferred stockholders and certain members of Pihana’s senior management shares of our common stock representing up to 22.5% (subject to adjustment as described below) of our modified fully diluted share amount (as described below) and $10,000 in exchange for all of the outstanding preferred shares of Pihana. Pihana’s common stock has no right, under Pihana’s organization documents, to any of the merger consideration.

Pihana’s warrants will be converted into warrants to purchase our common stock. However, we will not assume any outstanding options to purchase Pihana stock.

Modified Fully Diluted Share Amount for Consideration Calculation.    For the purpose of determining the combination consideration, our modified fully diluted share amount means all shares of our common stock outstanding, including shares of our common stock to be issued in the senior note exchange and the combination, and all outstanding warrants and options to purchase our common stock with an exercise price equal to or less than $2.00 (after giving effect to any anti-dilution adjustments triggered by the combination and as adjusted for the assumed cashless exercise of those options and warrants).

Adjustment to Merger Consideration.    The aggregate number of shares to be issued in the Pihana merger is subject to adjustment based upon the cash balance of Pihana at the opening of business, without giving effect to the combination, on the day of the closing of the combination. For this purpose, the Pihana cash balance includes not only Pihana and its subsidiaries’ cash and cash equivalents, but also includes collectible tax receivables, prepaid restructuring costs and expenses and a pre-determined amount of employment-related payments and advisors’ fees. Deducted from the Pihana cash balance will be any non-payment of a pre-determined amount of capital expenditures, liabilities to be incurred after the closing of the combination in connection with arrangements to terminate or amend Pihana’s office lease in Singapore, its office lease in Honolulu, Hawaii and part of its data center lease in Los Angeles, California, a decrease in Pihana working capital from Pihana’s $5.06 million deficit at June 30, 2002 and any cash received pursuant to the exercise of Pihana options or warrants.

The maximum percentage of our modified fully diluted share amount that is issuable in the Pihana merger is 22.5% of our modified fully diluted share amount (as described above) if the Pihana cash balance at the closing of the combination is $28.0 million or greater (assuming the closing of the combination occurs on or before December 31, 2002, that dollar amount will be adjusted if the closing of the combination occurs at a later date). The minimum percentage of our modified fully diluted share amount that is issuable in the Pihana merger is 16% of our modified fully diluted share amount if the Pihana cash balance at the closing of the combination is $23.0 million (assuming the closing of the combination occurs on or before December 31, 2002, that dollar amount will be adjusted if the closing of the combination occurs at a later date). The number of shares to be issued in the Pihana merger will be based upon a sliding scale between 16% and 22.5% of our modified fully diluted share amount based on a Pihana closing cash balance of between $23.0 million and $28.0 million, respectively. In addition, a downward adjustment to the Pihana merger consideration will result in a corresponding increase in the percentage of shares in the combined company held by our existing stockholders and STT Communications following the combination. Our stockholders will receive the exclusive benefit of a downward Pihana merger consideration adjustment that results from a Pihana closing cash balance of less than $28.0 million but equal to or greater than $26.0 million. If the Pihana closing cash balance is less than $26.0 million but greater than or equal to $23.0 million the benefit of the adjustment will be shared pro rata by our stockholders and STT Communications. The following table sets forth the respective percentage ownership of our pre-closing stockholders, STT Communications and the former Pihana stockholders based on the Pihana closing cash balance.

Pihana Cash Balance (in millions)	Pihana Aggregate Merger Consideration*	i-STT Stock Purchase Consideration*	Our Post- Combination Shares*
$23.0	16.00%	28.88%	55.13%
$24.0	17.33%	28.42%	54.25%
$25.0	18.67%	27.96%	53.38%
$26.0	20.00%	27.50%	52.50%
$27.0	21.25%	27.50%	51.25%
$28.0 or greater	22.50%	27.50%	50.00%

*
Percentages correspond to a percentage of our modified fully diluted share amount as of the closing of the combination without taking into account shares issuable pursuant to securities issued in the financing.

A Pihana cash balance of less than $23.0 million represents the failure of a closing condition, but is waivable at our option and at the option of STT Communications. See “Summary of the Combination Agreement—Closing Conditions” beginning on page 67.

In addition to the potential downward adjustment to the merger consideration based on the Pihana cash balance at the closing of the combination, the Pihana merger consideration may also be upwardly adjusted based on our working capital balance and i-STT’s working capital balance at the opening of business, without giving effect to the combination, on the day of the closing of the combination. For this purpose, our working capital is defined as our and our subsidiaries’ consolidated current assets (including cash, cash equivalents and short-term investments, but not including any cash received pursuant to the exercise of our options or warrants) minus our current liabilities (not including the current portion of long-term liabilities, short-term indebtedness or accrued interest). See “The i-STT Stock Purchase—Determination of the i-STT Stock Purchase Consideration—Adjustment to Stock Purchase Consideration” beginning on page 57.

Our target working capital balance at the closing is $644,000 or greater (assuming the closing of the combination occurs on or before December 31, 2002, that amount will be adjusted if the closing of the combination occurs at a later date). If our working capital balance at the opening of business, without giving effect to the combination, on the day of the closing of the combination of less than $644,000 but no greater than a working capital deficit of ($2,688,000) will be a downward adjustment of our post-combination shares and a corresponding upward adjustment of the Pihana merger consideration and the i-STT stock purchase consideration. The amount of this downward adjustment will be determined by dividing (a) the difference of (1) $644,000 and (2) our working capital balance at the closing of the combination, to the extent the working capital balance at the opening of business, without giving affect to the combination, on the day of the closing of the combination is less than $644,000, by (b) $1.53. For example, assuming a Pihana cash balance of $28.0 million, the Pihana merger consideration and the i-STT stock purchase consideration will adjust as follows based on our following illustrative working capital balances:

Assuming $28.0 Million in Cash from Pihana
	Percent Ownership upon closing of Combination*
Our Working Capital/(Deficit) (in thousands)	Pihana Aggregate Merger Consideration	i-STT Stock Purchase Consideration	Our Post- Combination Shares
$644	22.50%	27.50%	50.00%
$144	22.52%	27.53%	49.95%
($356)	22.54%	27.55%	49.90%
($856)	22.57%	27.58%	49.86%
($1,356)	22.59%	27.61%	49.81%
($1,856)	22.61%	27.63%	49.76%
($2,356)	22.63%	27.66%	49.71%
($2,688)	22.64%	27.68%	49.68%

*
Percentages correspond to a percentage of our modified fully diluted share amount as of the closing of the combination without taking into account shares issuable pursuant to securities issued in the financing.

Assuming a Pihana cash balance of $23.0 million, the Pihana merger consideration and the stock purchase consideration will adjust as follows based on our following illustrative working capital balances:

Assuming $23.0 Million in Cash from Pihana
	Percent Ownership upon closing of Combination*
Our Working Capital/(Deficit) (in thousands)	Pihana Aggregate Merger Consideration	i-STT Stock Purchase Consideration	Our Post- Combination Shares
$644	16.00%	28.88%	55.13%
$144	16.02%	28.91%	55.08%
($356)	16.03%	28.94%	55.03%
($856)	16.05%	28.97%	54.98%
($1,356)	16.07%	29.00%	54.93%
($1,856)	16.09%	29.03%	54.88%
($2,356)	16.11%	29.07%	54.83%
($2,688)	16.12%	29.09%	54.80%

*
Percentages correspond to a percentage of our modified fully diluted share amount as of the closing of the combination without taking into account shares issuable pursuant to securities issued in the financing.

An Equinix working capital deficit greater than ($2,688,000) represents the failure of a closing condition, but is waivable at the option of Pihana and at the option of STT Communications. Please see “Summary of the Combination Agreement—Closing Conditions” beginning on page 67.

The i-STT Stock Purchase

In the i-STT stock purchase, Eagle Jaguar Acquisition Corp., a Delaware corporation and our indirect wholly-owned subsidiary, will purchase all of i-STT’s issued and outstanding stock from STT Communications. Immediately following the stock purchase, i-STT will be a wholly-owned subsidiary of Eagle Jaguar Acquisition Corp. and our indirect wholly-owned subsidiary. See “The Combination—The i-STT Stock Purchase—Determination of the i-STT Stock Purchase Consideration” beginning on page 57.

Determination of the i-STT Stock Purchase Consideration

In General.    At the closing of the combination, we will issue to STT Communications a number of shares representing up to 27.5% (subject to adjustment as described below) of our modified fully diluted share amount and $10,000 in exchange for all of the outstanding shares of i-STT. The shares issued will be a combination of our common stock and our Series A preferred stock. The number of shares of our common stock issued will be equal to 10.1% of our modified fully diluted share amount. The remaining shares of our capital stock to be issued to STT Communications will be shares of our Series A preferred stock. We will not assume any options or warrants to purchase i-STT stock.

Adjustment to Stock Purchase Consideration.    The number of shares to be issued to STT Communications is subject to adjustment based upon the working capital balance of i-STT at the time of the closing of the combination. For this purpose, i-STT’s working capital is defined as i-STT and i-STT’s subsidiaries’ consolidated current assets (including cash, cash equivalents and short-term investments) minus their current liabilities (not including the current portion of long-term liabilities, short-term indebtedness or accrued interest).

The maximum number of shares issuable to STT Communications is 27.5% of our modified fully diluted share amount if the i-STT working capital deficit at the opening of business, without giving effect to the combination, on the day of the closing of the combination is ($2,206,000) or less (assuming the closing of the combination occurs on or before December 31, 2002, that dollar amount will be adjusted if the closing of the combination occurs at a later date). The minimum number of shares issuable to i-STT is 27.2% of our modified fully diluted share amount if the i-STT working capital deficit balance at closing is ($4,206,000) (assuming the closing of the combination occurs on or before December 31, 2002, the dollar amount will be adjusted if the closing of the combination occurs at a later date). An i-STT working capital deficit balance at the closing of the combination of less than ($2,206,000) but greater than ($4,206,000) will result in a downward adjustment of the stock purchase consideration and a corresponding upward adjustment of the Pihana merger consideration and the percentage of shares held by our current stockholders. The amount of the i-STT downward adjustment will be determined by dividing (a) the difference of (1) ($2,206,000) and (2) the i-STT working capital balance at the closing of the combination, to the extent the working capital deficit balance at the closing of the combination is less than ($2,206,000), by (b) $1.53. For example, assuming a Pihana cash balance of $28.0 million, the Pihana merger consideration and our post-combination shares will adjust as follows based on the following illustrative i-STT working capital balances:

Assuming $28.0 Million in Cash from Pihana
	Percent Ownership upon closing of Combination*
i-STT Working Capital/(Deficit) (in thousands)	Pihana Aggregate Merger Consideration	i-STT Stock Purchase Consideration	Our Post- Combination Shares
($2,206)	22.50%	27.50%	50.00%
($2,406)	22.51%	27.47%	50.02%
($2,606)	22.52%	27.44%	50.04%
($2,806)	22.53%	27.42%	50.06%
($3,006)	22.53%	27.39%	50.08%
($3,206)	22.54%	27.36%	50.10%
($3,406)	22.55%	27.33%	50.12%
($3,606)	22.56%	27.30%	50.13%
($3,806)	22.57%	27.28%	50.15%
($4,006)	22.58%	27.25%	50.17%
($4,206)	22.59%	27.22%	50.19%

*
Percentages correspond to a percentage of our modified fully diluted share amount as of the closing of the combination without taking into account shares issuable pursuant to securities issued in the financing.

Assuming a Pihana cash balance of $23.0 million, the Pihana merger consideration and our post-combination shares will adjust as follows based on the following illustrative i-STT working capital balances:

Assuming $23.0 Million in Cash from Pihana
	Percent Ownership upon closing of the Combination*
i-STT Working Capital/(Deficit) (in thousands)	Pihana Aggregate Merger Consideration	i-STT Stock Purchase Consideration	Our Post- Combination Shares
($2,206)	16.00%	28.87%	55.13%
($2,406)	16.01%	28.84%	55.15%
($2,606)	16.01%	28.81%	55.17%
($2,806)	16.02%	28.78%	55.20%
($3,006)	16.03%	28.75%	55.22%
($3,206)	16.03%	28.72%	55.25%
($3,406)	16.04%	28.69%	55.27%
($3,606)	16.05%	28.66%	55.29%
($3,806)	16.06%	28.63%	55.32%
($4,006)	16.06%	28.59%	55.34%
($4,206)	16.07%	28.56%	55.37%

*
Percentages correspond to a percentage of our modified fully diluted share amount as of the closing of the combination without taking into account shares issuable pursuant to securities issued in the financing.

An i-STT working capital deficit balance of less than ($4,206,000) is the failure of a condition to the closing of the combination, but is waivable at the option of Pihana and at our option. Please see “Summary of the Combination Agreement—Closing Conditions” beginning on page 67.

In addition to the potential downward adjustment to the i-STT stock purchase consideration based on the i-STT working capital balance at the closing of the combination, the stock purchase consideration may also be upwardly adjusted based on our working capital balance at the closing of the combination and Pihana’s cash balance at the closing of the combination. See “The Combination” beginning on page 54.

Completion and Effective Time of the Combination

The combination will close when all of the closing conditions in the combination agreement are satisfied or waived, including approval of the issuance of shares in connection with combination agreement, the financing and the senior note exchange. The combination will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware. Concurrent with the filing of the certificate of merger, STT Communications will sell to Eagle i-STT Acquisition Corp. and Eagle i-STT Acquisition Corp. will purchase, all outstanding shares of the capital stock of i-STT in exchange for shares of our common stock.

Material United States Federal Income Tax Considerations

We do not expect to recognize any taxable income or loss as a result of consummating the combination. It is likely, however, that the issuances of shares of our common stock and shares of our preferred stock in connection with the combination as well as in connection with the senior note exchange and the financing, each as described in this proxy statement, will cause us to experience an ownership change. See “The Senior Note Exchange—Material Federal and State Income Tax Consequences of the Senior Note Exchange” beginning on page 83, for a discussion of the material federal income tax consequences of such an ownership change.

SUMMARY OF THE COMBINATION AGREEMENT

The following briefly summarizes the material provisions of the combination agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference into this summary. The following is not a complete description of all provisions of the combination agreement and is qualified in its entirety by reference to the combination agreement. You are encouraged to read the combination agreement in its entirety for a more complete description of the terms and conditions of the combination.

Representations and Warranties

The combination agreement contains representations and warranties of Pihana, STT Communications, i-STT, us, Eagle Jaguar Acquisition Corp. and Eagle Panther Acquisition Corp. The most significant of these relate to:

•	due organization, valid existence, qualification to do business and good standing;

•	organizational documents;

•	subsidiaries;

•	capitalization;

•	authority relative to the merger and the combination agreement;

•	required consents, approvals and government filings;

•	possession of and compliance with permits required to conduct their businesses;

•	the accuracy and completeness of their financial statements and the absence of undisclosed liabilities in their businesses;

•	the absence of changes in their respective businesses;

•	litigation, arbitration, or judgments pending or threatened against them or to which they are a party;

•	employee benefit plans, labor agreements, employee compensation and compliance with the Employee Retirement Income Security Act of 1974, or ERISA;

•	the validity, binding nature and absence of material defaults with respect to their respective material contracts;

•	compliance with laws related to environmental matters;

•	the right to use, and the absence of infringement of, intellectual property;

•	compliance with laws related to taxes;

•	title to property and absence of liens and encumbrances;

•	no owned real property;

•	transactions with their respective affiliates;

•	insurance;

•	restrictions on certain business activities;

•	broker’s fees;

•	state takeover statutes;

•	customers and suppliers;

•	the validity of current accounts receivable;

•	no powers of attorney;

•	suspension of negotiation of acquisitions; and

•	no misstatements.

Pihana, STT Communications and i-STT have also made representations and warranties relating to:

•	bank accounts; and

•	customer warranties.

STT Communications, i-STT and we have also made representations and warranties relating to:

•	stockholder votes required to approve the transactions.

STT Communications and i-STT have also made representations and warranties relating to:

•	inter-company obligations.

Us, Eagle Jaguar Acquisition Corp. and Eagle Panther Acquisition Corp. have also made representations and warranties relating to:

•	the accuracy and completeness of documents and reports that we filed with the SEC;

•	corporate books and records;

•	the absence of operations of Eagle Jaguar Acquisition Corp. and Eagle Panther Acquisition Corp.;

•	the valid issuance of the shares of common stock and preferred stock; and

•	our obligations and our subsidiaries’ obligations in Europe.

The representations and warranties in the combination agreement are lengthy and detailed and not easily summarized. You are urged to read carefully Article III-A of the combination agreement entitled “Representations and Warranties of Pihana,” Article III-B of the combination agreement entitled “Representations and Warranties of STT Communications and i-STT” and Article IV of the combination agreement entitled “Representations and Warranties of Equinix, Merger Sub and SP Sub.”

The representations and warranties made by of Pihana, STT Communications, i-STT, us, Eagle Jaguar Acquisition Corp. and Eagle Panther Acquisition Corp. contained in the combination agreement will survive for one year after the completion of the merger.

Conduct of Business Pending the Merger

We, i-STT and Pihana are subject to restrictions on our respective conduct and operations until the combination is completed. In the combination agreement, i-STT and Pihana agreed that, prior to the effective time, each will:

•	carry on its business only in the regular and ordinary course and in substantially the same manner as previously conducted;

•	pay its debts and taxes when due;

•	perform other obligations when due; and

•	preserve its present business organization, keep available the services of its present officers and key employees and consultants and preserve its business relationships with all third parties.

Restrictions on Pihana

Pihana also agreed that, unless both we and STT Communications consent in writing, it will not do any of the following until the completion of the combination:

•	amend or change its certificate of incorporation or bylaws;

•	issue any shares of capital stock or any other rights to acquire shares of such capital stock except for agreements to sell such stock outstanding on the date of the combination agreement;

•	sell or otherwise dispose of any of its properties or assets, except in the ordinary course of business;

•	declare or pay any dividend or other distribution with respect to any capital stock;

•
split or reclassify any capital stock, issue other securities in substitution for shares of any capital stock, or purchase any shares of capital stock except from former employees, directors and consultants that have agreements providing for the repurchase of shares in the case of any termination of service;

•	merge with or acquire the stock or assets of any corporation, partnership, or other business organization;

•	initiate or settle any legal proceeding;

•	incur any debt, issue any debt securities or otherwise become responsible for the obligations of any person, or make any loans or advances;

•
authorize any capital expenditure which causes Pihana’s aggregate capital expenditures between July 1, 2002 and December 31, 2002 to exceed $1.75 million and after December 31, 2002, authorize any capital expenditure out of the ordinary course of business;

•	enter into any lease or contract for the purchase or sale of any real property;

•	waive or release any material right or claim;

•
increase the compensation to officers or employees, grant any severance or enter into any severance agreement with any directors, officers or employees, or enter into or amend any benefit plan other than those amendments required under ERISA;

•	extend any offers of employment to any potential employees, consultants or independent contractors or voluntarily terminate any existing key employee or executive officer;

•	amend or terminate any material contract, or enter into any material contract;

•	enter into any agreement that, if fully performed, would not be permitted by the foregoing;

•	other than in the ordinary course of business consistent with past practice, enter into any agreements that may not be cancelled without penalties upon notice of 30 days or less;

•	pay any liability, except in the ordinary course of business;

•	change any accounting policies, except as required by a governmental entity or a change in GAAP;

•	make or change any tax or accounting election, or take any other action that would increase the tax liability of Pihana, any subsidiary of Pihana or the combined company;

•
sell or otherwise dispose of any material intellectual property of Pihana; grant any license with respect to any material intellectual property of Pihana, other than a license of software granted to customers of Pihana; develop any intellectual property jointly with any third party; or disclose any confidential Pihana intellectual property without the protection of a confidentiality or non-disclosure covenant;

•	make any bonus or severance payments to any officers or employees other than pursuant to Pihana employee benefit plans;

•	fail to maintain equipment and other assets in good working condition and repair, subject only to ordinary wear and tear;

•	permit any insurance policy naming Pihana as a beneficiary to be terminated without notice to the other parties;

•	take any action outside the ordinary course of business that would result in a material change to Pihana’s working capital;

•	grant any retention bonuses to any employee payable after December 31, 2002; or

•
take any actions which would reasonably be expected to cause a material adverse effect to Pihana. A material adverse effect is any event, change, circumstance or effect that is, or would be reasonably likely to have, a material adverse effect on the business of Pihana and is subsidiaries except for (i) any changes in general economic or business conditions of the markets in which Pihana and its subsidiaries operate that do not disproportionately impact Pihana and its subsidiaries, or (ii) any changes or events affecting the industry in which Pihana operates that do not disproportionately impact Pihana and its subsidiaries.

Restrictions on i-STT

i-STT also agreed that, unless both we and Pihana consent in writing, it will not do any of the following until the completion of the combination:

•	amend or change its articles of association or memorandum of association;

•	issue any shares of capital stock or any other rights to acquire shares of such capital stock, except for the conversion of an outstanding loan from STT Communications;

•	sell or otherwise dispose of any of its properties or assets, except in the ordinary course of business;

•	declare or pay any dividend or other distribution with respect to any capital stock;

•
split or reclassify any capital stock, issue other securities in substitution for shares of any capital stock, or purchase any shares of capital stock except from former employees, directors and consultants that have agreements providing for the repurchase of shares in the case of any termination of service;

•	merge with or acquire the stock or assets of any corporation, partnership, or other business organization;

•	incur any debt, issue any debt securities or otherwise become responsible for the obligations of any person, or make any loans or advances;

•	authorize any capital expenditure not included in i-STT’s capital budget;

•	enter into any lease or contract for the purchase or sale of any real property;

•
increase the compensation to officers, grant any severance or enter into any severance agreement with any directors or officers, or enter into or amend any benefit plan other than those amendments required by law;

•	extend any offers of employment to any potential executive officers or voluntarily terminate any existing key employee or executive officer;

•	amend or terminate any material contract, or enter into any contract that would be a material contract;

•	enter into any agreement that, if fully performed, would not be permitted by the foregoing;

•	change any i-STT accounting policies, except for any necessary reconciliation with GAAP, and except as required by a governmental entity or a change in GAAP;

•	make or change any tax or accounting election, or change any material tax related policy;

•
sell or otherwise dispose of any material intellectual property of i-STT; grant any license with respect to any material intellectual property of i-STT, other than a license of software granted to customers of i-STT; develop any intellectual property jointly with any third party; or disclose any confidential i-STT intellectual property without the protection of a confidentiality or non-disclosure covenant;

•	make any bonus or severance payments to any executive officers other than pursuant to i-STT employee benefit plans;

•	fail to maintain equipment and other assets in good working condition and repair, subject only to ordinary wear and tear;

•	permit any insurance policy naming i-STT as a beneficiary to be terminated without notice to Equinix;

•	take any action outside the ordinary course of business that would result in a material change to i-STT’s working capital; or

•
take any actions which would reasonably be expected to cause a material adverse effect to i-STT. A material adverse effect is any event, change, circumstance or effect that is, or would be reasonably likely to have, a material adverse effect on the business of i-STT and its subsidiaries, except for (i) any changes in general economic or business conditions of the markets in which i-STT and its subsidiaries operate that do not disproportionately impact i-STT and its subsidiaries, or (ii) any changes or events affecting the industry in which i-STT operates that do not disproportionately impact i-STT and its subsidiaries.

Restrictions on Us

We also agreed that, unless both Pihana and i-STT consent in writing, we will not do any of the following until the completion of the combination:

•	declare or pay any dividend or other distribution with respect to any capital stock;

•	allow any amendments to its certificate of incorporation or bylaws, except as contemplated by the combination agreement;

•	issue any shares of capital stock or any other rights to acquire shares of such capital stock except for agreements to sell such stock outstanding on the date of the combination agreement;

•	change any of our accounting policies, except as required by a governmental entity or a change in GAAP;

•	sell or otherwise dispose of any of our properties or assets, except in the ordinary course of business;

•
except as contemplated by the combination agreement, split or reclassify any capital stock, issue other securities in substitution for shares of any capital stock, or purchase any shares of capital stock except from former employees, directors and consultants that have agreements providing for the repurchase of shares in the case of any termination of service;

•	merge with or acquire the stock or assets of any corporation, partnership, or other business organization;

•	incur any debt, issue any debt securities or otherwise become responsible for the obligations of any person, or make any loans or advances;

•	enter into any lease or contract for the purchase or sale of any real property;

•
increase the compensation to officers, grant any severance or enter into any severance agreement with any directors or officers, or enter into or amend any benefit plan other than those amendments required by ERISA;

•	extend any offers of employment to any potential executive officers or voluntarily terminate any existing key employee or executive officer, except pursuant to our employee benefit plans;

•	enter into any agreement that, if fully performed, would not be permitted by the foregoing;

•	make any bonus or severance payments to any executive officers other than as required by our employee benefit plans;

•	authorize any capital expenditure not included in our capital budget;

•	take any action outside the ordinary course of business that would result in a material change to our working capital; or

•
take any actions which would reasonably be expected to cause a material adverse effect to Equinix. A material adverse effect is any event, change, circumstance or effect that is, or would be reasonably likely to have, a material adverse effect on our subsidiaries’ business, except for (a) any changes in general economic or business conditions of the markets in which we and our subsidiaries operate that do not disproportionately impact us and our subsidiaries, (b) any changes or events affecting the industry in which we and our subsidiaries operate that do not disproportionately impact us and our subsidiaries, (c) in and of itself, any decline in the trading price of our common stock, (d) in and of itself, any adverse change in the United States securities markets, or (e) in and of itself, our failure to meet the revenue or earnings predictions of equity analysts as reflected in the estimates prepared by an independent equity analyst, or any other revenue or earnings estimate by an independent person, or any other revenue or earnings prediction or expectation prepared by any independent equity analyst, for any period ending (or for which earnings are released) on or after the date of the combination agreement and prior to closing, except to the extent such predictions, estimates or expectations were derived from guidance we provided.

Each of the parties has agreed to give prompt written notice to each other party after learning of any claim initiated by or against that party, including claims initiated against that party’s officers, directors, employees or stockholders.

Each of the parties has also agreed to give prompt notice to each other party when (a) an event occurs that would cause a representation or warranty contained in the combination agreement to be untrue or inaccurate, and (b) a party fails or is unable to comply with a covenant, condition or other agreement contained in the combination agreement.

Limitations on Considering Other Takeover Proposals

Until the combination is completed, we, Pihana, i-STT and STT Communications have agreed not to:

•	directly or indirectly solicit, initiate or encourage the making of a proposal likely to lead to a competing transaction, as defined below;

•	enter into or maintain discussions or negotiations regarding a competing transaction;

•	agree to endorse a competing transaction; or

•	authorize or permit any representative to take any such action.

A “competing transaction” means any of the following involving us, Pihana or i-STT:

•	a merger, consolidation, share exchange, business combination or other similar transaction;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of our company and our subsidiaries, Pihana and its subsidiaries or i-STT and its subsidiaries;

•	a tender offer or exchange offer for, or any offer to purchase directly from us, Pihana or i-STT, 15% or more of the outstanding voting securities of our company, Pihana or i-STT;

•	any solicitation to oppose the approval of the combination agreement by our stockholders; or

•	any liquidation, dissolution, recapitalization or other significant corporate reorganization of our company, Pihana or i-STT.

We, Pihana, i-STT and STT Communications must immediately notify the other parties upon receipt of any competing transaction or offer or any inquiry or contact with any person with respect to any competing transaction or offer and promptly deliver to the other party a copy of the competing transaction, offer, inquiry or contact and any other related written material that contains the principal terms of the competing transaction.

Despite the restrictions described above, we may furnish information to and enter into discussions or negotiations with any person who has made an unsolicited, written, bona fide proposal or offer regarding a competing transaction if our board of directors has:

•	reasonably concluded after consultation with its financial advisor and outside legal counsel that the proposal or offer constitutes a superior proposal, as defined below;

•
reasonably concluded, after consultation with its outside legal counsel, that failing to furnish the information or enter into discussions would be inconsistent with its fiduciary obligations to its stockholders under applicable law;

•	provided written notice to STT Communication’s and Pihana of its intent to furnish information or enter into discussions with the person making the superior proposal; and

•	obtained from the person making the superior proposal an executed confidentiality agreement on terms no less favorable to us than those contained in the non-disclosure agreement between these parties.

In the combination agreement, a “superior proposal” means an unsolicited written bona fide offer made by a third party to consummate a competing transaction (changing the 15% threshold above to 50%) on terms that our board of directors determines in good faith to be more favorable to our stockholders and/or debt holders, from a financial point of view, than the terms of the combination.

Additional Agreements

Market Standoff.    Holders of our common stock received in the combination have agreed not to transfer their shares of our common stock for a period of six months following the combination, except for transfers to their affiliates who agree to be bound by similar restrictions.

Equinix’s Board of Directors.    Our board of directors has agreed to take all actions necessary such that our board of directors will be constituted as set forth in the governance agreement.

Employee Benefits.    We agreed to take such reasonable actions as are necessary to allow all employees of Pihana, i-STT and their respective subsidiaries to participate in our benefit programs or alternative benefit programs available to our employees.

Indemnification of Pihana Officers and Directors.    We and the corporation surviving the Pihana merger have agreed to indemnify the officers and directors of Pihana for six years after the combination to the same extent that those officers and directors are presently indemnified through Pihana’s certificate of incorporation, bylaws or agreements with those officers and directors.

Indemnification of i-STT Officers and Directors.    We and i-STT have agreed to indemnify the officers and directors of i-STT for six years after the combination to the same extent that those officers and directors are presently indemnified through i-STT’s certificate of incorporation, bylaws or agreements with those officers and directors.

i-STT Name and Marks.    Following the combination, i-STT has agreed to assign all rights associated with the “i-STT” trademark and trade name to STT Communications but STT Communications will grant us a license to the mark for a reasonable transition period, not to exceed one year.

Nasdaq Listing.    We agreed to use all commercially reasonable efforts to ensure that our common stock remains listed on The Nasdaq National Market or The Nasdaq SmallCap Market.

United States Real Property Interests.    We agreed to use all commercially reasonable efforts to ensure that our securities of received by STT Communications do not constitute “United States real property interests” within the meaning of section 897 of the Code.

Release of Guarantees.    We have agreed to cooperate with STT Communications and use reasonable best efforts to obtain the release of STT Communications from guarantees of i-STT’s obligations under i-STT’s leases.

Other Agreements.    The combination agreement contains other agreements of each party. The most significant are agreements by each party to:

•	provide to the other parties and their employees, officers, directors and other representatives, access to its books and records;

•	comply with respective obligations under confidentiality agreements between the parties;

•
refrain from issuing any press release or otherwise making any public statement regarding the combination or the combination agreement prior to obtaining the written consent of the other parties unless otherwise required under applicable law or the requirements of The Nadsaq National Market;

•	notify the other parties of any claim, suit, or other action initiated seeking to prohibit the consummation of the combination agreement; and

•	take all actions reasonably necessary to comply with legal requirements and obtain all consents and approvals necessary to complete the combination.

Closing Conditions

Conditions to the Obligations of Each Party.    The respective obligations of each party to consummate the combination are subject to the satisfaction or waiver of the following conditions:

•	the approval of the combination agreement by the affirmative vote of (a) Pihana’s stockholders and (b) our stockholders;

•	no governmental entity or court will have acted to prohibit the merger, stock purchase or combination;

•
there will not be pending any proceeding with a governmental entity (a) seeking to restrain or prohibit the consummation of any of the agreements related to the combination or seeking to obtain from us or Pihana any material damages or (b) seeking to prohibit or limit the ownership or operation by the combined company of any portion of i-STT’s or Pihana businesses or assets;

•
we will have taken all corporate action such that our board of directors immediately after the closing will be constituted in accordance with the governance agreement and our bylaws, and senior management (including the head of the combined company’s Asia/Pacific Region) will be constituted with the persons mutually agreed to by us and STT Communications;

•	no party will have voluntarily or involuntarily commenced any proceeding seeking bankruptcy protection;

•
our board of directors will have taken all necessary steps to effect the waiver of any anti-takeover restrictions applicable to the combination or to any transactions that may be undertaken at any time or from time to time following the close by STT Communications or its affiliates;

•	the following will be set to occur simultaneously with the closing of the combination: (a) the senior note exchange, (b) execution of an amendment to our credit facility, (c) the financing;

•	the governance agreement will (a) have been executed by each party to that agreement and (b) be in full force and effect;

•	we, i-STT and Pihana’s stockholders’ representative will have entered into the escrow agreement;

•	shares of our common stock will be listed on either The Nasdaq National Market or The Nasdaq SmallCap Market; and

•	we and STT Communications will have agreed upon the terms of a mutually acceptable strategic plan related to the post-closing financial model and management structure of the combined company.

Conditions to the Obligations of Us, Eagle Jaguar Acquisition Corp., Eagle Panther Acquisition Corp. and STT Communications to Consummate the Merger.    Our, Eagle Jaguar Acquisition Corp.’s, Eagle Panther Acquisition Corp.’s and STT Communications’ obligations to consummate the merger with Pihana are subject to the satisfaction or waiver of the following additional conditions:

•	each of the representations and warranties made by Pihana in the combination agreement will be true and correct with the same force and effect as if made on the closing of the combination;

•	no events will have occurred which have a material adverse effect on the business of Pihana;

•	Pihana will have performed or complied in all material respects with all agreements and covenants required by the combination agreement;

•	Pihana will have provided written confirmation of termination of its office lease in San Francisco;

•
Pihana will have received all authorizations, consents, orders and approvals (a) required by any governmental entity, (b) set forth in the combination agreement, or (c) that would prevent a material adverse effect on the business of Pihana;

•	no more than 3% of Pihana’s stockholders, measured by voting power, will have exercised appraisal rights;

•	Pihana will have terminated employee benefit plans as we requested;

•
we and STT Communications will have received a certificate executed by the secretary of Pihana certifying: (a) Pihana’s certificate of incorporation, (b) Pihana’s bylaws, (c) the resolutions of Pihana’s board of directors and (d) the action by Pihana’s stockholders approving the combination agreement;

•	we and STT Communications will have received an estoppel certificate executed by the lessors of Pihana’s data centers;

•	Pihana will provide us with a properly executed Foreign Investment in Real Property Tax Act notification letter;

•
Pihana will have provided evidence that all agreements relating to co-sale, voting, registration, first refusal, first offer, preemptive, board observation or information or operational rights covenants will have no substantive effect;

•	Pihana will have received resignations from each of its current directors;

•	Pihana’s cash balance will equal or exceed the applicable amount set in the combination agreement;

•	Pihana’s working capital will equal or exceed the applicable amount set in the combination agreement;

•	Pihana’s total other liabilities will be less then the applicable amount set in the combination agreement;

•
Pihana’s stock option plan will be terminated, and each outstanding Pihana option will have been exercised immediately prior to the closing of the combination or will have been terminated as a result of the combination;

•
Pihana will provide evidence that it has properly withheld all applicable withholding taxes for any payments, forgiveness of indebtedness and any other value accruing to any employee who received, on or prior to the closing of the combination, and any amount that may be deemed a parachute payment;

•	Pihana will have divested itself of its Korean operations;

•
with respect to its Hawaiian operations, Pihana will have (a) effected a reduction in force, (b) terminated its headquarters lease on or prior to the 180th day following the closing of the combination, and (c) deducted from its cash and working capital balances all liabilities associated with that reduction in force and any net liabilities that will exist on or after the 181st day following the closing of the combination;

•
with respect to its Los Angeles operations, Pihana will have (a) effected a reduction in force, (b) terminated the lease for the second floor of its Los Angeles data center and (c) deducted from its cash and working capital balances all net liabilities associated with that reduction in force and lease option and termination; and

•
with respect to its Singapore operations, Pihana will have (a) effected a reduction in force, and (b) deducted from its cash and working capital balances all net liabilities associated with that reduction in force and sales office lease termination.

Conditions to the Obligations of us, Eagle Jaguar Acquisition Corp., Eagle Panther Acquisition Corp. and Pihana to Consummate Stock Purchase.    Our, Eagle Jaguar Acquisition Corp.’s, Eagle Panther Acquisition Corp.’s and Pihana’s obligations to consummate the stock purchase with STT Communications is subject to the satisfaction or waiver of the following additional conditions:

•	each of the representations and warranties made by STT Communication and i-STT in the combination agreement will be true and correct as if made on the closing of the combination;

•	no events will have occurred which have a material adverse effect on the business of i-STT;

•	i-STT will have performed or complied in all material respects with all agreements and covenants required by the combination agreement;

•
i-STT will have received all authorizations, consents, orders and approval (a) required by any governmental entity, (b) set forth in the combination agreement, or (c) that would prevent a material adverse effect on the business of i-STT;

•
We and STT Communications will have executed a mutually satisfactory transition services agreement under which, for a period of at least 180 days following the closing, STT Communications will provide to i-STT certain administrative services, and i-STT will provide STT Communications with administrative services, with all of the services to be reimbursed at cost plus 5%;

•
We and Pihana will have received a certificate executed by the secretary of i-STT certifying:  (a) i-STT’s articles of association, (b) i-STT’s memorandum of association, (c) the resolutions of  i-STT’s board of directors and (d) the action by i-STT’s shareholders approving the combination agreement;

•	i-STT will have received resignations from each of its current director;

•	i-STT’s working capital will equal or exceed the applicable amount set in the combination agreement; and

•	i-STT’s total other liabilities will be less then the applicable amount set in the combination agreement.

Conditions to the Obligations of Pihana, i-STT and STT Communications.    The obligation of Pihana, i-STT and STT Communications to consummate the combination is subject to the satisfaction or waiver of the following additional conditions:

•
each of the representations and warranties made by us, Eagle Jaguar Acquisition Corp. and Eagle Panther Acquisition Corp. in the combination agreement will be true and correct as if made on the closing of the combination;

•	no events will have occurred which have a material adverse effect on our business;

•
we, Eagle Jaguar Acquisition Corp. and Eagle Panther Acquisition Corp. will each have performed or complied in all material respects with all agreements and covenants required by the combination agreement on or prior to the closing of the combination;

•
we will have received all authorizations, consents, orders and approval (a) required by any governmental entity, (b) set forth in the combination agreement, or (c) that would prevent a material adverse effect on our business;

•
STT Communications and Pihana will have received a certificate executed by our secretary certifying: (a) our certificate of incorporation, (b) our bylaws, (c) the resolutions of our board of directors and (d) the action by Equinix’s stockholders approving the combination agreement;

•	our working capital will equal or exceed the applicable amount set in the combination agreement;

•	our total other liabilities will be less then the applicable amount set in the combination agreement;

•	we will have modified the terms of its ground lease in San Jose, California;

•
neither we nor any of our subsidiaries will have (a) failed to pay when due any principal of or interest on or any other amount payable any outstanding debt in an individual principal amount of $250,000 or more or with an aggregate principal amount of $1.0 million or more, or (b) breached or defaulted with respect to any other material term of one or more items of outstanding debt in the individual or aggregate principal amounts referred to in above or any loan agreement, mortgage, indenture or other agreement relating to outstanding debt; and

•
we will have obtained and delivered to STT Communications a valuation of (a) all real property owned by us or our subsidiaries and (b) United States real property owned by Pihana and its subsidiaries, and the valuation will support a conclusion that as of the closing of the combination, after giving effect to the combination, the combined company will not be a United States real property holding corporation within the meaning of Section 897 of the Internal Revenue Code.

Operation of Closing Conditions.    The closing conditions will operate as follows:

•
any party may waive one or more closing conditions, provided however that the minimum dollar amount of notes tendered in the senior note exchange may be waived on behalf of all parties only by two of the following three parties: (a) us, (b) STT Communications, and (c) Pihana;

•	the failure of any party to satisfy a closing condition will not relieve such party from its obligation to consummate the combination if the other parties have satisfied their closing conditions;

•
if one party elects not to consummate the combination because one or more of the closing conditions is not satisfied, the other parties may (but neither will be required to) consummate the combination, or any other transaction as they may mutually agree; and

•
if the closing conditions of any party or parties are not satisfied because of the failure of another party to satisfy their closing conditions, the other parties may elect to consummate the combination, or any other transaction as they may mutually agree.

Termination

The combination agreement may be terminated by one or more parties as follows:

•	by mutual written consent duly authorized by the boards of directors of each party;

•
by any party if the closing has not occurred on or before January 31, 2003; but if the closing of the combination has not occurred on or before January 31, 2003 because of the failure to obtain all regulatory approvals required to consummate the combination, the closing date will be extended for two successive 30 calendar day periods. The right to terminate the combination agreement on or after

January 31, 2003 will not be available to any party whose failure to fulfill any obligation under the combination agreement has been the cause of the failure of the closing of the combination to occur on or before January 31, 2003;

•
by any party upon the issuance of any order which would (a) prevent such party from consummating the merger, the stock purchase or the combination, (b) prohibit the combined company’s ownership or operation of any portion of the business of Pihana or i-STT or (c) compel the combined company following the closing of the combination to dispose of or hold separate any portion of our, i-STT’s or Pihana’s business or assets;

•	by us if:

•
Pihana, STT Communications or i-STT breaches any material representation, warranty, covenant or agreement, or if any representation or warranty has become untrue, however, if the breach is curable, Pihana or STT Communications and i-STT will have the opportunity to cure the breach within 30 days; or

•	we enter into one or more agreements with a third party with respect to a superior proposal, as defined above.

•
by i-STT, if Pihana, us, Eagle Jaguar Acquisition Corp. or Eagle Panther Acquisition Corp. breaches any material representation, warranty, covenant or agreement, or if any representation or warranty has become untrue, however, if the breach is curable, we or Pihana will have the opportunity to cure the breach within 30 days;

•	by STT Communications and Pihana if:

•
(a) our board of directors withdraws or modifies it recommendation to vote in favor of the combination agreement, (b) our board of directors recommends to our stockholders a competing transaction, or (c) a tender offer or exchange offer for 15% or more of the outstanding shares of our stock is commenced and our board of directors fails to oppose that offer within 5 business days; or

•	we enter into one or more agreements with a third party with respect to a superior proposal, as defined above.

•	by Pihana if:

•
we, STT Communications or i-STT breaches any material representation, warranty, covenant or agreement, or if any representation or warranty has become untrue, however, if the breach is curable, we or STT Communications and i-STT will have the opportunity to cure the breach within 30 days; or

•	we enter into one or more agreements with a third party with respect to a superior proposal, as defined above.

•	the combination agreement will terminate automatically if it fails to receive the requisite vote for approval by our stockholders.

Liquidated Damages and Expense Reimbursement

If the combination agreement is terminated, all fees and expenses will be paid by the party incurring them, except as described below.

We will pay all expenses incurred in connection with preparing, printing, filing and mailing this proxy statement, including all reasonable out-of-pocket expenses for services provided by counsel, accountants, investment bankers, experts and consultants.

In addition, we will pay liquidated damages to each of STT Communications and Pihana in the amount of $1.3 million if:

•
(a) our board of directors withdraws or modifies it recommendation to vote in favor of the combination agreement, (b) our board of directors recommends to our stockholders a competing transaction, or (c) a tender offer or exchange offer for 15% or more of the outstanding shares of our stock is commenced and our board of directors fails to oppose such offer within 5 business days; or

•	we enter into one or more agreements with a third party with respect to a superior proposal, as defined above.

Further, we will pay each of STT Communications and Pihana up to $750,000 to cover reasonable expenses if the combination agreement is not approved by our stockholders. If within 12 months of that termination of the combination agreement we consummate or agree to consummate a competing transaction, we will pay each of STT Communications and Pihana $1.3 million less any expenses previously paid.

Indemnification of the Combined Company by Escrow Fund

To secure the indemnification obligations of Pihana’s stockholders in the combination, 10% of the shares of our common stock that would otherwise be issuable at the closing of the combination will be held in escrow. Pursuant to the combination agreement, Jane Dietze has been designated as the agent of Pihana’s stockholders with respect to indemnification matters. The escrow will terminate one year after the effective time, but shares necessary to satisfy any unsettled claims made prior to termination of the escrow period will remain in escrow until those claims have been finally resolved.

We will be indemnified by the escrow fund as described below for any and all damages we may suffer as a result of any of the following:

•	any inaccuracy or breach of any representation or warranty made by Pihana in the combination agreement;

•	the breach of any covenant or agreement made by Pihana in the combination agreement;

•
if any Pihana stockholder exercises appraisal rights, the amount by which the fair market value of the shares exceeds the amount such Pihana stockholder was otherwise entitled to receive pursuant to the combination agreement;

•	any cost, loss or other expense as a result of golden parachute payments;

•	any cost, loss or other expense related to reduction in force in Pihana’s Honolulu, Los Angeles and Singapore operations and lease terminations in Los Angeles, Honolulu and Singapore;

•	Pihana’s divestiture of its Korean operations;

•
any cost, loss or other expense incurred by us related to the indemnity provided for Pihana’s directors and officers in the combination agreement and not related to the transactions contemplated by the combination agreement; or

•	any cost, loss or other expense related to the termination of Pihana’s amended and restated voting agreement.

Except for indemnification claims based on fraud, willful misrepresentation or misconduct, the total liability for indemnification obligations will not exceed the shares of our common stock held in escrow. Further, except for indemnification claims based on fraud, willful misrepresentation or misconduct, no indemnification payment by the escrow fund will be payable for indemnification obligations arising from inaccuracies or breaches of Pihana representations and warranties until the total claims for damages exceed $400,000.

Indemnification of the Combined Company by i-STT

The combination agreement provides that, subject to the limitations described below, the combined company will be indemnified by i-STT for any and all damages the combined company may suffer as a result of any of the following:

•	any inaccuracy or breach of any representation or warranty made by i-STT in the combination agreement;

•	the breach of any covenant or agreement made by i-STT in the combination agreement;

•
any cost, loss or other expense incurred by the combined company related to the indemnity provided for in the combination agreement and not related to the transactions contemplated by the combination agreement; or

•
any cost, loss or other expense incurred by the combined company in excess of $25,000 relating to i-STT’s subsidiary in China, but the combined company must use reasonable efforts to mitigate those expenses, including liquidating the subsidiary on or prior to March 1, 2004.

To secure the indemnification obligations of i-STT in the combination, 50% of the shares of our capital stock that would otherwise be issuable at the closing of the combination will be legended and subject to claims for indemnity by the combined company.

Except for indemnification claims based on fraud, willful misrepresentation or misconduct, the total liability for indemnification obligations will not exceed the shares of our common stock legended as described above. Further, except for indemnification claims based on fraud, willful misrepresentation or misconduct, no indemnification payment by the escrow fund will be payable for indemnification obligations arising from inaccuracies or breaches of i-STT representations and warranties until the total claims for damages exceed $400,000.

Indemnification of STT Communications and Pihana Stockholders by the Combined Company

The combination agreement provides that STT Communications and Pihana’s stockholders will be indemnified by the combined company for any and all damages they may suffer as a result of any of the following:

•	any inaccuracy or breach of any of our representations or warranties in the combination agreement; or

•	the breach of any of our covenants or agreements in the combination agreement.

Except for indemnification claims based on fraud, willful misrepresentation or misconduct, the total liability for indemnification obligations will not exceed (a) with respect to Pihana, the number of shares of our common stock held in the escrow fund and (b) with respect to STT Communications, one-half of the shares issued to STT Communications in the i-STT stock purchase. Further, except for indemnification claims based on fraud, willful misrepresentation or misconduct, no indemnification payment by the escrow fund will be payable for indemnification obligations arising from inaccuracies or breaches of our representations and warranties until the total claims for damages exceed $400,000.

Amendment and Waiver

We, STT Communications, i-STT and Pihana may amend the combination agreement at any time with a written statement executed by each of the parties and in accordance with applicable law.

At any time prior to the effective time, we, STT Communications, i-STT or Pihana may each unilaterally:

•	extend the time for the performance of any obligation or other act of any other party;

•	waive any inaccuracy in the representations and warranties contained in the combination agreement or in any document delivered pursuant to the combination agreement; and

•	waive compliance with any agreement or condition contained in the combination agreement;

but an extension or waiver will not bind any other party to whom the obligation is owed or for whose benefit the representations, warranties, agreements or conditions have been made or given.

Disputes

All disputes will be settled by arbitration to take place in London, England.

AGREEMENTS RELATED TO THE COMBINATION

The following is a summary of the material provisions of our voting agreements and provisions contained in the governance agreement. The following is not a complete description of all the provisions of these agreements, and we encourage you to read these agreements in their entirety. This summary is qualified in its entirety by reference to the full text of these agreements which have been filed with the SEC on Form 8-K on October 9, 2002.

Voting Agreements

As of September 30, 2002, holders of approximately 20% of our outstanding common stock executed voting agreements requiring them to vote in favor of the combination and any matter that could reasonably be expected to facilitate the combination and against any competing transaction or any other action that could reasonably be expected to delay or interfere with approval of the combination.

Each of those stockholders agreed to not do the following prior to the earlier of the termination of the combination or the closing of the combination: (a) sell or otherwise dispose of our common stock; (b) enter into a voting trust or a voting arrangement; and (c) enter into any contract, commitment, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, pledge, encumbrance, transfer or other disposition of any shares of our common stock.

Governance Agreement

The governance agreement contains the following provisions (in addition to the voting and other provisions described under “Governance of the Combined Company”):

Right of First Offer.    STT Communications or its assignees will have a right of first offer with respect to future sales of capital stock or convertible securities by the combined company and will be entitled to purchase its pro-rata portion, based on its equity ownership of the combined company, of securities offered by the combined company. There will be exceptions for employee issuances, business acquisitions and other strategic transactions.

Registration Rights.    In order to provide for the resale of our common stock to be issued in the combination (or issuable upon conversion of the Series A preferred stock issued in the combination) into the public market, we will register those shares with the SEC. The governance agreement requires us to file a registration statement with the SEC within 90 days of the closing and cause that registration statement to be effective within six months of the closing. We will use commercially reasonable efforts to cause the registration statement to remain effective until all shares of common stock to be issued in the combination have been sold, subject to our ability to impose blackout periods. We also granted the right to participate in other registration statements filed by Equinix (other than employee stock and acquisition related offerings) and the right to register on Form S-3 (or Form S-1 if Form S-3 is not available) shares of our common stock to be issued in the combination. The governance agreement also includes our obligation to indemnify or contribute to losses suffered by the holders of securities registered pursuant to that agreement. These losses may include losses incurred under federal securities laws.

OTHER MATTERS RELATED TO THE COMBINATION

Securities Law Matters

The shares of our common stock and preferred stock to be issued in the combination and the notes and warrants to be issued in connection with the financing will be issued in a transaction exempt from registration under the Securities Act of 1933, by reason of Section 4(2) of the Securities Act or regulations promulgated by the SEC thereunder.

Accounting Treatment of the Combination

The combination will be accounted for as a “purchase” transaction for accounting and financial reporting purposes, in accordance with accounting principles generally accepted in the United States. After the merger, the results of operations of Pihana and i-STT will be included in our consolidated financial statements. The purchase price will be allocated based on the fair values of the assets acquired and the liabilities assumed. Pursuant to Statements of Financial Accounting Standards No. 141, “Business Combinations,” and Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will be subject to at least annual assessment for impairment based on a fair value test. Identified intangible assets with finite lives will be amortized over those lives. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. We will determine the fair value of assets and liabilities and will make appropriate business combination accounting adjustments. However, for purposes of disclosing unaudited pro forma information in this proxy statement, we have made a preliminary determination of the purchase price allocation, based upon current estimates and assumptions, which is subject to revision upon consummation of the combination based on our and i-STT’s respective working capital balances of each of us and i-STT and the Pihana cash balance.

Completion of the combination will result in total pre-tax costs of approximately $17.0 to $20.0 million, primarily relating to costs associated with combining the businesses of the companies, including integration and restructuring costs, and legal, accounting and financial advisory fees. Although we do not believe the combination costs will significantly exceed our estimate, our estimate may not be correct and unanticipated events could occur that would substantially increase the costs of combining the companies. The extent of these additional costs is not yet determined. In any event, any costs associated with the combination would negatively affect our results of operations in the quarter in which the combination is completed. In addition, costs consisting primarily of legal, accounting and financial advisory fees and expenses, will be a component of the purchase price and capitalized as an element of goodwill.

THE FINANCING

General

Securities to be Issued.    At the same time we entered into the combination agreement, we entered into a securities purchase agreement with STT Communications. To provide funding for (a) operations, (b) the senior note exchange and (c) payment of a portion of the principal amount outstanding under the credit facility. The terms of the securities purchase agreement and the securities that may be issued under the securities purchase agreement were determined in arms-length negotiation between us, STT Communications and representatives of the Pihana stockholders. The following securities may be issued under the securities purchase agreement:

•	14% Series A-1 convertible secured notes due November 1, 2007;

•	10% Series A-2 convertible secured notes due November 1, 2007;

•	warrants to purchase shares of our preferred stock;

•	warrants to purchase shares of our common stock;

•	warrants to purchase shares of our common stock upon a change of control; and

•	warrants to purchase shares of our common stock upon defaults under our credit facility.

Closing Conditions.    The issuance and sale of securities under the securities purchase agreement is subject to customary closing conditions, including:

•	the documents effecting the security of the convertible secured notes must be executed and delivered;

•	the guarantees by all of our subsidiaries as of the issuance and sale of the securities must be executed; and delivered

•	the conditions in the combination agreement relating to the senior note exchange and the amendment to our credit facility must be satisfied or waived; and

•	the combination must close concurrently with the issuance and sale of the securities under the securities purchase agreement.

Representations and Warranties; Indemnities and Expenses.    The securities purchase agreement incorporates the representations and warranties in the combination agreement, incorporates the affirmative and negative covenants in our credit facility and contains events of default corresponding to the events of default under our credit facility. We may, or the prospective purchasers may, terminate the securities purchase agreement if the combination agreement is terminated. We will indemnify the holders of the convertible secured notes from specific liabilities, such as environmental liabilities. In addition, we will reimburse $200,000 of fees of counsel to the purchasers under the securities purchase agreement.

Registration Rights.    We will also grant rights to three demand registrations, the right to participate in other registration statements filed by us (other than employee stock and acquisition related offerings) and the right to register shares on Form S-3 (or Form S-1 if Form S-3 is not available) shares of our common stock issued, directly or indirectly, upon conversion of the notes or exercise of any of the warrants issued under the securities purchase agreement. The registration rights agreement will include our obligation to indemnify or contribute to losses suffered by the holders of securities registered pursuant to that agreement. These losses may include losses incurred under federal securities laws.

The Convertible Secured Notes

Principal Amount.    The Series A-1 convertible secured notes may be issued in an original principal amount of not less than $30.0 million and up to $40.0 million. Under the securities purchase agreement, STT

Communications has committed to purchase at least $30.0 million of Series A-1 convertible secured notes. Up to $10.0 million of Series A-2 convertible secured notes may be issued under the securities purchase agreement but the total principal amount of the Series A-1 and Series A-2 convertible secured notes will not exceed $40.0 million.

Security.    The Series A-1 convertible secured notes will be secured by (a) a first priority security interest in i-STT’s assets and the assets of Pihana’s subsidiary which owns and operates Pihana’s data center in Singapore and by a pledge of the stock of i-STT’s subsidiaries and (b) by a second priority security interest in all of the collateral securing our and our subsidiaries’ obligations under our credit facility (which excludes the i-STT assets and Pihana’s Singapore assets).

The Series A-2 convertible secured notes share with the Series A-1 convertible secured notes a second priority security interest in all of the collateral securing our and our subsidiaries’ obligations under the credit facility (which excludes the i-STT assets and Pihana’s Singapore assets).

The convertible secured notes will be guaranteed by all of our existing subsidiaries, by all of the subsidiaries of ours acquired in the combination (except that the Singapore subsidiaries will guarantee only the Series A-1 convertible secured notes) and by all of our future domestic subsidiaries.

Interest.    Interest on the convertible secured notes will be payable in arrears in additional notes of the same series, on May 1 and November 1 of each year, beginning on May 1, 2003 until maturity. Interest will accrue at the rate of 14% per year on the Series A-1 convertible secured notes and 10% per year on the Series A-2 convertible secured notes.

Conversion of Notes.    The principal amount of, and accrued interest on, the convertible secured notes are convertible into shares of our capital stock at a price of $0.3366 per underlying share of our common stock at any time at the option of the holder of such notes. The Series A-1 convertible secured notes are convertible into shares of our Series A preferred stock, Series A-1 preferred stock or common stock. The Series A-2 convertible secured notes are convertible into shares of our common stock. See “Governance of the Combined Company” beginning on page 88.

The conversion price will be adjusted to mitigate or prevent dilution if fundamental changes occur to our common stock, dividends are declared on our common stock or we issue, or contract to issue, shares of our common stock at a price per share below $0.3366 per share.

Forced Conversion of Notes.    Until the third anniversary of the closing, we may convert 95% of the convertible secured notes and after third anniversary of the closing, we may convert 100% of the convertible secured notes, if

•	the closing price of our common stock exceeds $1.1781 for thirty consecutive trading days;

•	the average daily trading volume of our common stock during that 30-day trading period exceeds 550,000; and

•
We have caused a registration statement to become effective under the Securities Act which provides for the resale by the noteholders of the shares of our common stock issued or issuable upon conversion.

Change in Control.    We must offer to purchase all outstanding convertible secured notes at their principal amount together with accrued and unpaid interest if we experience a change of control.

Common and Preferred Stock Warrants

We will issue to the purchasers of convertible secured notes, warrants to purchase shares of our capital stock. The warrants issued to purchasers of Series A-1 convertible secured note will be exercisable for shares of our Series A preferred stock, Series A-1 preferred stock or common stock, subject to the restrictions as described under “Governance of the Combined Company.” The warrants issued to Series A-2 convertible secured note purchasers will be exercisable for shares of our common stock. The warrants will initially have an exercise price of $0.01 per underlying share of our common stock and may be exercised on a cashless basis.

If $30.0 million of original principal amount of our convertible secured notes is issued, the warrants will represent the right to purchase approximately 8.25% of our capitalization after the combination and the issuance of the warrants (but before the conversion of convertible secured notes). The number of shares initially issuable in connection with the convertible secured notes will equal a percentage of our capitalization equal to 0.0000275% per $1.0 million original principal amount of convertible secured notes. The exercise price of the warrants will be adjusted to mitigate or prevent dilution if fundamental changes occur to our common stock, dividends are declared on our common stock or we issue, or contract to issue, shares of our common stock at a price per share below $0.3366 per share. The warrants will expire five years after the closing.

Change in Control Warrants

If we experience a change in control, the change of control warrants will become exerciseable for shares of our common stock with a total current market value of up to 20% of:

•	the principal amount of notes for which that warrant originally issued, plus

•	the principal amount of all convertible secured notes issued in payment of interest on those original notes, minus

•	the principal amount of those notes which have been converted into shares of our capital stock or repaid in cash, plus

•	accrued and unpaid interest on any then outstanding notes.

For purposes of the convertible secured notes and the change in control warrants, a change of control is defined as:

•	the direct or indirect sale or transfer of all or substantially all of our assets;

•
any business combination which results in the holders of our capital stock prior to the business combination beneficially owning less than 50% of the voting securities of the resulting parent entity in such business combination; or

•
if more than 50% of our board of directors becomes controlled by directors who were neither (a) on our board of directors two years before the date of the change in control, nor (b) elected or nominated by such directors or their successors who were nominated as required by this sentence.

The acquisition by STT Communications or its affiliates and associates of up to 66 2/3% of our voting securities will not be a change in control.

Cash Trigger Warrants

To provide a mechanism to allow STT Communications and other purchasers of convertible secured notes to ensure our compliance with covenants under the senior secured credit facility, the holders of a series of our warrants will have the right, but not the obligation, to exercise their warrants on the terms described below. The cash trigger warrants will be exercisable for shares of our common or preferred stock valued at up to $30.0 million. $10.0 million of Series A cash trigger warrants will be issued to STT Communications and those warrants will have an exercise price which is the lesser of (a) $0.306 or (b) 90% of the then current market value of shares of our common stock. $20.0 million of Series B cash trigger warrants will have an exercise price of 90% of the then current market value of shares of our common stock. The $0.306 per share exercise price of

Series A cash trigger warrants will be adjusted to mitigate or prevent dilution if fundamental changes occur to our common stock, dividends are declared on our common stock or we issue, or contract to issue, shares of our common stock at a price per share below $0.306.

The Series A cash trigger warrants will be issued to STT Communications and in STT Communications’ discretion, purchasers of Series A-2 convertible secured notes and former holders of Pihana’s preferred stock may be issued Series B cash trigger warrants.

The cash trigger warrants will be exercisable if we (a) do not have sufficient funds to pay, and fail to pay when due, any principal, interest, fee or other amount under our credit facility, or (b) breach our obligations to maintain certain minimum cash balances under our credit facility agreement. The holders of the cash trigger warrants have no obligation to exercise their warrants. If a default occurs under our credit facility, we cannot assure you that we will have adequate financial resources to prevent our lenders from foreclosing on our assets. See “Risk Factors” beginning on page 23.

If the cash trigger warrants are exercised based on the condition described in (a) above, the cash trigger warrants will be exercisable not less than $5.0 million and not more than $5.0 million plus the amount of the missed payment.

If the cash trigger warrants are exercised on the condition in (b) above, the cash trigger warrants will be exercisable for not less than $5.0 million and not more than $5.0 million plus any shortfall in our minimum cash balance requirements.

Material Federal Income Tax Considerations of the Financing

Federal tax law contains various limitations and restrictions on the deductibility of interest and/or original issue discount. Some of these limitations and restrictions may be applicable to the interest and/or the original issue discount associated with the Series A-1 convertible secured notes. In such event, some or all of the interest or original issue discount associated with such notes may not be deductible by us.

THE SENIOR NOTE EXCHANGE

The following is a summary of the material provisions of the senior note exchange. The shares of our common stock issued in senior note exchange will be exempt from registration under the Securities Act of 1933 pursuant to Section 3(a)(9) of the Securities Act.

General

We currently have a series of 13% Senior Notes due 2007 outstanding in principal amount of approximately $147.2 million, which we call senior notes. Our stockholders are being asked at the special meeting to approve the issuance of common stock as part of the senior note exchange. Our board of directors has approved the senior note exchange as a means to reduce our total outstanding indebtedness.

Reasons for the Senior Note Exchange

The senior note exchange is intended to improve our existing capital structure by reducing our outstanding debt. The exchanges of our common stock and cash for the senior notes will result in significant interest expense savings and will reduce the aggregate principal payment otherwise due in December 2007. For example, if we exchange $125.0 million in principal amount of our senior notes for cash and common stock, we would save $16.3 million per year in interest expense, or nearly $89.4 million over the remaining term of the senior notes. We would also reduce the amount of principal payments that would otherwise come due in December 2007 by $125.0 million. This would result in a net reduction in our payments on the exchanged senior notes of nearly $198.2 million.

After full and careful deliberation and consideration of the senior note exchange, our board of directors determined that the terms of the senior note exchange are advisable to, and in the best interests of, our stockholders.

In recommending the senior note exchange, our board of directors considered a number of factors (many of which are set forth below) that it believed supported its recommendation. Factors the board of directors considered include:

•	the combination agreement requires that no more than $22.3 million of principal amount of senior notes remain outstanding as of closing;

•
we would be required to pay all unpaid principal plus accrued interest on each of the notes by December 31, 2007 and there is a high likelihood that we would not be able to obtain sufficient funds to pay the notes when they became due; and

•	the current unfavorable economic environment and general recessionary economy, and the resulting low likelihood of restructuring the senior notes on terms reasonably favorable to our stockholders.

The above discussion of information and factors considered by our board of directors is not intended to be exhaustive but is believed to include all material factors considered by our board of directors. In view of the wide variety of factors considered by our board of directors, our board of directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, the board of directors did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. Individual members of our board of directors may have given different weight to different factors. However, after taking into account all of the factors described above, our board of directors determined that the senior note exchange is fair to, and in the best interest of, our stockholders.

Principal Terms of the Senior Note Exchange

As a condition to closing the combination and financing, we are required to substantially reduce the outstanding amount of our senior notes so that no more than $22.3 million is outstanding under the notes. This condition requires us to retire at least $124.9 million of our outstanding senior notes unless two of the three combining companies agree to waive the condition. Prior to signing the combination agreement, we received offers to exchange outstanding senior notes from the holders of $101.2 million of our senior notes, leaving more than $23.7 million additional senior notes that we are required to exchange in the senior note exchange in order to close the combination and the financing. In connection with the combination and financing, we will make an offer to exchange cash and shares of our common stock for all of our outstanding senior notes. Holders of our senior notes will receive an amount of cash and shares of our common stock based on the aggregate principal amounts of senior notes exchanged as described in the following tables. The amount of cash and the number of shares exchanged for each senior note will vary depending on the aggregate amount of senior notes exchanged, the amount of convertible secured notes issued in connection with the financing and the number of shares issued in connection with the combination. The tables below describe the amount we will pay for every $1.00 of principal of senior notes exchanged and the aggregate consideration that will be given for the senior notes.

Consideration per $1.00 Principal Amount Of Senior Notes Exchanged

Total Principal Amount Exchanged ($ in millions)*			Stock Consideration**		Value of Stock Consideration***		Total Consideration per $1.00 Senior Note Exchanged
Equal to or greater than:	but less than:	Cash Consideration	Minimum Shares	Maximum Shares	Minimum Value	Maximum Value	Minimum Consideration	Maximum Consideration
$115.0	$125.0	$0.13	.432	.469	$0.12	$0.13	$0.25	$0.26
$125.0	$132.5	$0.14	.361	.383	$0.10	$0.11	$0.24	$0.25
$132.5	$140.0	$0.15	.300	.317	$0.08	$0.09	$0.23	$0.24
$140.0	$147.2	$0.16	.248	.261	$0.07	$0.07	$0.23	$0.23
$147.2	NA	$0.17	.212	.212	$0.06	$0.06	$0.23	$0.23

Aggregate Consideration for Senior Notes Exchanged

Total Principal Amount Exchanged ($ in millions)*		Aggregate Cash Consideration ($ in millions)					Total Aggregate Consideration ($ in millions)
Equal to or greater than:	but less than:	Minimum Cash	Maximum Cash	Aggregate Stock Consideration (% of Fully Diluted Capitalization)	Aggregate Stock Consideration (shares in millions)**	Aggregate Value of Stock Consideration ($ in millions)***	Minimum Consideration	Maximum Consideration
$115.0	$125.0	$15.0	$16.3	11%	54.0	$15.1	$30.1	$31.4
$125.0	$132.5	$17.5	$18.6	10%	47.9	$13.4	$30.9	$32.0
$132.5	$140.0	$19.9	$21.0	9%	42.1	$11.8	$31.7	$32.8
$140.0	$147.2	$22.4	$23.6	8%	36.5	$10.2	$32.6	$33.7
$147.2	NA	$25.0	$25.0	7%	31.2	$8.7	$33.7	$33.7

*	We have assumed a minimum of $115.0 million of senior notes are exchanged.
**
We have assumed we will issue $30.0 million of convertible secured notes and related warrants in the financing. The actual number of shares issued per $1.00 in principal amount of senior notes is dependent on the principal amount of senior notes exchanged within each range. For example, if $115.0 million of the senior notes are exchanged, .469 shares of common stock will be issued per $1.00 in principal amount of senior notes. If $125.0 million of the senior notes are exchanged, .432 shares of common stock will be issued per $1.00 in principal amount of senior notes. Amounts exchanged between $115.0 million and $125.0 million will result in a sliding scale of common shares issued of between 0.469 and 0.432 shares.

***	Stock value based on the closing price of our common stock on The Nasdaq National Market on November 22, 2002 of $0.28.
****
Indicates aggregate percentage of our stock to be held by holders who participate in the senior note exchange at the closing, calculated on a fully-diluted, treasury stock basis after giving effect to the actual number of shares issuable in connection with the combination, the financing and the senior note exchange. The shares delivered will be allocated pro rata among the holders of senior notes to be exchanged.

Prior to closing, we will commence an exchange offer for all of our outstanding senior notes, and the holders of the senior notes will have 20 business days to tender their senior notes to us in exchange for the consideration described above.

Consent Solicitation.    As part of the senior note exchange, we are requesting the holders of the senior notes to consent to the adoption of the proposed amendment of the indenture governing the senior notes, which will materially reduce our obligations under the indenture. If adopted, the proposed amendment will remove restrictions on our ability to, among other things, incur indebtedness or liens, make dividend payments, enter into transactions with our stockholders and affiliates, sell assets, and consolidate or merge.

Conditions to Closing.    The senior note exchange is conditioned upon the occurrence of a number of events, including:

•	the closing;

•	our receipt of cash proceeds of at least $30.0 million in the financing;

•	approval of the proposed restated certificate of incorporation by our stockholders; and

•	the senior note exchange must not violate any applicable law, regulation, injunction, or other order of any court or governmental agency.

Principal Effects of the Issuance of Common Stock

The senior note exchange will have a dilutive effect on our existing stockholders. The senior note exchange will occur immediately before the closing.

Material Federal and State Income Tax Consequences of the Senior Note Exchange

Cancellation of Indebtedness Income

We will realize cancellation of indebtedness, which we call COD, income as a result of the payment of the cash and shares of our common stock issued in the senior note exchange if, and to the extent that, the sum of the cash and the fair market value of the shares is less than the adjusted issue price of the senior notes surrendered in connection with the senior note exchange. The adjusted issue price of each senior note is generally equal to the issue price of each such note (which we have reported as $918.97 for each note), increased by the amount of original issue discount previously includable in the gross income of the holder thereof, and decreased by the amount of any payments (other than payments of qualified stated interest) we previously made on such senior notes.

As of December 31, 2001 we had federal net operating loss carryforwards (which we call NOL carryforwards) from prior tax years in the approximate amount of $202.4 million. For purposes of computing our federal alternative minimum tax for any tax year ending in 2003 or thereafter, our NOL carryforwards may be used to offset only 90% of our alternative minimum taxable income. However, even after considering such 90% alternative minimum tax limitation, we expect the combination of our NOL carryforwards and the losses incurred by us in the tax year in which the senior note exchange occurs to offset substantially all of the COD income recognized by us by reason of the senior note exchange. (For a discussion regarding the availability of our NOL carryforwards and the impact of the senior note exchanges on our ability to use our NOL carryforwards to reduce our future federal income tax liability, see “Ability to Utilize NOL Carryforwards and Recognized Built-in Losses” immediately below.)

It is important to note, however, that in addition to the federal tax considerations set forth above, a number of states in which we are subject to tax, including California and New Jersey, have adopted legislation suspending the ability to utilize NOL carryforwards for state law purposes. Thus to the extent that we are required to rely on NOL carryforwards (as opposed to current year tax losses) to offset the COD income generated by the senior note exchange, we may incur a material state tax liability by reason of the senior note exchange. Because the amount of such liability will depend upon the amount of COD income generated, the allocation of such income among the various states in which we are subject to tax, the taxable year in which the senior note exchange occurs, and the amount of losses, if any, generated by us in the future in the various states in which we are subject to tax, the exact amount of such potential state tax liability cannot be determined at this time.

Ability to Utilize NOL Carryforwards and Recognized Built-in Losses

As of December 31, 2001 we had federal NOL carryforwards from prior tax years in the amount of approximately $202.4 million. Based upon available records of stock ownership, we do not believe that we have experienced an “ownership change,” as defined in Section 382 of the Code and the regulations promulgated thereunder, since the date of our initial public offering on August 10, 2000. Accordingly, as discussed above under the heading “Cancellation of Indebtedness Income,” we believe that these federal NOL carryforwards will generally be available to offset the COD income generated by reason of the senior note exchange. If, notwithstanding such analysis, an ownership change under Code Section 382 has occurred, then our ability to use our NOL carryforwards will be limited, and we could incur a significant amount of tax with respect to the COD income generated by the senior note exchange.

Regardless of whether an ownership change under Code Section 382 has occurred in the past, it is likely that the issuance of our common stock in connection with the senior note exchange as well as in connection with the financing and the combination, each as described in this proxy, will cause us to experience an ownership change as of the consummation of such transactions. After such ownership change, we will generally be limited to using an amount of pre-ownership-change NOLs for any tax year that is equal to the product of (1) the value of our equity (determined immediately prior to the ownership change and generally ignoring any capital contributions made within two years of the ownership change) and (2) a floating percentage determined by the Internal Revenue Service from time to time (which for ownership changes occurring in November 2002 is 4.63%). Applying these rules based on our current equity value, an ownership change would result in limitations on utilization that are so severe that almost all of our NOLs would expire unused. In addition to the limitations on NOL carryforward utilization described above, to the extent we have a “net unrealized built-in loss” in our assets as of the date of an ownership change, a portion of the depreciation and amortization on our assets, as well as certain losses on the sale of our assets, will generally be subject to the foregoing limitations on use as if they constituted a pre-ownership-change NOL carryforward.

Consequences of Proposed Amendment to Senior Notes Indenture

We intend to take the position that the proposed amendment to the indenture governing the senior notes, if effected, will not cause those senior notes that are not tendered by the holders thereof pursuant to the senior note exchange to be deemed exchanged for new senior notes for federal income tax purposes. Whether a senior note will be deemed to be exchanged for a new senior note for federal income tax purposes will depend upon whether the proposed amendment to the indenture governing the senior notes, if effected, will result in a “significant modification” of the senior notes, as such term is defined in the regulations promulgated under the Code. Under the regulations promulgated under the Code, the modification of a debt instrument is a significant modification if the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” Whether or not such a change exists is based on all of the facts and circumstances surrounding the change. However the regulations promulgated under the Code provide that a modification to a debt instrument that adds, deletes, or alters customary accounting or financial covenants is not a significant modification.

There can be no assurance that the Internal Revenue Service will not assert a contrary position regarding whether the effectiveness of the proposed amendment will give rise to a deemed exchange of the untendered senior notes, or whether, if asserted, such position will prevail. In the event that the untendered senior notes were deemed to be exchanged for new senior notes for federal income tax purposes, we would recognize COD income with respect to each such senior note upon such deemed exchange (i.e., upon the effective date of the proposed amendment) in an amount equal to the excess of the adjusted issue price of such senior note (as of the effective date of the proposed amendment) over the fair market value of such senior note (measured as of the effective date of the proposed amendment). The adjusted issue price of each senior note is generally equal to the issue price of such note (which we have reported as $918.97 for each senior note), increased by the amount of original issue discount previously includible in the gross income of the holder of such note, and decreased by the amount of any payments (other than payments of qualified stated interest) previously made by us on such note.

Interests of Certain Persons

None of our directors or executive officers or nominees for the directors or associates of the foregoing has any interest, direct or indirect, in the matters contemplated by the senior note exchange.

THE CREDIT FACILITY

General

As a condition to the combination, the financing and senior note exchange, we are in discussions with our syndicate of lenders to revise our credit facility to, among other things, reset the financial covenants for future periods to levels that we believe are more consistent with market conditions. The lenders have agreed on the principal terms of this amendment and have agreed to recommend the terms to their credit committees. The terms of the proposed amendment to our credit facility are further described below.

Background of the Amendment to Our Credit Facility

In December 2000, we entered into a credit facility with a syndicate of lenders under which, subject to our compliance with a number of financial ratios and covenants, we were permitted to borrow up to $150.0 million. As of September 30, 2001, we had borrowed the entire $150.0 million under the credit facility. In October 2001, in conjunction with the repayment of $50.0 million, we amended our credit facility to decrease total borrowing allowed to $125.0 million and to reset certain financial covenants to more accurately reflect market conditions. As of September 30, 2002, a total of $100.0 million was outstanding under our credit facility. Our credit facility requires us to maintain specific financial ratios and comply with quarterly, and in some circumstances, monthly covenants requiring us to, among other things, achieve specific revenue targets at levels significantly above historical revenues, maintain certain minimum cash balances and limit our EBITDA losses.

As of June 30, 2002, we were not in compliance with our covenants, including the revenue covenant, of our credit facility. In August 2002, the lenders provided us with a waiver and further amended our credit facility. Under the August amendment to our credit facility, we agreed to prepay $5.0 million of debt outstanding at the time of that amendment and agreed to a reduction in the total borrowing allowed under our credit facility to $100.0 million (permanently eliminating $20.0 million previously available for borrowing). In addition, the August amendment reset the minimum revenue and maximum EBITDA loss covenants through September 30, 2002 and reset the minimum cash balance covenant for the term of the loan. Further, the August amendment added a new covenant requiring us to convert at least $100.0 million of our senior notes into common stock or convertible debt on or before November 8, 2002.

In November 2002, the lenders agreed to further amend the credit facility as follows:

•	We were granted a waiver of the covenant requiring us to convert $100.0 million of senior notes by November 8, 2002.

•	We were granted a waiver to reset the minimum revenue and maximum EBITDA loss covenants through December 31, 2002 and the minimum cash balance covenant through March 31, 2003.

•	We were granted a waiver, subject to certain conditions, of an event of default created by a minimum cash covenant default and a payment default, if any, in existence pursuant to the Wells Fargo loan.

•	We were granted a waiver, subject to certain conditions, of a default or an event of default created by our failure to make the interest payment due on the senior notes in December 2002.

Principal Terms of the Proposed Amendment to Our Credit Facility

In connection with the proposed combination we have entered into discussions with our senior lenders on the principal terms for another amendment to our credit facility and the lenders have agreed to recommend the terms of such amendment to their credit committees. The most significant terms and conditions of the proposed amendment are:

•	we will be granted a full waiver of previous covenant breaches and will be granted consent to use a minimum of $15.0 million to retire our senior notes;

•
future revenue and EBITDA covenants will be eliminated and the remaining covenants and ratios will be reset consistent with the anticipated performance of the combined company for the remaining term of the loan;

•	we will repay $7.5 million of the currently outstanding $100.0 million; and

•
the amortization schedule for our credit facility will be amended so that the minimum amortization due in the years 2002 through 2004 will be significantly reduced and some amortization will be extended to 2006.

We currently anticipate that a final amendment will be put in place prior to the closing. This amendment will be subject to the closing.

We do not currently have sufficient cash reserves or alternate financing available to repay the amount outstanding under our credit facility. If we are unable to complete the combination, we will again be in breach of the covenants in our credit facility.

GOVERNANCE OF THE COMBINED COMPANY

At the closing, the combined company will implement new governance provisions, including director nominating rights and procedures with respect to the election of directors. We will implement these governance provisions by means of an amendment of our bylaws, the adoption of a certificate of designation to create the Series A preferred stock with rights to elect directors, and the execution of a governance agreement with STT Communications and former preferred stockholders of Pihana.

Nomination of Directors.    Under these governance provisions, the number of our directors will be fixed at nine. Initially, three directors will be elected by STT Communications as the holder of a majority of the Series A preferred stock outstanding. STT Communications as the holder of the Series A preferred stock will continue to have the right to elect directors until the governance provisions terminate. The number of directors to be elected by the holder or holders of the Series A preferred stock may be reduced as follows:

•	If the holders cease to own at least 30% of our outstanding voting shares, the number of directors they may elect will be reduced to two;

•	If the holders cease to own at least 15% of our outstanding voting shares, the number of directors they may elect will be reduced to one; and

•	If the holders cease to own at least 100 shares of the Series A preferred stock, they may no longer elect any directors.

The remaining six members of our board of directors will be nominated for election as follows:

•
Three directors will be nominated by our board of directors prior to closing the combination, and one of them must be “independent” within the meaning of applicable Nasdaq or other stock exchange rules. Any vacancies among those three seats will be filled based on the nomination of the remaining directors holding those seats, or if there are none remaining, by our nominating committee;

•
One director will be nominated by the former Pihana stockholders who sign the governance agreement as long as they own at least 11% of our voting stock, but their nominee must be reasonably acceptable to a majority of the other directors; and

•
Two directors (or more, to the extent the holders of the Series A preferred stock or the former Pihana stockholders lose their rights to elect or nominate directors) will be selected for nomination by our nominating committee, and all directors so selected must be independent.

Agreement to Vote.    STT Communications will agree to vote its shares of us in favor of the election of all directors nominated as described above, and will give us a voting proxy to this effect.

Independent Directors.    We anticipate that The Nasdaq National Market will adopt rules in the near future requiring our board of directors to be comprised of a majority of independent directors. As a result, five of our nine directors will need to be independent. Therefore, in addition to the three directors who must be independent upon their nomination as described above, two of the remaining six directors will need to be independent. To the extent that our board does not otherwise have five independent directors, one director nominated by the holders of Series A preferred stock, and the director nominated by the former Pihana stockholders, must be independent.

Vacancies and Removal.    The holders of the Series A preferred stock and the former Pihana stockholders who have the right to designate directors will also have the right to remove the directors so designated, with or without cause. Our stockholders may remove directors only for cause. Any vacancies on the board may be filled by the stockholders or directors having the right, as described above, to nominate a director or directors to the seats vacated.

Board Committees.    To the extent permitted by the rules of Nasdaq or another stock exchange on which our stock is traded, each committee of the board will have at least one director elected by the holders of the Series A preferred stock, and at least one director who was nominated by our board prior to closing (or by the remaining directors so nominated). So long as the holders of the Series A preferred stock have the right to elect at least two directors, our chairman of the board and (if permitted by applicable stock exchange rules) the chairman of our compensation committee will be a director elected by those holders.

Termination of Governance Provisions.    The governance provisions described above will terminate on the second anniversary of the closing, or earlier upon the following events:

•	STT Communications ceases to own at least 100 shares of the Series A preferred stock and at least 10% of our common stock, on a fully-diluted basis;

•
STT Communications makes a tender offer for all our outstanding shares, and such offer meets certain financing and other conditions and is accepted by holders of a majority of our then outstanding capital stock (other than STT Communications);

•	We commence a bankruptcy or similar proceeding, or one is commenced against us;

•	A third party acquires, or signs a letter of intent to acquire, 15% or more of our voting stock;

•	We sell, or agree to sell, substantially all of our assets;

•	A third party (other than STT Communications) commences a fully-financed tender offer for our shares;

•	We breach certain material provisions of the combination agreement, the securities purchase agreement, or ancillary documents; or

•	The cash trigger warrants are exercised, in whole or in part.

Amendment of Governance Provisions.    The nomination and other governance provisions of the bylaws may not be amended except by the vote of the holders of at least 75% of our voting stock. The right of the holders of Series A preferred stock to elect directors may not be amended except by the vote of the holders of a majority of the Series A preferred stock.

Voting Rights of Preferred Stock; Restriction on Conversion.    The Series A preferred stock will vote together with our common stock on any question as to which the common stock has the right to vote, and the Series A preferred stock will carry a number of votes equal to the number of shares of common stock into which it is convertible.

Until the second anniversary of the closing, or the earlier occurrence of any of the termination events described above, STT Communications will be subject to certain restrictions on the amount of our voting securities that it may acquire upon conversion of notes or warrants. Under the securities purchase agreement, STT Communications may not convert its Series A-1 convertible secured notes into, or exercise the warrants for, Series A preferred stock or common stock, but instead must convert or exercise into Series A-1 preferred stock, if:

•	as a result of such conversion, STT Communications and its affiliates would hold more than 40% of our outstanding voting stock; or

•	STT Communications has not complied with requirements of the HSR Act with respect to a conversion that would cause it to hold voting stock valued in excess of $50.0 million.

The Series A-1 preferred stock does not carry any right to vote for the election of directors, or any other voting rights except those required by law. The Series A-1 preferred stock may be converted, at the option of the holder, into shares of our Series A preferred stock or shares of our common stock, except as described above.

Forced Conversion of Preferred Stock.    We may elect to force conversion of all shares of the Series A-1 preferred stock, and all but 100 shares of the Series A preferred stock, into common stock, if we have reported four consecutive quarters of net income after taxes (subject to the 40% restriction described above). If the forced conversion has occurred, the notes and warrants held by STT Communications may only be converted into, or only exercised for, shares of our common stock rather than our preferred stock (subject to the 40% restriction described above). Further, following the seventh anniversary of the closing, we may elect to redeem all or part of the Series A preferred stock or the Series A-1 preferred stock, at a price equal to the average closing price of the common stock for the 30 consecutive trading days ending five trading days prior to the redemption date.

Preferred Stock Dividends and Liquidation Rights.    The Series A preferred stock and the Series A-1 preferred stock carry no preferential dividends or liquidation rights. The preferred stock will be entitled to received any dividend paid on common stock when and if declared by the board of directors. Further, the preferred stock will participate with the common stock on a pro rata basis in respect of any distribution upon our liquidation, dissolution or winding up.

PROPOSAL 2
CHARTER MERGER

General

In order to facilitate the combination, the financing and the senior note exchange, we need to accomplish the following:

Reverse Stock Split

In order to maintain our listing on The Nasdaq National Market the trading price of our common stock must close at or above $1.00 for 30 consecutive trading days. For the last several months our common stock has traded substantially below $1.00. To bring the trading price of our common stock back above $1.00 and into compliance with the continued listing requirements of The Nasdaq National Market, our board of directors has authorized a reverse stock split to reduce the number of shares of our common stock outstanding. As a result of the reverse stock split shares of common stock will be combined into a smaller number of shares of common stock. While the reverse stock split will reduce the number of shares held by each of our stockholders, it will not change the percentage of our stock owned by each stockholder.

Increase in Authorized Shares

In addition to the reverse stock split, we also need to increase the number of authorized shares of common stock and preferred stock to allow for the issuance of shares of stock upon conversion of the notes and exercise of warrants issued in connection with the financing and the cash trigger warrant. The actual amount of any such increase will vary with the reverse stock split ratio we implement.

The Merger

In the charter merger, Eagle Oasis, Inc., one of our wholly- owned subsidiaries, will merge with and into us. As a result of this merger, the certificate of incorporation of Eagle Oasis, Inc. will become our certificate of incorporation. The Eagle Oasis, Inc. certificate of incorporation that we assume in the charter merger will contain sufficient authorized shares of preferred stock and common stock to complete the combination, the financing and the senior note exchange and will effect the reverse stock split. The actual amount of authorized shares and the reverse stock split ratio will be determined by our officers immediately prior to the closing based on the trading price our stock and market conditions at the time of closing.

In Proposal 2, you are being asked to vote for the agreement and plan of merger between Eagle Oasis, Inc. and us that will govern the charter merger. The agreement and plan of merger is attached to this proxy statement as Annex C.

Nasdaq Listing

Our common stock is quoted on The Nasdaq National Market under the symbol “EQIX.” In order for our common stock to continue to be quoted on The Nasdaq National Market, we must satisfy various listing maintenance standards established by Nasdaq. Among other things, Nasdaq requires that a company’s common stock maintain a minimum bid price of at least $1.00 per share. If the closing bid price of a company’s common stock remains below $1.00 per share for 30 consecutive trading days, Nasdaq will issue a deficiency notice to that company. If the closing bid price subsequently does not reach at least $1.00 per share for a minimum of ten consecutive trading days during the 90 calendar days following the issuance of the deficiency notice from Nasdaq, Nasdaq may delist that company’s common stock from trading on The Nasdaq National Market.

Since April 4, 2002, our common stock has traded below Nasdaq’s minimum bid price requirement of $1.00 per share. We were notified by Nasdaq on May 16, 2002, that we were not in compliance with Nasdaq’s continued listing requirements because the closing minimum bid price per share of our common stock had remained below $1.00 for 30 consecutive trading days. The letter further stated that the closing bid price of our common stock must be at least $1.00 per share for ten consecutive trading days during the 90-day period subsequent to May 16, 2002, or Nasdaq would delist our common stock from trading on The Nasdaq National Market on or about August 14, 2002. On August 15, 2002, we received a notice from Nasdaq indicating that the failure of our common stock to maintain Nasdaq’s minimum closing bid price requirement of $1.00 had continued beyond the 90-day probationary period allowed under the Nasdaq National Marketplace Rules and, therefore, our common stock may be delisted. On August 21, 2002, we appealed such delisting decision and requested the delisting be stayed pending a hearing before The Nasdaq Listings Qualifications Panel. On October 3, 2002, we attended the hearing with the Nasdaq Listings Qualifications Panel regarding our appeal from the delisting determination. We are awaiting a decision from the Nasdaq Listings Qualifications Panel. We believe that the panel may look favorably on the transaction described in this proxy statement and to our reverse stock split proposals and may provide us with time to effect the reverse stock split pending approval by the stockholders at the special meeting. If, following the reverse stock split, the per share price of our common stock is above $1.00 for ten consecutive trading days, we believe Nasdaq may withdraw the delisting action.

Our board of directors believes that maintaining our Nasdaq listing may provide a broader market for our common stock and facilitate the use of our common stock in financing transactions. Our board of directors further believes that the delisting of our common stock from The Nasdaq National Market could adversely affect our ability to attract new investors and attract and retain employees, may result in decreased liquidity of our outstanding shares of common stock, and, consequently, could reduce the price at which our shares trade. In addition, our board of directors believes that any delisting of our common stock could deter broker-dealers from making a market in or otherwise generating interest in our common stock, and might deter certain persons from investing in our common stock.

If we do not effect a reverse stock split, we expect our common stock to be delisted from The Nasdaq National Market. We cannot predict whether a reverse stock split will increase the market price for our common stock, and there can be no assurance that (a) approval and implementation of a reverse stock split will succeed in maintaining the bid price of our common stock above $1.00 per share, (b) even if Nasdaq’s minimum bid price maintenance standard were satisfied, we would continue to be able to meet its other quantitative continued listing criteria, or (c) our common stock would not be delisted by Nasdaq for other reasons. Further, the history of similar stock split combinations for companies in like circumstances is varied, and there can be no assurance that:

•
the market price per new share of our common stock after the reverse stock split will rise in proportion to the reduction in the number of old shares of our common stock outstanding before the reverse stock split;

•	the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks; or

•	the reverse stock split will result in a per share price that will increase our ability to attract and retain employees and other service providers.

As noted, the reverse stock split may not achieve the desired results that have been outlined above. The market price of our common stock will also be based on our financial performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of our common stock declines, the price decline as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split. In addition, the reverse stock split will likely increase the number of our stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in completing such sales.

Principal Effects of a Reverse Stock Split

General.    The reverse stock split will be effected simultaneously for all of our common stock and the reverse stock split ratio will be the same for all of our common stock. The reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in us, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share. As described below, stockholders holding fractional shares will be entitled to cash payments in lieu of fractional shares. This, however, is not the purpose for which we are effecting the reverse stock split. Common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. We will continue to be subject to the periodic reporting requirements of the Exchange Act.

Effect of sample reverse stock split.    For example, a reverse stock split ratio of 1-for-10 would have the following effects on the number of shares of common stock outstanding:

•	each ten shares of our common stock owned by a stockholder prior to the reverse stock split would be combined into one (1) share of common stock after the reverse stock split;

•
based on the number of shares of common stock outstanding on September 30, 2002, the number of shares of our common stock issued and outstanding will be reduced from approximately 98.9 million shares to approximately 9.9 million shares after the reverse stock split; and

•
all outstanding but unexercised options and warrants entitling the holders thereof to purchase shares of our common stock will enable each such holder to purchase, upon exercise of his or her options or warrants one-tenth of the number of shares of our common stock (rounded down to the nearest whole share) that such holder would have been able to purchase upon exercise of his or her options or warrants immediately preceding the reverse stock split at an exercise price (rounded up to the nearest penny) equal to ten times the exercise price specified before the reverse stock split, resulting in approximately the same aggregate exercise price being required to be paid upon exercise thereof as immediately preceding the reverse stock split.

Fractional Shares

No scrip or fractional shares will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of pre-reverse stock split common stock shares not evenly divisible by the applicable split ratio will be entitled, upon surrender of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will equal the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices (as adjusted to reflect the reverse stock split) of our common stock, as reported in The Wall Street Journal, during the ten trading days preceding the date that is three days before the reverse stock split occurs. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights, except to receive payment as described in this paragraph. No payment for fractional shares will be made to option holders. Instead, the number of shares issuable upon exercise of an option will be rounded down.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where we are domiciled and where the funds will be deposited, sums that are due for fractional interests that are not timely claimed after the effective time may be required to be paid to an agency in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek such funds directly from the state to which they were paid.

Effect of the Increase in the Number of Authorized Shares

There are currently no shares of preferred stock outstanding. The board of directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. An issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. Other than the issuance of our preferred stock as described in this proxy statement we have no plans to issue any preferred stock.

Accounting Matters

The reverse stock split will not affect the par value of our common stock. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to our common stock will be reduced and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding.

Procedure for Effecting the Reverse Stock Split and Exchange of Stock Certificates

If our stockholders approve the charter merger the reverse stock split ratio chosen by the board of directors will become effective at the time we file the merger agreement with the Secretary of State of Delaware. At such time, each certificate representing pre-reverse stock split shares will be deemed for all purposes to evidence ownership of post-reverse stock split shares.

As soon as practicable after the closing, you will be notified that the reverse stock split has been effected. We expect that our transfer agent, EquiServe L.P., will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-reverse stock split shares will be asked to surrender to the exchange agent certificates representing such shares in exchange for certificates representing post-reverse stock split shares in accordance with the procedures to be set forth in the letter of transmittal we send to our stockholders. No new certificates will be issued to a stockholder until they have surrendered their outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Any pre-reverse stock split shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for post-reverse stock split shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material federal income tax consequences of the charter merger and reverse stock split. This summary does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. For example, the state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he or she resides. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers, tax-exempt entities and stockholders who hold our capital stock as part of an integrated investment (including a “straddle,” pledge against currency risk, “constructive” sale or “conversion” transaction) comprised of shares of our capital stock and one or more other positions. The discussion is based on the provisions of the U.S. federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a “capital asset,” as defined in the Code, (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

Other than with respect to cash payments for fractional shares discussed above, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any fraction of a post-reverse stock split share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefor. In general, stockholders who receive cash upon redemption of their fractional share interests in the post-reverse stock split shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The stockholder’s holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.

Our view regarding the tax consequence of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, you should consult with your own tax advisor with respect to all of the potential tax consequences of the reverse stock split.

Recommendation of the Board of Directors

Our board of directors has unanimously approved and adopted the agreement and plan of merger, between us and Eagle Oasis, Inc. and believes that the terms of the charter merger are in our best interests and those of our stockholders in order to authorize additional shares to complete the combination, the financing and the senior note exchange and to effect the reverse stock split in order to maintain our listing on The Nasdaq National Market. Our board of directors unanimously recommends that our stockholders vote FOR the approval of Proposal 2.

DESCRIPTION OF OUR BUSINESS

Overview

We operate Internet Business Exchange (“IBX”) centers that serve as core hubs for the Internet. Our IBX hubs allow critical Internet networks, Internet infrastructure companies, enterprises and content providers to interconnect their networks to manage and grow their network and Internet operations for significant cost savings and increased performance and reliability. We have successfully united the major companies that make up the Internet under one roof. The world’s top tier Internet Service Providers, the majority of the most important access networks and second tier carriers, many international carriers and 5 of the top 7 web properties all have located at our IBX hubs to directly connect with each other and their customers.

We provide a wide range of colocation, traffic exchange and multi-network management products and services to its customers. We build and manage premier colocation hubs, which offer state of the art design and security for customers’ colocation needs. The colocation products include cabinets, power, cross connections and professional services for installation and maintenance. Traffic exchange services allow customers to trade network traffic with each other simply and easily. More than 80 major bandwidth providers and Internet service providers have placed their operations at our IBX hubs in order to interconnect with each other and with business users of network services. These customers include the world’s top networks such as AT&T, WorldCom/UUNET, Sprint, Genuity, Cable&Wireless, Qwest, and Level 3. We are a neutral or “open” IBX environment because we do not operate our own network. As a result, we are able to offer direct interconnection to the largest aggregation of bandwidth providers and Internet service providers. This aggregation of providers attracts customers such as Associated Press, Charles Schwab, Electronic Data Systems, Ernst & Young Technologies, Google, IBM, Electronic Arts, MSN, Washingtonpost.Newsweek Interactive and Yahoo!. Direct interconnection to this aggregation of networks, which serve more than 90% of the world’s Internet routes, allows our customers to significantly reduce costs, including the costs of purchasing circuits to reach partners in multiple locations, and significantly enhances the speed and reliability of their operations.

The wide variety of networks and business partners is an important reason why customers choose us, and customers look to Equinix to help manage this choice in order to simplify their operations. We have also introduced a suite of multi-network management services and will continue to provide new services to help customers maximize the advantage of multiple bandwidth and Internet service providers. These services include the management of multiple carriers and other interconnection products and services. For example, we offer customers access to bandwidth from multiple carriers and provides all of the necessary management and routing technology to ensure each customer is getting the maximum benefits of carrier redundancy. These routing technologies range from standard protocols to sophisticated route optimization technologies. We also provide customers monitoring tools so that customers have direct insight into how their operations are performing as well as backup and recovery services. All of these services provide customers with one simple point of contact for support, maintenance and billing. We will continue to introduce new services that customers can use to improve the overall performance of their operations including business continuity/disaster recovery services or new ways to more easily procure bandwidth services.

We currently have seven IBX hubs, consisting of more than 810,000 square feet, which operate in key United States Internet intersection points—Washington, D.C., New York, Dallas, Chicago, Los Angeles and Silicon Valley areas. In addition, we have strategic partnerships established in Europe and Asia to serve customers’ needs in those areas.

Industry Background

The Internet is a collection of numerous independent networks interconnected with each other to form a network of networks. Users on different networks are able to communicate with each other through interconnection between these networks. For example, when a user of the Internet sends an email to another user, assuming that each person uses a different network provider, the email must pass from one network to the other in order to get to the final destination.

In order to accommodate the rapid growth of Internet traffic, an organized approach for network interconnection was needed. The exchange of traffic between these networks became known as peering. Peering is when networks trade traffic at relatively equal amounts and set up agreements to trade traffic for free. At first, government and non-profit organizations established places where these networks could exchange traffic, or peer, with each other—these points were known as network access points, or NAPs. Over time, many NAPs became a natural extension of carrier services and were run by such companies as MFS (later known as WorldCom/UUNET), Sprint, Ameritech and Pacific Bell (both later known as SBC).

The technologies employed at these early NAPs had some difficulties scaling with the overall growth of the Internet. This resulted in congestion at the NAPs and poorer performance seen by the enterprise and consumer user of the Internet. In addition, the original telephone companies that operated the NAPs entered the Internet bandwidth market, creating a conflict of interest with bandwidth providers and Internet service providers, or ISPs, who were NAP customers that also sold Internet bandwidth. This lack of “neutrality” made many of these ISPs reluctant to use the NAPs for their interconnection requirements, creating an urgent need for network-neutral interconnection points that could accommodate the rapidly growing Internet.

As the sophistication of Internet use increased, particularly with the development of e-commerce, reliability and security of the Internet core became of increasing concern to both Internet and enterprise companies worldwide. A very important change in the development of the Internet economy was the dominance of certain very large content providers, companies such as Microsoft, Yahoo!, America Online and others. The original NAPs were not designed to accommodate the increased reliability and security requirements of these types of growing Internet companies.

The emergence of these new companies, as well as the growing sophistication of larger enterprises understanding the value of controlling network performance, created the demand for a new type of Internet exchange point which included these new companies in the mix and allowed them direct interconnection with the networks and each other in a secure, simple and cost effective way. The need for a neutral, high-quality, secure exchange point for network traffic exchange continued to grow.

At the same time, the amount of traffic exchanged between the large networks at the NAPs continued to increase exponentially. To accommodate this growth, the largest of these networks left the NAPs and began trading traffic by placing private circuits between each other. Peering which once occurred at the NAP locations was moved to these private circuits. Over the years, these circuits became expensive to expand and could not be built fast enough to accommodate the growth in traffic. This led to a need by the large carriers to find a more efficient way to trade traffic or peer.

Our IBX hubs are the next-generation exchange points. They are designed to handle the scalability issues that exist between both large and small networks, as well as the interconnection between the emerging companies who have become critical to the Internet. Additionally, we provide an important industry leadership role in the area of exchange points and is consistently looked to as an industry expert and key influence in this arena.

We have been successful in uniting the major companies that make up the Internet infrastructure under one roof in each of six major U.S. markets, including AT&T, Genuity, Cable & Wireless, Level 3, Qwest and Sprint. These companies, which constitute the world’s largest top Internet service providers, together with most of the major access networks, including SBC, Earthlink, Cox Communications, Comcast Corporation, America Online and MSN, second tier backbones such as TeleGlobe, Williams and Dynergy, many international telecommunications carriers, including Deutsche Telecom, France Telecom, Singapore Telecom, Japan Telecom, British Telecom, Bell Canada, Telia and Telstra, and almost every fiber, sonet, Ethernet and competitive local exchange company, including OnFiber Communications, Yipes, Looking Glass Networks and Cogent Communications, and incumbent local exchange company, including Verizon, SBC and Ameritech, are our customers and use us to interconnect with each other and their customers.

Large and small content providers and enterprises can now control their own network performance and destiny by choosing the various service providers they wish to work with and by establishing direct connections. For our customers, this represents significant cost savings and increased performance.

Our Solution

Our IBX hubs provide the environment and services to meet the networking and IT operations challenges facing enterprises, networks and Internet businesses today. As a result, we are able to provide the following key benefits to our customers:

Performance.    Because we provide direct access to the providers that serve more than 90% of the world’s Internet networks and users, customers can quickly, efficiently, cost-effectively and reliably exchange traffic with their network services providers for higher performance operations. Access to the more than 80 networks ensures high-quality interconnection. Our Internet exchange services enable customers to quickly and efficiently use multiple networks for service redundancy and reliability. By using multiple networks, customers are able to insure their operations in the event that one of their network service providers has a service interruption or restructuring in the business. The network service providers and geographic diversity we offer provides customers with the flexibility to enable the highest performing Internet operations.

Improved Economics.    Our services such as Equinix GigE Exchange and Equinix Internet Core Exchange facilitate peering and dramatically reduce costs for critical transit, peering and traffic exchange operations by eliminating the costs of private peering or local loops. Networks such as SBC and Shaw Communications and content providers such as Yahoo!, MSN and Google can save between 20% to 40% of bandwidth costs through the traffic exchange services we offer. In addition, the content companies and enterprises can also save significant bandwidth costs because the magnitude of networks competing for the traffic of these companies lowers prices and increases performance.

Opportunity to Increase Revenues.    Our IBX hubs present a large revenue opportunity for network service providers and Internet infrastructure services providers selling services in our hubs due to the concentration of networks, managed service providers, content and enterprise companies that have a presence in them.

Our Strategy

Our objective is to become the premier hub for critical Internet players to locate their operations in order to gain maximum benefits from the choice of networks and partners in the most simple and efficient manner. To accomplish this objective we employ the following strategies:

Leverage the Network Effect.    We have assembled a “critical mass” of premier network providers and content companies and have become one of the core hubs of the Internet. This critical mass is a key selling point since content companies want to connect with a diverse set of networks to provide the best connectivity to their end customers, and network companies want to sell bandwidth to content customers and interconnect with other networks in the most efficient manner. In addition, as these companies locate in our IBX hubs, they often require their suppliers and business partners to do so as well so that the full economic and performance benefits of direct interconnection can occur. These partners in turn also pull in their business partner, thus creating a “network effect” of customer adoption. For example, a large content provider or network may require that their networking partners with whom they need to trade traffic with locate in the same IBX hub. Similarly, a large financial site that chooses to locate in one of our IBX hubs may encourage a bandwidth provider, a site management company or another content partner, like a financial news service, to also locate in the same IBX hub. In turn, these bandwidth providers or content partners will also bring their business partners to the IBX hub. We have 80 unique networks, including all of the top tier networks, allowing our customers to directly interconnect with providers that serve more than 90% of global Internet routes.

Leverage IBX Hubs for New Products and Services.    The critical mass of leading networks that we have assembled across all of our IBX hubs uniquely positions our IBX hubs as the place to be for critical Internet companies. We intend to leverage this position and offer additional traffic exchange and multi-network management services that are important to content peering, traffic exchange and the ability for enterprise companies to utilize multiple Internet service providers.

Promote our IBX hubs as the Highest Performance Points on the Internet.    With all of the major U.S. carriers, five of the top seven web properties, and the more than 80 total networks as customers, our IBX hubs operate as the highest performance points on the Internet for network and Internet operations. We plan to leverage our position as the industry standard for the highest quality Internet exchange hubs to attract more networks including international telecommunications carriers, access and cable networks, as well as additional leading content companies. We have gained a strong brand following in the networking community and through industry education and promotion we intend to build on our strong following among all top networks, managed services providers, enterprises and content providers.

Customers

Customers typically sign renewable contracts of two or more years in length, often with options on additional space and services. Approximately 31% of our participant base has signed multi-site contracts. Our single largest customer, IBM, represented approximately 19% of total revenues for the nine months ended September 30, 2002. No other single customer accounted for more than 10% of revenues for the nine months ended September 30, 2002.

We consider the following companies to be the core of our customer base and we offer each customer a choice of business partners and solutions that are designed to meet their unique and changing needs:

•	Bandwidth providers (telecommunications carriers) and internet service providers, or ISPs;

•	Enterprises, content providers and e-commerce companies supplying information, education or entertainment content and conducting the sale of goods and services; and

•	Site management and hosting companies that integrate and manage a customer’s end-to-end web presence and performance.

Products and Services

Our products and services are comprised of three types: Colocation, Traffic Exchange and Multi-Network Management services.

Colocation Services

The Equinix IBX design provides our customers with reliable and disaster-resistant environments that are necessary for optimum Internet commerce interconnection. The level of excellence and consistency achieved in our IBX architecture and design results in premium, secure, fault-tolerant exchanges. Additionally, our IBX hubs include multiple layers of physical security, scalable cabinet space availability, on-site trained staff 24 hours per day, 365 days per year, dedicated areas for customer care and equipment staging, redundant AC/DC power systems and multiple other redundant, fault-tolerant infrastructure systems. We currently have seven IBX hubs located in six key U.S. Internet intersection points—Washington, D.C., New York, Dallas, Chicago, Los Angeles and Silicon Valley areas.

Within our IBX hubs, customers can place their equipment and interconnect with a choice of Internet companies. We also provide customized solutions for customers looking to package our IBX space as part of their complete, one-stop shop solution. Our colocation products and services include:

Cabinets.    Customers have several choices for colocating their equipment. They can place the equipment in one of our shared or private cages or customize their space to build their own data hub within an IBX hub. Cabinets are 84 inches high and are suitable for networking and server colocation. Cable trays support cables between and among cabinets. As a customer’s colocation requirements increase, they can expand within their original cage or upgrade into a cage that meets their expanded requirements. Cabinets are priced with an initial installation fee and an ongoing recurring monthly charge.

Shared Cages.    A shared cage environment is designed for customers needing less than five full cabinets to house their equipment. Each cabinet in a shared cage is individually secured with an advanced electronic locking system and the cage itself is secured with the biometric hand-geometry system.

Private Cages.    Customers that contract for a minimum of five full cabinets can use a private cage to house their equipment. Private cages are also available in larger full cabinet sizes. Each private cage is individually secured with the biometric hand-geometry system.

IBXflex.    This service allows customers to deploy mission-critical operations personnel and equipment on-site at IBX hubs. Because of the close proximity to their end-users, IBXflex customers can offer a faster response and quicker troubleshooting than available in traditional colocation facilities. This service is priced with an initial installation fee and an ongoing recurring monthly charge.

Physical Cross-Connect/Direct Interconnections.    Customers needing to directly and privately connect to another IBX customer can do so through single or multi-mode fiber. These cross connections are customized and terminated per customer instructions and may be implemented within 24 hours of request. Cross-connect services are priced with an initial installation fee and an ongoing monthly recurring charge.

Professional Services.    Our IBX hubs are staffed with Internet and telecommunications specialists who are on-site and available 24 hours per day, 365 days per year. These professionals are trained to perform installations of customer equipment and cabling. Professional services are custom-priced depending on customer requirements.

“Smart Hands” Services.    Our customers can take advantage of our professional “Smart Hands” service, which gives customers access to our IBX staff for a variety of tasks, when their own staff is not on site. These tasks may include equipment rebooting, power cycling, card swapping, and performing emergency equipment replacement. Services are available on-demand or by customer contract and are priced on an hourly basis.

Traffic Exchange Services

Our traffic exchange services enable scalable, reliable and cost-effective interconnection, service and traffic exchange between bandwidth providers, Internet service providers and large content companies. In addition, we also provide an important industry leadership role by acting as the relationship broker between parties who would like to Interconnect within our IBX hubs. Our staff has held significant positions in the leading industry groups such as the North American Network Operators’ Group, or NANOG, and the Internet Engineering Task Force, or IETF, and brings a tremendous amount of intellectual property to this market. Our staff has published industry-recognized white papers and strategy documents in the areas of peering and interconnection, many of which are used by leading institutions worldwide in furthering the education and promotion of this important network arena. We will continue to develop additional services in the area of traffic exchange that will allow customers to leverage the critical mass of networks now available in the IBX hubs. The current exchange services are comprised of the following:

Equinix Internet Core Exchange.    This Internet exchange service enables direct interconnection for peering between major backbone networks and providers. Equinix Internet Core Exchange is a pre- provisioned interconnection package that enables major backbones to connect their networks directly in a centralized, neutral environment for peering and transit. The service includes pre-provisioned interconnections, premium service levels and specialized customer service features to support the quality and support levels required by the largest Internet providers in the world. Internet Core Exchange services are priced with an initial installation fee and an ongoing monthly recurring charge.

Equinix GigE Exchange.    Customers may choose to connect to our exchange central switching fabric rather than purchase a direct physical cross connection. With a connection to this switch, a customer can aggregate multiple interconnects over one physical connection instead of purchasing individual physical cross connects. The GigE Exchange service is offered as a bundled service that includes a cabinet, power, cross-connects and port charges. The service is priced with an initial installation fee and an ongoing monthly recurring charge.

Multi-Network Management Services

With the continued growth in Internet use, networks, service providers, enterprises and content providers are challenged to deliver fast and reliable service, while lowering costs. With over 80 ISPs and carriers located in our IBX hubs, we leverage the value of network choice with our set of multi-network management services. This set of services provides enterprise and content providers with the ability to gain maximum benefits from the use of the networks in a simple and efficient manner.

Equinix Managed Router Service.    With Equinix Managed Router Service, enterprises and content companies can outsource the complications of network integration, such as multi-homing, to us in order to gain the performance and redundancy benefits of connecting to multiple networks. This service allows companies that do not have the internal expertise to configure Border Gateway Protocol (“BGP”) settings to focus on their core competencies while we manage their connectivity to the customer’s choice of networks. In addition, the service includes router management, administration and network service provisioning. This service is priced with an initial installation fee and an ongoing recurring monthly charge.

Equinix Intelligent Routing Service.    Equinix Intelligent Routing Service is a managed route optimization service that consists of a software and infrastructure platform that allows customers to tune their networks to balance price and performance priorities by routing traffic across the lowest-priced path that meets performance requirements. The traffic is measured and routed based on real-time customer traffic across the customer’s choice of networks. Offered as a managed service, Equinix Intelligent Routing Service allows customer to reduce bandwidth costs without a large hardware or software investment. This service is priced based upon the amount of traffic a customer is optimizing.

Equinix Command Center.    Through managed software architecture, Equinix Command Center allows customers to self-monitor, manage and control applications, network devices, systems resources and user transactions. This service provides our customers with direct control over infrastructure performance and service level agreements. The service features network monitoring and management, aggregated information across multiple IBX hubs, browser-based access to detailed monitoring, and a single point of contact for support and billing. This service is priced based upon the number of items a customer monitors and is billed monthly.

International Partnerships.    We have signed agreements with leading international Internet exchange providers InterXion in Europe and Pihana in Asia/Pacific in order to provide our customers with a more comprehensive global solution for their Internet infrastructure and network exchange needs.

As part of these partnership agreements, our customers can leverage Internet infrastructure services across 29 network-neutral centers in the United States, Europe and Asia/Pacific markets. In these markets, our customers have access to the essential Internet infrastructure services they need to quickly and cost-effectively build their Internet operations worldwide, while realizing significant performance gains through a network-neutral environment.

Sales and Marketing

Sales.    We use a direct sales force and channel marketing program to market our services to network, content provider, enterprise and Internet infrastructure businesses. We organize our sales force by customer segments as well as by establishing a sales presence in diverse geographic regions, which enables efficient servicing of the customer base from a network of regional offices. In addition to our headquarters office in Silicon Valley, regional offices are located in New York City, Reston, Los Angeles, Dallas and Chicago. In addition, we also have over 40 channel partners that work with us through referral agreements to provide customer leads and relationships.

Our sales team works closely with each customer to foster the natural network effect of our IBX model, resulting in access to a wider potential customer base via our existing customers. As a result of the IBX interconnection model, IBX hub participants encourage their customers, suppliers and business partners to also come into the IBX hubs. These customers, suppliers and business partners also, in turn, encourage their business partners to locate in IBX hubs resulting in additional customer growth. This network effect significantly reduces our new customer acquisition costs.

Marketing.    To support our sales effort and to actively promote our brand, we conduct comprehensive marketing programs. Our marketing strategies include an active public relations campaign, strategic partnerships and on-going customer communications programs. Our marketing effort is focused on major business and trade publications, online media outlets, industry events and sponsored activities. Our staff holds leadership positions in key networking organizations and we participate in a variety of Internet, computer and financial industry conferences and place our officers and employees in keynote speaking engagements at these conferences. In addition to these activities, we build recognition through sponsoring or leading industry technical forums and participating in Internet industry standard-setting bodies. We continue to develop and host the industry’s only educational forums focused on peering technologies and peering practices for ISPs and content providers.

Competition

Our potential competition includes:

•
Internet data centers operated by established communications carriers such as AT&T, Level 3, and Qwest.    Unlike the major network providers, which constructed data centers primarily to help sell bandwidth, we have aggregated multiple networks in one location, providing superior diversity, pricing and performance. Carrier data centers only provide one choice of carriers and require capacity minimums as part of their pricing structures. Locating in our IBX hubs provides access to all the top tier networks and allows customers to negotiate the best prices with a number of carriers resulting in better economics and redundancy.

•
Network access points (“NAPs”) such as Palo Alto Internet Exchange and carrier operated NAPs.     NAPs, generally operated by carriers, are typically older facilities and lack the incentive to upgrade the infrastructure or technologies. Due to their small size and lack of geographic diversity, the NAPs are limited to basic traffic exchange services and are unable to expand to colocation services, content peering or enterprise grade network services. In contrast, we provide state-of-the-art, secure facilities and geographic diversity with round the clock support and a full range of network and enterprise service offerings.

•
Vertically integrated web site hosting, colocation and ISP companies such as AboveNet/MFN, Digex/WorldCom and Exodus/Cable&Wireless.    Most managed service providers require that customers purchase their entire network and managed services directly from them. We are a network and service provider aggregator and because we do not offer web hosting services ourselves, we allow customers the ability to contract directly with the networks and web hosting partner best for their business. By locating in an IBX center, hosting companies add more value to our business proposition—by bringing in more partners and customers and thus creating a network effect.

Unlike other providers that attempted to move into managed services and therefore began competing with their existing managed service provider customers, we focused on neutral “Internet Business Exchanges” for networks, e-businesses, and Internet infrastructure service providers. As a result, we are free of the channel conflict common at other hosting/colocation companies. We compete based on the quality of our facilities, the superior performance and diversity of our network neutral strategy, and the economic benefits of the network effect through the aggregation of top networks and e-businesses under one roof. Specifically, we have established relationships with a number of leading hosting companies such as IBM (our largest customer) and EDS. We expect to continue to benefit from the strong growth of the large and stable service providers and from the “flight to quality” trend evident in today’s market.

Employees

As of September 30, 2002, we had 269 employees. We had 169 employees based at our corporate headquarters in Mountain View, California and our regional sales offices in New York, New York and Reston, Virginia. Of those employees, 73 were in engineering and operations, 56 were in sales and marketing and 40 were in management and finance. The remaining 100 employees were based at our Washington, D.C., New York, New York, Dallas, Texas, Chicago, Illinois, Los Angeles, California and Silicon Valley area IBX hubs.

Facilities

Our executive offices are located in Mountain View, California. We have entered into leases for IBX hubs in Ashburn, Virginia, Newark and Secaucus, New Jersey, San Jose and Los Angeles, California, Chicago, Illinois and Dallas, Texas. In addition, we hold a ground leasehold interest in certain unimproved real property in San Jose, California. In September 2002, we exercised an option to reduce our ground leasehold interest in San Jose, California, from approximately 79 acres to 40 acres. Relating to future IBX hubs, we do not intend to own real estate or buildings but rather continue to enter into lease agreements with a minimum term of ten years, renewal options and rights of first refusal on space for expansion.

During the quarter ended September 30, 2001, we took a restructuring charge related to a revised European services strategy to partner with other Internet exchange companies in Europe rather than build and operate our own centers outside the U.S. In addition, the restructuring charge included the anticipated exit of several smaller, excess U.S. leaseholds. As a result,we successfully negotiated our exit from leases for properties in Paris, France during 2001, Amsterdam, The Netherlands and London, United Kingdom in February 2002 and Frankfurt, Germany in April 2002. Additionally, we negotiated the exit of certain leases in Mountain View, California and we continue to attempt the exit of a non-operating, undeveloped IBX hub in Ashburn, Virginia.

Legal Proceedings

On July 30, 2001 and August 8, 2001, putative shareholder class action lawsuits were filed against us, certain of its officers and directors, and several investment banks that were underwriters of our initial public offering. The cases were filed in the United States District Court for the Southern District of New York, purportedly on behalf of investors who purchased our stock between August 10, 2000 and December 6, 2000. The suits allege that the underwriter defendants agreed to allocate stock in our initial public offering to certain investors in exchange for excessive and undisclosed commissions and agreements by those investors to make additional purchases in the aftermarket at pre-determined prices. The plaintiffs allege that the prospectus for our initial public offering was false and misleading and in violation of the securities laws because it did not disclose these arrangements. It is possible that additional similar complaints may also be filed. We and our officers and directors intend to defend the actions vigorously. On October 9, 2002, as part of an agreement with the plaintiffs in such lawsuits, all claims against our officers and directors were dismissed without prejudice.

Under our loan agreement with Wells Fargo, the Company is required to maintain a minimum cash balance at all times. As of June 30, 2002, the Company was not in compliance with this requirement. The Company has not obtained a waiver for this requirement and the bank has rejected a discounted settlement offer. Wells Fargo has filed a lawsuit against the company seeking to force the Company to obtain a letter of credit in the full amount of the outstanding balance of the Wells Fargo loan. As a result, the Company has reflected the full amount outstanding under this facility totaling $1,631,000 as a current obligation on the accompanying balance sheet as of September 30, 2002. In September 2002, Wells Fargo obtained a writ of attachment to secure payment of the full amount due under its facility, in the event it prevails on its claim against the Company. Wells Fargo has not yet filed a motion for summary judgment however it has requested, and the court has granted, a hearing date for the lender’s motion on this matter of December 19, 2002. The Company intends to file a reply to the motion for summary judgment and to defend against Wells Fargo’s lawsuit.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF EQUINIX

Overview

We design, build and operate neutral IBX hubs where Internet businesses place their equipment and their network facilities in order to interconnect with each other to improve Internet performance. Our neutral IBX hubs and Internet exchange services enable network service providers, enterprises, content providers, managed service providers and other Internet infrastructure companies to directly interconnect with each other for increased performance. As of September 30, 2002, we had IBX hubs totaling an aggregate of 810,000 gross square feet in the Washington, D.C., New York, Dallas, Chicago, Los Angeles and Silicon Valley areas.

Recent Developments.    In September 2002, we exercised an option we had purchased in May 2002 and reduced our obligation under our San Jose ground lease by approximately one-half. In connection with the exercise of this option, we permitted the landlord to unconditionally draw down on the full $25.0 million in letters of credit that had been posted as security for our San Jose ground lease and had been classified as restricted cash and short-term investments on the accompanying balance sheets as of December 31, 2001. The Company recorded a restructuring charge of $19.0 million and the remaining portion of the letters of credit, representing approximately $6.0 million, was recorded as prepaid rent. The $6.0 million prepaid rent is the fair value of the lease payments for the 15 month period commencing October 1, 2002 to December 31, 2003. The prepaid rent represents the total payments that would have otherwise been paid during this period. The prepaid rent will be amortized ratably over this 15 month period.

In October 2002, we entered into the combination agreement and securities purchase agreement for the combination and the financing, respectively.

These proposed transactions will merge Equinix’s indirect wholly-owned subsidiaries with Pihana in exchange for common stock, and purchase all of i-STT’s issued and outstanding stock from STT Communications in exchange for common stock and Series A preferred stock. Upon completion of the proposed combination, Pihana will have a minimum of $23.0 million in cash and cash equivalents, once adjusted for changes in working capital and capital expenditures. At closing, the Pihana cash, in conjunction with the financing transaction that will raise a minimum of $30.0 million and a maximum of $40.0 million of additional capital, will provide Equinix with additional cash for operations and allow Equinix to retire and restructure a significant portion of its outstanding debt. As a condition to closing the combination and financing transactions, Equinix must substantially reduce the amount of senior notes outstanding so that no more than $22.3 million of senior notes remain outstanding at closing. By substantially reducing the amount of senior notes outstanding, Equinix will significantly reduce the amount of cash interest expense and principal payments. The combination, financing and senior note exchange will immediately improve Equinix’s financial condition by increasing the amount of cash available for operations, reducing the amount of the combined companies operating expenses through synergistic efficiencies, including a closing condition whereby Pihana must terminate and amend certain leasehold interests and reduce a significant portion of its workforce, and reducing the amount of annual cash interest expense of approximately $23.1 million. Finally, as a condition to closing the combination, financing and senior note exchange, Equinix is required to amend the terms of the credit facility. As part of this amendment, Equinix will prepay a certain portion of the credit facility and eliminate a number of restrictive financial covenants including minimum revenue and maximum EBITDA performance levels.

In addition, in connection with the proposed combination and financing we currently have obtained offers from the holders of $103.7 million of our outstanding senior notes whereby such holders have agreed to tender their senior notes to us for a combination of common stock and cash and to amend the terms of the indenture governing our senior notes. This will result in the recognition of a substantial gain in the period the outstanding debt is extinguished.

In connection with the combination, financing and the senior note exchange, we entered into discussions with our senior lenders on the principal terms for a further amendment to our credit facility, and such lenders have agreed to recommend the terms of a further amendment to their committees. The most significant terms and conditions of the proposed amendment are:

•	we will be granted a full waiver of previous covenant breaches and will be granted consent to use a minimum of $15.0 million cash to retire our senior notes;

•
future revenue and EBITDA covenants will be eliminated and the remaining covenants and ratios will be reset consistent with the future performance of the combined company for the remaining term of the loan;

•	we will permanently repay $7.5 million of the currently outstanding $100.0 million; and,

•	the amortization schedule for our credit facility will be amended such that the minimum amortization due in 2002-2004 will be significantly reduced and some amortization will be extended to 2006.

We currently anticipate that a final amendment will be put in place prior to the closing of the proposed transaction. This amendment will be subject to the closing of the combination, the financing and the senior note exchange.

We do not currently have sufficient cash reserves or alternate financing available to repay the amount outstanding under the credit facility. If we are unable to complete the proposed combination, financing and senior note exchange, we will again be in breach of the covenants contained in our credit facility.

Because we cannot be certain that we will complete the proposed combination, financing and senior note exchange, or that we will obtain a final amendment from our senior lenders, we have classified the full amount outstanding under our credit facility of $100.0 million as a current debt obligation on the accompanying balance sheet as of September 30, 2002.

Risks and Uncertainties.    Our financial results have been prepared assuming we will continue as a going concern. Since inception, we have experienced operating losses and negative cash flow. As of September 30, 2002 we had an accumulated deficit of $412.4 million and accumulated cash used in operating and construction activities of $692.3 million. Given our limited operating history, we may not generate sufficient revenue to achieve desired profitability. We therefore believe that we will continue to experience operating losses for the foreseeable future. As of September 30, 2002 we had $11.6 million of cash and cash equivalents. We currently do not believe that this cash is sufficient to meet our debt service, working capital and corporate overhead requirements during the next six months. As a result, our auditors have raised substantial doubt about our ability to continue as a going concern.

Assuming we are able to complete the combination, the financing and the senior note exchange by December 31, 2002, we anticipate that the combined company will have approximately $30.0 million of cash at closing. We believe this cash, together with cash flow generated from our IBX hubs will be sufficient to meet our debt service, working capital and corporate overhead requirements associated with our future operations. However, there can be no assurances that we will be able to complete the combination, the financing and the senior note exchange. In the event we are unable to complete the combination, the financing and the senior note exchange, we will most likely seek bankruptcy protection. The potential for a future covenant breach and the resultant acceleration of the outstanding borrowings in the current financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might arise should we be unable to continue as a going concern. See “Risk Factors” beginning on page 23.

Critical Accounting Policies and Estimates

The preparation of our financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of its consolidated financial statements:

•	Revenue recognition and allowance for doubtful accounts;

•	Stock-based compensation;

•	Restructuring charges;

•	Accounting for income taxes;

•	Contingent liabilities; and

•	Accounting for property and equipment.

Revenue Recognition and Allowance for Doubtful Accounts.    We derive our revenues from (a) recurring revenue streams, such as from the leasing of cabinet space, power and interconnection services and (b) non-recurring revenue streams, such as from the recognized portion of deferred installation revenues, professional services and resale of equipment and bandwidth. Revenues from recurring revenue streams are billed monthly and recognized ratably over the term of the contract, generally one to six years. Non-recurring installation fees are deferred and recognized ratably over the term of the related contract. Professional service fees are recognized in the period in which the services were provided and represent the culmination of the earnings process. We generally guarantee service levels, such as uptime, as outlined in individual customer contracts. To the extent that these service levels are not achieved, we reduce revenue for any credits given to the customer as a result. Historically, these service level credits have not been significant.

Revenue is recognized as service is provided and when there is persuasive evidence of an arrangement, the fee is fixed or determinable and collection of the receivable is reasonably assured. We assess collection based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. We do not request collateral from our customers. If we determine that collection of a fee is not reasonably assured, we defer the fee and recognize revenue at the time collection becomes reasonably assured, which is generally upon receipt of cash. In addition, we also maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate or if they become insolvent, resulting in an impairment of their ability to make payments, allowances for doubtful accounts may be required for revenue we had previously expected to collect. Management specifically analyzes accounts receivable and analyzes current economic news and trends, historical bad debts, customer concentrations, customer credit-worthiness and changes in customer payment terms when evaluating revenue recognition and the adequacy of our allowances.

Our customer base is primarily composed of businesses throughout the U.S. We perform ongoing credit evaluations of our customers. For the nine months ended September 30, 2002, one customer, IBM, accounted for 19% of revenues, and as of September 30, 2002, this same customer accounted for 14% of accounts receivable. For the nine months ended September 30, 2001, one customer, IBM, accounted for 15% of revenues, and as of September 30, 2001 two customers, IBM and Cable and Wireless, accounted for 16% and 11%, respectively, of accounts receivable. As of December 31, 2001, one customer, IBM, accounted for 15% of annual revenues and another customer, SiteSmith, accounted for 10% of accounts receivable. As of December 31, 2000, two customers, IBM and Loudcloud (now known as Opsware), accounted for 12% and 11% of annual revenues, respectively, and two customers, IBM and UUNET, accounted for 19% and 14% of accounts receivable, respectively. No other single customer accounted for greater than 10% of accounts receivable or nine month or annual revenues for the periods presented.

During the year ended December 31, 2001, we recognized approximately $200,000 of revenue in relation to equipment received from customers in lieu of cash. This equipment is being used in our operations and was valued based on management’s assessment of the fair value of the equipment in relation to external prices for similar equipment.

While we do not anticipate significant future equipment sales, in 2002, we entered into arrangements with numerous vendors to resell equipment and bandwidth. We began to offer such offering in an effort to provide our customers with a more fully integrated services solution. For the nine months ended September 30, 2002,we recognized gross revenue of $2.9 million in connection with these reseller agreements as we acted as the primary obligor in these transactions.

Stock-Based Compensation.    We recorded deferred stock-based compensation in connection with stock options granted during 2000 and 1999, where the deemed fair market value of the underlying common stock was subsequently determined to be greater than the exercise price on the date of grant. Approximately $5.6 million and $16.0 million was amortized to stock-based compensation expense for the nine months ended September 30, 2002 and 2001, respectively, and approximately $19.0 million, $29.9 million and $6.6 million was amortized to stock-based compensation expense for the periods ended December 31, 2001, 2000 and 1999, respectively. The options granted are typically subject to a four-year vesting period. We are amortizing the deferred stock-based compensation on an accelerated basis over the vesting periods of the applicable options in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 28. The remaining $4.2 million of deferred stock-based compensation will be amortized over the remaining vesting periods. We expect amortization of deferred stock-based compensation expense to impact our reported results through December 31, 2004.

Restructuring Charges.    During the third quarter of 2001 and the second and third quarter of 2002, we recorded restructuring charges, primarily due to our revised European services strategy and exit costs related to excess leaseholds. These restructuring charges were comprised primarily of write-downs and write-offs of assets and accrued unfavorable lease commitments and related lease exit costs. The amount of the restructuring charges we recorded was based on our estimates of how long it would take to successfully negotiate lease terminations for the leaseholds we desired to exit and the related exit costs. Should the actual lease exit costs and other accrued restructuring charges exceed the amount accrued, additional restructuring charges may be required, which would decrease net income in the period such determination was made. Conversely, if actual lease exit and other restructuring charges are less than the amount accrued, an adjustment to accrued restructuring charges would be required, which would increase income in the period such determination was made. See Recent Accounting Pronouncements for a discussion of “Accounting for Costs Associated with Exit or Disposal Activities.”

Accounting for Income Taxes.    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce tax assets to the amounts expected to be realized.

We currently have provided for a full valuation allowance against its net deferred tax assets. We have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance. Based on the available objective evidence, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Should we determine that we would be able to realize our deferred tax assets in the foreseeable future, an adjustment to the deferred tax assets would increase income in the period such determination was made.

Contingent Liabilities.    Management estimates exposure on contingent liabilities, such as litigation, based on the best information available at the time of determination. For litigation claims, when management can reasonably estimate the range of loss and when an unfavorable outcome is probable, a contingent liability is recorded. For current legal proceedings, management believes that it has adequate legal defenses and that the ultimate outcome of these actions will not have a material effect on the Company’s financial position. Furthermore, because of the uncertainties as to the outcome of these proceedings and since no range of loss has yet been provided, management has determined that no accrual is needed. As additional information becomes available, we will assess the potential liability related to our pending litigation and revise our estimates. Revisions in our estimates of the potential liability could materially impact our results of operation and financial position.

Accounting for Property and Equipment.    Property and equipment are stated at original cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, generally two to five years for non-IBX hub equipment and seven to ten years for IBX hub equipment. Leasehold improvements and assets acquired under capital lease are amortized over the shorter of the lease term or the estimated useful life of the asset or improvement. In addition, we have capitalized certain interest costs during the construction phase. Once an IBX hub becomes operational, these capitalized costs are depreciated at the appropriate rate consistent with the estimated useful life of the underlying asset. We have issued numerous warrants to certain fiber carriers and our primary contractor. We use the Black-Scholes option-pricing model to value these warrants. The value attributed to these warrants are included in our property and equipment and classified as a leasehold improvement. Amortization of such warrants is included in depreciation expense.

Should management determine that the actual useful lives of our property and equipment placed into service is less than originally anticipated, or if any of our property and equipment was deemed to have incurred an impairment, additional depreciation, an impairment charge would be required, which would decrease net income in the period such determination was made. Conversely, should management determine that the actual useful lives of its property and equipment placed into service was greater than originally anticipated, less depreciation may be required, which would increase net income in the period such determination was made.

Results of Operations

Nine Months Ended September 30, 2002 and 2001

Revenues.    We recognized revenues of $58.4 million for the nine months ended September 30, 2002, as compared to revenues of $45.9 million for the nine months ended September 30, 2001. Revenues consisted of recurring revenues of $47.8 million and $42.3 million, respectively, for the nine months ended September 30, 2002 and 2001, primarily from the leasing of cabinet space. Non-recurring revenues were $10.6 million and $3.6 million, respectively, for the nine months ended September 30, 2002 and 2001, primarily related to one-time settlement fees associated with certain customer right-sizing or contract terminations and the recognized portion of deferred installation revenue and custom service revenues. One-time settlement fees recognized during the nine months ended September 30, 2002 totaled approximately $4.5 million, including a $2.8 million one-time settlement with Qwest received in the third quarter of 2002, and $500,000 for the corresponding period in 2001. Installation and service fees are recognized ratably over the term of the contract. Custom service revenues are recognized upon completion of the services. One-time settlement fees are recognized upon contract termination. In February and March 2002, we entered into equipment reseller agreements with two related party companies. Included within the $10.7 million of non-recurring revenues for the nine months ended September 30, 2002, were $2.9 million of equipment sales resulting from these two equipment reseller agreements. There were no equipment sales in the nine months ended September 30, 2001. Excluding equipment sales, we recognized revenues of $55.4 million for the nine months ended September 30, 2002 as compared to revenues of $45.9 million for the nine months ended September 30, 2001, a 21% increase.

The period over period growth in revenues was primarily the result of one-time settlement fees associated with certain customer right-sizing or contract terminations and an increase in orders from existing customers and growth in our customer base from 191 customers as of September 30, 2001 to 266 customers as of September 30,

2002. However, this growth in our customer base is partially offset by a number of our larger customers reducing the size of their contractual commitments to us. We refer to this effort as the “right-sizing” of our larger customer contracts. During the past year, we have proactively worked with certain of our larger customers to right-size their contractual commitments to help them better react to a slowdown in customer demand as a result of weaker economic conditions. Although these right-sizing efforts often result in a reduction in the number of cabinets these customers are obligated to pay for, many of these right-sizing efforts have resulted in the customer extending the term for the remaining cabinets. As a result, although the short-term recurring revenues from such customers are reduced, the overall contract value often remains intact and the relationship with the customer is preserved, if not improved. As of September 30, 2002, we had successfully completed the right-sizing of most of our customers that had more than 100 cabinets booked, a booking level that represents our larger customers. These right-sizing efforts have, over the past several quarters, been netted out against our new customer cabinet bookings, limiting our overall revenue growth during the past five quarters.

Cost of Revenues.    Cost of revenues increased to $78.6 million for the nine months ended September 30, 2002 from $74.6 million for the nine months ended September 30, 2001. These amounts included $35.1 million and $30.0 million, respectively, of depreciation expense and $216,000 and $412,000, respectively, of stock-based compensation expense. In addition to depreciation and stock-based compensation, cost of revenues consists primarily of rental payments for our leased IBX hubs, site employees’ salaries and benefits, utility costs, power and redundancy system engineering support services and related costs and security services. Furthermore, cost of revenues for the nine months ended September 30, 2002 included the costs associated with $2.9 million in equipment sales we recorded, which was approximately $2.8 million. Excluding depreciation, stock-based compensation expense and the costs of equipment sales, cash cost of revenues decreased period over period to $40.5 million for the nine months ended September 30, 2002 from $44.2 million for the nine months ended September 30, 2001, an 8% decrease. Cash cost of revenues for the nine months ended September 30, 2001 included costs related to our European expansion plans. Due to the restructuring charge that we recorded in the third quarter of 2001, these costs were not in our cash cost of revenues for the nine months ended September 30, 2002; however, these savings were partially offset by the additional costs incurred from (a) our newest and largest IBX hub opened during the first quarter of 2002 in the New York metropolitan area and (b) the costs associated with the ramp-up of our existing IBX hubs. In September 2002, we exercised an option to reduce the monthly operating costs under the San Jose ground lease by approximately one-half commencing October 2002. We anticipate that the costs associated with our new IBX hub and the continued ramp-up of our other existing IBX hubs, will continue to increase in the foreseeable future; however, the cost savings resulting from the elimination of approximately half of the San Jose ground lease costs commencing in October 2002 will more than offset these cost increases, resulting in an overall decrease in cost of revenues for the foreseeable future.

Sales and Marketing.    Sales and marketing expenses decreased to $12.2 million for the nine months ended September 30, 2002 from $13.3 million for the nine months ended September 30, 2001. These amounts included $802,000 and $2.3 million, respectively, of stock-based compensation expense. In addition, we recorded $2.3 million in bad debt expense for the nine months ended September 30, 2002, as compared to $192,000 recorded in the prior period. This substantial increase in bad debt expense was primarily the result of full provisions against aged receivables associated with two customers, Teleglobe and WorldCom, both of which have recently filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. Excluding stock-based compensation and bad debt expense, cash sales and marketing costs decreased to $9.0 million for the nine months ended September 30, 2002 from $10.7 million for the nine months ended September 30, 2001, a 16% decrease. Sales and marketing expenses consist primarily of compensation and related costs for sales and marketing personnel, sales commissions, marketing programs, public relations, promotional materials and travel. The decrease in sales and marketing expenses is the result of several cost saving initiatives that we undertook, including some staff reductions and an overall decrease in discretionary spending. We continue to closely monitor our spending in all areas as a result of the current market conditions. Accordingly, we do not expect our cash sales and marketing costs to increase significantly in the foreseeable future, until such time as we reach pre-determined levels of profitability.

General and Administrative.    General and administrative expenses decreased to $22.7 million for the nine months ended September 30, 2002 from $47.0 million for the nine months ended September 30, 2001. These amounts included $4.6 million and $13.3 million, respectively, of stock-based compensation expense and $4.4 million and $6.5 million, respectively, of depreciation expense, resulting in a 50% decrease in period over period cash spending. General and administrative expenses consist primarily of salaries and related expenses, accounting, legal and administrative expenses, professional service fees and other general corporate expenses. The significant decrease in general and administrative expenses was primarily the result of several cost saving initiatives that we undertook, including staff reductions and an overall decrease in discretionary spending. We continue to closely monitor our spending as a result of the current market conditions. Accordingly, while we expect to see some fluctuations in our cash general and administrative costs in future quarters, we do not expect our general and administrative costs to increase significantly in the foreseeable future as compared to comparable periods in the prior year, until such time as we reach pre-determined levels of profitability.

Restructuring Charges.    During the nine months ended September 30, 2002, we recorded restructuring charges of $29.0 million. The restructuring charges consisted of (a) a $5.0 million option fee paid in May 2002 related to the amendment of our approximately 80 acre ground lease in San Jose, California from which we subsequently elected to exercise the option to permanently exclude 40 acres commencing October 1, 2002; (b) a write-off of property and equipment of $2.6 million, primarily leasehold improvements and some equipment, located in two unnecessary U.S. IBX expansion and headquarter office space operating leaseholds we had decided to exit and that do not currently provide any ongoing benefit; (c) a write-off of two U.S. letters of credit totaling $750,000 related to one U.S. operating leasehold we had committed to exit; (d) an accrual of $1.0 million related to the remaining estimated European exit costs; (e) an accrual of $500,000 severance charges related to a less than 10% reduction in workforce in an effort to reduce the cost structure of our corporate headquarter function; (f) an accrual of $115,000 related to additional U.S. leasehold exit costs and (g) a partial write-off of two letters of credit totaling $19.0 million associated with the exercise in September 2002 of our option to permanently terminate approximately one-half of our lease obligations under the San Jose ground lease.

During the quarter ended September 30, 2001, the Company took a restructuring charge of $48.6 million consisting of $45.3 million related to a revised European services strategy, $2.0 million for certain anticipated excess U.S. leasehold exit costs and $1.3 million related to a reduction in workforce, primarily in selling, general and administrative functions at the Company's headquarters. During third quarter 2001, the Company decided to partner with another Internet exchange company in Europe rather than build and operate its own centers outside of the U.S. As a result, the Company i) recorded a write-down of its European construction in progress assets to their net realizable value and recorded a charge totaling $29.3 million, ii) accrued certain leasehold exit costs for its European leasehold interests in the amount of $6.4 million, iii) wrote-off its European letters of credit that secured the European leasehold interests in the amount of $8.6 million and iv) accrued various legal, storage and other costs totaling $1.0 million to facilitate this change in strategy. In addition, the Company incurred a $2.0 million restructuring charge for leasehold exit costs associated with certain excess U.S. leases and a $1.3 million restructuring charge related to an approximate 15% reduction in workforce in an effort to streamline and reduce the cost structure of the Company’s headquarter function.

As of September 30, 2002, a total restructuring reserve of $1.6 million remained outstanding for all accrued but unpaid restructuring charges. We expect to realize the cost savings benefits resulting from the partial San Jose ground lease termination in cost of revenues beginning in October 2002.

Interest Income.    Interest income decreased to $961,000 from $9.5 million for the nine months ended September 30, 2002 and 2001, respectively. Interest income decreased due to lower cash, cash equivalent and short-term investment balances held in interest bearing accounts and lower interest rates received on those invested balances.

Interest Expense.    Interest expense decreased to $26.4 million from $32.9 million for the nine months ended September 30, 2002 and 2001, respectively. The decrease in interest expense was attributable to the retirement of $52.8 million of our senior notes during the first half of 2002 and to the decline in both the principal due and the interest rates associated with our credit facility.

Gain on Debt Extinguishment.    During the first half of 2002, we retired $52.8 million of our senior notes in exchange for approximately 16.0 million shares of our common stock and approximately $2.5 million of cash. As a result, we recognized a $27.2 million gain on debt extinguishment.

Years ended December 31, 2001 and December 31, 2000

Revenues.    Revenues increased from $13.0 million for the year ended December 31, 2000 to $63.4 million for the year ended December 31, 2001. Revenues consist of recurring revenues of $57.6 million for 2001, versus $11.6 million for 2000, primarily from the leasing of cabinet space, and non-recurring revenues of $5.8 million for 2001, versus $1.4 million for 2000, related to the recognized portion of deferred installation revenue and custom service revenues. Installation fees are recognized ratably over the term of the contract. Custom service revenues are recognized upon completion of the services. Revenues increased year over year because we had more IBX hubs open and operational during 2001 than we had during 2000. We expect revenues to continue to increase as our customer base continues to grow and as a result of opening our newest and largest IBX hub in the New York metropolitan area during the first quarter of 2002.

Cost of Revenues.    Cost of revenues increased from $43.4 million for the year ended December 31, 2000 to $94.9 million for the year ended December 31, 2001. These amounts include depreciation and amortization expense of $11.5 million and $40.0 million, respectively. In addition to depreciation and amortization, cost of revenues consists primarily of rental payments for our leased IBX hubs, site employees’ salaries and benefits, utility costs, power and redundancy system engineering support services and related costs and security services. The increase in cost of revenues was due to additional leases and increased expenses related to our opening of additional IBX hubs. During the quarter ended September 30, 2001, we revised our European services strategy that included exiting our European leases and various U.S. leaseholds. These actions reduced the cost of revenues commencing in fourth quarter 2001; however, these savings have been offset in part by increased cost of revenues associated with the opening of the New York metropolitan IBX hub during the first quarter of 2002, including related depreciation and amortization expense, and additional cost of revenues related to our existing IBX hubs as our installed base of customers grows.

Sales and Marketing.    Sales and marketing expenses decreased from $20.1 million for the year ended December 31, 2000 to $16.9 million for the year ended December 31, 2001; however, these amounts include stock-based compensation expense of $6.3 million and $2.8 million, respectively, resulting in a 2% increase in period over period cash spending. Sales and marketing expenses consist primarily of compensation and related costs for the sales and marketing personnel, sales commissions, marketing programs, public relations, promotional materials and travel. The increase in sales and marketing expense resulted from the addition of personnel in our sales and marketing organizations during the first half of 2001, reflecting our increased selling effort and our initiatives to develop market awareness. During the quarter ended September 30, 2001, we incurred a $1.3 million restructuring charge related to a reduction in workforce that included some sales and marketing staff. In addition, we are closely monitoring our discretionary marketing costs as the result of current market conditions. As a result, we do not expect our sales and marketing costs to increase significantly in the foreseeable future, until such time as we reach pre-determined levels of profitability.

General and Administrative.    General and administrative expenses increased from $56.6 million for the year ended December 31, 2000 to $58.3 million for the year ended December 31, 2001. These amounts include stock-based compensation expense of $22.8 million and $15.8 million, respectively, and depreciation and amortization expense of $3.3 million and $9.6 million, respectively, resulting in an 8% increase in period over period cash spending. General and administrative expenses consist primarily of salaries and related expenses, accounting, legal and administrative expenses, professional service fees and other general corporate expenses. The increase in general and administrative expenses was primarily the result of increased expenses associated with additional hiring of personnel in management, finance and administration, as well as other related costs associated with supporting our expansion, particularly during the first quarter of 2001. During the second and third quarters of 2001, we implemented several cost-savings initiatives, including some staff reductions and an overall decrease in discretionary spending. As a result of these cost saving measures, we do not expect our general and administrative costs to increase significantly in the foreseeable future.

Restructuring Charge.    During the quarter ended September 30, 2001, we took a restructuring charge of $48.6 million consisting of $45.3 million related to its revised European services strategy, $2.0 million for certain anticipated excess U.S. leasehold exit costs and $1.3 million related to a reduction in workforce, primarily in selling, general and administrative functions at our corporate headquarters. During third quarter 2001, we decided to partner with other Internet exchange companies in Europe rather than build and operate our own centers outside of the U.S. As a result, we (a) recorded a write-down of our European construction in progress assets to their net realizable value and recorded a charge totaling $29.3 million, (b) accrued certain leasehold exit costs for our European leasehold interests in the amount of $6.4 million, (c) wrote-off our European letters of credit that secured the European leasehold interests in the amount of $8.6 million and (d) accrued various legal, storage and other costs totaling $1.0 million to facilitate this change in strategy. We experienced some cost savings benefits from this restructuring charge during the fourth quarter of 2001, particularly in cost of revenues; however, these cost-savings were partially offset by the increased operating costs of the New York metropolitan area IBX hub beginning in the first quarter of 2002. In addition, we incurred a $2.0 million restructuring charge for leasehold exit costs associated with certain excess U.S. leases and a $1.3 million restructuring charge related to an approximate 15% reduction in workforce in an effort to reduce the cost structure of our corporate headquarter functions. We began to realize the cost savings benefits of the $2.0 million U.S. lease restructuring charge and $1.3 million workforce reduction restructuring charge commencing in the fourth quarter of 2001.

Interest Income.    Interest income decreased from $16.4 million for the year ended December 31, 2000 to $10.7 million for the year ended December 31, 2001 as a result of a decline in short-term interest rates and reduced cash, cash equivalent and short-term investments.

Interest Expense.    Interest expense increased from $29.1 million for the year ended December 31, 2000 to $43.8 million for the year ended December 31, 2001. The increase in interest expense was attributed to interest on the senior notes, interest related to an increase in our debt facilities and capital lease obligations, including the credit facility, and amortization of the senior notes, credit facility, other debt facilities and capital lease obligations discount.

Years ended December 31, 2000 and December 31, 1999

Revenues.    Revenues increased from $37,000 for the year ended December 31, 1999 to $13.0 million for the year ended December 31, 2000. Revenues consisted of recurring revenues of $11.6 million, primarily from the licensing of cabinet space and power, and non-recurring revenues of $1.4 million related to the recognized portion of deferred installation revenue and custom installation revenues.

Cost of Revenues.    Cost of revenues increased from $3.3 million for the year ended December 31, 1999 to $43.4 million for the year ended December 31, 2000. Cost of revenues consisted primarily of rental payments for our leased IBX hubs, site employees’ salaries and benefits, utility costs, power and redundancy system engineering support services and related costs, security services and related costs and depreciation and amortization of our IBX hub build-out and other equipment costs. The increase in cost of revenues was due to the expansion and deployment of our IBX hubs throughout the U.S. In addition, cost of revenues included certain costs related to real estate obtained for future IBX hubs in the U.S. and Europe. Furthermore, these amounts include $177,000 and $766,000, for the years ended December 31, 1999 and 2000, respectively, of stock-based compensation expense.

Sales and Marketing.    Sales and marketing expenses increased from $3.9 million for the year ended December 31, 1999 to $20.1 million for the year ended December 31, 2000. Sales and marketing expenses consisted primarily of compensation and related costs for the sales and marketing personnel, sales commissions, marketing programs, public relations, promotional materials and travel. The increase in sales and marketing expense resulted from the addition of personnel in our sales and marketing organizations, reflecting our increased selling effort to support our IBX hub deployment plan and our efforts to develop market awareness. These amounts include $1.6 million and $6.3 million, for the years ended December 31, 1999 and 2000, respectively, of stock-based compensation expense.

General and Administrative.    General and administrative expenses increased from $12.6 million for the year ended December 31, 1999 to $56.6 million for the year ended December 31, 2000. General and administrative expenses consisted primarily of salaries and related expenses, accounting, legal and administrative expenses, professional service fees and other general corporate expenses. The increase in general and administrative expenses was primarily the result of increased expenses associated with additional hiring of personnel in management, finance and administration, as well as other related costs associated with supporting our expansion. These amounts include $4.8 million and $22.8 million, for the years ended December 31, 1999 and 2000, respectively, of stock-based compensation expense.

Interest Income.    Interest income increased from $2.1 million for the year ended December 31, 1999 to $16.4 million for the year ended December 31, 2000. Interest income increased substantially due to higher cash, cash equivalent and short-term investment balances held in interest bearing accounts, resulting from the proceeds of the initial public offering and preferred stock financing activities.

Interest Expense.    Interest expense increased from $3.1 million for the year ended December 31, 1999 to $29.1 million for the year ended December 31, 2000. The increase in interest expense was attributed to interest on the senior notes, interest related to our debt facilities and capital lease obligations and amortization of the senior notes, debt facilities and capital lease obligations discount.

Liquidity and Capital Resources

Since inception, we have financed our operations and capital requirements primarily through the issuance of senior notes, the private sale of preferred stock, our initial public offering, our credit facility, which was later amended, and various types of debt facilities and capital lease obligations, for aggregate gross proceeds of approximately $844.2 million. As of June 30, 2001, our total indebtedness from senior notes, credit facility and other debt facilities and capital lease obligations was $352.5 million. As of September 30, 2002, this amount was reduced to $256.2 million.

As of September 30, 2002, our principal source of liquidity was approximately $11.6 million in cash, cash equivalents and short-term investments. In addition, as of September 30, 2002, we had $1.6 million of restricted cash and short-term investments.

Uses of Cash

Net cash used in our operating activities was $29.7 million and $52.1 million for the nine months ended September 30, 2002 and 2001, respectively. Net cash used in our operating activities was $68.9 million, $68.1 million and $9.9 million for the years ended December 31, 2001, 2000 and 1999, respectively. We used cash primarily to fund our net loss, including cash interest payments on senior notes and our credit facility.

Net cash used in investing activities was $6.5 million and $191.8 million for the nine months ended September 30, 2002 and 2001, respectively. Net cash used in investing activities was $153.0 million, $302.2 million and $86.3 million for the years ended December 31, 2001, 2000 and 1999, respectively. Net cash used in investing activities was primarily attributable to the construction of our IBX hubs and the purchase of restricted cash and short-term investments. The amount of cash used in investing activities has decreased substantially as we have now completed our IBX hub rollout plan.

Net cash used in financing activities was $13.7 million for the nine months ended September 30, 2002. Net cash generated by financing activities was $155.1 million for the nine months ended September 30, 2001. Net cash used in financing activities during the nine months ended September 30, 2002 was primarily attributable to the scheduled monthly payments of our debt facilities and capital lease obligations, the principal repayment of $2.5 million of our senior notes and the costs associated with the exchange of the senior notes. Net cash generated by financing activities during the six months ended September 30, 2001 was primarily attributable to the $150.0 million draw down under the original credit facility. On an annual basis, net cash generated by financing activities was $107.8 million, $339.8 million and $295.2 million for the years ended December 31, 2001, 2000 and 1999, respectively. Net cash generated by financing activities during the year ended December 31, 2001 was primarily attributable to the net $105.0 million draw down under our credit facility. Net cash generated by financing activities during the year ended December 31, 2000 was primarily attributable to the proceeds from the initial public offering of our common stock and the issuance of Series C redeemable convertible preferred stock. Net cash generated by financing activities during the year ended December 31, 1999 was primarily attributable to the proceeds from the issuance of Series B redeemable convertible preferred stock and the proceeds from the issuance of the senior notes and the draw down of funds related to our debt and capital lease facilities.

Debt Obligations

As of September 30, 2002, our total indebtedness from our senior notes, credit facility and debt facilities and capital lease obligations was $256.2 million, as follows:

Senior Notes.    In December 1999, we issued $200.0 million aggregate principal amount of senior notes. Our aggregate net proceeds of this offering were $193.4 million, net of offering expenses. During the first half of 2002, we retired $52.8 million of the senior notes in exchange for approximately 16.0 million shares of common stock and approximately $2.5 million of cash. As of September 30, 2002, a total of $147.2 million of senior note principal remains outstanding.

We expect to retire a substantial portion of our outstanding senior notes as part of the senior note exchange. This will result in us recognizing a substantial gain in the period the outstanding debt is extinguished. In addition to reducing the amount of principal that would need to be repaid in conjunction with the senior note exchange, plus the $52.8 million of senior notes already exchanged, we anticipate a savings of approximately $23.1 million in annual interest payments payable semi-annually each year on December 1 and June 1.

Credit Facility.    In December 2000, we entered into the credit facility with a syndicate of lenders under which, subject to our compliance with a number of financial ratios and covenants, we were permitted to borrow up to $150.0 million. As of September 30, 2001, we had borrowed the entire $150.0 million under this facility. In October 2001, in conjunction with the repayment of $50.0 million, we amended the credit facility to decrease total borrowing allowed to $125.0 million and to reset certain financial covenants to more accurately reflect market conditions. As of September 30, 2002, a total of $100.0 million was outstanding under the credit facility. The credit facility requires us to maintain specific financial ratios and comply with quarterly, and in some circumstances, monthly covenants requiring us to, among other things, achieve specific revenue targets at levels significantly above historical revenues, maintain certain minimum cash balances and limit our EBITDA losses. As of September 30, 2002, we were not in compliance with several of these provisions, including the revenue covenant. In August 2002, the senior lenders provided us with a waiver and further amended the credit facility. Under this amendment we agreed to prepay $5.0 million and agreed to a reduction in the total borrowing allowed under the credit facility to $100.0 million (permanently eliminating the $20.0 million which was previously available for borrowing). In connection with the proposed combination and financing, we have entered into further discussions with our senior lenders on the principal terms for a further amendment to the credit facility and such lenders have agreed to recommend the terms of this amendment to their committees. The most significant terms and conditions of the proposed amendment are:

•	we will be granted a full waiver of previous covenant breaches and will be granted consent to use a minimum of $15.0 million of cash to retire our senior notes;

•
future revenue and EBITDA covenants will be eliminated and the remaining covenants and ratios will be reset consistent with future performance of the combined company for the remaining term of the loan;

•	we will permanently repay $7.5 million of the currently outstanding $100.0 million balance; and

•	the amortization schedule for the credit facility will be amended such that the minimum amortization due in 2002-2004 will be significantly reduced and some amortization will be extended to 2006.

In November 2002, the lenders agreed to further amend the credit facility as follows:

•	We were granted a waiver of the covenant requiring us to convert $100.0 million of senior notes by November 8, 2002.

•	We were granted a waiver to reset the minimum revenue and maximum EBITDA loss covenants through December 31, 2002 and the minimum cash balance covenant through March 31, 2003.

•
We were granted a waiver, subject to certain conditions, of an event of default created by a minimum cash covenant default and a payment default, if any, in existence pursuant to the Wells Fargo loan (see “Other Debt Facilities and Capital Lease Obligations” below).

•	We were granted a waiver, subject to certain conditions, of a default or an event of default created by our failure to make the interest payment due on the senior notes in December 2002.

We currently anticipate that a final amendment will be put in place prior to the closing of the proposed transaction. This amendment will be subject to the closing of the combination, the financing and the senior note exchange.

We do not currently have sufficient cash reserves or alternate financing available to repay the amount outstanding under the credit facility. If we are unable to complete the combination, the financing and the senior note exchange, we will again be in breach of the covenants contained in the credit facility.

Because we cannot be certain that we will complete the combination, the financing and the senior note exchange or that we will be able to obtain a final amendment from our senior lenders, we have classified the full amount outstanding under the credit facility of $100.0 million as a current debt obligation on the accompanying balance sheet as of September 30, 2002.

Other Debt Facilities and Capital Lease Obligations.    In May 1999, we entered into a master lease agreement in the amount of $1.0 million. This master lease agreement was increased by addendum in August 1999 by $5.0 million. This agreement bears interest at either 7.5% or 8.5% and is repayable over 42 months in equal monthly payments with a final interest payment equal to 15% of the advance amounts due on maturity. As of September 30, 2002, these capital lease financings were fully drawn and $2.3 million remained outstanding.

In August 1999, we entered into a loan agreement in the amount of $10.0 million. This loan agreement bears interest at 8.5% and is repayable over 42 months in equal monthly payments with a final interest payment equal to 15% of the advance amounts due on maturity. As of September 30, 2002, this loan agreement was fully drawn and $1.8 million remained outstanding. In October 2002, we amended the loan agreement to secure certain short-term cash deferment benefits. Under the terms of the VLL Loan Amendment, we extended the maturity of the loan by 24 months and in exchange, the Company issued a warrant to purchase 1,030,000 shares at $0.01 per share and re-priced their existing and outstanding warrants to $0.01 per share. If the combination closes before March 31, 2003, commencing January 1, 2003, we will re-amortize the remaining principal balance and related balloon interest payment over the amended 27 month period ending March 1, 2005.

In March 2001, we entered into a loan agreement with Wells Fargo in the amount of $3.0 million and fully drew down on this amount. This loan agreement bears interest at 13.15% and is repayable over 36 months. As of June 30, 2002, we were not in compliance with one of the requirements of this loan. We have not obtained a waiver for this requirement and the bank has rejected a discounted settlement offer. Wells Fargo has filed a lawsuit against the company seeking to force us to obtain a letter of credit in the full amount of the outstanding balance of the Wells Fargo loan. As a result, we have reflected the full amount outstanding under this facility totaling $1.6 million as a current obligation on the accompanying balance sheet as of September 30, 2002. In September 2002, Wells Fargo obtained a writ of attachment to secure payment of the full amount due under its facility, in the event it prevails on its claim against us. Wells Fargo has not yet filed a motion for summary judgment, however, it has requested, and the court has granted, a hearing date for the lender’s motion on this matter of December 19, 2002. We intend to file a reply to the motion for summary judgment and to defend against Wells Fargo’s lawsuit.

In June 2001, we entered into a loan agreement in the amount of $5.0 million. This loan agreement bears interest at 13.0% and is repayable over 36 months. As of September 30, 2002, this loan agreement was fully drawn and $3.3 million remained outstanding. In August 2002, we amended this loan to secure certain short-term cash deferment. Under the amended terms of this loan agreement, we extended the maturity of the loan by nine months. Commencing September 2002, we will benefit from the reduction in monthly payments over the following 14 months thereby deferring approximately $1,200,000 of principal payments. Commencing November 2003, the deferred principal payments will be repaid over the remaining 17 months of the loan ending March 2005.

Debt Maturities and Operating Lease Commitments

We lease our IBX hubs and certain equipment under non-cancelable operating lease agreements expiring through 2025. The following represents the minimum future operating lease payments for these commitments, as well as the combined aggregate maturities for all of our debt as of September 30, 2002 (in thousands):

	Debt Facilities and Capital Lease Obligations	Senior Secured Credit Facility	Senior Notes	Operating Leases	Total
2002	$2,886	$100,000	$—	$4,063	$106,949
2003	3,483	—	—	16,195	19,678
2004	2,077	—	—	21,225	23,302
2005	537	—	—	21,640	22,177
2006	—	—	—	22,344	22,344
2007 and thereafter	—	—	147,249	189,922	337,171

	$8,983	$100,000	$147,249	$275,389	$531,621

As a result of our exercising the San Jose ground lease option in September 2002, the gross future minimum operating lease payments have been reduced by $85.2 million.

Assuming we are able to complete the combination, the financing and the senior note exchange and comply with future covenants in our credit facility, we anticipate that our existing cash, and cash flow generated from our IBX hubs will be sufficient to meet the working capital, debt service and corporate overhead requirements associated with its operations for the next 12 months. However, there can be no assurances that we will be able to complete the combination, the financing and the senior note exchange and comply with future covenants in our credit facility. In addition, in the event we are unable to complete the combination, the financing and the senior note exchange, we will most likely seek bankruptcy protection. The potential for a future covenant breach and the resultant acceleration of the outstanding borrowings in the current financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might arise should we be unable to continue as a going concern.

Recent Accounting Pronouncements

In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS 144 supercedes SFAS 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” SFAS 144 applies to all long-lived assets (including discontinued operations) and consequently amends Accounting Principles Board Opinion No. 30. SFAS 144 develops one accounting model for long-lived assets that are to be disposed of by sale. SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, SFAS 144 expands the scope of discontinued operations to include all components of an entity with operations that (a) can be distinguished from the rest of the entity and (b) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS 144 is effective for us for all financial statements issued in fiscal 2002. The adoption of SFAS 144 has not had a material impact on us.

In November 2001, the FASB Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue 01-09, Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products, which is a codification of EITF 00-14, 00-22 and 00-25. This issue presumes that consideration from a vendor to a customer or reseller of the vendor’s products to be a reduction of the selling prices of the vendor’s products and, therefore, should be characterized as a reduction of revenue when recognized in the vendor’s income statement and could lead to negative revenue under certain circumstances. Revenue reduction is required unless consideration relates to a separate identifiable benefit and the benefit’s fair value can be established. This issue should be applied no later than in annual or interim financial statements for periods beginning after December 15, 2001, which is our first quarter ended March 31, 2002. Upon adoption, we are required to reclassify all prior period amounts to conform to the current period presentation. The adoption of EITF Issue 01-09 has not had a material impact on us.

In May 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS 145 rescinds the automatic treatment of gains or losses from extinguishment of debt as extraordinary unless they meet the criteria for extraordinary items as outlined in APB Opinion No. 30, “Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” In addition, SFAS 145 also requires sale-leaseback accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions and makes various technical corrections to existing pronouncements. SFAS 145 is effective for us for all financial statements issued in fiscal 2003; however, as allowed under the provisions of SFAS 145, we decided to early adopt SFAS 145 in relation to extinguishments of debt for the nine months ended September 30, 2002.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. SFAS No. 146 eliminates the definition and requirement for recognition of exit costs in Emerging Issues Task Force Issue No. 94-3 where a liability for an exit cost was recognized at the date of an entity’s commitment to an exit plan. This statement is effective for exit or disposal activities initiated after December 31, 2002. We do not believe that the adoption of this statement will have a material impact on our results of operations, financial position or cash flows.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risk

The following discussion about market risk disclosures involves forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. We may be exposed to market risks related to changes in interest rates and foreign currency exchange rates and to a lesser extent we are exposed to fluctuations in the prices of certain commodities, primarily electricity.

In the past, we have employed foreign currency forward exchange contracts for the purpose of hedging certain specifically identified net currency exposures. The use of these financial instruments was intended to mitigate some of the risks associated with fluctuations in currency exchange rates, but does not eliminate such risks. We may decide to employ such contracts again in the future. We do not use financial instruments for trading or speculative purposes.

Interest Rate Risk

Our exposure to market risk resulting from changes in interest rates relates primarily to our investment portfolio. Our interest income is impacted by changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term instruments. Due to the short-term nature of our investments, we do not believe that we are subject to any material market risk exposure. An immediate 10% increase or decrease in current interest rates would not have a material effect on the fair market value of our investment portfolio. We would not expect our operating results or cash flows to be significantly affected by a sudden change in market interest rates in our investment portfolio.

An immediate 10% increase or decrease in current interest rates would furthermore not have a material impact to our debt obligations due to the fixed nature of our long-term debt obligations, except for the interest expense associated with our credit facility, which bears interest at floating rates, plus applicable margins, based on either the prime rate or LIBOR. As of September 30, 2002, the credit facility had an effective interest rate of 6.72%. The fair market value of our long-term fixed interest rate debt is subject to interest rate risk. Generally, the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise. These interest rate changes may affect the fair market value of the fixed interest rate debt but does not impact our earnings or cash flows.

The fair market value of our senior notes is based on quoted market prices. The estimated fair value of our senior notes as of September 30, 2002 was approximately $23.6 million.

Foreign Currency Risk

To date, all of our recognized revenue has been denominated in U.S. dollars, generated mostly from customers in the U.S., and our exposure to foreign currency exchange rate fluctuations has been minimal. We expect that future revenues may be derived from customers outside of the U.S. and may be denominated in foreign currency. As a result, our operating results or cash flows may be impacted due to currency fluctuations relative to the U.S. dollar.

Furthermore, to the extent we engage in international sales that are denominated in U.S. dollars, an increase in the value of the U.S. dollar relative to foreign currencies could make our services less competitive in the international markets. Although we will continue to monitor our exposure to currency fluctuations, and when appropriate, may use financial hedging techniques in the future to minimize the effect of these fluctuations, we cannot assure you that exchange rate fluctuations will not adversely affect our financial results in the future.

Commodity Price Risk

Certain operating costs incurred by us are subject to price fluctuations caused by the volatility of underlying commodity prices. The commodities most likely to have an impact on our results of operations in the event of significant price changes are electricity and supplies and equipment used in our IBX hubs. We are closely monitoring the cost of electricity, particularly in California. To the extent that electricity costs continue to rise, we are investigating opportunities to pass these additional power costs onto our customers that utilize this power. We do not employ forward contracts or other financial instruments to hedge commodity price risk.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

On March 7, 2000, KPMG LLP resigned as our independent accountants upon determining that they may no longer be independent of our company as a result of Cisco Systems, Inc.’s investment in both KPMG Consulting, Inc., a subsidiary of KPMG LLP and our company. We subsequently appointed PricewaterhouseCoopers LLP as our principal accountants on March 21, 2000. There were no disagreements with the former accountants during the fiscal years ended December 31, 1998 and 1999 or during any subsequent interim period preceding their replacement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the former accountants’ satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports. The former independent accountants issued an unqualified report on the financial statements as of December 31, 1999 and 1998 and for the year ended December 31, 1999 and the period from June 22, 1998 (inception) to December 31, 1998. For purposes of this filing, the financial statements for the year ended December 31, 1999 have been audited by PricewaterhouseCoopers LLP. Prior to March 21, 2000, we did not consult with PricewaterhouseCoopers LLP on items that involved our accounting principles or the form of audit opinion to be issued on our financial statements. The change in accountants was approved by our board of directors.

DESCRIPTION OF i-STT BUSINESS

i-STT is a provider of managed IT infrastructure services that help businesses effectively manage their IT investments for optimal performance, continuous availability and immediate scalability. i-STT’s core operations are conducted under three general business divisions: (a) its “WEBCentre” data center facilities and services which consist of carrier neutral data center facilities located in Singapore and Bangkok, (b) its enterprise messaging services business in which i-STT provides outsourcing of enterprise e-mail applications to enterprises in Singapore and (c) its connectivity services (primarily bandwidth resale and Internet connectivity) to customers who require bandwidth originating or terminating at their hosted systems located in i-STT’s WEBCentre facilities. WEBCentre facilities & services, enterprise messaging services, and connectivity services accounted for approximately 62%, 14% and 24% of the revenue of i-STT, respectively.

i-STT’s WEBCentre facilities offer customers a managed infrastructure outsourcing solution for their critical servers, Internet hosting and data service needs. i-STT’s data centers combine the essentials of reliable power and environmental systems, fire fighting and physical security management with a host of IT related services. These IT related services include monitoring, operation support and managed data security services.

i-STT’s enterprise messaging service is a complete outsourced solution, based mainly on the Lotus Notes and Microsoft Exchange platform, by which enterprises entrust the operation and support of their messaging application to i-STT.

i-STT’s connectivity services are a set of telecommunications, Internet connectivity and network access solutions which are offered through the telecommunication community “hubbing” at its WEBCentre. Connectivity services includes bandwidth capacity services such as public switched telephone network, or PSTN, integrated services digital network, or ISDN, asymmetric digital subscriber line, or ADSL and leased circuits which i-STT resells to its WEBCentre customers, often as part of a larger managed hosting package. These telecommunications services give i-STT customers the necessary bandwidth to access and support their hosted systems located at the WEBCentre locations.

i-STT was founded in January 2000 and operated its first WEBCentre facility in Singapore. Since inception, i-STT has expanded its core business, and currently markets and sells its services to customers primarily located in Asia, with WEBCentre sites and supporting sales and operations infrastructure in Singapore and Bangkok, Thailand. i-STT is incorporated in Singapore, and its principal executive offices are located in Singapore.

Prior to September 2001, i-STT also offered voice-over-internet services in Hong Kong, an operation unrelated to its core WEBCentre, messaging and connectivity services businesses. i-STT placed its Hong Kong operations into voluntary liquidation in September 2001 in order to more fully focus its resources on its core business divisions.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF i-STT

Introduction

The following discussion should be read in conjunction with the consolidated historical financial statements of i-STT and related notes thereto for the year ended December 31, 2001 and the period from the inception date of January 3, 2000 to December 31, 2000 (audited) and the nine months ended September 30, 2002 and 2001 (unaudited) included in this proxy statement which have been prepared in accordance with Singapore Statements of Accounting Standard (“SAS” or “Singapore GAAP”). Singapore GAAP differs in certain significant respects from generally accepted accounting principles in the United States of America (“US GAAP”). For a discussion of differences as applied to i-STT’s financial statements, see Note 27 to i-STT’s consolidated financial statements. All dollar amounts presented herein are in U.S. dollars. The following discussion was prepared for i-STT as a stand-alone enterprise and does not give effect to the transactions contemplated by the combination agreement. Under the combination agreement i-STT and its Bangkok and Shanghai subsidiary companies will be transferred to Equinix.

i-STT has previously operated as a wholly owned subsidiary of STT Communications (“STTC”). It has not been the practice of STTC to charge i-STT for corporate expenses incurred by STTC in relation to the management of and services rendered to i-STT. Following the completion of the acquisition of i-STT by Equinix, Inc. as described in note 26 of the financial statements, i-STT will cease to be controlled by STTC. i-STT will be required to manage all functions as a subsidiary of Equinix, Inc. Any expenses incurred by STTC in relation to i-STT’s business will thereafter be charged to i-STT.

The results and balances included in the historical consolidated financial statements of i-STT have been prepared on a carve-out basis to represent the operating net assets and related historical results of the i-STT businesses, previously included within STTC until 2001. For the period from the inception date of January 3, 2000 to December 31, 2000 and the year ended December 31, 2001 and the nine months ended September 30, 2002 and 2001, these operations have been included in the historical consolidated financial statements as if they had been part of i-STT through each of the periods presented.

For the purpose of preparing financial statements on a carve-out basis, the Company has made certain allocations and estimates of STTC’s corporate expenses in the preparation of the financial statements. As a result of these allocations and estimates, the US GAAP net loss and US GAAP shareholders’ equity do not reflect the financial position and results of operations of the Company in the future or what the financial position, results of operations or cash flows would have been if the Company had operated as a stand-alone entity during the periods presented.

Overview

i-STT is a provider of managed IT infrastructure services that help businesses effectively manage their IT investments for optimal performance, continuous availability and immediate scalability.

i-STT offers the following services, which are organized under three general business divisions, to its customers:

•
WEBCentre.    i-STT’s “WEBCentre” division maintains carrier neutral data center facilities in Singapore and Bangkok which house customers’ critical computer systems, networks and telecommunications equipment. This division also provides system and network management services to ensure the optimal performance and continuous availability of customers’ computer systems. These services are very similar to those offered by Equinix and Pihana in their facilities.

•	Connectivity Services. i-STT’s connectivity services division provides connectivity services that enable multiple telecommunications carriers and Internet service providers to interconnect with each other at a single location and provide direct Internet connectivity to enterprise customers within the data center.

•
Enterprise Messaging.    i-STT’s enterprise messaging division enables enterprises to outsource the operations and management of their email systems to i-STT. These email systems are based on the Lotus Notes and Microsoft Exchange platforms.

Prior to September 2001, i-STT also offered voice-over-internet services in Hong Kong, an operation generally unrelated to its core WEBCentre, messaging and connectivity services businesses. i-STT placed its Hong Kong operations into voluntary liquidation in September 2001 in order to more fully focus its resources on its core business divisions.

i-STT has recorded net operating losses from operations and negative cash flow since its inception. Given  i-STT’s limited operating history and the general trend of decline in the average sales price of i-STT’s core products (leased WEBCentre space and resold bandwidth) from 2000 to the present, i-STT may not achieve desired profitability. i-STT therefore believes that it may continue to experience operating losses in future quarters.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with Singapore GAAP, which requires us to make certain estimates and assumptions. We believe that of our significant accounting policies, the following may involve a higher degree of judgment and complexity.

Revenue Recognition

Data Center Services.    The customer’s fee is either fixed or determinable under the terms of the written contract prior to recognizing the revenue. For most of the monthly services, the fees are fixed under the terms of the written contract. Revenue from fixed monthly services is recognized ratably over the contract term, generally ranging between one to three years for the majority of contracts. Fees for certain monthly services are variable based on an objectively determinable factor such as usage, area, range of services, and number of users. Such factors are included in the written contract to determine the customer’s fee payable. The customer’s fee is negotiated at the outset of the arrangement. Any request for refund or adjustment to the arrangement requires consent from both parties. Revenue from variable monthly services is recognized upon the delivery of the services.

Fees from Sale of Equipment and Related Installation Services.    Revenue from the sale of equipment is based on negotiated selling prices. Installation services relating to any equipment sale are performed in conjunction with the delivery of the equipment. As the installation service is essential to the functionality of the delivered equipment, the revenue from the sale of the equipment and installation service is recognized upon performance of the installation service and confirmation of acceptance from the customer.

Bandwidth Resale.    i-STT commenced its bandwidth resale operations in 2001 in an effort to provide its customers with a more fully integrated services solution. i-STT first contracts with the bandwidth suppliers or vendors to provide it with the necessary bandwidth for resale. Then, i-STT sells the bandwidth services to its customers under reseller agreements. Under these arrangements, i-STT also provides connectivity services to connect the customer to the acquired bandwidth. i-STT recognizes revenue from such arrangements on a gross basis as a principal versus on a net basis as an agent. i-STT’s customer services agreement identifies i-STT as the party responsible for the delivery of the bandwidth services to its customers and i-STT has full pricing discretion.  i-STT assumes credit risk associated with its bandwidth resale transactions, is responsible for collecting the sales price from its customers and must pay any amounts owed to its bandwidth suppliers regardless of whether the sales price is fully collected.

Allowance for Doubtful Accounts.    i-STT maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required and expected payments. If the financial condition of i-STT’s customers were to deteriorate or if they were to become insolvent, resulting in an impairment of their ability to make payments, an increase in allowances for doubtful accounts may be required. Management specifically analyzes accounts receivable and analyzes current economic news and trends, historical bad debts, customer concentrations, customer credit-worthiness and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. To date, i-STT has not had significant bad debt experience with its customers.

Property, Plant and Equipment

Owned Assets.    Property, plant and equipment are stated at cost less accumulated depreciation and impairment losses. The carrying amounts of property, plant and equipment are reviewed annually to determine whether they are in excess of their recoverable amounts at the given balance sheet date. If the carrying value exceeds the recoverable amount, the asset is written down to the lower recoverable amount. No depreciation is provided in respect of property, plant and equipment which is under construction or installation, nor in respect of an asset which has not been put into use or operation. Property, plant and equipment is depreciated on a straight-line basis over their estimated useful lives as follows:

Leasehold improvements	—	shorter of lease term and 5 years
Plant and machinery	—	2-10 years
Office equipment, furniture, fittings and fixtures	—	3-5 years

Leased Assets.    Assets acquired on leased purchase arrangements are capitalized and the corresponding obligation treated as a liability of i-STT. The total interest, being the difference between the total installments payable and the capitalized amount, is charged to the profit and loss account over the period of such lease purchase arrangements in equal monthly installments to produce a constant rate of charge on the balance of capital repayments outstanding.

Intangible Assets.    Intangible assets represent computer software which is stated at cost less accumulated amortization and impairment losses. Amortization is charged over its estimated useful life of 2 to 3 years on a straight line basis commencing from the effective date of the license or the date when the intangible asset is available for use.

Impairment

The carrying amounts of i-STT’s assets, other than inventories, are reviewed at each balance sheet date to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated. For intangible assets that are not yet available for use, the recoverable amount is estimated at each balance sheet date. The recoverable amount is the greater of the asset’s net selling price and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate cash inflows largely independent of those from other assets, the recoverable amount is determined for the cash-generating unit to which the asset belongs. An impairment loss is recognized whenever the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount.

The business nature of i-STT requires substantial investment upfront with expected future cash inflows generally over a period that is more than a year. i-STT is planning significant business and the estimation of future cash flows involves significant subjectivity.

Income Tax

Income tax on the results for the year comprises current and deferred tax. Income tax is recognized in the statement of operations except to the extent that it relates to items recognized directly to equity, in which case it is recognized in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantially enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years.

Deferred tax is provided using the balance sheet liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The following temporary differences are not provided for: goodwill not deductible for tax purposes, the initial recognition of assets or liabilities that affect neither accounting nor taxable profit, and differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantially enacted at the balance sheet date.

A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realized. Additional income taxes that arise from the distribution of dividends are recognized at the same time as the liability to pay the related dividend.

Results of Operations

Nine Months Ended September 30, 2002 and 2001

Revenues.     i-STT recognized revenues of $8.1 million for the nine months ended September 30, 2002 as compared to revenues of $9.8 million for the nine months ended September 30, 2001.

Revenues consisted of recurring revenues of $7.5 million and $4.4 million, respectively for the nine months ended September 30, 2002 and 2001. i-STT’s number of customers remained constant at approximately 132 as of September 30, 2002 and 2001. The increase in recurring revenues primarily resulted from the corresponding increase in the sales of i-STT’s WEBCentre services. In addition, the increase in recurring revenues was partially attributable to bandwidth resale of $1.4 million in the nine months ended September 30, 2002. i-STT recorded no revenue attributable to bandwidth resale in the nine months ended September 30, 2001. i-STT recognizes its recurring revenues generated from the sale of its WEBCentre and connectivity services ratably over the term of each customer’s contract.

Non-recurring revenues were $0.6 million and $2.3 million, respectively, for the nine months ended September 30, 2002 and 2001, primarily resulting from a decline in equipment sales from $1.7 million in the nine months ended September 30, 2001 to $0.2 million in the nine months ended September 30, 2002. The decline in non-recurring revenues also was partly attributable to a slight decrease in the recognized portion of deferred revenue and revenues generated from custom services. These non-recurring revenues are recognized upon completion of each equipment sale or individual service project.

In September 2001, i-STT closed its Hong Kong operations, which consisted of voice-over-internet services, an operation generally unrelated to i-STT’s core WEBCentre, messaging and connectivity services businesses. These closed Hong Kong operations therefore generated no revenue for the nine months ended September 30, 2002, as compared to $3.1 million in revenue for the corresponding nine months ended September 30, 2001. These closed operations were the primary cause of i-STT’s 17% reduction in total revenue for the nine months ended September 30, 2002 from the corresponding nine months in 2001.

Cost of Revenues.    i-STT’s cost of revenues declined to $9.4 million for the nine months ended September 30, 2002 from $17.7 million for the nine months ended September 30, 2001.

Cost of revenues consists primarily of rent expense for i-STT’s WEBCentre space, operations employees’ salaries and benefits, power and other utility costs, redundancy support services and related costs and security services. Of the $7.2 million decrease in cost of revenues (excluding depreciation and amortization expense) during the nine months ended September 30, 2002 from the nine months ended September 30, 2001, $4.8 million of the decrease resulted from the September 2001 closure of i-STT’s Hong Kong operations. The remaining reduction in cost of revenues resulted partly from the lower cost of equipment sold during the nine months ended September 30, 2002 and partly due to several cost-saving initiatives that were implemented beginning in the second half of 2001. Cost of equipment sold was reduced to $114,000 for the nine months ended September 30, 2002 from $1.6 million for the nine months ended September 30, 2001. The cost-saving initiatives totaling $2.2 million were realized during the nine months ended September 30, 2002 as compared to the corresponding period in 2001 due to an improved understanding of i-STT’s bandwidth requirements and i-STT’s ability to better negotiate more favorable prices from its telecommunications providers, and a reduction in operations employees’ salary and bonus allocation. The various reduction in costs were partially affected by the increased cost of bandwidth resale of $0.9 million for the nine months ended September 30, 2002.

Depreciation and amortization expense decreased to $3.7 million for the nine months ended September 30, 2002 from $4.8 million for the corresponding period on 2001. The reduction was the result of the closure of the Hong Kong Operations and the write-off of certain assets for value impairment in 2001 which saved $0.6 million and $0.5 million of depreciation expense, respectively.

Sales and Marketing.    i-STT’s sales and marketing expenses decreased to $1.2 million for the nine months ended September 30, 2002 from $3.8 million for the nine months ended September 30, 2001. Sales and marketing expenses consist primarily of compensation and related costs for the sales and marketing personnel, sales commissions, marketing programs, public relations, promotional materials and travel. The decrease in sales and marketing expenses primarily resulted from a reduction in advertising expense in the nine months ended September 30, 2002 from the corresponding period in 2001 as i-STT engaged in an aggressive advertising campaign in the 2001 period designed to create market awareness of its brands and products. In addition, i-STT undertook several cost-saving initiatives including certain staff reductions and a general decrease in discretionary spending. i-STT continues to closely monitor its spending in all areas of its business as a result of the current market conditions. Accordingly, i-STT does not expect its sales and marketing expenses to increase significantly in the foreseeable future, until such time it reaches certain levels of profitability that are pre-determined by management.

General and Administrative.    General and administrative expenses decreased to $3.0 million for the nine months ended September 30, 2002 from $8.5 million for the nine months ended September 30, 2001. These amounts included $0.7 million and $0.9 million of depreciation expense, respectively, for the nine month periods ended September 30, 2002 and 2001, resulting in a 67% decrease in period over period cash spending. General and administrative expenses consist primarily of salaries and related expenses, accounting, legal and administrative expenses, professional service fees and other general corporate expenses. The significant decrease in general and administrative expenses was primarily the result of several cost-saving initiatives, including staff reductions, a general decrease in discretionary spending, the elimination of a corporate bonus program, and the closure of its Hong Kong operations. i-STT continues to closely monitor its spending in all areas as a result of the current market conditions. Accordingly, while i-STT expects to see some fluctuations in its general and administrative costs in future quarters, it does not expect general and administrative costs to increase significantly in the foreseeable future until such time as it reaches certain pre-determined levels of profitability.

Loss on Deconsolidation of Subsidiary.    On September 13, 2001, i-STT Hong Kong commenced liquidation proceedings in a creditors’ voluntary liquidation. Under the laws of Hong Kong, the Company does not have any obligations in relation to liabilities of i-STT Hong Kong which cannot be repaid out of liquidation funds. The Company recorded a loss on deconsolidation of $2 million for the nine months ended September 30, 2001. This represented the excess of i-STT Hong Kong’s external liabilities over its assets at the date of abandonment.

Other Operating Expenses.    i-STT’s other operating expenses decreased to $318,000 for the nine months ended September 30, 2002 from $2.2 million for the nine months ended September 30, 2001. Other operating expenses for the nine months ended September 30, 2001 mainly relate to an impairment in value of computer hardware and software amounting to $1.8 million. Other operating expenses during both periods also included the corporate management fees charged by Singapore Technologies Pte Ltd. Although these management fees have been accrued as of September 30, 2002, upon completion of the combination, the payment of the management fees will be waived for the year ended December 31, 2002. Also included in the other operating expenses for the nine months ended September 30, 2002 was a one-time payment of $128,000 for a staff reduction that occurred in May 2002.

Other Income.    Other income of $211,000 during the six months ended September 30, 2002 and $11,000 during the nine months ended September 30, 2001 was attributable in both periods to foreign currency conversion differences. In addition, during the nine months ended September 30, 2002, i-STT received other income from the sub rental of its leased space in Shanghai, China. i-STT has subleased its leased space in Shanghai, until such time as management decides to commence operations at such location.

Interest Expense.    i-STT’s interest expense reduced to $329,000 for the nine months ended September 30, 2002 from $778,000 for the nine months ended September 30, 2001. These expenses consisted primarily of interest expense on i-STT’s borrowings from its immediate parent holding company and interest expense on its loan from a Thailand bank that was used to finance the expansion of i-STT’s Bangkok WEBCentre operations. In addition, the September 2001 capitalization of certain borrowings from i-STT’s immediate parent holding company resulted in an approximately $450,000 reduction in interest expense.

Minority Interest.    Minority interest represents a share of loss of $176,000 by i-STT’s minority shareholders in its Thailand subsidiary during the nine months ended September 30, 2002. i-STT has a 60% interest in its Thailand operations. The corresponding share of loss by the same minority shareholders was $348,000 during the nine months ended September 30, 2001.

Years Ended December 31, 2001 and 2000

Revenues i-STT recognized revenues of $12.2 million for the year ended December 31, 2001, compared to revenues of $10.7 million for the year ended December 31, 2000.

Revenues consisted of recurring revenues of $6.5 million and $0.5 million, respectively, for the year ended December 31, 2001 and 2000. The increase in recurring revenues primarily resulted from i-STT’s increased number of customers from approximately 33 as of December 31, 2000 to approximately 130 as of December 31, 2001 and from the corresponding increase in the sales of i-STT’s other WEBCentre data services. Recurring revenues for sales of leased WEBCentre space was $3.4 million and $300,000, respectively, for the year ended December 31, 2001 and 2000. In addition, the increase in recurring revenue was also partially attributable to the revenue from the Enterprise Messaging Services (EMS) of $2.0 million in the year ended December 31, 2001. i-STT recorded no revenue attributable to EMS in the year ended December 31, 2000. Recurring revenues for sales of bandwidth was $0.6 million for the year ended December 31, 2001. There were no sales of bandwidth in the year ended December 31, 2000. Other increase in the recurring revenues was attributed to an increase in sales of managed services to $500,000 from $200,000, respectively, for the year ended December 31, 2001 and 2000.

Non-recurring revenues were $2.6 million and $300,000, respectively, for the year ended December 31, 2001 and 2000, primarily resulting from an increase in equipment sales from $57,000 in the year ended December 31, 2000 to $1.9 million in the year ended December 31, 2001.

In September 2001, i-STT closed its Hong Kong operations, which consisted of voice-over-internet services, an operation generally unrelated to i-STT’s core WEBCentre and connectivity services businesses. These closed Hong Kong operations therefore generated only revenue of $3.1 million for the period ended September 12, 2001, compared with a contribution of $9.9 million in revenue for the year ended December 31, 2000. i-STT recorded no revenue from its Hong Kong operations between September 13, 2001 and December 31, 2001. The effect of these closed operations were more than offset by the increase in i-STT’s WEBCentre and connectivity services businesses.

Cost of Revenues.    i-STT’s cost of revenue increased to $20.6 million for the year ended December 31, 2001 from $16.9 million for the year ended December 31, 2000.

Cost of revenues consists primarily of rent expense for i-STT’s WEBCentre space, operations employees’ salaries and benefits, power and other utility costs, redundancy support services and related costs and security services. Cost of revenues (excluding depreciation and amortization expense) increased by $0.7 million during the year ended December 31, 2001 from the year ended December 31, 2000. The increase was mainly due to increased cost of equipment sold by $1.6 million. The closure of i-STT’s Hong Kong operations resulted in lower cost of revenues (excluding depreciation and amortization expense) by $4.8 million. This was, however, offset by the increased cost of $3.9 million from the full-year operational WEBCentre and connectivity services in Singapore and Bangkok. i-STT’s Singapore operations first recognized revenues in May 2000, and its Bangkok operations first recognized revenues in January 2001.

Depreciation and amortization expense increased to $5.6 million from $2.7 million, respectively, for the year ended December 31, 2001 and 2000. The increase was mainly due to increase of leased WEBCentre facilities available from approximately 9,000 square feet to approximately 35,000 square feet, respectively, as of December 31, 2000 and 2001.

Sales and Marketing.    i-STT’s sales and marketing expenses increased to $3.7 million for the year ended December 31, 2001 from $2.8 million for the year ended December 31, 2000. Sales and marketing expenses consist primarily of compensation and related costs for the sales and marketing personnel, sales commissions, marketing programs, public relations, promotional materials and travel. The sales and marketing expenses increased primarily due to increased selling efforts and development of market awareness for i-STT’s Singapore and Bangkok operations of $1.9 million. The closed Hong Kong operations contributed to reduction in sales and marketing expenses by $1.0 million.

General and Administrative.    General and administrative expenses increased to $10.2 million for the year ended December 31, 2001 from $5.6 million for the year ended December 31, 2000. These amounts include $1.5 million and $0.7 million, respectively, of depreciation and amortization expense, resulting in a 77% increase in period over period cash spending. General and administrative expenses consist primarily of salaries and related expenses, accounting, legal and administrative expenses, professional service fees and other general corporate expenses. The significant increase in general and administrative expenses was primarily the result of an increase in corporate administration staff for purposes of the Pan-Asia WEBCentre expansion plan. The average number of corporate administration staff was 39 and 19, respectively, for the year ended December 31, 2001 and 2000. At the end of 2001, the number of corporate administration staff was reduced to 28 after the discontinuation of Hong Kong and Malaysia operations. It was subsequently reduced to 10 in May 2002 when the management of i-STT decided to re-focus on Singapore and Bangkok operations until such time the market conditions permit a re-examination of the regional expansion plan. Hong Kong operations contributed to $1.6 million of increase in general and administration expenses for 2001 from 2000, primarily a result of increase in headcount.

i-STT’s Shanghai and Malaysia offices incurred general and administrative expenses of $1.0 million in 2001. Shanghai and Malaysia offices were established in year 2001. i-STT closed its Malaysian operations in December 2001.

Loss on Deconsolidation of Subsidiary.    On September 13, 2001, i-STT Hong Kong commenced liquidation proceedings in a creditors’ voluntary liquidation. Under the laws of Hong Kong, the Company does not have any obligations in relation to liabilities of i-STT Hong Kong which cannot be repaid out of liquidation funds. The Company recorded a loss on deconsolidation of $2.0 million for the year ended December 31, 2001. This represented the excess of i-STT Hong Kong’s external liabilities over its assets at the date of abandonment.

Other Operating Expenses.    The other operating expenses of $2.1 million for the year ended December 31, 2001 mainly relate to an impairment in value of computer hardware and software amounting to $1.8 million. These assets, which were acquired in year 2000, were purchased for sales of Web-based application services. As a result of the general economic downturn in the internet related economy in second half of year 2000, these assets were not put in use and were not expected to generate revenue in the foreseeable future. Other operating expenses also include the corporate management fees charged by Singapore Technologies Pte Ltd of $148,000 and $163,000 during 2001 and 2000, respectively.

Other Income.    Other income was $44,000 during the year ended December 31, 2001 compared to $89,000 during the year ended December 31, 2000. In 2001, i-STT received other income from the sub rental of its leased space in Shanghai, China amounting to $44,000. i-STT has subleased its leased space in Shanghai, until such time as management decides to commence operations at this location. i-STT did not lease or sublease any space in Shanghai during 2000 as it did not begin its expansion into Shanghai until 2001. In 2000, $85,000 of other income consisted of interest income derived from interest bearing bank balances.

Interest Expense.    Interest expense increased from $229,000 for the year ended December 31, 2000 to $967,000 for the year ended December 31, 2001. The increase in interest expense is due to higher borrowings related to an interest bearing loan from i-STT’s immediate parent holding company of $13.8 million, $11.2 million and $600,000, respectively, for Singapore operations, Hong Kong operations and i-STT’s Mauritius subsidiary. During 2001, the shareholders approved the conversion of $18.4 million of a loan from i-STT’s immediate parent holding company to capital stock in September 2001. Included in interest expense for the year ended December 31, 2001 was interest expense of $36,000 on a loan from a Thailand bank that was used to finance the expansion of i-STT’s Bangkok WEBCentre operations. In addition, the September 2001 capitalization of certain borrowings from i-STT’s immediate parent holding company resulted in an approximately $150,000 reduction in interest expense.

Minority Interest.    Minority interest represents a share of loss by i-STT’s minority shareholders in its Thailand subsidiary of $411,000 during the year ended December 31, 2001 as compared to $524,000 for the year ended December 31, 2000, relating to the Thailand and Hong Kong subsidiaries. i-STT had a 60% interest in the Thailand subsidiary during 2001 and 2000 and a 60% interest in its Hong Kong subsidiary during the year ended December 31, 2000, and until its abandonment in 2001.

Liquidity and Capital Resources

Since its founding in January 2000, i-STT has financed its operations and capital requirements primarily through capital infusions of shareholder loans and guarantees by STT Communications. As of September 30, 2002, i-STT’s total share capital was $31.0 million and it had outstanding shareholder loans of $17.2 million. i-STT’s principal sources of liquidity were cash and cash equivalents at September 30, 2002 that totaled approximately $1.6 million. The entire outstanding balance of these shareholder loans will be converted to equity prior to closing of the combination.

Net cash used in i-STT’s operating activities for the nine months ended September 30, 2002 was $2.4 million compared to $14.5 million for the comparable period in 2001. This decrease is mainly due to closure of our Hong Kong operations, cost saving initiatives resulting from staff reduction, reduction in employees’ salaries and bonuses and a general decrease in discretionary spendings, including advertising and marketing expenses. We anticipate that this trend will continue in future periods. For the years ended December 31, 2001 and 2000, i-STT’s net cash used in operating activities was $17.2 million and $6.5 million, respectively, primarily to fund its net loss from operations for all periods since its inception.

i-STT’s net cash used in investing activities was $1.4 million for the nine months ended September 30, 2002 compared to $15.1 million for the comparable period in 2001. The reduction in net cash used in i-STT’s investing activities during the 2002 nine-month period was the result of i-STT’s reduction in capital spending. Net cash used in investing activities was $15.5 million and $17.8 million for the year ended December 31, 2001 and 2000, respectively. Net cash used in investing activities was primarily attributable to the construction of i-STT’s WEBCentre facilities and related plant and equipment.

Net cash generated from i-STT’s financing activities was $2.6 million for the nine months ended September 30, 2002 compared to $25.5 million for the corresponding period in 2001. The net cash from financing activities generated for the nine months ended September 30, 2002 was primarily attributable to $2.3 million of proceeds received from shareholder loans and the $517,000 draw down under i-STT’s existing loan agreement with respect to the construction and operation of its Bangkok WEBCentre facility. Net cash generated from financing activities was $31.0 million and $29.5 million for the years ended December 31, 2001 and 2000, respectively. The net cash generated from financing activities was primarily attributable to $30.0 million and $16.1 million of proceeds received from shareholder loans during 2001 and 2000, respectively, and the $727,000 draw down under i-STT’s Thai loan agreement during the year ended December 31, 2001.

In June 2001, i-STT entered into a project financing loan agreement with a Thailand bank in the amount of $6.0 million with respect to the construction and operation of its Bangkok WEBCentre facility. This loan agreement bears interest at the floating rate between 4% and 8% per annum and provides for a combination of tranches of term loans with a 57-month maturity and short term working capital loans not to exceed three months in term. This loan has been jointly guaranteed by STT Communications and the minority shareholders in their proportionate percentage of ownership in i-STT’s Thailand subsidiary. As of September 30, 2002, $1.2 million had been drawn under the loan.

i-STT leases the facilities for its WEBCentre data centers in Singapore and Bangkok and leases equipment under non-cancelable operating lease agreements expiring at various dates through 2004. The WEBCentre leases provide i-STT with an option to renew for an additional term of tenancy with mutual agreement. The following represents the minimum future operating lease payments for i-STT’s commitments as of September 30, 2002, December 31, 2001 and December 31, 2000:

	September 30, 2002	December 31, 2001	December 31, 2000
Within one year	$1.5 million	$1.4 million	$1.0 million
Within two to five years	$0.4 million	$1.2 million	$2.1 million
After five years	$ —	$ —	$1.0 million

	$1.9 million	$2.6 million	$4.1 million

The commitment beyond the fifth year from December 31, 2000 of $1.0 million was an obligation of  i-STT’s Hong Kong subsidiary which has subsequently entered into voluntary liquidation as of September 2001.

In addition to its commitments under the above operating lease agreements, in connection with securing the necessary licenses to allow the possible future start-up of its Shanghai, China operations, i-STT has entered into commitments with the Shanghai Pudong District Government in the People’s Republic of China to contribute $5.0 million in share capital to its Shanghai subsidiary, i-STT (Shanghai) Co., Ltd, to fund its operations. i-STT currently has contributed $750,000 of its $5.0 million commitment, with the remaining $4.25 million due to be contributed by March 1, 2004. i-STT intends to apply to the Shanghai authorities for a reduction in the required amount to be contributed, but it is uncertain whether such reduction will be granted. Under the combination agreement, STT Communications has agreed to indemnify the combined company for all amounts it may be required to pay to comply with such capital requirements or, alternatively, in liquidating the Shanghai subsidiary, to the extent such amounts exceed $25,000.

i-STT expects its aggregate capital expenditures to be approximately $750,000 in the last quarters of 2002 and approximately $2.5 million in 2003. In the event the combination is not consummated, i-STT expects that it would continue to fund the majority of these expenditures through capital infusions and/or commercial loans. Thereafter, i-STT may require additional funds to support its working capital requirements for other purposes and may seek to raise additional funds through other sources. There can be no assurance that additional financing will be available at all, or, if available, that such financing will be obtainable on terms favorable to i-STT.

DESCRIPTION OF PIHANA’S BUSINESS

Pihana designs and builds next generation neutral data centers to house critical Internet systems for Internet service providers, telecommunications carriers, application service providers, content service providers, and enterprise customers. Pihana deploys a state-of-the-art Internet exchange network to facilitate high performance routing of Internet traffic and provides an integrated suite of services including enterprise system management, storage, colocation and disaster recovery services.

Pihana was incorporated in Delaware on June 11, 1999 and the initial announcement of its existence was made in January 2000 when the company announced that it had secured a $12.0 million seed investment. At that time, Pihana was named Pacific Internet Exchange. The official company launch, with the Pihana brand, was announced October 31, 2000 in conjunction with a $190.0 million equity investment. Pihana established a new model of Internet and business communication exchange in Asia/Pacific by enabling customers to interact with vendors and partners throughout its neutral Internet exchange/data center locations in Asia/Pacific. Pihana’s neutral, world-class colocation data centers and Internet exchanges enable Internet service providers, or ISPs, and content service providers to launch a new, powerful model in cost-effective, delivery-efficient Internet commerce.

Pihana’s regional footprint includes seven fully-operational facilities in Los Angeles, California, Singapore, Tokyo, Japan, Seoul, South Korea, Sydney, Australia, Hong Kong and Honolulu, Hawaii. Pihana has a regional headquarters in Hong Kong and sales offices in Hong Kong, Los Angeles, California, San Francisco, California, Tokyo, Japan, Seoul, South Korea, Singapore, Sydney, Australia, and Honolulu, Hawaii. The combination agreement requires Pihana to (a) dispose of its Seoul, South Korea, data center subsidiary, (b) reduce headcount in its Singapore and Los Angeles data centers and Honolulu headquarter facility and (c) enter into arrangements terminating its office lease in Singapore, its headquarters lease Honolulu, Hawaii and part of its data center lease in Los Angeles, California.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF PIHANA

Overview

Pihana was incorporated on June 11, 1999 and was a development stage company until fiscal 2001. From its inception to December 31, 2001, Pihana’s main business was planning, acquiring space for, and developing internet data centers in the Asia/Pacific region. After December 31, 2001, Pihana’s main business shifted to operating its data centers. To date, Pihana has seven data centers in Los Angeles, California, Singapore, Tokyo, Japan, Seoul, South Korea, Sydney, Australia, Hong Kong and Honolulu, Hawaii.

The combination agreement requires Pihana to (a) dispose of its Seoul, South Korea data center subsidiary, (b) reduce headcount in its Singapore and Los Angeles, California, data centers and Honolulu, Hawaii headquarter facility and (c) enter into arrangements terminating its office lease in Singapore, its headquarters lease in Honolulu, Hawaii and part of its data center lease in Los Angeles, California. The discussion below was prepared for Pihana as a stand alone enterprise and does not give effect to the transactions contemplated by the combination agreement.

Critical Accounting Policies

Revenue Recognition.    Pihana records revenues when it has a contract or other persuasive evidence of an arrangement with its customer, delivery services have been rendered, Pihana’s price to its customer is fixed or determinable, and collectibility is reasonably assured.

Pihana periodically monitors the credit worthiness of its customers to determine whether its receivables are recorded at their net realizable value and whether revenue should be recorded for services provided in the current period.

Foreign Exchange/Treasury Activities.    In preparing Pihana’s consolidated financial statements, Pihana is required to translate the financial statements of its foreign subsidiaries from the currency in which they keep their accounting records, generally the local currency, into U.S. dollars. This process results in exchange gains and losses which, under the relevant accounting guidance are either included within the statement of operations or as a separate part of Pihana’s stockholders’ deficit under the caption “accumulated other comprehensive loss.”

The treatment of these translation gains or losses is dependent upon Pihana’s management’s determination of the functional currency of each subsidiary. The functional currency is determined based on management’s judgment and involves consideration of all relevant economic facts and circumstances affecting the subsidiary.

If any subsidiary’s functional currency is deemed to be the local currency, then any gain or loss associated with the translation of that subsidiary’s financial statements is included in cumulative translation adjustments. However, if the functional currency is deemed to be the U.S. dollar, any gain or loss associated with the translation of the subsidiary’s financial statements would be included within Pihana’s statement of operations. If we dispose of any of our subsidiaries, any cumulative translation gains or losses would be realized into its statement of operations.

Pihana considers the relevant subsidiary’s local currency to be the functional currency for each of its international subsidiaries.

The magnitude of these gains or losses is dependent upon movements in the exchange rates of the foreign currencies in which Pihana transacts business against the U.S. dollar. These currencies include the Japanese Yen, South Korean Won and the Singapore dollar, Hong Kong dollar and Australian dollar. Any future translation gains or losses could be significantly higher than those noted in each of these years.

As Pihana conducts its operations in multiple countries, the results of its operations are exposed to movements in foreign currency exchange rates. Pihana has not entered into forward exchange contracts to reduce exposures associated with nonfunctional currency accounts receivable and accounts payable denominated in currencies other than U.S. Dollars nor does it hedge anticipated foreign currency cash flows.

Carrying Value of Fixed Assets.    Pihana has made significant investments in leasehold improvements and computer equipment and software. These assets are carried at historical cost, less accumulated depreciation and amortization. Leasehold improvements are amortized over the shorter of the lease term or their useful lives and most computer equipment and software is depreciated over a two or three year period.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 requires that long-lived assets to be disposed of by sale be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations.

Pihana adopted the provisions of SFAS 144 with effect from January 1, 2002. In accordance with the provisions of SFAS 144, Pihana’s management considered whether indicators exist which would indicate that an impairment assessment should be undertaken. This review was undertaken during the three months ended June 30, 2002 and Pihana’s management concluded that as a result of a number of factors it would appear to be appropriate to consider whether Pihana’s long-lived assets, consisting primarily of its internet exchange centers, are impaired. Among the factors Pihana’s management considered were:

•	the continuing challenges seen in the managed service sector and the impact this has had on a number of targeted customers, such as Global Crossing, MFN, Worldcom and Level 3;

•	the impact of the current economic outlook on management’s forecasted results for these assets and the ability to achieve their original forecasted results;

•	the appointment of an investment banker in April 2002 to assist with the exploration of possible sale transactions for Pihana;

•	the status of discussions in progress with certain suitors with regard to the potential sale of assets to a third party; and

•	the expected resale value of Pihana’s fixed assets being significantly below their book value given current market conditions.

Following this impairment assessment, Pihana management determined that the carrying value of the assets exceeded their estimated fair values and recorded an impairment charge of approximately $77.0 million to write-down the value of long-lived assets during the three months ended June 30, 2002. Pihana management determined the fair value of assets based on the best available evidence and given the uncertainties regarding the possible sale or use of the assets, applied the probability-weighted cash flow technique as permitted under SFAS 144, using a discount rate of 25%. This discount rate was based upon the risk-free rate of interest plus an adjustment for a market risk premium based upon historical risk premiums required by investors for companies of Pihana’s size, industry and capital structure and included risk factors specific to Pihana. In addition, in determining the market risk premium, Pihana management considered venture capital rates of return required for investment companies during their early stages of development and the risk associated with the corresponding operating challenges.

Lease Obligations.    Pihana has financed its business largely by relying upon equity financing; accordingly, capital lease obligations are the largest component of Pihana’s non-current liabilities. Pihana had over $74.6 million of remaining operating lease obligations as of December 31, 2001. SFAS No. 13, “Accounting for Leases,” specifies that these amounts are not to be recorded as liabilities on Pihana’s balance sheet although they represent Pihana’s largest fixed obligations.

Results of Operations

Nine Months Ended September 30, 2002 and 2001

Revenues.    Pihana recognized revenues of approximately $3.1 million for the nine months ended September 30, 2002 versus revenues of approximately $342,000 for the nine months ended September 30, 2001. Revenues consisted of recurring revenues of approximately $2.7 million and approximately $263,000 for the nine months ended September 30, 2002 and 2001, respectively. Recurring revenues are revenues recognized from contracts for monthly service (space rental and network access) with customers. Non-recurring revenues were approximately $430,000 and approximately $79,000 for the nine months ended September 30, 2002 and 2001, respectively. Non-recurring revenues are primarily the amortization of installation and service fees (which are recognized ratably over the life of the customer contract), and revenues from custom services and disaster recovery services, which are recognized when the service has been performed and the customer has been invoiced.

The period over period growth was primarily driven by the increase in the number of operating data centers to seven data centers at September 30, 2002 from six data centers at September 30, 2001. Although the economic environment is challenging, Pihana believes that it will be able to continue to gain customers as its data centers mature. The rate of revenue growth is very high when a new data center comes on-line and is expected to normalize over time. Pihana’s management does not yet have enough experience with each of its data centers to accurately predict what their normalized revenues and gross margins will be.

Cost of Revenues.    Pihana recognized cost of revenues of approximately $23.9 million for the nine months ended September 30, 2002 versus cost of revenues of approximately $23.2 million for the nine months ended September 30, 2001. These amounts included approximately $8.8 million and $5.9 million, respectively, of depreciation expense primarily relating to data center leasehold interests, property and software. Excluding depreciation, the period over period reduction is primarily due to costs savings implemented to streamline data center operations and the reduction of data center start-up costs. During the nine months ended September 30, 2002, there were no non-recurring start-up costs and during the nine months ended September 30, 2001 non-recurring start-up costs amounted to approximately $1.7 million.

Sales and Marketing.    Pihana recognized sales and marketing expenses of approximately $5.2 million for the nine months ended September 30, 2002 versus sales and marketing expenses of approximately $6.6 million for the nine months ended September 30, 2001. The initial opening of a data center involves significant non-recurring costs that are not capitalizable. During the nine months ended September 30, 2002, there were no opening related costs and, during the nine months ended September 30, 2001, the opening related costs amounted to approximately $700,000 for the opening of the Los Angeles, California, Singapore, Tokyo, Japan, Seoul, South Korea and Hong Kong data centers. Sales and marketing expenses are also comprised of salary and other employee related costs. In addition, Pihana’s sales force reduced to 50 employees by September 30, 2002 compared to 64 employees at September 30, 2001.

General and Administrative.    Pihana recognized general and administrative expenses of approximately $8.0 million for the nine months ended September 30, 2002 versus general and administrative expenses of approximately $8.2 million for the nine months ended September 30, 2001. These amounts include approximately $980,000 and $661,000, respectively, of depreciation expense. Excluding depreciation, the period over period growth is primarily the result of completing Pihana’s corporate staff as the company transitioned from a development stage enterprise to an operating business.

Impairment of long-lived assets.    Pihana adopted the provisions of SFAS 144 with effect from January 1, 2002. In accordance with the provisions of SFAS 144, Pihana management determined that the carrying value of Pihana’s assets exceeded their fair values and recorded an impairment charge of approximately $77.0 million to write-down the value of long-lived assets during the nine months ended September 30, 2002. Pihana management determined the fair value of assets based on the best available evidence and given the uncertainties regarding the possible sale or use of the assets, applied the probability-weighted cash flow technique as permitted under SFAS 144, using a discount rate of 25%. No impairment charge was recorded prior to this date.

Non-recurring charges.    Pihana recorded $2.8 million of non-recurring charges in the nine months ended September 30, 2002 consisting of a $1.3 million cash payment and a $750,000 write down of license agreement rights in connection with termination of Pihana’s three year technology license agreement and a $700,000 write-down in assets in connection with a lease termination. In the nine months ended September 30, 2001, Pihana recorded a non-recurring charge of $463,000 related to the termination of Pihana’s Osaka, Japan lease.

Net Interest Income.    Interest income has exceeded interest expense since Pihana’s inception because the company relied on equity funding rather than borrowing money. Pihana recognized interest income, net of interest expense, of approximately $1.1 million for the nine months ended September 30, 2002 versus net interest income of approximately $4.7 million for the nine months ended September 30, 2001.

Foreign Currency Gain or Loss.    Pihana recognizes foreign currency gains and losses with respect to revenues and expenses that are denominated in currencies other than U.S. dollars. Pihana calculates an average exchange rate over each accounting period between the currency in which the applicable revenues or expenses are denominated and U.S. dollars. That average rate is then applied to all revenues and expenses for the period and any differences between the actual amounts paid or received and the computed average exchange rate is recognized as foreign currency gain or loss. Foreign currency losses of approximately $410,000 were recognized for the nine months ended September 30, 2002 and gains of approximately $424,000 were recognized for the nine months ended September 30, 2001. Pihana’s management has not entered into any hedging contracts with respect to Pihana’s foreign currency exposure because those amounts have not been material to date and there has been low volatility over Pihana’s operating life in the exchange ratio between the U.S. dollar and each of the Korean Won, Singapore dollar, Hong Kong dollar, Japanese Yen and Australian dollar.

Income Taxes.    Pihana has fully reserved against its deferred tax assets because Pihana can not conclude that it is more probable than not that it will have taxable income in the years during which its deferred tax items (primarily net operating loss carryforwards) may be used. Pihana recognized a benefit from income taxes of approximately $668,000 in the nine months ended September 30, 2001. This benefit was the result of a refundable research and development credit from the State of Hawaii. The State of Hawaii’s tax law contains provisions granting technology companies refunds for qualifying expenditures. No benefit was recognized in the nine months ended September 30, 2002.

Year Ended December 31, 2001 and 2000

Revenues.    Pihana recognized revenues of approximately $1.0 million for the year ended December 31, 2001 versus revenues of approximately $13,000 for the year ended December 31, 2000. Revenues consisted of recurring revenues of approximately $870,000 and $10,000 for the year ended December 31, 2001 and 2000, respectively. Recurring revenues are revenues recognized from contracts for monthly service (space rental and network access) with customers. Non-recurring revenues were approximately $130,000 and $3,000 for the year ended December 31, 2001 and 2000, respectively.

The period over period growth was primarily driven by the increase in the number of operating data centers to seven data centers at December 31, 2001 from one data center at December 31, 2000.

Cost of Revenues.    Pihana recognized cost of revenues of approximately $31.8 million for the year ended December 31, 2001 versus cost of revenues of approximately $10.0 million for the year ended December 31, 2000. These amounts include approximately $9.0 million and $800,000, respectively, of depreciation expense relating primarily to our data centers leasehold interests, property and software. Excluding depreciation, the period over period growth is primarily due to increase in the number of operating data centers. During the year ended December 31, 2001, non-recurring costs amounted to approximately $5.8 million and during the year ended December 31, 2000 amounted to approximately $1.0 million.

Sales and Marketing.    Pihana recognized sales and marketing expenses of approximately $8.8 million for the year ended December 31, 2001 versus sales and marketing expenses of approximately $3.1 million for the year ended December 31, 2000. During the year ended December 31, 2001, opening related costs for new data centers amounted to approximately $1.5 million for the opening of the Los Angeles, California, Singapore, Tokyo, Japan, Seoul, South Korea, Hong Kong and Sydney, Australia data centers and, during the year ended December 31, 2000, approximately $600,000 for the opening of the Honolulu, Hawaii data center. Pihana’s sales force grew to 58 employees by December 31, 2001 compared to 37 employees at December 31, 2000.

General and Administrative.    Pihana recognized general and administrative expenses of approximately $10.9 million for the year ended December 31, 2001 versus general and administrative expenses of approximately $5.4 million for the year ended December 31, 2000. These amounts include approximately $1.0 million and $100,000, respectively, of depreciation expense. Excluding depreciation, the period over period growth is primarily the result of Pihana’s corporate staff growing as its operations grew.

Non-recurring charges.    Pihana recorded a non-recurring charge of $463,000 in the year ended December 31, 2001 related to the termination of Pihana’s Osaka, Japan lease. No non-recurring charges were recorded in the year ended December 31, 2000.

Net Interest Income.    Pihana recognized interest income, net of interest expense, of approximately $5.3 million for the year ended December 31, 2001 versus net interest income of approximately $2.3 million for the year ended December 31, 2000.

Foreign Currency Gains.    Foreign currency gains of approximately $605,000 were recognized for the year ended December 31, 2001 and no foreign currency gains or losses were recognized for the year ended December 31, 2000.

Income Tax Benefit.    Pihana recognized a benefit from income taxes of approximately $1.1 million in the year ended December 31, 2001 versus a benefit from income taxes of approximately $224,000 in the year ended December 31, 2000. This benefit is the result of a refundable research and development credit from the State of Hawaii. The State of Hawaii’s tax law contains provisions granting technology companies refunds for qualifying expenditures.

Year Ended December 31, 2000 and the period from June 11, 1999 (inception) to December 31, 1999

Revenues.    Pihana recognized revenues of approximately $13,000 for the year ended December 31, 2000 and no revenues in the period from June 11, 1999 (inception) to December 31, 1999 as during 1999 and 2000 Pihana commenced operations and the build-out of its data centers.

Cost of Revenues.    Pihana recognized cost of revenues of approximately $10.0 million for the year ended December 31, 2000 versus cost of revenues of approximately $242,000 for the period from June 30, 1999 (inception) to December 31, 1999. These amounts include approximately $800,000 and $9,000, respectively, of depreciation expense. The period over period growth is primarily due to increase in the number of operating data centers and the costs of establishing operational infrastructure.

Sales and Marketing.    Pihana recognized sales and marketing expenses of approximately $3.1 million for the year ended December 31, 2000 versus sales and marketing expenses of approximately $9,000 for the period from June 30, 1999 (inception) to December 31, 1999 as it commenced operations and the build-out of its data centers.

General and Administrative.    Pihana recognized general and administrative expenses of approximately $5.4 million for the year ended December 31, 2000 versus general and administrative expenses of approximately $782,000 for the period from June 30, 1999 (inception) to December 31, 1999. These amounts include approximately $100,000 and $1,000, respectively, of depreciation expense. The period over period growth is primarily the result of Pihana’s corporate staff growing as its operations grew.

Net Interest Income.    Pihana recognized interest income, net of interest expense, of approximately $2.3 million for the year ended December 31, 2001 versus net interest income of approximately $44,000 for the period from June 30, 1999 (inception) to December 31, 1999.

Income Tax Benefit.    Pihana recognized a benefit from income taxes of approximately $224,000 in the year ended December 31, 2000 and no benefit in the period from June 30, 1999 (inception) to December 31, 1999 as no qualifying research and development expenditures had been incurred in the period from June 30, 1999 (inception) to December 31, 1999.

Liquidity and Capital Resources

Pihana has financed its operations by relying on equity financing. In December 1999 and January 2000, Pihana issued five million shares of its Series A redeemable preferred stock at a price per share of $2.40 yielding gross proceeds of $12.0 million. In 2000, Pihana issued approximately 80 million shares of its Series B preferred stock at a price per share of $2.79 yielding gross proceeds of approximately $220.0 million. Pihana’s Series A redeemable preferred stock is redeemable, together with cumulative dividends (which Pihana has been accruing) but in a liquidation or similar event ranks junior to its Series B preferred stock.

As of September 30, 2002, Pihana had cash on hand of approximately $5.1 million and short term investments of approximately $33.4 million. If Pihana were not pursuing the combination, Pihana would be selling assets and reducing headcount in order to improve its longer term prospects and conserve its cash resource.

Sources and Uses of Cash

During the nine months ended September 30, 2002, Pihana:

•	made payments of approximately $1.3 million on its capital lease obligations;

•	expended approximately $3.1 million on property and equipment;

•	increased its deposits with landlords by approximately $900,000;

•	reduced its accounts payable and accrued liabilities by approximately $2.2 million; and

•	recognized a net loss of approximately $113.0 million, including a non-recurring, non-cash charge of $77.0 million due to the impairment of long-lived assets.

The net effect of these transactions was to reduce cash and short term investments to approximately $38.5 million at September 30, 2002 from approximately $67.8 million at December 31, 2001.

During the nine months ended September 30, 2001, Pihana:

•	expended approximately $86.2 million on property and equipment;

•	reduced its accounts payable and accrued liabilities by approximately $3.8 million;

•	recorded net proceeds of approximately $2.5 million from the sale of additional shares of its Series B preferred stock; and

•	recognized a net loss of approximately $32.5 million.

The net effect of these transactions was to reduce cash and short term investments to approximately $85.1 million at September 30, 2001 from approximately $191.6 million at December 31, 2000.

During the year ended December 31, 2001, Pihana:

•	recorded net proceeds of approximately $2.5 million from the sale of additional shares of its Series B preferred stock;

•
expended approximately $88.8 million on leasehold interests, computer equipment and software primarily for the build-out of Pihana’s data centers in Hawaii, Los Angeles, Singapore, Tokyo, Seoul, Hong Kong and Sydney; and

•	recognized a net loss of approximately $43.9 million.

The net effect of these transactions was a decrease in cash and short term investments to approximately $67.8 million at December 31, 2001 from approximately $191.6 million at December 31, 2000. Additionally, Pihana recorded approximately $3.9 million of capital lease obligations in connection with the acquisition of fixed assets.

During the year ended December 31, 2000, Pihana:

•	recorded net proceeds of $9.0 million from the sale of shares of its Series A preferred stock;

•
recorded net proceeds of approximately $220.3 million from the sale of shares of its Series B preferred stock (including the approximately $15.2 million of which were issued upon cancellation of bridge notes);

•
expended approximately $23.7 million on leasehold interests, computer equipment and software primarily for the build-out of Pihana’s data centers in Honolulu, Hawaii, Los Angeles, California, Singapore, Tokyo, Japan, Seoul, South Korea, Hong Kong and Sydney, Australia; and

•	recognized a net loss of approximately $15.9 million.

The net effect of these and other transactions was an increase in cash and short term investments to approximately $191.6 million at December 31, 2000 from approximately $1.2 million at December 31, 1999.

During the period from June 30, 1999 (inception) to December 31, 1999, Pihana:

•	recorded net proceeds of $3.0 million from the sale of shares of its Series A preferred stock;

•
expended approximately $914,000 on leasehold interests, computer equipment and software primarily for the build-out of Pihana’s data centers in Honolulu, Hawaii, Los Angeles, California, Singapore, Hong Kong, Tokyo, Japan, Seoul, South Korea, and Sydney, Australia; and

•	recognized a net loss of approximately $989,000.

The net effect of these and other transactions was an increase in cash and short term investments from inception to approximately $1.2 million at December 31, 1999.

Pihana’s minimum payments for noncancelable leases at December 31, 2001 were as follows:

Year Ending December 31,	Capital Leases	Operating Leases
2002	$1,909,000	$7,883,000
2003	1,503,000	7,227,000
2004	293,000	7,153,000
2005	—	6,838,000
2006	—	6,894,000
Thereafter	—	38,665,000

Total minimum lease payments	$3,705,000	$74,660,000

Recent Accounting Pronouncements

In November 2001, the EITF reached a consensus on EITF Issue No. 01-09, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products,” which is a codification of EITF Nos. 00-14, 00-22 and 00-25. This issue presumes that consideration from a vendor to a customer or reseller of the vendor’s products is a reduction of the selling prices of the vendor’s products and, therefore, should be characterized as a reduction of revenue when recognized in the vendor’s income statement and could lead to negative revenue under certain circumstances. Revenue reduction is required unless consideration relates to a separate identifiable benefit and the benefit’s fair value can be established. This issue should be applied no later than in annual or interim financial statements for periods beginning after December 15, 2001. Upon adoption, Pihana is required to reclassify all prior period amounts to conform to the current period presentation. The adoption of EITF No. 01-09 did not have a material impact on Pihana’s financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. SFAS 146 eliminates the definition and requirement for recognition of exit costs in Emerging Issues Task Force Issue No. 94-3 where a liability for an exit cost was recognized at the date of an entity’s commitment to an exit plan. SFAS 146 is effective for exit or disposal activities initiated after December 31, 2002. Pihana does not believe that the adoption of SFAS 146 will have a material impact on its results of operations, financial position or cash flows.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk.    Pihana’s exposure to market risk resulting from changes in interest rate relates primarily to its investment portfolio. Pihana’s interest income is impacted primarily by changes in the general level of interest rates in the U.S., particularly since the majority of its investments are short-term instruments. Due to the short-term nature of the investments, Pihana does not believe that it is subject to any material market risk exposure. An immediate 10% increase or decrease in current interest rates would not have a material effect on the fair market value of Pihana’s investment portfolio. Pihana does not expect that its operating results of cash flows would be significantly affected by a sudden change in market interest rates.

The fair market value and book value of Pihana’s investment portfolio at September 30, 2002 was approximately $33.4 million. The fair market value was computed by reference to published market data and to quotations from broker-dealers for securities without a quoted market value.

Foreign Currency Risk.    A significant portion of Pihana’s business is conducted in Asia. Most of Pihana’s customer contracts are denominated in U.S. dollars. Approximately 27% and 26% of Pihana’s revenue for nine months ended September 30, 2002 and the year ended December 31, 2001, respectively, were denominated in currencies other than U.S. dollars. Many of Pihana’s overseas expenditures are also denominated in the local currency.

Pihana has not entered into any hedging instruments with respect to its foreign currency risk because the amounts in issue are relatively insignificant and the exchange rates between the above non-U.S. currencies and the U.S. dollar have been relatively stable over the recent past.

DESCRIPTION OF CAPITAL STOCK

General

We are currently authorized to issue 300.0 million shares of common stock, $0.001 par value and 10.0 million shares of undesignated preferred stock, $0.001 par value. As of September 30, 2002, 98,892,711 shares of common stock were outstanding, 23,128,998 shares of common stock were issuable upon exercise of outstanding options and no shares of preferred stock were outstanding.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. In the event of our liquidation, dissolution, or winding up of us, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders and may adversely affect the market price of, and the voting and other rights of, the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others.

Anti-takeover effects of provisions of the certificate of incorporation and bylaws

Our restated certificate of incorporation and bylaws provide that all stockholder actions must be effected at a duly called meeting and not by a consent in writing. The bylaws also provide that, except as otherwise required by law or by our restated certificate of incorporation, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the whole board of directors (which includes the total number of authorized directors whether or not there are vacancies), or by the chairman of the board of directors or the president or at the request of stockholders holding at least 30% of our capital stock. Further, provisions of the bylaws and the restated certificate of incorporation provide that the stockholders may amend the bylaws or most provisions of the restated certificate of incorporation only with the affirmative vote of 66 2/3% of our capital stock.

These provisions of the restated certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of us. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Transfer agent and registrar

The Transfer Agent and Registrar for our common stock is EquiServe L.P.

Post-closing capital stock

General.    In connection with the combination and the financing, we plan to issue shares of Series A preferred stock and Series A-1 preferred stock. In addition, as described in “Proposals 2 through 4—Principal Effects of a Reverse Stock Split,” we are proposing a new restated certificate of incorporation to effect a reverse stock split and an increase in the number of authorized shares of common stock and preferred stock as described in this proxy statement.

Series A preferred stock and Series A-1 preferred stock

Voting Rights.    Holders of our Series A preferred stock are entitled to one vote for each share of common stock into which such preferred stock could then be converted. Except as otherwise provided by the Delaware General Corporation Law, Series A-1 preferred stock shall have no voting rights. Until the earlier of two years after the closing and the date on which less than 100 shares of our Series A preferred stock remain outstanding, the holders of shares of Series A preferred stock will be entitled to elect a number of directors at any election of directors, as follows:

•	three directors for so long as the holders of Series A preferred stock collectively beneficially own at least 30% of our outstanding voting stock;

•	two directors for so long as the holders of Series A preferred stock collectively beneficially own at least 15% of our outstanding voting stock;

•	one director for so long as the holders of Series A preferred stock collectively beneficially own at least 100 shares of our outstanding voting stock; and

•	no directors at such time as the holders of Series A preferred stock collectively beneficially own less than 100 of our outstanding voting stock.

Dividend Rights.    Holders of our Series A preferred stock and Series A-1 preferred stock are entitled to receive an amount equal to any dividend paid on our common stock as may be declared from time to time by our board of directors.

Liquidation Rights.    In the event of our liquidation, dissolution or winding up, our assets available for distribution to stockholders will be distributed to holders of common stock, Series A preferred stock and Series A-1 preferred stock on a pro rata basis, based on the number of shares of common stock held by each assuming full conversion of Series A preferred stock and Series A-1 preferred stock, until holders of Series A preferred stock and Series A-1 preferred stock have received $0.306 per share of Series A preferred stock and Series A-1 preferred stock, plus the amount of any declared but unpaid dividends for each share of Series A preferred stock and Series A-1 preferred stock. Thereafter, any remaining available assets for distribution to stockholders will be distributed among the holders of our common stock pro rata based on the number of shares of common stock held by each.

Redemption Rights.    Beginning seven years after the closing, we may at any time we may lawfully do so, at the option of our board of directors, redeem some or all of the Series A preferred stock or Series A-1 preferred stock, on a pro rata basis, at a price in cash per share equal to the number of shares of our common stock into which such share may then be converted multiplied by the average closing sale price of our common stock on The Nasdaq National Market (or any trading system on which our common stock may then trade) over the 30 consecutive trading day period ending five trading days prior to the date of redemption. There are no sinking fund provisions applicable to our Series A preferred stock or Series A-1 preferred stock.

Conversion and Other Rights.    Our Series A preferred stock is convertible at any time into shares of common stock. Our Series A-1 preferred stock is convertible into Series A preferred stock on a one-for-one basis or shares of common stock as long as (i) the conversion of the Series A-1 preferred stock will not cause STT Communications to hold more than 40% of outstanding voting stock and (ii) the value of all outstanding voting stock held by STT Communications will not exceed $50.0 million or any threshold that would require compliance with the HSR Antitrust Improvements Act of 1976, as amended, unless STT Communications has previously complied with the HSR Act. Notwithstanding these limitations, and except for limitations imposed by the HSR Act, our Series A-1 preferred stock is convertible into Series A preferred stock or common stock in the following circumstances:

•	STT Communications makes a fully financed tender offer for all of our outstanding stock and at least 50% of the outstanding shares not held by STT Communications are tendered;

•	we commence bankruptcy or reorganization proceedings;

•	a third party obtains a 15% interest in us;

•	we agree to sell a 15% or greater interest in us to a third party;

•	we sell all or substantially all of our assets, or enter into an agreement to sell all or substantially all of our assets;

•	a third party commences a bona fide, fully financed tender offer;

•	STT Communications’ nominees are not elected to our board of directors despite STT Communications voting in favor of such nominees;

•	we breach certain material agreements with STT Communications contained in the securities purchase agreement and combination agreement;

•	STT Communications’ interest in us falls below 10%; or

•	the cash trigger warrant is exercised.

In addition, we may force all but 100 shares of our Series A preferred stock and all shares of Series A-1 preferred stock (subject to the conversion restrictions described above) to convert into shares of our common stock after we report four consecutive quarters of net income.

Our Series A preferred stock and Series A-1 preferred stock have no preemptive or other subscription rights.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of September 30, 2002, information with respect to shares beneficially owned by (i) each person who is known by us to be the beneficial owner of more than five percent of our outstanding shares of common stock, (ii) each of our directors, (iii) each of our executive officers required to be listed pursuant to Item 402 of Regulation S-K, and (iv) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

	Shares Beneficially Owned
	Number of Shares	Percentage of Total
Name of Beneficial Owner		Before the Combination, the Financing and the Senior Note Exchange	After the Combination, the Financing and the Senior Note Exchange
Peter F. Van Camp(1) 2450 Bayshore Parkway, Mountain View, CA 94043	4,429,991	4.30%	*
Albert M. Avery, IV(2) 2450 Bayshore Parkway, Mountain View, CA 94043	2,669,419	2.70%	*
Philip J. Koen(3) 2450 Bayshore Parkway, Mountain View, CA 94043	1,598,340	1.60%	*
Andrew S. Rachleff(4) 2480 Sand Hill Road, Suite 200 Menlo Park, CA 94025	8,697,625	8.79%	1.98%
Michelangelo Volpi(5) 170 West Tasman Drive San Jose, CA 95134	0	—	—
Scott Kriens(6) 1194 North Mathilda Avenue Sunnyvale, CA 94089-1206	30,000	*	*
Marjorie S. Backaus(7) 2480 Sand Hill Road, Suite 200 Menlo Park, CA 94025	787,139	*	*
Peter T. Ferris(8) 2450 Bayshore Parkway, Mountain View, CA 94043	847,143	*	*
Entities affiliated with Benchmark Capital(9) 2480 Sand Hill Road, Suite 200 Menlo Park, CA 94025	8,667,625	8.76%	1.97%
Cisco Systems, Inc. 170 West Tasman Drive San Jose, CA 95134	6,790,939	6.86%	1.54%

	Shares Beneficially Owned
	Number of Shares	Percentage of Total
Name of Beneficial Owner		Before the Combination, the Financing and the Senior Note Exchange	After the Combination, the Financing and the Senior Note Exchange
Entities affiliated with Crown Hill Trust(10) 2311 Cedar Springs Road, Suite 100 Dallas, TX 75201-6932	4,990,776	5.05%	1.14%
All current directors and executive officers as a group (10 persons)(11)	20,203,884	17.46%	3.93%

*	Less than 1%.
(1)	Includes 4,229,991 shares subject to options that are exercisable within 60 days of September 30, 2002.
(2)	Includes 118,499 shares subject to options that are exercisable within 60 days of September 30, 2002.
(3)
Includes 933,740 shares subject to options that are exercisable within 60 days of September 30, 2002. Also includes 15,000 shares held as custodian for children; Mr. Koen disclaims beneficial ownership of these shares.

(4)
Represents 8,535,000 shares of common stock held by Benchmark Capital Partners II, L.P., as nominee for Benchmark Capital Partners II, L.P., Benchmark Founders’ Fund II, L.P., Benchmark Founders’ Fund II-A, L.P. and Benchmark Members’ Fund II, L.P., and 118,523 shares of common stock held by Benchmark Capital Partners IV, L.P., as nominee for Benchmark Capital Partners, IV, L.P., Benchmark Founders’ Fund IV, L.P., Benchmark Founders’ Fund IV-A, L.P. and related individuals. Mr. Rachleff is a managing member of Benchmark Capital Management Co. II, LLC, the general partner of Benchmark Capital Partners, II, L.P., Benchmark Founders’ Fund II, L.P. Benchmark Founders’ Fund II-A, L.P. and Benchmark Members’ Fund II, L.P. Mr. Rachleff is also a managing member of Benchmark Capital Management Co., IV, LLC, the general partner of Benchmark Capital Partners, IV, L.P., Benchmark Founders’ Fund IV, L.P. and Benchmark Founders’ Fund IV-A, L.P. Mr. Rachleff disclaims beneficial ownership of these shares, except with respect to 3,984 shares of common stock and to the extent of his pecuniary interest in the Benchmark funds. In addition, includes 6,250 shares of common stock and 10,000 shares subject to options that are exercisable within 60 days of September 30, 2002. Mr. Rachleff’s address is the same as the address provided for Benchmark Capital.

(5)	Mr. Volpi is senior vice president of Cisco Systems, Inc., which beneficially holds 6,790,939 shares of common stock.
(6)	Includes 30,000 shares subject to options that are exercisable within 60 days of September 30, 2002.
(7)	Includes 672,143 shares subject to options that are exercisable within 60 days of September 30, 2002.
(8)	Includes 334,643 shares subject to options that are exercisable within 60 days of September 30, 2002.
(9)
Includes 8,535,000 shares of common stock held by Benchmark Capital Partners II, L.P., Benchmark Founders’ Fund II, L.P., Benchmark Founders’ Fund II-A, L.P. and Benchmark Members’ Fund II, L.P. and 132,625 shares of common stock held by Benchmark Capital Partners, IV, L.P., Benchmark Founders’ Fund IV, L.P., Benchmark Founders’ Fund IV-A, L.P. and related individuals. Pursuant to the Schedule 13G filed by Benchmark Capital with the SEC on February 14, 2002, Alexandre Balkanski, David M. Beirne, Bruce W. Dunlevie, J. William Gurley, Kevin R. Harvey, Robert C. Kagle, Andrew S. Rachleff and Steven M. Spurlock may be deemed to share voting and dispositive power over shares beneficially owned by Benchmark Capital and affiliated entities.

(10)
Pursuant to the Schedule 13G filed by Crown Hill Trust with the SEC on March 13, 2002, Michael Starcher and Virgil Pettigrew may be deemed to share voting and dispositive power over shares beneficially owned by Crown Hill Trust and affiliated entities.

(11)	Includes the shares described in Notes 1 through 10, plus shares held by or subject to options exercisable within 60 days of September 30, 2002 held by executive officers not named above.

EQUINIX STOCKHOLDER PROPOSALS

Stockholders who intend to have a proposal considered for inclusion, pursuant to Rule 14a-8 of the Exchange Act, in our proxy materials for presentation at our 2003 annual meeting of stockholders must submit the proposal to us no later than December 30, 2002. Pursuant to Rule 14a-4(c) of the Exchange Act and our bylaws, stockholders who intend to present a proposal at our 2003 annual meeting without inclusion of their proposal in the proxy materials are required to notify us of their proposal not earlier than February 14, 2003 and not later than March 14, 2003. If we do not receive notification of the proposal within that time frame, the proxy holders will be allowed to use their discretionary voting authority to vote on the stockholder proposal when the proposal is raised at our 2003 annual meeting.

All stockholder proposals and notices of stockholder proposals should be sent to us at our offices at 2450 Bayshore Parkway, Mountain View, California 94043, Attn: General Counsel. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any stockholder proposal that does not satisfy the conditions and rules established by the SEC.

ACCOUNTANTS

Representatives of PricewaterhouseCoopers, LLP, our independent accountants, are not expected to be present at the special meeting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to file reports under the Exchange Act with the SEC. You can inspect and copy at prescribed rates the reports and other information that we file with the SEC at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and the Citicorp Center at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet web site at http://www.sec.gov that contains reports, proxy and information statements and other information. You can also obtain copies of those materials from us upon request.

REPORT OF INDEPENDENT ACCOUNTANTS

To Board of Directors and Stockholders
    of Equinix, Inc.

In our opinion, the consolidated financial statements listed in the index appearing on page F-1, present fairly, in all material respects, the financial position of Equinix, Inc. and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred substantial losses and negative cash flows from operations in every fiscal period since inception. In addition, the Company’s Amended and Restated Senior Secured Credit Facility contains numerous financial covenants that, given the current environment that the Company operates in, may be difficult to achieve. If the Company is unable to comply with these covenants, the Company may be required to repay the amounts currently outstanding under this facility. The Company does not currently have sufficient cash reserves to repay such amounts. The potential covenant breach and resultant acceleration of the outstanding borrowings raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/     PRICEWATERHOUSECOOPERS LLP

San Jose, California
February 12, 2002, except for Note 12,
which is as of March 22, 2002 and the
going concern discussion in Note 1,
which is as of June 12, 2002

EQUINIX, INC.

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	September 30, 2002	December 31,
		2001	2000
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,310	$58,831	$174,773
Short-term investments	2,312	28,890	32,437
Accounts receivable, net of allowance for doubtful accounts of $431 (unaudited), $381 and $608, respectively	6,721	6,909	4,925
Current portion of restricted cash and short-term investments	47	47	15,468
Prepaids and other current assets	10,881	8,541	10,373

Total current assets	29,271	103,218	237,976
Property and equipment, net	386,699	325,226	315,380
Construction in progress	—	103,691	94,894
Restricted cash and short-term investments, less current portion	1,517	27,997	21,387
Debt issuance costs, net	8,695	11,333	11,916
Other assets	2,136	3,589	1,932

Total assets	$428,318	$575,054	$683,485

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$9,862	$17,499	$13,717
Accrued construction costs	—	34,650	89,343
Accrued interest payable	6,381	2,167	2,167
Current portion of debt facilities and capital lease obligations	5,562	7,206	4,426
Current portion of senior secured credit facility	100,000	—	—
Other current liabilities	3,397	1,807	1,646

Total current liabilities	125,202	63,329	111,299
Debt facilities and capital lease obligations, less current portion	3,192	6,344	6,506
Senior secured credit facility	—	105,000	—
Senior notes	139,303	187,882	185,908
Other liabilities	12,755	8,978	4,656

Total liabilities	280,452	371,533	308,369

Commitments and contingencies (Note 8)

Stockholders’ equity:
Common stock, $0.001 par value per share; 300,000,000 shares authorized; 98,892,711 (unaudited), 80,084,076 and 76,978,852 shares issued and outstanding, respectively	99	80	77
Additional paid-in capital	563,819	544,343	553,070
Deferred stock-based compensation	(4,244)	(11,022)	(38,350)
Accumulated other comprehensive loss	546	135	1,919
Accumulated deficit	(412,354)	(330,015)	(141,600)

Total stockholders’ equity	147,866	203,521	375,116

Total liabilities and stockholders’ equity	$428,318	$575,054	$683,485

The accompanying notes are an integral part of these consolidated financial statements.

EQUINIX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Nine Months Ended
	September 30,		Year Ended December 31,
	2002	2001	2001	2000	1999
	(unaudited)
Revenues	$58,385	$45,948	$63,414	$13,016	$37
Costs and operating expenses:
Cost of revenues (includes stock-based compensation of $216 and $412 (unaudited) for the nine months ended September 30, 2002 and 2001, respectively, and $426, $766 and $177 for the years ended December 31, 2001, 2000, and 1999, respectively)	78,599	74,593	94,889	43,401	3,268
Sales and marketing (includes stock-based compensation of $802 and $2,344 (unaudited) for the nine months ended September 30, 2002 and 2001, respectively, and $2,830, $6,318, and $1,631 for the years ended December 31, 2001, 2000 and 1999, respectively)	12,168	13,274	16,935	20,139	3,949

General and administrative (includes stock-based compensation of $4,622 and $13,285 (unaudited) for the nine months ended September 30, 2002 and 2001, respectively, and $15,788, $22,809, and $4,819 for the years ended December 31, 2001, 2000 and 1999, respectively)	22,735	47,013	58,286	56,585	12,603
Restructuring charges	28,960	48,565	48,565	—	—

Total costs and operating expenses	142,462	183,445	218,675	120,125	19,820

Loss from operations	(84,077)	(137,497)	(155,261)	(107,109)	(19,783)
Interest income	961	9,477	10,656	16,430	2,138
Interest expense	(26,411)	(32,948)	(43,810)	(29,111)	(3,146)
Gain on debt extinguishment	27,188	—	—	—	—

Net loss	$(82,339)	$(160,968)	$(188,415)	$(119,790)	$(20,791)

Net loss per share:
Basic and diluted	$(0.88)	$(2.07)	$(2.39)	$(3.48)	$(4.98)

Weighted average shares	93,687	77,843	78,681	34,461	4,173

The accompanying notes are an integral part of these consolidated financial statements.

EQUINIX, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands, except share data)

	Common Stock		Additional Paid-In Capital	Deferred Stock-based Compensation	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balances as of December 31, 1998	6,150,000	$6	$1,140	$(972)	$—	$(1,019)	$(845)

Issuance of common stock upon exercise of common stock options	5,522,196	6	1,280	—	—	—	1,286
Issuance of common stock warrants	—	—	22,181	—	—	—	22,181
Deferred stock-based compensation, net of forfeitures	—	—	19,361	(19,361)	—	—	—
Amortization of stock-based compensation	—	—	—	6,627	—	—	6,627
Comprehensive income (loss):
Net loss	—	—	—	—	—	(20,791)	(20,791)
Unrealized appreciation on short-term investments	—	—	—	—	14	—	14

Net comprehensive loss	—	—	—	—	14	(20,791)	(20,777)

Balances as of December 31, 1999	11,672,196	12	43,962	(13,706)	14	(21,810)	8,472

Issuance of common stock for cash	115,213	—	1,033	—	—	—	1,033
Issuance of common stock upon exercise of common stock options	1,420,914	1	2,471	—	—	—	2,472
Issuance of common stock upon exercise of common stock warrants	708,059	—	353	—	—	—	353
Issuance of common stock from initial public offering, net	22,704,596	23	251,459	—	—	—	251,482
Conversion of redeemable convertible preferred stock	40,704,222	41	191,539	—	—	—	191,580
Issuance/revaluation of common stock warrants	—	—	7,744	—	—	—	7,744
Repurchase of unvested common stock	(346,348)	—	(28)	—	—	—	(28)
Deferred stock-based compensation, net of forfeitures	—	—	54,537	(54,537)	—	—	—
Amortization of stock-based compensation	—	—	—	29,893	—	—	29,893
Comprehensive income (loss):
Net loss	—	—	—	—	—	(119,790)	(119,790)
Foreign currency translation gain	—	—	—	—	1,992	—	1,992
Unrealized depreciation on short-term investments	—	—	—	—	(87)	—	(87)

Net comprehensive loss	—	—	—	—	1,905	(119,790)	(117,885)

Balances as of December 31, 2000	76,978,852	77	553,070	(38,350)	1,919	(141,600)	375,116

The accompanying notes are an integral part of these consolidated financial statements.

EQUINIX, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY—(Continued)
(in thousands, except share data)

	Common Stock		Additional Paid-In Capital	Deferred Stock-based Compensation	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balances as of December 31, 2000	76,978,852	$77	$553,070	$(38,350)	$1,919	$(141,600)	$375,116

Issuance of common stock upon exercise of common stock options	496,663	—	435	—	—	—	435
Issuance of common stock upon exercise of common stock warrants	2,332,668	2	(2)	—	—	—	—
Issuance of common stock under employee stock purchase plan	525,678	1	1,483	—	—	—	1,484
Repurchase of unvested common stock	(249,785)	—	(18)	—	—	—	(18)
Issuance/revaluation of common stock warrants	—	—	(2,341)	—	—	—	(2,341)
Deferred stock-based compensation, net of forfeitures	—	—	(8,284)	8,284	—	—	—
Amortization of stock-based compensation	—	—	—	19,044	—	—	19,044
Comprehensive income (loss):
Net loss	—	—	—	—	—	(188,415)	(188,415)
Foreign currency translation loss	—	—	—	—	(1,873)	—	(1,873)
Unrealized depreciation on short-term investments	—	—	—	—	89	—	89

Net comprehensive loss	—	—	—	—	(1,784)	(188,415)	(190,199)

Balance as of December 31, 2001	80,084,076	80	544,343	(11,022)	135	(330,015)	203,521

Issuance of common stock upon exercise of common stock options (unaudited)	414,464	—	112	—	—	—	112
Issuance of common stock upon exercise of common stock warrants (unaudited)	1,874,038	2	10	—	—	—	12
Issuance of common stock under employee stock purchase plan (unaudited)	534,040	1	413	—	—	—	414
Issuance of common stock upon exchange of Senior Notes (unaudited)	15,986,093	16	18,334	—	—	—	18,350
Issuance/revaluation of common stock warrants (unaudited)	—	—	1,745	—	—	—	1,745
Deferred stock-based compensation, net of forfeitures (unaudited)	—	—	(1,138)	1,138	—	—	—
Amortization of stock-based compensation (unaudited)	—	—	—	5,640	—	—	5,640
Comprehensive income (loss):
Net loss (unaudited)	—	—	—	—	—	(82,339)	(82,339)
Foreign currency translation loss (unaudited)	—	—	—	—	427	—	427
Unrealized depreciation on short-term investments (unaudited)	—	—	—	—	(16)	—	(16)

Net comprehensive loss (unaudited)	—	—	—	—	411	(82,339)	(81,928)

Balances as of September 30, 2002 (unaudited)	98,892,711	$99	$563,819	$(4,244)	$546	$(412,154)	$147,866

The accompanying notes are an integral part of these consolidated financial statements.

EQUINIX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended September 30,		Year Ended December 31,
	2002	2001	2001	2000	1999
	(unaudited)
Cash flows from operating activities:
Net loss	$(82,339)	$(160,968)	$(188,415)	$(119,790)	$(20,791)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	39,499	36,444	49,645	14,816	609
Amortization of deferred stock-based compensation	5,640	16,041	19,044	29,893	6,627
Amortization of debt-related issuance costs and discounts	4,425	5,884	7,195	8,445	1,010
Allowance for doubtful accounts	2,338	192	521	608	—
Loss on disposal of property and equipment	11	—	—	—	—
Issuance of common stock to charity	—	—	—	780	—
Restructuring charge	28,960	48,565	48,565	—	—
Gain on debt extinguishment	(27,188)	—	—	—	—
Changes in operating assets and liabilities:
Accounts receivable	(2,150)	(3,517)	(2,505)	(5,355)	(178)
Prepaids and other current assets	2,585	102	2,001	(8,776)	(1,429)
Other assets	1,332	(2,685)	(1,657)	(354)	(1,244)
Accounts payable and accrued expenses	(3,180)	(807)	(2,742)	9,574	4,481
Accrued restructuring charge	(8,869)	(574)	(2,088)	—	—
Accrued interest payable	4,999	8,243	—	—	—
Other current liabilities	1,590	533	161	1,441	205
Other liabilities	2,606	490	1,421	645	802

Net cash used in operating activities	(29,741)	(52,057)	(68,854)	(68,073)	(9,908)

Cash flows from investing activities:
Purchase of short-term investments	(14,662)	(150,621)	(168,411)	(114,968)	(22,812)
Sales and maturities of short-term investments	41,224	102,165	172,047	102,253	8,017
Purchases of property and equipment	(5,091)	(77,160)	(57,791)	(296,320)	(28,241)
Additions to construction in progress	—	—	(44,343)	(74,448)	(14,145)
Accrued construction costs	(28,708)	(61,843)	(54,693)	79,571	9,520
Purchase of restricted cash and short-term investments	(5,090)	(25,325)	(25,020)	(24,246)	(38,609)
Sale of restricted cash and short-term investments	5,820	20,972	25,197	26,000	—

Net cash used in investing activities	(6,507)	(191,812)	(153,014)	(302,158)	(86,270)

Cash flows from financing activities:
Proceeds from issuance of common stock	537	1,877	1,918	254,560	1,286
Proceeds from issuance of debt facilities and capital lease obligations	—	8,004	8,004	6,884	16,114
Repayment of debt facilities and capital lease obligations	(5,201)	(4,207)	(5,559)	(9,955)	(988)
Proceeds from senior secured credit facility	—	150,000	150,000	—	—
Repayment of senior secured credit facility	(5,000)	—	(45,000)	—	—
Proceeds from senior notes and common stock warrants, net	—	—	—	—	193,890
Repayment of senior notes	(2,511)	—	—	—	—
Repurchase of common and preferred stock	—	(18)	—	94,353	84,886
Debt issuance costs	(425)	(522)	(1,546)	(5,967)	—
Debt extinguishment costs	(1,100)	—	(18)	(28)	(10)

Net cash provided by (used in) financing activities	(13,700)	155,134	107,799	339,847	295,178

Effect of foreign currency exchange rates on cash and cash equivalents	427	(1,387)	(1,873)	1,992	—

Net increase (decrease) in cash and cash equivalents	(49,521)	(90,122)	(115,942)	(28,392)	199,000
Cash and cash equivalents at beginning of period	58,831	174,773	174,773	203,165	4,165

Cash and cash equivalents at end of period	$9,310	$84,651	$58,831	$174,773	$203,165

Noncash financing and investing activities:
Cash paid for taxes	$—	$—	$18	$—	$68

Cash paid for interest	$18,563	$19,487	$38,103	$28,876	$153

The accompanying notes are an integral part of these consolidated financial statements.

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Nature of Business and Summary of Significant Accounting Policies:

Nature of business

Equinix, Inc. (“Equinix” or the “Company”) was incorporated as Quark Communications, Inc. in Delaware on June 22, 1998. The Company changed its name to Equinix, Inc. on October 13, 1998. Equinix designs, builds, and operates neutral Internet Business Exchange (“IBX”) hubs where enterprises and Internet businesses place their equipment and their network facilities in order to interconnect with each other to grow their businesses and to improve Internet performance. The Company’s neutral IBX hubs place our customers’ operations at a central location and provide them with the highest level of security, multiple back-up services, flexibility to grow and technical assistance. The Company’s neutral IBX hubs provide enterprises, content providers, ASPs and e-commerce companies with the ability to directly interconnect with a competitive choice of bandwidth providers, ISPs, site management companies and content distribution companies.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. Since its inception, the Company has been successful in completing several rounds of financing. During the same period, the Company has incurred substantial losses and negative cash flows from operations in every fiscal period since inception. For the year ended December 31, 2001, the Company incurred a loss from operations of $155.3 million and negative cash flows from operations of $68.9 million. For the three month period ended March 31, 2002, the Company incurred a loss from operations of $16.2 million.

In October 2001, the Company amended and restated the Senior Secured Credit Facility. The Amended and Restated Senior Secured Credit Facility contains numerous financial covenants including achieving specified revenue targets at levels significantly above historical revenues, achieving certain EBITDA targets, maintaining minimum cash balances and limiting the amount of capital expenditures. The Company was in compliance with certain covenants related to its debt facilities at December 31, 2001 and March 31, 2002. If the Company does not achieve the specified revenue growth required by its financial covenants or is unable to maintain these ratios and comply with these covenants, the Company may be required to repay the $105.0 million currently outstanding under this facility and will not be able to draw down the remaining $20.0 million of the Amended and Restated Senior Secured Credit Facility. The Company does not currently have sufficient cash reserves to repay such amounts. This could cause the Company to renegotiate with the debt issuers for forbearance, make other financial arrangements or take other actions in order to pay down the loan, if required. However, there can be no assurance that such revised covenants will be met or that replacement financing will be available. The potential for a covenant breach and the resultant acceleration of the outstanding borrowings in the current business environment raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

No assurances can be given that, in the event of a breach and resultant acceleration of the outstanding borrowings, the Company will be able to raise additional capital or renegotiate the existing Senior Secured Credit Facility. In the event that the Company is not able to raise such additional funds or renegotiate the facility, it has prepared a contingency plan that consists of the continued retirement of its Senior Notes and reductions in expenses and capital expenditures, which, in the opinion of our management, could be implemented and would allow the Company to continue its operations for a reasonable period of time. In October 2002, the Company announced the Combination, Financing and Senior Note Exchange (see Note 13) as its solution to address the substantial doubt about the Company’s ability to continue as a going concern. If the Company is unable to complete the Combination, Financing and Senior Note Exchange, it will most likely seek bankruptcy protection.

The Company was not in compliance with the Amended and Restated Senior Secured Credit Facility covenants as of June 30, 2002. As a result, in August 2002, the Company obtained a waiver from the lenders and further amended the amended and restated Senior Credit Facility (see Note 13).

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the first quarter of 2002, the Company retired $25.0 million of the Senior Notes (see Note 4) in exchange for approximately 9.3 million shares of common stock.

Stock split

In January 2000, the Company’s stockholders approved a three-for-two stock split effective January 19, 2000 whereby three shares of common stock and redeemable convertible preferred stock, respectively, were exchanged for every two shares of common stock and redeemable convertible preferred stock then outstanding. All share and per share amounts in these financial statements have been adjusted to give effect to the stock split.

Basis of presentation

The accompanying consolidated financial statements include the accounts of Equinix and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Unaudited interim financial information

The financial information at September 30, 2002 and for the nine months ended September 30, 2002 and September 30, 2001 is unaudited but includes all adjustments (consisting of normal recurring adjustments) which the Company considers necessary for a fair presentation of financial position of such data and the operating results and cash flows for such periods. Results for the nine months ended September 30, 2002 are not necessarily indicative of the results for the entire year.

Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash, cash equivalents and short-term investments

The Company considers all highly liquid instruments with an original maturity from the date of purchase of three months or less to be cash equivalents. Cash equivalents consist of money market mutual funds and certificates of deposit with financial institutions with maturities of between 7 and 60 days. Short-term investments generally consist of certificates of deposits with maturities of between 90 and 180 days and highly liquid debt and equity securities of corporations, municipalities and the U.S. government. Short-term investments are classified as “available-for-sale” and are carried at fair value based on quoted market prices with unrealized gains and losses reported in stockholders’ equity as a component of comprehensive income. The cost of securities sold is based on the specific identification method.

Restricted cash and short-term investments

Restricted cash and short-term investments as of December 31, 2001, consisted of $28,044,000, which was used as collateral to support the issuance of ten standby letters of credit in lieu of deposits under certain domestic lease agreements, including two letters of credit posted in connection with Company’s unimproved property in San Jose, California (see Note 8). These lease agreements have expiration terms at various dates through 2020. During the quarter ended September 30, 2001, the Company recorded a restructuring charge as part of its revised European services strategy. Part of this restructuring charge included the write-off of $8,634,000 related to several letters of credit related to the Company’s long-term European operating leases (see Note 11).

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Restricted cash and short-term investments as of December 31, 2000, consisted of $12,801,000 deposited with an escrow agent to pay the third interest payment on the Senior Notes (see Note 4) and restricted cash of $24,054,000 as collateral for the issuance of twelve standby letters of credit, two bonds and three escrow accounts entered into and pursuant to certain lease agreements. These lease agreements expire at various dates through 2020.

Financial instruments and concentration of credit risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash, cash equivalents and short-term investments to the extent these exceed federal insurance limits and accounts receivable. Risks associated with cash, cash equivalents and short-term investments are mitigated by the Company’s investment policy, which limits the Company’s investing to only those marketable securities rated at least A-1 or P-1 investment grade, as determined by independent credit rating agencies.

The Company’s customer base is primarily composed of businesses throughout the United States. The Company performs ongoing credit evaluations of its customers. As of December 31, 2001, one customer accounted for 15% of revenues and another customer accounted for 10% of accounts receivables. As of December 31, 2000, two customers accounted for 12% and 11% of revenues and two customers accounted for 19% and 14% of accounts receivables. No other single customer accounted for greater than 10% of accounts receivables or revenues.

Property and equipment

Property and equipment are stated at original cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, generally two to five years for non-IBX hub equipment and seven to ten years for IBX hub equipment. Leasehold improvements and assets acquired under capital lease are amortized over the shorter of the lease term or the estimated useful life of the asset or improvement.

Construction in progress

Construction in progress includes direct and indirect expenditures for the construction of IBX hubs and is stated at original cost. The Company has contracted out substantially all of the construction of the IBX hubs to independent contractors under construction contracts. Construction in progress includes certain costs incurred under a construction contract including project management services, site identification and evaluation services, engineering and schematic design services, design development and construction services and other construction-related fees and services. In addition, the Company has capitalized certain interest costs during the construction phase. Once an IBX hub becomes operational, these capitalized costs are depreciated at the appropriate rate consistent with the estimated useful life of the underlying asset.

Included within construction in progress is the value attributed to the unearned portion of warrants issued to certain fiber carriers and our contractor totaling $1,439,000 as of December 31, 2001 and $6,270,000 as of December 31, 2000 (see Note 6).

Interest incurred is capitalized in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 34, “Capitalization of Interest Costs.” Total interest cost incurred and total interest capitalized during the year ended December 31, 2001, was $45,350,000 and $1,540,000, respectively. Total interest cost incurred and total interest capitalized during the year ended December 31, 2000 was $34,102,000 and $4,991,000, respectively. Total interest cost incurred and total interest capitalized during the year ended December 31, 1999 was $3,324,000 and $177,000, respectively.

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the quarter ended September 30, 2001, the Company recorded a restructuring charge as part of its revised European services strategy. Part of this restructuring charge included the write-down of $29,260,000 in European construction in progress assets to their net realizable value (see Note 11).

Fair value of financial instruments

The carrying value amounts of the Company’s financial instruments, which include cash equivalents, short-term investments, accounts receivable, accounts payable, accrued expenses and long-term obligations approximate their fair value due to either the short-term maturity or the prevailing interest rates of the related instruments. The fair value of the Company’s Senior Notes (see Note 4) is based on quoted market prices. The estimated fair value of the Senior Notes is approximately $70.0 million as of December 31, 2001.

Impairment of long-lived assets and long-lived assets to be disposed of

In accordance with SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” the Company considers the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the quarter ended September 30, 2001, the Company wrote-down the value of its European construction in progress to its net realizable value as part of a larger restructuring charge in conjunction with a revised European services strategy (see Note 11). In December 2000, based on the uncertainty of the Company’s future business relationship with NorthPoint (see Note 6), as a result of their filing under Chapter 11 bankruptcy protection, the Company determined that the future value of the other asset attributed to the unamortized portion of the fully-vested, nonforfeitable warrant was questionable and accordingly, the remaining asset totaling approximately $700,000 was written off. No impairment of long-lived assets was recorded as of December 31, 1999.

Revenue recognition

Equinix derives its revenues from (1) recurring revenue streams, such as from the leasing of cabinet space, power and interconnection services and (2) non-recurring revenue streams, such as from the recognized portion of deferred installation revenues, professional services and equipment sales. Revenues from recurring revenue streams are billed monthly and recognized ratably over the term of the contract, generally one to three years. Non-recurring installation fees are deferred and recognized ratably over the term of the related contract. Professional service fees are recognized in the period in which the services were provided and represent the culmination of the earnings process. The Company generally guarantees certain service levels, such as uptime, as outlined in individual customer contracts. To the extent that these service levels are not achieved, the Company reduces revenue for any credits given to the customer as a result.

Revenue is recognized as service is provided when there is persuasive evidence of an arrangement, the fee is fixed or determinable and collection of the receivable is reasonably assured. The Company assesses collection based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. The Company does not request collateral from our customers. If the Company determines that collection of a fee is not reasonably assured, the Company defers the fee and recognizes revenue at the time collection becomes reasonably assured, which is generally upon receipt of cash. In addition, Equinix also maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

make required payments for those customers that the Company had expected to collect the revenues. If the financial condition of Equinix’s customers were to deteriorate or if they become insolvent, resulting in an impairment of their ability to make payments, allowances for doubtful accounts may be required. Management specifically analyzes accounts receivable and analyzes current economic news and trends, historical bad debts, customer concentrations, customer credit-worthiness and changes in customer payment terms when evaluating revenue recognition and the adequacy of the Company’s reserves.

During the year ended December 31, 2001, the Company recognized approximately $200,000 of revenue in relation to equipment received from customers in lieu of cash. This equipment is being used in the Company’s operations and was valued based on management’s assessment of the fair value of the equipment in relation to external prices for similar equipment.

In February and March 2002, the Company entered into arrangements with numerous vendors to resell equipment and bandwidth, including two related parties (see Note 9). The Company began to offer such services in an effort to provide its customers a more fully-integrated services solution. Under the terms of the reseller agreements, the Company will sell the vendors’ services or products to its customers and the Company will contract with the vendor to provide the related services or products. The Company recognizes revenue from such arrangements on a gross basis in accordance with Emerging Issue Task Force Issue No. 99-19, “Recording Revenue as a Principal versus Net as an Agent”. The Company acts as the principal in the transaction as the Company’s customer services agreement identifies the Company as the party responsible for the fulfillment of product/ services to the Company’s customers and has full pricing discretion. In the case of products sold under such arrangements, the Company takes title to the products and bears the inventory risk as the Company has made minimum purchase commitments to various vendors. The Company has credit risk, as it is responsible for collecting the sales price from a customer, but must pay the amount owed to its suppliers after the suppliers perform, regardless of whether the sales price is fully collected. In addition, the Company will often determine the required equipment configuration and recommend bandwidth providers from numerous potential suppliers. Included in the unaudited results for the nine months ended September 30, 2002 is $2.9 million of revenue from the sale of equipment and associated cost of revenue of $2.8 million.

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce tax assets to the amounts expected to be realized.

Stock-based compensation

The Company accounts for its stock-based compensation plans in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation.” As permitted under SFAS No. 123, the Company uses the intrinsic value-based method of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for its employee stock-based compensation plans.

The Company accounts for stock-based compensation arrangements with nonemployees in accordance with the Emerging Issues Task Force (“EITF”) Abstract No. 96-18, “Accounting for Equity Instruments That Are

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services.” Accordingly, unvested options and warrants held by nonemployees are subject to revaluation at each balance sheet date based on the then current fair market value.

Unearned deferred compensation resulting from employee and nonemployee option grants is amortized on an accelerated basis over the vesting period of the individual options, in accordance with FASB Interpretation No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans” (“FASB Interpretation No. 28”).

Segment reporting

The Company has adopted the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” SFAS No. 131 establishes annual and interim reporting standards for operating segments of a company. The statement requires disclosures of selected segment-related financial information about products, major customers and geographic areas.

Comprehensive income

The Company has adopted the provisions of SFAS No. 130, “Reporting Comprehensive Income.” SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on the Company’s net loss or stockholders’ equity. SFAS No. 130 requires unrealized gains or losses on the Company’s available-for-sale securities to be included in other comprehensive income (loss). Comprehensive income (loss) consists of net loss and other comprehensive income.

Net loss per share

The Company computes net loss per share in accordance with SFAS No. 128, “Earnings per Share,” and SEC Staff Accounting Bulletin (“SAB”) No. 98. Under the provisions of SFAS No. 128 and SAB No. 98 basic and diluted net loss per share are computed using the weighted average number of common shares outstanding. Options, warrants and preferred stock were not included in the computation of diluted net loss per share because the effect would be antidilutive.

The following table sets forth the computation of basic and diluted net loss per share for the periods indicated.

	Nine Months Ended September 30,		Year Ended December 31,
	2002	2001	2001	2000	1999
	(unaudited)
Numerator:
Net loss	$(82,339,000)	$(160,968,000)	$(188,415,000)	$(119,790,000)	$(20,791,000)

Denominator:
Weighted average shares	94,609,145	81,148,324	81,500,614	40,672,055	8,751,001
Weighted average unvested shares subject to repurchase	(922,630)	(3,305,685)	(2,819,486)	(6,211,392)	(4,578,122)

Total weighted average shares	93,686,515	77,842,639	78,681,128	34,460,663	4,172,879

Net loss per share:
Basic and diluted	$(0.88)	$(2.07)	$(2.39)	$(3.48)	$(4.98)

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table sets forth potential shares of common stock that are not included in the diluted net loss per share calculation above because to do so would be anti-dilutive for the periods indicated:

	September 30,		December 31,
	2002	2001	2001	2000	1999
	(unaudited)
Series A redeemable Convertible Preferred Stock	—	—	—	—	18,682,500
Series B redeemable Convertible Preferred Stock	—	—	—	—	15,759,561
Series A preferred stock warrants	—	—	—	—	1,245,000
Common stock warrants	2,106,600	4,462,381	2,106,600	3,707,245	1,365,645
Common stock options	23,123,998	21,167,869	20,860,963	8,893,292	2,615,394
Common stock subject to repurchase	922,630	3,305,685	2,819,486	6,211,392	4,578,122

Derivatives and hedging activities

The Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, at the beginning of its fiscal year 2001. The standard requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through the statement of operations. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings, or recognized in other comprehensive income (loss) until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings. The adoption of SFAS No. 133 did not have a material effect on the financial statements of the Company. As of December 31, 2001, the Company had not entered into any derivative or hedging activities.

Recent accounting pronouncements

In July 2001, the FASB issued SFAS No. 141, “Business Combinations” (“SFAS 141”), and SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”).

SFAS 141 supercedes Accounting Principles Board Opinion No. 16 (“APB 16”), “Business Combinations,” and is effective for all business combinations initiated after June 30, 2001 and for all business combinations accounted for by the purchase method for which the date of acquisition is after June 30, 2001. One of the most significant changes made by SFAS 141 is to require the use of the purchase method of accounting for all business combinations initiated after June 30, 2001.

SFAS 142 supercedes Accounting Principles Board Opinion No. 17 (“APB 17”), “Intangible Assets,” but will carry forward provisions in APB 17 related to internally developed intangible assets. SFAS 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition and is effective for fiscal years beginning after December 15, 2001. The most significant changes made by SFAS 142 that could impact the Company are: (1) goodwill and indefinite lived intangible assets will no longer be amortized and (2) goodwill will be tested for impairment at least annually at the reporting unit level.

The adoption of SFAS 141 and SFAS 142 has not had a material impact on the Company.

In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS 144 supercedes SFAS 121, “Accounting for the Impairment of Long-Lived Assets and for

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Long-Lived Assets to Be Disposed Of.” SFAS 144 applies to all long-lived assets (including discontinued operations) and consequently amends Accounting Principles Board Opinion No. 30. SFAS 144 develops one accounting model for long-lived assets that are to be disposed of by sale. SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, SFAS 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS 144 is effective for the Company for all financial statements issued in fiscal 2002. The adoption of SFAS 144 has not had a material impact on the Company.

In November 2001, the FASB Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue 01-09, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products,” which is a codification of EITF 00-14, 00-22 and 00-25. This issue presumes that consideration from a vendor to a customer or reseller of the vendor’s products to be a reduction of the selling prices of the vendor’s products and, therefore, should be characterized as a reduction of revenue when recognized in the vendor’s income statement and could lead to negative revenue under certain circumstances. Revenue reduction is required unless consideration relates to a separate identifiable benefit and the benefit’s fair value can be established. This issue should be applied no later than in annual or interim financial statements for periods beginning after December 15, 2001, which is the Company’s first quarter ended March 31, 2002. Upon adoption the Company is required to reclassify all prior period amounts to conform to the current period presentation. The adoption of EITF Issue 01-09 has not had a material impact on the Company.

In May 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS 145 rescinds the automatic treatment of gains or losses from extinguishment of debt as extraordinary unless they meet the criteria for extraordinary items as outlined in APB Opinion No. 30, “Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” In addition, SFAS 145 also requires sale-leaseback accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions and makes various technical corrections to existing pronouncements. SFAS 145 is effective for the Company for all financial statements issued in fiscal 2003; however, as allowed under the provisions of SFAS 145, the Company decided to early adopt SFAS 145 in relation to extinguishments of debt in the three months ended March 31, 2002.

Note 2—Balance Sheet Components:

Cash, cash equivalents and short-term investments

Cash, cash equivalents and short-term investments consisted of the following (in thousands):

	December 31,
	2001	2000
Money market	$26,864	$72,325
Municipal bonds	12,833	19,557
U.S. government and agency obligations	14,397	19,049
Corporate bonds	4,116	2,024
Other securities	29,511	94,255

Total available-for-sale securities	87,721	207,210
Less: Amounts classified as cash and cash equivalents	(58,831)	(174,773)

Total market value of short-term investments	$28,890	$32,437

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The original maturities of short-term investments are as follows (in thousands):

	December 31,
	2001	2000
Less than one year	$25,320	$32,437
Due in 1-2 years	3,570	—

Total market value of short-term investments	$28,890	$32,437

As of December 31, 2001 and 2000, cost approximated market value of cash, cash equivalents and short-term investments; unrealized gains and losses were a gain of $17,000 as of December 31, 2001 and a loss of $73,000 as of December 31, 2000. As of December 31, 2001 and 2000, cash equivalents included investments in other securities with various contractual maturity dates that do not exceed 90 days. Gross realized gains and losses from the sale of securities classified as available-for-sale were not material for the years ended December 31, 2001 and 2000. For the purpose of determining gross realized gains and losses, the cost of securities is based upon specific identification.

Accounts receivable

Accounts receivable, net, consists of the following (in thousands):

	September 30, 2000	December 31,
		2001	2000
	(unaudited)
Accounts receivable	$12,240	$12,868	$8,670
Unearned revenue	(5,088)	(5,578)	(3,137)
Allowance for doubtful accounts	(431)	(381)	(608)

	$6,721	$6,909	$4,925

Unearned revenue consists of pre-billing for services that have not yet been provided, but which have been billed to customers ahead of time in accordance with the terms of their contract. Accordingly, the Company invoices its customers at the end of a calendar month for services to be provided the following month.

Property and equipment

Property and equipment is comprised of the following (in thousands):

	September 30, 2002	December 31,
		2001	2000
	(unaudited)
Leasehold improvements	$377,757	$285,090	$243,851
IBX plant and machinery	54,221	54,194	51,305
Computer equipment and software	15,308	11,306	12,438
IBX equipment	32,319	28,704	21,960
Furniture and fixtures	2,342	2,533	1,241

	481,947	381,827	330,795
Less: Accumulated depreciation	(95,248)	(56,601)	(15,415)

	$386,699	$325,226	$315,380

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Leasehold improvements, certain computer equipment, software and furniture and fixtures recorded under capital leases aggregated $5,779,000 (unaudited), $5,779,000 and $5,999,000 as of September 30, 2002, December 31, 2001 and 2000, respectively. Amortization on the assets recorded under capital leases is included in depreciation expense.

Included within leasehold improvements is the value attributed to the earned portion of several warrants issued to certain fiber carriers and our contractor totaling $9,883,000 (unaudited), $8,105,000 and $5,761,000 as of September 30, 2002, December 31, 2001 and 2000, respectively (see Note 6). Amortization of such warrants is included in depreciation expense.

The Company has included $2,234,000 of equipment held for resale within other current assets on the accompanying balance sheet as of December 31, 2001. This represents the estimated net realizable value of assets purchased during the pre-construction phase of the European IBX hubs that are now being held for resale that were written down as part of a larger restructuring charge in conjunction with a revised European services strategy (see Notes 11 and 13).

Restricted cash and short-term investments

Restricted cash and short-term investments consisted of the following (in thousands):
	December 31,
	2001	2002
Certificates of deposit:
Due within one year	$47	$15,468
Due after one year through two years	—	21,387
Restricted cash in U.S. treasury notes	15,450	—
Restricted cash in money market funds	12,547	—

	28,044	36,855
Less: Current position	(47)	(15,468)

	$27,997	$21,387

As of December 31, 2001 and 2000, cost approximated market value of restricted cash and short-term investments; unrealized gains and losses were not significant.

During the nine months ended September 30, 2002, the Company entered into an agreement to amend its iStar lease (see Note 13).

Accounts payable and accrued expenses

Accounts payable and accrued expenses consisted of the following (in thousands):

	September 30, 2002	December 31,
		2001	2000
	(unaudited)
Accounts payable	$3,163	$4,242	$8,270
Accrued restructuring charge	1,644	6,390	—
Accrued compensation and benefits	1,354	2,934	2,613
Accrued taxes	1,378	1,296	52
Accrued other	2,323	2,637	2,782

	$9,862	$17,499	$13,717

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 3—Debt Facilities and Capital Lease Obligations:

Debt facilities and capital lease obligations consisted of the following as of December 31 (in thousands):

	2001	2000
Venture Leasing Loan Agreement (net of unamortized discount of $392 and $727 as of December 31, 2001 and 2000, respectively)	$3,658	$6,138
Comdisco Master Lease Agreement and Addendum (net of unamortized discount of $221 and $412 as of December 31, 2001 and 2000, respectively)	3,374	4,794
Heller Loan (net of unamortized discount of $15 and none as of December 31, 2001 and 2000, respectively)	4,183	—
Wells Fargo Loan	2,335	—

	13,550	10,932
Less: Current portion	(7,206)	(4,426)

	$6,344	$6,506

Comdisco Loan and Security Agreement

In March 1999, one of the Company’s subsidiaries entered into a $7,000,000 Loan and Security Agreement with Comdisco, Inc. (“Comdisco” and the “Comdisco Loan and Security Agreement”). In December 2000, the outstanding principal and interest balance under this facility, including the final balloon interest payment, was repaid in full. Under the terms of the Comdisco Loan and Security Agreement, Comdisco agreed to lend the Company up to $3,000,000 for equipment (referred to as the “hard” loan) and up to $4,000,000 for software and tenant improvements (“soft” loan) for the Ashburn, Virginia IBX hub buildout. The loans, which were collateralized by the assets of the Ashburn IBX, were available in minimum advances of $1,000,000 and each loan was evidenced by a secured promissory note. The hard and soft loans issued bore interest at rates of 7.5% and 9% per annum, respectively, and were repayable in 42 and 36 equal monthly installments, respectively, plus a final balloon interest payment equal to 15% of the original advance amount. The Comdisco Loan and Security Agreement had an effective interest rate of 18.1% per annum.

In connection with the Comdisco Loan and Security Agreement, the Company granted Comdisco a warrant to purchase 765,000 shares of the Company’s Series A redeemable convertible preferred stock at $0.67 per share (the “Comdisco Loan and Security Agreement Warrant”). This warrant is immediately exercisable and expires in ten years from the date of grant. The fair value of the warrant, using the Black-Scholes option pricing model with the following assumptions: deemed fair market value per share of $1.80, dividend yield of 0%, expected volatility of 80%, risk-free interest rate of 5.0% and a contractual life of 10 years, was $1,255,000. Such amount was recorded as a discount to the applicable debt, and was being amortized to interest expense, using the effective interest method, over the life of the agreement. The remaining unamortized discount was amortized when the loan was paid in full in December 2000.

Comdisco Master Lease Agreement

In May 1999, the Company entered into a Master Lease Agreement with Comdisco (the “Comdisco Master Lease Agreement”). Under the terms of the Comdisco Master Lease Agreement, the Company sells equipment to Comdisco, which it will then lease back. The amount of financing to be provided is up to $1,000,000. Repayments are made monthly over 42 months with a final balloon interest payment equal to 15% of the balance amount due at maturity. Interest accrues at 7.5% per annum. The Comdisco Master Lease Agreement has an effective interest rate of 14.6% per annum. As of December 31, 2001, $461,000 was outstanding under the Comdisco Master Lease Agreement.

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company leases certain leasehold improvements, computer equipment and software and furniture and fixtures under capital leases under the Comdisco Master Lease Agreement. These leases were entered into as sales-leaseback transactions. The Company deferred a gain of $78,000 related to the sale-leaseback in July 1999, and a deferred loss of $19,000 related to the sale-leasebacks in fiscal 2000, which is being amortized in proportion to the amortization of the leased assets.

In connection with the Comdisco Master Lease Agreement, the Company granted Comdisco a warrant to purchase 30,000 shares of the Company’s Series A redeemable convertible preferred stock at $1.67 per share (the “Comdisco Master Lease Agreement Warrant”). This warrant is immediately exercisable and expires in ten years from the date of grant. The fair value of the warrant using the Black-Scholes option pricing model with the following assumptions: deemed fair market value per share of $3.00, dividend yield 0%, expected volatility of 80%, risk-free interest rate of 5.0% and a contractual life of 10 years, was $80,000. Such amount was recorded as a discount to the applicable capital lease obligation, and is being amortized to interest expense, using the effective interest method, over the life of the agreement.

Comdisco Master Lease Agreement Addendum

In August 1999, the Company amended the Comdisco Master Lease Agreement. Under the terms of the Comdisco Master Lease Agreement Addendum, the Company sells equipment (hard items) and software and tenant improvements (soft items) in its San Jose IBX hub to Comdisco, which it then leases back. The amount of financing available under the Comdisco Master Lease Agreement Addendum is up to $2,150,000 for hard items and up to $2,850,000 for soft items. Amounts drawn under this addendum will be collateralized by the underlying hard and soft assets of the San Jose IBX hub that were funded under the Comdisco Master Lease Agreement Addendum. Repayments are made monthly over the course of 42 months. Interest accrues at 8.5% per annum, with a final balloon interest payment equal to 15% of the original acquisition cost of the property financed. The Comdisco Master Lease Agreement Addendum has an effective interest rate of 15.3% per annum. As of December 31, 2001, $3,134,000 was outstanding under the Comdisco Master Lease Agreement Addendum.

In connection with the Comdisco Master Lease Agreement Addendum, the Company granted Comdisco a warrant to purchase 150,000 shares of the Company’s Series A redeemable convertible preferred stock at $3.00 per share (the “Comdisco Master Lease Agreement Addendum Warrant”). This warrant is immediately exercisable and expires in seven years from the date of grant or three years from the effective date of the Company’s initial public offering, whichever is shorter. The fair value of the warrant using the Black-Scholes option pricing model with the following assumptions: deemed fair market value per share of $4.80, dividend yield 0%, expected volatility of 80%, risk-free interest rate of 5.0% and a contractual life of seven years, was $587,000. Such amount was recorded as a discount to the applicable capital lease obligation, and is being amortized to interest expense, using the effective interest method, over the life of the agreement.

Venture Leasing Loan Agreement

In August 1999, the Company entered into a Loan Agreement with Venture Lending & Leasing II, Inc. and other lenders (“VLL” and the “Venture Leasing Loan Agreement”). The Venture Leasing Loan Agreement provides financing for equipment and tenant improvements at the Newark, New Jersey IBX hub and a secured term loan facility for general working capital purposes. The amount of financing to be provided is up to $10,000,000, which may be used to finance up to 85% of the projected cost of tenant improvements and equipment for the Newark IBX hub and is collateralized by the assets of the Newark IBX. Notes issued bear interest at a rate of 8.5% per annum and are repayable in 42 monthly installments plus a final balloon interest

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

payment equal to 15% of the original advance amount due at maturity and are collateralized by the assets of the New Jersey IBX. The Venture Leasing Loan Agreement has an effective interest rate of 14.7% per annum. As of December 31, 2001, $4,050,000 was outstanding under the Venture Leasing Loan Agreement.

In connection with the Venture Leasing Loan Agreement, the Company granted VLL warrants to purchase 300,000 shares of the Company’s Series A redeemable convertible preferred stock at $3.00 per share (the “VLL Warrants”). These warrants are immediately exercisable and expire on June 30, 2006. The fair value of these warrants using the Black-Scholes option pricing model with the following assumptions: deemed fair market value per share of $4.80, dividend yield 0%, expected volatility of 80%, risk-free interest rate of 5.0% and a contractual life of seven years, was $1,174,000. Such amount was recorded as a discount to the applicable debt, and is being amortized to interest expense, using the effective interest method, over the life of the agreement. The Company amended the Venture Leasing Loan Agreement in October 2002 (see Note 13).

Heller Loan

In June 2001, the Company obtained a $5,000,000 loan from Heller Financial Leasing, Inc. (the “Heller Loan”). Repayments on the Heller Loan are made over 36 months and interest accrues at 13.0% per annum. The Heller Loan is secured by certain equipment located in the New York metropolitan area IBX hub. As of December 31, 2001, $4,198,000 was outstanding under the Heller Loan.

In connection with the Heller Loan, the Company granted Heller Financial Leasing, Inc. a warrant to purchase 37,500 shares of the Company’s common stock at $4.00 per share (the “Heller Warrant”). This warrant is immediately exercisable and expires in five years from the date of grant. The fair value of the warrant using the Black-Scholes option pricing model was $18,000 with the following assumptions: fair market value per share of $1.13, dividend yield of 0%, expected volatility of 80%, risk-free interest rate of 5% and a contractual life of 5 years. Such amount was recorded as a discount to the applicable loan amount, and is being amortized to interest expense using the effective interest method, over the life of the loan.

The costs related to the issuance of the Heller Loan were capitalized and are being amortized to interest expense using the effective interest method, over the life of the Heller Loan. Debt issuance costs, net of amortization, are $185,000 as of December 31, 2001. The Company amended the Heller Loan in August 2002 (see Note 13).

Wells Fargo Loan

In March 2001, the Company obtained a $3,004,000 loan from Wells Fargo Equipment Finance, Inc. (the “Wells Fargo Loan”). Repayments on the Wells Fargo Loan are made over 36 months and interest accrues at 13.15% per annum. The Wells Fargo Loan is secured by certain equipment located in the New York metropolitan area IBX hub currently under construction. As of December 31, 2001, $2,335,000 was outstanding under the Wells Fargo Loan.

The costs related to the issuance of the Wells Fargo Loan were capitalized and are being amortized to interest expense using the effective interest method, over the life of the Wells Fargo Loan. Debt issuance costs, net of amortization, are $108,000 as of December 31, 2001.

The Wells Fargo Loan requires the Company to maintain a minimum cash balance at all times. The Company was in compliance with this requirement as of December 31, 2001 but was not in compliance with this requirement at June 30, 2002 (see Note 13).

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Maturities

Combined aggregate maturities for debt facilities and future minimum capital lease obligations as of December 31, 2001 are as follows (in thousands):

	Debt Facilities	Capital Lease Obligations	Total
2002	$5,462	$1,744	$7,206
2003	3,746	1,716	5,462
2004	1,363	135	1,498
2005	12	—	12

	10,583	3,595	14,178

Less: Amount representing unamortized discount	(407)	(221)	(628)

	10,176	3,374	13,550

Less: Current portion	(5,462)	(1,744)	(7,206)

	$4,714	$1,630	$6,344

Note 4—Senior Notes:

On December 1, 1999, the Company issued 200,000 units, each consisting of a $1,000 principal amount 13% Senior Note due 2007 (the “Senior Notes”) and one warrant to purchase 16.8825 shares (for an aggregate of 3,376,500 shares) of common stock for $0.0067 per share (the “Senior Note Warrants”), for aggregate net proceeds of $193,400,000, net of offering expenses. Of the $200,000,000 gross proceeds, $16,207,000 was allocated to additional paid-in capital for the deemed fair value of the Senior Note Warrants and recorded as a discount to the Senior Notes. The discount on the Senior Notes is being amortized to interest expense, using the effective interest method, over the life of the debt. The Senior Notes have an effective interest rate of 14.1% per annum. The fair value attributed to the Senior Note Warrants was consistent with the Company’s treatment of its other common stock transactions prior to the issuance of the Senior Notes. The fair value was based on recent equity transactions by the Company. The amount of the Senior Notes, net of the unamortized discount, is $187,882,000 as of December 31, 2001.

Interest is payable semi-annually, in arrears, on June 1 and December 1 of each year. The notes are unsecured, senior obligations of the Company and are effectively subordinated to all existing and future indebtedness of the Company, whether or not secured.

The Senior Notes are governed by the Indenture dated December 1, 1999, between the Company, as issuer, and State Street Bank and Trust Company of California, N.A., as trustee (the “Indenture”). Subject to certain exceptions, the Indenture restricts, among other things, the Company’s ability to incur additional indebtedness and the use of proceeds there from, pay dividends, incur certain liens to secure indebtedness or engage in merger transactions.

The costs related to the issuance of the Senior Notes were capitalized and are being amortized to interest expense using the effective interest method, over the life of the Senior Notes. Debt issuance costs, net of amortization, are $5,100,000 as of December 31, 2001.

During the first quarter of 2002, the Company retired $25.0 million of the Senior Notes in exchange for approximately 9.3 million shares of common stock. The Company recognized a gain on this transaction of

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

approximately $11.7 million (see Note 12). The Company retired additional Senior Notes during the three months ended June 30, 2002 (see Note 13).

Note 5—Senior Secured Credit Facility:

On December 20, 2000, the Company and a newly created, wholly-owned subsidiary of the Company, entered into a $150,000,000 Senior Secured Credit Facility (the “Senior Secured Credit Facility”) with a syndicate of lenders. The Senior Secured Credit Facility consisted of the following:

•
Term loan facility in the amount of $50,000,000. The outstanding term loan amount is required to be paid in quarterly installments beginning in March 2003 and ending in December 2005. The Company drew this down in January 2001.

•
Delayed draw term loan facility in the amount of $75,000,000. The Company was required to borrow the entire facility on or before December 20, 2001. The outstanding delayed draw term loan amount is required to be paid in quarterly installments beginning in March 2003 and ending in December 2005. The Company drew this down in March 2001.

•
Revolving credit facility in an amount up to $25,000,000. The outstanding revolving credit facility is required to be paid in full on or before December 15, 2005. The Company drew this down in June 2001.

The Senior Secured Credit Facility had a number of covenants, which included achieving certain minimum revenue targets and limiting cumulative EBITDA losses and maximum capital spending limits among others. As of September 30, 2001, the Company was not in compliance with one of these covenants. However, the syndicate of lenders provided a forbearance and, in October 2001, the Company successfully completed the renegotiation of the Senior Secured Credit Facility and amended certain of the financial covenants to reflect the prevailing economic environment as part of the Amended and Restated Senior Secured Credit Facility (the “Amended and Restated Senior Secured Credit Facility”). As required under this amendment, the Company repaid $50,000,000 of the $150,000,000 Senior Secured Credit Facility outstanding as of September 30, 2001, of which $25,000,000 represented a permanent reduction. As such, the Amended and Restated Senior Secured Credit Facility provides a total of $125,000,000 of debt financing and consists of the following:

•	Term loan facility, redesignated as tranche A, in the amount of $100,000,000, which represents the remaining $100,000,000 outstanding after repayment of the $50,000,000 in October 2001.

•
Term loan facility, redesignated as tranche B, in the amount of $25,000,000, of which $5,000,000 was immediately drawn with the remaining $20,000,000 available for future draw. The remaining $20,000,000 is only available for drawdown commencing September 30, 2002 and only if the Company remains in full compliance with all covenants as outlined in the Amended and Restated Senior Secured Credit Facility, and meets an additional EBITDA test. The ability to draw on the remaining $20,000,000 expires on December 31, 2002.

Loans under the Amended and Restated Senior Secured Credit Facility bear interest at floating rates, plus applicable margins, based on either the prime rate or LIBOR. Interest rates on the Amended and Restated Senior Secured Credit Facility were increased by 0.50% and the frequency of interest payments has been amended to monthly from quarterly. As of December 31, 2001, the Company’s total indebtedness under the Amended and Restated Senior Secured Credit Facility was $105,000,000 and had an effective interest rate of 7.68%.

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Repayment of principal under the Amended and Restated Senior Secured Credit Facility is summarized as follows as of December 31, 2001 (in thousands):

Year Ending:
2003	$8,400
2004	42,000
2005	54,600

Total	$105,000

As noted above, in connection with the Amended and Restated Senior Secured Credit Facility, the syndicate of lenders reset and modified the various covenants related to the Senior Secured Credit Facility to reflect the then prevailing economic environment in which the Company has been operating in. In addition to resetting the existing financial covenants, a new covenant requiring minimum cash balances was added. In addition to various financial covenants, the Amended and Restated Senior Secured Credit Facility also includes various non-financial covenants, including those that restrict the Company’s ability to incur additional indebtedness and transfer funds among the Company’s wholly-owned subsidiaries, as well as numerous monthly and quarterly reporting requirements that the Company must adhere to. The Company was in compliance with all financial covenants as of December 31, 2001; however, if the Company does not attain the revenue growth stipulated in the financial covenants or is unable to maintain these ratios and comply with these covenants, the Company may be required to repay amounts currently outstanding under this facility and will not be able to draw down the remaining $20.0 million of the Amended and Restated Senior Secured Credit Facility. The Company does not currently have sufficient cash reserves to repay such amounts. In addition, the inability to draw down the remaining $20.0 million under this facility may not provide sufficient funds for the Company to support its spending needs and could adversely affect the business and its ability to continue as a going concern.

Borrowings under the Amended and Restated Senior Secured Credit Facility are collateralized by a first priority lien against substantially all of the Company’s assets.

The costs related to the issuance of the Senior Secured Credit Facility were capitalized and are being amortized to interest expense using the effective interest method, over the life of the Senior Secured Credit Facility. As a result of amending and restating the Senior Secured Credit Facility, the Company incurred additional fees of approximately $1,519,000, which have been added to debt issuance costs and are being amortized to interest expense using the effective interest method over the remaining life of the Amended and Restated Senior Secured Credit Facility. Total debt issuance costs, net of amortization, were $5,940,000 and $5,966,000 as of December 31, 2001 and December 31, 2000, respectively.

The Company was not in compliance with the Amended and Restated Senior Secured Credit Facility covenants as of June 30, 2002. As a result, in August 2002, the Company obtained a waiver from the lenders and further amended the Amended and Restated Senior Credit Facility (see Note 13).

Note 6—Redeemable Convertible Preferred Stock and Stockholders’ Equity:

In January 2000, the Company’s stockholders approved a three-for-two stock split of its common and redeemable convertible preferred stock effective January 19, 2000. The Company amended and restated its Certificate of Incorporation to increase the authorized share capital to 132,000,000 shares of common stock and 68,000,000 shares of redeemable convertible preferred stock, of which 32,000,000 has been designated as Series A and 36,000,000 as Series B, to give effect to the three-for-two stock split. The accompanying consolidated financial statements have been adjusted to reflect this stock split.

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In May 2000, the Company amended and restated its Certificate of Incorporation to change the authorized share capital to 80,000,000 shares of common stock and 43,000,000 shares of redeemable convertible preferred stock, of which 20,000,000 has been designated as Series A, 16,000,000 has been designated as Series B and 7,000,000 has been designated as Series C.

In August 2000, the Company amended and restated its Certificate of Incorporation to change the authorized share capital to 300,000,000 shares of common stock and 10,000,000 shares of preferred stock.

Redeemable Convertible Preferred Stock

Between May and June 2000, the Company completed its Series C redeemable convertible preferred stock financing. The Company issued 6,261,161 shares of Series C redeemable convertible preferred stock, at a price of $15.08 per share.

All 40,704,222 shares of Series A, Series B and Series C redeemable convertible preferred stock were converted to shares of common stock on a one-for-one basis upon the closing of the Company’s initial public offering (“IPO”) in August 2000. All outstanding warrants to purchase preferred stock are now exercisable for common stock.

Common Stock

On August 11, 2000 the Company completed an IPO of 20,000,000 shares of its common stock. On September 7, 2000 the underwriters exercised their option to purchase 2,704,596 shares to cover the over-allotment of shares.

The Company’s founders purchased 6,060,000 shares of stock. Approximately 5,454,000 shares are subject to restricted stock purchase agreements whereby the Company has the right to repurchase the stock upon voluntary or involuntary termination of the founder’s employment with the Company at $0.00033 per share. The Company’s repurchase right lapses at a rate of 25% per year. In May 2000, the board of directors agreed to waive the repurchase right with respect to one of the founder’s unvested shares. As of December 31, 2001 and 2000, 340,875 and 1,022,625 shares were subject to repurchase at a price of $0.00033 per share, respectively.

Upon the exercise of certain unvested stock options, the Company issued to employees common stock which is subject to repurchase by the Company at the original exercise price of the stock option. This right lapses over the vesting period. As of December 31, 2001 and 2000, there were 1,073,538 and 3,114,743 shares, respectively, subject to repurchase.

As of December 31, 2001, the Company has reserved the following shares of authorized but unissued shares of common stock for future issuance:

Common stock warrants	4,512,381
Common stock options	23,247,901
Common stock purchase plan	1,074,322

28,834,604

Stock Purchase Plan

In May 2000, the Company adopted the Employee Stock Purchase Plan (the “Purchase Plan”) under which 1,000,000 shares were reserved for issuance thereafter. On each January 1, the number of shares in reserve will

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

automatically increase by 2% of the total number of shares of common stock outstanding at that time, or, if less, by 600,000 shares. The Purchase Plan permits purchases of common stock via payroll deductions. The maximum payroll deduction is 15% of the employee’s cash compensation. Purchases of the common stock will occur on February 1 and August 1 of each year. The price of each share purchased will be 85% of the lower of:

•	The fair market value per share of common stock on the date immediately before the first day of the applicable offering period (which lasts 24 months); or

•	The fair market value per share of common stock on the purchase date.

The value of the shares purchased in any calendar year may not exceed $25,000.

As of December 31, 2001, 525,678 shares have been issued under the Purchase Plan at a weighted-average purchase price of $2.82 per share. There were no purchases under the Purchase Plan during fiscal 2000.

Stock Option Plans

In September 1998, the Company adopted the 1998 Stock Plan. In May 2000, the Company adopted the 2000 Equity Incentive Plan and 2000 Director Stock Option Plan; and in September 2001, the Company adopted the 2001 Supplemental Stock Plan (collectively, the “Plans”) under which nonstatutory stock options and restricted stock may be granted to employees, outside directors, consultants, and incentive stock options may be granted to employees. Accordingly, the Company reserved a total of 30,181,541 shares of the Company’s common stock for issuance upon the grant of restricted stock or exercise of options granted in accordance with the Plans. On each January 1, commencing with the year 2001, the number of shares in reserve will automatically increase by 6% of the total number of shares of common stock that are outstanding at that time or, if less, by 6,000,000 shares for the 2000 Equity Incentive Plan and by 50,000 shares for the 2000 Director Stock Option Plan. Options granted under the Plans generally expire 10 years following the date of grant and are subject to limitations on transfer. The Plans are administered by the Board of Directors.

The Plans provide for the granting of incentive stock options at not less than 100% of the fair market value of the underlying stock at the grant date. Nonstatutory options may be granted at not less than 85% of the fair market value of the underlying stock at the date of grant.

Option grants under the Plans are subject to various vesting provisions, all of which are contingent upon the continuous service of the optionee and may not impose vesting criterion more restrictive than 20% per year. Stock options may be exercised at anytime subsequent to grant. Stock obtained through exercise of unvested options is subject to repurchase at the original purchase price. The Company’s repurchase right decreases as the shares vest under the original option terms.

Options granted to stockholders who own greater than 10% of the outstanding stock must have vesting periods not to exceed five years and must be issued at prices not less than 110% of the fair market value of the stock on the date of grant as determined by the Board of Directors. Upon a change of control, all shares granted under the Plans shall immediately vest.

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of the Plans is as follows:

	Shares Available for Grant	Number of Shares	Weighted Average Exercise Price per Share
Balances at December 31, 1998	6,098,760	2,074,050	$0.07
Options granted	(6,404,040)	6,404,040	$0.46
Options exercised	—	(5,522,196)	$0.23
Options forfeited	340,500	(340,500)	$0.06

Balances at December 31, 1999	35,220	2,615,394	$0.68
Additional shares authorized	12,250,000	—	—
Options granted	(8,160,625)	8,160,625	$5.48
Options exercised	—	(1,420,914)	$1.74
Options forfeited	461,813	(461,813)	$6.43
Shares repurchased	346,348	—	$0.08

Balances at December 31, 2000	4,932,756	8,893,292	$4.62
Additional shares authorized	9,668,731	—	—
Options granted	(16,036,597)	16,036,597	$1.46
Options exercised	—	(496,663)	$0.88
Options forfeited	3,572,263	(3,572,263)	$4.40
Shares repurchased	249,785	—	$0.07

Balances at December 31, 2001	2,386,938	20,860,963	$2.32

The following table summarizes information about stock options outstanding as of December 31, 2001:

Range of Exercise Prices	Number of Shares Outstanding	Outstanding Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number of Shares Exercisable	Weighted Average Exercise Price

$0.01 to $0.39	7,598,305	9.56	$0.36	1,288,423	$0.28
$0.45 to $1.00	2,873,375	9.12	0.91	501,532	0.94
$1.04 to $2.38	2,012,589	9.32	1.62	239,844	1.70
$2.67 to $5.00	6,638,697	8.61	4.08	2,107,222	4.23
$5.50 to $8.50	1,643,047	8.57	7.03	574,992	7.06
$8.88 to $12.00	94,950	8.65	11.52	30,713	11.60

	20,860,963	9.09	$2.32	4,742,726	$3.07

The weighted-average remaining contractual life of options outstanding at December 31, 2001 and December 31, 2000 was 9.09 years and 9.31 years, respectively.

Stock-based compensation

    Employees

The Company uses the intrinsic-value method prescribed in APB No. 25 in accounting for its stock-based compensation arrangements with employees. Stock-based compensation expense is recognized for employee

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

stock option grants in those instances in which the deemed fair value of the underlying common stock was subsequently determined to be greater than the exercise price of the stock options at the date of grant. The Company recorded a reduction of $8,119,000 of deferred stock-based compensation due to forfeitures of pre-IPO stock options for the year ended December 31, 2001. The Company recorded deferred stock-based compensation, net of forfeitures, related to employees of $53,206,000 for the year ended December 31, 2000. A total of $18,993,000, $28,796,000 and $6,067,000 has been amortized to stock-based compensation expense for the years ended December 31, 2001, 2000 and 1999, respectively, on an accelerated basis over the vesting period of the individual options, in accordance with FASB Interpretation No. 28. The weighted average estimated fair value of employee stock options granted at exercise prices below market price at grant during 2000 and 1999 was $8.64 and $3.19, respectively.

Had compensation costs been determined using the fair value method for the Company’s stock-based compensation plans including the employee stock purchase plan, net loss would have been changed to the amounts indicated below:

	Year Ended December 31,
	2001	2000	1999
Net loss:
As reported	$(188,415,000)	$(119,790,000)	$(20,791,000)
Pro forma	(196,979,000)	(122,845,000)	(21,128,000)
Net loss per share:
As reported	$(2.39)	$(3.48)	$(4.98)
Pro forma	(2.50)	(3.57)	(5.06)

The Company’s fair value calculations for employee grants were made using the minimum value method prior to the IPO and the Black-Scholes option pricing model after the IPO with the following weighted average assumptions:

	Year Ended December 31,
	2001	2000	1999
Dividend yield	0%	0%	0%
Expected volatility	80%	80%	0%
Risk-free interest rate	3.94%	6.14%	5.66%
Expected life (in years)	3.04	2.50	2.52

The Company’s fair value calculations for employee’s stock purchase rights under the Purchase Plan were made using the Black-Scholes option pricing model with weighted average assumptions consistent with those used for employee grants as indicated above; however, the assumption for expected life (in years) used for the Purchase Plan was 2 years for both 2001 and 2000.

Non-Employees

The Company uses the fair value method to value options granted to non-employees. In connection with its grant of options to non-employees, the Company has recognized a reduction in deferred stock-based compensation of $164,000 for the year ended December 31, 2001 due to a reduction in the fair value of the Company’s stock during the year, and an increase in deferred stock-based compensation of $1,332,000 for the year ended December 31, 2000. A total of $51,000, $1,097,000 and $560,000 has been amortized to stock-based compensation expense for the years ended December 31, 2001, 2000, and 1999, respectively. The weighted average estimated fair value of non-employee stock options granted at exercise prices below market price at grant during 2001, 2000 and 1999 was $1.17, $0.34 and $2.63 per share, respectively.

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s calculations for non-employee grants were made using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Years Ended December 31,
	2001	2000	1999
Dividend yield	0%	0%	0%
Expected volatility	80%	80%	80%
Risk-free interest rate	5.14%	5.99%	5.48%
Expected life (in years)	10.00	10.00	10.00

Warrants

In August 1999, the Company entered into a strategic agreement with NorthPoint Communications, Inc. (“NorthPoint”). Under the terms of the strategic agreement, NorthPoint has agreed to use certain of the Company’s domestic IBX hubs and install their operational nodes in such centers. In exchange, the Company granted NorthPoint a warrant to purchase 338,145 shares of the Company’s common stock at $0.53 per share (the “NorthPoint Warrant”). The NorthPoint Warrant was earned upon execution of the strategic agreement, as NorthPoint’s performance commitment was complete. The NorthPoint Warrant is immediately exercisable and expires five years from the date of grant. The NorthPoint Warrant was valued at $1,508,000 using the Black-Scholes option-pricing model, which was capitalized on the accompanying consolidated balance sheet in other assets as a customer acquisition cost and is being amortized over the term of the agreement as a reduction of revenues recognized. The following assumptions were used in determining the fair value of the warrant: deemed fair market value per share of $4.80, dividend yield of 0%, expected volatility of 80%, risk-free interest rate of 5.0% and a contractual life of 5 years. In December 2000, based on the uncertainty of the Company’s future business relationship with NorthPoint, as a result of their filing under Chapter 11 bankruptcy protection, the Company determined that the future value of the other asset attributed to the unamortized portion of the fully-vested, nonforfeitable warrant was questionable and accordingly, the remaining asset totaling approximately $700,000 was written off.

In November 1999, the Company entered into a definitive agreement with WorldCom, whereby WorldCom agreed to install high-bandwidth local connectivity services to the Company’s first seven IBX hubs by a pre-determined date in exchange for a warrant to purchase 675,000 shares of common stock of the Company at $0.67 per share (the “WorldCom Warrant”). The WorldCom Warrant is immediately exercisable and expires five years from the date of grant. As of December 31, 1999, warrants for 600,000 shares were subject to repurchase at the original exercise price if WorldCom’s performance commitments are not completed. The WorldCom Warrant was valued at $2,969,000 using the Black-Scholes option-pricing model and was recorded to construction in progress. Under the applicable guidelines in EITF 96-18, the underlying shares of common stock associated with the WorldCom Warrant subject to repurchase are revalued at each balance sheet date to reflect their current fair value until WorldCom’s performance commitment is complete. Any resulting increase in fair value of the warrants is recorded as a leasehold improvement. In addition, the following assumptions were used in determining the fair value of the warrant: deemed fair market value per share of $4.80, dividend yield of 0%, expected volatility of 80%, risk-free interest rate of 5.5% and a contractual life of 5 years.

In November 1999, the Company entered into a master agreement with Bechtel Corporation, or Bechtel, whereby Bechtel agreed to act as the exclusive contractor under a Master Agreement to provide program management, site identification and evaluation, engineering and construction services to build approximately 29 IBX hubs over a four year period under mutually agreed upon guaranteed completion dates. As part of the agreement, the Company granted Bechtel a warrant to purchase 352,500 shares of the Company’s common stock at $1.00 per share (the “Bechtel Warrant”). The Bechtel Warrant is immediately exercisable and expires five

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

years from date of grant. The Bechtel Warrant was valued at $1,497,000 using the Black-Scholes option-pricing model and was recorded to construction in progress. Under EITF 96-18, the underlying shares of common stock associated with the Bechtel Warrant subject to repurchase are revalued at each balance sheet date to reflect their current fair value until Bechtel’s performance commitment is complete. Any resulting increase in fair value of the warrants is recorded as a leasehold improvement. In addition, the following assumptions were used in determining the fair value of the warrant: deemed fair market value per share of $4.80, dividend yield of 0%, expected volatility of 80%, risk-free interest rate of 5.5% and a contractual life of 5 years. In January 2000, the Bechtel Warrant was exercised. As of December 31, 2000, a total of 199,053 shares were subject to repurchase at the original exercise price, if Bechtel’s performance commitments are not complete.

In January 2000, the Company entered into an operating lease agreement for its new corporate headquarters facility in Mountain View, California. In connection with the lease agreement, the Company granted the lessor a warrant to purchase up to 33,100 shares of the Company’s common stock at $6.00 per share (the “Headquarter Warrant”). The warrant expires 10 years from the date of grant. The warrant was valued at $186,000 using the Black-Scholes option pricing model and will be recorded as additional rent expense over the life of the lease. The following assumptions were used in determining the fair value of the warrants: deemed fair value per share of $6.55, dividend yield of 0%, expected volatility of 80%, risk-free interest rate of 6.0% and a contractual life of 10 years.

In April 2000, the Company entered into a definitive agreement with a fiber carrier whereby the fiber carrier agreed to install high-bandwidth local connectivity services to a number of the Company’s IBX hubs in exchange for colocation space and related benefits in such IBX hubs. In connection with this agreement, the Company granted the fiber carrier a warrant to purchase up to 540,000 shares of the Company’s common stock at $4.00 per share (the “Fiber Warrant”). The warrant is immediately exercisable and expires five years from date of grant. A total of 140,000 shares are immediately vested and the remaining 400,000 shares are subject to repurchase at the original exercise price if certain performance commitments are not completed by a pre-determined date. The fiber carrier is not obligated to install high-bandwidth local connectivity services and, apart from forfeiting the relevant number of warrants and colocation space, will not be penalized for not installing. The warrant was valued at $5,372,000 using the Black-Scholes option-pricing model and has been recorded initially to construction in progress until installation is complete. The following assumptions were used in determining the fair value of the warrant: deemed fair market value per share of $11.82, dividend yield of 0%, expected volatility of 80%, risk-free interest rate of 6.56% and a contractual life of 5 years. Under the applicable guidelines in EITF 96-18, the underlying shares of common stock associated with these warrants subject to repurchase are revalued at each balance sheet date to reflect their current fair value until the performance commitment is complete. Any resulting increase in fair value of the warrant will ultimately be recorded as a leasehold improvement.

In June 2000, the Company entered into a memorandum of understanding with COLT Telecommunications (“Colt”) whereby Colt agreed to install high-bandwidth local connectivity services to a number of the Company’s European IBX hubs in exchange for colocation space and related benefits in such IBX hubs. In connection with this agreement, the Company granted Colt a warrant to purchase up to 250,000 shares of the Company’s common stock at $5.33 per share (the “Colt Warrant”). The warrant is immediately exercisable and expire five years from the date of grant. The shares are subject to repurchase at the original exercise price if certain performance commitments are not completed by a pre-determined date. Colt is not obligated to install high-bandwidth local connectivity services and, apart from forfeiting the relevant number of warrants and colocation space, will not be penalized for not installing. The warrant was valued at $2,795,000 using the Black-Scholes option-pricing model and has been recorded initially to construction in progress until installation is complete. The following assumptions were used in determining the fair value of the warrants: deemed fair market value per share of $13.58, dividend yield of 0%, expected volatility of 80%, risk-free interest rate of 6.23% and a contractual life of

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5 years. Under the applicable guidelines in EITF 96-18, the underlying shares of common stock associated with this warrant subject to repurchase are revalued at each balance sheet date to reflect their current fair value until the performance commitment is complete. Any resulting increase in fair value of the warrant will ultimately be recorded as a leasehold improvement.

In June 2000, the Company entered into a strategic agreement with WorldCom and UUNET, an affiliate of WorldCom (the “UUNET Strategic Agreement”), which amends, supersedes and restates the definitive agreement entered into with WorldCom in November 1999 and the related WorldCom Warrant. Under the UUNET Strategic Agreement, WorldCom agreed to install high-bandwidth local connectivity services and UUNET agreed to provide high-speed data entrance facilities to a number of the Company’s IBX hubs in exchange for colocation services and related benefits in such IBX hubs. In connection with this strategic agreement, the Company granted WorldCom Venture Fund a warrant (the “WorldCom Venture Fund Warrant”) to purchase up to 650,000 shares of Company’s common stock at $5.33 per share. All but 37,500 of the shares under the earlier WorldCom Warrant are immediately vested under the UUNET Strategic Agreement. The WorldCom Venture Fund Warrant is immediately exercisable and expires five years from the date of grant. The warrant is subject to repurchase at the original exercise price if certain performance commitments are not completed by a pre-determined date. WorldCom and UUNET are not obligated to install high-bandwidth local connectivity services and provide high-speed data entrance facilities, respectively, and, apart from forfeiting the relevant number of warrants and colocation space, will not be penalized for not performing. The warrant was valued at $7,255,000 using the Black-Scholes option-pricing model and has been recorded initially to construction in progress until installation is complete. The following assumptions were used in determining the fair value of the warrant: deemed fair market value per share of $13.58, dividend yield of 0%, expected volatility of 80%, risk-free interest rate of 6.23% and a contractual life of 5 years. Under the applicable guidelines in EITF 96-18, the underlying shares of common stock associated with this warrant subject to repurchase are revalued at each balance sheet date to reflect their current fair value until the performance commitment is complete. Any resulting increase in fair value of the warrant will ultimately be recorded as a leasehold improvement.

In September 2001, the Company amended and restated the Worldcom Venture Fund Warrant, issued in June 2000, and reduced the total number of shares available to purchase to 295,000 shares of the Company’s common stock at $5.33 per share, which had been previously earned. In return for providing services to the New York metropolitan area IBX hub, the Company issued two new warrants to the Worldcom Venture Fund. The first new warrant is to purchase 355,000 shares of the Company’s common stock at $0.01 per share, of which 150,000 shares are immediately vested and exercisable (the “Second Worldcom Venture Fund Warrant”). The second new warrant is to purchase 245,000 shares of the Company’s common stock at $0.01 per share (the “Third Worldcom Venture Fund Warrant”). All Worldcom Venture Fund warrants expire five years from the date of grant. The Company has accounted for these warrants in accordance with the guidance in EITF 96-18 and EITF Abstracts Topic D-90. The unearned portion of the Second Worldcom Venture Fund Warrant and the Third Worldcom Venture Fund Warrant will be fully earned and exercisable at such time as Worldcom provides services, as defined in the warrant agreements, to the New York metropolitan area IBX hub. The unearned portion of the Second Worldcom Venture Fund Warrant and the Third Worldcom Venture Fund Warrant are subject to a reduction in shares if there are Worldcom-caused delays in providing Worldcom service by the opening date of the New York metropolitan area IBX hub. Consistent with the guidance of EITF 96-18 and EITF Abstracts Topic D-90, these warrants have been treated as unissued for accounting purposes until the future services are received from the fiber carrier. The earned portion of the Second Worldcom Venture Fund Warrant, however, was valued in September 2001 at $56,000 using the Black-Scholes option-pricing model and has been recorded initially to construction in progress until installation is complete.

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following assumptions were used in determining the fair value of the earned portion of this warrant: fair market value per share of $0.38, dividend yield of 0%, expected volatility of 80%, risk-free interest rate of 6.00% and a contractual life of 5 years.

In January 2002, Worldcom completed their installation of fiber in the Company’s New York metropolitan area IBX hub, and the Company valued the unearned portion of the Second Worldcom Venture Fund Warrant and the Third Worldcom Venture Fund Warrant, representing 205,000 and 245,000 shares of the Company’s common stock, respectively. The Second Worldcom Venture Fund Warrant and the Third Worldcom Venture Fund Warrant were valued at $1,040,000 using the Black-Scholes option-pricing model and have been recorded to property and equipment as a leasehold improvement. The following assumptions were used in determining the fair value of these warrants: fair market value per share of $2.32, dividend yield of 0%, expected volatility of 80%, risk-free interest rate of 4.00% and a contractual life of five years.

In addition, the Company has issued several warrants in connection with its debt facilities and capital lease obligations (see Note 3) and the Senior Notes (see Note 4). In March 2001, holders of the NorthPoint Warrant, the Comdisco Loan and Security Agreement Warrant, the Comdisco Master Lease Agreement Warrant and the Comdisco Master Lease Agreement Addendum Warrant exercised such warrants pursuant to the cashless “net-exercise” provisions thereof. Upon such exercises, such warrant holders received an aggregate of 1,049,599 shares of the Company’s common stock. During the quarter ended March 31, 2001, certain holders of Senior Note Warrants exercised their warrants resulting in 1,283,069 shares of the Company’s common stock being issued. A total of 1,755,781 shares underlying these Senior Note Warrants remain outstanding as of December 31, 2001.

The Company has the following warrants outstanding as of December 31, 2001:

Common Stock Warrants:	Warrants Outstanding	Exercise Price
VLL Warrants	270,000	$3.00
Senior Note Warrants	1,755,781	0.0067
WorldCom Warrant	675,000	0.67
Headquarter Warrant	33,100	6.00
Fiber Warrant	540,000	4.00
Colt Warrant	250,000	5.33
Worldcom Venture Fund Warrant	295,000	5.33
Second Worldcom Venture Fund Warrant	355,000	0.01
Third Worldcom Venture Fund Warrant	245,000	0.01
Heller Warrant	37,500	4.00
Other warrants	50,000	0.01
Other warrant	6,000	5.00

	4,512,381

As part of its negotiations to exit certain leaseholds in Europe and in connection with an amendment to the Venture Lease Loan Agreement, the Company granted additional warrants to acquire Company stock subsequent to year-end (see Notes 12 and 13).

Note 7—Income Taxes:

No provision for federal income taxes was recorded from inception through December 31, 2001 as the Company incurred net operating losses during the period.

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

State tax expense is included in general and administrative expenses and aggregated less than $16,000 for each of the years in the three year period ended December 31, 2001.

Based on the available objective evidence, the Company believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company has provided a full valuation allowance against its net deferred tax assets as of December 31, 2001.

Deferred tax assets (liabilities) as of December 31 consists of the following (in thousands):

	Year Ended December 31,
	2001	2000
Deferred tax assets:
Depreciation and amortization	$(2,767)	$(3,857)
Reserves	4,840	3,660
Credits	120	—
Capitalized start-up costs	5,206	4,855
Net operating losses	74,577	31,614
Restructuring charges	3,023	—

	84,999	36,272
Deferred tax liability	—	—
Gross deferred tax asset	84,999	36,272
Valuation allowance	(84,999)	(36,272)

Net deferred tax assets	$—	$—

As of December 31, 2001, the Company has a net operating loss carryforward of approximately $203.6 million for federal and approximately $91.7 million for state tax purposes. If not utilized, these carryforwards will begin to expire beginning in 2010 for federal and 2003 for state tax purposes.

The Company has research credit carryforwards of approximately $76,000 and $67,000 for federal and state income tax purposes, respectively. If not utilized, the federal carryforward will expire in various amounts beginning in 2010. The California credit can be carried forward indefinitely.

The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. In the event the Company has had a change in ownership, utilization of the carryforwards could be restricted.

Note 8—Commitments and Contingencies:

Unimproved property

In May 2000, the Company entered into a purchase agreement regarding approximately 79 acres of real property in San Jose, California. In June 2000, before closing on this property, the Company assigned its interest in the purchase agreement to iStar San Jose, LLC (“iStar”). On the same date, iStar purchased this property and entered into a 20-year lease with the Company for the property (the “iStar Lease”). Under the terms of the iStar Lease, the Company has the option to extend the lease for an additional 60 years, for a total lease term of 80 years. In addition, the Company has the option to purchase the property from iStar on certain designated dates in the future. In September 2001, the Company amended the iStar Lease. Previously, the Company posted a letter

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of credit in the amount of $10,000,000 and was required to increase the letter of credit by $25,000,000 to an aggregate of $35,000,000 if the Company did not meet certain development and financing milestones. The Company successfully re-negotiated the letter of credit provision in the iStar Lease whereby the aggregate obligation was reduced by $10,000,000 to $25,000,000 provided the Company agreed to post an additional letter of credit totaling $15,000,000 prior to September 30, 2001. In addition, the operating lease commitments, for the 12-month period ending September 2002, were reduced by $3,000,000 provided the Company prepaid a full year of lease payments. The benefit of this reduction will be amortized to rent expense over the full term of the lease. The additional letter of credit was funded prior to September 30, 2001 and the rent pre-payment was funded subsequent to September 30, 2001. These letter of credit security deposits shall be reduced on a pro rata basis based on the status of construction activity on this property. The Company is currently working with the city of San Jose and county of Santa Clara to prepare this land for future development. As a result, the Company will be assessed increased property taxes related to the improvement of this land commencing in 2004.

In May 2002 and September 2002, the Company further amended the iStar Lease (see Note 13).

Operating lease commitments

The Company leases its IBX hubs and certain equipment under noncancelable operating lease agreements expiring through 2025. The centers’ lease agreements typically provide for base rental rates that increase at defined intervals during the term of the lease. In addition, the Company has negotiated rent expense abatement periods to better match the phased build-out of its centers. The Company accounts for such abatements and increasing base rentals using the straight-line method over the life of the lease. The difference between the straight-line expense and the cash payment is recorded as deferred rent.

Minimum future operating lease payments, including the iStar Lease noted above, as of December 31, 2001 are summarized as follows (in thousands):

Year Ending:
2002	$23,780
2003	31,170
2004	31,443
2005	31,889
2006	34,219
Thereafter	425,650

Total	$578,151

During the quarter ended September 30, 2001, the Company recorded a restructuring charge, primarily as a result of its revised European strategy (see Note 11). Part of this restructuring charge included the costs associated with exiting out of several operating leases in Europe and the U.S. As of December 31, 2001, three European operating leases and two U.S. operating leases remain as obligations. The total cost of the three European and two U.S. operating leases for which the Company is pursuing lease terminations is approximately $146.5 million of potential savings out of the total $578.2 million of the minimum future operating lease payments indicated above. The Company successfully completed the exit of these remaining leases during 2002 (see Notes 12 and 13).

Total rent expense was approximately $27,150,000, $16,157,000 and $1,739,000 for the years ended December 31, 2001, 2000 and 1999, respectively. Deferred rent included in other liabilities was $9,691,000 and $3,793,000 as of December 31, 2001 and 2000, respectively.

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Legal actions

During the quarter ended September 30, 2001, putative shareholder class action lawsuits were filed against the Company, certain of its officers and directors, and several investment banks that were underwriters of the Company’s initial public offering. The suits allege that the underwriter defendants agreed to allocate stock in the Company’s initial public offering to certain investors in exchange for excessive and undisclosed commissions and agreements by those investors to make additional purchases in the aftermarket at pre-determined prices. Plaintiffs allege that the prospectus for the Company’s initial public offering was false and misleading and in violation of the securities laws because it did not disclose these arrangements. The Company and its officers and directors intend to defend the action vigorously. The Company believes that more than one hundred other companies have been named in nearly identical lawsuits that have been filed by some of the same plaintiffs’ law firms. The Company believes it has adequate legal defenses and believes that the ultimate outcome of these actions will not have a material effect on the Company’s consolidated financial position, results of operations or cash flows, although there can be no assurance as to the outcome of such litigation.

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims of which the outcome is expected to result in a material adverse effect in the financial position, results of operations or cash flows of the Company.

Employment agreement

The Company has agreed to indemnify an officer of the Company for any claims brought by his former employer under an employment and non-compete agreement the officer had with this employer.

Employee benefit plan

The Company has a 401(k) Plan that allows eligible employees to contribute up to 15% of their compensation, limited to $10,500 in 2001. Employee contributions and earnings thereon vest immediately. Although the Company may make discretionary contributions to the 401(k) Plan, none have ever been made as of December 31, 2001.

Note 9—Related Party Transactions:

In March 1999, the Company entered into an equipment lease facility with a preferred stockholder under which the Company leased $137,000 of equipment for a 24-month term.

Through December 31, 2000, the Company advanced an aggregate of $1,150,000 to three officers of the Company. During 2001, the Company advanced an additional $2,412,000 to two officers of the Company, including a loan to the Company’s chief executive officer totaling $1,512,000. All such employee loans are evidenced by promissory notes. The proceeds of these loans were used to fund the purchase of personal residences. The loans are due at various dates through 2006, but are subject to certain events of acceleration and are secured by a second deed of trust on the officers’ residences. The loans are non-interest bearing. In October 2001, one of these loans totaling $150,000 was repaid in full in conjunction with an officer leaving the Company. These loans are presented in other assets on the accompanying consolidated balance sheets as of December 31, 2001 and 2000.

For the year ended December 31, 2001, Loudcloud, Inc. (“Loudcloud”) was the Company’s second largest customer. Revenues from Loudcloud amounted to $5,105,000, which represented 8% of the Company’s total

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

revenues for the last fiscal year. Andrew S. Rachleff, one of the Company’s directors, is a co-founder and general partner of Benchmark Capital. Benchmark Capital is a greater than 5% stockholder of Loudcloud, and Mr. Rachleff currently serves on the Board of Directors of Loudcloud. Subsequent to December 31, 2001, Loudcloud changed its name to Opsware, Inc. and sold its Equinix-related operations to Electronic Data Systems (EDS). As a result, Equinix now contracts its services to EDS.

In January 2002, the Board of Directors forgave $874,000 of the chief executive officer’s employee loan totaling $1,512,000 in exchange for the chief executive officer waiving his right to any bonuses earned and expensed in 2001. The remaining amount due under the loan of $638,000 was repaid to the Company in full in February 2002. Furthermore, the Company negotiated with two other executive officers of the Company to repay their loans in full totaling $1,000,000. In exchange, the Company agreed to pay a portion of the interest on the officer’s mortgage for their principal residence for a 24-month period. One of these loans totaling $750,000 was repaid in full in February 2002 and the second loan totaling $250,000 was repaid in full in March 2002. As of March 22, 2002, only one officer loan remains outstanding in the amount of $900,000. All such employee loans were used to fund the purchase of personal residences. A portion of the remaining employee loan was forgiven in September 2002 and the remaining amount due under the loan was repaid in October 2002 (See Note 13).

In February and March 2002, the Company entered into two agreements to resell equipment with related party companies. Both related party companies have executive officers that serve on the Company’s Board of Directors, and one of the related party company executive officers also serves on the board of directors of such company. In addition, one of the companies is also a 5% or greater stockholder in the Company.

Note 10—Segment Information:

The Company and its subsidiaries are principally engaged in the design, build-out and operation of neutral IBX hubs. All revenues result from the operation of these IBX hubs. Accordingly, the Company considers itself to operate in a single segment for purposes of disclosure under SFAS No. 131. The Company’s chief operating decision-maker evaluates performance, makes operating decisions and allocates resources based on financial data consistent with the presentation in the accompanying consolidated financial statements.

During the quarter ended September 30, 2001, the Company recorded a restructuring charge as part of its revised European services strategy. A total of $45,315,000 of the restructuring charge related to the write-off of certain European assets to their net realizable value (see Note 11). As of December 31, 2001, all of the Company’s operations and assets were based in the United States with the exception of $2,234,000 of the Company’s net identifiable assets based in Europe and $51,515,000 of the Company’s total net loss was attributable to the development and restructuring of its European operations for the year ended December 31, 2001. As of December 31, 2000, all of the Company’s operations and assets were based in the United States with the exception of $24,459,000 of the Company’s identifiable assets based in Europe and $429,000 of the Company’s total net loss was attributable to the development of its European operations. As of December 31, 1999, all of the Company’s operations and assets were based in the United States.

Note 11—Restructuring Charge:

During the quarter ended September 30, 2001, the Company revised its European services strategy through the development of new partnerships with other leading international Internet exchange partners rather than build and operate its own European IBX hubs. In addition, the Company initiated efforts to exit certain leaseholds relating to certain excess U.S. operating leases. Also, in September 2001, the Company implemented an approximate 15% reduction in workforce, primarily in headquarter positions, in an effort to reduce operating costs. As a result, the Company took a total restructuring charge of $48,565,000 primarily related to the write-down of European construction in progress assets to their net realizable value, the write-off of several European letters of credit related to various European operating leases, the accrual of estimated European and U.S.

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

leasehold exit costs and the severance accrual related to the reduction in workforce. The remaining European assets as of December 31, 2001, totaling $2,234,000, represents assets purchased during pre-construction activities that are now held for resale. As of December 31, 2001, the Company has successfully surrendered one of the European leases. The Company expects to successfully complete the exit of the remaining leases during 2002 (see Notes 12 and 13). Should it take longer to negotiate the exit of the remaining leases or the lease settlement amounts exceed the amounts estimated by management, the actual lease exit costs could exceed the amount estimated and additional restructuring charges may be required. The reduction in workforce was substantially completed during the fourth quarter of 2001.

A summary of the restructuring charge is outlined as follows (in thousands):

	Total Restructuring Charge	Non-Cash Charges	Cash Payments	Accrued Restructuring Charge as of December 31, 2001
Write-down of European construction in progress	$29,260	$(29,260)	$—	$—
Write-off of European letters of credit	8,634	(8,634)	—	—
European lease exit costs	6,368	(2,059)	(675)	3,634
European legal fees and other charges	1,053	—	(81)	972
U.S. lease exit costs	2,000	—	(488)	1,512
Workforce reduction	1,250	(134)	(844)	272

	$48,565	$(40,087)	$(2,088)	$6,390

During the nine months ended September 30, 2002, the Company recorded two additional restructuring charges (see Note 13).

Note 12—Subsequent Events:

On January 1, 2002, pursuant to the provisions of the Company’s stock plans (see Note 6), the number of common shares in reserve automatically increased by 4,805,045 shares for the 2000 Equity Incentive Plan, 600,000 shares for the Employee Stock Purchase Plan and 50,000 shares for the 2000 Director Stock Option Plan.

In January 2002, the Board of Directors forgave $874,000 of the chief executive officer’s employee loan (see Note 9) totaling $1,512,000 in exchange for the chief executive officer waiving his right to any bonuses earned and expensed in 2001. The remaining amount due under the loan of $638,000 was repaid to the Company in full in February 2002. Furthermore, the Company negotiated with two other executive officers of the Company to repay their loans in full totaling $1,000,000 in exchange for the Company paying the interest on their mortgage for their principal residence for a 24-month period. One of these loans totaling $750,000 was repaid in full in February 2002 and the second loan totaling $250,000 was repaid in full in March 2002.

In February 2002, the Company entered into a termination agreement for its operating leasehold in Amsterdam, The Netherlands (the “Termination Agreement”). As stipulated in the Termination Agreement, the Company will surrender two previously-posted letters of credit totaling approximately $4,814,000, which the Company had already fully written-off in conjunction with the restructuring charge that the Company recorded during the third quarter of 2001 (see Note 11). The first letter of credit was surrendered in March 2002 and the second letter of credit will be surrendered once the landlord submits a budget to the Company for the costs associated with retrofitting the property for future subletting. The costs associated with terminating this leasehold are consistent with those that the Company estimated during the third quarter of 2001.

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In February 2002, the Company entered into an agreement to surrender for its operating leasehold in London, England that was declared effective in March 2002 (the “Agreement to Surrender”). As stipulated in the Agreement to Surrender, the Company surrendered a previously-posted letter of credit totaling approximately $822,000, which the Company had already fully written-off in conjunction with the restructuring charge that the Company recorded during the third quarter of 2001 (see Note 11) and issued a warrant to purchase 600,000 shares of the Company’s common stock at $0.01 per share to the Company’s landlord (the “UK Warrant”). The UK Warrant was valued at $702,000 using the Black-Scholes option-pricing model and has been recorded as an offset to accrued restructuring charges (see Note 11). The following assumptions were used in determining the fair value of the earned portion of this warrant: fair market value per share of $1.18, dividend yield of 0%, expected volatility of 80%, risk-free interest rate of 4.00% and a contractual life of one year. The costs associated with terminating this leasehold are consistent with those that the Company estimated during the third quarter of 2001.

In February and March 2002, the Company retired $25,000,000 of Senior Notes (see Note 4) in exchange for 9,336,093 shares of the Company’s common stock. The Company retired additional Senior Notes during the three months ended June 30, 2002.

Note 13—Subsequent Events (unaudited):

Retirement of senior notes

During the three months ended June 30, 2002, the Company retired $27,751,000 of Senior Notes in exchange for 6,650,000 shares of the Company’s common stock and $2,511,000 of cash. The Company wrote-off a proportionate amount of unamortized debt issuance costs and debt discount associated with these Senior Notes totaling $674,000 and $1,620,000, respectively. The Company recognized a gain on this transaction of $15,526,000. The Company incurred debt extinguishment costs totaling approximately $1,100,000 in connection with the retirements of Senior Notes during the six months ended June 30, 2002, including costs related to Senior Notes retired in February and March 2002 (see Note 12).

No debt was retired during the quarter ended September 30, 2002.

As of September 30, 2002, a total of $147,249,000 of Senior Note principal remains outstanding. The amount of Senior Notes, net of unamortized discount, is $139,303,000 as of September 30, 2002.

Leasehold terminations

In April 2002, the Company entered into an agreement to exit its operating leasehold in Frankfurt, Germany (the “Lease Exit Agreement”). As stipulated in the Lease Exit Agreement, the Company surrendered a previously-posted letter of credit totaling approximately $1,076,000, which the Company had already fully written-off in conjunction with the restructuring charge that the Company recorded during the third quarter of 2001 (see Note 11). As also stipulated in the Lease Exit Agreement, the Company additionally agreed to (1) pay rent through May 2002, (2) pay cash settlement fees totaling approximately $1,845,000 and (3) issued a warrant to purchase 1,150,000 shares of the Company’s common stock at $0.01 per share to the Company’s landlord in Frankfurt (the “Frankfurt Warrant”). The Frankfurt Warrant was valued at $725,000 using the Black-Scholes option-pricing model and has been recorded as an offset to accrued restructuring charges. The following assumptions were used in determining the fair value of the earned portion of this warrant: fair market value per share of $0.64, dividend yield of 0%, expected volatility of 80%, risk-free interest rate of 4.00% and a contractual life of one year. In May 2002, this warrant was exercised with cash.

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In May 2002, the Company further amended the iStar Lease to provide the Company the option to reduce its obligation under this lease arrangement by up to approximately one-half (the “Second iStar Amendment”). The Company originally entered into the iStar Lease in May 2000 and previously amended it in September 2001. The iStar Lease represents the Company’s long-term operating lease for approximately 80 acres of unimproved real property in San Jose, California. Pursuant to the terms of the Second iStar Amendment, for a one-time fee of $5,000,000, the Company has a one-year option, effective July 1, 2002, to elect to exclude from this lease anywhere from 20 to 40 acres of the unimproved real property. In September 2002, the Company exercised the option it had purchased in May 2002 and reduced its obligation under the San Jose ground lease by approximately one-half. In connection with the exercise of the iStar Lease Option, the landlord was permitted to unconditionally draw down on the $25,000,000 in letters of credit. A portion of these letters of credit, totaling approximately $5,990,000, was recorded as prepaid rent expense. The prepaid rent expense represents the fair market value of the lease costs for the 15 month period from October 1, 2002 to December 31, 2003. The prepaid rent represents the total payments that would have otherwise been paid during this period. The Company plans to amortize this prepaid rent expense ratably over the 15 month period. The remaining balance, approximately $19,010,000, was written off and recorded as a restructuring charge as the Company was unable to recognize any future economic benefit attributed to the remaining balance of the letters of credit.

In July 2002, the Company finalized its agreement to exit one of its excess U.S. operating leaseholds in Mountain View, California, adjacent to the Company’s headquarters (the “Excess Headquarter Lease Termination”). As stipulated in the Excess Headquarter Lease Termination, the Company agreed to pay rent through July 2002 and to waive any rights to any remaining personal property on the premises beyond a specified date. During the quarter ended June 30, 2002, the Company wrote-off all property and equipment located in this excess office space, primarily leasehold improvements and some furniture and fixtures, totaling $1,552,000. This was included in the second restructuring charge recorded in the quarter ended June 30, 2002 (see below).

2001 Restructuring Charge

As discussed in Note 11, during the quarter ended September 30, 2001, the Company revised its European services strategy, initiated efforts to exit certain excess leaseholds and announced a reduction in workforce in an effort to reduce operating costs. As a result, the Company took a total restructuring charge of $48,565,000. As of June 30, 2002, the Company has exited from all of the European leases (see Note 8) and sold all remaining European assets purchased during the pre-construction phase. The collective costs of these European exit activities, primarily the exit of the German leasehold and an additional loss incurred in the sale of the remaining European assets, exceeded the amount estimated by management during the third quarter of 2001. As a result, the Company recorded a second restructuring charge during the quarter ended June 30, 2002 (see 2002 Restructuring Charges below). The reduction in workforce was substantially completed during the fourth quarter of 2001.

A summary of the changes in accrued restructuring charge from December 31, 2001 to September 30, 2002 related to the first restructuring charge is as follows (in thousands) (unaudited):

	Accrued Restructuring Charge as of December 31, 2001	Non-Cash Charges	Cash Payments	Accrued Restructuring Charge as of September 30, 2002
European exit costs	$4,606	$(2,492)	$(2,114)	$—
U.S. lease exit costs	1,512	—	(514)	998
Workforce reduction	272	—	(236)	36

	$6,390	$(2,492)	$(2,864)	$1,034

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the first half of 2002, the Company completed the exit of the European leaseholds and sold all remaining European assets purchased during the pre-construction phase, written-down to $1,700,000 during the quarter ended September 30, 2001, for cash proceeds of $635,000, resulting in an additional loss of $1,065,000. In addition, the Company issued the UK Warrant and Frankfurt Warrant, valued at $702,000 and $725,000, respectively, to the landlords in England and Germany in conjunction with the termination of those leaseholds (see Note 8). Due primarily to the greater than anticipated costs to exit the German leasehold and the greater than anticipated loss on the European equipment sale, the Company fully utilized the remaining restructuring accrual attributed to the exit of the Company’s European operations. As a result, and due to the remaining costs to fully exit Europe, which are primarily fees associated with various professional services, the Company took an additional restructuring charge during the quarter ended June 30, 2002, to complete the European exit activities and to reflect the ongoing efforts to exit from unnecessary U.S. IBX expansion and headquarter office space (see 2002 Restructuring Charges below).

In July 2002, the Company completed the exit of one of the excess U.S. operating leases.

2002 Restructuring Charges

During the quarter ended June 30, 2002, the Company took a second restructuring charge to reflect the Company’s ongoing efforts to exit or amend several unnecessary U.S. IBX expansion and headquarter office space operating leaseholds and to complete the Company’s European exit activities. In addition, in May 2002, the Company implemented a reduction in workforce of less than 10%, primarily in headquarter positions, in an effort to reduce operating costs. As a result, the Company took a total restructuring charge of $9,950,000, primarily related to the Second iStar Amendment option fee of $5,000,000; the write-off of property and equipment, primarily leasehold improvements and some equipment, located in two unnecessary U.S. IBX expansion and corporate headquarter office space operating leaseholds that the Company decided to exit and that do not currently provide any ongoing benefit; the write-off of two U.S. letters of credit related to one U.S. operating leasehold from which the Company has committed to exit; an accrual for the remaining estimated European exit costs and additional U.S. leasehold exit costs and the severance accrual related to the reduction in workforce. The Company continues to work on an exit plan for the excess U.S. operating leases and expects to complete the exit of the U.S. operating leases within the next twelve months. Should it take longer to negotiate the exit of the remaining U.S. leases or the lease settlement amounts exceed the amounts estimated by management, the actual U.S. lease exit costs could exceed the amount estimated and additional restructuring charges may be required. The reduction in workforce was substantially completed during the second quarter of 2002.

During the quarter ended September 30, 2002, the Company recorded an additional restructuring charge due to the exercising of the iStar Lease Option. As a result, the Company released the letters of credit and recorded a non-cash charge of $19,010,000.

A summary of the 2002 restructuring charges is outlined as follows (in thousands) (unaudited):

	Total Restructuring Charge	Non-Cash Charges	Cash Payments	Accrued Restructuring Charge as of September 30, 2002
Second iStar amendment option fee	$5,000	$—	$(5,000)	$—
Write-off of U.S. property and equipment	2,585	(2,585)	—	—
Additional lease exit costs	1,115	—	(581)	534
Write-off of U.S. letters of credit	750	(750)	—	—
Workforce reduction	500	—	(424)	76

Second quarter subtotal	9,950	(3,335)	(6,005)	610
Write-off of iStar letters of credit	19,010	(19,010)	—	—

	$28,960	$(22,345)	$(6,005)	$610

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock Options

During the quarter ended June 30, 2002, the Board of Directors granted options to employees to purchase 3,954,750 shares of common stock at a weighted average exercise price of $0.82 per share under the 2000 Equity Incentive Plan. Most of these grants were the result of an annual grant to all employees made in April 2002.

Senior Secured Credit Facility

As of June 30, 2002, the Company was not in compliance with certain provisions, including the revenue covenant, of the Amended and Restated Senior Secured Credit Facility.

In August 2002, the Company further amended the Amended and Restated Senior Secured Credit Facility as a result of not being in full compliance with all covenants as of June 30, 2002 (the “First Amendment to the Amended and Restated Senior Secured Credit Facility”) (see Note 5). The most significant terms and conditions of the First Amendment to the Amended and Restated Senior Secured Credit Facility are as follows:

•
The Company was granted a full waiver for the covenants that were not in compliance as of June 30, 2002. In addition, the amendment reset the minimum revenue and cash balance and maximum EBITDA loss covenants through September 30, 2002.

•
The Company agreed to repay $5,000,000 of the then outstanding balance of $105,000,000 as of June 30, 2002, which was designated as a tranche B term loan. This amount was repaid in August 2002. In addition, the remaining $20,000,000 available for borrowing under the Amended and Restated Senior Secured Credit Facility, also designated as a tranche B term loan, was permanently eliminated. As a result, the First Amendment to the Amended and Restated Senior Secured Credit Facility reduces the credit facility to a $100,000,000 credit facility, which was designated a tranche A term loan, and which remains fully outstanding as of the date of this filing.

•
The Company must convert at least $100,000,000 of Senior Notes (see Note 4) into common stock or convertible debt on or before November 8, 2002 (the “Senior Note Conversion”). As of September 30, 2002, a total of $147,249,000 of Senior Note principal remains outstanding.

Repayment of principal under the First Amendment to the Amended and Restated Senior Secured Credit Facility begins in March 2003 with the final principal payment due in December 2005. The annual principal payments are as follows (in thousands):

Year Ending:
2003	$8,400
2004	42,000
2005	49,600

Total	$100,000

In connection with the proposed transaction with STT and Pihana (see below), the Company has entered into discussions with its senior lenders on the principal terms for a further amendment to the Amended and Restated Senior Credit Facility and such lenders have agreed to recommend the terms of a further amendment to their committees. The most significant terms and conditions of the proposed amendment are:

•	The Company will be granted a full waiver of previous covenant breaches and will be granted consent to use a certain amount of cash to retire its Senior Notes.

•	Future revenue and EBITDA covenants will be eliminated and the remaining covenants and ratios will be reset consistent with the performance of the combined Company for the remaining term of the loan.

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	The Company will permanently repay $7.5 million of the currently outstanding $100.0 million.

•
The amortization schedule for the Senior Credit Facility will be amended such that the minimum amortization due in 2002-2004 will be significantly reduced and some amortization will be extended to 2006.

In November 2002, the lenders agreed to waive certain conditions of the First Amendment to the Amended and Restated Senior Secured Credit Facility (the “November 2002 Waiver”). The most significant terms and conditions of the November 2002 Waiver are as follows:

•	The Company was granted a waiver of the covenant requiring the Company to convert $100.0 million of Senior Notes by November 8, 2002.

•	The Company was granted a waiver to reset the minimum revenue and maximum EBITDA loss covenants through December 31, 2002 and the minimum cash balance covenant through March 31, 2003.

•
The Company was granted a waiver, subject to certain conditions, of an event of default created by a minimum cash covenant default and a payment default, if any, in existence pursuant to the Wells Fargo Loan (see “Wells Fargo Loan” below).

•
The Company was granted a waiver, subject to certain conditions, of a default or an event of default created by a failure by the Company to make the interest payment due on the Senior Notes in December 2002.

The November 2002 Waiver expires upon the earlier of the closing of the Second Amendment to the Amended and Restated Senior Secured Credit Facility, the termination of the Combination, or December 31, 2002, provided that if the sole reason the Combination has not closed by that date is as a result of pending regulatory and related approvals the date may be extended for up to three successive 30 day periods, but such date shall not be extended past March 31, 2003. If the November 2002 Waiver expires and the Company has not closed the Second Amendment to the Amended and Restated Senior Secured Credit Facility, the Company will be in default under the terms of the First Amendment to the Amended and Restated Senior Secured Credit Facility and the lenders may require the Company to repay all amounts outstanding under the credit facility. The Company does not currently have sufficient cash reserves available to repay the amount outstanding under the loan.

The Company currently anticipates that a final amendment will be put in place prior to the closing of the proposed transaction. This amendment will be subject to the closing of the proposed transaction with STT and Pihana.

The Company does not currently have sufficient cash reserves or alternate financing available to repay the amount outstanding under the First Amendment to the Amended and Restated Senior Secured Credit Facility. If the Company is unable to complete the proposed transaction with STT and Pihana, the Company will again be in breach of the covenants contained in the First Amendment to the Amended and Restated Senior Secured Credit Facility.

Because the Company cannot be certain that it will complete the proposed transaction with STT and Pihana or that it will obtain a final amendment from its senior lenders, the Company has classified the full amount outstanding under the Amended and Restated Senior Secured Credit Facility of $100,000,000 as a current debt obligation on the accompanying balance sheet as of September 30, 2002.

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Wells Fargo Loan

The Wells Fargo Loan (see Note 3) requires the Company to maintain a minimum cash balance at all times. As of June 30, 2002, the Company was not in compliance with this requirement. The Company has not obtained a waiver for this requirement and the bank has rejected a discounted settlement offer. Wells Fargo has filed a lawsuit against the company seeking to force us to obtain a letter of credit in the full amount of the outstanding balance of the Wells Fargo Loan. As a result, the Company have reflected the full amount outstanding under this facility totaling $1.6 million as a current obligation on the accompanying balance sheet as of September 30, 2002. In September 2002, Wells Fargo obtained a writ of attachment to secure payment of the full amount due under its facility, in the event it prevails on its claim against the Company. Wells Fargo has not yet filed a motion for summary judgment, however, it has requested, and the court has granted, a hearing date for the lender’s motion on this matter of December 19, 2002. The Company intends to file a reply to the motion for summary judgment and to defend against Wells Fargo’s lawsuit.

Heller Loan

In August 2002, the Company amended the Heller Loan to secure certain short-term cash deferment benefits (the “Heller Loan Amendment”). Under the original terms of the Heller Loan, the Company borrowed $5,000,000 which was repayable over 36 months at 13% per annum. Under the terms of the Heller Loan Amendment, the Company extended the maturity of the loan by nine months. Commencing September 2002, the Company will benefit from the reduction in monthly payments over the following 14 months thereby deferring approximately $1,200,000 of principal payments. Commencing November 2003, the deferred principal payments will be repaid over the remaining 17 months of the loan ending March 2005. The Heller Loan Amendment has an effective interest rate of approximately 16.5% per annum. As of September 30, 2002, $3,258,000 was outstanding under the Heller Loan.

Severance Agreements

In August 2002, the Company entered into severance agreements with certain of its executive officers. Under the terms of the agreements, the officers are entitled to one year’s salary, bonus and certain healthcare benefits in the event of an involuntary termination.

Officer Loan

In September 2002, the Company negotiated with a non-executive officer of the Company for early repayment of the last remaining employee loan totaling $900,000. A portion of the loan was forgiven to compensate the employee for related out-of-pocket costs of sale of the residence. The remaining amount, totaling $700,000, due under the loan was repaid to the Company in October 2002. No other officer or employee loan exists as of September 30, 2002.

Venture Leasing Loan Agreement

In October 2002, the Company amended the Venture Leasing Loan Agreement to secure certain short-term cash deferment benefits (the “VLL Loan Amendment”). Under the original terms of the Venture Leasing Loan Agreement, the Company borrowed $10,000,000 which was repayable over 42 months at 8.5% per annum plus a 15% balloon interest payment calculated on the original advance amount. Under the terms of the VLL Loan Amendment, the Company extended the maturity of the loan by 24 months. Commencing January 1, 2003, the Company will re-amortize the remaining principal balance and related balloon interest payment over the amended 27 month period ending March 1, 2005. The VLL Loan Amendment has an effective interest rate of approximately 14.7% per annum. As of September 30, 2002, $1,795,000 was outstanding under the Venture Leasing Loan Agreement.

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In connection with the VLL Loan Amendment, the Company granted VLL warrants to purchase 1,030,000 shares of the Company’s common stock at $0.01 per share (the “VLL Loan Amendment Warrants”) and repriced the original remaining VLL Warrants, issued in August 1999, to have an exercise price of $0.01 versus the original $3.00 per share (the “Amended and Restated Original VLL Warrants”). Both the VLL Loan Amendment Warrants and the Amended and Restated Original VLL Warrants are immediately exercisable and the VLL Loan Amendment Warrants expire on October 11, 2007 and the Amended and Restated Original VLL Warrants expire on the original expiration date of June 30, 2006. The fair value of the VLL Loan Amendment Warrants using the Black-Scholes option-pricing model was approximately $220,000 with the following assumptions: fair market value per share of $0.22, dividend yield of 0%, expected volatility of 100%, risk-free interest rate of 4.0% and a contractual life of five years. Such amount will be recorded as a discount to the applicable debt based upon the guidance of APB 14 and will be amortized to interest expense, using the effective interest method, over the remaining life of the VLL Loan Amendment. Following the modification of the Amended and Restated Original VLL Warrants, an additional charge of approximately $45,000 will be recorded as an additional debt discount representing the difference between the fair value of the modified option determined in accordance with the provisions of FAS 123 and the value of the old warrants immediately before its terms were modified.

Headquarters Lease

In October 2002, the Company amended its lease for headquarters in Mountain View, California (the “First Amendment to HQ Lease”). Pursuant to the First Amendment to HQ Lease, the Company was granted the option to terminate the leasehold in exchange for a termination fee of $924,000. The Company paid this fee and exercised this option in October 2002. Provided the Company complies with the terms of the First Amendment to HQ Lease, including the timely payment of its lease obligations for six months, the Company will be permitted to terminate the lease without further penalty and will be entitled to a discharge fee equal to $924,000 at the time the premises are vacated.

Secaucus Lease

In October 2002, the Company amended its lease for its Secaucus IBX Center (the “Second Amendment to the Secaucus IBX Lease”). Pursuant to the terms of the Second Amendment to the Secaucus IBX Lease, commencing October 1, 2002 and expiring March 31, 2004, a portion of the base rent otherwise due for the period will be deferred under January 2005. Commencing January 1, 2005, the portion of the base rent deferred, plus interest calculated thereon, will be repaid to the Secaucus landlord in 36 equal payments ending December 1, 2007.

Combination, Financing and Senior Note Exchange

In October 2002, the Company entered into definitive agreements to purchase all of the issued and outstanding stock of i-STT Pte Ltd, a wholly-owned Internet infrastructure services subsidiary of Singapore Technologies Telemedia (“STT”) Pte Ltd in exchange for $10,000 and approximately 93.7 million shares of common and preferred stock representing approximately 27.5% of the modified fully diluted share amount at closing, and Pihana Pacific, Inc., a leading provider of neutral Internet exchange data center services and managed e-infrastructure services in Asia-Pacific, in exchange for $10,000 and approximately 76.6 million shares of common stock, or approximately 22.5% of the modified fully diluted share amount. As part of the agreement, the Company will not assume options to purchase common stock in either i-STT or Pihana however, the Company will issue warrants to Pihana warrantholders whereby these warrantholders will be entitled to acquire shares of the Company on the same terms and conditions as previously defined in the Pihana warrant agreement. The number of shares to be issued is subject to adjustment based on working capital balance of each Equinix and i-STT and the amount of cash Pihana has at the time of closing. The merged company will continue to operate under the Equinix name and management. The Company anticipates completing the proposed transaction with STT and Pihana by the end of the year.

In order to provide cash to fund the combined operations and to retire and restructure a portion of the outstanding debt, the Company will raise additional capital at the closing. At the closing, we will sell a minimum of $30,000,000 and a maximum of $40,000,000 of convertible secured notes to STT Communications and possibly other investors. The convertible secured notes will be convertible into shares of common stock and shares of our Series A preferred stock at a price of approximately $0.34 per share, which represents a 10% premium over the 30 trading day average closing price of our common stock ending five days prior to signing the combination agreement. Each convertible secured note issued to STT Communications will be convertible into shares of our Series A preferred stock or shares of our Series A-1 preferred stock and will accrue interest at the rate of 14% per annum. All convertible secured notes issued to other investors will be convertible into shares of common stock and accrue interest at the rate of 10% per annum. All interest on the convertible secured notes will be paid in the form of additional notes of the same series. All of the convertible secured notes will mature in November 2007.

Until the second anniversary of the closing, STT Communications will be subject to restrictions on the amount of our voting securities that it may beneficially own. Under the securities purchase agreement, STT Communications may not convert its convertible secured notes or the warrants received in connection with the purchase of such notes into series A preferred stock or common stock, but instead must convert or exercise into shares of our series A-1 preferred stock, if as a result of such conversion, STT Communications and its affiliates would hold more than 40% of our outstanding voting stock.

The convertible secured notes issued to STT Communications will be collateralized by a first priority lien on all of i-STT’s assets and the assets of Pihana’s Singapore subsidiary. All of the convertible secured notes will be secured by a second priority lien on substantially all of our other assets.

As additional consideration for the convertible secured notes, a warrant to purchase approximately 8.25% of the outstanding shares of the combined company will be issued to the purchasers on these notes. Warrants issued to STT Communications will be exercisable for shares of our Series A preferred stock or shares of our Series A-1 preferred stock depending on whether STT Communications would exceed the 40% voting stock threshold described above. All other warrants will be exercisable for shares of our common stock. Each warrant will initially be exercisable for $0.01 per share.

In addition, at the closing the Company will issue cash trigger warrants to the purchasers of the convertible secured notes. The holders of the cash trigger warrants will have the right, but not the obligation, to purchase shares of common stock or non-voting series A-1 preferred stock. The cash trigger warrants will become exercisable upon a default in our minimum cash covenant under our Senior Secured Credit Facility or failure by Equinix to make principal and interest payments on amounts outstanding under our credit facility when due. The maximum value of shares that may be purchased under the cash trigger warrants is $30,000,000. The maximum value of shares that may be purchased upon any one exercise of the cash trigger warrants is equal to the amount of (i) any shortage of cash under our cash covenant or any missed principal and interest payment, plus (ii) $5,000,000.

As a condition to closing the combination and financing, the Company is required to substantially reduce the outstanding amount of Senior Notes so that no more than $22.3 million is outstanding. This condition requires the Company to retire at least $124.9 million of outstanding Senior Notes unless two of the three combining companies agree to waive the condition. Prior to signing the combination agreement, the Company received offers to exchange outstanding Senior Notes from the holders of $101.2 million of Senior Notes, leaving more than $23.7 million additional Senior Notes that the Company is required to exchange in the Senior Note exchange in order to close the combination and the financing. In connection with the combination and financing, the Company will make an offer to exchange cash and shares of the Company’s common stock for all of the Company’s outstanding Senior Notes. Holders of the Company’s Senior Notes will receive an amount of cash and shares of the Company’s common stock based on the aggregate principal amount of Senior Notes exchanged as described in the following tables. The amount of cash and the number of shares exchanged for each Senior

Note will vary depending on the aggregate amount of Senior Notes exchanged. The first table describes the amount the Company will pay for every $1.00 of principal of Senior Notes exchanged, while the second table describes the aggregate amount the Company will pay to all holders who exchange their Senior Notes.

Consideration per $1.00 principal amount of Senior Notes exchanged

Total Principal Amount Exchanged ($ in millions)*			Stock Consideration**		Value of Stock Consideration***		Total Consideration per $1.00 Exchanged
Equal to or greater than:	but less than:	Cash Consideration	Minimum Shares	Maximum Shares	Minimum Value	Maximum Value	Minimum Consideration	Maximum Consideration
$115.0	$125.0	$0.13	.432	.469	$0.12	$0.13	$0.25	$0.26
$125.0	$132.5	$0.14	.361	.383	$0.10	$0.11	$0.24	$0.25
$132.5	$140.0	$0.15	.300	.317	$0.08	$0.09	$0.23	$0.24
$140.0	$147.2	$0.16	.248	.261	$0.07	$0.07	$0.23	$0.23
$147.2	NA	$0.17	.212	.212	$0.06	$0.06	$0.23	$0.23

Aggregate consideration for Senior Notes exchanged

Total Principal Amount Exchanged ($ in millions)*					Aggregate Value of Stock Consideration ($ in millions)***
Equal to or greater than:	but less than:	Maximum Aggregate Cash Consideration ($ in millions)	Aggregate Stock Consideration (% of Fully Diluted Capitalization)	Aggregate Stock Consideration (shares in millions)**	Minimum Value	Maximum Value
$115.0	$125.0	$16.3	11%	54.0	$15.1	$16.5
$125.0	$132.5	$18.6	10%	47.9	$13.4	$14.6
$132.5	$140.0	$21.0	9%	42.1	$11.8	$12.8
$140.0	$147.2	$23.6	8%	36.5	$10.2	$11.1
$147.2	NA	$25.0	7%	31.2	$8.7	$9.4

*	For purposes of these tables, the Company has assumed a minimum of $115.0 million of Senior Notes are exchanged.
**
For purposes of these tables, the Company has assumed the Company will issue $30.0 million of convertible secured notes and related warrants in the financing. In addition, the actual number of shares issued per $1.00 in principal amount of Senior Notes is dependent on the principal amount of Senior Notes exchanged within each range. For example, if $115.0 million of Senior Notes are exchanged, a total of 0.469 shares of common stock will be issued per $1.00 in principal amount of Senior Notes. If $125.0 million of Senior Notes are exchanged, a total of 0.432 shares of common stock will be issued per $1.00 in principal amount of Senior Notes. Amounts exchanged between $115.0 million and $125.0 million will result in a sliding scale of common shares issued of between 0.469 and 0.432 shares.

***	Stock value based on the closing price of the Company’s common stock on The Nasdaq National Market on November 22, 2002 of $0.28.
****
Indicates aggregate percentage of the Company’s stock to be held by holders who participate in the Senior Note exchange at the closing, calculated on a fully-diluted, treasury stock basis after giving effect to the actual number of shares issuable in connection with the combination, the financing and the Senior Note exchange. The shares delivered will be allocated pro rata among the holders of Senior Notes to be exchanged.

Prior to closing, the Company will commence an exchange offer for all of its outstanding Senior Notes, and the holders of the Senior Notes will have 20 business days to tender their Senior Notes to the Company in exchange for the consideration described above. See “The Senior Note Exchange” beginning on page 81.

Management expects to recognize a substantial gain in the period that such debt is extinguished.

REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholders
i-STT Pte Ltd

We have audited the accompanying consolidated balance sheets of i-STT Pte Ltd and subsidiaries (the “Company”), as of December 31, 2001 and 2000 and the related consolidated statements of operations, changes in equity and cash flows for the year ended December 31, 2001 and the period from the inception date of January 3, 2000 to December 31, 2000. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of i-STT Pte Ltd and subsidiaries as of December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for the year ended December 31, 2001 and the period from the inception date of January 3, 2000 to December 31, 2000 in conformity with Singapore Statements of Accounting Standard.

Singapore Statements of Accounting Standard vary in certain significant respects from accounting principles generally accepted in the United States of America. Application of accounting principles generally accepted in the United States of America would have affected results of operations for the year ended December 31, 2001 and the period from the inception date of January 3, 2000 to December 31, 2000, and shareholders’ equity as of December 31, 2001 and 2000, to the extent summarized in Note 27 to the consolidated financial statements.

/s/    KPMG
Certified Public Accountants
Singapore
October 25, 2002

i-STT PTE LTD AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In thousands of US dollars)

		Period	Years
	Notes	September 30, 2002	December 31, 2001	December 31, 2000
		(unaudited)
ASSETS
Current assets:
Inventories		$42	$17	$1,051
Cash at banks and on hand		1,575	2,670	5,053
Accounts receivable, net	3	706	797	3,370
Prepaids and other current assets	4	733	844	2,073
Amounts due from related parties	5	1,644	1,634	474

Total current assets		4,700	5,962	12,021
Property, plant and equipment, net	6	12,765	16,035	14,057
Intangible assets, net	7	889	1,476	4,476
Investments in equity-accounted affiliates	8	—	—	115

Total assets		$18,354	$23,473	$30,669

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses		$1,401	$1,874	$4,661
Amounts owing to related parties	5	19,258	17,083	16,921
Current portion of borrowings	9	717	413	177
Other current liabilities	10	1,946	3,209	10,506

Total current liabilities		23,322	22,579	32,265
Borrowings, less current portion	9	464	545	229
Minority interests		—	175	597

Total liabilities		23,786	23,299	33,091
Shareholders’ equity:
Paid-in capital	11	31,024	31,024	12,647
Accumulated deficit		(35,815)	(30,214)	(14,427)
Other reserves	12	(641)	(636)	(642)

Total shareholders’ equity		(5,432)	174	(2,422)

Total liabilities and shareholders’ equity		$18,354	$23,473	$30,669

The accompanying notes form an integral part of these financial statements.

i-STT PTE LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of US dollars)

	Notes			Year Ended December 31, 2001	For the Period from January 3, 2000 to December 31, 2000
		Nine Months Ended September 30,
		2002	2001
		(unaudited)
Revenues	13	$8,141	$9,828	$12,191	$10,742
Cost of revenues		(9,353)	(17,671)	(20,565)	(16,879)

Gross loss		(1,212)	(7,843)	(8,374)	(6,137)

Operating expenses:
Sales and marketing		(1,167)	(3,809)	(3,716)	(2,804)
General and administrative		(2,962)	(8,490)	(10,195)	(5,604)
Impairment loss/loss on deconsolidation of subsidiary	14	—	(1,994)	(1,994)	—
Other operating expenses		(318)	(2,171)	(2,055)	(163)

Total operating expenses		(4,447)	(16,464)	(17,960)	(8,571)

Loss from operations		(5,659)	(24,307)	(26,334)	(14,708)
Other income	15	211	11	44	89
Interest expense	16	(329)	(778)	(967)	(229)
Share of loss of equity-accounted affiliates		—	(113)	(113)	(103)

Net loss before taxation	17	(5,777)	(25,187)	(27,370)	(14,951)
Taxation	18	—	—	—	—

Net loss after taxation		(5,777)	(25,187)	(27,370)	(14,951)
Minority interests		176	348	411	524

Net loss for the year		$(5,601)	$(24,839)	$(26,959)	$(14,427)

The accompanying notes form an integral part of these financial statements.

i-STT PTE LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
(In thousands of US dollars)

	Share capital	Goodwill written off	Translation reserve	Accumulated losses	Total
At January 3, 2000 (date of inception)	$—	$—	$—	$—	$—
Share issue	12,647	—	—	—	12,647
Excess of net assets of i-STT Hong Kong acquired over cost of acquisition (note 1)	—	24	—	—	24
Goodwill arising from acquisition of business	—	(676)	—	—	(676)
Exchange differences on translation of financial statements	—	—	10	—	10
Net loss for the period	—	—	—	(14,427)	(14,427)

At December 31, 2000	12,647	(652)	10	(14,427)	(2,422)
Share issue	18,377	—	—	—	18,377
Exchange differences on translation of financial statements	—	—	(296)	—	(296)
Liquidation of i-STT Hong Kong
—amounts charged against income	—	652	(350)	—	302
—derecognition of liabilities owing to STTC	—	—	—	11,172	11,172
Net loss for the year	—	—	—	(26,959)	(26,959)

At December 31, 2001	31,024	—	(636)	(30,214)	174
Exchange differences on translation of financial statements (unaudited)	—	—	(5)	—	(5)
Net loss for the period (unaudited)	—	—	—	(5,601)	(5,601)

At September 30, 2002 (unaudited)	$31,024	$—	$(641)	$(35,815)	$(5,432)

The accompanying notes form an integral part of these financial statements.

i-STT PTE LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of US dollars)

	Nine Months Ended September 30,		Year Ended December 31, 2001	For the Period from January 3, 2000 to December 31, 2000
	2002	2001
	(unaudited)
Cash flows from operating activities:
Net loss before taxation	$(5,777)	$(25,187)	$(27,370)	$(14,951)
Adjustments to reconcile net loss before taxation to net cash used in operating activities:
Depreciation	3,713	2,967	5,329	2,576
Amortization of intangible assets	647	2,692	2,418	846
Allowance for doubtful accounts	77	539	129	34
Allowance for stock obsolescence	—	13	—	—
(Gain)/Loss on disposal of property, plant and equipment	3	—	(3)	—
Impairment loss/loss on deconsolidation of i-STT Hong Kong Limited	—	1,994	1,994	—
Intangible assets written off	—	1,294	1,294	—
Interest expense	329	778	967	229
Interest income	(2)	(2)	(2)	(85)
Property, plant and equipment written off	—	521	521	—
Share of loss of equity-accounted affiliates	—	113	113	103

	(1,010)	(14,278)	(14,610)	(11,248)
Changes in operating assets and liabilities:
Inventories	(25)	86	121	(1,052)
Accounts receivable	(5)	358	1,195	(4,057)
Prepaids and other current assets	90	109	(170)	(1,278)
Accounts payable and accrued expenses	(433)	842	(2,087)	8,537
Other current liabilities	(115)	(1,167)	(513)	2,390
Balances with related parties (net)	(559)	369	(139)	322

Cash used in operations	(2,057)	(13,681)	(16,203)	(6,386)
Interest received	2	2	2	85
Interest paid	(329)	(778)	(967)	(229)

Net cash used in operating activities	(2,384)	(14,457)	(17,168)	(6,530)

Cash flows from investing activities:
Acquisition of subsidiaries	—	—	—	448
Acquisition of equity-accounted affiliates	—	—	—	(219)
Deconsolidation of subsidiary	—	(308)	(308)	—
Increase in net amounts due to equity-accounted affiliates	—	—	—	(142)
Purchases of property, plant and equipment	(1,430)	(14,060)	(14,871)	(12,245)
Proceeds from sale of property, plant and equipment	47	23	589	—
Purchase of intangible assets	(21)	(785)	(911)	(5,614)

Net cash used in investing activities	(1,404)	(15,130)	(15,501)	(17,772)

Cash flows from financing activities:
Contributions from minority shareholders	—	—	—	744
Finance lease liabilities	(212)	(116)	(171)	—
Loan from immediate holding company	2,298	24,597	29,992	16,072
Loan from minority shareholder of a subsidiary	—	422	422	—
Proceeds from issuance of shares	—	—	—	12,647
Proceeds from bank loans	517	555	727	—

Net cash provided by financing activities	2,603	25,458	30,970	29,463

Net (decrease)/increase in cash and cash equivalents	(1,185)	(4,129)	(1,699)	5,161
Cash and cash equivalents at beginning of period	2,604	5,053	5,053	—
Effect of foreign currency exchange rates on cash and cash equivalents	156	107	(750)	(108)

Cash and cash equivalents at end of period	$1,575	$1,031	$2,604	$5,053

Cash and cash equivalents comprised of:
Cash at banks and on hand	$1,575	$1,031	$2,670	$5,053
Bank overdraft	—	—	(66)	—

	$1,575	$1,031	$2,604	$5,053

The accompanying notes form an integral part of these financial statements.

i-STT PTE LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)
(In thousands of US dollars)

The Company acquired intangible assets with an aggregate cost of approximately $5,345 of which approximately $630 was acquired by means of finance leases for the year ended December 31, 2000.

In 2001, the Company issued $18,377 of share capital through the capitalization of loans owing to the parent company.

Effects of acquisition and deconsolidation of i-STT Hong Kong:

	Deconsolidation 2001	Acquisition 2000
Net assets deconsolidated/acquired:
Property, plant and equipment	$3,339	$378
Inventories	861	—
Receivables, deposits and prepayments	2,506	228
Cash at bank and in hand	308	1,048
Payables and accruals	(5,599)	(614)
Loan from STTC	(11,172)	—

	(9,757)	1,040
Minority interests	(423)	(416)

	(10,180)	624
Goodwill	652	(24)
Write-off of amount due from subsidiary	350	—

	(9,178)	600
Gain on derecognition of loan owing to STTC	11,172	—
Loss on deconsolidation of subsidiary charged against income	(1,994)	—

	$—	$600

Cash consideration	$—	$(600)
Cash at bank and on hand (disposed)/acquired	(308)	1,048

Effects on (deconsolidation)/acquisition	$(308)	$448

The accompanying notes form an integral part of these financial statements.

i-STT PTE LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of US dollars)

These notes form an integral part of the financial statements. The financial statements were authorized for issue by the directors on October 25, 2002. The results and balances included in the historical consolidated financial statements of the Company have been prepared on a carve-out basis to represent the operating net assets and related historical results of the i-STT businesses, previously included within STTC until 2001. As of and for the year ended December 31, 2001 and the period from the inception date of January 3, 2000 to December 31, 2000 and the nine months ended September 30, 2002 and 2001, these operations have been included in the historical consolidated financial statements as if they had been part of the Company through each of the periods presented.

1.     Domicile and Activities

i-STT Pte Ltd (the “Company” and “i-STT”) is incorporated in the Republic of Singapore and has its registered office at 51 Cuppage Road, #10-11/17, Starhub Centre, Singapore 229469.

The Company is a wholly-owned subsidiary of STT Communications Ltd (“STTC”), which is itself a majority-owned subsidiary of Singapore Technologies Pte Ltd (“ST”). ST is ultimately wholly-owned by Temasek Holdings (Private) Limited (“Temasek”), the holding company through which the corporate investments of the government of Singapore are held. All these parent companies are incorporated in Singapore.

The Company was formed on January 3, 2000 to operate a data center business in Singapore.

On January 4, 2000, STTC acquired 60% of the equity of i-STT Hong Kong Limited (“i-STT Hong Kong”) in an acquisition accounted for as a purchase. Subsequently, on June 4, 2001, STTC contributed its shares in i-STT Hong Kong to the Company.

On May 3, 2000, i-STT Nation Limited (“i-STT Thailand”) was incorporated with STTC contributing cash for an equity stake of 60%. Subsequently, on April 4, 2001, STTC contributed its shares in i-STT Thailand to the Company.

As the transfer of i-STT Hong Kong and i-STT Thailand to the Company both represented transactions between companies under common control, the assets and liabilities of i-STT Hong Kong and i-STT Thailand were consolidated by the Company at their historical cost to STTC in a manner similar to the pooling of interests method.

On September 13, 2001, i-STT Hong Kong commenced liquidation proceedings in a creditors’ voluntary liquidation. Under the laws of Hong Kong, the Company does not have any obligations in relation to liabilities of i-STT Hong Kong which cannot be repaid out of liquidation funds. The Company deconsolidated i-STT Hong Kong upon the commencement of liquidation proceedings, derecognizing all assets and liabilities.

In 2001, the Company also commenced operations in Malaysia and China. The operations in Malaysia were terminated later in 2001.

The Company currently has operations in Singapore, China and Thailand.

The Company has operated as a wholly-owned subsidiary of STTC. It has not been the practice of STTC to charge the Company for corporate expenses incurred by STTC in relation to the management of and services rendered to the Company. Following the completion of the acquisition of the Company by Equinix, Inc as described in note 26 to the financial statements, the Company will cease to be controlled by STTC. The

i-STT PTE LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of US dollars)

Company will be required to manage all functions as a subsidiary of Equinix, Inc. Any expenses incurred by STTC in relation to the Company’s business will thereafter be charged to the Company.

The Company has experienced operating losses since its inception as a result of efforts to build its business. The Company expects to continue to focus on increasing its customer base and geographic coverage. The Company believes that the market for data center services will be highly competitive. There can be no assurance that growth in the Company’s revenues or customer base will continue or that the Company will be able to achieve or sustain profitability or cash flow.

The financial statements have been prepared on a going concern basis as STTC has indicated that it will continue to give such financial support to the Company as is necessary to enable it to continue its operations and meet its liabilities as and when they fall due.

2.     Summary of Significant Accounting Policies

The financial statements have been prepared in accordance with Singapore Statements of Accounting Standard (“SAS”) issued by the Institute of Certified Public Accountants of Singapore. They are drawn up in accordance with the historical cost basis. Amounts are expressed in thousands of US dollars.

The preparation of financial statements in conformity with SAS requires the Company’s management to make a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Interim Financial Data

The consolidated interim financial statements as of September 30, 2002 and for the nine months ended September 30, 2001 and 2002 have been prepared in accordance with SAS and are unaudited. In the opinion of management, they have been prepared using accounting policies and methods of computation consistent with those applied in the financial statements as of and for the year ended December 31, 2001 and the period from January 3 to December 31, 2000 and reflect all normal and recurring adjustments which are necessary to present this data fairly. The results for the nine months ended September 30, 2002 are not necessarily indicative of results for the full year. The interim financial statements do not include all of the information and notes required by SAS for complete financial statements and should be read in conjunction with the audited financial statements.

Changes in Accounting Standards

On January 1, 2001, the Company adopted nine new accounting standards: SAS 8—Net Profit or Loss for the Period, Fundamental Errors and Changes in Accounting Policies, SAS 10 (revised 2000)—Events After the Balance Sheet Date, SAS 17 (2000)—Employee Benefits, SAS 22 (revised 2000)—Business Combinations, SAS 31 (2000)—Provisions, Contingent Liabilities and Contingent Assets, SAS 32 (2000)—Financial Instruments: Disclosure and Presentation, SAS 34 (2000)—Intangible Assets, SAS 35 (2000)—Discontinuing Operations and SAS 36 (2000)—Impairment of Assets.

On January 1, 2002, the Company adopted SAS 12 (2000)—Income Tax, SAS 37 (2000)—Information Reflecting the Effects of Changing Prices and SAS 38 (2001)—Financial Reporting in Hyperinflationary Economies.

i-STT PTE LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of US dollars)

Subsidiaries

A subsidiary is a company in which the Company, directly or indirectly, holds more than half of the issued share capital, or controls more than half of the voting power, or controls the composition of the board of directors.

Acquisitions of subsidiaries from related corporations controlled by the ultimate holding company, Temasek, are accounted for as reconstructions of businesses under common control using the historical cost method similar to the “pooling of interests” method.

Under the historical cost method, the acquired assets and liabilities are recorded at their existing carrying amounts. The consolidated financial statements include the results of operations, and the assets and liabilities, of the merged enterprises for the earlier periods when they were held by STTC. Similarly, the consideration paid for these transactions are accounted for at their original cost to STTC.

All other acquisitions with unrelated parties are accounted for under the purchase method.

The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases. Where the share of minority shareholders in a subsidiary has been eliminated through losses, the Company ceases accounting of the minority share of further losses.

Goodwill and fair value adjustments to the carrying amounts of assets and liabilities arising on the acquisition of foreign subsidiaries are determined and are translated using exchange rates at the date of acquisition.

Assets and liabilities are translated into US dollars at rates of exchange ruling at the balance sheet date. Income, expenses and cash flows are translated at average rates prevailing during the period. Translation differences are recorded as a separate component of shareholders’ equity.

Equity-Accounted Affiliates

An associate is an enterprise in which the Company has significant influence, but not control or joint control, over its management, including participation in financial and operating policy decisions.

A jointly-controlled entity is an entity which operates under a contractual arrangement between the Company and other parties, where the contractual arrangement establishes that the Company and one or more of the other parties share joint control over the economic activities of the entity.

Associates and jointly-controlled entities are accounted for under the equity method and are initially recorded at cost and adjusted thereafter for post-acquisition changes in the Company’s share of their net assets.

When the equity-accounted value has been reduced to zero as a result of losses, the Company ceases equity accounting unless the Company has undertaken to be responsible for the liabilities of the affiliate.

i-STT PTE LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of US dollars)

Foreign Currency Translation

Monetary assets and liabilities in foreign currencies are translated into functional currencies at rates of exchange ruling at the balance sheet date. Transactions in foreign currencies are translated at rates ruling on transaction dates. Translation differences are dealt with through the statement of operations.

For reporting purposes, assets and liabilities are translated into US dollars at rates of exchange ruling at the balance sheet date. Share capital and retained earnings are translated into US dollars at historical rates. Income and expense items are translated into US dollars at the average rate for the year. Exchange differences arising on translation into US dollars are dealt with as movements in the Translation Reserve.

Property, Plant and Equipment

Items of property, plant and equipment are stated at cost less accumulated depreciation and impairment losses.

The carrying amounts of property, plant and equipment are reviewed annually to determine whether they are in excess of their recoverable amounts at the balance sheet date. If the carrying value exceeds the recoverable amount, the asset is written down to the lower amount.

No depreciation is provided in respect of property, plant and equipment which are under construction or installation, nor an asset which has not been put into use or operation. Depreciation is provided on a straight-line basis so as to write off items of property, plant and equipment over their estimated useful lives as follows:

Leasehold improvement	shorter of lease term and 5 years
Plant and machinery	2-10 years
Office equipment, furniture, fittings and fixtures	3-5 years

Assets acquired on finance leases (capital leases) are capitalized in the financial statements and the corresponding obligation treated as a liability. The total interest, being the difference between the total installments payable and the capitalized amount, is charged to income over the period of such lease arrangements in equal monthly installments to produce a constant rate of charge on the balance of capital repayments outstanding.

Intangible Assets

Computer software

Computer software is stated at cost less accumulated amortization and impairment losses. Amortization is charged over its estimated useful life of 2 to 3 years on a straight line basis commencing from the effective date of the license or the date when the asset is available for use.

Goodwill

On January 1, 2001 the Company adopted the provisions of the revised Singapore Statement of Accounting Standard 22 (revised 2000): Business Combinations. The revised standard requires that goodwill on consolidation be amortized from the date of initial recognition over its estimated useful life of not more than twenty years. Upon disposal, unamortized goodwill is realized and charged against the gain or loss on disposal.

i-STT PTE LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of US dollars)

Under the old standard, goodwill was written off against shareholders’ equity at the date of acquisition. Goodwill which had been written off under the old standard remained written off upon the adoption of the revised standard. Upon a future disposal of a subsidiary, the relevant goodwill previously written off against shareholders’ equity will be charged against the gain or loss on disposal.

Inventories

Inventories are stated at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

Receivables and Payables

Trade and other receivables and payables (including balances with related parties) are stated at cost, less allowance for any doubtful receivables.

Impairment

The carrying amounts of the Company’s assets, other than inventories, are reviewed at each balance sheet date to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated. For intangible assets that are not yet available for use, the recoverable amount is estimated at each balance sheet date.

An impairment loss is recognized whenever the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount.

Cash and Cash Equivalents

Cash and cash equivalents comprise cash on hand, bank deposits and highly liquid investments which are readily convertible to cash and which are subject to an insignificant risk of changes in value, net of bank overdrafts which are repayable on demand and which form an integral part of the Company’s cash management.

Provisions

A provision is recognized in the balance sheet when the Company has a legal or constructive obligation as a result of a past event, and it is probable that an outflow of economic benefits will be required to settle the obligation.

Income Tax

Income tax on the results for the year comprises current and deferred tax. Income tax is recognized in the statement of operations except to the extent that it relates to items recognized directly to equity, in which case it is recognized in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantially enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years.

Deferred tax is provided using the balance sheet liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for

i-STT PTE LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of US dollars)

taxation purposes. The following temporary differences are not provided for: goodwill not deductible for tax purposes, the initial recognition of assets or liabilities that affect neither accounting nor taxable profit, and differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantially enacted at the balance sheet date.

A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realized. Additional income taxes that arise from the distribution of dividends are recognized at the same time as the liability to pay the related dividend.

Revenue Recognition

Revenue from fixed monthly service contracts is recognized ratably over the contract term. Revenue for variable rate services contracts is recognized upon the delivery of services on the basis of objectively determinable factors. Revenue from product sales is recognized when the products are delivered and accepted by customers. Installation services revenue is recognized upon performance of the service and acceptance by customers, however upfront installation fees are recognized immediately. Bandwidth resales are recognized over the term of the contract on a gross basis as a principal where the Company is responsible for delivery of the services, has full pricing discretion and assumes the credit risk relating to the resale. Fees for the provision of e-business services as rendered in accordance with the contract terms are recognized progressively, except where the percentage of completion of work cannot be reasonably estimated, in which case fees are recognized upon completion of the contract.

Operating Leases

Where the Company has the use of assets under operating leases, payments made under the leases are recognized in the statement of operations on a straight-line basis over the term of the lease. Lease incentives received are recognized in the statement of operations as an integral part of the total lease payments made.

Borrowing Costs

Borrowing costs are expensed in the period in which they are incurred, except to the extent that they are capitalized as being directly attributable to the acquisition, construction or production of an asset which necessarily takes a substantial period of time to prepare for its intended use or sale.

Employee Benefits

Contributions to defined contribution plans are recognized as an expense when incurred.

No employee compensation expense is recorded for share options granted to employees. Upon the exercise of the options, the cash received is recorded against share capital and share premium.

Related Parties

For the purposes of these financial statements, parties are considered to be related to the Company if the Company has the ability, directly or indirectly, to control the party or exercise significant influence over the party

i-STT PTE LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of US dollars)

in making financial and operating decisions, or vice versa, or where the Company and the party are subject to common control or common significant influence. Related parties may be individuals or other entities.

3.    Accounts Receivables

	2001	2000
Trade receivables	$956	$3,404
Less:
Allowance for doubtful receivables	(159)	(34)

	$797	$3,370

4.    Prepaids and Other Current Assets

	2001	2000
Deposits	$48	$23
Prepaid expenses	217	1,123
Tax recoverable	203	48
Other receivables	376	879

	$844	$2,073

5.    Balances with Related Parties

	September 30, 2002	2001	2000
	(unaudited)
Due from:
STTC—trade	$18	$31	$—
Intermediate parent—trade	—	64	—
Equity-accounted associates—non-trade	—	—	232
Other related parties
—trade	1,470	1,450	90
—non-trade	156	89	152

	$1,644	$1,634	$474

Due to:
STTC—non-trade	$17,889	$15,482	$16,199
Intermediate parent—trade	—	—	235
Jointly-controlled entity—non-trade	—	—	89
Other related parties
—trade	679	825	38
—non-trade	690	776	360

	$19,258	$17,083	$16,921

All balances with related parties are interest-free, except for $14,443 and $15,666 due to STTC as of December 31, 2001 and 2000, respectively, which bore interest at floating rates ranging from 1.7% to 7.3% per annum in 2001 and 3.7% to 8.2% per annum in 2000.

i-STT PTE LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of US dollars)

6.    Property, Plant and Equipment

	Assets under construction	Leasehold improvement	Plant and machinery	Office equipment, furniture, fittings and fixtures	Total
Cost
Additions	$1,658	$956	$12,853	$1,276	$16,743
Translation difference	(57)	(1)	(60)	(3)	(121)

At December 31, 2000	1,601	955	12,793	1,273	16,622
Additions	2,186	432	9,397	474	12,489
Disposals	—	(2)	(936)	(56)	(994)
Write-off	—	—	(1,153)	—	(1,153)
Deconsolidation of subsidiary	—	(904)	(2,873)	(921)	(4,698)
Transfers/reclassifications	(3,647)	672	1,484	1,491	—
Translation difference	(46)	(71)	(790)	(57)	(964)

At December 31, 2001	$94	$1,082	$17,922	$2,204	$21,302

Accumulated depreciation
Charge for the year	$—	$65	$2,353	$158	$2,576
Translation difference	—	—	(11)	—	(11)

At December 31, 2000	—	65	2,342	158	2,565
Charge for the year	—	347	4,403	579	5,329
Disposals	—	—	(414)	(17)	(431)
Write-off	—	—	(632)	—	(632)
Deconsolidation of subsidiary	—	(234)	(784)	(341)	(1,359)
Reclassifications	—	77	(155)	78	—
Translation difference	—	(12)	(175)	(18)	(205)

At December 31, 2001	$—	$243	$4,585	$439	$5,267

Net Book Value
December 31, 2001	$94	$839	$13,337	$1,765	$16,035

December 31, 2000	$1,601	$890	$10,451	$1,115	$14,057

i-STT PTE LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of US dollars)

7.    Intangible Assets

Computer software
Cost
Additions	$5,345
Translation difference	(27)

December 31, 2000	5,318
Additions	911
Disposals	(649)
Written off	(2,830)
Translation difference	(219)

December 31, 2001	$2,531

Amortization
Amortization charge	$846
Translation difference	(4)

December 31, 2000	842
Amortization charge for the year	2,418
Disposals	(620)
Written off	(1,536)
Translation difference	(49)

December 31, 2001	$1,055

Carrying amount
December 31, 2001	$1,476

December 31, 2000	$4,476

Intangible assets include computer software with carrying amounts of $282 and $507 as of December 31, 2001 and 2000, respectively, acquired under finance leases.

8.    Investments in Equity-Accounted Affiliates

	2001	2000
Unquoted equity shares, at cost	$219	$219
Share of post-acquisition losses	(216)	(103)
Translation difference	(3)	(1)

	$—	$115

i-STT PTE LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of US dollars)

Details of the equity-accounted affiliates are as follows:

Name	Principal activities	Place of incorporation/ business	Effective percentage of equity interest held
			2001%	2000%
Associate
Elipva Hong Kong/ China Limited	E-commerce solutions	Hong Kong	35	35

Jointly-controlled entity
i-STT Macau Limited (held through i-STT Hong Kong which commenced liquidation on September 13, 2001)	Development and provision of info-communication infrastructure solutions and services	Hong Kong	50	50

The Company’s share of the jointly-controlled entity’s post-acquisition results, assets and liabilities is as follows:

	2001	2000
Revenue	$—	$—
Expenses	105	21

Non-current assets	$—	$2
Current assets	—	109
Current liabilities	—	(3)

Net assets	$—	$108

9.    Borrowings

	September 30, 2002	2001	2000
	(unaudited)
Current liabilities
Bank overdrafts (secured)	$—	$66	$—
Interest-bearing loans	717	217	—
Finance lease liabilities	—	130	177

	$717	$413	$177

Non-current liabilities
Interest-bearing loans	$464	$458	$—
Finance lease liabilities	—	87	229

	$464	$545	$229

The bank loan undertaken by a subsidiary in 2001 is secured by proportionate corporate guarantees for Thai Baht 260,000,000 (equivalent to $5,954 as of December 31, 2001) extended by STTC and Nation Multimedia Group Public Company Limited, Thailand in the proportions of 60% and 40% respectively. The loan is repayable in 10 quarterly installments commencing 2½ years from the date of first drawing.

i-STT PTE LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of US dollars)

The Company’s finance lease obligations are repayable as follows:

	2001			2000
	Payments 2001	Interest 2001	Principal 2001	Payments 2000	Interest 2000	Principal 2000
Repayable within 1 year	$135	$5	$130	$189	$12	$177
Repayable after 1 year but within 5 years	88	1	87	236	7	229

	$223	$6	$217	$425	$19	$406

10.    Other Current Liabilities

	2001	2000
Accounts payable for purchase of property, plant and equipment	$1,462	$3,993
Loan from minority shareholder of a subsidiary	458	—
Others	1,289	6,513

	$3,209	$10,506

The loan from a minority shareholder of a subsidiary is unsecured, and bears interest at 2% per annum. The loan is for a six month term with an option to renew at the end of the period.

11.    Share Capital
(in thousands of US dollars except share data)

	2001		2000
	No. of shares	$	No. of shares	$
Authorized:
200,000,000 ordinary shares of Singapore dollars S$1.00 each	200,000,000	120,272	200,000,000	120,272

Issued and fully paid:
Upon incorporation	—	—	2	—
At beginning of the year	22,000,000	12,647	—	—
Shares issued during the year:
—At $0.58692 each	—	—	999,998	587
—At $0.57428 each	—	—	21,000,000	12,060
—At $0.57428 each	32,000,000	18,377	—	—

At end of the year	54,000,000	31,024	22,000,000	12,647

12.    Other Reserves

Other reserves comprise foreign exchange differences arising from the translation of the financial statements of the Company and its subsidiaries.

i-STT PTE LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of US dollars)

13.    Revenue

	2001	2000
Equipment sales	$2,682	$1,529
Data center services	7,338	632
e-Businesses	448	917
Voice services	1,723	7,664

	$12,191	$10,742

14.    Loss on Deconsolidation of Subsidiary

On September 13, 2001, i-STT Hong Kong commenced liquidation proceedings in a creditors’ voluntary liquidation. Under the laws of Hong Kong, the Company does not have any obligations in relation to liabilities of i-STT Hong Kong which cannot be repaid out of liquidation funds. The Company recorded a loss on deconsolidation of $1,994. This represented the excess of i-STT Hong Kong’s external liabilities over its assets at the date of abandonment.

15.    Other Income

	2001	2000
Gain on disposal of property, plant and equipment	$3	$—
Interest income from bank deposits	2	85
Other services	39	4

	$44	$89

16.    Interest Expense

	2001	2000
Immediate parent company	$913	$224
Banks	38	—
Finance leases	13	5
Minority shareholders	3	—

	$967	$229

17.    Net Loss Before Taxation

	2001	2000
Loss before taxation has been arrived at after charging or crediting the following:
Allowances for doubtful trade receivables	$125	$34
Amortization of intangible assets	2,418	846
Depreciation of property, plant and equipment	5,329	2,576
Exchange loss	18	22
Loss on deconsolidation of subsidiary	1,994	—
Intangible assets written off	1,294	—
Operating leases	1,387	779
Property, plant and equipment written off	521	—

i-STT PTE LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of US dollars)

18.    Taxation

	2001	2000
Loss before taxation	$27,370	$14,951

Taxation credit at Singapore tax rate	$(6,706)	$(3,813)
Expenses not deductible for tax purposes	93	23
Deferred tax benefits not recognized	6,072	3,435
Effects of tax rates in foreign jurisdictions	541	355

	$—	$—

Deferred tax benefits relating to the following temporary differences and tax losses have not been recognized.

	2001	2000
Property, plant and equipment	$2,523	$425
Allowance for doubtful debts	39	9
Other payables and accruals	48	41
Tax losses	6,897	2,960

	$9,507	$3,435

19.    Staff Costs

	2001	2000
Wages and salaries	$10,189	$7,723
Contributions to defined contribution plans	832	89

	$11,021	$7,812

Number of employees as at end of the year	193	275

i-STT PTE LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of US dollars)

20.    Related Party Transactions

The Company transacts business with ST and its affiliates in the normal course of their respective businesses.

The Company had the following significant transactions with related parties:

	September 30, 2002 $	2001 $	2000 $
	(unaudited)
ST
Sales	302	439	—
Management fees	224	148	167
Purchases	10	23	—

STTC
Sales	18	36	—
Interest expenses	279	547	58

Affiliates of ST
Sales	3,263	2,751	29
Purchases	689	905	11

ST provides management and corporate services to the Company. Management fees and expenses incurred on behalf of, or allocated to, the Company by ST are charged to the Company.

Short-term financing is also provided by STTC to the Company (generally on three to six months renewable basis) using STTC’s cost competitive corporate banking advantage in the banking community.

STTC has counter-indemnified certain banks to secure bank guarantees issued to the Company. The bank guarantees have been furnished by the Company to landlords in lieu of tenancy deposits.

21.    Share Option Plan

The employees of the Company participate in a share option plan operated by its parent, STTC. The STT Communications Ltd Share Option Plan 2000 (the “Option Plan”) was established on September 5, 2000. The STTC Scheme is administered by the Executive Resources Compensation Committee (the “ERCC”) of the Board of Directors of STTC (the “STTC Board”), or such other committee of the STTC Board as may be designated from time to time by the STTC Board to administer the Option Plan. Under the Option Plan, the Company grants options on ordinary shares of STTC to employees of STTC and its subsidiaries.

The exercise price per ordinary share purchasable under the Option Plan is determined by the STTC Committee or by a method specified by the STTC Committee at the time of grant, but shall not be less than the par value. The options vest over a period determined by the STTC Committee. The Company recognized no compensation expense for the issuance of these options.

i-STT PTE LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of US dollars)

Options granted to executives expire after ten years, while those granted to non-executive directors expire after five years.

Date of grant	Exercise price	Options granted	Options outstanding at December 31, 2000	Options issued (cancelled/ lapsed)	Options outstanding at December 31, 2001	Exercise period
9/18/2000	$0.77 (S$1.42)	1,918,000	1,918,000	(402,000)	1,516,000	9/19/2001 to 9/18/2010
2/23/2001	$0.77 (S$1.42)	—	—	(94,000 443,000)	349,000	2/24/2002 to 2/23/2011
4/27/2001	$0.50 (S$0.92)	—	—	(142,000 1,318,000)	1,176,000	4/28/2002 to 4/27/2011
11/23/2001	$0.27 (S$0.50)	—	—	2,680,000	2,680,000	11/24/2002 to 11/23/2011

22.     Share Purchase Plan

Employees of the Company participate in a share purchase plan operated by STTC (the “Share Plan”) which was established in 2000. Under this plan, the shares of STTC held by STPL are sold by ST Telemedia Limited (“STT”), the immediate parent of STTC, to eligible employees at prices which may be at a discount to fair value. Employees pay in full for shares purchased. Full-recourse staff loans were given by STT to pay for the shares.

The shares of STTC are not listed on any stock exchange. The Share Plan envisages an initial public offering (“IPO”) of STTC’s Shares.

Prior to an IPO of STTC, shares are bought back by STT, at the lower of the amount paid by the employee and net asset value, upon the departure of employees.

A summary of the STTC shares sold to employees of the Company is set out below:

Date	Number of employees	Number of ordinary shares sold	Transacted price per share	Fair value per share
August 11, 2000	3	2,500,000	$0.49	$0.49
August 11, 2000	2	1,200,000	$0.66	$0.49

The Company does not recognize any expense relating to the shares sold by STT to its employees.

23.    Commitments and Contingent Liabilities

	September 30, 2002	2001	2000
	(unaudited)
Capital commitments:
Contracted but not provided for	$382	$181	$4,724
Authorized but not contracted for	—	—	5,000

	$382	$181	$9,724

i-STT PTE LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of US dollars)

As at December 31, 2001 and 2000, respectively, the Company had commitments for minimum rental payable under non-cancelable operating leases as follows:

	September 30, 2002	2001	2000
	(unaudited)
Within one year	$1,490	$1,393	$964
Within two to five years	366	1,241	2,103
After five years	—	—	1,003

	$1,856	$2,634	$4,070

The Company leases office premises and office computer equipment under operating leases. The leases for office premises typically run for an initial period of one to three years with an option to renew the lease after that date. None of the leases include contingent rentals.

24.    Financial Instruments

Exposure to credit, interest rate and currency risk arises in the normal course of the Company’s business. The Company adopts the risk management policies and guidelines established by ST, and has established processes for monitoring compliance with such policies.

Management has a credit policy in place and the exposure to credit risk is monitored on an ongoing basis. Credit evaluations are performed on customers requiring credit over a certain amount.

At the balance sheet dates, there were no significant concentrations of credit risk. The maximum credit risk is represented by the carrying amount of each financial asset in the balance sheets.

The Company’s earnings are affected by changes in interest rates due to the impact such changes have on interest income from bank deposits and interest expense for loans from banks and the parent company.

In respect of interest-earning financial assets and interest-bearing financial liabilities, the following table sets out their effective interest rates at December 31, 2001 and the periods in which they reprice:

	Note	Effective interest rate %	Total	Within 1 year	1 to 5 years
Financial Assets
Cash at banks and on hand		0.13	$1,726	$1,726	$—

Financial Liabilities
Bank overdrafts	9	8.25	66	66	—
Loans from:
—STTC	5	2.61	14,443	14,443	—
—minority shareholder of a subsidiary	10	2.00	458	458	—
Short-term bank loans
—Baht floating rate	9	6.00	217	217	—
Long-term bank loans
—Baht floating rate	9	6.75	458	—	458
Finance leases	9	2.50	217	130	87

			$15,859	$15,314	$545

i-STT PTE LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of US dollars)

The Company incurs foreign currency risk on bank deposits and trade receivables, and sales and purchases that are primarily denominated in Singapore dollars. The Company does not hedge its foreign exchange expenses. Exchange translation differences arising from Singapore dollar exchange rate movements are recorded directly against shareholder’s equity.

The fair values of the financial assets and financial liabilities approximate their carrying values.

25.    Subsidiaries

Details of the subsidiaries are as follows:

		Country of Incorporation and Business	Percentage held
Name of Subsidiary	Principal Activities		2001%		2000%
i-STT Communications Sdn Bhd	Dormant	Malaysia	100		100

i-STT Nation Limited	e-Business infrastructure	Thailand	60		60

i-STT (Shanghai) Co., Ltd	Development of computer software and database, information technology and internet facility technology	People’s Republic of China	100		—

i-STT Mauritius Ltd	Investment holding	Mauritius	100		100

i-STT Hong Kong Limited and its subsidiaries:	Development and provision of info-communications infrastructure solutions and services	Hong Kong	60	*	60

Shini.com Limited	International e-Business portal targeting the global overseas Chinese market	Hong Kong	60		60

eCommerce Ventures Limited	Raising, investing and managing venture capital	Hong Kong	60		60

eCommerce Data Center Limited	Development and provisioning of internet data center infrastructure and services	Hong Kong	60		60

i-STT Information Technology Development (Beijing) Co., Limited	Development and provisioning of a full range of info-communications infrastructure solutions and services	People’s Republic of China	60		60

ST Telemedia (Hong Kong) Ltd	Dormant	Hong Kong	60		60

*	On September 13, 2001, i-STT Hong Kong commenced liquidation proceedings. i-STT Hong Kong and its subsidiaries were deconsolidated at that date.

26.    Subsequent Event

On October 2, 2002, i-STT entered into a merger agreement with Equinix, Inc. (“Equinix”), a provider of core Internet exchange services. The transaction will involve firstly the acquisition by Equinix from STTC of outstanding shares of i-STT Pte Ltd and a merger by a subsidiary of Equinix with Pihana Pacific, Inc. Secondly,

i-STT PTE LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of US dollars)

STTC will invest approximately $30 million in convertible secured notes of Equinix. These notes will be convertible into shares of common stock and preferred stock of Equinix.

27.	Summary of Differences between Singapore and United States of America Generally Accepted Accounting Principles

The Company’s consolidated financial statements have been prepared in conformity with Singapore Statements of Accounting Standard (“SAS”), which differ in certain significant respects from accounting principles generally accepted in the United States of America (“US GAAP”). The effects of the application of US GAAP on net income and shareholders’ equity are set out in the tables below.

Goodwill

Under SAS (prior to January 1, 2001), goodwill is written off against shareholder’s equity at the date of acquisition. Under US GAAP, goodwill is capitalized in the balance sheet and is required to be amortized over its estimated useful life not to exceed 40 years. In June 2001, the Company decided to close its operations in Hong Kong. As a result, the reinstated goodwill under US GAAP would be fully written off at that time.

Impairment of assets and derecognition of liabilities of i-STT Hong Kong

In September 2001, the Hong Kong operations of i-STT were placed in voluntary liquidation. At that time all remaining assets were written off and liabilities derecognised.

Under US GAAP, the Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. An impairment loss of $7,515 was recognized under US GAAP during the six month period ended June 30, 2001. Also under US GAAP a net gain of $5,521 on derecognition of liabilities and write off of any remaining assets was recognized in September 2001.

Under SAS, a net write-off of $1,994 was recognized in June 2001.

Additionally, under SAS, $11,172 for the forgiveness on loans from the parent company was classified in shareholders’ equity as accumulated losses. Under US GAAP this amount would be a capital contribution classified as additional paid in capital.

Interest capitalization

Under SAS, the Company capitalizes borrowing costs only where these costs are directly attributable to the acquisition, construction or production of an asset; for this purpose, only interest expense on borrowings raised specifically for such assets are considered to be directly attributable. Under US GAAP, interest is capitalized for that portion of interest cost incurred during an asset’s construction period that theoretically could have been avoided if expenditures for the assets had not been made. Accordingly, additional interest has been capitalized under US GAAP.

i-STT PTE LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of US dollars)

Imputed interest

Under SAS, there is no requirement to impute interest on interest-free related party loans whereas under US GAAP, interest is required to be imputed.

Equity compensation benefits

Under SAS, the Company does not recognize as an expense the cost related to share options granted to employees under the Option Plan. In accordance with US GAAP and the provisions of Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” (“APB 25”), and its related interpretations, the Option Plan would have been accounted for as a fixed plan. Under the accounting treatment prescribed by APB 25 for fixed plans, compensation cost for share options granted to employees in connection with the Option Plan would have been measured as the excess of fair market value of the shares subject to the option at the date of grant over the exercise price of the option. Such compensation expense would have amounted to $14 in 2001 and no expense would have been recorded in 2000.

Revenue recognition—Installation services

The Company recognizes upfront installation fees immediately. Under US GAAP, such set-up services do not represent a separate earning process and the fees are required to be deferred and recognized over the contractual terms of the arrangement. Incremental direct costs of such set-up are deferred and amortized over the contractual term of the arrangement. The cumulative effect to recognize revenue on the deferred and amortized basis is to reduce revenue amounting to $64 and $440 for 2000 and 2001, respectively.

Expenses borne by the parent

Under SAS, expenses borne by the parent company and not recharged to the Company are not recorded by the Company.

Under US GAAP, such costs are reflected as an expense of the Company and the related contributions are reflected as capital contributions.

For this purpose of preparing financial statements on a carve-out basis, the Company has made certain allocations and estimates of STTC’s corporate expenses. These allocations and estimates have been computed based on percentages of capital employed, revenue, manpower and payroll. Management believes that these computations are a reasonable basis for these allocations and estimates.

As a result of these allocations and estimates, the US GAAP net loss and US GAAP shareholders’ equity do not reflect the financial position and results of operations of the Company in the future or what the financial position, results of operations or cash flows would have been if the Company had operated as a stand-alone entity during the periods presented.

Consolidation of subsidiaries

Under SAS, i-STT Nation Limited is a controlled subsidiary and has been consolidated. The concepts of participating and protective rights of minority shareholders do not exist, and the participating rights of minority shareholders are not taken into account in evaluating the ability of the majority shareholder to control the subsidiary.

i-STT PTE LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of US dollars)

Under US GAAP, as a result of certain substantive participative rights granted to minority shareholders, i-STT Nation Limited is not a controlled subsidiary. Accordingly, it is not consolidated. The net investment was $263, $895 and $0 at December 31, 2001 and 2000 and September 30, 2002, respectively.

The consolidated financial statements under US GAAP reflect the consolidated accounts of i-STT Pte Ltd and its majority-owned and controlled affiliates. Significant intercompany accounts and transactions have been eliminated in consolidation.

The following is a summary of certain balance sheet captions and the amounts reported in the consolidated balance sheets and statement of cash flows, giving effect to the deconsolidation of i-STT Nation Limited.

	Period	Years
	September 30, 2002	December 31, 2001	December 31, 2000
	(unaudited)
Inventories	42	17	1,051
Cash at banks and on hand	1,523	2,613	3,935
Accounts receivable, net	694	785	3,370
Prepaids and other current assets	484	615	2,008
Amounts due from related parties	2,578	1,632	472
Property, plant and equipment, net	10,609	13,539	13,381
Intangible assets	889	1,476	4,476
Investments in equity accounted affiliates	—	263	1,010
Accounts payable and accrued expenses	(1,308)	(1,806)	(4,429)
Amounts owing to related parties	(19,152)	(16,094)	(16,840)
Other current liabilities	(1,791)	(2,649)	(10,450)
Current portion of borrowings	—	(130)	(177)
Borrowings, less current portion	—	(87)	(229)
Minority interests	—	—	—
Paid-in capital	(31,024)	(31,024)	(12,647)
Other reserves	641	636	642
Accumulated losses	35,815	30,214	14,427

	September 30, 2002	September 30, 2001	Year Ended December 31, 2001	For the Period from January 3, 2000 to December 31, 2000
	(unaudited)
Net cash used in operating activities	(1,913)	(13,675)	(16,196)	(6,575)
Net cash used in investing activities	(1,404)	(13,615)	(14,295)	(18,190)
Net cash from financing activities	2,082	24,189	29,820	28,719

Cash flow statements

Under SAS, cash and cash equivalents comprise cash on hand, bank deposits and highly liquid investments which are readily convertible to cash and which are subject to an insignificant risk of changes in value, net of bank overdrafts which are repayable on demand and which form an integral part of the Company’s cash management.

Under US GAAP, bank overdrafts are not included as part of cash equivalents. Such amounts are considered to relate to the Company’s financing activities. Bank overdrafts were $66 and 0 at December 31, 2001 and September 30, 2002 respectively.

i-STT PTE LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of US dollars)

Taxation

Under SAS, a deferred tax asset is recognized only to the extent that its recoverability is probable. Under US GAAP, once it is determined that there is a probable deferred tax asset, it is then reduced by a valuation allowance to the extent that it is deemed more likely than not (a likelihood of more than 50%) that some portion or all of the deferred tax asset will not be realized.

Application of US GAAP would have the following effect on net loss and shareholders’ deficit.

	Nine Months Ended September 30,		Year Ended December 31, 2001	For the Period from January 3, 2000 to December 31, 2000
	2002	2001
	(unaudited)
Net loss, in accordance with SAS, as reported in the consolidated statement of operations	$(5,601)	$(24,839)	$(26,959)	$(14,427)
Credit/(debit):
Amortization of goodwill	—	(68)	(68)	(135)
Impairment of goodwill	—	(449)	(449)	—
Goodwill expensed on disposal	—	652	652	—
Impairment of assets in i-STT Hong Kong	—	(5,521)	(5,521)	—
Derecognition of liabilities of i-STT Hong Kong	—	5,521	5,521	—
Capitalization of interest expense	—	117	125	13
Equity compensation charge	(3)	(11)	(14)	—
Expenses borne by the parent	(485)	(511)	(649)	(177)
Imputed interest on related party loans	(25)	(61)	(82)	(53)
Revenue from installation services	111	(471)	(440)	(64)
Deferral of costs relating to installation services	(35)	43	39	196
Tax effect of US GAAP adjustments	—	—	—	—

Net (debit)/credit	(437)	(759)	(886)	(220)

Net loss in accordance with US GAAP	$(6,038)	$(25,598)	$(27,845)	$(14,647)

Other comprehensive income:
Exchange differences on translation of financial statements	(5)	(135)	(296)	10

Comprehensive loss in accordance with US GAAP	$(6,043)	$(25,733)	$(28,141)	$(14,637)

Shareholders’ equity/(deficit) in accordance with SAS, as reported in the consolidated balance sheets	$(5,432)	$2,455	$174	$(2,422)
Increase/(decrease) for:
Amortization of goodwill	—	—	—	(135)
Impairment of goodwill	—	—	—	—
Reinstatement of goodwill	—	—	—	652
Impairment of assets of i-STT Hong Kong	—	(5,521)	(5,521)	—
Derecognition of liabilities of i-STT Hong Kong	—	5,521	5,521	—
Capitalization of interest expense	138	130	138	13
Revenue from installation services	(393)	(535)	(504)	(64)
Deferral of costs relating to installation services	200	239	235	196
Cumulative tax effect of US GAAP adjustments	—	—	—	—

Net (decrease)/increase	(55)	(166)	(131)	662

Shareholders’ equity/(deficit) in accordance with US GAAP	$(5,487)	$2,289	$43	$(1,760)

New Accounting Standards

Under US GAAP, SFAS No. 142, “Goodwill and Intangible Assets” was effective beginning January 1, 2002. SFAS No. 142 eliminates the previous requirement to amortize goodwill and intangible assets with indefinite lives, addresses the amortization of intangible assets with a defined life and the annual impairment testing and recognition of goodwill and intangible assets. The Company has not completed its evaluation of the adoption of this standard on its consolidated financial statements.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
of Pihana Pacific, Inc.

In our opinion, the consolidated financial statements listed in the index appearing on page F-1 present fairly, in all material respects, the financial position of Pihana Pacific, Inc. and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended and for the period from June 11, 1999 (date of inception) to December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/S/    PRICEWATERHOUSECOOPERS LLP

San Jose, California
October 17, 2002

PIHANA PACIFIC, INC.

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	September 30, 2002	December 31,
		2001	2000
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,074	$35,077	$161,104
Short-term investments	33,391	32,665	30,522
Accounts receivable, net	493	308	6
Income tax receivable	819	1,114	225
Prepaid expenses and other assets	971	3,604	874

Total current assets	40,748	72,768	192,731
Property and equipment, net	25,502	107,628	35,730
Deposits and other assets	6,536	5,697	5,070

Total assets	$72,786	$186,093	$233,531

Liabilities, Redeemable Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$759	$2,069	$14,808
Accrued liabilities	4,463	6,217	1,766
Current portion of capital lease obligations	1,536	1,748	—

Total current liabilities	6,758	10,034	16,574
Capital lease obligations—less current portion	661	1,757	—
Deferred rent	2,470	1,942	893
Deferred revenue	359	161	—

Total liabilities	10,248	13,894	17,467

Commitments (Note 7)

Series A redeemable preferred stock, $0.001 par value; 5,000,000 shares authorized, issued and outstanding	14,534	13,814	12,854
Series B redeemable convertible preferred stock, $0.001 par value; 123,530,036 shares authorized, 80,189,964 (unaudited), 80,189,964 and 79,211,469 shares issued and outstanding at September 30, 2002, December 31, 2001 and December 31, 2000, respectively	216,222	216,222	213,592
Series B redeemable convertible preferred stock warrant	6,741	6,741	6,741
Stockholders’ deficit:
Common Stock: $0.001 par value; 183,524,985 shares authorized, 34,770,307 (unaudited), 34,698,036 and 35,403,600 shares issued and outstanding at September 30, 2002, December 31, 2001 and December 31, 2000, respectively	6	6	6
Additional paid-in capital	—	—	281
Deferred stock compensation	—	—	(127)
Accumulated other comprehensive income (loss)	294	(3,062)	(247)
Accumulated deficit	(175,259)	(61,522)	(17,036)

Total stockholders’ deficit	(174,959)	(64,578)	(17,123)

Total liabilities, redeemable preferred stock and stockholders’ deficit	$72,786	$186,093	$233,531

The accompanying notes are an integral part of these consolidated financial statements.

PIHANA PACIFIC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	Nine Months Ended September 30,		Years Ended December 31,		Period from June 11, 1999 (date of inception) to December 31, 1999
	2002	2001	2001	2000
	(unaudited)
Revenue	$3,123	$342	$1,018	$13	$—
Costs and operating expenses:
Cost of revenues	23,856	23,183	31,791	10,036	242
Sales and marketing	5,244	6,611	8,771	3,117	9
General and administrative	8,029	8,190	10,881	5,381	782
Non-recurring charges	2,770	463	463	—	—
Impairment of long-lived assets	77,000	—	—	—	—

Total operating expenses	116,899	38,447	51,906	18,534	1,033

Loss from operations	(113,776)	(38,105)	(50,888)	(18,521)	(1,033)
Other income (expense):
Interest and other income	1,283	4,699	5,400	2,344	44
Foreign currency gain/(loss)	(410)	424	605	—	—
Interest expense	(145)	(10)	(82)	—	—

Total other income	728	5,113	5,923	2,344	44

Loss before income tax benefit	(113,048)	(32,992)	(44,965)	(16,177)	(989)
Income tax benefit	—	668	1,114	224	—

Net loss	$(113,048)	$(32,324)	$(43,851)	$(15,953)	$(989)

The accompanying notes are an integral part of these consolidated financial statements.

PIHANA PACIFIC, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
(in thousands, except share data)

	Common Stock		Additional Paid-In Capital	Deferred Stock Compensation	Accumulated Other Comprehensive Income (loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Issuance of common stock	36,000,000	$4	$12	$—	$—	$—	$16
Dividends on redeemable preferred stock	—	—	(12)	—	—	(94)	(106)
Net loss	—	—	—	—	—	(989)	(989)

Balances, December 31, 1999	36,000,000	4	—	—	—	(1,083)	(1,079)
Issuance of common stock	160,000	—	29	—	—	—	29
Issuance of common stock to consultants	1,400,000	2	901	—	—	—	903
Repurchase of founder’s stock	(2,156,400)	—	(1)	—	—	—	(1)
Deferred stock compensation	—	—	142	(142)	—	—	—
Amortization of deferred stock compensation	—	—	—	15	—	—	15
Dividends on redeemable preferred stock	—	—	(790)	—	—	—	(790)
Comprehensive income (loss):
Net loss	—	—	—	—	—	(15,953)	(15,953)
Cumulative translation adjustment	—	—	—	—	(458)	—	(458)
Unrealized gain on short-term investments	—	—	—	—	211	—	211

Net comprehensive loss	—	—	—	—	(247)	(15,953)	(16,200)

Balances, December 31, 2000	35,403,600	6	281	(127)	(247)	(17,036)	(17,123)
Issuance of common stock	138,186	—	28	—	—	—	28
Repurchase of founder’s stock	(843,750)	—	—	—	—	—	—
Repricing of option grants	—	—	(127)	127	—	—	—
Deferred stock compensation	—	—	108	—	—	—	108
Stock compensation on acceleration of option vesting	—	—	35	—	—	—	35
Dividends on redeemable preferred stock	—	—	(325)	—	—	(635)	(960)
Comprehensive income (loss):
Net loss	—	—	—	—	—	(43,851)	(43,851)
Cumulative translation adjustment	—	—	—	—	(3,309)	—	(3,309)
Unrealized gain on short-term investments	—	—	—	—	494	—	494

Net comprehensive loss	—	—	—	—	(2,815)	(43,851)	(46,666)

Balances, December 31, 2001	34,698,036	6	—	—	(3,062)	(61,522)	(64,578)
Issuance of common stock, net of repurchases (unaudited)	72,271	—	31	—	—	—	31
Dividends on redeemable preferred stock (unaudited)	—	—	(31)	—	—	(689)	(720)
Comprehensive income (loss):
Net loss (unaudited)	—	—	—	—	—	(113,048)	(113,048)
Cumulative translation adjustment (unaudited)	—	—	—	—	3,648	—	3,648
Unrealized gain (loss) on short-term investments (unaudited)	—	—	—	—	(292)	—	(292)

Net comprehensive loss (unaudited)	—	—	—	—	3,356	(113,048)	(109,692)

Balances, September 30, 2002 (unaudited)	34,770,307	$6	$—	$—	$294	$(175,259)	$(174,959)

The accompanying notes are an integral part of these consolidated financial statements.

PIHANA PACIFIC, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended September 30,		Years Ended December 31,		Period from June 11, 1999 (date of inception) to December 31, 1999
	2002	2001	2001	2000
	(unaudited)
Cash flows from operating activities:
Net loss	$(113,048)	$(32,324)	$(43,851)	$(15,953)	$(989)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,801	6,611	10,325	954	10
Stock-based compensation	—	245	268	945	—
Loss on disposal of property and equipment	—	—	220	3	—
Foreign currency gain	410	(424)	(605)	—	—
Non-recurring charges	2,770	463	463	—	—
Impairment of long-lived assets	77,000	—	—	—	—
Changes in certain operating assets and liabilities:
Accounts receivable	(184)	(180)	(303)	(248)	(2)
Income tax receivable	295	(668)	(889)	(225)	—
Prepaid expenses and other assets	2,632	(1,057)	(2,729)	(616)	(13)
Accounts payable	(1,159)	2,321	(506)	2,223	127
Accrued liabilities	(1,024)	1,497	2,300	1,525	25
Payments for non-recurring charges	(1,361)	(463)	(463)	—	—
Deferred rent	528	1,258	1,049	893	—
Deferred revenue	198	72	161	—	—

Net cash used in operating activities	(23,142)	(22,649)	(34,560)	(10,499)	(842)

Cash flows from investing activities:
Purchase of property and equipment	(3,129)	(86,162)	(88,836)	(23,742)	(914)
Purchase of short-term investments	(1,018)	(1,299)	(1,649)	(30,311)	—
Increase in deposits and other assets	(931)	(857)	(627)	(5,045)	(25)
Proceeds from sale of property and equipment	—	—	232	—	—

Net cash used in investing activities	(5,078)	(88,318)	(90,880)	(59,098)	(939)

Cash flows from financing activities:
Proceeds from issuance of Series B redeemable convertible preferred stock, net	—	2,505	2,505	205,334	—
Repayments of capital lease obligations	(1,309)	(72)	(416)	—	—
Proceeds from issuance of common stock	62	27	27	1	16
Repurchase of common stock	(31)	—	—	(1)	—
Proceeds from issuance of convertible promissory notes	—	—	—	15,000	—
Proceeds from issuance of Series A redeemable preferred stock, net	—	—	—	9,000	2,958

Net cash provided by (used in) financing activities	(1,278)	2,460	2,116	229,334	2,974

Effect of exchange rate changes on cash	(505)	158	(2,703)	174	—

Net increase (decrease) in cash and cash equivalents	(30,003)	(108,349)	(126,027)	159,911	1,193
Cash and cash equivalents at beginning of period	35,077	161,104	161,104	1,193	—

Cash and cash equivalents at end of period	$5,074	$52,755	$35,077	$161,104	$1,193

Supplemental cash flow information and disclosure of noncash investing and financing activities:
Property and equipment acquired under capital leases	$—	$2,039	$3,922	$—	$—
Accrued dividends on redeemable preferred stock	$720	$720	$960	$790	$106
Accrued liabilities for construction costs	$1,419	$—	$2,149	$—	$—
Unrealized gain (loss) on short-term investments	$(292)	$373	$494	$211	$—
Accounts payable for the purchase of property and equipment	$—	$1,532	$151	$12,383	$—
Issuance of common stock to consultants	$—	$—	$—	$902	$—
Conversion of convertible promissory notes and accrued interest into shares of Series B redeemable convertible preferred stock	$—	$—	$—	$15,217	$—
Issuance of Series B redeemable convertible preferred stock warrant	$—	$—	$—	$6,741	$—
Issuance of Series B redeemable convertible preferred stock to non-employees	$—	$—	$125	$—	$—
Capitalized interest recorded in property and equipment	$—	$—	$—	$217	$—

The accompanying notes are an integral part of these consolidated financial statements.

PIHANA PACIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    The Company

Pihana Pacific, Inc. (the “Company”) was incorporated in Delaware on June 11, 1999. The Company provides co-location Internet exchange facilities in Asia, the Pacific, and the United States. The Company and its subsidiaries have operations in the United States, Singapore, Hong Kong, Japan, Korea, Australia and Taiwan.

2.    Summary of Significant Accounting Policies

Stock split

The Company affected a four-for-one stock split by way of a dividend of three shares of common stock for every one share of common stock outstanding on December 1, 1999 and a two-for-one stock split by way of a dividend of one share of common stock for every one share outstanding on February 18, 2000. All share and per share amounts in these consolidated financial statements have been adjusted to give effect to these stock splits.

Basis of presentation

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. Since its inception, the Company has been successful in completing several rounds of financing. During the same period, the Company has incurred substantial losses and negative cash flows from operations in every fiscal period since inception. For the year ended December 31, 2001, the Company incurred a loss from operations of $50,888,000 and negative cash flows from operations of $34,560,000. As of December 31, 2001, the Company had an accumulated deficit of $61,522,000. The Company expects that its current cash and cash equivalents and short-term investments should be sufficient to meet the working capital and corporate overhead requirements associated with data centers for the foreseeable future. Failure to generate sufficient revenues, raise additional capital, or reduce certain discretionary spending, could have a material adverse effect on the Company’s ability to achieve its intended business objectives.

Management’s plans to improve the Company’s liquidity include arranging for alternative sources of funding through additional equity capital, implementing cost saving initiatives in order to preserve cash or a merger or sale of the Company. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany balances and transactions are eliminated in consolidation.

Unaudited interim financial information

The financial information at September 30, 2002 and for the nine months ended September 30, 2002 and September 30, 2001 is unaudited but includes all adjustments (consisting of normal recurring adjustments) which the Company considers necessary for a fair presentation of financial position of such data and the operating results and cash flows for such periods. Results of the nine months ended September 30, 2002 are not necessarily indicative of the results for the entire year.

Certain significant risks and uncertainties

The Company operates in a dynamic industry and, accordingly, can be affected by a variety of factors. Management of the Company believes that changes in any of the following areas could have significant effects

PIHANA PACIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

on the Company in terms of its future financial position, results of operations, and cash flows: ability to obtain additional financing; regulatory changes; fundamental changes in the technology underlying the Company’s products or services; market acceptance of the Company’s products or services under development; litigation or other claims against the Company; the hiring, training, and retention of key employees; successful and timely completion of product development efforts; new product introductions by competitors; and achievement of sustained profitable operations.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Financial instruments and concentration of credit risks

Financial instruments that potentially expose the Company to concentrations of credit risks consist primarily of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents in high quality financial institutions. The Company performs its services primarily for customers in Asia and the United States. To reduce credit risk, the Company periodically evaluates its customers’ financial condition and creditworthiness.

Cash, cash equivalents and short-term investments

The Company considers all highly liquid instruments with a remaining maturity at the date of purchase of three months or less to be cash equivalents. Cash equivalents consist of money market mutual funds and certificates of deposit with financial institutions with maturities of between 7 and 60 days. Short-term investments generally consist of certificates of deposits with maturities of between 90 and 180 days and highly liquid debt and equity securities of corporations, municipalities and the U.S. government. Short-term investments are classified as “available-for-sale” and are carried at fair value based on quoted market prices with unrealized gains and losses reported in stockholders’ equity as a component of comprehensive income. The cost of securities sold is based on the specific identification method.

The Company classifies its investment in a fixed income fund as available-for-sale in accordance with the provision of Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Debt and Equity Securities.” These securities are carried at fair market value (cost at September 30, 2002, December 31, 2001 and 2000 was $32,978,000 (unaudited), $31,960,000 and $30,311,000, respectively), with unrealized gains and losses reported in stockholders’ equity as a component of other comprehensive loss.

Fair value of financial instruments

The carrying value amounts of the Company’s financial instruments, which include cash equivalents, short-term investments, accounts receivable, accounts payable and accrued expenses approximate their fair value due to either the short-term maturity or the prevailing interest rates of the related instruments.

PIHANA PACIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property and equipment

Property and equipment are stated at cost and are depreciated on the straight line basis over their estimated useful lives of two to seven years. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the improvements.

Construction in progress

Construction in progress includes direct and indirect expenditures for the construction of internet exchange (“IX”) hubs and is stated at original cost. The Company has contracted out substantially all of the construction of the IX hubs to independent contractors under construction contracts. Construction in progress includes certain costs incurred under a construction contract including project management services, site identification and evaluation services, engineering and schematic design services, design development and construction services and other construction-related fees and services. Once a hub becomes operational, these capitalized costs are depreciated at the appropriate rate consistent with the estimated useful life of the underlying asset.

Impairment of long-lived assets

The Company periodically reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the asset’s carrying amount to the estimated future undiscounted net cash flows the assets are expected to generate. A deficiency in the cash flows relative to the carrying amount is an indication of the need for write-down due to impairment. The impairment write-down would be the difference between the carrying amount and the estimated fair value of the asset. There have been no such impairments of long-lived assets at December 31, 2001 and 2000.

The Company adopted the provisions of SFAS 144 with effect from January 1, 2002 and recorded an impairment write-down during the three months ended June 30, 2002 (see Note 3).

Income taxes

Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax reporting purposes. Valuation allowances are provided when necessary to reduce deferred tax assets to the amount expected to be realized.

Deferred rent

The Company records its rental expense on long-term leases using the straight-line method. Differences between cash payments and rental expense are recorded as deferred rent.

Revenue

Revenue consists of monthly recurring fees for co-location and internet exchange services at the data centers, service fees associated with the delivery of professional services, and nonrecurring installation fees. Revenues from co-location and internet exchange services are billed monthly and recognized ratably over the term of the contract, generally one to five years. Professional service fees are recognized in the period in which the services were provided and represent the culmination of the earnings process. Nonrecurring installation fees are deferred and recognized ratably over the term of the related contract.

PIHANA PACIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In December 2001, the Company entered into an agreement with Qwest Hong Kong Technology Ltd (“Qwest HK”) whereby Qwest HK agreed to purchase from the Company various colocation and related services (“Pihana Services”) at some or all of the data centers operated by the Company and the Company agreed to purchase from Qwest HK various Internet access services within Asia and the United States (“Qwest Services”) at each of its data centers. The consideration payable for both the Pihana Services and Qwest Services was, in aggregate, $5,736,000 during a five-year period.

In light of the nature of this arrangement, the Company has accounted for the value of the purchase commitments and revenues resulting from this agreement as an exchange arrangement. As a result, and having considered the guidance in Accounting Principles Board (“APB”) Opinion 29, “Accounting for Nonmonetary Transactions,” the Company has determined that the revenue and purchase commitments arising from this arrangement should be offset and, as a result, there is no overall impact on the results of operations and balance sheet that arises from this arrangement.

Stock-based compensation

The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Under the intrinsic value method no compensation expense is recorded when the exercise price of employee stock options equals or exceeds the fair value of the common stock on the date of grant. The Company provides pro forma disclosure of operating results, as if the minimum value method had been applied.

The Company accounts for stock-based awards to nonemployees using the fair value method in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” and Emerging Issues Task Force (“EITF”) consensus on Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.”

Comprehensive income

The Company has adopted the provisions of SFAS No. 130, “Reporting Comprehensive Income.” SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on the Company’s net loss or stockholders’ equity. SFAS No. 130 requires unrealized gains or losses on the Company’s available-for-sale securities and changes in cumulative translation adjustments to be included in other comprehensive income (loss). Comprehensive income (loss) consists of net loss and other comprehensive income (losses).

Cumulative translation adjustment

For foreign operations with the local currency as the functional currency, assets and liabilities are translated at period-end exchange rates, and the statement of operations is translated at the average exchange rates during the period. Gains or losses resulting from foreign currency translation are included as a component of other comprehensive income (loss).

Derivatives and hedging activities

The Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, at the beginning of its fiscal year 2001. The standard requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through the statement of operations. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair

PIHANA PACIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings, or recognized in other comprehensive income (loss) until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings. The adoption of SFAS No. 133 did not have a material effect on the financial statements of the Company. As of December 31, 2001, the Company had not entered into any derivative or hedging activities.

Recent accounting pronouncements

In November 2001, the EITF reached a consensus on EITF Issue No. 01-09, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products,” which is a codification of EITF Nos. 00-14, 00-22 and 00-25. This issue presumes that consideration from a vendor to a customer or reseller of the vendor’s products is a reduction of the selling prices of the vendor’s products and, therefore, should be characterized as a reduction of revenue when recognized in the vendor’s income statement and could lead to negative revenue under certain circumstances. Revenue reduction is required unless consideration relates to a separate identifiable benefit and the benefit’s fair value can be established. This issue should be applied no later than in annual or interim financial statements for periods beginning after December 15, 2001. Upon adoption the Company is required to reclassify all prior period amounts to conform to the current period presentation. The adoption of EITF No. 01-09 did not have a material impact on the financial position or results of operations of the Company.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. SFAS 146 eliminates the definition and requirement for recognition of exit costs in Emerging Issues Task Force Issue No. 94-3 where a liability for an exit cost was recognized at the date of an entity’s commitment to an exit plan. SFAS 146 is effective for exit or disposal activities initiated after December 31, 2002. The Company does not believe that the adoption of SFAS 146 will have a material impact on its results of operations, financial position or cash flows.

Reclassifications

Certain amounts in the 2000 financial statements have been reclassified to conform to the 2001 presentation.

3.    Balance Sheet Components

Cash, cash equivalents and short-term investments

Cash, cash equivalents and short-term investments consisted of the following (in thousands):

	December 31,
	2001	2000
Money market	$35,077	$161,104
Municipal bonds	32,665	30,522

Total available-for-sale securities	67,742	191,626
Less: Amounts classified as cash and cash equivalents	(35,077)	(161,104)

Total market value of short-term investments	$32,665	$30,522

The maturities of short-term investments at the date of purchase were less than one year.

PIHANA PACIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2001 and 2000, cost approximated market value of cash, cash equivalents and short-term investments; unrealized gains and losses were a gain of $705,000 as of December 31, 2001 and $211,000 as of December 31, 2000. As of December 31, 2001 and 2000, cash equivalents included investments in other securities with various contractual maturity dates that do not exceed 90 days. Gross realized gains and losses from the sale of securities classified as available-for-sale were not material for the nine months ended September 30, 2002 (unaudited) or the years ended December 31, 2001 and 2000. For the purpose of determining gross realized gains and losses, the cost of securities is based upon specific identification.

Included within deposits and other assets at December 31, 2001 and 2000 is $1,372,000 and $1,020,000, respectively, of restricted cash pursuant to certain lease arrangements.

Accounts receivable

Accounts receivable, net, consists of the following (in thousands):

	December 31,
	2001	2000
Accounts receivable	$516	$6
Unearned revenue	(161)	—

	355	6
Less: Allowance for doubtful accounts	(47)	—

	$308	$6

Unearned revenue consists of pre-billing for services that have not yet been provided, but which have been billed to customers ahead of time in accordance with the terms of their contract. Accordingly, the Company invoices its customers at the end of a calendar month for services to be provided the following month.

Property and equipment

Property and equipment consists of (in thousands):

	December 31,
	2001	2000
Leasehold improvements	$94,712	$2,814
Machinery and equipment	741	200
Computer equipment and software	18,041	7,603
Furniture and fixtures	1,118	717
Construction in progress	3,942	25,360

	118,554	36,694
Less: Accumulated depreciation	(10,926)	(964)

Property and equipment, net	$107,628	$35,730

As of December 31, 2001, property and equipment includes $4,229,000 of computer equipment acquired under capital leases. Accumulated amortization of the assets held under capital leases totaled $307,000. No assets were acquired under capital leases prior to December 31, 2000.

During the years ended December 31, 2001 and 2000, the Company disposed of assets with a book value of $452,000 and $3,000, respectively, for cash proceeds of $232,000 and $nil, respectively. As a result of these

PIHANA PACIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

disposals the Company recorded a loss on disposal of $220,000 and $3,000 during the years ended December 31, 2001 and 2000, respectively.

In August 2001 the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” ( SFAS 144 ), which addresses financial accounting and reporting for the impairment or disposal of long- lived assets. SFAS 144 requires that long-lived assets to be disposed of by sale be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations.

The Company adopted the provisions of SFAS 144 with effect from January 1, 2002. In accordance with the provisions of SFAS 144, the Company has considered whether indicators exist which would indicate that an impairment assessment should be undertaken. This review was undertaken during the three months ended June 30, 2002 and the Company concluded that as a result of a number of factors it would appear to be appropriate to consider whether the Company’s long-lived assets, consisting primarily of the Company’s IX centers, are impaired. Among the factors the Company considered were:

•	the continuing challenges seen in the managed service sector and the impact this has had on a number of targeted customers, such as Global Crossing, MFN, Worldcom and Level 3;

•	the impact of the current economic outlook on management’s forecasted results for these assets and the ability to achieve their original forecasted results;

•	the appointment of an investment banker in April 2002 to assist with the exploration of possible sale transactions for the Company;

•	the status of discussions in progress at that time with certain suitors with regard to the potential sale of the assets to a third party; and

•	the expected resale value of the Company’s fixed assets being significantly below their book value given current market conditions.

Following this impairment assessment, the Company has determined that the carrying value of the assets exceeds their estimated fair values and recorded an impairment charge of approximately $77.0 million to write-down the value of long-lived assets during the three months ended June 30, 2002. Management determined the fair value of assets based on the best available evidence and given the uncertainties regarding the possible sale or use of the assets, applied the probability-weighted cash flow technique as permitted under SFAS 144, using a discount rate of 25%. This discount rate was based upon the risk-free rate of interest plus an adjustment for a market risk premium based upon historical risk premiums required by investors for companies of the Company’s size, industry and capital structure and included risk factors specific to the Company. In addition, in determining the market risk premium, management considered venture capital rates of return required for investment companies during their early stages of development and the risk associated with the corresponding operating challenges.

In October 2002, the Company entered into a combination agreement to merge with a wholly owned subsidiary of Equinix, Inc. (see Note 10). Consistent with the guidance in SFAS 144, however, the Company has treated the carrying value of these long-lived assets as being held and used.

Accrued liabilities

Accrued liabilities consist of the following (in thousands):

	December 31,
	2001	2000
Accrued compensation expenses	$2,524	$1,506
Accrued construction costs	2,149	—
Other liabilities	1,544	260

	$6,217	$1,766

PIHANA PACIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.    Redeemable Preferred Stock

The Company’s outstanding redeemable preferred stock consists of the following (in thousands, except share data):

	Series A Redeemable Preferred Stock		Series B Redeemable Convertible Preferred Stock
	Shares	Amount	Shares	Amount
Issuance of Series A redeemable preferred stock	1,250,000	$2,958	—	$—
Dividends on redeemable preferred stock	—	106	—	—

Balances, December 31, 1999	1,250,000	3,064	—	—

Issuance of Series A redeemable preferred stock	3,750,000	9,000	—	—
Issuance of Series B redeemable convertible preferred stock, net of issuance costs of $666	—	—	79,211,469	220,333
Issuance of Series B redeemable preferred stock warrant	—	—	—	(6,741)
Dividends on redeemable preferred stock	—	790	—	—

Balances, December 31, 2000	5,000,000	12,854	79,211,469	213,592

Issuance of Series B redeemable convertible preferred stock, net of issuance costs of $100	—	—	933,692	2,505
Issuance of Series B redeemable convertible preferred stock for non-employee services	—	—	44,803	125
Dividends on redeemable preferred stock	—	960	—	—

Balances, December 31, 2001	5,000,000	13,814	80,189,964	216,222

Dividends on redeemable preferred stock (unaudited)	—	720	—	—

Balances, September 30, 2002 (unaudited)	5,000,000	$14,534	80,189,964	$216,222

Liquidation value, September 30, 2002 (unaudited)	—	$12,000	—	$335,996

Included in the Series B preferred stock are 44,803 shares of Series B-1 preferred stock which were issued in 2001 in exchange for services provided to the Company. The Company has recorded an expense of $125,000 in connection with the issuance of these shares which represents the fair value of the stock granted.

Significant terms of the Series A, Series B-1, and Series B-2 preferred stock are as follows:

Dividends

Dividends on each share of Series A preferred stock accrue at 8% per annum. The dividends are cumulative and payable only if declared by the board of directors of the Company. No dividends accrue on Series B-1 or B-2 preferred stock.

Liquidation preferences

If the Company is liquidated, dissolved or wound up, the holders of the Series B-1 and B-2 preferred stock are entitled to receive prior and in preference to any distribution of any assets to the holders of common stock and Series A preferred stock. The liquidation preference of the Series B-1 and B-2 preferred stock is $4.19 per share. If funds are sufficient to make a complete distribution to the Series B-1 and B-2 preferred stockholders, the holders of the Series A preferred stock are entitled to receive, prior to and in preference to any distribution to

PIHANA PACIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

holders of common stock, an amount equal to the price at which the Series A preferred stock was purchased from the Company plus all accrued but unpaid dividends whether or not earned or declared. The liquidation preference of the Series A preferred stock is $2.40. After such liquidation preference is satisfied, the remaining net assets are distributed ratably to the common stockholders. A merger resulting in a change in control or a sale of the Company is treated as a liquidation.

Voting rights

Each share of Series B-1 preferred stock is entitled to the number of votes of common stock into which such shares of Series B-1 preferred stock could be converted. The Series A and Series B-2 preferred stockholders have no voting rights, except in matters of a liquidation or change in ownership.

Conversion

Each share of Series B-1 preferred stock is convertible at the option of the holder into the number of shares of Class B common stock as determined by dividing the Series B issue price by the conversion price in effect at the time of the conversion, initially $2.79.

Each share of Series B-2 preferred stock is convertible at the option of the holder into one share of Series B-1 preferred stock or the number of shares of Class B common stock as determined by dividing the Series B issue price by the conversion price in effect at the time of the conversion.

Each share of Series B-1 and B-2 preferred stock is automatically converted into shares of Class B common stock at the conversion price, initially $2.79, upon the closing of an initial public offering with net proceeds equal or exceeding $80,000,000 at a price per share equal to at least $4.883 or at the election of two-thirds of the holders of Series B-1 and B-2 preferred stocks.

Series A preferred stock is non-convertible.

Redemption

The Company may at any time redeem all or any portion of the shares of Series A stock then outstanding at a price per share equal to the liquidation preference. At the request of the majority holders of the Series A preferred stock, the Company shall redeem the Series A preferred stock at an amount equal to $2.40 (plus all accrued and unpaid dividends) upon the closing of an initial public offering with net proceeds equal or exceeding $25,000,000, at a price per share reflecting “pre-money valuation” of the Company of not less than $60,000,000. Outside of the preferences granted upon liquidation, the holders of Series B-1 and B-2 preferred stock have no redemption rights.

Series B-1 warrants

In connection with the issuance of Series B-1 preferred stock, in October 2000, the Company contingently issued warrants to purchase 15,000,000 shares of Series B-1 Stock at an exercise price of $0.01. The purchase rights represented by these warrants were exercisable at any time after March 31, 2001 provided that at such date the Company had not issued or sold at least an aggregate of 80,645,161 shares of the Company’s Series B preferred stock with aggregate cash proceeds of at least $225,000,000. The terms of these warrants were amended in March, 2001 such that the warrants were exercisable at any time after March 31, 2001 provided that at such date the Company had not issued or sold at least an aggregate of 79,107,526 shares of the Company’s Series B preferred stock with aggregate cash proceeds of at least $223,000,000.

PIHANA PACIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of March 31, 2001, the Company had issued 80,145,161 shares of Series B stock for total gross proceeds of $223,604,999. As a result, the conditions for the exercise of these warrants had not been met and as a result, the warrant agreement was effectively terminated.

The Company issued warrants to purchase 4,587,384 shares of Series B-1 stock at an exercise price of $5.58 per share. All of these warrants were issued to Series B-1 stockholders and expire upon the earlier of October 2005 or the closing of an initial public offering resulting in proceeds of at least $80,000,000 and with an offering price of at least $4.88 per share. The estimated value of these warrants was approximately $6,741,000 and was recorded as a reduction to the carrying value of the preferred stock. The warrant valuation was estimated in accordance with the provisions of APB Opinion No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants”, using the Black-Scholes option pricing model under the following assumptions: risk free interest rate of 5%, expected term of five years, expected dividend yield of 0% and volatility of 80%.

5.    Common Stock

The authorized capital stock of the Company consists of 50,000,000 shares of Class A Common Stock, $0.001 par value, 133,524,985 shares of Class B Common Stock, $0.001 par value, and 128,530,036 shares of Preferred Stock, $0.001 par value, of which 5,000,000 have been designated Series A Preferred Stock (the “Series A Preferred”), 105,608,889 have been designated Series B-1 Preferred, and 17,921,147 of which have been designated Series B-2 Preferred.

Repurchase rights

In 1999, a total of 9,000,000 shares of Common Stock were issued to the Company’s two founders (the “founders Shares”). The Company has the right of first refusal to match any purchase offer at the original issuance price with respect to the sale of such founder Shares.

In July 2000, in connection with the resignation of one of the Company’s founders, the Company exercised its repurchase option and purchased 2,156,400 unvested shares of common stock at a price of $0.00045 per share. The remaining 2,203,600 vested shares owned by the founder were sold directly to other officers and common stockholders at a price of $0.5163 per share. In June 2001, the Company’s other founder resigned. As a result, the founder’s 843,750 unvested shares were repurchased by the Company.

Reserved shares

At December 31, 2001, the Company had reserved 105,608,889 and 12,413,214 shares of common stock for future issuance upon conversion of preferred stock and exercise of options under the stock option plan, respectively. In addition, the Company has reserved 37,508,531 shares of Series B-1 preferred stock for issuance upon the conversion of the Series B-2 preferred stock and the exercise of Series B-2 warrants.

Stock options

Under the Company’s 1999 stock option plan (the “Plan”), up to 12,711,400 options may be granted to employees or consultants, including officers and directors, as incentive or nonstatutory options. Nonstatutory stock options granted to employees, directors, or consultants must be granted at not less than 85% of fair market value at the date of grant as determined by the board of directors of the Company. If the optionee, at the time the option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company, the option price of incentive stock options shall not be less than 110% of the fair market value of the shares on the date of grant. Options under the Plan generally become exercisable 25% on the one-

PIHANA PACIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

year anniversary of the grant date and  1/48 per month thereafter. The options under the Plan expire 10 years from the date of grant.

A summary of stock option activity is as follows:

	Shares Available for Grant	Options Outstanding	Weighted Average Exercise Price per Share
Outstanding, June 11, 1999	—	—	$—
Authorized	12,711,400	—	—
Granted	(500,000)	500,000	0.005

Balances, December 31, 1999	12,211,400	500,000	0.005
Granted	(6,167,500)	6,167,500	0.602
Exercised	—	(115,000)	0.005
Canceled	634,000	(634,000)	0.625

Balances, December 31, 2000	6,677,900	5,918,500	0.577
Granted	(7,355,000)	7,355,000	0.625
Exercised	—	(138,186)	0.199
Canceled	901,126	(901,126)	0.060

Balances, December 31, 2001	224,026	12,234,188	$0.623

Additional information regarding options outstanding as of December 31, 2001 is as follows:

	Options Outstanding			Options Exercisable
Exercise Price	Number of Shares	Weighted Average Remaining Contractual Life (in Years)	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
$0.005	40,000	7.64	$0.005	7,146	$0.005
$0.625	12,194,188	8.85	$0.625	3,909,528	$0.625

$0.005-$0.625	12,234,188	8.85	$0.623	3,916,674	$0.624

The weighted-average grant date minimum value per share of options granted to employees under the Plan during the years ended December 31, 2001 and 2000 and the period ended December 31, 1999 was $0.136, $0.200 and $0.0015, respectively. The number of exercisable options at December 31, 2001, 2000 and 1999 was 3,916,674, 365,925 and nil, respectively. The weighted average exercise price of the exercisable options at December 31, 2001 and 2000 was $0.624 and $0.550. No options were exercisable at December 31, 1999.

Stock-based compensation

The Company accounts for its stock-based awards to employees using the intrinsic value method in accordance with APB Opinion No. 25. Accordingly, the Company records deferred stock compensation equal to the difference between the grant price and deemed fair value of the Company’s common stock on the date of grant. In 2000, the Company recorded deferred stock compensation expense of $142,000. In 2001, these options were amended to increase the exercise price to fair value. As a result, $127,000 of the unamortized deferred compensation was reversed. In addition, the Company recorded $108,000 and $35,000 of additional stock based compensation in 2001 in relation to a favorable repurchase feature provided as part of one employee stock option grant and the acceleration of option vesting for one employee upon termination of employment.

PIHANA PACIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Had compensation cost been determined based on the minimum value of the options at the grant date, the impact on the Company’s net loss would have been as follows (in thousands):

	Year Ended December 31,
	2001	2000	1999
Net loss:
As reported	$(43,851)	$(15,953)	$(989)
Pro forma	$(44,413)	$(16,026)	$(989)

For the purpose of pro forma disclosure, the minimum value of each option grant is estimated on the date of grant using the following assumptions for grants in 2001, 2000 and 1999: no dividend yield; risk free interest rates of approximately 4.5%, 6.4% and 5.7%, respectively; no volatility; and expected life of 5.5 years.

Non-employee options

In June 2000, the Company issued 200,000 shares of common stock to a consultant for consulting services. The Company recorded $125,000 of stock compensation expense for the issuance of these shares. These shares were valued using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%; expected volatility of 80%; risk-free rate of 6% and a contractual life of 10 years.

In October 2000, the Company issued 1.1 million shares of common stock to a director for past consulting services. The Company recorded $688,000 of stock compensation expense for the issuance of these shares. The Company also issued 100,000 shares to a university for consulting services. The Company recorded $90,000 of stock compensation expense for the issuance of these shares. Both stock issuances nullified the stock options previously issued to the directors and university.

The fair value of these non-employee options were made using the Black-Scholes option-pricing model with the following weighted average assumptions: Dividend yield of 0%; Expected volatility of 80%, Risk-free rate of 6% and a contractual life of 10 years.No option grants were made to non-employees in the year ended December 31, 2001 or the period ended December 31, 1999.

6.    Income Taxes

The components of the income tax credit for the years ended December 31, 2001 and 2000 are as follows (in thousands):

	2001	2000
Current—refundable from the State of Hawaii	$1,114	$224

Total	$1,114	$224

The current income tax benefit relates to a research and development tax credit the Company was eligible to receive from the State of Hawaii. This 20% credit is refundable and is based on all qualifying research and development expenditures incurred in Hawaii. This tax credit is similar to the federal research and development tax credit but the calculation does not require incremental R&D expenditures annually.

PIHANA PACIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The components of net deferred tax assets at December 31, 2001 and 2000 are as follows (in thousands):

	December 31,
	2001	2000
Deferred tax assets:
Net operating loss carryforwards	$9,605	$3,194
Start-up costs	1,293	1,646
Deferred rent	514	250
Depreciation	458	—
Accrued vacation	113	—
Stock compensation	88	118
Deferred revenue	62	—

	12,133	5,208

Deferred tax liabilities:
Unrealized gain on short-term investments	(268)	(80)
Depreciation	—	(96)

Gross deferred tax assets	11,865	5,032
Valuation allowance	(11,865)	(5,032)

Net deferred tax assets	$—	$—

The 2001 and 2000 provisions differ from the amount computed using the statutory rate primarily due to foreign operations and translation adjustments.

The net increase in the valuation allowance in 2001 was primarily the result of increased net operating losses and tax credit carryforwards generated during the year, against which the Company provided a full valuation based on the Company’s evaluation of the likelihood of realization of future tax benefits resulting from deferred tax assets.

As of December 31, 2001, the Company had available for carryforward net operating losses for federal and state income tax purposes of approximately $25,277,000, which will expire in 2021, and is subject to limitations. During 2001 and 2000, the Company accrued approximately $1.1 million and $0.2 million, respectively, in research and development credits from the State of Hawaii.

The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. If the Company experiences a change in ownership, utilization of the carryforwards could be restricted.

7.     Commitments

Lease obligations

Facilities are leased under noncancelable operating leases expiring through December 31, 2015. Rent expense for the years ended December 31, 2001 and 2000, and the period from June 11, 1999 (date of inception) to December 31, 1999, was $9,599,000, $2,445,000, and $122,000, respectively.

PIHANA PACIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Future minimum payments for noncancelable leases at December 31, 2001 are as follows (in thousands):

Year Ending December 31,	Capital Leases	Operating Leases
2002	$1,909	$7,883
2003	1,503	7,227
2004	293	7,153
2005	—	6,838
2006	—	6,894
Thereafter	—	38,665

Total minimum lease payments	3,705	$74,660

Less: Amount representing interest	(200)

Present value of minimum lease payments	3,505
Less: Current portion	(1,748)

Long-term portion of capital lease obligations	$1,757

In June 2001, the Company entered into an agreement to surrender its operating leasehold in Osaka, Japan (the “Agreement to Surrender”). As stipulated in the Agreement to Surrender, the Company paid rent through June 2001 and paid a cash termination on fee of approximately $463,000. In exchange, the Company received in full its deposit on this lease. This has been included in the restructuring charge for the year ended December 31, 2001.

In August 2002, the Company entered into additional lease termination agreements for two other operating leaseholds (see Note 10).

Bandwidth purchase commitment

In December 2001, the Company entered into an agreement with Qwest HK whereby Qwest HK agreed to purchase from the Company the Pihana Services at some or all of the data centers operated by the Company and the Company agreed to purchase from Qwest HK the Qwest Services at each of its data centers. The consideration payable for both the Pihana Services and Qwest Services was, in aggregate, $5,736,000 during a five-year period.

In light of the nature of this arrangement, the Company has accounted for the value of the purchase commitments and revenues resulting from this agreement as an exchange arrangement. As a result, and having considered the guidance in APB Opinion No. 29, (APB 29), the Company has determined that the revenue and purchase commitments arising from this arrangement should be offset and, as a result, there is no overall impact on the results of operations and balance sheet that arises from this arrangement.

Software license agreement

On March 30, 2001, the Company entered into a three-year technology license agreement with Storage Networks, Inc. whereby Storage Networks granted a non-exclusive, non-assignable right and license to install and execute the Storage Network technology for the Company’s internal use and external use as part of the Company’s I center solutions. In exchange for this license agreement, the Company has agreed to pay the following:

•	Corporate launch fee of $1 million, payable in six monthly installments commencing March 2001; and

PIHANA PACIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	Additional minimum service fees of $1 million, payable by March 30, 2002 and $3 million, payable by March 30, 2003.

As of December 31, 2001, the Company had paid approximately $1 million in accordance with the terms of the contract and had commitments to pay $1 million in the year ended December 31, 2002 and $3 million in the year ended December 31, 2003.

In June, 2002, the Company terminated this agreement. In consideration for this termination, the Company agreed to pay a termination fee $1,250,000 in addition to approximately $1 million of payments made to date under the terms of the agreement. As a result of this termination, the Company wrote-off the remaining net book value of the license agreement of approximately $750,000.

Employee change of control commitments

Four of the Company’s employees are entitled to severance pay in the event of termination. Under the agreements in place, severance payments can range from $980,000 to $3.6 million, depending on certain factors which are conditional upon a change of control for the Company.

Two employees have Hong Kong expatriate agreements which require the Company pay various expenses, including: housing; cost of living differential; education costs for children; auto expense; annual home leave costs for three weeks per year; income taxes in Hong Kong on all Company related income; and other expenses. Upon consummation of change of control prior to July 1, 2003 or if terminated then, then at the Company’s option either: (i) employee shall be paid by the Company in the amount equal to any accrued and unpaid benefits for period ending July, 2003 or (ii) as a condition of such change of control any successor entity shall agree to be bound and assume the Company’s obligations hereunder. Expatriate expenses for the year ending December 31, 2001 were approximately $600,000.

8.    Employee Benefit Plans

Effective September 1, 2000, the Company adopted a 401(k) plan. Employees meeting the eligibility requirements, as defined, may contribute up to 15% of their salaries. The Company has not made any contributions to the 401(k) plan.

9.    Related Party Transactions

Included in construction in progress and accounts payable at December 31, 2000 are $8,654,000 and $6,577,000, respectively, of software design costs owed to a Series B convertible preferred stockholder. During 2001, the Company reached an agreement to pay $2.5 million as consideration for these services and reduced the construction in progress to reflect the reduced cost.

At December 31, 2001, the Company had accounts payable of $118,000 owing to a Series B convertible preferred stockholder.

At December 31, 2001 and 2000, respectively, the Company had cash equivalents and short-term investments of $52,576,000 and $172,732,000 held with a Series B convertible preferred stockholder.

PIHANA PACIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.    Subsequent Events

Leasehold property

In August 2002, the Company finalized its agreement to exit its excess office leasehold in Singapore. As part of this agreements, the Company agreed to pay a one-time cash settlement fee of $113,000 and give up its deposit on this property (approximately $100,000). As a result of vacating this property, the Company also wrote-off all property and equipment located in this excess office space, primarily leasehold improvements and some furniture and fixtures, totaling approximately $490,000.

In August, 2002, the Company entered into an arrangement to sublease part of its Honolulu office space.

Employee commitments

In March 2002, the Company granted two $600,000 promissory notes to two executive officers of the Company. These are non-interest bearing. In addition, the Company has committed to forgive these notes beginning March 2003. Forgiveness also occurs if the employees are terminated prior to a change of control of the Company.

Effective April 2002, certain employees (“Covered Employee”) are entitled to bonus payments in the event of a change of control. Under the terms of the proposed transaction, each Covered Employee would receive a bonus of the greater of 5% of total consideration or $1.0 million. In the case of one of the employees, any bonus to be paid will be reduced by the amount of retention loss forgiveness by the Company (up to $600,000). In addition, in the case of all these employees, any bonus to be paid will be reduced by the aggregate fair market value of all equity instruments or other benefits received pursuant to the Company’s 1999 stock option plan and any other incentive plan or compensatory award paid.

Merger

In October 2002, the Company entered into a combination agreement to merge with a wholly owned subsidiary of Equinix, Inc. in exchange for approximately 76.6 million shares of Equinix common stock. The merged company will continue to operate under the Equinix name and management. The combination agreement provides that 10% of the merger consideration to be issued will be held in escrow to secure the obligations of the Company’s stockholders to indemnify Equinix for certain losses.

The combination agreement contemplates that 22.5% of the fully diluted capitalization (as defined in the combination agreement) will be issued in the merger if the Company’s cash balance (as defined in the combination agreement) is $28.0 million or higher. The percentage interest will be reduced based on reductions in that cash balance.

The merger is subject to a number of conditions and no assurance can be given that the merger will be completed. The Company’s estimated transaction costs are approximately $2,625,000 in connection with the merger.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED  CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma combined consolidated condensed financial statements have been prepared to give effect to the proposed combination of Equinix, Inc. (“Equinix” or the “Company”), Pihana Pacific, Inc. (“Pihana”) and i-STT Pte Ltd (“i-STT”) using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined consolidated condensed financial statements, including an investment in the Company by i-STT’s parent company, STT Communications Ltd (“STT Communications”), and further reductions in amounts outstanding under both the Senior Notes and the Amended and Restated Senior Secured Credit Facility. These pro forma statements were prepared as if the combination and related transactions had been completed as of January 1, 2001 for statements of operations purposes and as of September 30, 2002 for balance sheet purposes. Equinix will continue to operate under the existing Equinix senior management team with Peter Van Camp as CEO and will be headquartered in Mountain View, California.

The unaudited pro forma combined consolidated condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have actually been reported had the combination, financing and further reductions in amounts outstanding under both the Senior Notes and the Amended and Restated Senior Secured Credit Facility, occurred January 1, 2001 for statements of operation purposes and as of September 30, 2002 for balance sheet purposes, nor is it necessarily indicative of the future financial position or results of operations. The unaudited pro forma combined consolidated condensed financial statements include adjustments, which are based upon preliminary estimates, to reflect the allocation of the purchase price to the acquired assets and assumed liabilities of i-STT and Pihana. The final allocation of the purchase price will be determined after the completion of the combination and will be based upon actual net tangible and intangible assets acquired as well as liabilities assumed. The preliminary purchase price allocation for i-STT and Pihana is subject to revision as more detailed analysis is completed and additional information on the fair values of i-STT’s and Pihana’s assets and liabilities becomes available. Any change in the fair value of the net assets of i-STT and Pihana will change the amount of the purchase price allocable to goodwill. Additionally, changes in i-STT’s and Pihana’s working capital, including the results of operations from September 30, 2002 through the date the transaction is completed, will change the amount of goodwill recorded. Final purchase accounting adjustments may differ materially from the pro forma adjustments presented here.

These unaudited pro forma combined consolidated condensed financial statements are based upon the respective historical consolidated financial statements of Equinix and Pihana and the historical consolidated financials statements of i-STT, adjusted to generally accepted accounting principles in the United States of America, and should be read in conjunction with the historical consolidated financial statements of Equinix, i-STT and Pihana and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere if this document.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED BALANCE SHEET
AS OF SEPTEMBER 30, 2002

(In thousands)

	Historical			Pro Forma
	Equinix	Pihana	i-STT	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$9,310	$5,074	$1,523	$5,774	(a)	$21,681
Short-term investments	2,312	33,391	—	—		35,703
Accounts receivable, net	6,721	493	694	—		7,908
Current portion of restricted cash and short-term investments	47	—	—	—		47
Prepaid expenses and other current assets	10,881	1,790	3,104	(228	)(b)	15,547

Total current assets	29,271	40,748	5,321	5,546		80,886

Property and equipment, net	386,699	25,502	11,636	(25,502	)(c)	398,335
Intangible assets, net	—	—	—	22,307	(d)	22,307
Restricted cash and short-term investments, less current portion	1,517	—	—	—		1,517
Debt issuance costs, net	8,695	—	—	(1,801	)(e)	6,894
Other assets	2,136	6,536	—	(3,293	)(f)	5,379

Total assets	$428,318	$72,786	$16,957	$(2,743)		$515,318

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$9,862	$5,222	$1,308	$15,500	(g)	$31,892
Accrued interest payable	6,381	—	—	(5,415	)(h)	966
Current portion of debt facilities and capital lease obligations	5,562	1,536	—	(240	)(i)	6,858
Current portion of senior secured credit facility	100,000	—	—	(100,000	)(j)	—
Other current liabilities	3,397	—	21,136	(18,875	)(k)	5,658

Total current liabilities	125,202	6,758	22,444	(109,030)		45,374

Debt facilities and capital lease obligations, less current portion	3,192	661	—	(83	)(i)	3,770
Senior secured credit facility	—	—	—	92,500	(j)	92,500
Convertible secured notes	—	—	—	12,045	(l)	12,045
Senior notes	139,303	—	—	(118,207	)(m)	21,096
Other liabilities	12,755	2,829	—	(2,829	)(n)	12,755

Total liabilities	280,452	10,248	22,444	(125,604)		187,540

Stockholders’ equity:
Redeemable preferred stock	—	14,534	—	(14,534	)(o)	—
Convertible preferred stock	—	222,963	—	(222,904	)(o)	59
Common stock	99	6	32,512	(32,348	)(o)	269
Additional paid-in capital	563,819	—	—	93,379	(o)	657,198
Deferred stock-based compensation	(4,244)	—	—	—		(4,244)
Accumulated other comprehensive income (loss)	546	294	(641)	347	(o)	546
Accumulated deficit	(412,354)	(175,259)	(37,358)	298,921	(o)	(326,050)

Total stockholders’ equity	147,866	62,538	(5,487)	122,861		327,778

Total liabilities and stockholders’ equity	$428,318	$72,786	$16,957	$(2,743)		$515,318

The accompanying notes are an integral part of these unaudited pro forma combined consolidated condensed financial statements.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED
CONDENSED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2001

(In thousands, except per share data)

	Historical			Pro Forma
	Equinix	Pihana	i-STT	Adjustments		Combined
Revenues	$63,414	$1,018	$11,151	$(2	)(p)	$75,581

Costs and operating expenses:
Cost of revenues	94,889	32,254	19,355	(11,436	)(q)	135,062
Sales and marketing	16,935	8,771	3,715	1,384	(r)	30,805
General and administrative	58,286	10,881	12,355	(4,049	)(s)	77,473
Restructuring charge	48,565	—	—	—		48,565

Total costs and operating expenses	218,675	51,906	35,425	(14,101)		291,905

Loss from operations	(155,261)	(50,888)	(24,274)	14,099		(216,324)
Interest income	10,656	5,400	56	(18	)(t)	16,094
Interest expense	(43,810)	(82)	(902)	18,495	(u)	(26,299)
Loss from discontinued operations	—	—	(1,994)	—		(1,994)
Equity in losses of affiliates	—	—	(731)	—		(731)
Taxes	—	1,114	—	—		1,114
Other	—	605	—	(2	)(v)	603

Net loss	$(188,415)	$(43,851)	$(27,845)	$32,574		$(227,537)

Net loss per share—basic and diluted	$(2.39)					$(0.91)

Shares used in per share calculation—basic and diluted	78,681			169,997	(y)	248,678

The accompanying notes are an integral part of these unaudited pro forma combined consolidated condensed financial statements.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED  CONDENSED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002

(In thousands, except per share data)

	Historical			Pro Forma
	Equinix	Pihana	i-STT	Adjustments		Combined
Revenues	$58,385	$3,123	$8,100	$(63	)(p)	$69,545

Costs and operating expenses:
Cost of revenues	78,599	23,856	8,691	(11,383	)(q)	99,763
Sales and marketing	12,168	5,244	1,167	1,100	(r)	19,679
General and administrative	22,735	8,029	3,538	(2,680	)(s)	31,622
Restructuring and other non-recurring charges	28,960	79,770	—	(77,000	)(w)	31,730

Total costs and operating expenses	142,462	116,899	13,396	(89,963)		182,794

Loss from operations	(84,077)	(113,776)	(5,296)	89,900		(113,249)

Interest income	961	1,283	229	(3	)(t)	2,470
Interest expense	(26,411)	(145)	(306)	10,543	(u)	(16,319)
Gain on debt extinguishment	27,188	—	—	(27,188	)(x)	—
Equity in losses of affiliates	—	—	(665)	—		(665)
Other	—	(410)	—	40	(v)	(370)

Net loss	$(82,339)	$(113,048)	$(6,038)	$73,292		$(128,133)

Net loss per share—basic and diluted	$(0.88)					$(0.49)

Shares used in per share calculation—basic and diluted	93,687			169,997	(y)	263,684

The accompanying notes are an integral part of these unaudited pro forma combined consolidated condensed  financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED
CONDENSED FINANCIAL STATEMENTS—(Continued)

The unaudited pro forma combined consolidated condensed financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.

1.    BASIS OF PRO FORMA PRESENTATION

On October 2, 2002, the Company entered into a combination agreement (the “Combination Agreement”) to purchase all of the issued and outstanding stock of i-STT, a wholly-owned Internet infrastructure services subsidiary of STT Communications, in exchange for $10,000 and approximately 93.7 million shares of common and preferred stock, representing approximately 27.5% of the modified fully diluted share amount at closing and Pihana, a leading provider of neutral Internet exchange data center services and managed e-infrastructure services in Asia-Pacific, in exchange for $10,000 and approximately 76.6 million shares of common stock, or approximately 22.5% of the modified fully diluted share amount. These acquisitions are herein referred to as the combination. The combined company will continue to operate under the Equinix name and management. Separately, STT Communications will make a $30.0 million strategic investment in the Company in the form of convertible secured notes with detachable warrants for the further issuance of approximately 30.6 million shares of stock. The Company anticipates completing the proposed transaction with STT Communications and Pihana by the end of the year. The actual number of shares of Equinix common and preferred stock and warrants to be issued will be determined on the effective date of the merger based on the then fully-diluted outstanding shares of Equinix, Pihana’s cash balance and Equinix’s and i-STT’s working capital as defined in the Combination Agreement. Equinix will account for the combination under the purchase method of accounting. In addition to giving effect to the combination, these pro forma results have been adjusted to present the impact of the financing, Senior Note exchange and further reduction in the Amended and Restated Senior Secured Credit Facility discussed below. The combination, financing, Senior Note exchange and further reduction in the Amended and Restated Senior Secured Credit Facility have not been consummated as of the date of the preparation of these pro forma financial statements and there can be no assurances that these transactions will be consummated in the future.

In connection with the proposed transaction with STT Communications and Pihana, the Company has entered into discussions with its senior lenders on the principal terms for a further amendment to the First Amendment to the Amended and Restated Senior Secured Credit Facility and such lenders have agreed to recommend the terms of a further amendment to their committees. The most significant terms and conditions of the proposed amendment are:

•	The Company will be granted a full waiver of previous covenant breaches and will be granted consent to use a minimum of $15.0 million of cash to retire its Senior Notes.

•	Future revenue and EBITDA covenants will be eliminated and the remaining covenants and ratios will be reset consistent with the performance of the combined Company for the remaining term of the loan.

•
The Company will permanently repay $7.5 million of the amount currently outstanding ($100.0 million as of September 30, 2002). In August 2002, the Company permanently repaid $5.0 million as part of the First Amendment to the Amended and Restated Senior Secured Credit Facility.

•
The amortization schedule for the Senior Secured Credit Facility will be amended such that the minimum amortization due in 2002-2004 will be significantly reduced and some amortization will be extended to 2006.

The current version of the Senior Secured Credit Facility, the First Amendment to the Amended and Restated Senior Secured Credit Facility, includes a covenant to convert a minimum of $100.0 million of Senior Notes by November 8, 2002 among others. As a result of the proposed transaction with STT Communications and Pihana and the proposed Senior Note exchange, in November 2002, the lenders agreed to waive certain conditions of the First Amendment to the Amended and Restated Senior Secured Credit Facility (the “November 2002 Waiver”). The most significant terms and conditions of the November 2002 Waiver are as follows:

•	The Company was granted a waiver of the covenant requiring the Company to convert $100.0 million of Senior Notes by November 8, 2002.

•	The Company was granted a waiver to reset the minimum revenue and maximum EBITDA loss covenants through December 31, 2002 and the minimum cash balance covenant through March 31, 2003.

•
The Company was granted a waiver, subject to certain conditions, of an event of default created by a minimum cash covenant default and a payment default, if any, in existence pursuant to the Wells Fargo Loan.

•
The Company was granted a waiver, subject to certain conditions, of a default or an event of default created by a failure by the Company to make the interest payment due on the Senior Notes in December 2002.

The November 2002 Waiver expires upon the earlier of the closing of the Second Amendment to the Amended and Restated Senior Secured Credit Facility, the termination of the Combination, or December 31, 2002, provided that if the sole reason the Combination has not closed by that date is as a result of pending regulatory and related approvals the date may be extended for up to three successive 30 day periods, but such date shall not be extended past March 31, 2003. If the November 2002 Waiver expires and we have not closed the Second Amendment to the Amended and Restated Senior Secured Credit Facility, we will be in default under the terms of the First Amendment to the Amended and Restated Senior Secured Credit Facility and the lenders may require us to repay all amounts outstanding under the credit facility. The Company does not currently have sufficient cash reserves available to repay the amount outstanding under the loan.

The Company currently anticipates that a final amendment will be put in place prior to the closing of the proposed transaction. This amendment will be subject to the closing of the proposed transaction with STT Communications and Pihana.

Also in connection with the proposed transaction with STT Communications and Pihana, and in conjunction with the principal terms of a further amendment with the senior lenders, the Company has obtained agreements from the holders of a large percentage of its outstanding Senior Notes whereby such holders have agreed to tender their Senior Notes to the Company for a combination of cash and common stock and to amend the terms of the Senior Notes, provided certain conditions are met. These conditions include the tender by a minimum amount of Senior Notes, receipt by the Company of at least $30 million from the issuance of convertible promissory notes and approval of the Company’s stockholders of the issuance of the common stock in connection with the exchange. The Company expects to retire a significant portion of its outstanding Senior Notes as part of the proposed transaction with STT Communications and Pihana.

The unaudited pro forma combined consolidated condensed balance sheet as of September 30, 2002 was prepared by combining the historical unaudited consolidated condensed balance sheet data as of September 30, 2002 for Equinix and Pihana and the historical consolidated balance sheet data of i-STT, as adjusted to comply with generally accepted accounting principles in the United States, as if the combination had been consummated on that date.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED
CONDENSED FINANCIAL STATEMENTS—(Continued)

The unaudited pro forma combined consolidated condensed statement of operations for the year ended December 31, 2001 and for the nine months ended September 30, 2002 combines the results of operations of Equinix and Pihana and the results of operations of i-STT, as adjusted to comply with generally accepted accounting principles in the United States, to give effect to the combination as if the combination had occurred on January 1, 2001.

2.     PURCHASE PRICE—PIHANA

The following represents the preliminary allocation of the purchase price over the historical net book values of the acquired assets and assumed liabilities of Pihana as of September 30, 2002, and is for illustrative purposes only. Actual fair values will be based on financial information as of the acquisition date.

The unaudited pro forma combined consolidated condensed financial statements reflect an estimated purchase price of approximately $27,445,000, consisting of (a) a total of 76,624,000 shares of common stock valued at $25,286,000 (using a fair value per share of $0.33), (b) warrants to purchase approximately 1,075,000 shares of common stock assumed as part of the merger, with an estimated nominal fair value, (c) cash of $10,000 and (d) estimated direct transaction costs of $2,149,000. The preliminary fair market value of Equinix’s common stock to be issued was determined using the five-trading-day average price surrounding the date the acquisition was announced. The preliminary fair value of the warrants assumed in the transaction was determined using the Black-Scholes option-pricing model and the following assumptions: exercise price of $23.82, contractual life of 3 years, risk-free interest rate of 4%, expected volatility of 80% and no expected dividend yield.

The final purchase price is dependent on the actual number of shares of common stock exchanged and actual direct merger costs. The following factors will impact the actual number of shares issued at closing: (a) the fully-diluted amount of shares outstanding of the Company, (b) Pihana’s cash balance and (c) both the Company’s and i-STT’s working capital balance. The number of shares issued in connection with the Pihana acquisition in the accompanying unaudited pro forma combined consolidated condensed financial statements are based on the fully-diluted capital of the Company as of July 31, 2002 and the most stringent financial closing requirements for Pihana, Equinix and i-STT, namely that (a) Pihana has at least $28.0 million in cash (minimum cash balance per the Combination Agreement is $23.0 million), (b) Equinix’s working capital is at least $644,000 (maximum working capital deficit per the Combination Agreement is $2,688,000) and (c) i-STT’s working capital deficit is no more than $2,206,000 (maximum working capital deficit per the Combination Agreement is $4,206,000) (see Note 8). The final purchase price will be determined upon completion of the combination.

As a condition of the combination agreement, Pihana must terminate or amend certain leasehold interests and reduce a portion of the workforce. The Company and Pihana management estimate the direct costs attributable to these actions will be approximately $3,125,000.

Under the purchase method of accounting, the total estimated purchase price is allocated to Pihana’s net tangible and intangible assets based upon their estimated fair value as of the acquisition date.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED
CONDENSED FINANCIAL STATEMENTS—(Continued)

Equinix will not acquire assets nor assume liabilities primarily related to Pihana’s Korean operations pursuant to the Combination Agreement. The assets and liabilities excluded from the September 30, 2002 historical balance sheet of Pihana is as follows (in thousands):

Cash and cash equivalents	$463
Prepaid expenses and other current assets	74
Property and equipment, net	5,598
Deposits and other assets	3,293
Accounts payable and accrued expenses	(1,025)
Capital lease obligations	(323)

Net assets of Pihana not assumed by Equinix	$8,080

Based upon the estimated purchase price of the acquisition and review of the net assets acquired and net liabilities assumed, the preliminary purchase price allocation, is as follows (in thousands):

Cash, cash equivalents and short-term investments	$38,002
Accounts receivable	493
Prepaid expenses and other current assets	1,716
Deposits and other assets	3,243

Total assets acquired	43,454
Accounts payable and accrued expenses assumed	(4,197)
Capital lease obligations assumed	(1,874)
Estimated Pihana transaction costs	(2,625)
Estimated accrued restructuring charge	(3,125)

Net assets acquired	31,633
Estimated purchase price	(27,445)

Estimated negative goodwill allocation	$4,188

A preliminary estimate of $4,188,000 has been allocated to negative goodwill in the acquisition of Pihana, which will be immediately reflected as a one-time extraordinary gain upon closing of the transaction. Pihana continues to use its cash and short-term investments to support its ongoing losses and as a result, they forecast utilizing a significant portion of the amount presented above prior to the combination closing. Based on the expected net assets at the closing date, we currently do not believe any gain will ultimately be recognized.

The preliminary purchase price allocation for Pihana is subject to revision as additional information on the fair values of Pihana’s assets and liabilities becomes available. Any change in the fair value of the net assets of Pihana will change the amount of the purchase price allocable to negative goodwill. Additionally, changes in Pihana’s working capital, including the results of operations from September 30, 2002 through the date the transaction is completed, will also change the amount of goodwill recorded. Final purchase accounting adjustments may therefore differ materially from the pro forma adjustments presented here.

There were no historical transactions between Equinix and Pihana. Certain reclassifications have been made to conform Pihana’s historical amounts to Equinix’s financial statement presentation.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED
CONDENSED FINANCIAL STATEMENTS—(Continued)

3.    PURCHASE PRICE—i-STT

The following represents the preliminary allocation of the purchase price over the historical net book values of the acquired assets and assumed liabilities of i-STT as of September 30, 2002, and is for illustrative purposes only. Actual fair values will be based on financial information as of the acquisition date.

The unaudited pro forma combined consolidated condensed financial statements reflect an estimated purchase price of approximately $33,541,000, consisting of (a) a total of 34,396,000 shares of common stock and 59,256,000 shares of preferred stock valued at $30,905,000 (using a fair value per share of $0.33 for both the preferred and common shares), (b) cash of $10,000 and (c) estimated direct transaction costs of $2,626,000. The preliminary fair market value of Equinix’s stock to be issued was determined using the five-trading-day average price of Equinix’s common stock surrounding the date the transaction was announced.

The final purchase price is dependent on the actual number of shares of common and preferred stock exchanged and actual direct merger costs incurred. The following factors will impact the actual number of shares issued at closing: (a) the fully-diluted amount of shares outstanding of the Company, (b) Pihana’s cash balance and (c) both the Company’s and i-STT’s working capital balance. The number of shares issued in connection with the i-STT acquisition in the accompanying unaudited pro forma combined consolidated condensed financial statements are based on the fully-diluted capital of the Company as of July 31, 2002 and the most stringent financial closing requirements for Pihana, Equinix and i-STT, namely that (a) Pihana has at least $28.0 million in cash (minimum cash balance per the Combination Agreement is $23.0 million), (b) Equinix’s working capital is at least $644,000 (maximum working capital deficit per the Combination Agreement is $2,688,000) and (c) i-STT’s working capital deficit is no more than $2,206,000 (maximum working capital deficit per the Combination Agreement is $4,206,000) (See Note 8). The final purchase price will be determined upon completion of the merger.

The Company determined that the fair value of the Series A preferred stock and Series A-1 preferred stock and the common stock was the same because the material rights, preferences and privileges of the Series A preferred stock and Series A-1 preferred stock and the common stock are virtually identical. Specifically, the Series A preferred stock and Series A-1 preferred stock will initially be convertible into one share of common stock, subject to anti-dilution adjustments. There will be no price-based anti-dilution adjustments. There will be proportional adjustments for stock splits, stock dividends and the like. Except as otherwise provided by Delaware law, the Series A preferred stock will vote with the common stock on an as-converted to common stock basis and the Series A-1 preferred stock will be non-voting. We expect that the Series A preferred stock and Series A-1 preferred stock will only have class or series voting rights if we request stockholder approval of an action that would uniquely alter the rights of the Series A preferred stock and Series A-1 preferred stock as a class or series. In addition, in the event of a liquidation, dissolution or winding-up, our assets will be distributed pro rata to Series A preferred stock, Series A-1 preferred stock and common stock on an as-converted to common stock basis. The Series A preferred stock and Series A-1 preferred stock will not have a preference.

Equinix will not acquire certain assets nor assume certain liabilities related to i-STT’s non-trade related party receivables and payables pursuant to the Combination Agreement. The assets and liabilities excluded from the September 30, 2002 historical balance sheet of i-STT is as follows:

Amounts due from related parties	$154
Amounts owing to related parties	(18,682)

Net assets of i-STT not assumed by Equinix	$(18,528)

Under the purchase method of accounting, the total estimated purchase price is allocated to i-STT’s net tangible and intangible assets based upon their estimated fair value as of the date of completion of the merger. Based upon the estimated purchase price and the preliminary valuation, the preliminary purchase price allocation, which is subject to change based on Equinix’s final analysis, is as follows (in thousands):

Cash and cash equivalents	$1,523
Accounts receivable	694
Prepaid expenses and other current assets	2,950
Property and equipment	11,636
Intangible asset—customer contracts	4,461
Intangible asset—tradename	1,115
Intangible asset—goodwill	16,731

Total assets acquired	39,110
Accounts payable and accrued expenses assumed	(1,308)
Other liabilities	(2,261)
Estimated i-STT transaction costs	(2,000)

Net assets acquired	$33,541

A preliminary estimate of $4,461,000 has been allocated to customer contracts, an intangible asset with an estimated useful life of two years, and a preliminary estimate of $1,115,000 has been allocated to tradename, an intangible asset with an estimated useful life of one year, the contractual period of use under the Combination Agreement.

A preliminary estimate of $16,731,000 has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, goodwill will not be amortized and will be tested for impairment at least annually. The preliminary purchase price allocation for  i-STT is subject to revision as more detailed analysis is completed and additional information on the fair values of i-STT’s assets and liabilities becomes available. Any change in the fair value of the net assets of i-STT will change the amount of the purchase price allocable to goodwill. Additionally, changes in i-STT’s working capital, including the results of operations from September 30, 2002 through the date the transaction is completed, will also change the amount of goodwill recorded. Final purchase accounting adjustments may therefore differ materially from the pro forma adjustments presented here.

There were no historical transactions between Equinix and i-STT. Certain reclassifications have been made to conform i-STT’s historical amounts to Equinix’s financial statement presentation.

The pro forma adjustments do not reflect any integration adjustments such as restructuring costs to be incurred in connection with the merger or operating efficiencies and cost savings that may be achieved with respect to the combined entity as these costs are not directly attributable to the purchase agreement.

4.    FINANCING

In conjunction with the combination, STT Communications will make a $30.0 million strategic investment in the Company in the form of convertible secured notes (the “Convertible Secured Notes”) with detachable warrants for the further issuance of approximately 30,622,000 shares of preferred stock (the “Convertible Secured Note Warrants”), valued at $7,935,000. The Convertible Secured Notes will bear non-cash interest at an interest rate of 14% per annum, payable semi-annually in arrears, and have an initial term of five years. Interest on the Convertible Secured Notes will be payable in kind in the form of additional convertible secured notes having a principal amount equal to the amount of interest then due having terms which are identical to the terms of the Convertible Secured Notes (the “PIK Notes”). The Convertible Secured Notes and Convertible Secured

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED
CONDENSED FINANCIAL STATEMENTS—(Continued)

Note Warrants cannot be converted into shares of voting stock for a two year period, except under certain limited circumstances as defined in the agreements. Notwithstanding this, STT Communication’s voting ownership is limited to 40% of the outstanding shares of the combined company.

The unaudited pro forma combined consolidated condensed financial statements reflect an estimated valuation on the Convertible Secured Note Warrants of $7,935,000 which is reflected as a discount to the Convertible Secured Notes. The preliminary fair value of the warrants was calculated under the provisions of APB 14 and determined using the Black-Scholes option-pricing model under the following assumptions: contractual life of five years, risk-free interest rate of 4%, expected volatility of 80% and no expected dividend yield. The Company has considered the guidance in EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, and has determined that the Convertible Secured Notes contain a beneficial conversion feature. The beneficial conversion feature has an estimated value of $10,020,000 and is also reflected as a discount to the Convertible Secured Notes (the “Beneficial Conversion Feature”). The values of both the Convertible Secured Note Warrants and the Beneficial Conversion Feature will be amortized using the effective interest rate method to interest expense over the five-year term of the Convertible Secured Notes.

As the PIK Notes have terms that are identical to the terms of the Convertible Secured Notes, the PIK Notes will also have a beneficial conversion feature. For purposes of the accompanying unaudited pro forma combined consolidated statements of operations, there is no value to the beneficial conversion feature associated with the PIK Notes under the assumption that the financing occurred on January 1, 2001 due to the Company’s historical stock performance following this date. As a result, only the beneficial conversion feature associated with the initial issuance of the Convertible Secured Notes has been valued. The additional beneficial conversion features associated with the PIK Notes, which will be issued semi-annually, will result in an incremental change to the Company’s interest expense over the term of the Convertible Secured Notes and PIK Notes.

5.    SENIOR NOTE EXCHANGE

As a condition to closing the combination and financing, Equinix is required to substantially reduce the outstanding debt so that no more than $22.3 million of Senior Notes are outstanding at closing. This amount may be increased with the consent of two of the three combining companies. If only $22.3 million of our Senior Notes are outstanding at closing, the Company will have retired $124.95 million of Senior Notes in the Senior Note exchange. Prior to signing the Combination Agreement, the Company received offers to exchange $101.2 million of outstanding Senior Notes.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED
CONDENSED FINANCIAL STATEMENTS—(Continued)

In connection with the combination and financing, Equinix will make an offer to exchange cash and shares of common stock for all of the outstanding Senior Notes. For each $1,000 in principal amount of Senior Notes exchanged, a noteholder will receive cash and shares of our common stock based on the following aggregate amounts of Senior Notes exchanged:

Amount Exchanged	Cash Consideration	Stock Consideration*
equal to or greater than $115.0 million but less than $125.0 million	$130	Approximately 472-513 shares

equal to or greater than $125.0 million but less than $132.5 million	$140	Approximately 394-417 shares

equal to or greater than $132.5 million but less than $140.0 million	$150	Approximately 326-345 shares

equal to or greater than $140.0 million but less than $147.2 million	$160	Approximately 268-282 shares

equal to $147.2 million	$170	Approximately 229 shares

*	The number of shares issued per $1,000 in principal amount of Senior Notes is dependent on the principal amount of Senior Notes exchanged within each range.

If $115.0 million of the Senior Notes are exchanged, approximately 513 shares of common stock will be issued per $1,000 in principal amount of Senior Notes.

If $125.0 million of the Senior Notes are exchanged, approximately 472 shares of common stock will be issued per $1,000 in principal amount of Senior Notes. Amounts exchanged between $115.0 million and less than $125.0 million will result in a sliding scale of common shares issued of between 513 and 472 shares. The share amounts shown assume we issue $30.0 million of Convertible Secured Notes and Convertible Secured Note Warrants in the financing.

The stock consideration received in the exchange will be calculated in terms of percentage of outstanding shares; accordingly, the share amounts shown above are for illustrative purposes only.

Prior to closing, we will commence an exchange offer for all of our outstanding Senior Notes, and the holders of the Senior Notes will have 20 business days to tender their Senior Notes to us in exchange for the consideration described above. See “The Senior Note Exchange” beginning on page 81.

In the accompanying unaudited pro forma combined consolidated condensed financial statements, the Company has assumed that $124,950,000 of Senior Notes are tendered, utilizing $16,243,000 in cash and issuing 58,977,000 shares of common stock.

The unaudited pro forma combined consolidated condensed financial statements reflect an estimated value on the common stock issued of $19,462,000 (using a fair value per share of $0.33). The final consideration given to the Senior Note holders is dependent on the amount of actual Senior Notes tendered and the stock price on the date the debt is extinguished. Using these assumptions, the Company would recognize a gain on debt extinguishment of approximately $82,116,000, net of $3,000,000 for anticipated costs associated with this transaction, and the write-off of $5,415,000 of accrued and unpaid interest on the Senior Notes being tendered, the write-off of $2,801,000 of debt issuance costs and $6,743,000 of the Senior Note discount associated with Senior Notes retired.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED
CONDENSED FINANCIAL STATEMENTS—(Continued)

As noted above, the actual gain that the Company will recognize is based on the amount of Senior Notes tendered and the fair value of the Company’s common stock on the day of the actual tender. The Company has assumed in the accompanying unaudited pro forma combined consolidated condensed financial statements that the equity issued in connection with the proposed retirement of Senior Notes is valued at $0.33 per share. If there was a 10% increase in this amount and if there was a 10% decrease in this amount, the gain on debt extinguishment that the Company would recognize would be approximately $80.2 million and $84.1 million, respectively.

During the first half of 2002, the Company retired $52.8 million of Senior Notes in exchange for approximately 16.0 million shares of common stock and approximately $2.5 million of cash, and as a result, recognized a $27.2 million gain on debt extinguishment. The unaudited pro forma combined consolidated condensed statements of operations reflect these transactions as if they had occurred on January 1, 2001.

6.     FURTHER AMENDMENT OF SENIOR SECURED CREDIT FACILITY

In connection with the combination, financing and Senior Note exchange, the Company has entered into discussions with its senior lenders on the principal terms for a further amendment to the Amended and Restated Senior Credit Facility and such lenders have agreed to recommend the terms of a further amendment to their credit committees. As part of this proposed second amendment to the Amended and Restated Senior Secured Credit Facility, the Company will permanently repay $7.5 million of the amount currently outstanding ($100.0 million as of September 30, 2002). In August 2002, the Company permanently repaid $5.0 million as part of the First Amendment to the Amended and Restated Senior Secured Credit Facility. The unaudited pro forma combined consolidated condensed statements of operations reflect both the proposed $7.5 million repayment and the $5.0 million repayment made in August 2002 as if they had occurred on January 1, 2001. In addition, estimated amendment fees paid to the lenders of $1.0 million have been reflected as additional debt issuance costs and amortized to interest expense over the remaining term of this facility.

7.     PRO FORMA ADJUSTMENTS

The accompanying unaudited pro forma combined consolidated condensed financial statements have been prepared assuming the transactions described above were completed on September 30, 2002 for balance sheet purposes and as of January 1, 2001 for statement of operations purposes.

The unaudited pro forma combined consolidated condensed balance sheet gives effect to the following pro forma adjustments:

(a)	Represents the following adjustments to cash and cash equivalents (in thousands):

Cash consideration for i-STT and Pihana acquisitions	$(20)
Cash related to Korean subsidiary excluded from Pihana acquisition	(463)
Cash received from financing	30,000
Cash paid to Senior Note holders	(16,243)
Senior Secured Credit Facility repayments	(7,500)

Net change in cash and cash equivalents	$5,774

(b)	Represents an adjustment for assets excluded from the acquisition of Pihana ($74,000) and i-STT ($154,000).

(c)
Represents an adjustment for assets excluded from the Pihana acquisition ($5,598,000) and the write-off of Pihana’s remaining property and equipment ($19,904,000) due to the negative goodwill created in the Pihana acquisition.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED
CONDENSED FINANCIAL STATEMENTS—(Continued)

(d)	Represents the addition of the customer contract intangible asset of $4,461,000, the tradename intangible asset of $1,115,000 and goodwill of $16,731,000 created in the acquisition of i-STT.

(e)
Represents the $2,801,000 write-off of debt issuance costs in conjunction with the retirement of Senior Notes, offset by the $1,000,000 of new debt issuance costs in conjunction with the further amendment of the Senior Secured Credit Facility.

(f)	Represents an adjustment for assets excluded in the Pihana acquisition.

(g)	Represents the following adjustments to accounts payable and accrued expenses (in thousands):

Accrual for Equinix’s i-STT transaction costs	$2,626
Accrual for Equinix’s Pihana transaction costs	2,149
Accrual for i-STT’s transaction costs	2,000
Accrual for Pihana’s transaction costs	2,625
Accrual for Pihana’s restructuring costs	3,125
Accrued expenses related to the Korean subsidiary excluded from the Pihana acquisition	(1,025)
Accrual for Equinix’s costs to retire Senior Notes	3,000
Accrual for Equinix’s costs to amend Senior Secured Credit Facility	1,000

Net change in accounts payable and accrued expenses	$15,500

(h)	Represents the write-off of accrued but unpaid interest on Senior Notes being retired.

(i)	Represents an adjustment for capital lease obligations excluded in the Pihana acquisition.

(j)
Represents the reclassification of the Senior Secured Credit Facility to non-current as a result of the proposed amendment, offset by the permanent repayment of $7,500,000 in connection with this transaction.

(k)
Represents an adjustment for i) intercompany liabilities due to STT Communications and other related parties excluded in the i-STT acquisition ($18,682,000) and ii) the $193,000 write-off of i-STT’s deferred revenue as no legal performance obligations exist post-closing, including amounts deferred under Staff Accounting Bulletin 101 (“SAB 101”).

(l)	Represents the issuance of the Convertible Secured Notes offset by the amounts attributable to the Convertible Secured Note Warrants and the Beneficial Conversion Feature.

(m)
Represents the $124,950,000 retirement of Senior Notes, offset by the $6,743,000 write-off of unamortized Senior Note discount. No tax effects are provided due to the Company’s pre-transaction net operating loss carryforwards, which should be adequate to offset the tax liability on any cancellation of indebtedness income.

(n)
Represents the $359,000 write-off of Pihana’s deferred revenue as no legal performance obligations exist post-closing, including amounts deferred under SAB 101, and the $2,470,000 write-off of Pihana’s deferred rent as no legal performance obligations exist post-closing related to this liability. The Company will straightline rent expense for all leaseholds acquired in the combination commencing upon closing.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED
CONDENSED FINANCIAL STATEMENTS—(Continued)

(o)	Represents the following adjustments to stockholders’ equity (in thousands):

	(1)	(2)	(3)	(4)	(5)	(6)	(7)	Total
Redeemable preferred stock	$(14,534)	$—	$—	$—	$—	$—	$—	$(14,534)
Convertible preferred stock	(222,963)	—	—	—	59	—	—	(222,904)
Common stock	(6)	(32,512)	77	—	34	—	59	(32,348)
Additional paid-in capital	—	—	25,209	—	30,812	17,955	19,403	93,379
Accumulated other comprehensive income (loss)	(294)	641	—	—	—	—	—	347
Accumulated deficit	175,259	37,358	—	4,188	—	—	82,116	298,921

Total stockholders’ equity	$(62,538)	$5,487	$25,286	$4,188	$30,905	$17,955	$101,578	$122,861

(1)	To eliminate the historical stockholders’ equity of Pihana.

(2)	To eliminate the historical shareholders’ equity of i-STT.

(3)	Represents the estimated value of the Company’s common stock to be issued in the acquisition of Pihana.

(4)	Represents the estimated one-time gain on acquisition of subsidiary attributed to the negative goodwill created in the Pihana acquisition.

(5)	Represents the estimated value of the Company’s common and preferred stock to be issued in the acquisition of i-STT.

(6)	Represents the value attributable to the Convertible Secured Note Warrants and the Beneficial Conversion Feature arising from the financing transaction.

(7)	Represents the estimated value of the Company’s common stock to be issued in conjunction with the exchange of additional Senior Notes and the resulting one-time gain on debt extinguishment.

The unaudited pro forma combined consolidated condensed statements of operations give effect to the following pro forma adjustments:

(p)	Represents the reversal of revenues related to Pihana’s Korean subsidiary excluded from the Pihana acquisition.

(q)
Represents (i) the reversal of Pihana depreciation as its historical property and equipment was prescribed no value in the acquisition, (ii) the reversal of depreciation and operating expenses related to Pihana’s Korean subsidiary excluded from the Pihana acquisition and (iii) the reversal of rent expense associated with an excess Pihana leasehold that must be exited as a condition in the Combination Agreement.

(r)
Represents (i) the amortization of the i-STT customer contract intangible resulting from the proposed acquisition, over an estimated useful life of 24 months (ii) the amortization of the i-STT tradename intangible resulting from the proposed acquisition, over an estimated useful life of 12 months partially offset by (iii) the reversal of rent expense associated with Pihana’s excess sales office leaseholds and the savings resulting from the related reduction in workforce as a condition in the Combination Agreement.

(s)
Represents the reversal of rent expense associated with the excess Pihana headquarter leasehold and the savings resulting from the related reduction in workforce as a condition in the Combination Agreement.

(t)	Represents the reversal of interest income generated by cash held by Pihana’s Korean subsidiary excluded in the Pihana acquisition.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED
CONDENSED FINANCIAL STATEMENTS—(Continued)

(u)
Represents (i) the additional interest expense associated with the Convertible Secured Notes issued in the financing transaction, (ii) the reversal of interest expense associated with the retirement of Senior Notes under the Senior Note exchange transaction and (iii) the reversal of interest expense associated with the repayments of the Senior Secured Credit Facility as follows (in thousands):

	For the year ended December 31, 2001	For the nine months ended September 30, 2002
Interest expense from Convertible Secured Notes	$(4,200)	$(3,150)
Interest expense associated with Convertible Secured Note Warrants and Beneficial Conversion Feature	(3,591)	(2,693)
Interest expense savings associated with Senior Note exchanges	25,611	15,848
Net interest expense savings associated with Senior Secured Credit Facility repayments	675	506
Interest expense related to Korean subsidiary excluded from Pihana acquisition	—	32

Net change to interest expense	$18,495	$10,543

(v)	Represents the reversal of other income and expense related to Pihana’s Korean subsidiary excluded in the Pihana acquisition.

(w)
Represents the reversal of Pihana’s $77,000,000 one-time impairment charge for long-lived assets as these assets would have been written-off in conjunction with closing due to the negative goodwill created in the Pihana acquisition.

(x)
Represents the reversal of the gain on debt extinguishments associated with the historical Senior Note debt exchanges during the nine months ended September 30, 2002 as these unaudited pro forma financial statements assume that these retirements took place as of January 1, 2001.

(y)	Represents the shares of common stock associated with the combination and Senior Note exchange as described above as if they were outstanding as of January 1, 2001 as follows (in thousands):

Common stock issued in connection with Pihana acquisition	76,624
Common stock issued in connection with i-STT acquisition	34,396
Common stock issued in connection with Senior Note exchange	58,977

169,997

8.     SENSITIVITY ANALYSIS

The transactions presented above are based on assumptions that are reasonable as of the date of this filing, namely the amount of Senior Notes the Company expects to retire ($124.95 million) and the equity consideration to be paid by the Company in connection with the acquisitions of i-STT (93.7 million shares of stock) and Pihana (76.6 million shares of stock). The following factors will impact these assumptions at actual closing: (a) the actual amount of Senior Notes presented for tender, (b) Pihana’s cash balance and (c) both the Company’s and  i-STT’s working capital balance.

To assist in evaluating the effects of the transactions described above and their effect on the Company’s on-going statements of operations, the following information is presented.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED
CONDENSED FINANCIAL STATEMENTS—(Continued)

Senior Notes

The Company has assumed in the accompanying unaudited pro forma combined consolidated condensed financial statements that $124.95 million of Senior Notes will be presented for tender. The following represents how an approximate $10.0 million increase and decrease to this amount would impact interest expense and pro forma net loss per share for the year ended December 31, 2001 and the nine months ended September 30, 2002:

Amount of Senior Notes tendered	Cash consideration	Shares of common stock issued	Change from assumed retirement of $125 million of Senior Notes	Impact on annual interest expense	Pro forma net loss per share for the year ended December 31, 2001	Pro forma net loss per share for the nine months ended September 30, 2002
$115,000,000	$14,950,000	58,995,000	$(9,950,000)	$(1,434,000)	$(0.92)	$(0.49)
$124,950,000	$16,243,000	58,977,000	$—	$—	$(0.91)	$(0.49)
$135,000,000	$20,250,000	45,765,000	$10,050,000	$1,448,000	$(1.00)	$(0.52)

Equity Consideration

The Company has assumed in the accompanying unaudited pro forma combined consolidated condensed financial statements that 93.7 million shares of the Company’s stock (or approximately 27.5% of the Company’s fully-diluted capital stock as of closing) are issued in connection with the i-STT acquisition and that 76.6 million shares of the Company’s stock (or 22.5% of the Company’s fully-diluted capital stock as of closing) are issued in connection with the Pihana acquisition based on each company meeting their most stringent financial closing requirement, namely that (a) Pihana has at least $28.0 million in cash (minimum cash balance per the Combination Agreement is $23.0 million), (b) Equinix’s working capital is at least $644,000 (maximum working capital deficit per the Combination Agreement is $2,688,000) and (c) i-STT’s working capital deficit is no more that $2,206,000 (maximum working capital deficit per the Combination Agreement is $4,206,000). The following represents how each company meeting their minimum financial closing requirement would impact amortization expense and pro forma net loss per share for the year ended December 31, 2001 and the nine months ended September 30, 2002:

	Pihana post- combination share ownership	i-STT post-combination share ownership	Impact on intangible assets created in the combination	Impact on annual amortization expense	Pro forma net loss per share for the year ended December 31, 2001	Pro forma net loss per share for the nine months ended September 30, 2002
Pihana cash balance is $23,000,000	16.00%	28.88%	$838,000	$311,000	$(1.04)	$(0.55)
Pihana cash balance is $28,000,000	22.50%	27.50%	$—	$—	$(0.91)	$(0.49)
Equinix working capital is ($2,688,000)	22.65%	27.68%	$409,000	$61,000	$(0.91)	$(0.48)
Equinix working capital is $644,000	22.50%	27.50%	$—	$—	$(0.91)	$(0.49)
i-STT working capital is ($4,206,000)	22.59%	27.22%	$1,553,000	$233,000	$(0.92)	$(0.49)
i-STT working capital is ($2,206,000)	22.50%	27.50%	$—	$—	$(0.91)	$(0.49)

Annex A

COMBINATION AGREEMENT

among

EQUINIX, INC.,

EAGLE PANTHER ACQUISITION CORP.,

EAGLE JAGUAR ACQUISITION CORP.,

i-STT PTE LTD,

STT COMMUNICATIONS LTD,

PIHANA PACIFIC, INC.

and

Jane Dietze, as

Representative of the Stockholders of Pihana Pacific, Inc.

Dated as of October 2, 2002

A-i

A-ii

A-iii

A-iv

Exhibit A	Form of Parent Voting Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Certificate of Designation of Parent Preferred Stock
Exhibit D	Form of Governance Agreement
Exhibit E	Terms of Repurchase or Exchange of Senior Notes
Exhibit F	Terms of Amendment to the Amended and Restated Credit and Guaranty Agreement
Exhibit G	Securities Purchase Agreement
Exhibit H	Terms of iStar Lease Amendment

Schedule 2A.01(b)	Parent Fully Diluted Share Amount
Schedule 2A.02(h)(v)	Pihana Consideration Adjustment Schedule
Schedule 2B.02(h)(i)	i-STT Consideration Adjustment Schedule
Schedule 2C.02(h)(i)	Parent Consideration Adjustment Schedule

v

COMBINATION AGREEMENT

COMBINATION AGREEMENT, dated as of October 2, 2002 (this “Agreement”), among EQUINIX, INC., a Delaware corporation (“Parent”), EAGLE PANTHER ACQUISITION CORP., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), EAGLE JAGUAR ACQUISITION CORP., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“SP Sub”), STT COMMUNICATIONS LTD, a corporation organized under the laws of the Republic of Singapore (“STT Communications”), i-STT PTE LTD, a corporation organized under the laws of the Republic of Singapore and a wholly owned subsidiary of STT Communications (“i-STT”), PIHANA PACIFIC, INC., a Delaware corporation (“Pihana”), and Jane Dietze, as Pihana Stockholders’ Representative (as defined in Section 9.06 hereof). Parent, Merger Sub, SP Sub, STT Communications, i-STT and Pihana shall each individually be referred to herein as a “Party” and collectively as “Parties.”

W I T N E S S E T H

WHEREAS, The Parties hereto have determined it to be in each of their best interests to consummate a three-way transaction pursuant to which (i) STT Communications will transfer all of the outstanding capital stock of i-STT to SP Sub (the “Stock Purchase”) and (ii) Merger Sub will merge with and into Pihana and Pihana will become an indirect wholly-owned subsidiary of Parent (the “Merger”);

The Stock Purchase

WHEREAS, upon the terms and subject to the conditions of this Agreement, STT Communications and Parent will effect the Stock Purchase in exchange for the issuance of shares of (i) Parent’s common stock, par value $0.001 per share (“Parent Common Stock”) and (ii) Parent’s Series A Convertible Preferred Stock, par value $0.001 per share (“Parent Preferred Stock” and together with the Parent Common Stock, the “Parent Shares”), in accordance with this Agreement and the other transactions contemplated by this Agreement;

WHEREAS, the board of directors of STT Communications has (i) determined that the Stock Purchase and the other transactions contemplated in this Agreement are advisable, fair to, and in the best interests of, STT Communications and its stockholders and (ii) unanimously approved and adopted this Agreement, the Stock Purchase, and the other transactions contemplated by this Agreement;

The Merger

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will merge with and into Pihana pursuant to which Pihana will become an indirect wholly owned indirect subsidiary of Parent;

WHEREAS, the board of directors of Pihana has (i) determined that the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, Pihana and its stockholders, (ii) unanimously approved this Agreement, the Merger, and the other transactions contemplated by this Agreement, and (iii) determined to unanimously recommend that the stockholders of Pihana adopt this Agreement and the Merger;

WHEREAS, pursuant to the Merger, each outstanding share of Series A Preferred Stock, par value $0.001 per share, of Pihana (the “Pihana Series A Preferred Stock”), and Series B-1 Preferred Stock, par value $0.001 per share, of Pihana (the “Pihana Series B-1 Preferred Stock”), shall be converted into the right to receive shares of Parent Common Stock and cash, at the rates determined in this Agreement;

WHEREAS, the boards of directors of each of Parent, Merger Sub and SP Sub have (i) determined that the Stock Purchase and the Merger are consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent, Merger Sub, SP Sub and their respective stockholders, (ii) approved this Agreement and the issuance of shares of (x) Parent Common Stock and (y) Parent Preferred Stock in accordance with this Agreement and the other transactions contemplated by this Agreement, and (iii) determined to unanimously recommend that the stockholders of Parent approve this Agreement and the other transactions contemplated herein;

WHEREAS, the Stock Purchase and the Merger shall collectively be referred to herein as the “Combination” and other certain capitalized terms used in this Agreement are defined in Section 10.02 of this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Pihana and STT Communications’ willingness to enter into this Agreement, all executive officers and directors of Parent and all of their respective affiliates, in their capacity as stockholders of Parent, are entering into Voting Agreements with STT Communications, i-STT and Pihana in substantially the form attached hereto as Exhibit A (each, a “Parent Voting Agreement” and collectively, the “Parent Voting Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub, SP Sub, STT Communications, i-STT, Pihana and the Pihana Stockholders’ Representative hereby agree as follows:

ARTICLE I-A

THE MERGER

SECTION 1A.01    The Merger.    Upon the terms of this Agreement and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1A.02), Merger Sub shall be merged with and into Pihana. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and Pihana shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1A.02    Effective Time; Closing.    As promptly as practicable (but in no event later than three business days) following the satisfaction or, if permissible by the express terms of this Agreement, waiver of the conditions set forth in Article VII (or such other date as may be agreed by each of the Parties), Parent and Pihana shall cause the Merger to be consummated by (i) filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and (ii) making all other filings and recordings required under the DGCL. The term “Effective Time” means the date and time of the filing of the Certificate of Merger (or such later time as may be agreed by each of the Parties and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing (the “Closing”) will be held at the offices of Latham & Watkins, 885 Third Avenue, Suite 1000, New York, New York 10022-4802 (or such other place as the Parties may agree). The date and time on which the Closing shall occur is referred to herein as the “Closing Date.”

SECTION 1A.03    Effect of the Merger.    At and after the Effective Time, the Merger shall have the effects as set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of Pihana and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Pihana and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 1A.04    Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a)    At the Effective Time, the certificate of incorporation of Pihana as the Surviving Corporation shall be amended and restated to read the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Article 1 of the amended and restated certificate of incorporation of the Surviving Corporation, instead of reading the same as Article 1 of the certificate of incorporation of Merger Sub, shall read as follows: “The name of this corporation is Pihana Pacific, Inc.”

(b)    At the Effective Time, the bylaws of Pihana as the Surviving Corporation shall be amended to read the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to Merger Sub in the amended and restated bylaws of the Surviving Corporation shall be changed to refer to Pihana Pacific, Inc.

SECTION 1A.05    Directors and Officers.    The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the amended and restated certificate of incorporation and the amended and restated bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified by Parent’s board of directors.

SECTION 1A.06    Legends.

(a)    Pihana understands that the certificates evidencing the Parent Shares shall bear the following legends:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE OFFERED AND SOLD ONLY IN A TRANSACTION REGISTERED UNDER THE SECURITIES ACT OR IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENT OF THE SECURITIES ACT.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER UNDER THE COMBINATION AGREEMENT, DATED AS OF OCTOBER 2, 2002, AMONG THE ISSUER AND THE OTHER PARTIES THERETO. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

ARTICLE I-B

THE STOCK PURCHASE

SECTION 1B.01    The Stock Purchase.    Upon the terms of this Agreement and subject to the conditions set forth in this Agreement, at the Effective Time, STT Communications shall sell, assign, transfer, convey and deliver to SP Sub and SP Sub shall purchase, acquire and accept for delivery from STT Communications all right, title and interest in and to all outstanding shares of the capital stock of i-STT (the “i-STT Shares”), free and clear of all encumbrances for the aggregate purchase price as set forth in Article II-B. STT Communications may elect to transfer the i-STT Shares to a direct or indirect wholly-owned subsidiary to act as its nominee prior to the Closing. In such case, all references to ownership and delivery of i-STT Shares in this Agreement shall be deemed to refer to ownership and delivery by such nominee, and all references to deliveries of Parent Shares and other consideration to STT Communications shall be deemed to refer to deliveries to such nominee. Such transfer will not, in any event, relieve STT Communications from any of its obligations under this Agreement. STT Communications alternatively may elect to transfer Parent Shares received hereunder or other securities of Parent received under the Securities Purchase Agreement to such a nominee following Closing, and nothing contained in this Agreement, the Securities Purchase Agreement or any other agreement or instrument entered into in connection herewith or therewith shall be deemed to restrict such a transfer that is otherwise made in compliance with applicable law.

SECTION 1B.02    Closing.    STT Communications shall deliver to Parent at the Closing:

(a)    share certificates in respect of the i-STT Shares, together with the valid share transfer forms in respect of the i-STT Shares, duly executed by STT Communications in favor of SP Sub and/or its nominee(s);

(b)    if required, duly completed and executed statutory declaration(s) in relation to the transfer of the i-STT Shares in the form prescribed by the Stamp Duty Branch of the Inland Revenue Authority of Singapore, such statutory declaration to be drafted and prepared by Parent and approved in form and substance by STT Communications and which shall be duly sworn by STT Communications, together with all documents reasonably required by the Stamp Duty Branch of the Inland Revenue Authority of Singapore to be attached to such statutory declaration(s) and a working sheet computing the net asset value per i-STT Share, or in lieu of such statutory declaration(s), a letter in the form prescribed by the Stamp Duty Branch of the Inland Revenue Authority of Singapore and in form and substance agreed to by STT Communications and signed by a director or secretary of i-STT incorporating a working sheet computing the net asset value per i-STT Share;

(c)    certified true copies of the resolutions passed by the board of directors of i-STT: (i) approving the transfer of i-STT Shares to SP Sub and/or the transfer of all or any part of the i-STT Shares to SP Sub; (ii) authorizing the issue of new share certificates in respect of the i-STT Shares in favor of SP Sub; (iii) approving the entry into the register of members of i-STT, the name of SP Sub and/or such nominee(s) of SP Sub as the holder of the i-STT Shares and the making of such other entries into other corporate records of i-STT as may be necessary; and (iv) effecting and accepting the resignation of the directors and officers of i-STT in accordance with Section 1B.03;

(d)    certified true copies of the resolutions passed by the board of directors of STT Communications: (i) approving the sale of i-STT Shares to SP Sub; and (ii) authorizing the entry into, execution (under seal, where appropriate), delivery and performance of this Agreement and all other documents and agreements ancillary or pursuant thereto or in connection therewith; and

(e)    such waivers or consents as may be necessary to enable SP Sub to be registered in the register of members of i-STT as holders of any and all of the i-STT Shares.

SECTION 1B.03    Directors and Officers.    The directors and officers of i-STT immediately prior to the Effective Time shall resign as of the Effective Time.

SECTION 1B.04    Legends

(a)    STT Communications understands that the shares of Parent capital stock issued in connection with the Stock Purchase shall bear the following legends:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE OFFERED AND SOLD ONLY IN A TRANSACTION REGISTERED UNDER THE SECURITIES ACT OR IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER UNDER THE COMBINATION AGREEMENT, DATED AS OF OCTOBER 2, 2002, AMONG THE ISSUER AND THE OTHER PARTIES THERETO. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

(b)    STT Communications understands that the i-STT Escrow Shares (as defined below) shall also bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN INDEMNITY OBLIGATIONS AND MAY NOT BE SOLD, EXCHANGED OR OTHERWISE

TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE COMBINATION AGREEMENT DATED AS OF OCTOBER 2, 2002, BETWEEN THE ISSUER, THE STOCKHOLDER AND THE OTHER PARTIES THERETO, AS SUCH AGREEMENT MAY BE AMENDED, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

ARTICLE II-A

PIHANA MERGER CONSIDERATION; EXCHANGE OF PIHANA CERTIFICATES

SECTION 2A.01    Pihana Merger Consideration.

(a)    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Pihana or the holders of any of the following securities:

(i)    each share of Pihana Common Stock (as defined herein) issued and outstanding immediately prior to the Effective Time (other than any shares of Pihana Common Stock to be cancelled pursuant to Section 2A.01(a)(iv) and any Dissenting Shares (as defined in Section 2A.06)) shall be cancelled and, in accordance with Pihana’s certificate of incorporation, no consideration shall be issued on account thereof;

(ii)    each share of Pihana Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Pihana Series A Preferred Stock to be canceled pursuant to Section 2A.01(a)(iv) and any Dissenting Shares (as defined in Section 2A.06)) shall be converted into the right to receive (i) its pro rata portion of an amount of cash equal to $10,000 (the “Cash Consideration”) less the Pihana Incentive Compensation Plan Cash Factor multiplied by a fraction the numerator of which is the Series A Liquidation Preference Amount and the denominator of which is the Series A Liquidation Preference Amount plus the Series B-1 Liquidation Preference Amount and (ii) such number of shares of Parent Common Stock equal to the Pihana Series A Preferred Stock Exchange Ratio (as defined in Section 2A.01(b));

(iii)    each share of Pihana Series B-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Pihana Series B-1 Preferred Stock to be canceled pursuant to Section 2A.01(a)(iv) and any Dissenting Shares (as defined in Section 2A.06)) shall be converted into the right to receive (i) its pro rata portion of an amount of cash equal to the Cash Consideration less the Pihana Incentive Compensation Plan Cash Factor multiplied by a fraction the numerator of which is the Series B-1 Liquidation Preference Amount and the denominator of which is the Series A Liquidation Preference Amount plus the Series B-1 Liquidation Preference Amount and (ii) such number of shares of Parent Common Stock equal to the Pihana Series B-1 Preferred Stock Exchange Ratio (as defined in Section 2A.01(b));

(iv)    each Covered Employee shall be entitled to receive (i) its pro rata portion of the Pihana Incentive Compensation Plan Cash Factor and (ii) its pro rata portion of the Pihana Incentive Compensation Plan Shares.

(v)    each share of Pihana Stock held in the treasury of Pihana and each share of Pihana Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of Pihana immediately prior to the Effective Time shall be cancelled and no consideration shall be issued on account thereof; and

(vi)    each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassesable share of common stock, par value $0.001 per share, of the Surviving Corporation. The stock certificate evidencing shares of common stock of Merger Sub shall then evidence ownership of the outstanding share of common stock of the Surviving Corporation.

(b)    As used in this Agreement, the following terms have the following meanings:

(i)    “Aggregate Merger Consideration” means the number of shares of Parent Common Stock (the “Parent Merger Shares”) representing 22.5% of the Parent Fully Diluted Share Amount (as defined below) at the Effective Time, as may be decreased in accordance with the Pihana Consideration Adjustment Schedule (as defined in Section 2A.02(h)), and as may be increased in accordance with the Parent Consideration Adjustment Schedule (as defined in Section 2C.02(h)) or the i-STT Consideration Adjustment Schedule (as defined in Section 2B.02(h)).

(ii)    “Covered Employees” means the employees identified as such in the Pihana Incentive Compensation Plan.

(iii)    “Pihana Escrow Shares” means the number of Parent Merger Shares (rounded up to the next whole number) determined by multiplying the Aggregate Merger Consideration by 0.10.

(iv)    “Pihana Incentive Compensation Plan” means the Pihana Pacific Incentive Compensation Plan dated April 9, 2002.

(v)    “Pihana Incentive Compensation Plan Cash Factor” means the aggregate amount of cash payable to the Covered Employees pursuant to the Pihana Incentive Compensation Plan.

(vi)    “Pihana Incentive Compensation Plan Shares” means the aggregate number of shares of Parent Common Stock payable to the Covered Employees pursuant to the Pihana Incentive Compensation Plan.

(vii)    “Parent Fully Diluted Share Amount” means, as of the Effective Time, all shares of Parent Common Stock outstanding, all Parent Options with an exercise price equal to or less than $2.00 after giving effect to any anti-dilution adjustments as a result of the Combination (as adjusted for the assumed net exercise of such options) and all Parent Warrants with an exercise price equal to or less than $2.00 after giving effect to any anti-dilution adjustments as a result of the Combination (as adjusted for the assumed net exercise of such warrants). Schedule 2A.01(b) illustrates the calculation of Parent Fully Diluted Share Amount as if the Closing Date were July 31, 2002. The Parent Fully Diluted Share Amount will be recalculated at the Effective Time using the same methodology. For the avoidance of doubt, the Parent Fully Diluted Share Amount at the Effective Time shall be calculated after giving effect to the exchange of the Senior Notes (as defined in Section 7.01(g)(ii)) but without giving effect to the transactions contemplated by the Securities Purchase Agreement (as defined in Section 7.01(g)(iv)).

(viii)    “Series A Preferred Stock Exchange Ratio” means (a) the product (calculated to five decimal places) obtained by multiplying (x) the Aggregate Merger Consideration less the Pihana Incentive Compensation Plan Shares by (y) a fraction the numerator of which is the Series A Preferred Stock Liquidation Amount and the denominator of which is the sum of (A) Series A Preferred Stock Liquidation Amount plus (B) the Series B-1 Preferred Stock Liquidation Amount divided by (b) the number of shares of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time.

(ix)    “Series B-1 Preferred Stock Exchange Ratio” means (a) the product (calculated to five decimal places) obtained by multiplying (x) the Aggregate Merger Consideration less the Pihana Incentive Compensation Plan Shares by (y) a fraction the numerator of which is the Series B-1 Preferred Stock Liquidation Amount and the denominator of which is the sum of (A) Series A Preferred Stock Liquidation Amount plus (B) the Series B-1 Preferred Stock Liquidation Amount divided by (b) the number of shares of Series B-1 Preferred Stock issued and outstanding immediately prior to the Effective Time.

(x)    “Series A Preferred Stock Liquidation Amount” means the product (calculated to five decimal places) obtained by multiplying (x) the number of shares of Series A Preferred Stock outstanding times (y) an amount equal to $2.40.

(xi)    “Series B-1 Preferred Stock Liquidation Amount” means the product (calculated to five decimal places) obtained by multiplying (x) the number of shares of Series B-1 Preferred Stock outstanding times (y) $4.19.

(c)    If, during the period between the date hereof and the Effective Time, any change in the capital stock of Parent shall occur by reason of reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period or any similar event, the Aggregate Merger Consideration, the Series A Preferred Stock Exchange Ratio, the Series B-1 Preferred tock Exchange Ratio, the Pihana Incentive Compensation Plan Shares and the Pihana Escrow Shares shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange or readjustment of shares.

SECTION 2A.02    Determination of Pihana Working Capital, Pihana Cash Balance and Pihana Net Liabilities.

(a)    No later than five business days and no earlier than ten business days prior to the Closing Date, Pihana shall prepare a certificate certified by Pihana’s chief financial officer (the “Initial Pihana Certificate”) which contains: (i) an estimated consolidated balance sheet of Pihana and its subsidiaries (the “Pihana Closing Balance Sheet”) as of the opening of business on the day during which the Closing Date occurs without giving effect to the transactions contemplated hereby, (ii) a calculation of the estimated Pihana Working Capital (as defined in Section 2A.02(h)), (iii) a calculation of the estimated Pihana Cash Balance (as defined in Section 2A.02(h)), and (iv) a calculation of the estimated Pihana Total Other Liabilities (as defined in Section 2A.02(h)). Following receipt of the Initial Pihana Certificate, STT Communications and Parent shall have the right to review the Initial Pihana Certificate and consult in good faith with Pihana regarding the Initial Pihana Certificate. No later than one business day prior to the Closing Date, Pihana shall deliver to Parent a final certificate certified by Pihana’s chief financial officer (the “Final Pihana Certificate”) identical to the Initial Pihana Certificate; provided, however, that the Final Pihana Certificate shall include any revisions mutually agreed upon by Parent, STT Communications and Pihana following such consultation period. The Pihana Closing Balance Sheet and the calculation of Pihana Working Capital, Pihana Cash Balance and Pihana Total Other Liabilities (x) shall be prepared using the same accounting principles, methods of computing estimates and otherwise on a consistent basis with those used in preparing the Pihana Audited Financial Statements and Pihana Interim Financial Statements and (y) shall include the same line items as the Pihana Reference Balance Sheet (all as defined in Section 3A.08).

(b)    As soon as practicable, but in no event later than 60 days following the Closing Date, Parent and STT Communications shall prepare a calculation of Pihana Cash Balance (the “Final Pihana Adjustment Calculation”).

(c)    Parent and STT Communications shall deliver a copy of the Final Pihana Adjustment Calculation to the Pihana Stockholders’ Representative promptly after it has been prepared. After receipt of the Final Pihana Adjustment Calculation, the Pihana Stockholders’ Representative shall have 30 days to review the Final Pihana Adjustment Calculation. Unless the Pihana Stockholders’ Representative delivers written notice to Parent and STT Communications on or prior to the 30th day after receipt of the Final Pihana Adjustment Calculation stating that the Pihana Stockholders’ Representative objects to the Final Pihana Adjustment Calculation (and setting forth in reasonable detail his calculation of disputed items), the Pihana Stockholders’ Representative shall be deemed to have accepted and agreed to the Final Pihana Adjustment Calculation. If the Pihana Stockholders’ Representative so notifies STT Communications of his objections to the Final Pihana Adjustment Calculation, the Stockholders’ Representative and STT Communications shall, within 60 days (or such longer period as the parties may mutually agree) following such notice (the “Pihana Adjustment Resolution Period”), attempt to resolve their differences, and any resolution by the Stockholders’ Representative and STT Communications, subject to the approval of Parent, which approval shall not be unreasonably withheld, as to any disputed amounts that are communicated to the Escrow Agent (as defined in Section 2A.03(b)) jointly by the Pihana Stockholders’ Representative, STT Communications and Parent and shall be final, binding and conclusive.

(d)    Any amounts remaining in dispute at the conclusion of the Pihana Adjustment Resolution Period (the “Pihana Unresolved Items”) shall be submitted to Ernst & Young LLP (or, if Ernst & Young LLP is unwilling to serve, such other internationally recognized firm of independent public accountants to be mutually agreed upon) (the “Independent Auditors”) within ten days after the expiration of the Pihana Adjustment Resolution Period. Each of the Pihana Stockholders’ Representative, Parent and STT Communications shall offer a final, good faith resolution to the Pihana Unresolved Items. The Independent Auditors shall then be required to choose one of the two proposed resolutions as most representative of correct calculation, under the terms of this Agreement, of the Pihana Unresolved Items. The Independent Auditors’ resolution of the Pihana Unresolved Items shall be made within 45 days of the submission of the Pihana Unresolved Items thereto (if practicable), shall be set forth in a written statement delivered to Parent and the Pihana Stockholders’ Representative and shall be final, binding and conclusive, absent fraud or manifest error. The term “Pihana Adjusted Calculation,” as used in this Agreement, shall mean the definitive Pihana Cash Balance agreed to (or deemed agreed to) by Parent, STT Communications and the Pihana Stockholders’ Representative under Section 2A.02(c) or, if Pihana Unresolved Items are submitted to the Independent Auditors, such definitive Pihana Cash Balance, as adjusted to reflect the determination of the Independent Auditors under this Section 2A.02(d).

(e)    If and to the extent the Pihana Adjusted Calculation is less than the Pihana Cash Balance as shown in the Final Pihana Certificate (the “Pihana Cash Balance Deficiency”), then Parent shall deliver written notice to the Escrow Agent and the Pihana Stockholders’ Representative specifying the amount of Pihana Cash Balance Deficiency, and the Escrow Agent shall, in accordance with the terms of the Escrow Agreement, deliver to Parent and STT Communications out of the Escrow Fund (as defined in Section 2A.03(b)) an aggregate number of Pihana Escrow Shares calculated and allocated between Parent and STT Communications in accordance with the Pihana Consideration Adjustment Schedule within five days of such notice. In addition, if and to the extent that (i) the lesser of (a) the Pihana Cash Balance Objective and (b) the Pihana Adjusted Calculation exceeds (ii) the Pihana Cash Balance as shown in the Final Pihana Certificate (the “Pihana Cash Balance Excess”), then Parent shall deliver written notice to the Escrow Agent, the Pihana Stockholders’ Representative, STT Communications and Parent’s transfer agent (the “Transfer Agent”) specifying the amount of Pihana Cash Balance Excess, and instructing the Transfer Agent (on behalf of Parent) and STT Communications to deliver an aggregate number of shares of Parent Common Stock to the Pihana Stockholders’ Representative and the Escrow Agent calculated (and allocated from STT Communications and Parent) in accordance with the Pihana Consideration Adjustment Schedule (nine-tenths of which shares will be deliverable to the Stockholders’ Representative on behalf of the Pihana Stockholders and one-tenth of which will be deliverable to the Escrow Agent for inclusion in the Escrow Fund within five days of such notice.

(f)    During the calculation of Pihana Working Capital, Pihana Cash Balance and Pihana Total Other Liabilities prior to or following the Closing and the period of any review or dispute within the contemplation of this Agreement, (i) each party hereto shall provide, or cause to be provided, to the other parties and their authorized representatives, all reasonably requested access to all relevant books, records, workpapers and employees of the Surviving Corporation or Parent, whether then-employed by the Surviving Corporation or Parent, or the Pihana Stockholders’ Representative, as the case may be, to the extent such materials or persons are within their possession or control and (ii) the Pihana Stockholders’ Representative and Parent shall cooperate in full with each other and their authorized representatives, including the provision on a timely basis of all information necessary or useful.

(g)    In acting under this Section 2A.02, the Independent Auditors shall be entitled to the privileges and immunities of arbitrators. Each party agrees to execute, if requested by the Independent Auditors, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Independent Auditors (the “Independent Auditors’ Fees”) shall be borne pro rata by Parent, STT Communications and the Escrow Account (as defined in Section 2A.03(b)) in proportion to the allocation of the dollar amount of the Pihana Unresolved Items, made by the Independent Auditors such that the prevailing party or parties pays a lesser proportion of the fees and expenses.

(h)    As used in this Agreement, the following terms have the following meanings:

(i)    “Decrease in Pihana Working Capital” means the positive amount, if any, by which  $-5,066,000 (i.e. a working capital deficit) exceeds Pihana Working Capital (as defined below).

(ii)    “Pihana Cash Balance” means (x) the sum of Pihana’s and Pihana Subsidiaries’ (as defined in Section 3A.03(a)) consolidated (i) cash, consolidated cash equivalents and consolidated short-term investments as shown on the Pihana Closing Balance Sheet, (ii) any Hawaii R&D Tax Credit, GST, VAT and Consumption Tax refunds in Singapore, Japan, Hong Kong and Australia that are determined to be collectible and receivable, (iii) except as provided in clause (x) of Section 2A.03(h)(viii), amounts paid before the date of or accrued in the Pihana Closing Balance Sheet with respect to restructuring costs on or after the date of such balance sheet, (iv) retention bonuses payable after December 31, 2002 as provided in Section 5.01(y) to the extent such amount has been paid before the date of the Pihana Closing Balance Sheet, (v) $500,000 reimbursement of fees paid to IRG provided such amount has been paid and (vi) an amount equal to 90 days of payment of expatriate benefits under the Lay Expatriate Agreement (as defined in the Pihana Disclosure Letter); minus (y) the sum of (i) any Decrease in Pihana Working Capital, (ii) any Pihana Unspent Capital Expenditures (as defined below), (iii) all net liabilities to be incurred after the Closing as a result of, related to or otherwise or otherwise by virtue of the transactions contemplated in Sections 7.02(s) (which does not include reduction-in-force costs on or after the Closing), 7.02(t) and 7.02(u) of this Agreement and (iv) any cash received pursuant to the exercise of any outstanding Pihana Options or Pihana Warrants after the date of this Agreement.

(iii)    “Pihana Cash Balance Objective” is set forth in Section 2A.02(h)(iii) of the Pihana Disclosure Letter.

(iv)    “Pihana Cash Balance Shortfall” means the positive amount, if any, by which the Pihana Cash Balance Objective exceeds the Pihana Cash Balance as shown in the Final Pihana Certificate.

(v)    “Pihana Consideration Adjustment Schedule” determines the amount of shares to be allocated to each of Parent and STT Communications in the event of a Pihana Cash Balance Shortfall or a Pihana Cash Balance Deficiency. The Pihana Consideration Adjustment Schedule is attached hereto as Schedule 2A.02(h)(v). Any Pihana Cash Balance Shortfall shall be reflected in the calculation of Aggregate Merger Consideration deliverable pursuant to Section 2A.03 and, if applicable, the Aggregate Stock Purchase Consideration deliverable at Closing pursuant to Section 2B.01, and any Pihana Cash Balance Deficiency (which shall not duplicate any adjustments already accounted for as a result of a Pihana Cash Balance Shortfall) shall be given effect pursuant to the deliveries set forth in Section 2A.02(e).

(vi)    “Pihana Total Other Liabilities” means total consolidated (v) non-current liabilities, (w) long-term liabilities, (x) current portion of long-term liabilities, (y) short-term indebtedness and (z) accrued interest.

(vii)    “Pihana Unspent Capital Expenditures” means the positive amount, if any, by which $1,750,000 exceeds the actual and committed capital expenditures of Pihana and its subsidiaries (other than actual or committed capital expenditures relating to Pihana’s subsidiary in Korea) for the period from July 1, 2002 to the Closing.

(viii)    “Pihana Working Capital” means Pihana’s and Pihana Subsidiaries’ (t) consolidated current assets (excluding cash, cash equivalents and short-term investments and any Hawaii R&D Tax Credit, GST, VAT and Consumption Tax refunds in Singapore, Japan, Hong Kong and Australia that are determined to be collectible and receivable) as shown on the Pihana Closing Balance Sheet, plus (u) except as provided in clause (x), amounts accrued in the Pihana Closing Balance Sheet with respect to restructuring costs on or after the date of such balance sheet, minus (v) their consolidated current liabilities (not including current portion of long-term liabilities, short-term indebtedness or accrued interest) as shown on the Pihana Closing Balance Sheet plus (w) retention bonuses payable after

December 31, 2002 as provided in Section 5.01(y) to the extent such amount has been paid or is accrued for in the Final Panther Certificate minus (x) severance payments due on or after the Closing with respect to the Covered Employees (including any additional amounts required to be withheld thereon for Taxes) plus (y) $500,000 reimbursement of fees paid to IRG provided such amount has been paid or is accrued for in the Final Pihana Certificate plus (z) credit for 90 days of payment of expatriate benefits under the Lay Expatriate Agreement. The current portion of long-term debt and the current portion of capital lease obligations shall not be deemed a current liability for purposes of determining Pihana Working Capital. The non-current portion of deferred rent and deferred revenue shall be deemed to be current liabilities for purposes of determining Pihana Working Capital.

(i)    An example of Pihana’s initial calculation of Pihana Working Capital, Pihana Cash Balance and Pihana Total Other Liabilities based upon the Pihana Reference Balance Sheet is set forth in Section 2A.02(i) of the Pihana Disclosure Letter.

SECTION 2A.03    Exchange of Certificates.

(a)    Exchange Procedures. From and after the Effective Time, a bank or trust company to be designated by Parent shall act as exchange agent (the “Exchange Agent”) in effecting the exchange of the applicable Parent Merger Shares for certificates which immediately prior to the Effective Time represented outstanding shares of Pihana Common Stock and Pihana Preferred Stock (collectively, “Pihana Stock”) (“Pihana Share Certificates”) and which were converted into the right to receive Parent Merger Shares pursuant to Section 2A.01. As promptly as practicable after the Effective Time, Parent and the Exchange Agent shall mail to each record holder of Pihana Share Certificates a letter of transmittal (the “Letter of Transmittal”) in a form approved prior to the Closing by Parent and Pihana and instructions for use in surrendering such Pihana Share Certificates and receiving the applicable Parent Merger Shares pursuant to Section 2A.01. At or prior to the Effective Time, Parent shall cause to be deposited in trust with the Exchange Agent, the Cash Consideration and the Parent Merger Shares less the Pihana Escrow Shares.

Upon the surrender of each Pihana Share Certificate for cancellation to the Exchange Agent, together with a properly completed Letter of Transmittal and such other documents as may reasonably be required by Parent:

(i)    Parent shall cause to be issued to the holder of such Pihana Share Certificate in exchange therefor (A) a check for such holder’s pro rata portion of the Cash Consideration and (B) a separate stock certificate representing the Parent Merger Shares to which such holder is entitled pursuant to Section 2A.01 (less the Pihana Escrow Shares attributable to the pro rata interest of such holder in the Escrow Fund pursuant to Section 2.03(b)); and

(ii)    Pihana Share Certificates so surrendered shall forthwith be cancelled.

If a transfer of ownership of shares of Pihana Stock is not registered in the transfer records of Pihana, the applicable Parent Merger Shares may be issued to a person other than the person in whose name Pihana Share Certificate so surrendered is registered if Pihana Share Certificate representing such shares of Pihana Stock is presented to Parent, accompanied by all documents required to evidence and effect such transfer and evidence that (i) the shares are transferable and (ii) any applicable stock transfer taxes have been paid.

Until surrendered as contemplated by this Article II-A, each Pihana Share Certificate shall, subject to appraisal rights under the DGCL and Section 2A.06, be deemed at any time after the Effective Time to represent only the right to receive upon surrender the applicable Parent Merger Shares with respect to the shares of Pihana Stock formerly represented thereby to which such holder is entitled pursuant to Section 2A.01.

(b)    Escrow Fund. Prior to or simultaneously with the Closing, the Pihana Stockholders’ Representative and Parent shall enter into an escrow agreement (the “Escrow Agreement”) with an escrow agent selected by Parent and reasonably acceptable to the Pihana Stockholders’ Representative (the “Escrow Agent”) substantially in the form of Exhibit B hereto. Pursuant to the terms of the Escrow Agreement, Parent shall deposit one or more certificates in the name of the Escrow Agent representing the Pihana Escrow Shares into an escrow account, which account is to be managed by the Escrow Agent (the “Escrow Account”) to serve as security for the Pihana Stockholders’ indemnity obligations hereunder. Any Pihana Escrow Shares in the Escrow Account are referred to herein as the “Escrow Fund.” In connection with such deposit of the Pihana Escrow Shares with the Escrow Agent and as of the Effective Time, each holder of Pihana Stock will be deemed to have received and deposited with the Escrow Agent each stockholder’s (other than holders of Dissenting Shares) pro rata interest in the Escrow Fund as determined as of Closing by reference to such stockholder’s ownership of shares of Pihana Stock (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time with respect to shares constituting the Escrow Fund), without any act of the stockholders of Pihana (the “Pihana Stockholders”). Distributions of any Pihana Escrow Shares from the Escrow Account shall be governed by the terms and conditions of the Escrow Agreement. The adoption of this Agreement by Pihana Stockholders shall constitute approval of the Escrow Agreement and of all the arrangements relating thereto, including, without limitation, the placement of the Pihana Escrow Shares in escrow and the appointment of the Pihana Stockholders’ Representative.

(c)    Distributions with Respect to Unexchanged Parent Merger Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Merger Shares comprising part of the Aggregate Merger Consideration with a record date after the Effective Time shall be paid to the holder of any unsurrendered Pihana Share Certificate with respect to the Parent Merger Shares represented thereby until the holder of such Pihana Share Certificate shall surrender such Pihana Share Certificate in accordance with this Section 2A.03.

(d)    No Further Rights in Pihana Stock.    The Parent Merger Shares issued upon the conversion of shares of Pihana Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Pihana Stock.

(e)    No Fractional Shares.    Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock shall be issued upon the conversion and exchange of Pihana Share Certificates, and no holder of Pihana Share Certificates shall be entitled to receive a fractional share of Parent Common Stock. In the event that any holder of Pihana Stock would otherwise be entitled to receive a fractional share of Parent Common Stock (after aggregating all shares and fractional shares of Parent Common Stock issuable to such holder), then such holder will receive an aggregate number of shares of Parent Common Stock rounded up or down to the nearest whole share (with 0.5 being rounded up). In the event that any holder of Pihana Stock would otherwise be entitled to receive a fractional share of Parent Common Stock (after aggregating all shares and fractional shares of Parent Common Stock issuable to such holder), then such holder will receive an aggregate number of shares of Parent Common Stock rounded up or down to the nearest whole share.

(f)    No Liability.    Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Pihana Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash properly and legally delivered to a public official pursuant to any abandoned property, escheat or similar law.

(g)    Withholding Rights.    Each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Pihana Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code (as defined in Section 10.02(d)), or any provision of state, local or foreign Tax (as defined in Section 3A.15(c)) Law (as defined in Section 3A.06(a)). To the extent that amounts are so withheld by the Exchange Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Pihana Stock in respect of which such deduction and withholding were made by the Exchange Agent, the Surviving Corporation or Parent, as the case may be.

(h)    Lost Certificates.    If any Pihana Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Pihana Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may reasonably direct, as indemnity against any claim that may be made against it with respect to such Pihana Share Certificate, Parent shall issue in exchange for such lost, stolen or destroyed Pihana Share Certificate, the applicable Parent Merger Shares (and dividends or other distributions pursuant to Section 2A.03(c)) to which such person is entitled pursuant to the provisions of this Article II-A.

(i)    Return of Parent Merger Shares.    Promptly following the end of the sixth full calendar month after the Effective Time, the Exchange Agent shall return to Parent all of the remaining Parent Merger Shares and Cash Consideration in the Exchange Agent’s possession and the Exchange Agent’s duties shall terminate. Thereafter, upon the surrender of a Pihana Share Certificate to Parent, together with a properly executed Letter of Transmittal and such other documents as may reasonably be required by Parent, and subject to applicable abandoned property, escheat and similar Laws, the holder of such Pihana Share Certificate shall be entitled to receive in exchange therefor the applicable Parent Merger Shares (and dividends or other distributions pursuant to Section 2A.03(c)) without any interest thereon.

SECTION 2A.04    Stock Transfer Books.    At the Effective Time, the stock transfer books of Pihana shall be closed and there shall be no further registration of transfers of shares of Pihana Stock thereafter on the records of Pihana.

SECTION 2A.05    Pihana Stock Options; Pihana Warrants.

(a)    Parent will not assume options to purchase Pihana Common Stock issued by Pihana.

(b)    At the Effective Time, each warrant to acquire shares of Series B-1 Preferred Stock granted and outstanding immediately prior to the Effective Time (each a “Pihana Warrant”), whether or not contingent or earned and whether exercisable or unexercisable, that does not terminate by its terms at or prior to the Effective Time, shall be converted into a warrant to acquire shares of Parent Common Stock in accordance with its terms. Each Pihana Warrant so converted shall continue to have, and be subject to, the same terms and conditions set forth in such Pihana Warrant immediately prior to the Effective Time, except that (i) such Pihana Warrant shall be exercisable (or become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock (rounded down to the nearest whole number) equal to the product of the number of shares of Pihana Series B-1 Preferred Stock that were issuable upon exercise of such Pihana Warrant immediately prior to the Effective Time multiplied by the Series B-1 Exchange Ratio (as modified to reflect any post-closing adjustments to the Aggregate Merger Consideration), and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Pihana Warrant shall be equal to the exercise price per share of Pihana Stock at which such Pihana Warrant was exercisable immediately prior to the Effective Time divided by the Pihana Series B-1 Preferred Stock Exchange Ratio (as modified to reflect any post-closing adjustment to the Aggregate Merger Consideration and rounded down to the nearest whole cent).

SECTION 2A.06    Dissenting Shares.

(a)    Notwithstanding any provision of this Agreement to the contrary, shares of Pihana Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Pihana Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the applicable Parent Merger Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Pihana Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Pihana Stock under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Parent Merger Shares, without any interest thereon, upon the surrender, in the manner provided in Section 2A.03 (including the provision for the Pihana Escrow Shares pursuant to Section 2A.03(b)), of the corresponding Pihana Share Certificate.

(b)    Pihana shall give Parent (i) prompt notice of any demands for appraisal received by Pihana, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by Pihana and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Pihana shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE II-B

i-STT STOCK PURCHASE CONSIDERATION

SECTION 2B.01    i-STT Stock Purchase Consideration.

(a)    At the Closing, Parent shall pay and deliver the Aggregate Stock Purchase Consideration (as defined in Section 2B.01(b)) to STT Communications for the i-STT Shares.

(b)    As used in this Agreement, the following terms have the following meanings:

(i)    “Aggregate Stock Purchase Consideration” means (a) cash in the amount of $10,000 and (b) the number of Parent Shares representing 27.5% of the Parent Fully Diluted Share Amount, as may be (i) increased in accordance with the Pihana Consideration Adjustment Schedule or the Parent Consideration Adjustment Schedule and (ii) decreased by the number of Parent Shares equal to the quotient obtained by dividing (x) i-STT Working Capital Shortfall (as defined in Section 2B.02(h)), by (y) the $1.53 (the “Parent Stock Purchase Shares”). Any decrease in the Aggregate Stock Purchase Consideration pursuant to clause (ii) shall be allocated in accordance with the i-STT Consideration Adjustment Schedule (as defined in Section 2B.02(h)). The Aggregate Stock Purchase Consideration to be paid to STT Communications shall be paid in accordance with the i-STT Consideration Breakdown (as defined below).

(ii)    “i-STT Escrow Shares” means the number of Parent Stock Purchase Shares (rounded up to the next whole number) determined by multiplying the Aggregate Stock Purchase Consideration by 0.50. The i-STT Escrow Shares shall, to the extent possible, be shares of Parent Preferred Stock and shall bear the legend identified in Section 1B.04(b) until the R&W Termination Date (as defined in Section 9.01(a)), at which time STT Communications shall be entitled to receive replacement Certificates not bearing the legend.

(iii)    “i-STT Consideration Breakdown” means the allocation of consideration to be received by STT Communications between (A) Parent Common Stock and (B) Parent Preferred Stock. First, STT Communications will receive such number of shares of Parent Common Stock equal to 10.1% of the Parent Fully Diluted Share Amount. The remaining Aggregate Stock Purchase Consideration will be paid to STT Communications in the form of Parent Preferred Stock. The certificate of designation designating the rights preferences and privileges of the Parent Preferred Stock is attached hereto as Exhibit C.

(c)    If, during the period between the date hereof and the Effective Time, any change in the capital stock of Parent shall occur by reason of reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period or any similar event, the Aggregate Stock Purchase Consideration and the i-STT Escrow Shares shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange or readjustment of shares.

SECTION 2B.02    Determination of i-STT Working Capital and i-STT Net Liabilities.

(a)    No later than five business days and no earlier than ten business days prior to the Closing Date,  i-STT, together with STT Communications, shall prepare a certificate certified by i-STT’s chief financial officer (the “Initial i-STT Certificate”) which contains: (i) an estimated consolidated balance sheet of i-STT and its subsidiaries (the “i-STT Closing Balance Sheet”) as of the opening of business on the day during which the Closing Date occurs without giving effect to the transactions contemplated hereby, (ii) a calculation of the estimated i-STT Working Capital (as defined in Section 2B.02(h)) and (iii) a calculation of the estimated i-STT Total Other Liabilities (as defined in Section 2B.02(h)). Following receipt of the Initial i-STT Certificate, Parent and Pihana shall have the right to review the Initial i-STT Certificate and consult in good faith with i-STT regarding the Initial i-STT Certificate. No later than one business day prior to the Closing Date, i-STT shall deliver to Parent and Pihana a final certificate certified by i-STT’s chief financial officer (the “Final i-STT Certificate”) identical to the Initial i-STT Certificate; provided, however that the Final i-STT Certificate shall include any revisions mutually agreed upon by Parent, Pihana, i-STT and STT Communications following such consultation period. The i-STT Closing Balance Sheet and the calculation of i-STT Working Capital and i-STT Total Other Liabilities (x) shall be prepared in accordance with the same accounting principles, methods of computing estimates and otherwise on a consistent basis with those used in preparing the i-STT Audited Financial Statements and i-STT Interim Financial Statements and (y) shall include the same line items as the i-STT Reference Balance Sheet (all as defined in Section 3B.08).

(b)    As soon as practicable, but in no event later than 60 days following the Closing Date, Parent and the Pihana Stockholders’ Representative shall prepare a calculation of i-STT Working Capital (the “Final  i-STT Adjustment Calculation”).

(c)    Parent shall deliver a copy of the Final i-STT Adjustment Calculation to STT Communications promptly after it has been prepared. After receipt of the Final i-STT Adjustment Calculation, STT Communications shall have 30 days to review the Final i-STT Adjustment Calculation. Unless STT Communications delivers written notice to Parent on or prior to the 30th day after receipt of the Final i-STT Adjustment Calculation stating that STT Communications objects to the Final i-STT Adjustment Calculation (and setting forth in reasonable detail its calculation of disputed items), STT Communications shall be deemed to have accepted and agreed to the Final i-STT Adjustment Calculation. If STT Communications so notifies Parent of its objections to the Final i-STT Adjustment Calculation, the parties shall, within 60 days (or such longer period as the parties may mutually agree) following such notice (the  “i-STT Adjustment Resolution Period”), attempt to resolve their differences.

(d)    Any amounts remaining in dispute at the conclusion of the i-STT Adjustment Resolution Period (the “i-STT Unresolved Items”) shall be submitted to the Independent Auditors within ten days after the expiration of the i-STT Adjustment Resolution Period. Each of Parent and STT Communications shall offer a final, good faith resolution to the i-STT Unresolved Items. The Independent Auditors shall then be required to choose one of the two proposed resolutions as most representative of the correct calculation, under the terms of this Agreement, of the i-STT Unresolved Items. The Independent Auditors’ resolution of the i-STT Unresolved Items shall be made within 45 days of the submission of the i-STT Unresolved Items thereto (if practicable), shall be set forth in a written statement delivered to Parent and the Pihana Stockholders’ Representative and STT Communications and shall be final, binding and conclusive, absent fraud or manifest error. The term “i-STT Adjusted Calculation,” as used in this Agreement, shall mean the definitive i-STT Working Capital agreed to (or deemed agreed to) by Parent and STT Communications under Section 2B.02(c) or, if i-STT Unresolved Items are submitted to the Independent Auditors, such definitive i-STT Working Capital, as adjusted to reflect the determination of the Independent Auditors under this Section 2B.02(d).

(e)    If and to the extent the i-STT Adjusted Calculation is less than i-STT Working Capital as shown in the Final i-STT Certificate (the “i-STT Working Capital Deficiency”), then Parent shall deliver written notice to STT Communications and the Pihana Stockholders’ Representative specifying the amount of i-STT Working Capital Deficiency, and STT Communications shall deliver to Parent and to the Escrow

Agent for deposit into the Escrow Account, calculated and allocated in accordance with the i-STT Consideration Adjustment Schedule, an aggregate number of i-STT Escrow Shares equal to the quotient obtained by dividing (i) i-STT Working Capital Deficiency by (ii) $1.53 within five days of such notice. In addition, if and to the extent that (i) the lesser of (a) the i-STT Working Capital Objective and (b) the i-STT Adjusted Calculation exceeds (ii) i-STT Working Capital as shown in the Final i-STT Certificate, (the “i-STT Working Capital Excess”), then Parent shall deliver written notice to STT Communications, the Pihana Stockholders’ Representative and the Transfer Agent specifying the amount of i-STT Working Capital Excess, and instructing the Transfer Agent (on behalf of Parent) and the Escrow Agent (on behalf of the Pihana Stockholders) to deliver an aggregate number of shares of Parent Common Stock to STT Communications equal to the quotient obtained by dividing (x) i-STT Working Capital Excess, by (y) $1.53, calculated (and allocated from Parent and the Pihana Stockholders) in accordance with the i-STT Consideration Adjustment Schedule within five days of such notice.

(f)    During the calculation of i-STT Working Capital and i-STT Total Other Liabilities prior to or following the Closing and the period of any review or dispute within the contemplation of this Agreement, (i) each of i-STT, STT Communications and Parent shall provide, or cause to be provided, to the other Parties and their authorized representatives, all reasonably requested access to all relevant books, records, workpapers and employees of STT Communications or Parent, whether then-employed by STT Communications or Parent, as the case may be, to the extent such materials or persons are within their possession or control and (ii) STT Communications and Parent shall cooperate in full with each other and their authorized representatives, including the provision on a timely basis of all information necessary or useful.

(g)    In acting under this Section 2B.02, the Independent Auditors shall be entitled to the privileges and immunities of arbitrators. Each party agrees to execute, if requested by the Independent Auditors, a reasonable engagement letter. All Independent Auditors’ Fees shall be borne pro rata by Parent, STT Communications and the Escrow Account in proportion to the allocation of the dollar amount of the i-STT Unresolved Items, made by the Independent Auditors such that the prevailing party or parties pays a lesser proportion of the fees and expenses.

(h)    As used in this Agreement, the following terms have the following meanings:

(i)    “i-STT Consideration Adjustment Schedule” determines the amount of shares to be allocated to each of Parent, the Escrow Account (on behalf of the Pihana Stockholders) and the Pihana Stockholders in the event of a i-STT Working Capital Shortfall or a i-STT Working Capital Deficiency. The i-STT Consideration Adjustment Schedule is attached hereto as Schedule 2B.02(h)(i). Any i-STT Working Capital Shortfall shall be reflected in the calculation of the Aggregate Stock Purchase Consideration deliverable at Closing pursuant to Section 2B.01 and the Aggregate Merger Consideration deliverable pursuant to Section 2A.03, and any i-STT Working Capital Deficiency (which shall not duplicate any adjustments already accounted for as a result of an i-STT Working Capital Shortfall) shall be given effect pursuant to the deliveries set forth in Section 2B.02(e).

(ii)    “i-STT Total Other Liabilities” means total consolidated (v) non-current liabilities, (w) long-term liabilities (x) current portion of long-term liabilities, (y) short-term indebtedness and (z) accrued interest.

(iii)    “i-STT Working Capital” means i-STT’s and i-STT Subsidiaries’ consolidated current assets (including cash, cash equivalents and short-term investments) as shown on the i-STT Closing Balance Sheet minus their consolidated current liabilities (not including current portion of long-term liabilities, short-term indebtedness and accrued interest) as shown on the i-STT Closing Balance Sheet.

(iv)    “i-STT Working Capital Objective” is set forth in Section 2B.02(h)(iv) of the i-STT Disclosure Letter.

(v)    “i-STT Working Capital Shortfall” means the positive amount, if any, by which the i-STT Working Capital Objective exceeds the i-STT Working Capital as shown in the Final i-STT Certificate.

(i)    An example of i-STT’s initial calculation of i-STT Working Capital and i-STT Total Other Liabilities based upon the i-STT Reference Balance Sheet is set forth in Section 2B.02(i) of the i-STT Disclosure Letter.

SECTION 2B.03    i-STT Stock Options.    Parent will not assume options to purchase capital stock issued by STT Communications.

ARTICLE II-C

PARENT STOCK ADJUSTMENT

SECTION 2C.01    Parent Stock Outstanding at the Closing.    At the Closing, the stockholders of Parent immediately prior to the Effective Time will retain the Parent Fully Diluted Share Amount less the sum of (a) the Aggregate Merger Consideration and (b) the Aggregate Stock Purchase Consideration (the “Parent Post-Combination Shares”). As provided in the Parent Consideration Adjustment Schedule (as defined in Section 2C.02(h)), the Parent Post-Combination Shares will be decreased by the number of Parent Shares equal to the quotient obtained by dividing (x) Parent Working Capital Shortfall (as defined in Section 2C.02(h), by (y) $1.53, and any such decrease shall be allocated in accordance with the Parent Consideration Adjustment Schedule.

SECTION	2C.02 Determination of Parent Working Capital and Parent Net Liabilities.

(a)    No later than five business days and no earlier than ten business days prior to the Closing Date, Parent shall prepare a certificate certified by Parent’s chief financial officer (the “Initial Parent Certificate”) which contains: (i) an estimated consolidated balance sheet of Parent and its subsidiaries (the “Parent Closing Balance Sheet”) as of the opening of business on the day during which the Closing Date occurs without giving effect to the transactions contemplated hereby, (ii) a calculation of the estimated Parent Working Capital (as defined in Section 2C.02(h)) and (iii) a calculation of the estimated Parent Total Other Liabilities (as defined in Section 2C.02(h)). Following receipt of the Initial Parent Certificate, i-STT and Pihana shall have the right to review the Initial Parent Certificate and consult in good faith with Parent regarding the Initial Parent Certificate. No later than one business day prior to the Closing Date, Parent shall deliver to i-STT and Pihana a final certificate certified by Parent’s chief financial officer (the “Final Parent Certificate”) identical to the Initial Parent Certificate; provided, however that the Final Parent Certificate shall include any revisions mutually agreed upon by Parent, i-STT and Pihana following such consultation period. The Parent Closing Balance Sheet and the calculation of Parent Working Capital and Parent Total Other Liabilities shall be prepared in accordance with the same accounting principles, methods of computing estimates and otherwise on a consistent basis with those used in preparing the financial statements contained in the Parent SEC Reports (as defined in Section 4.05) and shall contain the same line items as contained in such financial statements.

(b)    As soon as practicable, but in no event later than 60 days following the Closing Date, STT Communications and the Pihana Stockholders’ Representative shall prepare a calculation of Parent Working Capital (the “Final Parent Adjustment Calculation”).

(c)    STT Communications and the Pihana Stockholders’ Representative shall deliver a copy of the Final Parent Adjustment Calculation to Parent promptly after it has been prepared. After receipt of the Final Parent Adjustment Calculation, Parent shall have 30 days to review the Final Parent Adjustment Calculation. Unless Parent delivers written notice to STT Communications on or prior to the 30th day after receipt of the Final Parent Adjustment Calculation stating that Parent objects to the Final Parent Adjustment Calculation (and setting forth in reasonable detail its calculation of disputed items), Parent shall be deemed to have accepted and agreed to the Final Parent Adjustment Calculation. If Parent so notifies STT Communications of its objections to the Final Parent Adjustment Calculation, the parties shall, within 60 days (or such longer period as the parties may mutually agree) following such notice (the “Parent Adjustment Resolution Period”), attempt to reach an agreement that resolves their differences.

(d)    Any amounts remaining in dispute at the conclusion of the Parent Adjustment Resolution Period (the “Parent Unresolved Items”) shall be submitted to the Independent Auditors within ten days after the expiration of the Parent Adjustment Resolution Period. Each of Parent and STT Communications shall offer a final, good faith resolution to the Parent Unresolved Items. The Independent Auditors shall then be required to choose one of the two proposed resolutions as most representative of the correct calculation, under the terms of this Agreement, of the Parent Unresolved Items. The Independent Auditors’ resolution of the Parent Unresolved Items shall be made within 45 days of the submission of the Parent Unresolved Items thereto (if practicable), shall be set forth in a written statement delivered to Parent and STT Communications and shall be final, binding and conclusive, absent fraud or manifest error. The term “Parent Adjusted Calculation,” as used in this Agreement, shall mean the definitive Parent Working Capital agreed to (or deemed agreed to) by Parent and STT Communications under Section 2C.02(c) or, if Parent Unresolved Items are submitted to the Independent Auditors, such definitive Parent Working Capital, as adjusted to reflect the determination of the Independent Auditors under this Section 2C.02(d).

(e)    If and to the extent Parent Adjusted Calculation is less than Parent Working Capital as shown in the Final Parent Certificate (the “Parent Working Capital Deficiency”), then STT Communications and the Pihana Stockholders’ Representative shall deliver written notice to Parent specifying the amount of Parent Working Capital Deficiency, and Parent shall deliver to STT Communications, the Escrow Agent for deposit into the Escrow Account and Pihana Stockholders’ Representative, calculated and allocated in accordance with the Parent Consideration Adjustment Schedule, an aggregate number of Parent Shares equal to the quotient obtained by dividing (i) Parent Working Capital Deficiency by (ii) $1.53 within five days of such notice. In addition, if and to the extent that (i) the lesser of (a) the Parent Working Capital Objective and (b) the Parent Adjusted Calculation exceeds (ii) Parent Working Capital as shown in the Final Parent Certificate, (the “Parent Working Capital Excess”), then Parent shall deliver written notice to STT Communications, the Pihana Stockholders’ Representative and the Transfer Agent specifying the amount of Parent Working Capital Excess, and STT Communications and the Escrow Agent (on behalf of the Pihana Stockholders) shall deliver an aggregate number of shares of Parent Common Stock to Parent equal to the quotient obtained by dividing (x) Parent Working Capital Excess, by (y) $1.53, calculated (and allocated from STT Communications and the Escrow Agent) in accordance with the Parent Consideration Adjustment Schedule within five days of such notice.

(f)    During the calculation of Parent Working Capital and Parent Total Other Liabilities prior to or following the Closing and the period of any review or dispute within the contemplation of this Agreement, (i) each of Parent, STT Communications and the Pihana Stockholders’ Representative shall provide, or cause to be provided, to the other parties and their authorized representatives, all reasonably requested access to all relevant books, records, workpapers and employees of STT Communications, Pihana Stockholders’ Representative or Parent, whether then-employed by STT Communications, Pihana Stockholders’ Representative or Parent, as the case may be, to the extent such materials or persons are within their possession or control and (ii) STT Communications, Pihana Stockholders’ Representative and Parent shall cooperate in full with each other and their authorized representatives, including the provision on a timely basis of all information necessary or useful.

(g)    In acting under this Section 2C.02, the Independent Auditors shall be entitled to the privileges and immunities of arbitrators. Each party agrees to execute, if requested by the Independent Auditors, a reasonable engagement letter. All Independent Auditors’ Fees shall be borne pro rata by Parent, STT Communications and the Escrow Account in proportion to the allocation of the dollar amount of the Parent Unresolved Items, made by the Independent Auditors such that the prevailing party or parties pays a lesser proportion of the fees and expenses.

(h)    As used in this Agreement, the following terms have the following meanings:

(i)    “Parent Consideration Adjustment Schedule” determines the amount of shares to be allocated to each of STT Communications, the Escrow Account (on behalf of the Pihana Stockholders) and the Pihana Stockholders in the event of a Parent Working Capital Shortfall or a Parent Working Capital Deficiency. The Parent Consideration Adjustment Schedule is attached hereto as Schedule 2C.02(h)(i).

Any Parent Working Capital Shortfall shall be reflected in the calculation of the Aggregate Merger Consideration deliverable pursuant to Section 2A.03 and the Aggregate Stock Purchase Consideration deliverable at Closing pursuant to Section 2B.01, and any Parent Working Capital Deficiency (which shall not duplicate any adjustments already accounted for as a result of a Parent Working Capital Shortfall) shall be given effect pursuant to the deliveries set forth in Section 2C.02(e).

(ii)    “Parent Total Other Liabilities” means total consolidated (v) non-current liabilities, (w) long-term liabilities (x) current portion of long-term liabilities, (y) short-term indebtedness and (z) accrued interest (including accrued interest on the Senior Notes (as defined in Section 7.01(g)(ii)) and on the Syndicated Loan (as defined in Section 7.01(g)(iii)), but excluding the principal amount of the Senior Notes and the Syndicated Loan.

(iii)    “Parent Working Capital” means the Parent’s and Parent Subsidiaries’ consolidated current assets (including cash, cash equivalents and short-term investments; provided, however that any cash received as a result of the exercise of outstanding Parent options or warrants after the date of this Agreement shall not be included for this determination) minus their consolidated current liabilities (not including current portion of long-term liabilities, short-term indebtedness or accrued interest) as shown on the Parent Closing Balance Sheet.

(iv)    “Parent Working Capital Objective” is set forth in Section 2C.02(h)(iv) of the Parent Disclosure Letter.

(v)    “Parent Working Capital Shortfall” means the positive amount, if any, by which the Parent Working Capital Objective exceeds Parent Working Capital as shown in the Final Parent Certificate.

(i)    An example of Parent’s initial calculation of Parent Working Capital and Parent Total Other Liabilities is set forth in Section 2C.02(i) of the Parent Disclosure Letter.

ARTICLE III-A

REPRESENTATIONS AND WARRANTIES OF PIHANA

Pihana hereby represents and warrants to Parent, Merger Sub and STT Communications that the statements contained in this Article III-A are true and correct except as set forth in the disclosure letter delivered by Pihana to Parent, Merger Sub and STT Communications concurrently with the execution of this Agreement (the “Pihana Disclosure Letter”). The Pihana Disclosure Letter shall be arranged according to specific sections in this Article III-A and any other section hereof where it is clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section.

SECTION 3A.01    Organization and Qualification.    Pihana is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted and as currently proposed to be conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Pihana Material Adverse Effect (as defined below). Pihana is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Pihana Material Adverse Effect. Section 3A.01 of the Pihana Disclosure Letter sets forth each jurisdiction where Pihana is qualified or licensed as a foreign corporation and each other jurisdiction in which Pihana owns, uses, licenses or leases real property or has employees or engages independent contractors. The term “Pihana Material Adverse Effect” means any event, change, circumstance or effect that is, or would be reasonably likely to have, either individually or in the aggregate, a materially adverse effect on the business, operations, condition (financial or otherwise), assets (tangible or intangible), liabilities, properties, or results of operations of Pihana and the Pihana Subsidiaries (as defined in Section 3A.03(a)), taken as a whole, except for any such events, changes, circumstances or effects primarily resulting from or arising in connection with (i) any changes in general economic or business conditions of the markets in which Pihana and its subsidiaries operate that do not disproportionately impact Pihana and the Pihana Subsidiaries taken as a whole, or (ii) any changes or events affecting the industry in which Pihana operates that do not disproportionately impact Pihana and the Pihana Subsidiaries, taken as a whole (it being understood that in any controversy concerning the applicability of the preceding exceptions, Pihana shall have the burden of proof with respect to the elements of such exceptions).

SECTION 3A.02    Certificate of Incorporation and Bylaws.    Pihana has heretofore made available to Parent and STT Communications a complete and correct copy of (a) the certificate of incorporation and the bylaws of Pihana including all amendments thereto, (b) the minute books containing all consents, actions and meeting of the stockholders of Pihana and Pihana’s board of directors and any committees thereof, and (c) the stock transfer books of Pihana setting forth all issuances or transfers of record of any capital stock of Pihana. Such certificate of incorporation and bylaws are in full force and effect. Pihana is not in violation of any of the provisions of its certificate of incorporation or bylaws. The corporate minute books, stock certificate books, stock registers and other corporate records of Pihana are complete and accurate, and the signatures appearing on all documents contained therein are the true or facsimile signatures of the persons purported to have signed the same.

SECTION 3A.03    Pihana Subsidiaries.

(a)    Section 3A.03(a) of the Pihana Disclosure Letter sets forth: (i) the name of each corporation, partnership, limited liability company, joint venture or other entity in which Pihana has, directly or indirectly, an equity interest representing 50% or more of the capital stock thereof or other equity interests therein (individually, a “Pihana Subsidiary” and, collectively, the “Pihana Subsidiaries”); (ii) the number and type of outstanding equity securities of each Pihana Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Pihana Subsidiary; (iv) the name of the officers and directors of each Pihana Subsidiary; and (v) the jurisdictions in which each Pihana Subsidiary is qualified or holds licenses to do business as a foreign corporation.

(b)    Each Pihana Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Pihana Subsidiary is duly qualified or licensed to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing has not had, and could not reasonably be expected to have, individually or in the aggregate, a Pihana Material Adverse Effect. Each Pihana Subsidiary has all requisite power and authority to carry on its business as it is now being conducted and as currently proposed to be conducted and to own, lease and otherwise use the assets and properties owned and used by it. Pihana has delivered to the Parent and STT Communications complete and accurate copies of the charter, bylaws or other organizational documents of each Pihana Subsidiary. No Pihana Subsidiary is in default under or in violation of any provision of its charter, bylaws or other organizational documents. All of the issued and outstanding shares of capital stock of each Pihana Subsidiary are duly authorized, validly issued, fully paid, nonassesable and free of preemptive rights. All shares of each Pihana Subsidiary are held of record or owned beneficially by either Pihana or another Pihana Subsidiary and are held or owned free and clear of any restriction on transfer (other than restrictions under applicable securities laws), claim, security interest, option, warrant, right, lien, call, commitment, equity or demand. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Pihana or any Pihana Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Pihana Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Pihana Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Pihana Subsidiary.

(c)    Pihana does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Pihana Subsidiary. There are no contractual obligations of Pihana to make any investment in (whether in the form of a loan, capital contribution or otherwise), any other person.

SECTION 3A.04    Capitalization.

(a)    The authorized capital stock of Pihana consists of 183,524,985 shares of Common Stock, par value $0.001 per share, of which 50,000,000 shares are Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), and 133,524,985 shares are Class B Common Stock, par value $0.001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Pihana Common Stock”), 5,000,000 shares of Pihana Series A Preferred Stock, 105,608,889 shares of Pihana Series B-1 Preferred Stock, and 17,921,147 shares of Series B-2 Preferred Stock, par value $0.001 per share (the “Pihana Series B-2 Preferred Stock” and together with the Pihana Series A Preferred Stock, the Pihana Series B-1 Preferred Stock, the “Pihana Preferred Stock”). As of the date of this Agreement, (i) 6,854,211 shares of Class A Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassesable, (ii) 27,916,096 shares of Class B Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassesable, and (iii) no shares of Pihana Common Stock are held in the treasury of Pihana and (iv) 10,196,400 shares of Pihana Common Stock are reserved for future issuance pursuant to outstanding options to purchase Pihana Common Stock issued by Pihana pursuant to the Pihana Stock Plan (as defined in Section 3A.04(b)) (“Pihana Options”). As of the date of this Agreement, (A) 5,000,000 shares of Pihana Series A Preferred Stock are issued and outstanding, (B) 80,189,964 shares of Pihana Series B-1 Preferred Stock are issued and outstanding, and (C) no shares of Pihana Series B-2 Preferred Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassesable. Each share of Pihana Preferred Stock is convertible into one share of Pihana Common Stock. There are no other shares of Pihana Preferred Stock outstanding. As of the date of this Agreement, the outstanding shares of Pihana Common Stock and Pihana Preferred Stock are owned of record as set forth in Section 3A.04(a) of the Pihana Disclosure Letter. Section 3A.04(a) of the Pihana Disclosure Letter also provides an accurate and complete description of the terms of each repurchase option or right of first refusal which is held by Pihana as of the date of this Agreement and to which any of such shares is subject.

(b)    Pihana has reserved 13,229,693 shares of Pihana Common Stock for issuance under Pihana’s 1999 Stock Option Plan (the “Pihana Stock Plan”) of which options to purchase 10,375,350 shares of Pihana Common Stock are outstanding as of the date of this Agreement. Section 3A.04(b) of the Pihana Disclosure Letter accurately sets forth with respect to each Pihana Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Pihana Option; (ii) the total number of shares of Pihana Common Stock that was originally subject to such Pihana Option; (iii) the number of shares of Pihana Common Stock that remain subject to such Pihana Option; (iv) the date on which such Pihana Option was granted and the term of such Pihana Option; (v) the vesting schedule and vesting commencement date for such Pihana Option; (vi) the exercise price per share of Pihana Common Stock purchasable under such Pihana Option; (vii) whether such Pihana Option has been designated an “incentive stock option” as defined in Section 422 of the Code; and (viii) the current employee or independent contractor status of the holder of such Pihana Option. No Pihana Option will by its terms require an adjustment in connection with the Combination, except as contemplated by this Agreement. Except as provided in Section 3A.04(b) of the Pihana Disclosure Letter, neither the consummation of transactions contemplated by this Agreement, nor any action taken or to be taken by Pihana in connection with such transactions, will result in (i) any acceleration of exercisability or vesting, whether or not contingent on the occurrence of any event after consummation of the Combination, in favor of any optionee under any Pihana Option; (ii) any additional benefits for any optionee under any Pihana Option; or (iii) the inability of Parent after the Effective Time to exercise any right or benefit held by Pihana prior to the Effective Time with respect to any shares of Pihana Common Stock previously issued upon exercise of a Pihana Option, including, without limitation, the right to repurchase an optionee’s unvested shares on termination of such optionee’s employment.

(c)    Pihana has reserved 4,587,384 shares of Pihana Common Stock for future issuance pursuant to the exercise of Pihana Warrants. Section 3A.04(c) of the Pihana Disclosure Letter sets forth, with respect to each Pihana Warrant issued to any person: (i) the name of the holder of such Pihana Warrant; (ii) the total number and type of shares of Pihana Stock that are subject to such Pihana Warrant; (iii) the exercise price per share of Pihana Stock purchasable under such Pihana Warrant; (iv) the total number of shares of Pihana Stock with respect to which such warrant is immediately exercisable; (v) the vesting schedule for such Pihana Warrant; and (vi) the term of such Pihana Warrant.

(d)    Except as described in Section 3A.04(b) above or as set forth in Sections 3A.04(b) and 3A.04(c) of the Pihana Disclosure Letter, there are no options, warrants or other rights, agreements, arrangements or commitments of any character, whether or not contingent, relating to the issued or unissued capital stock of Pihana or obligating Pihana to issue or sell any share of capital stock of, or other equity interest in, Pihana. All shares of Pihana Stock so subject to issuance, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassesable. The holders of Pihana Options and Pihana Warrants have been or will be given, or shall have properly waived, any required notice of the Combination prior to the Effective Time, and all such rights, if any with respect to the Merger, will terminate at or prior to the Effective Time.

(e)    Pihana does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Pihana on any matter.

(f)    Except as set forth in Section 3A.04(f) of the Pihana Disclosure Letter, all of the securities offered, sold or issued by Pihana (i) have been offered, sold or issued in compliance with the requirements of the Federal securities laws and any applicable state securities or “blue sky” laws and (ii) are not subject to any preemptive right, right of first refusal, right of first offer or right of rescission.

(g)    Except as set forth in Section 3A.04(g) of the Pihana Disclosure Letter, Pihana has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of Pihana or any Pihana Subsidiary, other than unvested securities in the ordinary course upon termination of employment or consultancy. There are no outstanding contractual obligations of Pihana to repurchase, redeem or otherwise acquire any share of capital stock of, or other equity interest in, Pihana. Except as set forth in Section 3A.04(g) of the Pihana Disclosure Letter, there are no stockholder agreements, voting trusts or other agreements or understandings to which Pihana is a party, or of which Pihana is aware, that (i) relate to the voting, registration or disposition of any securities of Pihana, (ii) grant to any person or group of persons the right to elect, or designate or nominate for election, a director to the board of directors of Pihana, or (iii) grant to any person or group of persons information rights.

(h)    Pihana has received (i) all necessary waivers and consents from the holders of Pihana Preferred Stock to distribute the Aggregate Merger Consideration in accordance with Article II-A of this Agreement, and (ii) all necessary approvals from the holders of Pihana Preferred Stock for the Pihana Pacific Incentive Compensation Plan. Pihana will not suffer any adverse tax consequence as a result of obtaining the waiver referred to in clause (i).

(i)    An updated Section 3A.04 of the Pihana Disclosure Letter reflecting changes permitted by this Agreement in the capitalization of Pihana between the date hereof and the Effective Time shall be delivered by Pihana to Parent on the fifth business day preceding the date of the Parent Stockholders’ Meeting (as defined in Section 6.01(a)).

(j)    Pihana Stockholders receiving Parent Merger Shares each have substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Parent so that they are each capable of evaluating the merits and risks of their respective investments in Parent and each has the capacity to protect their own interests. Each such Pihana Stockholder is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

SECTION 3A.05    Authority Relative to This Agreement.

(a)    Pihana has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Merger, the Combination and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by Pihana and the consummation by Pihana of the Merger, the Combination and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Pihana are necessary to authorize this Agreement or to consummate the Merger, the Combination and the other transactions contemplated by this Agreement (other than the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Pihana and, assuming the due authorization, execution and delivery by Parent, Merger Sub, i-STT and STT Communications, constitutes a legal, valid and binding obligation of Pihana, enforceable against Pihana in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

(b)    Without limiting the generality of the foregoing, the board of directors of Pihana, at a meeting duly called and held, has unanimously (i) determined that the Merger, the Combination and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, Pihana and its stockholders, (ii) approved the Merger and the Combination, this Agreement and the other transactions contemplated hereby in accordance with the provisions of the DGCL and Pihana’s charter documents, (iii) directed that this Agreement be submitted to Pihana Stockholders for their adoption and (iv) resolved to recommend that Pihana Stockholders vote in favor of the adoption of this Agreement. The requisite vote of the Pihana Stockholders to adopt this Agreement has been received and is in full force and effect.

SECTION 3A.06    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by Pihana do not, and the performance of its obligations under this Agreement by Pihana will not, (i) conflict with or violate the certificate of incorporation or bylaws of Pihana or any Pihana Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3A.06(b) have been obtained and all filings and obligations described in Section 3A.06(b) have been made or complied with, conflict with or violate in any material respect any foreign or domestic (Federal, state or local) law, statute, ordinance, franchise, permit, concession, license, writ, rule, regulation, order, injunction, judgment or decree (“Law”) applicable to Pihana or any of the Pihana Subsidiaries or by which any property or asset of Pihana or any of the Pihana Subsidiaries is bound or affected, or (iii) conflict with, result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a default) under, require consent, approval or notice under, give to others any right of termination, amendment, acceleration or cancellation of, require any payment under, or result in the creation of a lien or other encumbrance on any property or asset of Pihana or any Pihana Subsidiary pursuant to, any material permit, franchise or other instrument to which Pihana or any Pihana Subsidiary is a party or by which any property or asset of Pihana or any Pihana Subsidiary is bound or affected.

(b)    The execution and delivery of this Agreement by Pihana do not, and the performance of its obligations under this Agreement by Pihana will not, require any consent, approval, order, permit, or authorization from, or registration, notification or filing with, any domestic or foreign governmental, regulatory or administrative authority, agency or commission, any court, tribunal or arbitral body, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental authority (a “Governmental Entity”), except (i) for the filing and recordation of appropriate merger documents as required by the DGCL, and (ii) for such other consents, approvals, orders, permits, authorizations, registrations, notifications or filings, which if not obtained or made could not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

SECTION 3A.07    Permits; Compliance.

(a)    Pihana and each Pihana Subsidiary is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Pihana and each Pihana Subsidiary to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted and as currently proposed to be conducted (the “Pihana Permits”). All Pihana Permits are in full force and effect and will not be affected by the Closing and no suspension or cancellation of any Pihana Permit is pending or, to the knowledge of Pihana, threatened. Neither Pihana nor any Pihana Subsidiary has received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of or failure to comply with any material term or requirement of any Pihana Permit, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Pihana Permit.

(b)    Neither Pihana nor any Pihana Subsidiary is in conflict with, or in default or violation of, in each case, in any material respect, (i) any Law applicable to Pihana or any Pihana Subsidiary or by which any material property or asset of Pihana or any Pihana Subsidiary is bound or affected, (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Pihana or any Pihana Subsidiary is a party or by which Pihana or any Pihana Subsidiary or any material property or asset of Pihana or any Pihana Subsidiary is bound or affected, or (iii) any Pihana Permit.

SECTION 3A.08    Financial Statements.

(a)    True and complete copies of (i) the audited consolidated balance sheets of Pihana and the Pihana Subsidiaries as of December 31, 2000 and 2001, and the related audited consolidated statements of operations, consolidated changes in stockholders’ equity and consolidated cash flows for the years then ended, together with the related notes thereto (collectively referred to herein as the “Pihana Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of Pihana and the Pihana Subsidiaries as of June 30, 2002 (the “Pihana Reference Balance Sheet”), and the related unaudited consolidated statements of operations, consolidated changes in stockholders’ equity and consolidated cash flows for the six months ended June 30, 2002 (collectively referred to herein as the “Pihana Interim Financial Statements”), are attached as Section 3A.08(a) of the Pihana Disclosure Letter. The Pihana Audited Financial Statements and the Pihana Interim Financial Statements (including, in each case, any notes thereto) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by GAAP) and each present fairly, in all material respects, the consolidated financial position of Pihana and the Pihana Subsidiaries as at the respective dates thereof and the consolidated results of operations for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material).

(b)    Except as set forth in Section 3A.08(b) of the Pihana Disclosure Letter or as contemplated by this Agreement, Pihana and the Pihana Subsidiaries do not have any debts, liabilities or obligations of any nature (whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or as a guarantor or otherwise) (“Pihana Liabilities”), other than (i) Pihana Liabilities recorded or reserved against in the Pihana Reference Balance Sheet, or Pihana Liabilities in existence as of June 30, 2002 and not required by GAAP to be recorded therein, (ii) current liabilities reflected in the Pihana Working Capital as shown on the Pihana Adjusted Calculation and incurred since June 30, 2002 in the ordinary course of business, or (iii) any other liabilities in an amount less than $100,000 individually or $500,000 in the aggregate which have been or are incurred in the ordinary course of business. Except as set forth in Section 3A.08(b) of the Pihana Disclosure Letter, as of the date of this Agreement, there are no outstanding warranty claims against Pihana.

SECTION 3A.09    Absence of Certain Changes or Events.    Since June 30, 2002, except as contemplated by or as disclosed in this Agreement, Pihana and the Pihana Subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been any Pihana Material Adverse Effect.

SECTION 3A.10    Absence of Litigation.    There is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of Pihana, threatened against Pihana or any Pihana Subsidiary, or any property or asset owned or used by Pihana or any Pihana Subsidiary or any person whose liability Pihana or any Pihana Subsidiary has or may have assumed, either contractually or by operation of Law, before any arbitrator or Governmental Entity (a “Pihana Legal Proceeding”) that could reasonably be expected, to (i) impair the operations of Pihana or any Pihana Subsidiary as currently conducted, including, without limitation, any claim of infringement of any intellectual property right, (ii) impair the ability of Pihana or any Pihana Subsidiary to perform its obligations under this Agreement or (iii) prevent, delay or make illegal the consummation of the transactions contemplated by this Agreement. Pihana is not a party to and has not received any written notice or threat (written or otherwise) of a claim or dispute that could reasonably be expected to result in a material Pihana Legal Proceeding. Neither Pihana nor any Pihana Subsidiary, the officers or directors thereof in their capacity as such, or any property or asset of Pihana or any Pihana Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Pihana, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or Governmental Entity. As of the date of this Agreement, neither Pihana nor any Pihana Subsidiary has any plans to initiate any Pihana Legal Proceeding against any third party.

SECTION 3A.11    Employee Benefit Plans; Labor Matters.

(a)    Section 3A.11(a) of the Pihana Disclosure Letter lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all bonus, stock option, stock purchase, stock appreciation right, restricted stock, phantom stock, incentive, deferred compensation, retiree medical, disability or life insurance, cafeteria benefit, dependent care, disability, director or employee loan, fringe benefit, sabbatical, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements (whether formal or informal and whether in writing or not) to which Pihana or any Pihana Subsidiary is a party, with respect to which Pihana or any Pihana Subsidiary has any obligation or which are maintained, contributed to or sponsored by Pihana or any Pihana Subsidiary for the benefit of any current or former employee, officer or director of Pihana or any Pihana Subsidiary, (ii) each employee benefit plan for which Pihana or any Pihana Subsidiary could incur a material liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which Pihana or any Pihana Subsidiary could incur liability under Section 4212(c) of ERISA, and (iv) any employment agreements, offer letters or other contracts, arrangements or understandings between Pihana or any Pihana Subsidiary and any employee of Pihana or any Pihana Subsidiary (whether legally enforceable or not, whether formal or informal and whether in writing or not) including, without limitation, any contracts, arrangements or understandings relating to a sale of Pihana (each, a “Pihana Plan,” and collectively, the “Pihana Plans”).

(b)    Pihana has made available to Parent with a true and complete copy of each Pihana Plan (or a written summary where the Pihana Plan is not in writing), and (i) a copy of each trust or other funding arrangement, (ii) the current summary plan description and all subsequent summaries of material modifications, (iii) the three (3) most recent annual reports (Form 5500 series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Pihana Plan, (iv) the most recently received Internal Revenue Service determination letter for each Pihana Plan intended to qualify under Section 401(a) (if applicable), (v) the most recently prepared actuarial report and financial statement in connection with each such Pihana Plan (if applicable), (vi) any correspondence with the Internal Revenue Service (other than relating to an application for a determination letter or other advance ruling regarding qualification under Section 401(a) of the Code or the Department of Labor with respect to each such Pihana Plan and (vii) each form of notice of grant and stock option agreement used to document Pihana Options. Except as disclosed on Section 3A.11(a) of the Pihana Disclosure Letter, there are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which Pihana or any Pihana Subsidiary is a party, with respect to which Pihana or any Pihana Subsidiary has any obligation or which are maintained, contributed to or sponsored by Pihana or any Pihana Subsidiary for the benefit of any current or former employee, officer or director of Pihana or any Pihana Subsidiary that provide a material level of benefits. Neither Pihana nor any Pihana Subsidiary has an express or implied commitment, whether legally enforceable or not, (x) to create, incur liability with respect to, or cause to exist, any other employee benefit plan, program or arrangement, (y) to enter into any contract or agreement to provide compensation or benefits to any individual, or (z) to modify, change or terminate any Pihana Plan in a way that would materially increase the cost of providing benefits under the Pihana Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable Law.

(c)    None of the Pihana Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (“Multiemployer Plan”) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which Pihana or any Pihana Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Single Employer Plan”). Except as provided in Section 3A.11(c) of the Pihana Disclosure Letter, each Pihana Plan is subject only to the Laws of the United States or a political subdivision thereof.

(d)    Except as set forth in Section 3A.11(d) of the Pihana Disclosure Letter, none of the Pihana Plans provides for the payment of separation, severance, termination or similar benefits to any person or obligates Pihana or any Pihana Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement or as a result of a “change in ownership or control,” within the meaning of such term under Section 280G of the Code. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Pihana Plan, (ii) materially increase any benefits otherwise payable under any Pihana Plan or other arrangement, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits including, but not limited to, the acceleration of the vesting and exercisability of any Pihana Option, or (iv) affect in any material adverse respects any Pihana Plan’s current treatment under any Laws including any Tax or social contribution Law. No Pihana Plan provides, or reflects or represents any material liability to provide health, disability, or life insurance benefits to any person following termination of employment for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), other applicable statute, and Pihana is not obligated to provide to any employee (either individually or to employees as a group) or any other person that such employee or other person would be provided with health, disability, or life insurance benefits following termination of employment, except to the extent required by statute.

(e)    Each Pihana Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, without limitation, ERISA and the Code. Each of Pihana and each Pihana Subsidiary has performed all obligations in all material respects required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any material default or material violation by any party to, any Pihana Plan. No action, claim or proceeding is pending or, to the knowledge of Pihana, threatened with respect to any Pihana Plan (other than claims for benefits in the ordinary course or relating to qualified domestic relations orders described in Section 414(p) of the Code) and Pihana is not aware of any fact or event that exists that could be reasonably expected to give rise to any such action, claim or proceeding. Neither Pihana nor any person that is a member of the same controlled group as Pihana or under common control with Pihana within the meaning of Section 414 of the Code (each, an “ERISA Affiliate”) is subject to any material penalty or Tax with respect to any Pihana Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Each Pihana Plan can be amended, terminated or otherwise discontinued at any time without material liability to Parent, Pihana or any of their ERISA Affiliates (other than benefits already accrued, ordinary administration expenses, and the expenses associated with terminating the plan), other than contractual rights held by employees pursuant to employment agreements and option agreements each of which affirms an at will employment relationship. Neither Pihana nor any affiliate has, prior to the Effective Time and in any material respect, violated in any material respect any of the health care continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state Law applicable to its employees.

(f)    Each Pihana Plan intended to qualify under Section 401(a) or Section 401(k) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has received a favorable determination, opinion, notification or advisory letter from the Internal Revenue Service with respect to each such Pihana Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, and no fact or event has occurred since the date of such determination letter or other letter from the Internal Revenue Service to adversely affect the qualified status of any such Pihana Plan or the exempt status of any such trust, or (ii) has remaining a period of time under applicable Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Pihana Plan or take other actions needed to insure the tax-qualified status of that Pihana Plan.

(g)    Neither Pihana nor any Pihana Subsidiary nor any ERISA Affiliate has incurred any material liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Single Employer Plan, and Pihana is unaware of any fact or event that exists that could be reasonably expected to give rise to any such material liability.

(h)    Neither Pihana nor any Pihana Subsidiary has, since January 1, 1996, terminated, suspended, discontinued contributions to or withdrawn from any employee pension benefit plan subject to Title IV of ERISA, including, without limitation, any Multiemployer Plan. All material amounts of contributions, premiums or payments required to be paid to any Pihana Plan have been paid on or before their due dates. Except as would not reasonably be expected to individually or in the aggregate, have a Pihana Material Adverse Effect, all such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Entity and Pihana is unaware of any fact or event that exists that could give rise to any such challenge or disallowance.

(i)    Except as set forth in Section 3A.11(i) of the Pihana Disclosure Letter, (i) neither Pihana nor any Pihana Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Pihana or any Pihana Subsidiary or in Pihana’s or any Pihana Subsidiary’s business, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit that would reasonably affect Pihana or any Pihana Subsidiary; (ii) there are no strikes, slowdowns or work stoppages pending or, to the knowledge of Pihana, threatened between Pihana or any Pihana Subsidiary and any of its employees, and neither Pihana nor any Pihana Subsidiary has experienced any such strike, slowdown or work stoppage within the past three years; (iii) neither Pihana nor any Pihana Subsidiary has breached or otherwise failed to comply in any material respect with the provisions of any collective bargaining or union contract and there are no grievances outstanding against Pihana or any Pihana Subsidiary under any such agreement or contract; (iv) Pihana and each Pihana Subsidiary have not engaged in any unfair labor practice, and there are no unfair labor practice complaints pending against Pihana or any Pihana Subsidiary before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving employees of Pihana or any Pihana Subsidiary; (v) Pihana and each Pihana Subsidiary are currently in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, worker classification (including the proper classification of independent contractors and consultants), collective bargaining, workers’ compensation and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of Pihana or any Pihana Subsidiary and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing; (vi) Pihana and each Pihana Subsidiary has paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (vii) there is no claim with respect to payment of wages, salary, overtime pay, workers compensation benefits or disability benefits that has been asserted or threatened against Pihana or any Pihana Subsidiary or that is now pending before any Governmental Entity with respect to any person currently or formerly employed by Pihana or any Pihana Subsidiary; (viii) neither Pihana nor any Pihana Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; (ix) Pihana and each Pihana Subsidiary are in compliance in all material respects with all Laws and regulations relating to occupational safety and health Laws and regulations, and there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to Pihana or any Pihana Subsidiary; (x) Pihana and each Pihana Subsidiary are in compliance in all material respects with all Laws and regulations relating to discrimination in employment, and there is no charge of discrimination in employment or employment practices for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or, to the knowledge of Pihana, threatened against Pihana or any Pihana Subsidiary or that is now pending before the United States Equal Employment Opportunity Commission or any other Governmental Entity; and (xi) each employee of Pihana and each Pihana Subsidiary who is not a citizen of the country in which he or she is located has all approvals, authorizations and papers necessary to work in the country in accordance with applicable Law.

(j)    Section 3A.11(j) of the Pihana Disclosure Letter contains a true and complete list of (i) all individuals who serve as employees of or consultants to Pihana and each Pihana Subsidiary as of the date hereof, (ii) in the case of such employees, the position and base compensation to each payable to each such individual, and (iii) in the case of each such consultant, the consulting rate payable to such individual.

(k)    To Pihana’s knowledge, no employee of or consultant to Pihana or any Pihana Subsidiary has been injured in the workplace or in the course of his or her employment or consultancy, except for injuries which are covered by insurance or for which a claim has been made under worker’s compensation or similar Laws.

(l)    No employee or former employee of Pihana or any Pihana Subsidiary is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued in the ordinary course of business during the current pay period and accrued vacation).

SECTION 3A.12    Contracts.

(a)    Section 3A.12(a) of the Pihana Disclosure Letter lists (under the appropriate subsection) each of the following written or oral contracts and agreements of Pihana or any Pihana Subsidiary as of the date of this Agreement (such contracts and agreements being the “Pihana Material Contracts”):

(i)    each contract and agreement for the purchase or lease of personal property with any supplier or for the furnishing of services to Pihana or any Pihana Subsidiary with payments greater than $50,000 per year;

(ii)    all broker, exclusive dealing or exclusivity, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which Pihana or any Pihana Subsidiary is a party or any other contract that compensates any person based on any sales by Pihana or any Pihana Subsidiary that is not cancelable (without penalty) upon 30 days notice;

(iii)    all leases and subleases of real property;

(iv)    all contracts and agreements relating to indebtedness for borrowed money of Pihana or any Pihana Subsidiary, including any contracts and agreements in which Pihana or any Pihana Subsidiary is a guarantor of indebtedness;

(v)    all contracts and agreements with any Governmental Entity to which Pihana or any Pihana Subsidiary is a party;

(vi)    all contracts containing confidentiality requirements (including all nondisclosure agreements);

(vii)    all contracts and agreements between or among Pihana or any Pihana Subsidiary and any stockholder of Pihana or any Pihana Subsidiary or any affiliate of such person;

(viii)    all contracts and agreements relating to the voting and any rights or obligations of a stockholder of Pihana or any Pihana Subsidiary;

(ix)    all contracts to manufacture for, supply to or distribute to any third party any products or components;

(x)    all contracts regarding the acquisition, issuance or transfer of any securities and each contract affecting or dealing with any securities of Pihana or any Pihana Subsidiary, including, without limitation, any restricted stock agreements or escrow agreements;

(xi)    all contracts providing for indemnification of any officer, director, employee or agent of Pihana or any Pihana Subsidiary;

(xii)    all contracts related to or regarding the performance of consulting, advisory or other services or work of any type by any third party (other than employees);

(xiii)    all other contracts that have a term of more than 60 days and that may not be terminated by Pihana or any Pihana Subsidiary, without penalty, within 30 days after the delivery of a termination notice by Pihana or any Pihana Subsidiary;

(xiv)    any agreement of Pihana or any Pihana Subsidiary that is terminable upon or prohibits assignment or a change of ownership or control of Pihana;

(xv)    all other contracts and agreements, whether or not made in the ordinary course of business, that are reasonably expected to result in an exchange of consideration with an aggregate value greater than $50,000, either during the year ending December 31, 2002 or 2003; and

(xvi)    any agreement of guarantee, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any person.

(b)    Each Pihana Material Contract (i) is valid and binding on Pihana or a Pihana Subsidiary, as the case may be, and, on the other parties thereto, and is in full force and effect, and (ii) except as set forth on Section 3A.06 of the Pihana Disclosure Letter, upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty, right of termination that would not have otherwise existed but for the transactions contemplated by this Agreement, change to mutual terms or other adverse consequence. Neither Pihana nor any Pihana Subsidiary is in material breach or material violation of, or material default under, any Pihana Material Contract and, to the knowledge of Pihana, no other party to any Pihana Material Contract is in material breach or material violation thereof or default thereunder.

(c)    Pihana has delivered to Parent and STT Communications accurate and complete copies of all Pihana Material Contracts identified in Section 3A.12(a) of the Pihana Disclosure Letter, including all amendments thereto. Section 3A.12(a) of the Pihana Disclosure Letter provides an accurate description of the terms of each Pihana Material Contract that is not in written form.

(d)    Except as set forth in Section 3A.12(d) of the Pihana Disclosure Letter, to Pihana’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time)

will, or would be reasonably be expected to, (i) result in a material breach or material violation of, or material default under, any Pihana Material Contract, (ii) give any entity the right to declare a default, seek damages or exercise any other remedy under any Pihana Material Contract, (iii) give any entity the right to accelerate the maturity or performance of any Pihana Material Contract or (iv) give any entity the right to cancel, terminate or modify any Pihana Material Contract.

SECTION 3A.13    Environmental Matters.

(a)    To the best of Pihana’s knowledge, Pihana and each Pihana Subsidiary (i) is in compliance with all applicable Environmental Laws (as defined below), (ii) holds all Environmental Permits (as defined below) necessary to conduct Pihana’s or each Pihana Subsidiary’s business and (iii) is in compliance with their respective Environmental Permits.

(b)    To the best of Pihana’s knowledge, neither Pihana nor any Pihana Subsidiary has released and, to the knowledge of Pihana, no other person has released Hazardous Materials (as defined below) on any real property owned or leased by Pihana or any Pihana Subsidiary or, during their ownership or occupancy of such property, on any property formerly owned or leased by Pihana or any Pihana Subsidiary.

(c)    Neither Pihana nor any Pihana Subsidiary has received any written request for information, or been notified that it is a potentially responsible party, under CERCLA (as defined below) or any similar Law of any state, locality or any other jurisdiction. Neither Pihana nor any Pihana Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of Pihana, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.

(d)    None of the real property currently or formerly owned or leased by Pihana or any Pihana Subsidiary is listed or, to the knowledge of Pihana, proposed to be listed on the “National Priorities List” under CERCLA, as updated through the date of this Agreement, or any similar list of sites in the United States or any other jurisdiction requiring investigation or cleanup.

For purposes of this Agreement:

“CERCLA” means the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

“Environmental Laws” means any Federal, state or local statute, law, ordinance, regulation, rule, code or order of the United States, or any other jurisdiction and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, as in effect as of the date of this Agreement.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Hazardous Materials” means (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

SECTION 3A.14    Intellectual Property.    To the best of their knowledge after reasonable inquiry, Pihana and the Pihana Subsidiaries have sufficient title and ownership of or license to all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for their businesses as now conducted without any conflict with or infringement of the rights of others, except for such items as have yet to be conceived or developed or that are expected to be available for licensing on reasonable terms from third parties. Section 3A.14 of the Pihana Disclosure Letter contains a complete list of licenses, registered copyrights and trademarks, patents, trademark and patent registrations or applications, as the case may be, of Pihana and the Pihana Subsidiaries. There are no outstanding options, licenses, or agreements of Pihana or any Pihana Subsidiary of any kind relating to the foregoing, nor are Pihana or the Pihana Subsidiaries bound by or party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity, except, in either case, for standard end-user, object code, internal-use software license and support/maintenance agreements. Pihana and the Pihana Subsidiaries have not received any communications alleging that they have violated or, by conducting their businesses as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. Pihana and the Pihana Subsidiaries are not aware that any of their employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of Pihana’s and the Pihana Subsidiaries’ businesses. Neither the execution nor delivery of this Agreement, nor the carrying on of Pihana’s and the Pihana Subsidiaries’ businesses by the employees, will, to the best of Pihana’s and the Pihana Subsidiaries’ knowledge after reasonable inquiry, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.

SECTION 3A.15    Taxes.

(a)    All Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and material information returns and reports) required to be filed with any Tax Authority (as defined below) on or before the Closing with respect to any Taxable (as defined below) period ending on or before the Closing, by or on behalf of Pihana or any Pihana Subsidiary (collectively, “Pihana Tax Returns” and individually, a “Pihana Tax Return”), have been or will be completed and filed when due (including any extensions of such due date) and all amounts shown due on such Pihana Tax Returns on or before the Effective Time have been or will be paid on or before such date (except to the extent that a reserve for Taxes has been reflected on the Pihana Interim Financial Statements in accordance with GAAP). The Pihana Interim Financial Statements (i) fully accrue all actual and contingent liabilities for Taxes (as defined below) with respect to all periods through June 30, 2002 and Pihana has not and will not incur any Tax liability in excess of the amount reflected (excluding any amount thereof that reflects timing differences between the recognition of income for purposes of GAAP and for Tax purposes) on the Pihana Reference Balance Sheet included in the Pihana Interim Financial Statements with respect to such periods, and (ii) properly accrues in accordance with GAAP all material liabilities for Taxes payable after June 30, 2002, with respect to all transactions and events occurring on or prior to June 30, 2002. All information set forth in the notes to the Pihana Interim Financial Statements relating to Tax matters is true, complete and accurate in all material respects. Pihana has not incurred any material Tax liability since June 30, 2002 other than in the ordinary course of business and Pihana has made adequate provisions for all Taxes since that date in accordance with GAAP on at least a quarterly basis. The adjusted basis of Pihana’s assets exceed the sum of its liabilities. None of the Pihana Subsidiaries (other than any of such entities that are organized under the laws of a State of the United States) has either current or accumulated earnings and profits within the meaning of Section 312 of the Code.

(b)    Pihana has withheld and paid to the applicable financial institution or Tax Authority all amounts required to be withheld. To the knowledge of Pihana, no Pihana Tax Returns filed with respect to Taxable years through the Taxable year ended December 31, 2001 in the case of the United States, have been examined and closed. Pihana (or any member of any affiliated or combined group of which Pihana has been a member) has not granted any extension or waiver of the limitation period applicable to any Pihana Tax Returns that is still in effect and there is no material claim, audit, action, suit, proceeding, or (to the knowledge of Pihana) investigation now pending or threatened against or with respect to Pihana in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax Authority has been received by Pihana, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to Pihana, materially and adversely affect the liability of Pihana for Taxes. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Pihana. Pihana has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code other than a group of which Pihana is the common parent. Pihana is in full compliance with all the terms and conditions of any Tax exemption or other Tax-sparing agreement or order of a foreign government, and the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax-sparing agreement or order. Neither Pihana nor any person on behalf of Pihana has entered into or will enter into any agreement or consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax Law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income tax Law) apply to any disposition of any asset owned by Pihana. None of the assets of Pihana is property that Pihana is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code. None of the assets of Pihana directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of Pihana is “tax-exempt use property” within the meaning of Section 168(h) of the Code. Pihana has not made and will not make a deemed dividend election under Treas. Reg. §1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code. Pihana has never been a party (either as a distributing corporation, a distributed corporation or otherwise) to any transaction intended to qualify under Section 355 of the Code or any corresponding provision of state Law. Pihana has not participated in (and will not participate in) an international boycott within the meaning of Section 999 of the Code. Except as set forth in Section 3A.15(b) of the Pihana Disclosure Letter, Pihana (other than any non-United States Subsidiaries of Pihana) does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country and Pihana has not engaged in a trade or business within any foreign country. Pihana has never elected to be treated as an S-corporation under Section 1362 of the Code or any corresponding provision of Federal or state Law. All material elections with respect to Pihana’s Taxes made during the fiscal years ending December 31, 1999, 2000 and 2001 are reflected on Pihana’s Tax Returns for such periods, copies of which have been provided to Parent. After the date of this Agreement, no material election with respect to Taxes will be made without the prior written consent of Parent, which consent will not be unreasonably withheld or delayed. Pihana is not party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for Federal income tax purposes. Pihana is not currently and never has been subject to the reporting requirements of Section 6038A of the Code. Except as provided in Section 3A.15(b) of the Pihana Disclosure Letter, there is no agreement, contract or arrangement to which Pihana is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Sections 280G (as determined without regard to Section 280G(b)(4)), 162 (other than 162(a)) or 404 of the Code. Pihana is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of Federal Law as a result of being a member of a group filing consolidated Pihana Tax Returns, under operation of certain state Laws as a result of being a member of a unitary group, or under comparable Laws of other states or foreign jurisdictions) that includes a party other than Pihana nor does Pihana owe any amount under any such agreement. Pihana has previously made available to Parent and i-STT true and correct copies of all income, franchise, and sales Pihana Tax Returns, and, as reasonably requested by Parent, prior to the date hereof, presently existing information statements and reports. Pihana is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and will not be a United States real property holding corporation as of the Closing Date. Except as provided in Section 3A.15(b) of the Pihana Disclosure Letter, Pihana has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof)

pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Merger.

(c)    For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used in this Section 3A.15, the term “Pihana” means Pihana, any Pihana Subsidiaries and any entity included in, or required under GAAP to be included in, any of the Pihana Audited Financial Statements or the Pihana Interim Financial Statements.

(d)    In relation to goods and services tax and/or value-added or other similar tax, Pihana (i) has been duly registered and is a taxable person; (ii) has complied, in all respects, with all statutory requirements, orders, provisions, directions or conditions; (iii) maintains complete, correct and up to date records as is required by the applicable legislation; and (iv) has not been required by the relevant authorities of customs and excise to give security.

SECTION 3A.16    Assets; Absence of Liens and Encumbrances.    Pihana and each Pihana Subsidiary own, lease or have the legal right to use all of the assets, properties and rights of every kind, nature, character and description, including, without limitation, real property and personal property (other than intellectual property, which is covered by Section 3A.14), used in the conduct of the business of Pihana or such Pihana Subsidiary or otherwise owned or leased by Pihana or such Pihana Subsidiary and, with respect to contract rights, is a party to and enjoys the right to the benefits of all material contracts, agreements and other arrangements used by Pihana or such Pihana Subsidiary in or relating to the conduct of the business of Pihana and each Pihana Subsidiary (all such properties, assets and contract rights being the “Pihana Assets”). Pihana and each Pihana Subsidiary have good and marketable title to, in the case of real property Pihana Assets, or, in the case of leased or subleased Pihana Assets, valid and subsisting leasehold interests in, all the Pihana Assets, or, in the case of personal property, title to, free and clear of all mortgages, liens, pledges, charges, claims, defects of title, restrictions, security interests or encumbrances of any kind or character (“Liens”) except for (x) Liens for current Taxes not yet due and payable, and (y) Liens that have arisen in the ordinary course of business and that do not, individually or in the aggregate, materially detract from the value, or materially interfere with the present or contemplated use, of the Pihana Assets subject thereto or affected thereby. The equipment of Pihana and the Pihana Subsidiaries used in the operations of their business is, taken as a whole, in good operating condition and repair, ordinary wear and tear excepted.

SECTION 3A.17    Owned Real Property.    Pihana and the Pihana Subsidiaries do not own any real property.

SECTION 3A.18    Certain Interests.

(a)    No holder of greater than 1% of the voting power of Pihana or its affiliates or any officer or director of Pihana or any Pihana Subsidiary and, to the knowledge of Pihana, no immediate relative or spouse (or immediate relative of such spouse) who resides with, or is a dependent of, any such officer or director:

(i)    has any direct or indirect financial interest in any creditor, competitor, supplier manufacturer, agent, representative, distributor or customer of Pihana or any Pihana Subsidiary; provided, however, that the ownership of securities representing no more than 1% of the outstanding voting power of any creditor, competitor, supplier manufacturer, agent, representative, distributor or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “financial interest” as long as the person owning such securities has no other connection or relationship with such creditor, competitor, supplier, manufacturer, agent, representative, distributor or customer;

(ii)    owns, directly or indirectly, in whole or in part, or has any other interest in, any tangible or intangible property that Pihana or any Pihana Subsidiary uses in the conduct of its business (except for any such ownership or interest resulting from the ownership of securities in a public company);

(iii)    has any claim or cause of action against Pihana or any Pihana Subsidiary other than claims arising out of employment agreements disclosed in the Pihana Disclosure Letter; or

(iv)    has outstanding any indebtedness to Pihana or any Pihana Subsidiary.

(b)    Except for the payment of employee compensation in the ordinary course of business, consistent with past practice, neither Pihana nor any Pihana Subsidiary has any liability or any other obligation of any nature whatsoever to any Pihana Stockholder or any affiliate thereof or to any officer or director of Pihana or any Pihana Subsidiary or, to the knowledge of Pihana, to any immediate relative or spouse (or immediate relative of such spouse) of any such officer or director.

SECTION 3A.19    Insurance Policies.    Section 3A.19 of the Pihana Disclosure Letter sets forth (i) a true and complete list of all insurance policies to which Pihana or any Pihana Subsidiary is a party or is a beneficiary or named insured as of the date of this Agreement and (ii) any material claims made thereunder or made under any other insurance policy within the three years ended on the date of this Agreement. True and complete copies of all such policies have been made available to Parent and STT Communications. All premiums due on such policies as of the date of this Agreement have been paid, and Pihana and each Pihana Subsidiary is otherwise in compliance with the terms of such policies. Neither Pihana nor any Pihana Subsidiary has failed to give any notice or present any claim under any such policy in a timely fashion, except where such failure would not prejudice Pihana’s or any Pihana Subsidiary’s ability to make a claim. Such insurance to the date hereof has been maintained in full force and effect and not been canceled or changed, except to extend the maturity dates thereof. Neither Pihana nor any Pihana Subsidiary has received any notice or other communication regarding any actual or possible (i) cancellation or threatened termination of any insurance policy, (ii) refusal of any coverage or rejection of any claim under any insurance policy or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.

SECTION 3A.20    Restrictions on Business Activities.    There is no agreement, commitment, judgment, injunction, order or decree binding upon Pihana or any Pihana Subsidiary or to which Pihana or any Pihana Subsidiary is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice material to Pihana or any Pihana Subsidiary, any acquisition of property by Pihana or any Pihana Subsidiary or the conduct of business by Pihana or any Pihana Subsidiary as currently conducted or as proposed to be conducted.

SECTION 3A.21    Brokers.    Except for IRG Limited, acting through its relevant subsidiaries (“IRG”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the origination, negotiation or execution of this Agreement or the consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Pihana or any Pihana Subsidiary. Pihana has heretofore furnished to Parent and STT Communications a complete and correct copy of all agreements between Pihana and IRG pursuant to which such advisor would be entitled to any payment in relation to the transactions contemplated by this Agreement. Further, any post-Closing obligation to IRG not included in the calculation of the Pihana Cash Balance or the Pihana Working Capital shall not exceed $500,000.

SECTION 3A.22    State Takeover Statutes.    The board of directors of Pihana has taken all action necessary to ensure that any restrictions on business combinations contained in the DGCL will not apply to the Merger, the Combination and the other transactions contemplated by this Agreement. No other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in Pihana’s certificate of incorporation or bylaws is, or at the Effective Time will be, applicable to Pihana, the shares of Pihana Stock, the Merger, the Combination or the other transactions contemplated by this Agreement.

SECTION 3A.23    Customers and Suppliers.    Section 3A.23 of the Pihana Disclosure Letter contains (i) a list of the twenty largest customers of Pihana and the Pihana Subsidiaries, taken as a whole (the “Pihana Top 20 Customers”), based on monthly recurring revenue for the six month period ended August 30, 2002 and (ii) a list of customers that are expected, as of the date of this Agreement, to represent the Pihana Top 20 Customers based on monthly recurring revenue for the six months ending February 28, 2003. No customer listed on Section 3A.23 of the Pihana Disclosure Letter has, within the twelve months prior to the date hereof, cancelled or otherwise terminated, or made any unresolved threat to cancel or terminate, its relationship with Pihana or any Pihana Subsidiary, or decreased materially its usage of Pihana’s or any Pihana Subsidiary’s services or products. No material supplier of Pihana or any Pihana Subsidiary has cancelled or otherwise terminated any contract with Pihana prior to the expiration of the contract term, or made any threat to Pihana or any Pihana Subsidiary to cancel, reduce the supply or otherwise terminate its relationship with Pihana or any Pihana Subsidiary. Neither Pihana nor any Pihana Subsidiary has (i) materially breached (so as to provide a benefit to Pihana that was not intended by the parties) any material agreement with or (ii) engaged in any fraudulent conduct with respect to, any customer or supplier of Pihana or any Pihana Subsidiary.

SECTION 3A.24    Accounts Receivable; Bank Accounts.    All accounts receivable reflected in the financial or accounting records of Pihana and the Pihana Subsidiaries that have arisen since the date of Pihana Reference Balance Sheet are valid receivables subject to no setoffs or counterclaims and are, to the knowledge of Pihana, current and collectible, net of a reserve for bad debts in an amount proportionate to the reserve shown on the Pihana Reference Balance Sheet. Section 3A.24 of the Pihana Disclosure Letter describes each account maintained by or for the benefit of Pihana or any Pihana Subsidiary at any bank or other financial institution.

SECTION 3A.25    Powers of Attorney.    There are no outstanding powers of attorney executed on behalf of Pihana or any Pihana Subsidiary.

SECTION 3A.26    Offers.    Pihana has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of any acquisition, merger, consolidation or sale of all substantially all of the assets of Pihana and the Pihana Subsidiaries, taken as a whole, with parties other than Parent or STT Communications.

SECTION 3A.27    Warranties.    No product or service manufactured, sold, leased, licensed or delivered by Pihana or any Pihana Subsidiary is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of Pihana or the appropriate Pihana Subsidiary, which are set forth in Section 3A.27 of the Pihana Disclosure Letter and (ii) manufacturers’ warranties for which neither Pihana nor any Pihana Subsidiary has any liability. Section 3A.27 of the Pihana Disclosure Letter sets forth the aggregate expenses incurred by Pihana and the Pihana Subsidiaries in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Pihana Audited Financial Statements and the Pihana Interim Financial Statements and neither Pihana nor any Pihana Subsidiary knows of any reason why such expenses should significantly increase as a percentage of sales in the future.

SECTION 3A.28    No Misstatements.    No representation or warranty made by Pihana in this Agreement, the Pihana Disclosure Letter or any certificate deliverable pursuant to the terms hereof contains or will contain any untrue statement of a material fact, or omits, or will omit, when taken as a whole, to state a material fact, necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE III-B

REPRESENTATIONS AND WARRANTIES OF STT COMMUNICATIONS AND i-STT

STT Communications and i-STT hereby jointly represent and warrant to Parent, Merger Sub and Pihana that the statements contained in this Article III-B are true and correct except as set forth in the disclosure letter delivered by STT Communications to Parent, SP Sub and Pihana concurrently with the execution of this Agreement (the “i-STT Disclosure Letter”). The i-STT Disclosure Letter shall be arranged according to specific sections in this Article III-B and any other section hereof where it is clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section.

SECTION 3B.01    Organization and Qualification.    STT Communications is a corporation duly organized, validly existing and in good standing under the laws of the Republic of Singapore (“Singapore Law”). i-STT is a corporation duly organized, validly existing and in good standing under Singapore Law and has all requisite corporate power and authority to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted and as currently proposed to be conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a i-STT Material Adverse Effect. i-STT is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate; a i-STT Material Adverse Effect. Section 3B.01 of the i-STT Disclosure Letter sets forth each jurisdiction where i-STT is qualified or licensed as a foreign corporation and each other jurisdiction in which i-STT owns, uses, licenses or leases real property or has employees or engages independent contractors. The term “i-STT Material Adverse Effect” means any event, change, circumstance or effect that is, or would be reasonably likely to, have either individually or in the aggregate, a materially adverse effect on the business, operations, condition (financial or otherwise), assets (tangible or intangible), liabilities, properties, or results of operations of i-STT and the i-STT Subsidiaries (as defined in Section 3B.03(a)), taken as a whole, except for any such events, changes, circumstances or effects primarily resulting from or arising in connection with (i) any changes in general economic or business conditions of the markets in which i-STT and the i-STT Subsidiaries operate that do not disproportionately impact i-STT and the i-STT Subsidiaries taken as a whole, or (ii) any changes or events affecting the industry in which i-STT operates that do not disproportionately impact i-STT and the i-STT Subsidiaries, taken as a whole (it being understood that in any controversy concerning the applicability of the preceding exceptions, STT Communications shall have the burden of proof with respect to the elements of such exceptions).

SECTION 3B.02    Certificate of Incorporation and Bylaws.    i-STT has heretofore made available to Parent and Pihana a complete and correct copy of (a) the memorandum of association and articles of association of i-STT including all amendments thereto, (b) the minute books containing all consents, actions and meeting of the stockholders of i-STT and i-STT’s board of directors and any committees thereof, and (c) the stock transfer books of i-STT setting forth all issuances or transfers of record of any capital stock of i-STT. Such memorandum of association and articles of association are in full force and effect. Neither STT Communications nor i-STT is in violation of any of the provisions of their respective memorandum of association and articles of association. The corporate minute books, stock certificate books, stock registers and other corporate records of i-STT are complete and accurate, and the signatures appearing on all documents contained therein are the true or facsimile signatures of the persons purported to have signed the same.

SECTION 3B.03    i-STT Subsidiaries.

(a)    Section 3B.03(a) of the i-STT Disclosure Letter sets forth: (i) the name of each corporation, partnership, limited liability company, joint venture or other entity in which i-STT has, directly or indirectly, an equity interest representing 50% or more of the capital stock thereof or other equity interests therein (individually, a “i-STT Subsidiary” and, collectively, the “i-STT Subsidiaries”); (ii) the number and type of outstanding equity securities of each i-STT Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each i-STT Subsidiary; (iv) the name of the officers and directors of each i-STT Subsidiary; and (v) the jurisdictions in which each i-STT Subsidiary is qualified or holds licenses to do business as a foreign corporation.

(b)    Each i-STT Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each i-STT Subsidiary is duly qualified or licensed to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing has not had, and could not reasonably be expected to have, individually or in the aggregate, a i-STT Material Adverse Effect. Each i-STT Subsidiary has all requisite power and authority to carry on its business as it is now being conducted and as currently proposed to be conducted and to own, lease and otherwise use the assets and properties owned and used by it. i-STT has delivered to the Parent and Pihana complete and accurate copies of the charter, bylaws or other organizational documents of each i-STT Subsidiary. No i-STT Subsidiary is in default under or in violation of any provision of its charter, bylaws or other organizational documents. All of the issued and outstanding shares of capital stock of each i-STT Subsidiary are duly authorized, validly issued, fully paid, nonassesable and free of preemptive rights. All shares of each i-STT Subsidiary are held of record or owned beneficially by either i-STT or another i-STT Subsidiary and are held or owned free and clear of any restriction on transfer (other than restrictions under applicable securities laws), claim, security interest, option, warrant, right, lien, call, commitment, equity or demand. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which i-STT or any i-STT Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any i-STT Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any i-STT Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any i-STT Subsidiary.

(c)    i-STT does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a i-STT Subsidiary. There are no contractual obligations of i-STT to provide funds to, or make any investment in (whether in the form of a loan, capital contribution or otherwise), any other person, other than as contemplated by this Agreement and the Securities Purchase Agreement (as defined in Section 7.01(g)(iv)).

SECTION 3B.04    Capitalization.

(a)    The authorized capital stock of i-STT consists of 200,000,000 ordinary shares, par value One Singapore Dollar (S$1.00) per share (the “i-STT Stock”). As of the date hereof, 54,000,000 ordinary shares of i-STT Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassesable. As of the date hereof, the outstanding shares of i-STT Stock are owned beneficially and of record by STT Communications.

(b)    There are no options, warrants or other rights, agreements, arrangements or commitments of any character, whether or not contingent, relating to the issued or unissued capital stock of i-STT or obligating i-STT to issue or sell any share of capital stock of, or other equity interest in, i-STT.

(c)    i-STT does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of i-STT on any matter.

(d)    All of the securities offered, sold or issued by i-STT (i) have been offered, sold or issued in compliance with the requirements of all applicable securities laws and (ii) are not subject to any preemptive right, right of first refusal, right of first offer or right of rescission.

(e)    i-STT has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of i-STT or any i-STT Subsidiary.

SECTION 3B.05    Authority Relative to This Agreement.

(a)    STT Communications and i-STT have all necessary corporate power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the Stock Purchase, the Combination and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by STT Communications and i-STT and the consummation by STT Communications and i-STT of the Stock Purchase, the Combination and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of STT Communications and i-STT are necessary to authorize this Agreement or to consummate the Stock Purchase, the Combination and the other transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by STT Communications and i-STT and, assuming the due authorization, execution and delivery by Parent, SP Sub and Pihana, constitutes a legal, valid and binding obligation of STT Communications and i-STT, enforceable against STT Communications and i-STT in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

(b)    Without limiting the generality of the foregoing, the respective boards of directors of STT Communications and i-STT, at meetings duly called and held, or by written consents in lieu of meetings, have unanimously (i) determined that the Stock Purchase, the Combination and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, STT Communications, i-STT and their respective stockholders, and (ii) approved and adopted the Stock Purchase, the Combination, this Agreement and the other transactions contemplated hereby in accordance with the provisions of Singapore Law and STT Communications’ and i-STT’s charter documents.

SECTION 3B.06    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by STT Communications and i-STT do not, and the performance of the respective obligations under this Agreement by STT Communications and i-STT will not, (i) conflict with or violate the respective memorandum of association and articles of association of STT Communications and i-STT, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3B.06(b) have been obtained and all filings and obligations described in Section 3B.06(b) have been made or complied with, conflict with or violate in any material respect any Law applicable to STT Communications or i-STT or by which any property or asset of STT Communications, i-STT or any i-STT Subsidiary is bound or affected, or (iii) conflict with, result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a default) under, require consent, approval or notice under, give to others any right of termination, amendment, acceleration or cancellation of, require any payment under, or result in the creation of a lien or other encumbrance on any property or asset of STT Communications, i-STT or any i-STT Subsidiary pursuant to, any material permit, franchise or other instrument to which i-STT or any i-STT Subsidiary is a party or by which any property or asset of i-STT or any i-STT Subsidiary is bound or affected.

(b)    The execution and delivery of this Agreement by STT Communications and i-STT do not, and the performance of the respective obligations under this Agreement by STT Communications and i-STT will not, require any consent, approval, order, permit, or authorization from, or registration, notification or filing with any Governmental Entity, except for such other consents, approvals, orders, permits, authorizations, registrations, notifications or filings, which if not obtained or made could not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

SECTION 3B.07    Permits; Compliance.

(a)    i-STT and each i-STT Subsidiary is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for i-STT and each i-STT Subsidiary to own, lease and otherwise hold and operate its properties and other assets and to carry on its business in all material respects as it is now being conducted and as currently proposed to be conducted (the “i-STT Permits”). All i-STT Permits are in full force and effect and will not be affected by the Closing and no suspension or cancellation of any i-STT Permit is pending or, to the knowledge of STT Communications, threatened. Neither STT Communications, i-STT nor any i-STT Subsidiary has received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of or failure to comply with any material term or requirement of any i-STT Permit, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any i-STT Permit.

(b)    Neither i-STT nor any i-STT Subsidiary is in conflict with, or in default or violation of, in each case, in any material respect, (i) any Law applicable to i-STT or any i-STT Subsidiary or by which any material property or asset of i-STT or any i-STT Subsidiary is bound or affected, (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which i-STT or any i-STT Subsidiary is a party or by which i-STT or any i-STT Subsidiary or any material property or asset of i-STT or any i-STT Subsidiary is bound or affected, or (iii) any i-STT Permit.

SECTION 3B.08    Financial Statements.

(a)    True and complete copies of (i) the audited consolidated balance sheets of i-STT and the i-STT Subsidiaries as of December 31, 2000 and 2001, and the related audited consolidated statements of operations, consolidated changes in stockholders’ equity and consolidated cash flows for the years then ended, together with the related notes thereto (collectively referred to herein as the “i-STT Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of i-STT and the i-STT Subsidiaries as of July 31, 2002 (the “i-STT Reference Balance Sheet”), and the related unaudited consolidated statements of operations, consolidated changes in stockholders’ equity and consolidated cash flows for the seven months ended July 31, 2002 (collectively referred to herein as the “i-STT Interim Financial Statements”), are attached as Section 3B.08(a) of the i-STT Disclosure Letter. The i-STT Audited Financial Statements and the i-STT Interim Financial Statements (including, in each case, any notes thereto) were prepared in accordance with international generally accepted accounting principles (“International GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by International GAAP) and each present fairly, in all material respects, the consolidated financial position of i-STT and the i-STT Subsidiaries as at the respective dates thereof and the consolidated results of operations for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material).

(b)    Except as set forth in Section 3B.08(b) of the i-STT Disclosure Letter or as contemplated by this Agreement, i-STT and the i-STT Subsidiaries do not have any debts, liabilities or obligations of any nature (whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or as a guarantor or otherwise) (“i-STT Liabilities”), other than (i) i-STT Liabilities recorded or reserved against in the i-STT Reference Balance Sheet, or i-STT Liabilities in existence as of July 31, 2002 and not required by International GAAP to be recorded therein, (ii) current liabilities reflected in the  i-STT Working Capital as shown on the i-STT Adjusted Calculation and incurred since July 31, 2002 in the ordinary course of business, or (iii) any other liabilities in an amount equal to or less than $100,000 individually or $500,000 in the aggregate which have been or are incurred in the ordinary course of business. Except as set forth in Section 3B.08(b) of the i-STT Disclosure Letter, as of the date of this Agreement, there are no outstanding warranty claims against i-STT.

SECTION 3B.09    Absence of Certain Changes or Events.    Since July 31, 2002, except as contemplated by or as disclosed in this Agreement, i-STT and the i-STT Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been any  i-STT Material Adverse Effect.

SECTION 3B.10    Absence of Litigation.    There is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of STT Communications or i-STT, threatened against STT Communications, i-STT or any i-STT Subsidiary, or any property or asset owned or used by STT Communications, i-STT or any i-STT Subsidiary or any person whose liability STT Communications, i-STT or any i-STT Subsidiary has or may have assumed, either contractually or by operation of Law, before any arbitrator or Governmental Entity that could reasonably be expected, to (i) in the case of i-STT and any i-STT Subsidiary impair the operations of i-STT or any i-STT Subsidiary as currently conducted, including, without limitation, any claim of infringement of any intellectual property right, and (ii) in the case of STT Communications, i-STT and any i-STT Subsidiary (a) impair the ability of STT Communications, i-STT or any i-STT Subsidiary to perform its obligations under this Agreement, or (b) prevent, delay or make illegal the consummation of the transactions contemplated by this Agreement (a “i-STT Legal Proceeding”). Neither STT Communications, i-STT nor any  i-STT Subsidiary is a party to or has received any written notice or threat (written or otherwise) of a claim or dispute, that could reasonably be expected to result in a material i-STT Legal Proceeding. Neither i-STT nor any i-STT Subsidiary, the officers or directors thereof in their capacity as such, or any property or asset of i-STT or any i-STT Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of STT Communications or i-STT, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or Governmental Entity. As of the date of this Agreement, neither STT Communications, i-STT nor any i-STT Subsidiary has any plans to initiate any i-STT Legal Proceeding against any third party.

SECTION 3B.11    Employee Benefit Plans; Labor Matters.

(a)    Section 3B.11(a) of the i-STT Disclosure Letter lists all employee benefit policies, and all retirement savings or provident funds, disability or life insurance, fringe benefit, workmen compensation or insurance plans, and all employment contracts or agreements (whether formal or informal and whether in writing or not) to which i-STT or any i-STT Subsidiary is a party or which any current or former employee, officer or director of i-STT or any i-STT Subsidiary is entitled to, with respect to which i-STT or any i-STT Subsidiary has any obligation or which are maintained, contributed to or sponsored by i-STT or any i-STT Subsidiary whether by applicable Law or otherwise for the benefit of any current or former employee, officer or director of i-STT or any i-STT Subsidiary, and any employment agreements, offer letters, contracts, arrangements or understandings between i-STT or any i-STT Subsidiary and any employee of  i-STT or any i-STT Subsidiary (whether legally enforceable or not, whether formal or informal and whether in writing or not) (each, a “i-STT Plan,” and collectively, the “i-STT Plans”).

(b)    i-STT has made available to Parent a true and complete copy of each i-STT Plan (or a written summary where the i-STT Plan is not in writing), and any material correspondence with the Singapore Central Provident Fund Board, or the Director of the Economic and Finance Affairs Office of the Ministry of Finance of the Kingdom of Thailand with respect to each such i-STT Plan that was received by i-STT or any i-STT Subsidiary in the past twelve months. Neither i-STT nor any i-STT Subsidiary has an express or implied commitment, whether legally enforceable or not, (x) to create, incur a material liability with respect to, or cause to exist, any other material employee benefit plan, program or arrangement, (y) to enter into any contract or agreement to provide material amounts of compensation or benefits to any individual, or (z) to modify, change or terminate any i-STT Plan in a way that would materially increase the cost of providing benefits under the i-STT Plan, other than with respect to a modification, change or termination required by applicable Law.

(c)    Except as provided in Section 3B.11(c) of the i-STT Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) materially increase any benefits otherwise payable under any i-STT Plan or other arrangement, (ii) result in the acceleration of the time of payment, vesting or funding of any benefits, or (iii) affect in any material adverse respects any i-STT Plan’s current treatment under any Laws including any Tax or social contribution Law. Except as provided in Section 3B.11(c) of the i-STT Disclosure letter, no i-STT Plan provides, or reflects or represents any material liability to provide health, disability, or life insurance benefits to any person following termination of employment for any reason, except as may be required by applicable Law, and  i-STT is not obligated to provide to any employee (either individually or to employees as a group) health, disability, or life insurance benefits following termination of employment, except to the extent required by Law.

(d)    Except as would not reasonably be expected to have, individually or in the aggregate, a i-STT Material Adverse Effect, each i-STT Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a i-STT Material Adverse Effect, each of i-STT and each i-STT Subsidiary has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any party to, any i-STT Plan. No action, claim or proceeding is pending or, to the knowledge of i-STT, threatened with respect to any  i-STT Plan and i-STT is not aware of any fact or event that exists that could be reasonably expected to give rise to any such action, claim or proceeding. Each i-STT Plan can be amended, terminated or otherwise discontinued at any time without material liability to Parent, i-STT or any of their affiliates (other than benefits already accrued, ordinary administration expenses, and the expenses associated with terminating the plan).

(e)    Except as would not reasonably be expected to, individually or in the aggregate, have a i-STT Material Adverse Effect, all contributions, premiums or payments required to be paid to any i-STT Plan have been paid on or before their due dates. Except as would not reasonably be expected to, individually or in the aggregate, have a i-STT Material Adverse Effect, all such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Entity and i-STT is unaware of any fact or event that exists that could give rise to any such challenge or disallowance.

(f)    Except as set forth in Section 3B.11(f) of the i-STT Disclosure Letter, (i) neither i-STT nor any  i-STT Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by i-STT or any i-STT Subsidiary or in i-STT’s or any i-STT Subsidiary’s business, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit that would reasonably affect i-STT or any i-STT Subsidiary; (ii) there are no strikes, slowdowns or work stoppages pending or, to the knowledge of i-STT, threatened between i-STT or any i-STT Subsidiary and any of its employees, and neither i-STT nor any i-STT Subsidiary has experienced any such strike, slowdown or work stoppage within the past three years; (iii) i-STT and each i-STT Subsidiary have not engaged in any unfair labor practice, and there are no unfair labor practice complaints pending against i-STT or any i-STT Subsidiary or any current union representation questions involving employees of i-STT or any i-STT Subsidiary; (iv) i-STT and each i-STT Subsidiary are currently in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, worker classification (including the proper classification of independent contractors and consultants), collective bargaining, workers’ compensation and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of i-STT or any i-STT Subsidiary and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing; (v) i-STT and each i-STT Subsidiary has paid in full to all employees or adequately accrued for in accordance with International GAAP or other accounting principles and standards generally accepted in the jurisdiction of i-STT or the relevant i-STT Subsidiary, as the case may be, consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; and (vi) each employee of i-STT and each i-STT Subsidiary has all approvals, authorizations and papers necessary to work in his place of work in accordance with applicable Law, except in cases of clause (iii), (v) or (vi), for actions or inactions that would not reasonably be expected, individually or in the aggregate, to have a i-STT Material Adverse Effect.

(g)    Section 3B.11(g) of the i-STT Disclosure Letter contains a true and complete list of (i) all individuals who serve as employees of or consultants to i-STT and each i-STT Subsidiary as of the date hereof, (ii) in the case of such employees, the position and total compensation payable to each such individual, and (iii) in the case of each such consultant, the consulting rate payable to such individual.

SECTION 3B.12    Contracts.

(a)    Section 3B.12(a) of the i-STT Disclosure Letter lists (under the appropriate subsection) each of the following written or oral contracts and agreements of i-STT or any i-STT Subsidiary as of the date of this Agreement (such contracts and agreements being the “i-STT Material Contracts”):

(i)    each contract and agreement for the purchase or lease of personal property with any supplier or for the furnishing of services to i-STT or any i-STT Subsidiary with payments greater than $100,000 per year;

(ii)    all broker, exclusive dealing or exclusivity, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which i-STT or any i-STT Subsidiary is a party or any other contract that compensates any person based on any sales by i-STT or any i-STT Subsidiary that is not cancelable (without penalty) upon 30 days notice;

(iii)    all leases and subleases of real property;

(iv)    all contracts and agreements relating to indebtedness for borrowed money of i-STT or any  i-STT Subsidiary, including any contracts and agreements in which i-STT or any i-STT Subsidiary is a guarantor of indebtedness;

(v)    all contracts and agreements with any Governmental Entity to which i-STT or any i-STT Subsidiary is a party;

(vi)    all contracts containing confidentiality requirements (including all nondisclosure agreements);

(vii)    all contracts and agreements between or among i-STT or any i-STT Subsidiary and STT Communications or subsidiaries of STT Communications (other than the i-STT Subsidiaries);

(viii)    all contracts and agreements relating to the voting and any rights or obligations of a stockholder of i-STT or any i-STT Subsidiary;

(ix)    all contracts to manufacture for, supply to or distribute to any third party any products or components;

(x)    all contracts regarding the acquisition, issuance or transfer of any securities and each contract affecting or dealing with any securities of i-STT or any i-STT Subsidiary, including, without limitation, any restricted stock agreements or escrow agreements;

(xi)    all contracts providing for indemnification by i-STT or any i-STT Subsidiary of any officer, director, employee or agent of i-STT or any i-STT Subsidiary;

(xii)    all contracts related to or regarding the performance of consulting, advisory or similar services by any third party (other than employees);

(xiii)    all other contracts that have a term of more than 60 days and that may not be terminated by i-STT or any i-STT Subsidiary, without penalty, within 30 days after the delivery of a termination notice by i-STT or any i-STT Subsidiary;

(xiv)    any agreement of i-STT or any i-STT Subsidiary that is terminable upon or prohibits assignment or a change of ownership or control of i-STT;

(xv)    all other contracts and agreements, whether or not made in the ordinary course of business, that are reasonably expected to result in an exchange of consideration with an aggregate value greater than $100,000, during the year ending December 31, 2002 or 2003; and

(xvi)    any agreement of guarantee, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any person other than software licenses or professional services contracts entered into in the ordinary course of business.

(b)    Each i-STT Material Contract (i) is valid and binding on i-STT or a i-STT Subsidiary, as the case may be, and, on the other parties thereto, and is in full force and effect, and (ii) except as set forth on Section 3B.06 of the i-STT Disclosure Letter, upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty, right of termination that would not have otherwise existed but for the transactions contemplated by this Agreement, change to mutual terms or other adverse consequence. Neither i-STT nor any i-STT Subsidiary is in material breach or material violation of, or material default under, any i-STT Material Contract and, to the knowledge of STT Communications or i-STT, no other party to any i-STT Material Contract is in material breach or material violation thereof or default thereunder.

(c)    i-STT has made available to Parent and Pihana accurate and complete copies of all i-STT Material Contracts identified in Section 3B.12(a) of the i-STT Disclosure Letter, including all amendments thereto. Section 3B.12(a) of the i-STT Disclosure Letter provides an accurate description of the terms of each i-STT Material Contract that is not in written form.

(d)    Except as set forth in Section 3B.12(d) of the i-STT Disclosure Letter, to STT Communications’ or i-STT’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would be reasonably be expected to, (i) result in a material breach or material violation of, or material default under, any i-STT Material Contract, (ii) give any entity the right to declare a default, seek damages or exercise any other remedy under any i-STT Material Contract, (iii) give any entity the right to accelerate the maturity or performance of any i-STT Material Contract or (iv) give any entity the right to cancel, terminate or modify any i-STT Material Contract.

SECTION 3B.13    Environmental Matters.    Neither i-STT nor any i-STT Subsidiary is in violation of any applicable statute, law or regulation of any applicable jurisdiction relating to the environment, and no material expenditures are or will be required in order to comply with any such statute, law or regulation.

SECTION 3B.14    Intellectual Property.    To the best of STT Communications’ and i-STT’s knowledge after reasonable inquiry, i-STT and the i-STT Subsidiaries have sufficient title and ownership of or license to all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for their businesses as now conducted without any conflict with or infringement of the rights of others, except for such items as have yet to be conceived or developed or that are expected to be available for licensing on reasonable terms from third parties. Section 3B.14 of the i-STT Disclosure Letter contains a complete list of licenses, registered copyrights and trademarks, patents, trademark and patent registrations or applications, as the case may be, of i-STT and the i-STT Subsidiaries (other than the i-STT trade name and trademarks that are to be assigned to STT Communications pursuant to Section 6.17, the “i-STT Intellectual Property”). Except in the ordinary course of business, to the knowledge of STT Communications and i-STT, there are no outstanding material options, licenses, or agreements of i-STT or any i-STT Subsidiary of any kind relating to the i-STT Intellectual Property. i-STT or the i-STT Subsidiaries are not bound by or party to any material options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity, except, in either case, for standard end-user, object code, internal-use software license and support/maintenance agreements. STT Communications, i-STT and the i-STT Subsidiaries have not received any communications alleging that either i-STT or the i-STT Subsidiaries have violated or, by conducting their businesses as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. i-STT, STT Communications and the i-STT Subsidiaries are not aware that any employees of i-STT or any i-STT Subsidiary are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of i-STT’s and the i-STT Subsidiaries’ businesses. Neither the execution nor delivery of this Agreement, nor the carrying on of i-STT’s and the i-STT Subsidiaries’ businesses by the employees, will, to the best of STT Communications’, i-STT’s and the i-STT Subsidiaries’ knowledge after reasonable inquiry, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.

SECTION 3B.15    Taxes.

(a)    All Tax returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and material information returns and reports) required to be filed with any Tax Authority (as defined below) on or before the Closing with respect to any Taxable (as defined below) period ending on or before the Closing, by or on behalf of i-STT and each i-STT Subsidiary (collectively, “i-STT Tax Returns” and individually, a “i-STT Tax Return”), have been or will be completed and filed when due (including any extensions of such due date) and all amounts shown due on such i-STT Tax Returns on or before the Effective Time have been or will be paid on or before such date (except to the extent that a reserve for Taxes has been reflected on the i-STT Interim Financial Statements in accordance with International GAAP). The i-STT Interim Financial Statements (i) fully accrue all actual and contingent liabilities for Taxes with respect to all periods through July 31, 2002 and i-STT has not and will not incur any Tax liability in excess of the amount reflected (excluding any amount thereof that reflects timing differences between the recognition of income for purposes of International GAAP and for Tax purposes) on the i-STT Reference Balance Sheet included in the i-STT Interim Financial Statements with respect to such periods, and (ii) properly accrues in accordance with International GAAP all material liabilities for Taxes payable after July 31, 2002, with respect to all transactions and events occurring on or prior to July 31, 2002. All information set forth in the notes to the i-STT Interim Financial Statements relating to Tax matters is true, complete and accurate in all material respects. i-STT has not incurred any material Tax liability since July 31, 2002 other than in the ordinary course of business and i-STT has made adequate provisions for all Taxes since that date in accordance with International GAAP on at least a quarterly basis. The adjusted basis of i-STT’s assets exceed the sum of its liabilities. Neither i-STT nor the i-STT Subsidiaries nor their businesses, assets or operations are currently or have been subject to the jurisdiction of the U.S. taxing authorities.

(b)    i-STT has withheld and paid to the applicable financial institution, company or Tax Authority all amounts required to be withheld. To the knowledge of STT Communications and i-STT, no i-STT Tax Returns filed with respect to Taxable years through the Taxable year ended December 31, 2001 have been examined and closed. i-STT (or any member of any affiliated or combined group of which i-STT has been a member) has not granted any extension or waiver of the limitation period applicable to any i-STT Tax Returns that is still in effect and there is no material claim, audit, action, suit, proceeding, or (to the knowledge of i-STT) investigation now pending or threatened against or with respect to i-STT in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax Authority has been received by i-STT, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to i-STT, materially and adversely affect the liability of i-STT for Taxes. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of i-STT. Section 3B.15(b) of the i-STT Disclosure Letter sets out the full and complete terms and conditions of any and all Tax exemption, Tax benefit, Tax incentive or other Tax-sparing agreement or order applicable to i-STT (whether under applicable Law or otherwise) and i-STT is in full compliance with all such terms and conditions of such Tax exemption, Tax benefit, Tax incentive or other Tax-sparing agreement or order of a foreign government, and the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax-sparing agreement or order. All material elections with respect to i-STT’s Taxes made during the fiscal years ending December 31, 1999, 2000 and 2001 are reflected on i-STT’s Tax Returns for such periods, copies of which have been provided to Parent. After the date of this Agreement, no material election with respect to Taxes will be made without the prior written consent of Parent, which consent will not be unreasonably withheld or delayed. i-STT is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement that includes a party other than i-STT nor does i-STT owe any amount under any such agreement. i-STT has previously made available to Parent and i-STT true and correct copies of all income, franchise, and sales i-STT Tax Returns, and, as reasonably requested by Parent, prior to the date hereof, presently existing information statements and reports.

(c)    In relation to stamp duty assessable or payable in Singapore or elsewhere in the world, as of the date of this Agreement and as at Closing, all documents in the enforcement of which i-STT may be interested have been duly stamped and no document belonging to i-STT now or at Closing which is subject to ad valorem stamp duty is or will be unstamped or insufficiently stamped; nor has any relief from such duty been improperly obtained, nor has any event occurred as a result of which any such duty from which  i-STT has obtained relief, has become payable; and all stamp duty payable upon any transfer of shares in  i-STT before Closing has been duly paid.

(d)    In relation to goods and services tax and/or value-added or other similar tax, i-STT (i) has been duly registered and is a taxable person; (ii) has complied, in all respects, with all statutory requirements, orders, provisions, directions or conditions; (iii) maintains complete, correct and up to date records as is required by the applicable legislation; and (iv) has not been required by the relevant authorities of customs and excise to give security.

(e)    i-STT has not paid nor, since the date of the i-STT Reference Balance Sheet, become liable to pay any penalty or interest under any Tax statute or legislation.

(f)    As used in this Section 3B.15, the term “i-STT” means i-STT, the i-STT Subsidiaries and any entity included in, or required under International GAAP to be included in, any of the i-STT Audited Financial Statements or the i-STT Interim Financial Statements.

SECTION 3B.16    Vote Required.    No vote of the STT Communications stockholders is required to consummate the Stock Purchase or the transactions contemplated by this Agreement.

SECTION 3B.17    Assets; Absence of Liens and Encumbrances.

(a)    Except as set forth in Section 3B.17 of the i-STT Disclosure Letter, i-STT and each i-STT Subsidiary own, lease or have the legal right to use all of the assets, properties and rights of every kind, nature, character and description, including, without limitation, real property and personal property (other than intellectual property, which is covered by Section 3B.14), used in the conduct of the business of i-STT or such i-STT Subsidiary or otherwise owned or leased by i-STT or such i-STT Subsidiary and, with respect to contract rights, is a party to and enjoys the right to the benefits of all material contracts, agreements and other arrangements used by i-STT or such i-STT Subsidiary in or relating to the conduct of the business of  i-STT and each i-STT Subsidiary (all such properties, assets and contract rights being the “i-STT Assets”).  i-STT and each i-STT Subsidiary have good and marketable title to, in the case of real property i-STT Assets, or, in the case of leased or subleased i-STT Assets, valid and subsisting leasehold interests in, all the i-STT Assets, or, in the case of personal property, title to, free and clear of all Liens except for (x) Liens for current Taxes not yet due and payable, and (y) Liens that have arisen in the ordinary course of business and that do not, individually or in the aggregate, materially detract from the value, or materially interfere with the present or contemplated use, of the i-STT Assets subject thereto or affected thereby. The equipment of i-STT and the i-STT Subsidiaries used in the operations of their business is, taken as a whole, in good operating condition and repair, ordinary wear and tear excepted.

(b)    STT Communications owns all of the outstanding i-STT Stock and all securities convertible into i-STT Stock, beneficially and of record, free and clear of any Liens, claims restrictions, encumbrances, or proprietary interests of any third party. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments obligating STT Communications to issue, sell, deliver or transfer (including any right of conversion or exchange under any outstanding security or other instrument) any equity interest in the i-STT Stock. STT Communications has the absolute and unconditional right to sell, assign, transfer and deliver the i-STT Stock and any securities convertible into i-STT Stock in accordance with the terms of this Agreement.

SECTION 3B.18    Owned Real Property.    i-STT and the i-STT Subsidiaries do not own any real property.

SECTION 3B.19    Certain Interests.

(a)    Neither STT Communications nor any officer or director of each of STT Communications or any subsidiary of STT Communications, i-STT or any i-STT Subsidiary and, to the knowledge of STT Communications and i-STT, no immediate relative or spouse (or immediate relative of such spouse) who resides with, or is a dependent of, any such officer or director:

(i)    has any direct or indirect financial interest in any creditor, competitor, supplier manufacturer, agent, representative, distributor or customer of i-STT or any i-STT Subsidiary; provided, however, that the ownership of securities representing no more than 1% of the outstanding voting power of any creditor, competitor, supplier manufacturer, agent, representative, distributor or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “financial interest” as long as the person owning such securities has no other connection or relationship with such creditor, competitor, supplier, manufacturer, agent, representative, distributor or customer;

(ii)    owns, directly or indirectly, in whole or in part, or has any other interest in, any tangible or intangible property that i-STT or any i-STT Subsidiary uses in the conduct of its business (except for any such ownership or interest resulting from the ownership of securities in a public company);

(iii)    has any claim or cause of action against i-STT or any i-STT Subsidiary (other than claims arising out of employment agreements disclosed in the i-STT Disclosure Letter); or

(iv)    has outstanding any indebtedness to i-STT or any i-STT Subsidiary.

(b)    Except for the payment of employee compensation in the ordinary course of business, consistent with past practice, neither i-STT nor any i-STT Subsidiary has any liability or any other obligation of any nature whatsoever to any officer or director of STT Communications or any subsidiary of STT Communications, i-STT or any i-STT Subsidiary or, to the knowledge of STT Communications or i-STT, to any immediate relative or spouse (or immediate relative of such spouse) of any such officer or director.

SECTION 3B.20    Insurance Policies.    Section 3B.20 of the i-STT Disclosure Letter sets forth (i) a true and complete list of all insurance policies to which i-STT or any i-STT Subsidiary is a party or is a beneficiary or named insured as of the date of this Agreement and (ii) any material claims made thereunder or made under any other insurance policy within the three years ended on the date of this Agreement. True and complete copies of all such policies have been made available to Parent and Pihana. All premiums due on such policies as of the date of this Agreement have been paid, and i-STT and each i-STT Subsidiary is otherwise in compliance with the terms of such policies. Neither i-STT nor any i-STT Subsidiary has failed to give any notice or present any claim under any such policy in a timely fashion, except where such failure would not prejudice i-STT’s or any i-STT Subsidiary’s ability to make a claim. Such insurance to the date hereof has been maintained in full force and effect and not been canceled or changed, except to extend the maturity dates thereof. Neither i-STT nor any  i-STT Subsidiary has received any notice or other communication regarding any actual or possible (i) cancellation or threatened termination of any insurance policy, (ii) refusal of any coverage or rejection of any claim under any insurance policy or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.

SECTION 3B.21    Restrictions on Business Activities.    There is no agreement, commitment, judgment, injunction, order or decree binding upon i-STT or any i-STT Subsidiary or to which i-STT or any i-STT Subsidiary is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice material to i-STT or any i-STT Subsidiary, any acquisition of property by i-STT or any i-STT Subsidiary or the conduct of business by i-STT or any i-STT Subsidiary as currently conducted or as proposed to be conducted.

SECTION 3B.22    Brokers.    No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the origination, negotiation or execution of this Agreement or the consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of STT Communications, i-STT or any i-STT Subsidiary. STT Communications has heretofore furnished to Parent and Pihana a complete and correct copy of all agreements between STT Communications and i-STT and any advisor pursuant to which such advisor would be entitled to any payment in relation to the transactions contemplated by this Agreement.

SECTION 3B.23    Takeover Statutes.    The board of directors of i-STT has taken all action necessary to ensure that any restrictions on business combinations contained in Singapore Law will not apply to the Stock Purchase, the Combination and the other transactions contemplated by this Agreement.

SECTION 3B.24    Customers and Suppliers.    Section 3B.24 of the i-STT Disclosure Letter contains a complete list of all customers that account for 1% or more of i-STT and the i-STT Subsidiaries’ (taken as a whole) monthly recurring revenue for August 2002. No customer listed on Section 3B.24 of the i-STT Disclosure Letter has, within the twelve months prior to the date hereof, cancelled or otherwise terminated, or made any unresolved threat to cancel or terminate, its relationship with i-STT or any i-STT Subsidiary, or decreased materially its usage of i-STT’s or any i-STT Subsidiary’s services or products. No material supplier of i-STT or any i-STT Subsidiary has cancelled or otherwise terminated any contract with i-STT prior to the expiration of the contract term, or made any threat to i-STT or any i-STT Subsidiary to cancel, reduce the supply or otherwise terminate its relationship with i-STT or any i-STT Subsidiary. Neither i-STT nor any i-STT Subsidiary has (i) materially breached (so as to provide a benefit to STT Communications or i-STT that was not intended by the parties) any material agreement with or (ii) engaged in any fraudulent conduct with respect to, any customer or supplier of i-STT or any i-STT Subsidiary.

SECTION 3B.25    Accounts Receivable; Bank Accounts.    All accounts receivable reflected in the financial or accounting records of i-STT and the i-STT Subsidiaries that have arisen since the date of i-STT Reference Balance Sheet are valid receivables subject to no setoffs or counterclaims and are, to the knowledge of i-STT, current and collectible, net of a reserve for bad debts in an amount proportionate to the reserve shown on the  i-STT Reference Balance Sheet. Section 3B.25 of the i-STT Disclosure Letter describes each account maintained by or for the benefit of i-STT or any i-STT Subsidiary at any bank or other financial institution.

SECTION 3B.26    Powers of Attorney.    There are no outstanding powers of attorney executed on behalf of i-STT or any i-STT Subsidiary.

SECTION 3B.27    Offers.    i-STT and STT Communications have each suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of any acquisition, merger, consolidation or sale of all substantially all of the assets of i-STT and the i-STT Subsidiaries, taken as a whole, with parties other than Parent and Pihana.

SECTION 3B.28    Warranties.    No product or service manufactured, sold, leased, licensed or delivered by i-STT or any i-STT Subsidiary is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of i-STT or the appropriate i-STT Subsidiary, which are set forth in Section 3B.28 of the i-STT Disclosure Letter and (ii) manufacturers’ warranties for which neither i-STT nor any i-STT Subsidiary has any liability. Section 3B.28 of the i-STT Disclosure Letter sets forth the aggregate expenses incurred by i-STT and the i-STT Subsidiaries in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the i-STT Audited Financial Statements and the i-STT Interim Financial Statements and neither i-STT nor any i-STT Subsidiary knows of any reason why such expenses should significantly increase as a percentage of sales in the future.

SECTION 3B.29    Inter-Company Obligations.

(a)    As of the date of this Agreement, there are no arrangements, contracts, agreements (written or oral), obligations (contingent or otherwise), accounts receivable or accounts payable between STT Communications, STT Communications’ officers and directors, STT Communications’ subsidiaries (other than i-STT and its subsidiaries), on the one hand, and i-STT or its subsidiaries on the other hand.

(b)    Immediately following the Effective Time, except as provided in Section 3B.29(b) of the i-STT Disclosure Letter, there shall be no arrangements, contracts, agreements (written or oral), obligations (contingent or otherwise), accounts receivable or accounts payable between STT Communications or STT Communications’ subsidiaries (other than i-STT and its subsidiaries), on the one hand, and i-STT on the other hand, except for contracts or agreements, for the provision of goods or services or amounts payable or receivable under such contracts or agreements; provided that (i) any such payable or receivable has been outstanding for 30 days or less, (ii) such contracts or agreements were entered into in the ordinary course of business and (iii) all such contracts or agreements, if not listed in the i-STT Disclosure Letter, are identified to Parent in writing by STT Communications no less than five (5) business days prior to the Closing Date.

SECTION 3B.30    No Misstatements.    No representation or warranty made by STT Communications or  i-STT in this Agreement, the i-STT Disclosure Letter or any certificate deliverable pursuant to the terms hereof contains or will contain any untrue statement of a material fact, or omits, or will omit, when taken as a whole, to state a material fact, necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND SP SUB

Parent, Merger Sub and SP Sub hereby represent and warrant to STT Communications and Pihana that the statements contained in this Article IV are true and correct except as set forth in the disclosure letter delivered by Parent to STT Communications and Pihana concurrently with the execution of this Agreement (the “Parent Disclosure Letter”). The Parent Disclosure Letter shall be arranged according to specific sections in this Article IV and shall provide exceptions to, or otherwise qualify in reasonable detail, the corresponding section or other section of this Article IV and any other section hereof where it is clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section.

SECTION 4.01    Organization and Qualification.    Parent and each of the Parent Subsidiaries (as defined in Section 4.03) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Parent and each of the Parent Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing has not had, and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The term “Parent Material Adverse Effect” means any event, change, circumstance, or effect that is, or would be reasonably likely to have, either individually or in the aggregate, a materially adverse effect on the business, operations, condition (financial or otherwise), assets (tangible or intangible), liabilities, properties, or results of operations of Parent and the Parent Subsidiaries taken as a whole, except for any such events, changes, circumstances or effects primarily resulting from or arising in connection with (i) any changes in general economic or business conditions of the markets in which Parent and the Parent Subsidiaries operate that do not disproportionately impact Parent and the Parent Subsidiaries taken as a whole, (ii) any changes or events affecting the industry in which Parent and the Parent Subsidiaries operate that do not disproportionately impact Parent and the Parent Subsidiaries taken as a whole, (iii) in and of itself, any decline in the trading price of Parent Common Stock, (iv) in and of itself, any adverse change in the United States securities markets, or (v) in and of itself, any failure by Parent to meet the revenue or earnings predictions of equity analysts as reflected in the First Call consensus estimates prepared by an independent equity analyst, or any other revenue or earnings estimate by an independent person, or any other revenue or earnings prediction or expectation prepared by any independent equity analyst, for any period ending (or for which earnings are released) on or after the date of this Agreement and prior to the Closing Date, except to the extent such predictions, estimates or expectations werederived from guidance provided by Parent (it being understood that in any controversy concerning the applicability of the preceding exceptions, Parent shall have the burden of proof with respect to the elements of such exceptions).

SECTION 4.02    Certificate of Incorporation and Bylaws.    Parent has heretofore made available to i-STT and Pihana a complete and correct copy of (a) the certificate of incorporation and the bylaws of Parent including all amendments thereto, and (b) the minute books containing all consents, actions and meeting of the stockholders of Parent and Parent’s board of directors and any committees thereof. Such certificate of incorporation and bylaws are in full force and effect. Parent is not in violation of any of the provisions of its certificate of incorporation or bylaws. The corporate minute books, stock certificate books, stock registers and other corporate records of Parent are complete and accurate, and the signatures appearing on all documents contained therein are the true or facsimile signatures of the persons purported to have signed the same.

SECTION 4.03    Parent Subsidiaries.    (a) Each Subsidiary of Parent, including Merger Sub and SP Sub (individually, a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”), is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Parent Subsidiary is duly qualified or licensed to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each Parent Subsidiary has all requisite power and authority to carry on its business as it is now being conducted and as currently proposed to be conducted and to own, lease and otherwise use the assets and properties owned and used by it. No Parent Subsidiary is in default under or in violation of any provision of its charter, Bylaws or other organizational documents. All of the issued and outstanding shares of capital stock of each Parent Subsidiary are duly authorized, validly issued, fully paid, nonassesable and free of preemptive rights. All shares of each Parent Subsidiary are held of record or owned beneficially by either Parent or another Parent Subsidiary and are held or owned free and clear of any restriction on transfer (other than restrictions under federal or state securities laws), claim, security interest, option, warrant, right, lien, call, commitment, equity or demand. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which any Parent Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Parent Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Parent Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Parent Subsidiary.

SECTION 4.04    Capitalization.

(a)    The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock and 10,000,000 shares of Preferred Stock, par value $.001 per share (the “Preferred Stock”). As of September 30, 2002, (i) 98,892,711 shares of Common Stock were issued and outstanding (any change to the number of shares of Common Stock issued and outstanding between September 30, 2002 and the date of this Agreement is the result of the exercise of outstanding Parent Options), and (ii) 23,123,998 shares of Parent Common Stock were reserved for future issuance pursuant to outstanding, unexercised options to purchase Parent Common Stock. As of the date of this Agreement, (i) no shares of Preferred Stock were issued and outstanding and no shares of Preferred Stock were issued and held in the treasury of the Parent, and (ii) 4,389,189 shares of Parent Common Stock were reserved for issuance pursuant to outstanding, unexercised warrants to purchase Parent Common Stock (each, a “Parent Warrant” and collectively, the “Parent Warrants”).

(b)    As of September 30, 2002, except for outstanding options referred to in clause (ii) of the second sentence of Section 4.04(a) and outstanding warrants referred to in clauses (ii) of the third sentence of Section 4.04(a) and otherwise as disclosed in the Parent SEC Reports (as defined below), there were no outstanding options, warrants, or other agreements relating to the issuance of capital stock of Parent or obligating Parent to issue or sell any shares of its capital stock. Parent has reserved 13,712,810 shares of Parent Common Stock for issuance under Parent’s 1998 Stock Plan, 16,023,776 shares of Parent Common Stock for issuance under Parent’s 2000 Equity Incentive Plan, 5,000,000 shares of Parent Common Stock for issuance under Parent’s 2001 Supplemental Equity Incentive Plan, 2,200,000 shares of Parent Common Stock for issuance under Parent’s Employee Stock Purchase Plan, and 300,000 shares of Parent Common Stock for issuance under Parent’s 2000 Director Option Plan. Section 4.04(b) of the Parent Disclosure Letter accurately sets forth with respect to Parent Options that are outstanding as of September 30, 2002 and the aggregate number of Parent Options purchasable at each outstanding exercise price. No Parent Option will by its terms require an adjustment in connection with the Combination. Neither the consummation of transactions contemplated by this Agreement, nor any action taken or to be taken by Parent in connection with such transactions, will result in (i) any acceleration of exercisability or vesting, whether or not contingent on the occurrence of any event after consummation of the Combination, in favor of any optionee under any Parent Option; (ii) any additional benefits for any optionee under any Parent Option; or (iii) the inability of Parent after the Effective Time to exercise any right or benefit held by Parent prior to the Effective Time with respect to any shares of Parent Common Stock previously issued upon exercise of a Parent Option, including, without limitation, the right to repurchase an optionee’s unvested shares on termination of such optionee’s employment.

(c)    Section 4.04(c) of the Parent Disclosure Letter sets forth, with respect to each Parent Warrant issued to any person: (i) the name of the holder of such Parent Warrant; (ii) the total number and type of shares of Parent Common Stock that are subject to such Parent Warrant; (iii) the exercise price per share of Parent Common Stock purchasable under such Parent Warrant; (iv) the total number of shares of Parent Stock with respect to which such warrant is immediately exercisable; (v) the vesting schedule for such Parent Warrant; and (vi) the term of such Parent Warrant.

(d)    Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(e)    Except as set forth in the Parent SEC Filings, there are no stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party, or of which Parent is aware, that (i) relate to the voting, registration or disposition of any securities of Parent, (ii) grant to any person or group of persons the right to elect, or designate or nominate for election, a director to the board of directors of Parent or (iii) grant to any person or group of persons information rights.

SECTION 4.05    Authority Relative to This Agreement.

(a)    Each of Parent, Merger Sub and SP Sub has all necessary corporate power and authority to execute and deliver this Agreement, and, subject to obtaining the necessary approvals of the stockholders of Parent, to perform its obligations hereunder and to consummate the Merger, the Stock Purchase and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent, Merger Sub and SP Sub and the consummation by each of Parent and Merger Sub of the Merger, SP Sub of the Stock Purchase and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and, subject to obtaining the necessary approvals of the stockholders of Parent, no other corporate proceedings on the part of Parent, Merger Sub or SP Sub are necessary to authorize this Agreement or to consummate the Stock Purchase, the Merger and the other transactions contemplated by this Agreement (other than with respect to the Merger, the filing and recordation contemplated by Section 1A.02 of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by Pihana, STT Communications and i-STT constitutes a legal, valid and binding obligation of each of Parent, Merger Sub and SP Sub, enforceable against each of Parent, Merger Sub and SP Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity. The only vote of the stockholders of Parent required in order to consummate the transactions contemplated by this Agreement related to the Combination is the approval of this Agreement by a majority of the shares of Parent Common Stock present or represented by proxy at a special meeting of stockholders of Parent at which a quorum of fifty percent of the outstanding shares of the Parent Common Stock is present.

(b)    Without limiting the generality of the foregoing, the board of directors of Parent, at a meeting duly called and held, has unanimously (i) determined that the Merger, the Combination and the other transactions contemplated hereby are advisable, fair to, and in the best interests of Parent and its stockholders, (ii) approved the Merger and the Combination, this Agreement and the other transactions contemplated hereby in accordance with the provisions of the DGCL and Parent’s charter documents, (iii) directed that this Agreement be submitted to Parent stockholders for their adoption and (iv) resolved, as of the date of this Agreement, to recommend that Parent stockholders vote in favor of the adoption of this Agreement.

SECTION 4.06    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by each of Parent, Merger Sub and SP Sub do not, and the performance of this Agreement by each of Parent, Merger Sub and SP Sub will not, (i) conflict with or violate their respective organizational documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.06(b) have been obtained and all filings and obligations described in Section 4.06(b) have been made or complied with, conflict with or violate in any material respect any Law applicable to Parent, Merger Sub or SP Sub or by which any property or asset of Parent, Merger Sub or SP Sub is bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent, Merger Sub or SP Sub pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent, Merger Sub or SP Sub is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, or other occurrences that could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    The execution and delivery of this Agreement by each of Parent, Merger Sub and SP Sub do not, and the performance of this Agreement by each of Parent, Merger Sub and SP Sub will not, require any consent, approval, order, authorization, registration or permit of, or filing with or notification to, any Governmental Entity, except (i) for the filing and recordation contemplated by Section 1A.02, (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act of 1934, as amended (the “Exchange Act”), Federal and state securities laws and The Nasdaq National Market, and (iii) for such other consents, approvals, orders authorizations, registrations or permits, filings or notifications that if not obtained or made could not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

SECTION 4.07    Permits.

(a)    Parent and the Parent Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the Parent SEC Reports, except where the failure to possess such permits, individually or in the aggregate, are not reasonably likely to have or result in a Parent Material Adverse Effect (“Parent Permits”), and neither Parent nor any Parent Subsidiary has received any notice of proceedings relating to the revocation or modification of any Parent Permit.

(b)    Neither Parent nor any Parent Subsidiary is in conflict with, or in default or violation of, in each case, in any material respect, (i) any Law applicable to Parent or any Parent Subsidiary or by which any material property or asset of Parent or any Parent Subsidiary is bound or affected, (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary or any material property or asset of Parent or any Parent Subsidiary is bound or affected, or (iii) any Parent Permit.

SECTION 4.08    Financial Statements; SEC Filings

(a)    Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports (the “Parent Financial Statements”) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and each presented fairly, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Parent Material Adverse Effect).

(b)    Neither Parent nor any of the Parent Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and the Parent Subsidiaries taken as a whole, except (i) liabilities recorded or reserved against in Parent’s balance sheet as of June 30, 2002, or Parent Liabilities in existence as of June 30, 2002 and not required by GAAP to be recorded therein, (ii) current liabilities reflected in the Parent Working Capital as shown in the Parent Adjusted Calculation and incurred since June 30, 2002 in the ordinary course of business, or (iii) any other liabilities in an amount less than $100,000 individually or $500,000 in the aggregate which have been or are incurred in the ordinary course of business. Except as set forth in Section 4.08(b) of the Parent Disclosure Letter, as of the date of this Agreement, there are no outstanding warranty claims against Parent.

(c)    Parent has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2001 through the date of this Agreement (collectively, the “Parent SEC Reports”). As of the respective dates they were filed (and if amended or superceded by a filing prior to the date of this Agreement, then on the date of such filing), (i) the Parent SEC Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, and (ii) none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

SECTION 4.09    Absence of Certain Changes or Events.    Since June 30, 2002, there has not been: (i) any Parent Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s or any of its subsidiaries’ capital stock; (iii) any split, combination or reclassification of any of Parent’s or any of its subsidiaries’ capital stock; or

(iv) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP.

SECTION 4.10    Absence of Litigation.

(a)    There is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary, or any property or asset owned or used by Parent or any Parent Subsidiary or any person whose liability Parent or any Parent Subsidiary has or may have assumed, either contractually or by operation of Law, before any arbitrator or Governmental Entity (a “Parent Legal Proceeding”) that could reasonably be expected, if resolved adversely to Parent, to (i) impair the operations of Parent or any Parent Subsidiary as currently conducted, including, without limitation, any claim of infringement of any intellectual property right, (ii) impair the ability of Parent or any Parent Subsidiary to perform its obligations under this Agreement or (iii) prevent, delay or make illegal the consummation of the transactions contemplated by this Agreement. To Parent’s knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to give rise to or serve as a basis of the commencement of any Parent Legal Proceeding. None of Parent or any Parent Subsidiary, the officers or directors thereof in their capacity as such, or any property or asset of Parent or any Parent Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or Governmental Entity. Neither Parent nor any Parent Subsidiary has any plans to initiate any Parent Legal Proceeding against any third party.

(b)    Except as would not reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any Parent Subsidiary is in conflict with, or in default or violation of (i) any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary or any property or asset of Parent or any Parent Subsidiary is bound or affected.

SECTION 4.11    Contracts.    As of the date of this Agreement, all material agreements (as defined by Item 601 of Regulation S-K) to which Parent or any Parent Subsidiary is a party or to which the property or assets of Parent or any Parent Subsidiary are subject have been included as part of or specifically identified in the Parent SEC Reports to the extent required by the rule and regulations of the SEC. Neither Parent nor any Parent Subsidiary is a party to, or otherwise bound or affected by, contracts for which Parent or any Parent Subsidiary is required to recognize a loss under Statement of Financial Accounting Standards No. 5.

SECTION 4.12    Environmental Matters.

(a)    To the best knowledge of Parent, Parent and each Parent Subsidiary (i) is in compliance in all material respects with all applicable Environmental Laws, (ii) holds all Environmental Permits necessary to conduct Parent’s or each Parent Subsidiary’s business and (iii) is in compliance with their respective Environmental Permits.

(b)    To the best knowledge of Parent, neither Parent nor any Parent Subsidiary has released and, to the knowledge of Parent, no other person has released Hazardous Materials on any real property owned or leased by Parent or any Parent Subsidiary or, during their ownership or occupancy of such property, on any property formerly owned or leased by Parent or any Parent Subsidiary.

(c)    Neither Parent nor any Parent Subsidiary has received any written request for information, or been notified that it is a potentially responsible party, under CERCLA or any similar Law of any state, locality or any other jurisdiction. Neither Parent nor any Parent Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of Parent, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.

(d)    None of the real property currently or formerly owned or leased by Parent or any Parent Subsidiary is listed or, to the knowledge of Parent, proposed to be listed on the “National Priorities List” under CERCLA, as updated through the date of this Agreement, or any similar list of sites in the United States or any other jurisdiction requiring investigation or cleanup.

SECTION 4.13    Intellectual Property.    To the knowledge of Parent and the Parent Subsidiaries, Parent and the Parent Subsidiaries have sufficient title and ownership of or license to all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for their respective businesses as now conducted without any material conflict with or infringement of the rights of others, except (i) for such items as have yet to be conceived or developed or that are expected to be available for licensing on reasonable terms from third parties, or (ii) where the absence of such title, ownership, or license is not reasonably likely to result in a Parent Material Adverse Effect. Section 4.13 of the Parent Disclosure Letter contains a complete list of material licenses, registered copyrights, trademarks, patents, and trademark and patent registrations or applications, as the case may be, of Parent and the Parent Subsidiaries. Except in the ordinary course of business, to the knowledge of Parent, there are no outstanding material options, licenses, or agreements of the Parent or any Parent Subsidiary of any kind relating to the foregoing. Parent or the Parent Subsidiaries are not bound by or party to any material options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity, except, in either case, for standard end-user, object code, internal-use software license or support/maintenance agreements. Parent and the Parent Subsidiaries have not received any written communications alleging that they have violated or, by conducting their respective businesses as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. Parent and the Parent Subsidiaries are not aware that any of their employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of Parent’s and the Parent’s Subsidiaries’ respective businesses. Neither the execution nor delivery of this Agreement, nor the carrying on of Parent’s and the Parent’s Subsidiaries’ respective businesses by the employees, will, to the best of Parent’s and the Parent’s Subsidiaries’ knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any material contract, covenant or instrument under which any of such employees is now obligated.

SECTION 4.14    Taxes.

(a)    All Tax returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and material information returns and reports) required to be filed with any Tax Authority (as defined below) on or before the Closing with respect to any Taxable (as defined below) period ending on or before the Closing, by or on behalf of Parent or any Parent Subsidiary (collectively, “Parent Tax Returns” and individually, a “Parent Tax Return”), have been or will be completed and filed when due (including any extensions of such due date) and all amounts shown due on such Parent Tax Returns on or before the Effective Time have been or will be paid on or before such date (except to the extent that a reserve for Taxes has been reflected on the Parent Financial Statements in accordance with GAAP). The Parent Financial Statements (i) fully accrue all actual and contingent liabilities for Taxes (as defined below) with respect to all periods through June 30, 2002 and Parent has not and will not incur any Tax liability in excess of the amount reflected (excluding any amount thereof that reflects timing differences between the recognition of income for purposes of GAAP and for Tax purposes) on the Parent Financial Statements with respect to such periods, and (ii) properly accrues in accordance with GAAP all material liabilities for Taxes payable after June 30, 2002, with respect to all transactions and events occurring on or prior to such date. All information set forth in the notes to the Parent Financial Statements relating to Tax matters is true, complete and accurate in all material respects. Parent has not incurred any material Tax liability since June 30, 2002 other than in the ordinary course of business and Parent has made adequate provisions for all Taxes since that date in accordance with GAAP on at least a quarterly basis. Parent has withheld and paid to the applicable financial institution or Tax Authority all amounts required to be withheld. Parent is in full compliance with all the terms and conditions of any Tax exemption or other Tax-sparing agreement or order of a foreign government, and the consummation of the transactions contemplated herein (or any of them) will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax-sparing agreement or order. Parent has never been a party (either as a distributing corporation, a distributed corporation or otherwise) to any transaction intended to qualify under Section 355 of the Code or any corresponding provision of state Law. As used in this Section 4.14, the term “Parent” means Parent, the Parent Subsidiaries and any entity included in, or required under GAAP to be included in, any of the Parent Financial Statements.

(b)    In relation to goods and services tax and/or value-added or other similar tax, Parent (i) has been duly registered and is a taxable person; (ii) has complied, in all respects, with all statutory requirements, orders, provisions, directions or conditions; (iii) maintains complete, correct and up to date records as is required by the applicable legislation; and (iv) has not been required by the relevant authorities of customs and excise to give security.

SECTION 4.15    Vote Required.    The only vote of the holders of Parent Stock necessary to approve the issuance of shares of Parent Shares pursuant to this Agreement, the Merger, the Combination and the other transactions contemplated by this Agreement, is the affirmative vote of the holders of at least a majority of the outstanding shares of Parent Common Stock present at a duly convened meeting of Parent’s stockholders at which a quorum is present.

SECTION 4.16    Assets; Absence of Liens and Encumbrances.    Except as set forth in the Parent Disclosure Letter, Parent and the Parent Subsidiaries have good and marketable title to all properties and assets owned by them that are material to the operation of Parent’s business, in each case free from Liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them; and Parent and the Parent Subsidiaries hold any leased real or personal property that are material to the operation of Parent’s business under valid and enforceable leases with no exceptions that would materially interfere with the use made or to be made thereof by them.

SECTION 4.17    Owned Real Property.    Parent and Parent Subsidiaries do not own any real property.

SECTION 4.18    Certain Interests.    Except as set forth in the Parent SEC Reports, none of the officers or directors of Parent is presently a party to any transaction with Parent or any Parent Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer or director or, to the knowledge of Parent, any entity in which any officer or director has a material interest.

SECTION 4.19    Insurance Policies.    Parent maintains insurance with respect to its businesses, properties, officers, directors and employees customary with industry practices. True and complete copies of all such policies have been made available to STT Communications and Pihana. All premiums due as of the date of this Agreement on such policies have been paid, and Parent and each Parent Subsidiary is otherwise in compliance with the terms of such policies. Neither Parent nor any Parent Subsidiary has failed to give any notice or present any claim under any such policy in a timely fashion, except where such failure would not prejudice Parent’s or any Parent Subsidiary’s ability to make a claim. Such insurance to the date hereof has been maintained in full force and effect and not been canceled or changed, except to extend the maturity dates thereof. Neither Parent nor any Parent Subsidiary has received any notice or other communication regarding any actual or possible (i) cancellation or threatened termination of any insurance policy, (ii) refusal of any coverage or rejection of any claim under any insurance policy or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.

SECTION 4.20    Restrictions on Business Activities.    There is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or any Parent Subsidiary or to which Parent or any Parent Subsidiary is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice material to Parent or any Parent Subsidiary, any acquisition of property by Parent or any Parent Subsidiary or the conduct of business by Parent or any Parent Subsidiary as currently conducted or as proposed to be conducted.

SECTION 4.21    Customers and Suppliers.    Section 4.21 of the Parent Disclosure Letter contains a complete list of all customers that accounted for 3% or more of Parent’s and the Parent Subsidiaries (taken as a whole) monthly recurring revenue for September 2002. No customer, listed on Section 4.21 of the Parent Disclosure Letter has, within the past twelve months prior to the date hereof, cancelled or otherwise terminated, or made any unresolved threat to cancel or terminate, its relationship with Parent or any Parent Subsidiary, or decreased materially its usage of Parent’s or any Parent Subsidiary’s services or products. No material supplier of Parent or any Parent Subsidiary has cancelled or otherwise terminated any contract with Parent or any Parent Subsidiary prior to the expiration of the contract term, or made any threat to Parent or any Parent Subsidiary to cancel, reduce the supply or otherwise terminate its relationship with Parent or any Parent Subsidiary. Neither Parent nor any Parent Subsidiary has (i) materially breached (so as to provide a benefit to Parent that was not intended by the parties) any material agreement with or (ii) engaged in any fraudulent conduct with respect to, any customer or supplier of Parent or any Parent Subsidiary.

SECTION 4.22    Brokers.    Except for Salomon Smith Barney Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Combination or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Merger Sub or SP Sub.

SECTION 4.23    State Takeover Statutes.    The board of directors of Parent has taken all action necessary to ensure that any restrictions on business combinations contained in the DGCL will not apply to the Combination and the other transactions contemplated by this Agreement or to any actions that may be taken at any time or from time to time following the Effective Time by STT Communications or its subsidiaries or SP Sub. No other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in Parent’s certificate of incorporation or bylaws is, or at the Effective Time will be, applicable to Parent, STT Communications, i-STT, the shares of Parent Common Stock, the Combination or the other transactions contemplated by this Agreement.

SECTION 4.24    Accounts Receivable.    All accounts receivable reflected in the financial or accounting records of Parent and the Parent Subsidiaries that have arisen since June 30, 2002 are valid receivables subject to no setoffs or counterclaims and are, to the knowledge of Parent, current and collectible net of a reserve for bad debts in an amount proportionate to the reserve shown on the Parent Financial Statements as of June 30, 2002.

SECTION 4.25    Powers of Attorney.    There are no outstanding powers of attorney executed on behalf of Parent or any Parent Subsidiary.

SECTION 4.26    Offers.    Between August 7, 2002 and the date of this Agreement, except as allowed in that certain Exclusivity Agreement among Pihana, Parent and i-STT, dated as of August 7, 2002 (as amended to date), Parent has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of any acquisition, merger, consolidation or sale of all substantially all of the assets of Parent and the Parent Subsidiaries with parties other than STT Communications, i-STT and Pihana.

SECTION 4.27    Books and Records.    The minute books and other similar records of Parent and each Parent Subsidiary provided to STT Communications and Pihana contain complete and accurate records of all actions taken at any meetings of Parent’s or each Parent Subsidiary’s stockholders, board of directors or any committee thereof and of all written consents executed in lieu of the holder of any such meeting. The books and records of Parent and each Parent Subsidiary have been maintained in accordance with good business and bookkeeping practices.

SECTION 4.28    No Misstatements.    No representation or warranty made by Parent, Merger Sub or SP Sub in this Agreement, the Parent Disclosure Letter or certificate delivered or deliverable pursuant to the terms hereof, contains or will contain, any untrue statement of a material fact, or omits, or will omit, when taken as a whole, to state a material fact, necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

SECTION 4.29    Interim Operations of Merger Sub and SP Sub.    Merger Sub and SP Sub were formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub and SP Sub have no liabilities and, except for a subscription agreement pursuant to which all of its authorized capital stock was issued to Parent, is not a party to any agreement other than this Agreement and agreements with respect to the appointment of registered agents and similar matters.

SECTION 4.30    Valid Issuance of Parent Shares.    The shares of Parent Common Stock and Parent Preferred Stock to be issued pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and non-assessable.

SECTION 4.31    European Operations.    Neither Parent nor the Parent Subsidiaries have any material obligations related to Parent’s and the Parent’s Subsidiaries’ operations in Europe.

SECTION 4.32    Employee Benefit Plans.

(a)    None of the Parent Plans provides for the payment of separation, severance, termination or similar benefits to any person or obligates Parent or any Subsidiary of Parent to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement or as a result of a “change in ownership or control,” within the meaning of such term under Section 280G of the Code. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Parent Plan, (ii) materially increase any benefits otherwise payable under any Parent Plan or other arrangement, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits including, but not limited to, the acceleration of the vesting and exercisability of any Parent Option, or (iv) affect in any material adverse respects any Parent Plan’s current treatment under any Laws including any Tax Law.

(b)    For purposes of this Section 4.32, the term “Parent Plans” shall mean (i) all employee benefit plans (as defined in ERISA Section 3(3), and all bonus, stock option, stock purchase, stock appreciation right, restricted stock, phantom stock, incentive, deferred compensation, retiree medical, disability or life insurance, cafeteria benefit, dependent care, disability, director or employee loan, fringe benefit, sabbatical, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements (whether formal or informal and whether in writing or not) to which Parent or any Subsidiary of Parent is a party, with respect to which Parent or any Subsidiary of Parent has any obligation or which are maintained, contributed to or sponsored by Parent or any Subsidiary of Parent for the benefit of any current or former employee, officer or director of Parent or any Subsidiary of Parent, and (ii) any employment agreements, offer letters or other contracts, arrangements or understandings between Parent or any Subsidiary of Parent and any employee of Parent or any Subsidiary of Parent (whether legally enforceable or not, whether formal or informal and whether in writing or not) including, without limitation, any contracts, arrangements or understandings relating to a sale of Parent (each, a “Parent Plan,” and collectively, the “Parent Plans”).

SECTION 4.33    U.S. Real Property Holding Company.    Parent will not be a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) as of the time immediately following the consummation of all of the transactions contemplated by this Agreement to occur as of the Closing Date. Parent would not have incurred any indebtedness under that certain Syndicated Loan (as defined in Section 7.01(g)(iii) hereof) but for the construction and/or build-out of the various internet business exchange centers (“IBXs”) located in the United States that Parent currently owns and that were paid for by Parent in whole or in part on or after the date of the incurrence of such indebtedness. As of the Closing Date all amounts outstanding under such Syndicated Loan will be secured by such United States IBXs.

ARTICLE V

CONDUCT OF BUSINESSES PENDING THE MERGER

SECTION 5.01    Conduct of Business by Pihana and the Pihana Subsidiaries Pending the Merger.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Pihana agrees, and shall cause each Pihana Subsidiary (except to the extent that each of Parent and STT Communications shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course and in substantially the same manner as previously conducted, to pay its debts and Taxes when due (subject to good faith disputes over such debts or Taxes), to pay or perform other obligations when due and, to the extent consistent with such business, to use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and consultants and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses would be unimpaired at the Effective Time except as otherwise contemplated by this Agreement.

By way of amplification and not limitation, except as otherwise contemplated by this Agreement or as specifically set forth in Section 5.01 of the Pihana Disclosure Letter, neither Pihana nor any Pihana Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent (which consent, with respect to Sections 5.01(c), (i), (k), (m), (n), (p), (q), (s), (t), (w), and (y) (and with respect to such clauses to the extent covered by Section 5.01(z)) shall not be unreasonably withheld, conditioned or delayed) of each of Parent and STT Communications:

(a)    amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(b)    issue, sell, pledge, dispose of, grant, encumber, authorize or propose the issuance, sale, pledge, disposition, grant or encumbrance of any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or any other ownership interest (including, without limitation, any phantom interest), of Pihana or any Pihana Subsidiary, except pursuant to the terms of options, warrants or preferred stock outstanding on the date of this Agreement;

(c)    sell, lease, license, pledge, grant, encumber or otherwise dispose of any of its properties or assets, except in the ordinary course of business, consistent with past practice;

(d)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(e)    split, combine, subdivide, redeem or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

(f)    acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) all or substantially all of the assets of, or any equity interest (except in compromise of bona fide claims) in, any corporation, partnership, or other business organization;

(g)    institute or settle any Pihana Legal Proceeding;

(h)    incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances (except pursuant to non-material negotiable instruments presented in the ordinary course of business and non-material surety and performance bonds and similar obligations entered into in the ordinary course of business);

(i)    authorize any capital expenditure which causes its aggregate capital expenditures between July 1, 2002 and December 31, 2002 to exceed $1,750,000 and after December 31, 2002 any capital expenditure out of the ordinary cause of business;

(j)    enter into any lease or contract for the purchase or sale of any real property;

(k)    waive or release any material right or claim;

(l)    increase, or agree to increase, the compensation payable, or to become payable, to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or other employees, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other Pihana Plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefit plans described in Section 3(3) of ERISA that may be required by Law;

(m)    extend any offers of employment to potential employees, consultants or independent contractors or voluntarily terminate any existing employment relationships with any key employee or executive officer;

(n)    amend or terminate any Pihana Material Contract, or enter into any contract that would be a Pihana Material Contract;

(o)    enter into, amend or terminate any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.01;

(p)    other than in the ordinary course of business consistent with past practice, enter into any licensing, distribution, OEM agreements, sponsorship, advertising, merchant program or other similar contracts, agreements or obligations that may not be cancelled without penalties by Pihana upon notice of 30 days or less;

(q)    pay, discharge or satisfy any Pihana Liability, except in the ordinary course of business, consistent with past practice;

(r)    take any action, with respect to accounting policies, principles or procedures, except as required by any Governmental Entity or a change in GAAP;

(s)    make or change any Tax or accounting election, change any annual accounting period, adopt or change any accounting method, file any amended Pihana Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Pihana or any Pihana Subsidiary, surrender any right to claim refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Pihana or any Pihana Subsidiary, or take any other action or omit to take any action that would have the effect of increasing the Tax liability of Pihana or any Pihana Subsidiary or Parent;

(t)    (i) sell, assign, lease, terminate, abandon, transfer, permit to be encumbered or otherwise dispose of or grant any security interest in and to any material intellectual property of Pihana, in whole or in part, (ii) grant any license with respect to any material intellectual property of Pihana, other than a license of software granted to customers of Pihana or any Pihana Subsidiary to whom Pihana or any Pihana Subsidiary licenses such software in the ordinary course of business, (iii) develop, create or invent any intellectual property jointly with any third party (other than an employee or consultant), or (iv) disclose, or allow to be disclosed, any confidential Pihana intellectual property, unless such Pihana intellectual property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof;

(u)    make (or become obligated to make) any bonus or severance payments to any of its officers or employees other than pursuant to Pihana Plans;

(v)    fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;

(w)    permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent and STT Communications;

(x)    take, or agree in writing or otherwise to take, any action outside the ordinary course of business that would result in a material change of Pihana Working Capital;

(y)    grant any retention bonuses to any employee payable after December 31, 2002; or

(z)    take, or agree in writing or otherwise to take, any of the actions described in subsections (a) through (y) above, or any action which would reasonably be expected to cause the condition in Section 7.02(b) not to be satisfied.

SECTION 5.02    Conduct of Business by i-STT and the i-STT Subsidiaries Pending the Merger.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, i-STT agrees, and shall cause each i-STT Subsidiary (except to the extent that each of Parent and Pihana shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course and in substantially the same manner as previously conducted, to pay its debts and Taxes when due (subject to good faith disputes over such debts or Taxes), to pay or perform other obligations when due and, to the extent consistent with such business, to use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and consultants and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses would be unimpaired at the Effective Time, except as otherwise contemplated by this Agreement.

By way of amplification and not limitation, except as otherwise contemplated by this Agreement, neither i-STT nor any i-STT Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent, which consent, with respect to Sections 5.02(c), (h), (j), (k), (l), (p), (q), (t) and (u), and with respect to such clauses to the extent covered by Section 5.02(u) shall not be unreasonably withheld, conditioned or delayed) of each of Parent and Pihana:

(a)    amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(b)    issue, sell, pledge, dispose of, grant, encumber, authorize or propose the issuance, sale, pledge, disposition, grant or encumbrance of any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or any other ownership interest (including, without limitation, any phantom interest), of i-STT or any i-STT Subsidiary, except in respect of the conversion of an outstanding loan from STT Communications;

(c)    sell, lease, license, pledge, grant, encumber or otherwise dispose of any of its properties or assets, except in the ordinary course of business, consistent with past practice;

(d)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(e)    split, combine, subdivide, redeem or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

(f)    acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) all or substantially all of the assets of, or any equity interest (except in compromise of bona fide claims) in, any corporation, partnership, or other business organization;

(g)    incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances (except pursuant to non-material negotiable instruments presented in the ordinary course of business and non material surety and performance bonds and similar obligations entered into in the ordinary course of business);

(h)    authorize any capital expenditure not included in its capital budget;

(i)    enter into any lease or contract for the purchase or sale of any real property;

(j)    increase, or agree to increase, the compensation payable, or to become payable, to its officers, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors or officers, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other i-STT Plan, agreement, trust, fund, policy or arrangement for the benefit of any director or officer; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefit plans that may be required by Law;

(k)    extend any offers of employment to potential executive officers or voluntarily terminate any existing employment relationships with any key employee or executive officer;

(l)    amend or terminate any i-STT Material Contract, or enter into any contract that would be a i-STT Material Contract;

(m)    enter into, amend or terminate any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.02;

(n)    except as necessary to affect reconciliation to GAAP, take any action, with respect to accounting policies, principles or procedures, except as required by any Governmental Entity or a change in GAAP;

(o)    make or change any Tax or accounting election, change any annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to i-STT or any i-STT Subsidiary, surrender any right to claim refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to i-STT or any i-STT Subsidiary;

(p)    except in the ordinary course of business, (i) sell, assign, lease, terminate, abandon, transfer, permit to be encumbered or otherwise dispose of or grant any security interest in and to any material intellectual property of i-STT, in whole or in part, (ii) grant any license with respect to any material intellectual property of i-STT, other than a license of software granted to customers of i-STT or any i-STT Subsidiary to whom i-STT or any i-STT Subsidiary licenses such software in the ordinary course of business, (iii) develop, create or invent any intellectual property jointly with any third party (other then an employee or consultant), or (iv) disclose, or allow to be disclosed, any confidential i-STT intellectual property, unless such i-STT intellectual property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof;

(q)    make (or become obligated to make) any bonus or severance payments to any of its executive officers other than pursuant to i-STT Plans;

(r)    fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;

(s)    permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent;

(t)    take, or agree in writing or otherwise to take, any action outside the ordinary course of business that would result in a material change to i-STT Working Capital; or

(u)    take, or agree in writing or otherwise to take, any of the actions described in subsections (a) through (t) above, or any action which would reasonably be expected to cause the condition in Section 7.03(b) not to be satisfied.

SECTION 5.03    Conduct of Business by Parent Pending the Merger.    Except as otherwise contemplated by this Agreement, or as specifically set forth in Section 5.03 of the Parent Disclosure Letter, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent shall not do any of the following and shall not permit its subsidiaries to do any of the following, except to the extent that each of Pihana and i-STT shall otherwise consent in writing, which consent, with respect to Sections 5.03(e), (j), (k), (n), and (o) (and with respect to such clauses to the extent covered by Section 5.03(p)), shall not be unreasonably withheld, conditioned or delayed:

(a)    declare, set aside or pay any dividends on or make any other distributions in cash or property in respect of any capital stock;

(b)    cause, permit or propose any amendments to its certificate of incorporation or bylaws or equivalent organizational documents (or similar governing instruments of any of its subsidiaries), except as contemplated by this Agreement;

(c)    issue, sell, pledge, dispose of, grant, encumber, authorize or propose the issuance, sale, pledge, disposition, grant or encumbrance of any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or any other ownership interest (including, without limitation, any phantom interest), of Parent or any Parent Subsidiary, except pursuant to the terms of options, warrants or preferred stock outstanding on the date of this Agreement;

(d)    take any action, with respect to accounting policies, principles or procedures, except as required by any Governmental Entity or a change in GAAP;

(e)    sell, lease, license, pledge, grant, encumber or otherwise dispose of any of its properties or assets, except in the ordinary course of business, consistent with past practice;

(f)    except as contemplated by this Agreement, split, combine, subdivide, redeem or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

(g)    acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) all or substantially all of the assets of, or any equity interest (except in compromise of bona fide claims) in, any corporation, partnership, or other business organization;

(h)    incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances (except pursuant to non-material negotiable instruments presented in the ordinary course of business and non-material surety and performance bonds and similar obligations entered into in the ordinary course of business);

(i)    enter into any lease or contract for the purchase or sale of any real property;

(j)    increase, or agree to increase, the compensation payable, or to become payable, to its officers, or grant any severance or termination pay to, or enter into any employment or severance agreement with any of its directors, or officers, or establish, adopt, enter into or amend any material collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other Parent Plan (as defined in Section 6.04(b)), agreement, trust, fund, policy or arrangement for the benefit of any director or officer; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefit plans described in Section 3(3) of ERISA that may be required by law;

(k)    extend any offers of employment to potential executive officers or terminate any existing employment relationships with any key employee or executive officers, except pursuant to Parent Plans;

(l)    amend any material contract, or enter into, amend or terminate any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.03;

(m)    make (or become obligated to make) any bonus or severance payments to any of its executive officers other than with respect to Parent Plans;

(n)    authorize any capital expenditure not included in its capital budget;

(o)    take, or agree in writing or otherwise to take, any action outside the ordinary course of business that would result in a material change to Parent Working Capital; or

(p)    agree in writing or otherwise to take any of the actions described in Section 5.03(a) through (o) above, or any action which would reasonably be expected to cause the condition in Section 7.03(b) not to be satisfied.

SECTION 5.04    Litigation.    Each Party shall give prompt notice to each other Party in writing promptly after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or other Governmental Entity initiated by it or against it, or known by it to be threatened against such Party, or any of such Party’s officers, directors, employees or stockholders in their capacity as such.

SECTION 5.05    Notification of Certain Matters.    Each Party shall give prompt notice to each other Party of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably expected to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; and (ii) any failure or inability of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.05 shall not limit or otherwise affect the remedies available hereunder to the Parties receiving such notice. The Parties acknowledge that reliance shall not be an element of any claim or cause of action by any Party for misrepresentation or breach of a representation, warranty or covenant under this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01    Proxy Statement.

(a)    As promptly as practicable after the execution of this Agreement, (i) the Parties shall prepare and Parent shall file with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to the meeting of the Parent stockholders (the “Parent Stockholders’ Meeting”) to be held to consider (i) approval of this Agreement and (ii) a reverse split of the Parent Common Stock. Each of Parent, STT Communications and Pihana shall use commercially reasonable efforts to cause the Proxy Statement to be cleared for mailing as promptly as practicable. Each Party shall furnish all information concerning itself as the other may reasonably request in connection with such actions and the preparation of the Proxy Statement. As promptly as practicable after the Proxy Statement shall have been cleared for mailing, Parent shall mail or cause to be mailed the Proxy Statement to its stockholders.

(b)    Except as provided in this Section 6.01(b), the Proxy Statement shall, subject to the fiduciary duties of the Board of Directors of Parent, include the recommendation of the board of directors of Parent to the stockholders of Parent to vote in favor of the approval of this Agreement (the “Parent Board Recommendation”) and approval of the reverse split of the Parent Common Stock and neither the board of directors of Parent nor any committee thereof shall, subject to the next sentence of this Section 6.01(b), withdraw or modify, or propose or resolve to withdraw or modify, in each case in a manner adverse to Pihana or STT Communications, the Parent Board Recommendation. Prior to the time of the Parent Stockholders’ Meeting, Parent’s board of directors may:

(i)    (x) approve or recommend a Superior Proposal (as defined in Section 6.12(d)), or (y) enter into an agreement with respect to a Superior Proposal, in each case at any time after the third business day following STT Communications’ and Pihana’s receipt of written notice from Parent advising STT Communications and Pihana that the board of directors of Parent has received a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal, but only if Parent shall have negotiated in good faith with STT Communications and Pihana to proceed with the transactions contemplated herein on adjusted terms that return at least equivalent value to Parent’s stockholders and debt holders as the Superior Proposal; provided, however, if Parent, STT Communications and Pihana are unable to agree to an acceptable adjustment within such three (3) business day period, Parent shall have no further obligation to negotiate such adjustment.

(ii)    withdraw or modify its approval or recommendation in favor of the approval of this Agreement and the transactions contemplated herein if Parent’s board of directors concludes in good faith, after consultation with its outside counsel, that the withdrawal or modification of such recommendation is consistent with Parent’s board of directors’ fiduciary duties (including its duty of candor) to the Parent Stockholders.

(c)    No amendment or supplement to the Proxy Statement will be made by any Party without the approval of the other party (such approval not to be unreasonably withheld or delayed). Each Party will advise the other Parties, promptly after it receives notice thereof, of the time the SEC has issued formal comments to the Proxy Statement, of the time at which the Proxy Statement has been cleared for mailing or any supplement or amendment has been filed, of the issuance of any stop order with the Proxy Statement or of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(d)    The information supplied by any Party for inclusion in the Proxy Statement shall not, at (i) any time the Proxy Statement is mailed to the stockholders of Parent, and (ii) the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to any Party, or its respective officers or directors, that should be set forth in an amendment or a supplement to the Proxy Statement is discovered by any Party, such Party shall promptly inform each other Party. All documents that Parent is responsible for filing with the SEC in connection with the Combination or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

SECTION 6.02    Access to Information; Confidentiality.

(a)    From the date of this Agreement to the Effective Time, each Party shall: (i) provide to each other Party (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Representatives”)) access at reasonable times upon prior notice to the directors, officers, employees, agents, properties, offices and other facilities of such Party and such Party’s subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such Party and such Party’s subsidiaries as the requesting Party or its Representatives may reasonably request.

(b)    The Parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under (i) the Non-Disclosure Letter, dated March 27, 2002 (the “Pihana Non-Disclosure Letter”), between Pihana and Parent and (ii) that certain letter agreement, dated June 17, 2002 (the “Parent Non-Disclosure Letter”), between i-STT and Parent.

SECTION 6.03    Stockholder Meeting.    Parent shall call and hold the Parent Stockholders’ Meeting as promptly as practicable after the date hereof for the purpose of voting to approve this Agreement and a reverse split of the Parent Common Stock, pursuant to the Proxy Statement, and Parent shall use all reasonable efforts to hold the Parent Stockholders’ Meeting as soon as practicable after the date on which the Proxy Statement is cleared for mailing. Nothing herein shall prevent Parent from adjourning or postponing the Parent Stockholders’ Meeting if there are insufficient shares of Parent Common Stock necessary to conduct business at the Parent Stockholders Meeting. Parent, subject to its rights under Section 6.01(b) to recommend a Superior Proposal or withdraw or modify its recommendation to the Parent Stockholders, shall use commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement pursuant to the Proxy Statement and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the DGCL or applicable stock exchange requirements to obtain such approval.

SECTION 6.04    Employee Benefits Matters.

(a)    Parent shall take such reasonable actions as are necessary to allow all employees of Pihana, i-STT and their respective subsidiaries after the Effective Time (“Continuing Employees”) to participate in the health, welfare and other benefit programs of Parent or alternative benefits programs in the aggregate that are substantially equivalent to those applicable to employees of Parent in similar functions and positions on similar terms, provided that employees in countries outside the United States shall participate in benefit programs that are substantially equivalent to those applicable to employees of Parent in the same country.

(b)    From and after the Effective Time, Parent shall take such reasonable actions as are necessary to grant each employee (“Transferred Participants”) of Pihana, i-STT and their respective subsidiaries credit for all service (to the same extent as service with Parent is taken into account with respect to similarly situated employees of Parent) with Pihana or i-STT or their respective subsidiaries (as the case may be) prior to the Effective Time for (i) eligibility and vesting purposes and (ii) for purposes of vacation accrual after the Effective Time as if such service with Pihana or i-STT or their respective subsidiaries was service with Parent. Parent and Pihana or i-STT or their respective subsidiaries agree that where applicable with respect to any medical or dental benefit plan of Parent, Parent shall waive any pre-existing condition exclusion and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any Transferred Participant who was, as of the Effective Time, excluded from participation in a plan by virtue of such pre-existing condition) and provided that any covered expenses incurred on or before the Effective Time by an employee or an employee’s covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Parent to the extent permitted by the applicable Parent Plan.

(c)    By giving Pihana written notice not less than three business days prior to the Closing Date, Parent may request that Pihana take all necessary corporate action to terminate its 401(k) plan (the “401(k) Plan”) effective as of the date immediately prior to the Closing Date, but contingent on the Closing. If Parent provides such notice to Pihana, Parent shall receive from Pihana evidence that Pihana’s board of directors has adopted resolutions to terminate the 401(k) Plan (the form and substance of which resolutions shall be subject to review and approval of Parent), effective as of the date immediately preceding the Closing Date.

(d)    Pihana and, as applicable, its ERISA Affiliates each agree to terminate any and all group severance, separation or salary continuation plans, programs or arrangements immediately prior to Closing. Parent shall receive from Pihana evidence that the plans, programs or arrangements of Pihana and, as applicable, each ERISA Affiliate have been terminated pursuant to resolutions adopted by of each such entity’s board of directors (the form and substance of which resolutions shall be subject to review and approval of the Parent), effective as of the day immediately preceding the Closing Date but contingent on the Closing.

(e)    With respect to all stock purchase, stock option and stock award agreements (including any restricted stock, stock purchase, stock option or stock award agreement under the Pihana Stock Plan) between Pihana or i-STT and any of their current or former employees, directors, consultants or founders effective as of the Effective Time, any and all rights of repurchase under each such agreement shall be assigned to Parent (or to such other entity as Parent shall designate) by virtue of the Combination and without any further action on the part of Pihana, such assignment to be effective as of the Effective Time.

(f)    Parent and i-STT will mutually determine which i-STT Plans (excluding those plans administered by STT Communications or for the benefit of its or its affiliates’ employees), if any, will be maintained by Parent following the Closing.

SECTION 6.05    Further Action; Consents; Filings.

(a)    Upon the terms and subject to the conditions hereof, each Party hereto shall use commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Combination, Merger and Stock Purchase and the other transactions contemplated by this Agreement, (ii) satisfy, or cause to be satisfied, the conditions to its and each Party’s obligations to consummate the Combination, Merger and Stock Purchase, as applicable, which are set forth in Article VII, including, but not limited to, executing all documents and instruments, and taking all other actions, which are contemplated to be so executed or taken by such Party under any of the conditions set forth in Article VII, (iii) obtain from any Governmental Entity or any other person all consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by any Party or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Combination and the other transactions contemplated by this Agreement and (iv) make all necessary filings, and thereafter make any other required submission, with respect to this Agreement, the Combination and the other transactions contemplated by this Agreement required under applicable Law. The Parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the non-filing Party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

(b)    From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each Party shall promptly notify each other Party in writing of any pending or, to the knowledge of such Party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Combination or the transactions contemplated hereunder or otherwise limit the right of Parent or its subsidiaries to own or operate all or any portion of the business, assets or properties of Pihana or i-STT.

SECTION 6.06    No Public Announcement.    The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each Party. Thereafter, unless otherwise required by applicable Law or stock exchange or trading system listing agreement, no Party shall issue any press release or otherwise make any public statements with respect to this Agreement, the Combination or any of the other transactions contemplated by this Agreement without the prior written consent of each other Party. In the case of disclosure required by applicable Law, each Party will, to the extent possible, provide for a prior review of such disclosure by the other Parties.

SECTION 6.07    Indemnification of Officers and Directors.

(a)    For a period of six years from and after the Closing Date, Parent, the Pihana Stockholders (until the R&W Termination Date) (as defined herein) and the Surviving Corporation agree to indemnify (including advancement of expenses) and hold harmless all past and present officers and directors of Pihana to the same extent such persons are indemnified by Pihana, as of the date of this Agreement pursuant to Pihana’s certificate of incorporation or bylaws, employment agreements, indemnification agreements identified on the Pihana Disclosure Letter, or under applicable Law for acts or omissions which occurred at or prior to the Effective Time. Pihana represents to Parent that no claim for indemnification has been made by any director or officer of Pihana and, to the knowledge of Pihana, no basis exists for any such claim for indemnification.

(b)    For a period of six years from and after the Closing Date, Parent (until the R&W Termination Date) (as defined herein) and the Surviving Corporation agree to indemnify (including advancement of expenses) and hold harmless all past and present officers and directors of i-STT to the same extent such persons are indemnified by i-STT, as of the date of this Agreement pursuant to i-STT’s certificate of incorporation or bylaws, employment agreements, indemnification agreements identified on the i-STT Disclosure Letter, or under applicable Law for acts or omissions which occurred at or prior to the Effective Time. STT Communications and i-STT represents to Parent that no claim for indemnification has been made by any director or officer of i-STT and, to the knowledge of i-STT and STT Communications, no basis exists for any such claim for indemnification.

(c)    The provisions of this Section 6.07 are intended for the benefit of, and shall be enforceable by, all past and present officers and directors of Pihana and i-STT and his or her heirs and representatives. The rights of all past and present officers and directors of Pihana and i-STT under this Section 6.07 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract, applicable Law or otherwise. If any past or present officer or director shall be forced to commence an action to enforce his of her rights under this Section 6.07, Parent shall reimburse the costs of such suit provided such officer or director is the prevailing party in such suit.

SECTION 6.08    WARN Act.    The Parties agree to consult with each other on the need for and timing of notices pursuant to the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”) (or any similar Federal, state or local regulation), which requires employers to give advance notice of defined types of employment loss. Prior to the Closing, Pihana agrees that, if reasonably requested by Parent, it shall, on behalf of Parent, Merger Sub and SP Sub, issue such notices as are required under the WARN Act (or any similar Federal, state or local regulation) to its employees when requested by Parent in order to comply with the applicable provisions of the WARN Act or any similarly applicable state or local law. Any such request by Parent shall be given by Parent in time to permit Pihana to issue notices sufficiently in advance of any lay-off or closing of any offices so that neither Parent nor any subsidiary of Parent shall be liable under the WARN Act for any penalty or payment in lieu of notice to any employee or Governmental Entity. Parent and Pihana shall cooperate in the preparation and giving of such notices, and no such notices shall be given without the approval of Parent, except with respect to actions contemplated by Section 7.02 hereof.

SECTION 6.09    Conversion Schedule.    Section 6.09 of the Pihana Disclosure Letter is a schedule prepared by Pihana (the “Preliminary Conversion Schedule”) showing the number of shares of Parent Common Stock to be issued to each holder of shares of Pihana Stock and each holder of rights to acquire capital stock of Pihana, including the number of shares of Parent Common Stock to be deposited in the Escrow Fund, as of the execution of this Agreement as if the Effective Time and the exchange of shares pursuant to the Merger had occurred as of the date of the Reference Balance Sheet. Pihana and the Pihana Stockholders’ Representative shall prepare a final schedule as of the Effective Time (the “Final Conversion Schedule”), and an officer of Pihana shall certify the Final Conversion Schedule and deliver such schedule to Parent at Closing.

SECTION 6.10    Market Standoff.

(a)    No holder of Parent Merger Shares or Parent Stock Purchase Shares (each a “Holder”) shall, for a period of six months following the Closing, without the prior written consent of Parent, offer sell, contract to sell, pledge or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by such Holder, any affiliate of such Holder or any person in privity with such Holder or any affiliate of such Holder) directly or indirectly, including by participation in the filing of a registration statement with the SEC in respect of, establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any shares of capital stock of Parent or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction. Nothing in this Agreement shall restrict or limit the investment banking, lending, broker-dealer or asset management activities of any Holder or any affiliate of any Holder.

(b)    Section 6.10(a) shall not apply to (i) any pledge of shares of Parent capital stock made pursuant to a bona fide loan transaction that creates a mere security interest, (ii) any transfer to the ancestors, descendants or spouse or to trusts for the benefits of such persons; (iii) any transfer to partners, members, wholly-owned subsidiaries or shareholders of such Holder; (iv) any bona fide gift; or (v) any transfer to employees, former employees or consultants of STT Communications to any stock incentive or option plan that STT Communications may establish for their benefit or in substitution for options of STT Communications outstanding as of the Closing Date; provided that (A) the transferring Holder shall inform Parent of such pledge, transfer or gift prior to effecting it and (B) the pledgee, transferee or donee shall furnish Parent with a written agreement to be bound by and comply with all provisions of Section 6.10.

SECTION 6.11    Parent Board of Directors.    The board of directors of Parent will take all actions necessary such that, as of the Effective Time, the Parent board of directors and all committees thereof shall be constituted as contemplated in the Governance Agreement, substantially in the form attached hereto as Exhibit D.

SECTION 6.12    No Solicitation of Transactions.

Until the Closing Date,

(a)    No Party will, directly or indirectly, and each Party will instruct its Representatives not to, directly or indirectly, solicit, initiate or encourage (including by means of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its Representatives to take any such action. Each Party shall immediately notify each other Party if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made, and such Party shall immediately inform each other Party as to the material details of any such proposal, offer, inquiry or contact, including, without limitation, the identity of the party making any such proposal, offer, inquiry or contact, and, if in writing, promptly deliver or cause to be delivered to each other Party a copy of such proposal, offer, inquiry or contact and any other written material relating thereto. Each Party immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. No Party shall release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

(b)    Notwithstanding anything to the contrary in Section 6.12(a), Parent’s board of directors may furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction if Parent’s board of directors has (i) reasonably concluded after consultation with outside legal counsel and a financial advisor of internationally recognized reputation that such proposal or offer constitutes a Superior Proposal (as defined below), (ii) reasonably concluded, after consultation with its outside legal counsel, that, in light of such Superior Proposal, failing to furnish such information or entering into discussions would be inconsistent with its fiduciary obligations to Parent’s stockholders under applicable Law, and (iii) provided written notice to each of STT Communications and Pihana of its intent to furnish information or enter into discussions with such person; provided, however, that Parent’s board of directors shall furnish to each other Party all information provided to the person who has made the Superior Proposal to the extent that such information has not been previously provided to such Parties and shall keep each of STT Communications and Pihana reasonably informed as to the status of any discussions regarding such Superior Proposal.

(c)    A “Competing Transaction” means any of the following involving Pihana, i-STT or Parent (other than the Merger, the Stock Purchase, the Combination and the other transactions contemplated by this Agreement): (i) a merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of a Party and such Party’s subsidiaries, taken as a whole; (iii) a tender offer or exchange offer for, or any offer to purchase directly from a Party, 15% or more of the outstanding voting securities of a Party; provided, however that transactions related to the conversion of the Senior Notes and the Syndicated Loan described in Sections 7.01(g)(ii) and (iii) shall not be Competing Transactions for purposes of Section 6.12(a); (iv) any solicitation in opposition to adoption by Parent’s stockholders of this Agreement; or (v) any liquidation, dissolution, recapitalization or other significant corporate reorganization of a Party.

(d)    A “Superior Proposal” means an unsolicited written bona fide offer made by a third party to consummate a Competing Transaction (changing the 15% thresholds to 50%) on terms (including conditions to consummation of the contemplated transaction) that the board of directors of Parent determines, in its good faith reasonable judgment, to be more favorable to Parent’s stockholders and/or debt holders (to the extent they are owed a legal duty) from a financial point of view than the terms of the Combination (taken as a whole).

(e)    Nothing contained in this Agreement shall prohibit Parent or its board of directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or otherwise complying with its duty of candor to the stockholders of Parent.

SECTION 6.13    Exculpation among Parties.    Each Party has reviewed all documents, records and information relating to (i) this Agreement and the transactions contemplated herein, and (ii) each other Party, which each such Party has desired to review in connection with its decision to enter into this Agreement and to consummate the transactions contemplated hereby. Each Party has relied solely on its own knowledge, judgment, experience, due diligence and any other review or analysis (or that of its advisors) necessary for such Party to make the decision whether to enter into this Agreement and to consummate the transactions contemplated hereby, and such Party has not relied upon (x) any representation or warranty other than the representations and warranties of each other Party set forth in this Agreement or (y) any knowledge, experience, due diligence or any other review or analysis of any other Party (or any other Party’s advisors).

SECTION 6.14    Tax Treatment of Merger.    The Merger is intended to constitute a taxable acquisition of the stock of Pihana (and not a reorganization under Section 368 of the Code or part of a transaction described in Section 351 of the Code) for United States federal income tax purposes and for purposes of corresponding applicable state and local tax Laws. Parent shall report the acquisition in a manner consistent with this intent.

SECTION 6.15    Tax Treatment of Stock Purchase.    The Stock Purchase is intended to constitute a taxable acquisition of the stock of i-STT (and not a reorganization under Section 368 of the Code or part of a transaction described in Section 351 of the Code) for United States federal income tax purposes and for purposes of corresponding applicable state and local tax Laws. Parent shall report the acquisition in a manner consistent with this intent.

SECTION 6.16    Structure of Transaction.    The Parties agree to use commercially reasonable efforts to take, at the Closing, all actions necessary to implement the transactions contemplated by this Agreement and the other agreements referenced herein, including but not limited to reorganizing the corporate holding structure of i-STT and Parent in order to effect the grant of security interests contemplated by the Security Documents (as defined in the Securities Purchase Agreement) and to provide for organizational and tax efficiencies post-Closing. Without limiting the generality of the foregoing, the Parties agree (i) that the subsidiaries of Pihana located in Singapore will, as of Closing, become wholly-owned subsidiaries of i-STT, and all equity interests, assets, liabilities, obligations and commitments of or relating to the operations of Pihana’s businesses outside of Singapore will be transferred or removed therefrom and (ii) that i-STT Nation Ltd. will be reorganized as described in Schedule 3B.03 of the i-STT Disclosure Letter.

SECTION 6.17    i-STT Name and Marks.    As of the Closing Date, i-STT will execute and deliver to STT Communications such instruments of assignment or transfer in a form to be mutually agreed upon by Parent, i-STT and STT Communications, as are reasonably necessary to transfer to STT Communications all rights of ownership and use with respect to the trade name “i-STT” and all trademarks (whether registered or unregistered) and trademark applications which include or incorporate “i-STT” or graphical variances thereof (the “Retained Name and Marks”), as indicated on Section 3B.14 of the i-STT Disclosure Letter. Notwithstanding the foregoing, STT Communications will grant to Parent and i-STT a royalty-free, worldwide, fully paid-up right and license, in a form to be mutually agreed upon by Parent, i-STT and STT Communications, to use the Retained Name and Marks in connection with Parent’s and i-STT’s businesses for the purpose of transitioning i-STT’s service to the Parent brand for a commercially reasonable transition period, not to exceed one year following the Closing Date. It is agreed by the parties that the Retained Name and Marks will only be used in connection with the i-STT business as it is currently conducted.

SECTION 6.18    Nasdaq Listing.    Prior to Closing, Parent will seek to have Nasdaq review the material features of the Combination and related transactions (including the transactions contemplated by the Securities Purchase Agreement), and prior to and following Closing, Parent will use all commercially reasonable efforts to ensure that Parent Common Stock shall remain listed on The Nasdaq National Market or The Nasdaq SmallCap Market as contemplated by Section 7.01(j) (and, if the Parent Common Stock is listed on The Nasdaq SmallCap Market, Parent shall use all commercially reasonable efforts to obtain a re-listing of Parent Common Stock on The Nasdaq National Market).

SECTION 6.19    United States Real Property Interests.

(a)    At all times from and after the date hereof until such time as neither STT Communications nor its affiliates hold the capital stock or debt securities of Parent received by STT Communications in connection with the consummation of the transactions contemplated in this Agreement (or the capital stock of Parent received upon the conversion of any such securities), and provided that STT Communications has not explicitly in writing waived its rights under this Section 6.19, Parent shall use all commercially reasonable efforts to ensure that such securities do not at any time constitute “United States real property interests” under Section 897(c) of the Code, including but not limited to (i) a sale-leaseback transaction with respect to all real property interests of Parent and its subsidiaries or (ii) the formation of a holding company organized under the laws of the Republic of Singapore which would issue shares of its capital stock in exchange for all outstanding stock of Parent, the submission of such a transaction to the stockholders of Parent for their approval, the consummation of such an exchange and the exchange of the debt securities held by STT Communications for similar securities of the holding company, in any case if required so that STT Communications and its affiliates do not hold United States real property interests under Section 897(c) of the Code, provided, in each case, that the taking of such action is commercially reasonable for Parent and its shareholders.

(b)    Parent shall cooperate with STT Communications in all facets of review, planning and implementation with respect to the matters set forth in subsection (a) above. Without limiting the generality of the foregoing, Parent (i) shall provide, and shall cause its accountants and advisors to provide, STT

Communications and its accountants and advisors with all information reasonably requested by STT Communications which may be relevant to a determination of whether STT Communications is a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) under the then-existing state of facts or under alternative actions which may be taken in accordance with subsection (a) above, and (ii) shall undertake to obtain from time to time, if and as requested by STT Communications, at Parent’s cost and expense, a valuation, prepared by an independent valuation firm of national reputation, of all real property interests, wherever located, which are used or held for use in a trade or business, within the meaning of Section 897(c) of the Code, owned by Parent and its subsidiaries; provided, however, that Parent shall only bear the cost and expense of any such valuation undertaken once per calendar year, and that the costs and expense of any such valuations undertaken more often than once per year shall be paid by STT Communications.

SECTION 6.20    Release of Guarantees.    Parent shall cooperate with STT Communications and use reasonable best efforts to obtain the release of STT Communications, prior to the Closing (or, if such release is not obtained prior to the Closing, following the Closing) from the guarantees set forth as items 4 and 5 in Schedule 3B.29 of the i-STT Disclosure Letter, including without limitation by obtaining replacement guarantees of i-STT, if commercially reasonable to do so.

SECTION 6.21    Cash Balance, Working Capital and Total Other Liabilities.    Parent, STT Communications and Pihana will negotiate in good faith to determine the amounts to be included in Schedules 2C.02(h)(iv), 7.04(f) and 7.04(g) of the Parent Disclosure Letter, Schedules 2B.02(h)(iv), 7.03(h) and 7.03(i) of the i-STT Disclosure Letter and Schedules 2A.02(h)(iii), 7.02(m), 7.02(n) and 7.02(o) of the Pihana Disclosure Letter with respect to Cash Balance, Working Capital and Total Other Liabilities amounts for January 2003, February 2003 and March 2003 with the objective of determining such amounts within 30 days of the date of this Agreement. Such amounts shall be determined in a method consistent with the determination of the amounts set forth in such disclosure letters as of the date of this Agreement.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01    Conditions to the Obligations of Each Party.    The respective obligations of each Party to consummate the Combination are subject to the satisfaction or waiver of the following conditions:

(a)    Stockholder Approval.    This Agreement shall have been approved and adopted by the requisite affirmative vote of the stockholders of (i) Pihana in accordance with the DGCL, Pihana’s certificate of incorporation and bylaws and (ii) Parent in accordance with the DGCL, Parent’s certificate of incorporation and bylaws, and the rules of The Nasdaq National Market.

(b)    No Order.    No Governmental Entity or court of competent jurisdiction located or having jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”) which is then in effect and has the effect of making the Merger, the Stock Purchase or the Combination illegal or otherwise prohibiting consummation of the Merger, the Stock Purchase or the Combination.

(c)    No Restraints.    There shall not be pending or threatened any suit, action, investigation or proceeding to which a Governmental Entity is a party (i) seeking to restrain or prohibit the consummation of the Merger, the Stock Purchase or the Combination or any of the other transactions contemplated by this Agreement or seeking to obtain from Parent or Pihana any damages that are material or (ii) seeking to prohibit or limit the ownership or operation by Parent of any portion of the respective i-STT or Pihana businesses or assets.

(d)    Post-Closing Board of Directors and Management.    Parent shall have taken all corporate action required such that, immediately following the Closing, Parent’s board of directors shall be constituted in accordance with the Governance Agreement and Parent’s Bylaws, and senior management (including the head of Parent’s Asia/Pacific Region) shall be constituted with the persons mutually agreed by Parent and STT Communications.

(e)    Bankruptcy.    No Party shall have voluntarily or involuntarily commenced any proceeding seeking any bankruptcy reorganization, arrangement, compensation, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation.

(f)    Waiver of Anti-takeover Provisions.    Parent’s board of directors shall have taken all necessary steps to effect the waiver of any anti-takeover restrictions applicable to the Combination or to any transactions that may be undertaken at any time or from time to time following the Effective Time by STT Communications or its affiliates, including without limitation Section 203 of the DGCL.

(g)    Simultaneous Closings.    The following shall be set to occur simultaneous with the Closing:

(i)    Combination.    Each of the Merger and the Stock Purchase;

(ii)    Parent’s Senior Notes.    Parent’s repurchase or exchange of Parent’s 13% Senior Notes, due 2007 (the “Senior Notes”) on terms (including amendment of the indenture) substantially in accordance with those set forth on Exhibit E such that (i) the remaining aggregate principal amount thereof is less than $22.3 million, and (ii) no more than $2,392,000 is paid in interest to the holders of Senior Notes in respect of the interest payment due December 1, 2002;

(iii)    Parent’s Syndicated Loan.    Execution of an amendment to the Amended and Restated Credit and Guaranty Agreement, dated as of September 30, 2001 as amended on July 31, 2002 (the “Syndicated Loan”) on terms substantially in accordance with those set forth on Exhibit F and no more than $7.5 million in cash is used to reduce the aggregate principal amount thereof (excluding any matching interest payments tied to the outstanding Senior Notes); and

(iv)    Convertible Secured Notes.    Consummation of the transactions contemplated by the Securities Purchase Agreement attached hereto as Exhibit G (the “Securities Purchase Agreement”), including the issuance of convertible secured promissory notes (the “Notes”) and attached warrants.

(h)    Governance Agreement.    The Governance Agreement shall have been executed by each party listed on the signature pages thereto and delivered to Parent and STT Communications and the Pihana Stockholders’ Representative and such agreement shall remain in full force and effect.

(i)    Escrow Agreement.    Parent, i-STT and the Pihana Stockholders’ Representative shall have entered into the Escrow Agreement and the Escrow Agreement shall be in full force and effect.

(j)    Nasdaq Listing.    Shares of Parent Common Stock (including the shares issuable pursuant to this Agreement (and upon conversion of the Parent Preferred Stock) shall be listed on either The Nasdaq National Market or The Nasdaq SmallCap Market; provided, however, that if Parent Common Stock shall be listed on The Nasdaq National Market as of the Closing, Parent shall not have received notice from Nasdaq indicating that it may be delisted (unless all issues raised by such notice have been resolved to the satisfaction of Nasdaq as of Closing, as indicated in writing from Nasdaq); and provided further, that if Parent Common Stock shall be listed on The Nasdaq SmallCap Market as of the Closing, (i) Nasdaq shall not have withdrawn its interpretive position that would enable Parent to re-list the Parent Common Stock on The Nasdaq National Market without any condition based on trading price of Parent Common Stock other than a condition of having a minimum trading price of $1.00 per share, (ii) Nasdaq shall not have advised Parent that it fails to meet, or potentially may fail to meet, any other condition to re-listing of Parent Common Stock on The Nasdaq National Market and (iii) Parent shall have completed, or shall be in a position to complete, immediately following Closing, a reverse stock split which, based upon the bid price of Parent Common Stock immediately prior to Closing, will result in such bid price being above $1.00 per share immediately following Closing.

(k)    Strategic Plan.    Parent and STT Communications shall have agreed upon the terms of a mutually acceptable management financial model and management structure with respect to the post-Closing operations of Parent.

SECTION 7.02    Conditions to the Obligations of Parent, Merger Sub, SP Sub and STT Communications to Consummate the Merger. The obligations of Parent, Merger Sub, SP Sub and STT Communications to consummate the Merger with Pihana are subject to the satisfaction or waiver of the following additional conditions:

(a)    Representations and Warranties.    Each of the representations and warranties made by Pihana in this Agreement that are qualified as to materiality or Pihana Material Adverse Effect, or any similar standard or qualification, shall be true and correct in all respects, and each of the representations and warranties made by Pihana in this Agreement that are not qualified as to materiality or Pihana Material Adverse Effect, or any similar standard or qualification, shall be true and correct in all material respects, in each case as of the Effective Time with the same force and effect as if made on and as of the Effective Time, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, and Parent and STT Communications shall have received a certificate of the chief executive officer of Pihana to that effect.

(b)    No Pihana Material Adverse Effect.    No event or events shall have occurred, or could be reasonably likely to occur, which, individually or in the aggregate, have, or would be reasonably expected to have, a Pihana Material Adverse Effect.

(c)    Agreements and Covenants.    Pihana shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Parent and STT Communications shall have received a certificate of the Chief Executive Officer of Pihana to that effect.

(d)    Termination of Pihana Leases.    In addition to the lease terminations described in Sections 7.02(s), 7.02(t) and 7.02(u), Pihana shall have provided written confirmation of termination of its office lease in San Francisco.

(e)    Approvals.    Pihana shall have received, each in form and substance reasonably satisfactory to Parent and STT Communications, all authorizations, consents, orders and approvals (i) required by any Governmental Entity or official, if any, (ii) set forth in Section 7.02(c) of the Pihana Disclosure Letter or (iii) the failure of which to obtain would have, or could reasonably be expected to have, a Pihana Material Adverse Effect.

(f)    Appraisal Rights.    Holders of no more than three percent (3%) of the voting power represented by the outstanding shares of Pihana Stock shall have exercised, nor shall they have a continued right to exercise, appraisal rights under the DGCL with respect to any aspect of the Combination.

(g)    Termination of Employee Plans.    No later than 10 days prior to the Closing Parent will notify Pihana of which Pihana Plans are to be terminated in connection with the Closing. Except as set forth in Section 7.02(g) of the Pihana Disclosure Letter, Pihana shall have terminated the applicable Pihana Plans prior to Closing, and Pihana shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the termination of such Pihana Plans.

(h)    Secretary’s Certificate.    Parent and STT Communications shall have received (i) a certificate executed by the secretary of Pihana attaching and certifying as to matters customary for a transaction of this type, including the true and correct copies of Pihana’s current certificate of incorporation and bylaws and copies of the resolutions of Pihana’s board of directors and Pihana Stockholders approving and adopting this Agreement and the transactions relating hereto.

(i)    Estoppel Certificate.    Parent and STT Communications shall have received an estoppel certificate, dated as of a date not more than five days prior to the Closing Date and in form and content reasonably satisfactory to Parent, executed by the parties listed in Section 7.02(i) of the Pihana Disclosure Letter.

(j)    FIRPTA Compliance.    Pihana shall, prior to the Closing Date, provide Parent with a properly executed Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) Notification Letter, in form and substance satisfactory to Parent, which states that shares of capital stock of Pihana do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Pihana shall have provided to Parent, as agent for Pihana, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of Pihana upon the consummation of the Merger.

(k)    Termination of Pihana’s Agreements.    Parent and STT Communications shall have been furnished with evidence reasonably satisfactory to them that all co-sale, voting, registration, first refusal, first offer, preemptive, board observation or informational or operational rights or covenants granted by Pihana that were in effect prior to the Closing, and not otherwise contemplated by this Agreement, shall have no further substantive effect.

(l)    Board Resignations.    Pihana shall have received written letters of resignation from each of the current members of the board of directors of Pihana and each Pihana Subsidiary, in each case effective at the Effective Time, if and as contemplated by the strategic plan exchanged by the Parties on the date of this Agreement.

(m)    Pihana Cash Balance Compliance.    The Pihana Cash Balance on the Final Pihana Certificate shall equal or exceed the applicable amount specified as the Closing Cash Schedule set forth in Section 7.02(m) of the Pihana Disclosure Letter.

(n)    Pihana Working Capital Compliance.    The Pihana Working Capital on the Final Pihana Certificate shall equal or exceed the applicable amount specified in Section 7.02(n) of the Pihana Disclosure Letter.

(o)    Pihana Total Other Liabilities Compliance.    The Pihana Total Other Liabilities on the Final Pihana Certificate shall be less than the applicable amount specified in Section 7.02(o) of the Pihana Disclosure Letter.

(p)    Pihana Stock Plan.    The Pihana Stock Plan shall be terminated, and each outstanding Pihana Option shall be have been exercised immediately prior to the Effective Time or shall have terminated as a result of the Merger.

(q)    Parachute Payments.    Pihana shall provide evidence satisfactory to STT Communications that Pihana has properly withheld all applicable withholding taxes for any payments, forgiveness of indebtedness and any other value accruing to any employee who received, on or prior to the Closing Date, any such payment, forgiveness of indebtedness or other accrued value that may be deemed an “Excess Parachute Payment” within the meaning of Section 280G of the Code.

(r)    Divestiture of Korean Operations.    Pihana shall have divested itself of its Korean operations and Pihana shall not have any remaining ownership interest, liabilities or other obligations related to any aspect of such Korean operations.

(s)    Hawaiian Operations.    With respect to its Hawaiian operations and as further described in Section 7.02(s) of the Pihana Disclosure Letter, Pihana shall have (i) effected a reduction in force, (ii) terminated, or obtained the right to terminate, its headquarters lease on or prior to the 180th day following the Closing Date and (iii) deducted from the Pihana Cash Balance and Pihana Working Capital all liabilities associated with such reduction in force (including any severance, repatriation or employment-related payments) and any net liabilities that will exist on or after the 181st day following the Closing Date.

(t)    Los Angeles Operations.    With respect to its Los Angeles operations and as further described in Section 7.02(t) of the Pihana Disclosure Letter, Pihana shall have (i) effected a reduction in force, (ii) terminated, or obtained the right to terminate, the lease for the second floor of the Los Angeles data center and (iii) deducted from the Pihana Cash Balance and Pihana Working Capital all net liabilities associated with such reduction in force (including any severance, repatriation or employment-related payments) and lease option and termination.

(u)    Singapore Operations.    With respect to its Singapore sales office and as further described in Section 7.02(u) of the Pihana Disclosure Letter, Pihana shall have (i) effected a reduction in force, (ii) terminated its lease and (iii) deducted from the Pihana Cash Balance and Pihana Working Capital all net liabilities associated with such reduction in force (including any severance, repatriation or employment-related payments) and lease termination.

SECTION 7.03    Conditions to the Obligations of Parent, Merger Sub, SP Sub and Pihana to Consummate Stock Purchase.    The obligations of Parent, Merger Sub, SP Sub and Pihana to consummate the Stock Purchase with STT Communications are subject to the satisfaction or waiver of the following additional conditions:

(a)    Representations and Warranties.    Each of the representations and warranties made by STT Communications and i-STT in this Agreement that are qualified as to materiality or i-STT Material Adverse Effect, or any similar standard or qualification, shall be true and correct in all respects, and each of the representations and warranties made by STT Communications and i-STT in this Agreement that are not qualified as to materiality or i-STT Material Adverse Effect, or any similar standard or qualification, shall be true and correct in all material respects, in each case as of the Effective Time with the same force and effect as if made on and as of the Effective Time, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, and Parent and Pihana shall have received a certificate of the chief executive officer of i-STT to that effect.

(b)    No i-STT Material Adverse Effect.    No event or events shall have occurred, or could be reasonably likely to occur, which, individually or in the aggregate, have, or would be reasonably expected to have, a i-STT Material Adverse Effect.

(c)    Agreements and Covenants.    i-STT shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Parent and Pihana shall have received a certificate of the chief executive officer of i-STT to that effect.

(d)    Approvals.    i-STT shall have received, each in form and substance reasonably satisfactory to Parent and Pihana, all authorizations, consents, orders and approvals (i) required by any Governmental Entity or official, if any, (ii) set forth in Section 7.03(d) of the i-STT Disclosure Letter or (iii) the failure of which to obtain would have, or could reasonably be expected to have, a i-STT Material Adverse Effect.

(e)    Transition Services Agreement.    STT Communications and Parent shall have executed a mutually satisfactory Transition Services Agreement under which, for a period of at least 180 days following the Closing Date, STT Communications shall provide to i-STT certain administrative services in the areas of human resources, payroll, legal, corporate secretarial, tax advisory, treasury, general management and insurance, and i-STT shall provide to STT Communications certain administrative services in the areas of finance software, and accounting for other small subsidiaries of STT Communications, with all of the foregoing services to be reimbursed at cost plus five percent (5%).

(f)    Secretary’s Certificate.    Parent and Pihana shall have received a certificate executed by the secretary of i-STT attaching and certifying as to matters customary for a transaction of this type, including, without limitation, the true and correct copies of i-STT’s current certificate of incorporation and bylaws and copies of the resolutions of i-STT’s board of directors and i-STT Stockholders approving and adopting this Agreement and the transactions relating hereto.

(g)    Board and Officer Resignations.    i-STT shall have received written letters of resignation from each of the current members of the board of directors of i-STT and each i-STT Subsidiary, and the officers to be mutually agreed upon by the Parties, in each case effective at the Effective Time, if and as contemplated by the strategic plan exchanged by the Parties on the date of this Agreement.

(h)    i-STT’s Working Capital Compliance.    The i-STT Working Capital on the Final i-STT Certificate shall equal or exceed the amount specified on Section 7.03(h) of the i-STT Disclosure Letter.

(i)    i-STT Total Other Liabilities Compliance.    The i-STT Total Other Liabilities on the Final i-STT Certificate shall be less than the amount specified in Section 7.03(i) of the i-STT Disclosure Letter.

SECTION 7.04    Conditions to the Obligations of Pihana, i-STT and STT Communications.    The obligations of Pihana, i-STT and STT Communications to consummate the Combination with Parent are subject to the satisfaction or waiver of the following additional conditions:

(a)    Representations and Warranties.    Each of the representations and warranties made by Parent, Merger Sub and SP Sub in this Agreement that are qualified as to materiality or Parent Material Adverse Effect, or any similar standard or qualification, shall be true and correct, and each of the representations and warranties made by Parent, Merger Sub and SP Sub in this Agreement that are not qualified as to materiality or Parent Material Adverse Effect, or any similar standard or qualification, shall be true and correct in all material respects, in each case as of the Effective Time with the same force and effect as if made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and Pihana and STT Communications shall have received a certificate of a duly authorized officer of Parent to that effect.

(b)    No Parent Material Adverse Effect.    No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could have, a Parent Material Adverse Effect.

(c)    Agreements and Covenants.    Each of Parent, Merger Sub and SP Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Pihana and STT Communications shall have received a certificate of a duly authorized officer of Parent to that effect.

(d)    Approvals.    Parent shall have received, each in form and substance reasonably satisfactory to Pihana and STT Communications, all authorizations, consents, orders and approvals (i) required by any Governmental Entity or official, if any, (ii) set forth in Section 7.04(d) of the Parent Disclosure Letter or (iii) the failure of which to obtain would have, or could reasonably be expected to have, a Parent Material Adverse Effect.

(e)    Secretary’s Certificate.    Pihana and STT Communications shall have received a certificate executed by the secretary of Parent attaching and certifying as to matters customary for a transaction of this type, including, without limitation, the true and correct copies of Parent’s current certificate of incorporation and bylaws and copies of the resolutions of Parent’s board of directors and Parent’s stockholders approving and adopting this Agreement and the transactions relating hereto.

(f)    Parent Working Capital Compliance.    Parent’s Working Capital on the Final Parent Certificate shall equal or exceed the amount specified on Section 7.04(f) of the Parent Disclosure Letter.

(g)    Parent Total Other Liabilities Compliance.    Parent’s Total Other Liabilities on the Final Parent Certificate shall be less than the amount specified on Section 7.04(g) of the Parent Disclosure Letter.

(h)    iStar Lease.    The Ground Lease by and between iStar San Jose, LLC and Parent, dated as of June 21, 2000, as modified on September 20, 2001 and May 20, 2002, shall have been modified on terms substantially in accordance with those set forth in Exhibit H.

(i)    No Defaults.    Except as contemplated by Section 7.01(g)(ii), neither Parent nor any ParentSubsidiary shall have (A) failed to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (as such term is defined in the Securities Purchase Agreement) in an individual principal amount of $250,000 or more or with an aggregate principal amount of

$1.0 million or more, in each case beyond the grace period, if any, provided therefor or (B) breached or defaulted with respect to any other material term of one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (A) above or any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness.

(j)    Property Valuation.    Parent shall have obtained and delivered to STT Communications a valuation, prepared by an independent valuation firm or accounting firmof national reputation, of (i) all real property interests, wherever located, within the meaning of Section 897 of the Code, owned by Parent or its subsidiaries and (ii) United States real property interest (as defined in Section 897(c)(1) of the Code) owned by Pihana and its subsidiaries, and such valuation shall support a conclusion that as of the Closing Date, after giving effect to the transactions contemplated by this Agreement, Parent will not be a United States real property holding corporation (as defined in Section 897(c)(2) of the Code). Pihana shall cooperate with Parent in all facets of review, planning and implementation with respect to the matters set forth in this Section 7.04(j).

SECTION 7.05    Operation of Closing Conditions.    The operative provisions for the matters described in this Section 7.05 are found in Sections 7.01, 7.02, 7.03 and 7.04 (collectively, the “Closing Conditions”) and Articles VIII. The Closing Conditions shall operate as follows:

(a)    Any Party may waive one or more Closing Conditions (in such Party’s sole discretion), to its obligations; provided, however, that Section 7.01(g)(ii) may be waived on behalf of all Parties only by two of the following three parties: (i) Parent, (ii) STT Communications, and (iii) Pihana.

(b)    The failure of any Party to satisfy a Closing Condition to be satisfied by such Party contained in Section 7.01, 7.02, 7.03 or 7.04, as the case may be, shall not relieve such Party from its obligation to consummate the Merger, the Stock Purchase and/or the Combination if the other Parties have satisfied their Closing Conditions.

(c)    If one Party elects not to consummate the Combination because one or more of the Closing Conditions to its obligations is not satisfied, the other Parties may (but neither shall be required to) consummate the Merger or the Stock Purchase, as applicable, or any other transaction on such terms as they may mutually agree.

(d)    If the Closing Conditions to the obligations of any Party or Parties are not satisfied because of the failure of another Party (the “Failing Party”) to satisfy Closing Conditions which relate to the performance or status of the Failing Party, the Parties other than the Failing Party may (but shall not be required to) elect to consummate the Merger or Stock Purchase, as applicable, or any other transaction on such terms as they may mutually agree.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01    Termination.    This Agreement may be terminated and the Merger, the Stock Purchase and the other transactions contemplated by this Agreement may be abandoned notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:

(a)    by mutual written consent duly authorized by the boards of directors of each Party;

(b)    by any Party if the Effective Time shall not have occurred on or before January 31, 2003 (the “Termination Date”); provided, however, that in the event that the Effective Time shall not have occurred on or before January 31, 2003 solely as a result of the failure to obtain all regulatory approvals required to consummate the Merger, the Stock Purchase and the other transactions contemplated by this Agreement (including but not limited to the SEC clearing the Proxy Statement for mailing), the Termination Date shall be extended for two successive 30 calendar day periods (provided that in no event will the Termination Date be extended beyond March 31, 2003); provided, further however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

(c)    by any Party upon the issuance of any Order which is final and nonappealable which would (i) prevent such Party from consummating the Merger, the Stock Purchase or the Combination, (ii) prohibit Parent’s ownership or operation of any portion of the business of Pihana or i-STT or (iii) compel Parent following the Closing to dispose of or hold separate, as a result of the Merger, the Stock Purchase or the Combination, any portion of the business or assets of i-STT, Pihana or Parent;

(d)    by Parent upon a breach of any material representation, warranty, covenant or agreement on the part of Pihana or STT Communications or i-STT set forth in this Agreement, or if any representation or warranty of Pihana or STT Communications or i-STT shall have become untrue, in either case such that the conditions set forth in Sections 7.02(a) and 7.02(b), with respect to Pihana, or Sections 7.03(a) and 7.03(b) with respect to STT Communications and i-STT, would not be satisfied (“Parent Terminating Breach”); provided, however, that, if such Parent Terminating Breach is curable by Pihana or STT Communications and i-STT, as the case may be, through the exercise of its best efforts and for so long as Pihana or STT Communications and i-STT, as the case may be, continues to exercise such best efforts, Parent may not terminate this Agreement under this Section 8.01(d) unless such breach is not cured within 30 days after notice thereof is provided by Parent to Pihana or i-STT, as the case may be (but no cure period is required for a breach which, by its nature, cannot be cured);

(e)    by i-STT upon a breach of any material representation, warranty, covenant or agreement on the part of Parent, Merger Sub, SP Sub, or Pihana set forth in this Agreement, such that the conditions set forth in Sections 7.04(a) and 7.04(b) with respect to Parent, Merger Sub and SP Sub, or Section 7.02(a) and 7.02(b) with respect to Pihana, would not be satisfied (“i-STT Terminating Breach”); provided, however, that, if such i-STT Terminating Breach is curable by Parent or Pihana, as the case may be, through the exercise of its best efforts and for so long as Parent or Pihana, as the case may be, continues to exercise such best efforts, STT Communications may not terminate this Agreement under this Section 8.01(e) unless such breach is not cured within 30 days after notice thereof is provided by STT Communications or i-STT to Parent or Pihana, as the case may be (but no cure period is required for a breach which, by its nature, cannot be cured);

(f)    by Pihana upon a breach of any material representation, warranty, covenant or agreement on the part of Parent, Merger Sub, SP Sub, STT Communications or i-STT set forth in this Agreement, such that the conditions set forth in Sections 7.04(a) and 7.04(b) with respect to Parent, Merger Sub and SP Sub, or Sections 7.03(a) and 7.03(b) with respect to STT Communications and i-STT, would not be satisfied (“Pihana Terminating Breach”); provided, however, that, if such Pihana Terminating Breach is curable by Parent or i-STT, as the case may be, through the exercise of its best efforts and for so long as Parent or i-STT, as the case may be, continues to exercise such best efforts, Pihana may not terminate this Agreement under this Section 8.01(f) unless such breach is not cured within 30 days after notice thereof is provided by Pihana to Parent or STT Communications or i-STT, as the case may be (but no cure period is required for a breach which, by its nature, cannot be cured);

(g)    by STT Communications and/or Pihana if (i) the board of directors of Parent withdraws, or modifies its recommendation to vote in favor (whether or not permitted by this Agreement) of this Agreement and the transactions contemplated hereby, (ii) the board of directors of Parent shall have recommended (whether or not permitted by this Agreement) to the stockholders of Parent a Competing Transaction, or (iii) a tender offer or exchange offer for 15% or more of the outstanding shares of Parent Stock is commenced, and the board of directors of Parent fails, within five (5) business days, to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

(h)    automatically if this Agreement shall fail to receive the requisite vote for approval at the Parent Stockholders’ Meeting; and

(i)    by Parent, STT Communications or Pihana, if Parent enters into one or more agreements with a third party with respect to a Superior Proposal as permitted by Section 6.01(b)(i)(y).

SECTION 8.02    Effect of Termination.    In the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and there shall be no liability under this Agreement on the part of Parent, Merger Sub, SP Sub, Pihana, i-STT or STT Communications or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that with respect to terminations pursuant to Sections 8.01(g), (h), and (i), Section 8.05 shall survive termination of this Agreement; and provided, further, that (i) Section 6.02(b), Section 6.06, Section 8.02 and Article X shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party from liability for the willful breach of any of their representations or warranties or the breach of any of their covenants or agreements set forth in this Agreement; provided, however, that as to clause (ii), Parent’s liability shall be limited to the amount set forth in Section 8.05(b) or Section 8.05(c) in circumstances when such sections apply.

SECTION 8.03    Amendment.    This Agreement may be amended by the Parties by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the Parties who remain a Party to this Agreement.

SECTION 8.04    Waiver.    At any time prior to the Effective Time, any Party hereto may (a) extend the time for the performance of any obligation or other act of any other Party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein, provided that such extension or waiver shall not bind any other Party to whom the obligation is owed or for whose benefit the representations, warranties, agreements or conditions have been made or given. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

SECTION 8.05    Expenses.

(a)    Except as set forth in this Section 8.05, all Expenses (as defined below) incurred in connection with this Agreement, the Merger, the Stock Purchase, the Combination and the other transactions contemplated by this Agreement shall be paid by the Party incurring such expenses, whether or not the Merger, the Stock Purchase or any other transaction is consummated, except that Parent shall pay all printing costs, filing fees and costs of mailing the Proxy Statement and all SEC regulatory filing fees incurred in connection with the Proxy Statement (“Registration Expenses”); provided, however, that for purposes of Section 7.04 or Article II of this Agreement, such Registration Expenses shall not, (i) to the extent paid prior to the Closing Date, be deducted from the Parent Cash Balance (for purposes of either the Parent Cash Balance or Parent Working Capital tests) or (ii) to the extent not paid prior to the Closing Date, be included in the Parent Net Liabilities or Parent Working Capital (for purposes of either the Parent Net Liabilities or Parent Working Capital tests). “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approval, the filing of any required notices under applicable Laws and regulations and all other matters related to the closing of the Merger, the Stock Purchase and the other transactions contemplated by this Agreement.

(b)    Parent agrees that it shall pay to each of STT Communications and Pihana $1,300,000 if STT Communications or Pihana shall terminate this Agreement pursuant to Section 8.01(g) or (i);

(c)    If this Agreement shall terminate pursuant to Section 8.01(h) hereof, Parent shall pay each of STT Communications and Pihana up to $750,000 to cover reasonable Expenses; provided, however, if within twelve (12) months of the date of the termination of this Agreement pursuant to Section 8.01(h), Parent shall consummate a Competing Transaction or shall have entered into a definitive agreement relating to such

Competing Transaction, Parent shall pay each of STT Communications and Pihana $1,300,000, less any Expenses previously paid to STT Communications or Pihana, as the case may be, pursuant to this Section 8.05(c).

(d)    Except as otherwise required by Section 8.01, any payment required to be made to STT Communications or Pihana, or both, pursuant to Section 8.05(b) or (c) shall be made not later than five business days after delivery to Parent of notice of demand for payment and, with respect to Section 8.05(c), an itemization setting forth in reasonable detail all Expenses of the demanding Party, and shall be made by wire transfer of immediately available funds to an account designated by the demanding Party.

(e)    In the event that Parent shall fail to pay the amounts due to STT Communications and Pihana pursuant to Sections 8.05(b) or (c) when due, Parent shall pay each of STT Communications and Pihana (and the term “Expenses” shall be deemed to include) the costs and expenses actually incurred or accrued by the Party or Parties seeking payment (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.05, together with interest on such amounts and unpaid Expenses, commencing on the date that such amounts and Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank’s prime rate.

(f)    Parent, STT Communications and Pihana agree that the agreements contained in Sections 8.05(b) and (c) above are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty.

ARTICLE IX

INDEMNIFICATION

SECTION 9.01    Survival of Representations and Warranties.

(a)    The representations and warranties of each Party contained in this Agreement shall survive the Effective Time until 5:00 p.m. California time on the first anniversary of the Closing (the “R&W Termination Date”), other than the representation contained in Section 4.33 which shall survive until the expiration of the applicable statute of limitations. Neither the period of survival nor the liability of Parent, the Pihana Stockholders and STT Communications, with respect to (i) Parent’s, Merger Sub’s and SP Sub’s representations and warranties, (ii) Pihana’s representations and warranties, and (iii) STT Communications’ and i-STT’s representations and warranties, respectively, shall be affected by any investigation made at any time (whether before or after the Effective Time) by or on behalf of Pihana, STT Communications or the Pihana Stockholders or by any actual, implied or constructive knowledge or notice of any facts or circumstances that Parent, STT Communications or the Pihana Stockholders may have as a result of any such investigation. The Parties agree that reliance shall not be an element of any claim for misrepresentation or indemnification under this Agreement. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by a party hereto to another party hereto, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.

(b)    The Parties agree that any payment required to be made by such Party under Sections 9.02, 9.03 or 9.04, as applicable, shall be made in shares of Parent Common Stock or, in the case of payments made under Section 9.02, in cash to the extent provided in the Escrow Agreement or, in the case of Section 9.03(a)(iv), in cash. The number of shares of Parent Common Stock to be paid (or, to the extent provided in the Escrow Agreement, the amount of cash having an equivalent value to such number of such shares) shall be equal to the quotient obtained by dividing (x) the dollar amount of the indemnifiable Parent Loss (as defined in Section 9.04), i-STT Loss (as defined in Section 9.03) or Pihana Loss (as defined in Section 9.02), as the case may be, pursuant to Section 9.05 by (y) the average closing sale price of Parent Common Stock in trading on the Nasdaq stock market over the 30 consecutive trading days ending on and including the trading day prior to the date of such payment (the “Indemnity Stock Price”).

(c)    STT Communications, Pihana and the Pihana Stockholders’ Representative agree that any claim for indemnification made by them against Parent under this Article IX shall be made solely through STT Communications and the Pihana Stockholders’ Representative, as the case may be, and that any and all actions with respect to the rights of STT Communications and the Pihana Indemnified Parties under this Article IX and the Escrow Agreement shall be exercised solely through STT Communications and the Pihana Stockholders’ Representative, as applicable.

(d)    Following the Effective Time, the indemnification provided for in this Article IX shall be the exclusive remedy for any breach of a representation, warranty or covenant made by any Party to this Agreement, except with respect to claims based on fraud or willful misrepresentation or misconduct.

SECTION 9.02    Indemnification by Pihana Stockholders.

(a)    After the Effective Time, Parent and its affiliates (including, after the Effective Time, the Surviving Corporation, but excluding STT Communications), officers, directors, employees, agents, successors and assigns (collectively, the “Pihana Indemnified Parties”), as the case may be, shall be indemnified and held harmless by the Escrow Fund, for any and all losses, liabilities, damages of any kind, claims, costs, expenses, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and expenses and other costs reasonably incurred in defending, investigating or settling claims) suffered, incurred, or paid by Parent (including, without limitation, in connection with any action brought or otherwise initiated by Parent), as the case may be, (collectively, “Pihana Losses”), adjusted for any insurance recovery but not for any tax deduction relating thereto, arising out of or resulting from:

(i)    any inaccuracy or breach of any representation or warranty made by Pihana in this Agreement;

(ii)    the breach of any covenant or agreement made by Pihana in this Agreement;

(iii)    in the event that any Pihana Stockholder properly exercises appraisal rights under applicable Law, the amount, if any, by which the fair market value (determined in accordance with applicable Law) of the Dissenting Shares exceeds the amount such Pihana Stockholder was otherwise entitled to receive pursuant to Article II-A of this Agreement;

(iv)    any cost, loss or other expense (including the value of any Tax deduction lost) as a result of the application of Section 280G of the Code to any of the transactions contemplated by this Agreement plus any necessary gross up amount;

(v)    any cost, loss or other expense related to:

(A)    Pihana’s divestiture of its Korean operations as required by Section 7.02(r);

(B)    With respect to Pihana’s Hawaiian operations, the reduction in force and net liabilities that exist on or after the 181st day following the Closing Date as contemplated by Section 7.02(s);

(C)    Termination of employment of the Pihana employees listed on Section 9.02(u) of the Pihana Disclosure Letter;

(D)    With respect to its Los Angeles operations, the reduction in force and lease option or termination required by Section 7.02(t); and

(E)    With respect to its Singapore operations, the reduction in force and lease termination required by Section 7.02(u).

(vi)    any cost, loss or other expense incurred by Parent related to the indemnity provided for in Section 6.07 for acts or omissions prior to the Effective Time and not related to this Agreement or the transactions contemplated hereby;

(vii)    any cost, loss or other expense related to the termination or failure of termination of that certain Amended and Restated Voting Agreement dated as of October 10, 2000 by and among Pihana,

the Management Stockholders, the Series A Investors, the Series B Investors, the Other Stockholders and the Class B Common Holders (as such terms are defined therein).

(b)    As used herein, “Pihana Losses” (i) are not limited to matters asserted by third parties, but include losses incurred or sustained by a Pihana Indemnified Party in the absence of claims by third parties and (ii) shall not include any portion of any Loss for which a liability or reserve is recorded in the Pihana Closing Balance Sheet, as finally adjusted.

(c)    Notwithstanding anything to the contrary contained in this Agreement, except with respect claims based on common law fraud or willful misrepresentation or misconduct:

(i)    the maximum aggregate amount of indemnifiable Pihana Losses arising out of or resulting from the causes enumerated in Section 9.02(a) that may be recovered from Pihana Stockholders shall not exceed the Pihana Escrow Shares (or the equivalent value in cash deposited pursuant to the Escrow Agreement of such shares determined by the Indemnity Stock Price at the date(s) of payment and serving as security for the payment of the indemnifiable Pihana Losses) (the “Maximum Pihana Indemnity”); and

(ii)    no indemnification payment by the Escrow Fund with respect to any indemnifiable Pihana Losses otherwise payable under Section 9.02(a)(i) shall be payable until such time as all such indemnifiable Pihana Losses incurred by a Pihana Indemnified Party, which shall include Pihana Losses incurred by such Pihana Indemnified Party’s officers, directors, employees, agents, successors and assigns, shall aggregate to more than $400,000, after which time Pihana Stockholders shall be liable up to the balance of the Maximum Pihana Indemnity for all indemnifiable Pihana Losses (including the first $400,000) to such Indemnified Party, which shall include Pihana Losses incurred by such Pihana Indemnified Party’s officers, directors, employees, agents, successors and assigns.

SECTION 9.03    Indemnification by i-STT.

(a)    After the Effective Time, Parent and its affiliates (including, after the Effective Time, the Surviving Corporation), officers, directors, employees, agents, successors and assigns (collectively, the “i-STT Indemnified Parties”), as the case may be, shall be indemnified and held harmless by STT Communications, jointly and severally, for any and all losses, liabilities, damages of any kind, claims, costs, expenses, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and expenses and other costs reasonably incurred in defending, investigating or settling claims) suffered, incurred or paid by Parent (including, without limitation, in connection with any action brought or otherwise initiated by Parent), as the case may be (collectively, “i-STT Losses”), adjusted for any insurance recovery but not for any tax deduction relating thereto, arising out of or resulting from:

(i)    any inaccuracy or breach of any representation or warranty made by STT Communications or i-STT in this Agreement;

(ii)    the breach of any covenant or agreement made by STT Communications or i-STT in this Agreement;

(iii)    any cost, loss or other expense incurred by Parent related to the indemnity provided for in Section 6.07 for acts or omissions prior to the Effective Time and not related to this Agreement or the transactions contemplated hereby; and

(iv)    any cost, loss or other expense in excess of $25,000 incurred by Parent relating to the divestiture or liquidation of or compliance with requirements to contribute committed capital to i-STT’s subsidiary in China, provided that Parent shall use its commercially reasonable efforts to mitigate any such expenses, including if necessary by liquidating such subsidiary on or prior to March 1, 2004.

(b)    As used herein, “i-STT Losses” (i) are not limited to matters asserted by third parties, but include Losses incurred or sustained by a i-STT Indemnified Party in the absence of claims by third parties, and

(ii) shall not include any portion of any Loss for which an adjustment is made in the i-STT Closing Balance Sheet, as finally adjusted.

(c)    Notwithstanding anything to the contrary contained in this Agreement, except with respect to claims based on common law fraud or willful misrepresentation or misconduct:

(i)    the maximum aggregate amount of indemnifiable i-STT Losses arising out of or resulting from the causes enumerated in Section 9.03(a) (other than the cash indemnity provided for in Section 9.03(a)(iv) which may be up to the full amount of the i-STT Loss related thereto) that may be recovered from STT Communications shall not exceed the i-STT Escrow Shares (the “Maximum i-STT Stock Indemnity”); and

(ii)    no indemnification payment by STT Communications with respect to any indemnifiable i-STT Losses otherwise payable under Section 9.03(a)(i) shall be payable until such time as all such indemnifiable i-STT Losses incurred by a i-STT Indemnified Party, which shall include i-STT Losses incurred by such i-STT Indemnified Party’s officers, directors, employees, agents, successors and assigns, shall aggregate to more than $400,000, after which time STT Communications shall be liable in up to the balance of the Maximum i-STT Stock Indemnity for all indemnifiable i-STT Losses (including the first $400,000) to such i-STT Indemnified Party, which shall include i-STT Losses incurred by such i-STT Indemnified Party’s officers, directors, employees, agents, successors and assigns.

SECTION 9.04    Indemnification by Parent.

(a)    After the Effective Time, STT Communications and Pihana Stockholders and their respective affiliates, officers, directors, employees, agents, successors and assigns (collectively, the “Parent Indemnified Parties”) shall be indemnified and held harmless by Parent for any and all losses, liabilities, damages of any kind, claims, costs, expenses, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and expenses and other costs reasonably incurred in defending, investigating or settling claims) suffered, incurred or paid by STT Communications or the Pihana Stockholders (including, without limitation, in connection with any action brought or otherwise initiated by STT Communications or the Pihana Stockholders), as the case may be (collectively, “Parent Losses”), adjusted for any insurance recovery but not for any tax deduction relating thereto, arising out of or resulting from:

(i)    any inaccuracy or breach of any representation or warranty made by Parent in this Agreement; or

(ii)    the breach of any covenant or agreement made by Parent in this Agreement.

(b)    As used herein, “Parent Losses” (i) are not limited to matters asserted by third parties, but include Losses incurred or sustained by a Parent Indemnified Party in the absence of claims by third parties, and (ii) shall not include any portion of any Loss for which an adjustment is made in the Parent Closing Balance Sheet, as finally adjusted.

(c)    Notwithstanding anything to the contrary contained in this Agreement, except with respect to claims based on fraud or willful misrepresentation or misconduct:

(i)    the maximum aggregate amount of indemnifiable Parent Losses arising out of or resulting from the causes enumerated in Section 9.04(a) (other than indemnity for any breach of the representation contained in Section 4.33, which may be up to the full amount of the Parent Losses related thereto) that may be recovered from Parent shall not exceed (x) with respect to Pihana, the number of Pihana Escrow Shares and (y) with respect to STT Communications, the number of the i-STT Escrow Shares (the “Maximum Parent Indemnity”); and

(ii)    no indemnification payment by Parent with respect to any indemnifiable Parent Losses otherwise payable under Section 9.04(a)(i) shall be payable until such time as all such indemnifiable

Parent Losses incurred by a Parent Indemnified Party seeking indemnification shall aggregate to more than $400,000, after which time Parent shall be liable to such Parent Indemnified Party in full for all indemnifiable Parent Losses (including the first $400,000) to such Parent Indemnified Party.

SECTION 9.05    Indemnification Procedures.

(a)    Definitions.    For purposes of this Section 9.05, a party against which indemnification may be sought is referred to as the “Indemnifying Party” and the party which may be entitled to indemnification is referred to as the “Indemnified Party.”

(b)    Third Party Claims.

(i)    The obligations and liabilities of Indemnifying Parties under this Article IX with respect to Pihana Losses, i-STT Losses and Parent Losses, as the case may be, (generically, “Losses”) arising from actual or threatened claims or demands by any third party which are subject to the indemnification provided for in this Article IX (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within 90 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release an Indemnifying Party from any of its obligations under this Article IX except to the extent that such Indemnifying Party is materially prejudiced by such failure. The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom.

(ii)    If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim through counsel of its choice (such counsel to be reasonably acceptable to the Indemnified Party) if it gives notice of its intention to do so to the Indemnified Party within ten days of the receipt of such notice from the Indemnified Party; provided, however, that the Indemnifying Party shall not have the right to assume the defense of the Third Party Claim if (i) any such claim seeks, in addition to or in lieu of monetary losses, any injunctive or other equitable relief, (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of the adequacy of the Escrow Fund, the Maximum Parent Indemnity or the Maximum i-STT Stock Indemnity, as applicable, to provide indemnification in accordance with the provisions of this Agreement and the Escrow Agreement with respect to such proceeding, or (iii) there is reasonably likely to exist a conflict of interest that would make it impermissible under the applicable rules of professional conduct (in the judgment of the Indemnified Party, based on the advice of counsel) for the same counsel to represent both the Indemnified Party and the Indemnifying Party; provided further, that if by reason of the Third Party Claim a Lien, attachment, garnishment, execution or other encumbrance is placed upon any of the property or assets of such Indemnified Party, the Indemnifying Party, if it desires to exercise its right to assume such defense of the Third Party Claim, furnish a satisfactory indemnity bond to obtain the prompt release of such Lien, attachment, garnishment, execution or other encumbrance. If the Indemnifying Party assumes the defense of a Third Party Claim, it will conduct the defense actively, diligently and at its own expense, and it will hold all Indemnified Parties harmless from and against all Losses caused by or arising out of any settlement thereof. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses (but no amount shall be included for internal costs), pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party. Except with the written consent of the Indemnified Party (not to be unreasonably withheld), the Indemnifying Party will not, in the defense of a Third Party Claim, consent to the entry of any judgment or enter into any settlement (i) which does not include as an unconditional term thereof the giving to the Indemnified Party by the third party of a release from all liability with respect to such suit, claim, action, or proceeding; (ii) unless there is no finding or admission of (A) any violation of Law by the Indemnified Party (or any affiliate thereof), (B) any liability on the part of the Indemnified Party (or any affiliate thereof) or (C) any violation of the rights of any person and no effect on any other claims of a similar nature that may be made by the same third party against the Indemnified Party (or any affiliate thereof); or (iii) which exceeds the then current Indemnity Stock Price of the Pihana Escrow Shares remaining in the Escrow Fund or the i-STT Escrow Shares, as applicable.

(iii)    In the event that the Indemnifying Party fails or elects not to assume the defense of an Indemnified Party against such Third Party Claim which the Indemnifying Party had the right to assume pursuant to Section 9.05(b)(ii), the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to defend or prosecute such claim in any manner as it may reasonably deem appropriate and may settle such claim after giving written notice thereof to the Indemnifying Party, on such terms as such Indemnified Party may deem appropriate, and the Indemnified Party may seek prompt reimbursement from the Escrow Fund, Parent or STT Communications, as the case may be, for any Losses incurred in connection with such settlement. If no settlement of such Third Party Claim is made, the Indemnified Party may seek prompt reimbursement from the Escrow Fund, Parent or STT Communications, as the case may be, for any Losses arising out of any judgment rendered with respect to such claim. Any Losses for which an Indemnified Party is entitled to indemnification hereunder shall be promptly paid as suffered or incurred and invoiced. If the Indemnifying Party does not elect to assume the defense of a Third Party Claim which it has the right to assume hereunder, the Indemnified Party shall have no obligation to do so.

(iv)    In the event that the Indemnifying Party is not entitled to assume the defense of the Indemnified Party against such Third Party Claim pursuant to Section 9.05(b)(ii), the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to defend or prosecute such claim and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may reasonably deem appropriate after giving written notice thereof to the Indemnifying Party, and the Indemnified Party may seek prompt reimbursement from the Escrow Fund, Parent or STT Communications, as the case may be, for any Losses incurred in connection with such judgment or settlement. In such case, the Indemnified Party shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably requested by the Indemnified Party. If no settlement of such Third Party Claim is made, the Indemnified Party may seek prompt reimbursement from the Escrow Fund, Parent or STT Communications, as the case may be, for any Losses arising out of any judgment rendered with respect to such claim. Any Losses for which an Indemnified Party is entitled to indemnification hereunder shall be promptly paid as suffered or incurred and invoiced.

(c)    Mechanics of Indemnity.    All claims for indemnity under this Article IX, other than claims by Parent against the Escrow Fund which claims shall be made in accordance with Section 9.05(d) below, shall be made in accordance with the provisions of this Section 9.05(c).

(i)    At any time on or prior to the R&W Termination Date (except with respect to any i-STT Loss resulting from the events described in Section 9.03(a)(iv) or any Parent Loss resulting from a breach of the representation contained in Section 4.33, which may be recovered in full at any time after the Closing), an Indemnified Party may deliver to Parent or STT Communications, as the case may be, a certificate executed by such Indemnified Party or an authorized officer of such Indemnified Party (an “Indemnity Certificate”), which Indemnity Certificate shall:

(A)    state that such Indemnified Party has suffered, incurred or paid a Loss for which it is entitled to indemnification, compensation or reimbursement under this Article IX of this Agreement (an “Indemnity Claim”);

(B)    state the aggregate amount of such Indemnity Claim (the “Indemnity Amount”); and

(C)    specify in reasonable detail the nature and amount of each individual Indemnity Claim to the extent then known or a good faith estimate of such amount.

(ii)    If the Indemnifying Party shall object to any amount claimed in connection with any Indemnity Claim specified in any Indemnity Certificate, the Indemnifying Party shall, within 15 business days after delivery by the Indemnified Party to the Indemnifying Party of such Indemnity Certificate (the “Response Period”), deliver to the Indemnified Party a certificate, executed by the Indemnifying Party (an “Objection Certificate”), which shall specify in reasonable detail (i) each such amount to which the Indemnifying Party objects and (ii) the nature and basis for each such objection.

(iii)    If the Indemnified Party shall not have received an Objection Certificate objecting to the amount claimed with respect to an Indemnity Claim prior to the expiration of the applicable Response Period, the Indemnifying Party shall be deemed to have agreed to the Indemnity Certificate and to have acknowledged the correctness of the Indemnity Amount claimed with respect to such Indemnity Claim, or if the Indemnified Party shall have received an Objection Certificate pursuant to Section 9.05(c)(iv) below prior to the expiration of the Response Period with respect to an Indemnity Claim as to which any portion of the Indemnity Amount claimed is not objected to, the Indemnifying Party shall be deemed to have agreed to that portion of the Indemnity Certificate and to have acknowledged the correctness of that portion of the Indemnity Amount claimed as to which no objection is raised in the Objection Certificate, and, in either case, the Indemnifying Party shall (i) with respect to STT Communications, promptly thereafter forward to the Transfer Agent for further transfer out of the i-STT Escrow Shares or (ii) with respect to Parent, direct the Transfer Agent to issue to the Indemnified Party such number of shares of Parent Common Stock equal to the lesser of (x) the Indemnity Amount (or the portion of the Indemnity Amount not objected to in an Objection Certificate) divided by the Indemnity Stock Price and (y) the number of shares of Parent Common Stock then remaining in the Maximum i-STT Liability or Maximum Parent Liability, as the case may be, with respect to such Indemnified Party.

(iv)    If the Indemnified Party shall have received within the applicable Response Period an Objection Certificate contesting the amount claimed with respect to any Indemnity Claim specified in the Indemnify Certificate (a “Contested Claim”), the amount so contested (the “Contested Amount”) shall not be paid by the Indemnifying Party, except in accordance with any of the following:

(A)    written agreement executed by the Indemnified Party and the Indemnifying Party, or

(B)    if the Indemnified Party and the Indemnifying Party are unable to resolve any such Contested Claim within 60 days after delivery of the Objection Certificate, the settlement of such Contested Claim by a binding arbitration proceeding which shall take place in accordance with Section 10.09 hereof.

(v)    After (i) the execution of a written agreement pursuant to Section 9.05(c)(iv)(a) of this Agreement, or (ii) the final arbitration decision pursuant to Section 9.05(c)(iv)(b) of this Agreement, the Indemnifying Party shall (x) if STT Communications, promptly forward to, and (y) if Parent, promptly provide instructions to, the Transfer Agent as soon as administratively practicable for further transfer or issuance, as the case may be, to the Indemnified Party such number of shares of Parent Common Stock equal to the lesser of (x) that number of shares of Parent Common Stock specified in such written agreement or arbitration decision, as the case may be (or, if not so specified in the written agreement, decision, award, settlement or arbitration decision, the number of shares of Parent Common Stock (or, with respect to STT Communications, Parent Preferred Stock on an as converted to Common Stock basis, equal to the dollar amount set forth in the written agreement or arbitration decision, as the case may be, divided by the Indemnity Stock Price) and (y) the number of shares of Common Stock then remaining in the Maximum i-STT Liability (assuming all shares of Parent Preferred Stock are converted to Parent Common Stock) or Maximum Parent Liability, as the case may be, with respect to such Indemnified Party. Notwithstanding the foregoing, if the written agreement or final arbitration decision relates to an i-STT Loss described in Section 9.03(a)(iv), STT Communications shall promptly remit to Parent the dollar amount specified in such written agreement or arbitration decision, as the case may be.

(vi)    Notwithstanding the limitations set forth in Section 9.05(c)(i) of this Agreement, following the Termination Date, the Indemnified Parties shall be entitled to assert claims against Parent, the Escrow Fund and/or STT Communications with respect to all Losses that were included in determining the Reserved Amount (as defined below). For purposes of this Agreement, the “Reserved Amount” shall be equal to the aggregate dollar value of all amounts claimed and unpaid in all Indemnify Certificates delivered to an Indemnifying Party prior to the R&W Termination Date which claims or amounts shall not have been resolved on or prior to the R&W Termination Date.

(vii)    If, on the R&W Termination Date, the Reserved Amount is less than the product of (x) the number of shares of Parent Common Stock then remaining in the Maximum i-STT Liability (as summary all shares of Parent Preferred Stockholder converted to Parent Common Stock) or Maximum Parent Liability, as the case may be, with respect to such Indemnified Party and (y) the Indemnity Stock Price, then promptly after the R&W Termination Date, Parent shall remove the legend described in Section 1B.04 with respect to such number of i-STT Escrow Shares (rounded up to the nearest whole share) equal to (A) the total number of remaining i-STT Escrow Shares minus (B) the quotient obtained by dividing the Reserved Amount by the Indemnity Stock Price, if any.

(d)    Parent Claims.    Claims by Parent against the Escrow Fund shall be made in accordance with the Escrow Agreement. STT Communications agrees to use reasonable good faith efforts to resolve any Contested Claims (as defined in the Escrow Agreement) with the Stockholders’ Representative as contemplated in the Escrow Agreement prior to the submission of any such matter to arbitration as contemplated in the Escrow Agreement, provided that, any such resolution shall be subject to Parent’s approval (which approval shall not be unreasonably withheld).

SECTION 9.06    Pihana Stockholders’ Representative.

(a)    Jane Dietze (such person and any successor or successors being the “Pihana Stockholders’ Representative”) shall act as the representative of Pihana Stockholders, and shall be authorized to act on behalf of Pihana Stockholders and to take any and all actions required or permitted to be taken by the Pihana Stockholders’ Representative under this Agreement with respect to any claims (including the settlement thereof) made by a Pihana Stockholder for indemnification pursuant to this Article IX and with respect to any actions to be taken by the Pihana Stockholders’ Representative pursuant to the terms of the Escrow Agreement (including, without limitation, the exercise of the power to (i) authorize the delivery of Pihana Escrow Shares to a Pihana Stockholder in satisfaction of claims by a Pihana Stockholder, (ii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to any claims for indemnification and (iii) take all actions necessary in the judgment of the Pihana Stockholders’ Representative for the accomplishment of the foregoing). In all matters relating to this Article IX, the Pihana Stockholders’ Representative shall be the only party entitled to assert the rights of Pihana Stockholders, and the Pihana Stockholders’ Representative shall perform all of the obligations of Pihana Stockholders hereunder. The Pihana Indemnified Parties shall be entitled to rely on all statements, representations and decisions of the Pihana Stockholders’ Representative.

(b)    Pihana Stockholders shall be bound by all actions taken by the Pihana Stockholders’ Representative in his, her or its capacity thereof, except for any action that conflicts with the limitations set forth in subsection (d) below. The Pihana Stockholders’ Representative shall promptly, and in any event within five business days, provide written notice to Pihana Stockholders of any action taken on behalf of them by the Pihana Stockholders’ Representative pursuant to the authority delegated to the Pihana Stockholders’ Representative under this Section 9.06. The Pihana Stockholders’ Representative shall at all times act in his, her or its capacity as Pihana Stockholders’ Representative in a manner that the Pihana Stockholders’ Representative believes to be in the best interest of Pihana Stockholders. Neither the Pihana Stockholders’ Representative nor any of his agents or employees, if any, shall be liable to any person for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement or the Escrow Agreement, except in the case of losses arising primarily from his bad faith or willful misconduct. The Pihana Stockholders’ Representative may consult with legal counsel, independent public accountants and other experts selected by him or her. The Pihana Stockholders’ Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the Escrow Agreement. As to any matters not expressly provided for in this Agreement or the Escrow Agreement, the Pihana Stockholders’ Representative shall not exercise any discretion or take any action.

(c)    Each Pihana Stockholder shall indemnify and hold harmless and reimburse the Pihana Stockholders’ Representative from and against such Pihana Stockholder’s ratable share of any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Pihana Stockholders’ Representative arising out of or resulting from any action taken or omitted to be taken by the Pihana Stockholders’ Representative under this Agreement or the Escrow Agreement, other than such liabilities, losses, damages, claims, costs or expenses primarily arising out of or resulting from the Pihana Stockholders’ Representative’s bad faith or willful misconduct. The Pihana’s Stockholders’ Representative shall not be required to take any action under this Agreement unless he, she or it has received undertakings from the Pihana Stockholders to reimburse any out-of-pocket costs or other expenses incurred by the Pihana Stockholders’ Representative in connection with his duties under this Agreement. Inaction on the part of the Stockholders’ Representative shall not effect the rights of STT Communications and Parent under this Agreement. Any inaction by the Stockholders’ Representative pursuant to the preceding sentence shall not effect the rights of STT Communications or Parent under this Article IX.

(d)    Notwithstanding anything to the contrary herein or in the Escrow Agreement, the Pihana Stockholders’ Representative is not authorized to, and shall not, accept on behalf of any Pihana Stockholder any consideration to which such Pihana Stockholder is entitled under this Agreement and the Pihana Stockholders’ Representative shall not in any manner exercise, or seek to exercise, any voting power whatsoever with respect to shares of capital stock of Pihana or Parent now or hereafter owned of record or beneficially by any Pihana Stockholder unless the Pihana Stockholders’ Representative is expressly authorized to do so in a writing signed by such Pihana Stockholder.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01    Notices.    All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given or made (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, or (iii) the second business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

(a)    if to Parent or Merger Sub:

Equinix, Inc.
2450 Bayshore Parkway
Mountain View, CA 94043-1107
Facsimile No.: (650) 316-6900
Attention: General Counsel

with a copy (which shall constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
155 Constitution Drive
Menlo Park, California 94025
Facsimile No.: (650) 321-2800
Attention: Scott C. Dettmer
Christopher D. Dillon

(b)    if to Pihana:

Pihana Pacific, Inc.
1901-02 19/F Li Po Chun Chambers
Hong Kong SAR, People’s Republic of China
Facsimile No.: (852) 2970 5882
Attention: Chief Financial Officer

with a copy (which shall constitute notice) to:

Brobeck Phleger & Harrison LLP
550 South Hope Street
Los Angeles, CA 90071
Facsimile No.: (213) 745-3345
Attention: Richard S. Chernicoff

(c)    if to STT Communications:

Chief Financial Officer
General Counsel
STT Communications Ltd.
51 Cuppage Road
#10-11/17
Starhub Centre
Singapore 229469
Facsimile No.: (65) 6720 7277

with a copy (which shall not constitute notice) to:

Tan Aye See
Assistant Vice President—Legal
STT Communications Ltd.
51 Cuppage Road
#10-11/17
Starhub Centre
Singapore 229469
Facsimile No.: (65) 6720 7277

with a copy (which shall constitute notice) to:

Latham & Watkins
135 Commonwealth Drive
Menlo Park, CA 94025
Facsimile No.: (650) 463-2600
Attention: Robert Koenig
Michael Sturrock

(d)    if to the Pihana Stockholders’ Representative:

Jane Dietze
201 North Union Street
Suite 300
Alexandria, Virginia 22314
Facsimile No.: (703) 519-5870

with a copy (which shall constitute notice) to:

Brobeck Phleger & Harrison LLP
550 South Hope Street
Los Angeles, CA 90071
Facsimile No.: (213) 745-3345
Attention: Richard S. Chernicoff

SECTION 10.02    Certain Definitions.    (a) As used in this Agreement, the following terms shall have the following meanings:

(a)    “affiliate” of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified person.

(b)    “beneficial owner” with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time or the occurrence of one or more specified events), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares.

(c)    “business day” means any day on which banks are not required or authorized to close in New York, New York, San Francisco, California or Singapore.

(d)    “Code” means the United States Internal Revenue Code of 1986, as amended.

(e)    “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

(f)    “person” means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

(g)    “subsidiary” or “subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

(h)    The following terms shall have the meanings defined for such terms in the Sections of this Agreement set forth below:

Term	Section
401(k) Plan	6.04(c)
affiliate	10.02(a)
Aggregate Merger Consideration	2A.01(b)
Aggregate Stock Purchase Consideration	2B.01(b)
Agreement	Preamble
beneficial owner	10.02(b)
business day	10.02(c)
Cash Consideration	2A.01(a)
CERCLA	3A.13(d)
Certificate of Merger	1A.02
Class A Common Stock	3A.04(a)
Class B Common Stock	3A.04(a)
Closing	1A.02
Closing Conditions	7.05
Closing Date	1A.02
COBRA	3A.11(d)
Code	10.02(d)
Combination	Recitals
Competing Transaction	6.12(c)
Contested Amount	9.05(c)
Contested Claim	9.05(c)
Continuing Employees	6.04(a)
control	10.02(e)
Covered Employees	2A.01(b)
Decrease in Pihana Working Capital	2A.02(h)
DGCL	Recitals
Dissenting Shares	2A.06(a)
Effective Time	1A.02
Environmental Laws	3A.13(d)
Environmental Permits	3A.13(d)
ERISA	3A.11(a)
ERISA Affiliate	3A.11(e)
Escrow Account	2A.03(b)
Escrow Agent	2A.03(b)
Escrow Agreement	2A.03(b)
Escrow Fund	2A.03(b)
Exchange Act	4.06(b)
Exchange Agent	2A.03(a)
Expenses	8.05(a)
Failing Party	7.05(d)
Final Conversion Schedule	6.09
Final i-STT Adjustment Calculation	2B.02(b)
Final i-STT Certificate	2B.02(a)
Final Parent Adjustment Calculation	2C.02(b)
Final Parent Certificate	2C.02(a)
Final Pihana Adjustment Calculation	2A.02(b)
Final Pihana Certificate	2A.02(a)
FIRPTA	7.02(j)

Term	Section
Governmental Entity	3A.06(b)
GAAP	3A.08(a)
Hazardous Materials	3A.13(d)
Holder	6.10(a)
IBXs	4.33
Indemnified Party	9.05(a)
Indemnifying Party	9.05(a)
Indemnity Amount	9.05(c)
Indemnity Certificate	9.05(c)
Indemnity Claim	9.05(c)
Indemnity Stock Price	9.01(b)
Independent Auditors	2A.02(d)
Independent Auditors’ Fees	2A.02(g)
Initial i-STT Certificate	2B.02(a)
Initial Parent Certificate	2C.02(a)
Initial Pihana Certificate	2A.02(a)
International GAAP	3B.08(a)
IRG	3A.21
i-STT	Preamble
i-STT Adjusted Calculation	2B.02(d)
i-STT Adjustment Resolution Period	2B.02(c)
i-STT Assets	3B.17(a)
i-STT Audited Financial Statements	3B.08(a)
i-STT Closing Balance Sheet	2B.02(a)
i-STT Consideration Adjustment Schedule	2B.02(h)
i-STT Consideration Breakdown	2B.01(b)
i-STT Disclosure Letter	III-B
i-STT Escrow Shares	2B.01(b)
i-STT Indemnified Parties	9.03(a)
i-STT Intellectual Property	3B.14
i-STT Interim Financial Statements	3B.08(a)
i-STT Legal Proceeding	3B.10
i-STT Liabilities	3B.08(b)
i-STT Losses	9.03(a)
i-STT Material Adverse Effect	3B.01
i-STT Material Contracts	3B.12(a)
i-STT Permits	3B.07(a)
i-STT Plan(s)	3B.11(a)
i-STT Reference Balance Sheet	3B.08(a)
i-STT Shares	1B.01
i-STT Stock	3B.04(a)
i-STT Subsidiary(ies)	3B.03(a)
i-STT Tax Return(s)	3B.15(a)
i-STT Terminating Breach	8.01(e)
i-STT Total Other Liabilities	2B.02(h)
i-STT Unresolved Items	2B.02(d)
i-STT Working Capital Deficiency	2B.02(e)
i-STT Working Capital Excess	2B.02(e)
i-STT Working Capital Objective	2B.02(h)
i-STT Working Capital Shortfall	2B.02(h)
i-STT Working Capital	2B.02(h)

Term	Section
Law	3A.06(a)
LCIA Rules	10.09(a)
Letter of Transmittal	2A.03(a)
Liens	3A.16
Losses	9.05(b)
Maximum i-STT Stock Indemnity	9.03(c)
Maximum Parent Indemnity	9.04(c)
Maximum Pihana Indemnity	9.02(c)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	3A.11(c)
Notes	7.01(g)
Objection Certificate	9.05(c)
Order	7.01(b)
Parent	Preamble
Parent Adjusted Calculation	2C.02(d)
Parent Adjustment Resolution Period	2C.02(c)
Parent Board Recommendation	6.01(b)
Parent Closing Balance Sheet	2C.02(a)
Parent Common Stock	Recitals
Parent Consideration Adjustment Schedule	2C.02(h)
Parent Disclosure Letter	IV
Parent Financial Statements	4.08(a)
Parent Fully Diluted Share Amount	2A.01(b)
Parent Indemnified Parties	9.04(a)
Parent Legal Proceeding	4.10(a)
Parent Losses	9.04(a)
Parent Material Adverse Effect	4.01
Parent Merger Shares	2A.01(b)
Parent Non-Disclosure Letter	6.02(b)
Parent Permits	4.07(a)
Parent Plan(s)	4.32(b)
Parent Post-Combination Shares	2C.01
Parent Preferred Stock	Recitals
Parent SEC Reports	4.08(c)
Parent Shares	Recitals
Parent Stock Purchase Shares	2B.01(b)
Parent Stockholders’ Meeting	6.01(a)
Parent Subsidiary(ies)	4.03
Parent Tax Return(s)	4.14(a)
Parent Terminating Breach	8.01(d)
Parent Total Other Liabilities	2C.02(h)
Parent Unresolved Items	2C.02(d)
Parent Voting Agreement(s)	Recitals
Parent Warrant(s)	4.04(a)
Parent Working Capital Deficiency	2C.02(e)
Parent Working Capital Excess	2C.02(e)
Parent Working Capital Objective	2C.02(h)
Parent Working Capital Shortfall	2C.02(h)
Parent Working Capital	2C.02(h)
Party(ies)	Preamble

Term	Section
person	10.02(f)
Pihana	Preamble
Pihana Adjusted Calculation	2A.02(d)
Pihana Adjustment Resolution Period	2A.02(c)
Pihana Assets	3A.16
Pihana Audited Financial Statements	3A.08(a)
Pihana Cash Balance Deficiency	2A.02(e)
Pihana Cash Balance Excess	2A.02(e)
Pihana Cash Balance Objective	2A.02(h)
Pihana Cash Balance Shortfall	2A.02(h)
Pihana Cash Balance	2A.02(h)
Pihana Closing Balance Sheet	2A.02(a)
Pihana Common Stock	3A.04(a)
Pihana Consideration Adjustment Schedule	2A.02(h)
Pihana Disclosure Letter	III-A
Pihana Escrow Shares	2A.01(b)
Pihana Incentive Compensation Plan Cash Factor	2A.01(b)
Pihana Incentive Compensation Plan Shares	2A.01(b)
Pihana Incentive Compensation Plan	2A.01(b)
Pihana Indemnified Parties	9.02(a)
Pihana Interim Financial Statements	3A.08(a)
Pihana Legal Proceeding	3A.10
Pihana Liabilities	3A.08(b)
Pihana Losses	9.02(a)
Pihana Material Adverse Effect	3A.01
Pihana Material Contracts	3A.12(a)
Pihana Non-Disclosure Letter	6.02(b)
Pihana Options	3A.04(a)
Pihana Permits	3A.07(a)
Pihana Plan(s)	3A.11(a)
Pihana Preferred Stock	3A.04(a)
Pihana Reference Balance Sheet	3A.08(a)
Pihana Series A Preferred Stock	Recitals
Pihana Series B-1 Preferred Stock	Recitals
Pihana Series B-2 Preferred Stock	3A.04(a)
Pihana Share Certificates	2A.03(a)
Pihana Stock Plan	3A.04(b)
Pihana Stock	2A.03(a)
Pihana Stockholders	2A.03(b)
Pihana Stockholders’ Representative	9.06(a)
Pihana Subsidiaries	3A.03(a)
Pihana Subsidiary	3A.03(a)
Pihana Tax Return(s)	3A.15(a)
Pihana Terminating Breach	8.01(f)
Pihana Top 20 Customers	3A.23
Pihana Total Other Liabilities	2A.02(h)
Pihana Unresolved Items	2A.02(d)
Pihana Unspent Capital Expenditures	2A.02(h)
Pihana Warrant	2A.05(b)
Pihana Working Capital	2A.02(h)
Preferred Stock	4.04(a)

Term	Section
Preliminary Conversion Schedule	6.09
Proxy Statement	6.01(a)
R&W Termination Date	9.01(a)
Registration Expenses	8.05(a)
Representatives	6.02(a)
Reserved Amount	9.05(c)
Response Period	9.05(c)
Retained Name and Marks	6.17
SEC	4.08(c)
Securities Act	4.08(c)
Securities Purchase Agreement	7.01(g)
Senior Notes	7.01(g)
Series A Preferred Stock Exchange Ratio	2A.01(b)
Series A Preferred Stock Liquidation Amount	2A.01(b)
Series B-1 Preferred Stock Exchange Ratio	2A.01(b)
Series B-1 Preferred Stock Liquidation Amount	2A.01(b)
Singapore Law	3B.01
Single Employer Plan	3A.11(c)
SP Sub	Preamble
Stock Purchase	Recitals
STT Communications	Preamble
subsidiary(ies)	10.02(g)
Superior Proposal	6.12(d)
Surviving Corporation	1A.01
Syndicated Loan	7.01(g)
Tax Authority	3A.15(c)
Tax(es)	3A.15(c)
Taxable	3A.15(c)
Termination Date	8.01(b)
Third Party Claims	9.05(b)
Transfer Agent	2A.02(e)
Transferred Participants	6.04(b)
WARN Act	6.08

SECTION 10.03    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04    Assignment; Binding Effect; Benefit.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 10.05    Incorporation of Exhibits.    The i-STT Disclosure Letter, the Pihana Disclosure Letter, the Parent Disclosure Letter, the Schedules and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

SECTION 10.06    Specific Performance.    The Parties agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity. Nothing in this section shall entitle any Party to circumvent the requirement in Section 10.09 to first seek any such remedy through binding arbitration.

SECTION 10.07    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state without regard to any conflicts of laws.

SECTION 10.08    Waiver of Jury Trial.    Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

SECTION 10.09    Arbitration of Disputes.

(a)    Except as provided in Article II, all disputes, controversies or claims (whether in contract, tort or otherwise) arising out of, relating to or otherwise by virtue of, this Agreement, breach of this Agreement or the transactions contemplated by this Agreement shall be finally settled under the Rules of Arbitration (except as set forth below) of the London Court of International Arbitration (as amended from time to time, the “LCIA Rules”).

(b)    The arbitration shall be seated in London, England, in the English language and shall be the exclusive forum for resolving such disputes, controversies or claims. The arbitrator shall have the power to order hearings and meetings to be held in such place or places as he or she deems in the interests of reducing the total cost to the parties of the arbitration.

(c)    The arbitration shall be held before a single arbitrator. Each party to the arbitration shall submit a list of three proposed arbitrators, who each meet the criteria set forth in Section 10.09(d) within ten business days of service of the request for arbitration on the last respondent. The LCIA Court (as referred to in the LCIA Rules) shall select from among such nominations, with any person nominated by more than one party to the arbitration being per se the nominee of each party.

(d)    The arbitrator shall have practiced the field of law that is principally the subject of such dispute, controversy or claim in the State of Delaware for at least ten years. The arbitrator may be of the same nationality as any party. The arbitrator shall have the power to order equitable remedies and not just the payment of monies. Notwithstanding the LCIA Rules, no party shall have the right to seek a court order of interim or conservatory measures, other than a court order confirming and enforcing an arbitral award of interim or conservatory measures. The arbitrator may hear and rule on dispositive motions as part of the arbitration proceeding (e.g. motions for summary judgment on the pleadings, summary judgment and partial summary judgment).

(e)    All timetables and deadlines for the conduct of the arbitration shall be set in accordance with the rules as then interpreted and applicable in the Court of Chancery of the State of Delaware of and for the County of New Castle. The Arbitrator shall not have the power to abridge such time deadline requirements.

(f)    Discovery shall be permitted to the extent, and under the conditions, then in effect in the Court of Chancery of the State of Delaware of and for the County of New Castle. The arbitrator may appoint an expert only with the consent of all of the parties to the arbitration. Testimony of witnesses may be challenged to the extent, and under the conditions, then in effect in the Court of Chancery of the State of Delaware of and for the County of New Castle.

(g)    All deposits required under the LCIA Rules shall be paid equally by all parties to the arbitration. Each party shall to the arbitration shall pay its own costs and expenses (including, but not limited to, attorney’s fees) in connection with the arbitration.

(h)    The award rendered by the arbitrator shall be executory, final and binding on the parties. The award rendered by the arbitrator may be entered into any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Such court proceeding shall disclose only the minimum amount of information concerning the arbitration as is required to obtain such acceptance or order.

SECTION 10.10    Construction and Interpretation.

(a)    For purposes of this Agreement, whenever the context requires, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)    Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)    Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Schedules” and “Exhibits” are intended to refer to an Article or Section of, or Schedule or Exhibit to, this Agreement.

(e)    Except as otherwise indicated, all references (i) to any agreement (including this Agreement), contract or Law are to such agreement, contract or Law as amended, modified, supplemented or replaced from time to time, and (ii) to any Governmental Entity include any successor to that Governmental Entity.

SECTION 10.11    Further Assurances.    Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

SECTION 10.12    Headings.    The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.13    Counterparts.    This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.14    Entire Agreement.    This Agreement (including the Exhibits, the Schedules, the i-STT Disclosure Letter, the Pihana Disclosure Letter and the Parent Disclosure Letter) and the Pihana Non-Disclosure Letter and the Parent Non-Disclosure Letter constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the Parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all Parties.

IN WITNESS WHEREOF, each of Parent, Merger Sub, SP Sub, STT Communications, i-STT, Pihana and the Pihana Stockholders’ Representative has executed or has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

EQUINIX, INC.

By:	/S/ PETER F. VAN CAMP
Name: Peter F. Van Camp Title: Chief Executive Officer

EAGLE PANTHER ACQUISITION CORP.

By:	/S/ PHILIP J. KOEN
Name: Philip J. Koen Title: President

EAGLE JAGUAR ACQUISITION CORP.

By:	/S/ PHILIP J. KOEN
Name: Philip J. Koen Title: President

STT COMMUNICATIONS LTD

By:	/S/ JEAN MANDEVILLE
Name: Jean Mandeville Title: Chief Financial Officer

i-STT PTE LTD

By:	/S/ TAY KIONG HONG
Name: Tay Kiong Hong Title: Chief Operating Officer

PIHANA PACIFIC, INC.

By:	/s/ BRETT LAY
Name: Brett Lay Title: CFO

STOCKHOLDERS’ REPRESENTATIVE

/S/ JANE DIETZE
Jane Dietze, solely as Pihana Stockholders’ Representative

Annex B

[LETTERHEAD OF SALOMON SMITH BARNEY INC.]

October 2, 2002

The Board of Directors
Equinix, Inc.
2450 Bayshore Parkway
Mountain View, California 94043

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Equinix, Inc. (“Equinix”) of the Aggregate Consideration (as defined below) set forth in the Combination Agreement, dated as of October 2, 2002 (the “Combination Agreement”), among Equinix, Eagle Panther Acquisition Corp. (“Merger Sub”) and Eagle Jaguar Acquisition Corp. (“Acquisition Sub”), both wholly owned subsidiaries of Equinix, Pihana Pacific, Inc. (“Pihana”), STT Communications Ltd (“STT Communications”), i-STT Pte Ltd, a wholly owned subsidiary of STT (“i-STT”), and Jane Dietze, as representative of the stockholders of Pihana. As more fully described in the Combination Agreement, (i) Merger Sub will be merged with and into Pihana (the “Merger”) pursuant to which all outstanding shares of Series A Preferred Stock, par value $0.001 per share, of Pihana and Series B-1 Preferred Stock, par value $0.001 per share, of Pihana will be converted into the right to receive aggregate consideration of $10,000 in cash and that number of shares of the common stock, par value $0.001 per share, of Equinix (“Equinix Common Stock”) representing 22.5% of the Fully Diluted Share Amount (as defined below) (such cash and stock consideration, collectively, the “Aggregate Merger Consideration”), subject to certain adjustments as specified in the Combination Agreement, and (ii) Acquisition Sub will purchase from STT Communications or one of its subsidiaries all outstanding shares of the capital stock of i-STT (the “Stock Purchase”) for aggregate consideration of $10,000 in cash and that number of shares of Equinix Common Stock and Series A Convertible Preferred Stock, par value $0.001 per share, of Equinix (“Equinix Series A Preferred Stock”) representing 27.5% of the Fully Diluted Share Amount (such cash and stock consideration, collectively, the “Aggregate Stock Purchase Consideration” and, together with the Aggregate Merger Consideration, the “Aggregate Consideration”), subject to certain adjustments as specified in the Combination Agreement. The term “Fully Diluted Share Amount” is defined in the Combination Agreement as the number, as of the effective time of the Merger after giving effect to the Senior Note Exchange (as defined below) but without giving effect to the Investment (as defined below), of outstanding shares of Equinix Common Stock and shares of Equinix Common Stock subject to options and warrants to purchase such shares at an exercise price per share equal to or less than $2.00, as adjusted for the assumed net exercise of such options and warrants and after giving effect to any anti-dilutive adjustments as a result of the Merger and Stock Purchase.

Representatives of Equinix have advised us that, in connection with the Merger and Stock Purchase, Equinix will undergo a capital restructuring in a series of related transactions involving the (i) issuance to STT Communications of $30 million aggregate principal amount of 14% Series A-1 Convertible Secured Notes due 2007 of Equinix (“Equinix Series A-1 Notes”) and attached warrants (“Equinix Series B Warrants”) to purchase shares of Series B Convertible Preferred Stock, par value $0.001 per share, of Equinix (“Equinix Series B Preferred Stock” and, together with the Equinix Common Stock, Equinix Series A Preferred Stock, Equinix Series A-1 Notes and Equinix Series B Warrants, the “Equinix Securities”) in exchange for $30 million in cash (such issuance, the “Investment”), (ii) repurchase or exchange of 13% Senior Notes due 2007 of Equinix (“Equinix Senior Notes”) for a combination of cash of approximately $15.5 million in the aggregate and shares of Equinix Common Stock such that the remaining aggregate principal amount of Equinix Senior Notes is less than $22.3 million and the interest payment due December 1, 2002 with respect thereto will be no more than $2,392,000 (the “Senior Note Exchange”) and (iii) modification of Equinix’s senior secured credit facility in exchange for a prepayment of a portion of the aggregate principal amount thereunder in the amount of up to

The Board of Directors
Equinix, Inc.
October 2, 2002

$7.5 million (such modification, together with the Investment and Senior Note Exchange, the “Related Transactions” and, the Merger, Stock Purchase and Related Transactions, collectively, the “Transactions”).

In arriving at our opinion, we reviewed the Combination Agreement and certain related documents and held discussions with certain senior officers, directors and other representatives and advisors of Equinix and certain senior officers and other representatives and advisors of Pihana and i-STT concerning the businesses, operations and prospects of Equinix, Pihana and i-STT. We examined certain publicly available business and financial information relating to Equinix and certain business and financial information relating to Pihana and i-STT as well as certain financial forecasts, estimates and other information and data relating to Equinix, Pihana and i-STT which were provided to or otherwise discussed with us by the respective managements of Equinix, Pihana and i-STT, including certain operational benefits anticipated by the management of Equinix to result from the Transactions. We reviewed the financial terms of the Transactions as set forth in the Combination Agreement and related documents or as otherwise described to us by representatives of Equinix in relation to, among other things: current and historical market prices and trading volumes of Equinix Common Stock; historical and projected earnings and other operating data of Equinix, Pihana and i-STT; and the capitalization and financial condition of Equinix, Pihana and i-STT, including the liquidity needs of, and capital resources available to, Equinix. We analyzed the estimated present value of the unlevered, after-tax free cash flows of Equinix using certain assumptions of the future financial performance of Equinix before and after giving effect to the Transactions provided to or discussed with us by the management of Equinix. We considered, to the extent publicly available, the financial terms of certain bankruptcy transactions effected which we considered relevant and reviewed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Equinix. We also evaluated the potential pro forma financial impact of the Transactions on Equinix. In connection with our engagement, we were requested to solicit, and we held discussions with, certain third parties regarding a possible investment in, or strategic transaction with, Equinix. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts, estimates and other information and data relating to Equinix, Pihana and i-STT provided to or otherwise discussed with us, we have been advised by the managements of Equinix, Pihana and i-STT that such forecasts, estimates and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Equinix, Pihana and i-STT as to the future financial performance of Equinix, Pihana and i-STT, the pro forma capital structure of Equinix and the other matters covered thereby and have assumed, with your consent, that the financial results reflected in such forecasts, estimates and other information and data will be realized in the amounts and at the times projected. We have assumed, with your consent, that the Transactions will be consummated in accordance with their respective terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory and third party approvals and consents for the Transactions, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Equinix, Pihana or i-STT or the contemplated benefits to Equinix of the Transactions. We are not expressing any opinion as to what the value of the Equinix Securities actually will be when issued or the prices at which the Equinix Securities will trade or otherwise be transferable at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Equinix, Pihana or i-STT nor have we made any physical inspection of the properties or assets of Equinix, Pihana or i-STT. Representatives of Equinix have advised us, and at your direction we have assumed, that the Related Transactions will not occur in the absence of the Merger and Stock

The Board of Directors
Equinix, Inc.
October 2, 2002

Purchase. Representatives of Equinix also have advised us and, at your direction we have assumed, that, given Equinix’s financial condition and near-term prospects, including, without limitation, its financial ability to satisfy its outstanding obligations and working capital requirements, and the results of the business strategies and financial alternatives explored to date by Equinix, Equinix’s most likely available alternatives are (a) to commence bankruptcy or similar proceedings or (b) to effect the Transactions. Accordingly, with your consent, our evaluation of the Aggregate Consideration for purposes of our opinion has been based on a comparison of the estimated per share value of Equinix Common Stock before and after giving effect to the Transactions. Our opinion does not address any other aspect of the Transactions, nor does our opinion address the relative merits of the Transactions as compared to any alternative business strategies or financial alternatives that might exist for Equinix or the effect of any other transaction in which Equinix might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Salomon Smith Barney Inc. has acted as financial advisor to Equinix in connection with the proposed Merger and Stock Purchase and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger and Stock Purchase and a portion of which is payable upon delivery of this opinion. We also have provided services to Equinix in connection with the proposed Investment and will receive a fee for such services. As you are aware, one of our affiliates engaged in the commercial lending business is a significant creditor under Equinix’s senior secured credit facility which is proposed to be modified in connection with the Transactions. We also have acted as joint book-running lead arranger, and one of our affiliates is the administrative agent, for such facility, for which services we and such affiliate have received, and will receive, customary fees. We and our affiliates in the past have provided services to Equinix unrelated to the proposed Transactions, including having acted as lead initial purchaser for a $200 million offering of Equinix Senior Notes in December 1999 and as co-lead managing underwriter for an initial public offering of Equinix Common Stock in August 2000, for which services we and our affiliates have received compensation. We and our affiliates in the past also have provided services to certain affiliates of STT Communications unrelated to the proposed Transactions, for which services we and our affiliates have received compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Equinix and certain affiliates of STT Communications for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Equinix, Pihana, STT Communications and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Equinix in its evaluation of the proposed Merger and Stock Purchase, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on the proposed Merger or Stock Purchase or as to any other matters relating to the Merger, Stock Purchase or Related Transactions.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Aggregate Consideration to be paid by Equinix in the Merger and Stock Purchase is fair, from a financial point of view, to Equinix.

Very truly yours,

/s/    SALOMON SMITH BARNEY INC.

SALOMON SMITH BARNEY INC.

Annex C

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is dated as of October 17, 2002 (this “Agreement”) among Equinix, Inc. (“Equinix”) and Eagle Oasis, Inc. (“Eagle”), each a Delaware corporation.

R E C I T A L S

A.    Equinix is a corporation duly organized and existing under the laws of the State of Delaware. Eagle is a corporation duly organized and existing under the laws of the State of Delaware and a wholly owned subsidiary of Equinix.

B.    The respective boards of directors of Equinix and Eagle have determined that it is advisable and in the best interests of each corporation that Eagle merge with and into Equinix (the “Merger”) upon the terms and subject to the conditions of this Agreement. As a result of the Merger, Equinix will be the surviving corporation and the separate existence of Eagle will cease.

C.    The respective boards of directors of Equinix and Eagle have been duly advised of the terms and conditions of the Merger and, by resolutions duly adopted, have authorized, approved and adopted this Agreement. The stockholders of Equinix will approve and adopt this Agreement at a special meeting of stockholders. The stockholder of Eagle will approve and adopt this Agreement by written consent without a meeting.

D.    The parties intend by this Agreement to effect a “reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, Equinix and Eagle hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01    The Merger.    Upon the terms and subject to the conditions of this Agreement, and in accordance with the relevant provisions of the Delaware General Corporation Law (the “DGCL”), Eagle will merge with and into Equinix upon the Effective Time, as defined in this Agreement. Equinix will be the surviving corporation in the Merger (the “Surviving Corporation”). Upon the Effective Time, the separate existence of Eagle will cease, and the Surviving Corporation will succeed, without other transfer, to all of the rights and property of Eagle, and will be subject to all of the debts and liabilities of Eagle, as provided for in Section 259 of the DGCL. On and after the Effective Time, the Surviving Corporation will carry on its business with the assets of Eagle, as well as with the assets of the Surviving Corporation.

Section 1.02    Effective Time.    As soon as practicable following the satisfaction or waiver of the conditions set forth in Article II, the Merger will be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger will become effective when the Certificate of Merger is filed or such later time as is set forth in the Certificate of Merger. The time when the Merger becomes effective is called the “Effective Time”.

Section 1.03    Certificate of Incorporation.    The Certificate of Incorporation of Eagle in effect at the Effective Time will be the Certificate of Incorporation of the Surviving Corporation and will remain in effect until changed or amended as provided therein or by applicable law. The name of the Surviving Corporation will be “Equinix, Inc.”

Section 1.04    Directors and Officers.    The directors and officers of Equinix immediately prior to the Merger will continue to be the directors and officers of Equinix until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 1.05    Effect on Capital Stock.

(a)  The Merger will have no effect on any outstanding shares of Equinix capital stock or any option, warrant or other right to purchase shares of Equinix capital stock.

(b)  Each share of Eagle common stock outstanding immediately prior to the Effective Time shall be cancelled.

ARTICLE II

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 2.01    Conditions to Each Party’s Obligation to Effect the Merger.    The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

(a)  more than 50% of the outstanding shares of Equinix common stock entitled to vote have voted to adopt this Agreement;

(b)  no statute, rule, regulation, executive order, decree, injunction or other order has been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and has the effect of prohibiting the consummation of the Merger; and

(c)  all approvals and consents necessary or desirable, if any, in connection with consummation of the Merger have been obtained.

ARTICLE III

MISCELLANEOUS

Section 3.01    Amendment; Waiver.    At any time before the Effective Time, Equinix and Eagle may, to the extent permitted by the DGCL, by written agreement amend, modify or supplement any provision of this Agreement.

Section 3.02    Entire Agreement; Assignment.    This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned, in whole or in part, by operation of law or otherwise, without the prior written consent of the other parties.

Section 3.03    Governing Law.    This Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

Section 3.04    Parties in Interest.    Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 3.05    Counterparts.    This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement, and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 3.06    Abandonment.    At any time before the Effective Time, this Agreement may be terminated and the Merger may be abandoned by the boards of directors of Equinix or Eagle.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officers thereunto duly authorized, all as of the day and year first above written.

EQUINIX, INC., a Delaware corporation

By:	/s/ PHIL KOEN
Name: Phil Koen Title: President

EAGLE OASIS, INC., a Delaware corporation

By:	/s/ PHIL KOEN
Name: Phil Koen Title: President

PROXY EQUINIX, INC. PROXY
2450 Bayshore Parkway, Mountain View, California 94043

This Proxy is Solicited on Behalf of the Board of Directors of Equinix, Inc.
for the Special Meeting of Stockholders to be held                        , 2002

The undersigned holder of Common Stock, par value $.0001, of Equinix, Inc. (the “Company”) hereby appoints Peter F. Van Camp and Renee F. Lanam, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Special Meeting of Stockholders (the “Special Meeting”) to be held on                         at 9:00 a.m. local time, located at the offices of Willkie, Farr & Gallagher, 787 Seventh Avenue, New York, New York 10019, and at any adjournments or postponements of the Special Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Special Meeting and voting in person.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

(Reverse)
EQUINIX, INC.

☒	Please mark votes as in this example

1. To approve the issuance of shares of our common stock and preferred stock in connection with the combination, the financing and the senior note exchange, each as more fully described in the Company’s proxy statement dated                 , 2002.
	FOR ☐	AGAINST ☐	ABSTAIN ☐

2. To adopt the Agreement and Plan of Merger, dated as of October 17, 2002, by and between the Company and Eagle Oasis, Inc.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting.

The undersigned acknowledges receipt of the accompanying Notice of Special Meeting of Stockholders and Proxy Statement.

Signature:                                                           Signature (if held jointly):                                                           Date:                 , 2002.

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.

Vote by Telephone	Vote by Internet
It’s fast, convenient, and immediate! Call Toll-Free on a Touch-Tone Phone 1-877-PRX-VOTE (1-877-779-8683)	It’s fast, convenient, and your voice is immediately confirmed and posted.

Follow these four easy steps:	Follow these four easy steps:
Read the accompanying Proxy Statement/Prospectus and Proxy Card	Read the accompanying Proxy Statement/Prospectus and Proxy Card.
Call the toll-free number 1-877 PRX-VOTE (1-877-779-8683).	Go to the Website http://www.eproxyvote.com/cflo
Enter your 14-digit Voter Control Number located on your Proxy Card above your name.	Enter your 14-digit Voter Control Number located on your Proxy Card above your name.
Follow the recorded instructions.	Follow the instructions provided.

Your vote is important!	Your vote is important!
Call 1-877-PRX-VOTE anytime!	Go to http://www.eproxyvote.com/cflo anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet